As filed with the Securities and Exchange Commission on August 20, 2014

Registration No. [                    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CU BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	6021	20-1461510
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15821 Ventura Boulevard, Suite #100, Encino, California 91436

(818) 257-7776

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DAVID I. RAINER

PRESIDENT AND CHIEF EXECUTIVE OFFICER

CU BANCORP

15821 VENTURA BOULEVARD, SUITE #100, ENCINO, CALIFORNIA 91436

(818) 257-7776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Arthur A. Coren Professional Corporation	Anita Y. Wolman, Esq.
Khoi D. Dang, Esq.	General Counsel
Horgan, Rosen, Beckham & Coren, L.L.P.	CU Bancorp
23975 Park Sorrento, Suite 200	15821 Ventura Boulevard, Suite 100
Calabasas, CA 91302-4001	Encino, CA 91436
(818) 591-2121 / Fax: (818) 591-3838	(818) 257-7776 / Fax: (818) 257-7749

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transaction described in the joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒Non-accelerated filer ☐
(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	6,070,455[1]	$18.59	$112,849,758[2]	$14,535.05[5]
Non-Cumulative Perpetual Preferred Stock, Series A, no par value	16,400[3]	$1,000.00	$16,400,000[4]	$2,112.32[5]
Total				$16,647.37

1.

Represents the estimated maximum number of shares of CU Bancorp common stock that could be issued in connection with the merger pursuant to the Agreement and Plan of Merger, dated June 2, 2014, by and among CU Bancorp, California United Bank and 1st Enterprise Bank described in the accompanying joint proxy statement/prospectus, including: (i) the conversion of 3,837,739 shares of 1st Enterprise Bank common stock; and (ii) the assumption of 675,610 shares of 1st Enterprise common stock underlying 1st Enterprise Bank stock options currently outstanding, each multiplied by the exchange ratio of 1.3450 shares of CU Bancorp for each share of 1st Enterprise Bank common stock.

2.

Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the sum of: (a) the 5,161,759 shares of CU Bancorp common stock issuable in the merger for the 3,837,739 shares of 1st Enterprise common stock outstanding multiplied by the closing price of CU Bancorp common stock as of August 1, 2014; plus (b) the 908,696 shares of CU Bancorp common stock underlying 675,610 1st Enterprise stock options that will be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock after the merger multiplied by the closing price of CU Bancorp common stock as of August 1, 2014.

3.	Represents the estimated maximum number of shares of CU Bancorp preferred stock issuable in exchange for outstanding shares of 1st Enterprise Bank preferred stock upon completion of the merger.
4.

Calculated based upon the $1,000.00 liquidation preference per share of the CU Bancorp preferred stock to be received by the holder of 1st Enterprise Bank preferred stock in connection with the merger.

5.	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $0.0001288 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. CU Bancorp may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this document is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY - SUBJECT TO COMPLETION - AUGUST 20, 2014

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The boards of directors of CU Bancorp, California United Bank, a wholly-owned subsidiary of CU Bancorp and 1st Enterprise Bank have each unanimously approved the merger of 1st Enterprise with and into California United Bank pursuant to an Agreement and Plan of Merger, dated June 2, 2014, as amended, by and among CU Bancorp, California United Bank and 1st Enterprise. If the merger is completed, 1st Enterprise will be merged with and into California United Bank, with California United Bank surviving the merger and continuing its commercial banking operations under its California charter and as a wholly-owned subsidiary of CU Bancorp.

If the merger is completed: (i) each share of 1st Enterprise common stock, no par value, issued and outstanding immediately prior to the effective date of the merger (other than (a) such shares held by CU Bancorp, California United Bank or 1st Enterprise or held by 1st Enterprise in its treasury and (b) such shares as to which dissenters’ rights are perfected in accordance with California law) will be converted into the right to receive 1.3450 shares of CU Bancorp common stock; (ii) CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio of 1.3450 per share; and (iii) each share of 1st Enterprise Non-Cumulative Perpetual Preferred Stock, Series D, $1,000 liquidation preference per share, issued and outstanding (other than such shares as to which dissenters’ rights are perfected in accordance with California law) will be converted into the right to receive one share of CU Bancorp preferred stock having the same rights, preferences, privileges and voting powers, and limitations and restrictions as the 1st Enterprise preferred stock.

Based on 3,837,379 shares of 1st Enterprise common stock issued and outstanding on [LATEST PRACTICABLE DATE], 2014, CU Bancorp will issue 5,161,275 shares of CU Bancorp common stock in connection with the merger based on a 1.3450 per share exchange ratio. Based on 675,610 shares of 1st Enterprise common stock underlying 1st Enterprise stock options outstanding on [LATEST PRACTICABLE DATE], 2014, CU Bancorp will reserve an additional 908,696 shares of CU Bancorp common stock for issuance to cover the shares of CU Bancorp common stock underlying the 1st Enterprise stock options, which will be adjusted using the exchange ratio of 1.3450 per share. Assuming an exchange ratio of 1.3450 per share, current 1st Enterprise common shareholders will own approximately [    ]% of CU Bancorp’s common stock (inclusive of shares underlying outstanding stock options of both companies) following completion of the merger.

Shares of CU Bancorp common stock are traded on the NASDAQ Capital Market under the symbol “CUNB.” On June 2, 2014, the last trading date before the first public announcement of the merger, the closing share price of CU Bancorp common stock was $18.19, and on [LATEST PRACTICABLE DATE], 2014, the latest practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of CU Bancorp common stock was $[    ]. As of the date of this joint proxy statement/prospectus, there are no shares of CU Bancorp preferred stock outstanding. CU Bancorp is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Shares of 1st Enterprise common stock are traded on the OTCQB under the symbol “FENB.” On June 2, 2014, the last trading date before the first public announcement of the merger, the closing share price of 1st Enterprise common stock was $21.75, and on [LATEST PRACTICABLE DATE], 2014, the latest practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of 1st Enterprise common stock was $[    ]. As of the date of this joint proxy statement, there were 16,400 shares of 1st Enterprise preferred stock outstanding, all of which were held by the U.S. Department of the Treasury. There currently is no market for the 1st Enterprise preferred stock.

Shareholders of each of CU Bancorp and 1st Enterprise will be asked to vote to approve the merger agreement and the merger at the applicable annual meeting of shareholders for each company. We cannot complete the merger unless we obtain the required approval of the shareholders of each of CU Bancorp and 1st Enterprise. The merger agreement must be approved by the affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding as of the record date for the CU Bancorp annual meeting, and by the affirmative vote of at least a majority of the shares of 1st Enterprise common stock and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock, each voting as a separate class and each based on the number of shares outstanding as of the record date for the 1st Enterprise annual meeting.

We urge you to read this joint proxy statement/prospectus and all appendices carefully, including the “RISK FACTORS” discussion beginning on page 38 of this joint proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities offered through this joint proxy statement/prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This joint proxy statement/prospectus is dated [            , 2014] and is first being mailed to the shareholders of CU Bancorp and to the shareholders of 1st Enterprise on or about [MAILING DATE], 2014.

15821 Ventura Boulevard, Suite 100

Encino, California 91436

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD [CUNB MEETING DATE]– [CUNB MEETING TIME]

To: The Shareholders of CU Bancorp,

NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of CU Bancorp and the call of its board of directors, the annual meeting of shareholders of CU Bancorp will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on [CUNB MEETING DATE], at [CUNB MEETING TIME] (local time), for the purpose of considering and voting upon the following matters:

1.

Approval of the Merger Agreement and the Merger. To approve the Agreement and Plan of Merger, dated June 2, 2014, as amended, by and among CU Bancorp, California United Bank and 1st Enterprise Bank, pursuant to which: (a) CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, (b) CU Bancorp will issue shares of its common stock and preferred stock pursuant to the terms of the merger agreement; and (c) CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement.

2.

Adjournment. To approve any adjournment or postponement of the CU Bancorp annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

3.

Election of Directors. To elect the following eleven (11) nominees to the CU Bancorp board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and have qualified:

Roberto E. Barragan	Robert C. Matranga	Lester M. Sussman
Kenneth L. Bernstein	David I. Rainer	Charles H. Sweetman
Kenneth J. Cosgrove	Roy A. Salter	Anne A. Williams
Eric S. Kentor	Daniel F. Selleck

4.

Approval of Amendments to and Restatement of CU Bancorp 2007 Equity and Incentive Plan. To approve an amendment of and restatement to the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments, (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024.

5.	Ratification of Accountants. To ratify the selection of McGladrey LLP to serve as the independent registered public accounting firm for CU Bancorp for 2014.

6.	Transaction of Other Business. To approve and ratify such other business as may properly come before the CU Bancorp annual meeting and any adjournment or adjournments thereof.

Management of CU Bancorp is not aware of any other business to be conducted at the CU Bancorp annual meeting.

This joint proxy statement-proposal describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes, and any documents incorporated by reference, for further information with respect to the business to be transacted at the CU Bancorp annual meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “RISK FACTORS” beginning on page [        ].

The board of directors of CU Bancorp has fixed the close of business on September 10, 2014, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the CU Bancorp annual meeting. Therefore, if you were a shareholder of record at the close of business on September 10, 2014, you may vote at the CU Bancorp annual meeting.

The board of directors of CU Bancorp has determined that the merger is advisable and in the best interests of CU Bancorp shareholders based upon its analysis, investigation and deliberation, and unanimously recommends that its shareholders vote “FOR” approval of the merger agreement and the merger (including the issuance of shares of CU Bancorp common stock and preferred stock pursuant to the terms of the merger agreement).

The board of directors of CU Bancorp also recommends that shareholders vote “FOR” adjournment of the annual meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose, “FOR” the election of the eleven (11) nominees named in this joint proxy statement/prospectus to the CU Bancorp board of directors, “FOR” approval of the amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments, (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024; and “FOR” ratification of McGladrey LLP as CU Bancorp’s independent registered public accounting firm for 2014.

YOUR VOTE IS VERY IMPORTANT. The enclosed proxy card is solicited by the CU Bancorp board of directors. Whether or not you plan to attend the CU Bancorp annual meeting, we urge you to promptly (1) complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose or (2) follow the instructions provided on the enclosed proxy card for voting by Internet or telephone. You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice of revocation to the Corporate Secretary of CU Bancorp, by submitting a properly executed proxy bearing a later date, or by being present at the CU Bancorp annual meeting and electing to vote in person by advising the Chairman of the annual meeting of your election.

Please indicate on the proxy card whether or not you expect to attend the CU Bancorp annual meeting so that arrangements for adequate accommodations can be made.

If you would like to attend the CU Bancorp annual meeting and your shares are held by a broker, bank or other nominee, you must bring to the CU Bancorp annual meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the CU Bancorp annual meeting, you must obtain a proxy issued in your name from the nominee.

Dated: [CU Bancorp Mailing Date], 2014	By Order of the Board of Directors,

Anita Y. Wolman, Corporate Secretary

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Important notice regarding the availability of proxy materials for the CU Bancorp annual meeting to be held on [CUNB MEETING DATE], 2014: This joint proxy statement/prospectus and the form of proxy are available at http://viewproxy.com/cubancorp/2014annualmeeting.

ANNUAL REPORT ON FORM 10-K

CU BANCORP’S 2013 ANNUAL REPORT ON FORM 10-K (THE “ANNUAL REPORT”) WAS PREVIOUSLY MAILED TO ALL CU BANCORP SHAREHOLDERS. IN ADDITION, THE ANNUAL REPORT IS AVAILABLE AT WWW.CUBANCORP.COM UNDER THE “FILINGS” TAB. IF YOU WISH TO RECEIVE ADDITIONAL COPIES OF THE ANNUAL REPORT, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE EXHIBITS THERETO, PLEASE CONTACT MARY BECKNER AT CU BANCORP, 15821 VENTURA BOULEVARD, SUITE 100, ENCINO, CALIFORNIA 91436, TELEPHONE (818) 257-7791. YOU MAY ALSO SEND YOUR REQUEST BY FACSIMILE TO (818) 257-7703 OR BY E-MAIL TO MBECKNER@CUNB.COM.

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818 West Seventh Street, Suite 220

Los Angeles, California 90017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD [FENB MEETING DATE] – [FENB MEETING TIME]

To: The Shareholders of 1st Enterprise Bank (“1st Enterprise”),

The annual meeting of shareholders of 1st Enterprise will be held at the office of 1st Enterprise Bank located at 818 West Seventh Street, Suite 220, Los Angeles, California 90017, on [FENB MEETING DATE], 2014 at [FENB MEETING TIME] (local time), for the purpose of considering and voting upon the following matters:

1.

Approval of the Merger Agreement and Merger. To approve the Agreement and Plan of Merger, dated June 2, 2014, as amended, by and among CU Bancorp, California United Bank and 1st Enterprise, pursuant to which CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, as more fully described in the accompanying joint proxy statement/prospectus.

2.

Adjournment. To approve any adjournment or postponement of the 1st Enterprise annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

3.

Election of Directors. To elect the following twelve (12) nominees to the 1st Enterprise board of directors to serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2015 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Charles R. Beauregard	Frank Ferri	Jeffrey J. Leitzinger, Ph.D.
John C. Black	David C. Holman	Jeffrey L. Levine
Adriana M. Boeka	K. Brian Horton	Brian R. Stone
Peter Csato	Robert J. Kushner	A. Richard Trueblood

4.

Non-binding Advisory Vote to Approve Golden Parachute Compensation. To approve, on a non-binding advisory basis, the “golden parachute” compensation that certain named executive officers of 1st Enterprise may potentially receive in connection with the merger.

5.	Ratification of Auditors. To ratify the appointment of Moss Adams LLP as 1st Enterprise’s independent auditors for 2014.

6.	Transaction of Other Business. To approve and ratify such other business as may properly come before the 1st Enterprise annual meeting and any adjournment or adjournments thereof.

Management of 1st Enterprise is not aware of any other business to be conducted at the 1st Enterprise annual meeting.

Only 1st Enterprise shareholders of record at the close of business on [    ], 2014 are entitled to notice of, and to vote at, the 1st Enterprise annual meeting. If you hold shares of 1st Enterprise Non-Cumulative Perpetual Preferred Stock, Series D, $1,000 liquidation preference per share, you are being asked to vote only to approve the merger agreement (and the plan of merger contemplated therein) and to approve any adjournment or adjournments of the 1st Enterprise annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

1st Enterprise shareholders are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of the California Corporations Code. The full text of Chapter 13 of the California Corporations Code is attached as Appendix B to this joint proxy statement/prospectus.

The board of directors of 1st Enterprise has determined that the merger is advisable and in the best interests of 1st Enterprise shareholders based upon its analysis, investigation and deliberation and unanimously recommends that the shareholders of 1st Enterprise vote “FOR” approval of the merger agreement (and the plan of merger contemplated therein).

The board of directors of 1st Enterprise also recommends that shareholders “FOR” adjournment of the annual meeting to a later date or dates if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose, “FOR” the election of the twelve (12) nominees named in this joint proxy statement/prospectus to the 1st Enterprise board of directors, “FOR” approval, on a non-binding advisory basis, of the “golden parachute” compensation proposal, and “FOR” ratification of Moss Adams LLP as 1st Enterprise’s independent auditors for 2014.

Whether or not you plan to attend the 1st Enterprise annual meeting, please sign, date and return the enclosed proxy card in the postage-paid envelope provided, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. If you hold your shares in certificate form and attend the annual meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the annual meeting. If you hold your shares in certificate form, please indicate on the proxy card whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: [FENB MAILING DATE], 2014	By Order of the Board of Directors

John C. Black	David C. Holman
Chief Executive Officer	Chairman of the Board

Important notice regarding the availability of proxy materials for the 1st Enterprise annual meeting to be held on [FENB MEETING DATE], 2014: This joint proxy statement/prospectus and the form of proxy are available at http://viewproxy.com/cubancorp/2014annualmeeting.

SHAREHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF 1ST ENTERPRISE BANK’S ANNUAL DISCLOSURE STATEMENT PREPARED PURSUANT TO PART 350 OF THE FEDERAL DEPOSIT INSURANCE CORPORATION’S RULES AND REGULATIONS BY WRITING TO 1ST ENTERPRISE BANK, 818 WEST SEVENTH STREET, SUITE 220, LOS ANGELES, CALIFORNIA 90017, ATTENTION E. ALLEN NICHOLSON, OR BY CALLING 1ST ENTERPRISE BANK AT (213) 430-7000.

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ADDITIONAL INFORMATION

This joint proxy statement/prospectus which forms part of a registration statement on Form S-4 (Registration No. [    ]) filed with the U.S. Securities and Exchange Commission, or SEC, by CU Bancorp, constitutes a prospectus of CU Bancorp under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the CU Bancorp common stock and CU Bancorp preferred stock to be issued to 1st Enterprise shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for CU Bancorp and 1st Enterprise under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the solicitation of proxies for the CU Bancorp annual meeting and the 1st Enterprise annual meeting. It also constitutes a notice of meeting with respect to the CU Bancorp annual meeting and a notice of meeting with respect to the 1st Enterprise annual meeting.

This joint proxy statement/prospectus incorporates important business and financial information about CU Bancorp from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into this joint proxy statement/prospectus but not otherwise accompanying this joint proxy statement/prospectus by requesting them in writing or by telephone from CU Bancorp as follows:

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

(818) 257-7776

Attention: Anita Wolman

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by [insert date no later than 5 business days before the CU Bancorp annual meeting date], in order to receive them before the CU Bancorp annual meeting. You can also obtain any of these documents at no cost from the SEC’s website at http://www.sec.gov or CU Bancorp’s website at www.cubancorp.com under the “Filings” tab.

The documents incorporated by reference by CU Bancorp are listed under the caption “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ]. In addition, CU Bancorp hereby incorporates by reference all of its subsequently filed reports with the SEC prior to the date of the consummation of the merger. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information are incorporated by reference into this joint proxy statement/prospectus.

1st Enterprise does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    ], 2014, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

Information contained in this joint proxy statement/prospectus regarding CU Bancorp has been provided by CU Bancorp, and information contained in this joint proxy statement/prospectus regarding 1st Enterprise has been provided by 1st Enterprise.

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JOINT PROXY STATEMENT/PROSPECTUS

TABLE OF CONTENTS [TO BE UPDATED]

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS AND THE MERGER	1
Questions and Answers about the Annual Meetings	1
Questions and Answers Specific to the Merger Agreement and the Merger	6
SUMMARY	10
Parties to the Merger Agreement (See pages [ ] to [ ] for CU Bancorp and California United Bank and pages [ ] to [ ] for 1st Enterprise)	10
CU Bancorp’s Annual Meeting (See pages [ ] to [ ])	11
1st Enterprise Annual Meeting (See pages [ ] to [ ])	12
The Merger Agreement (See pages [ ] to [ ])	12
The Merger (See pages [ ] to [ ])	13
Consideration to be Paid to the Holders of 1st Enterprise Common Stock (See pages [ ] to [ ])	13
Consideration to be Paid to the Holder of 1st Enterprise Preferred Stock (See pages [ ] to [ ])	13
United States Federal Income Tax Consequences (See pages [ ] to [ ])	13
Regulatory Approvals that Must Be Obtained Before the Merger Will Be Completed (See pages [ ] to [ ])	13
Approval of a Majority of All Shares of Each of CU Bancorp Stock and 1st Enterprise Stock Entitled to Vote at the Respective Annual Meetings is Required for the Merger to be Consummated (See pages [ ] to [ ])	14
Recommendation of CU Bancorp’s Board of Directors (See pages [ ] to [ ])	14
Recommendation of 1st Enterprise’s Board of Directors (See pages [ ] to [ ])	14
Directors and Executive Officers of CU Bancorp and 1st Enterprise Have Entered into Voting Agreements (See pages [ ] to [ ] for CU Bancorp and pages [ ] to [ ] for 1st Enterprise)	15
Opinion of CU Bancorp’s Financial Advisor (See pages [ ] to [ ])	15
Opinion of 1st Enterprise’s Financial Advisor (See pages [ ] to [ ])	15
1st Enterprise Directors and Executive Officers may have interests in the merger that differ from interests of 1st Enterprise Shareholders (See pages [ ] to [ ])	15
Conditions that Must Be Satisfied Prior to Closing the Merger (See pages [ ] to [ ] for CU Bancorp and pages [ ] to [ ] for 1st Enterprise)	17
Closing the Merger (See pages [ ] to [ ])	18
Termination of the Merger Agreement (See pages [ ] to [ ])	18
Accounting Treatment (See pages [ ] to [ ])	19
CU Bancorp’s and California United Bank’s Management and Operations After the Merger (See pages [ ] to [ ])	19
Differences in Your Rights as a Shareholder of 1st Enterprise (See pages [ ] to [ ])	19
Shareholders of CU Bancorp Do Not Have Dissenters’ Rights (See pages [ ] to [ ])	19
1st Enterprise Dissenters’ Rights (See pages [ ] to [ ])	19
Resale of CU Bancorp Common Stock by 1st Enterprise Shareholders (See pages [ ] to [ ])	20
RATIO OF EARNINGS TO FIXED CHARGES	20
CU BANCORP SELECTED CONSOLIDATED FINANCIAL DATA	21
1ST ENTERPRISE BANK SELECTED FINANCIAL DATA	23
HISTORICAL AND PRO FORMA PER SHARE DATA FOR CU BANCORP AND 1ST ENTERPRISE BANK	24
PRO FORMA CAPITALIZATION	25
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS AND INFORMATION RELATING TO THE MERGER	25
COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION	36
Markets; Holders	36
Comparative Per Share Market Value Prices	36
Dividends	37
RISK FACTORS	38
Risks Relating to the Merger	38
Risks Relating to the Banking Industry	44
Risks Related to Credit	48
Risk Related to Legislation and Regulation	50
Business Strategy Risk	50
Operational and Reputational Risk	51
Risks Relating to CU Bancorp	54

Termination; Effect of Termination	137
Amendment, Extension and Waiver	137
Employee Benefits	138
Expenses	138
Closing; Effective Time of the Merger	138
Indemnification and Directors’ and Officers’ Insurance	138
United States Federal Income Tax Consequences of the Merger	139
Accounting Treatment of the Merger	141
Regulatory Approvals	141
Shareholder Approvals	141
Statutory Waiting Period	142
NASDAQ Listing	142
Resale of CU Bancorp Common Stock	142
Recommendation of the CU Bancorp Board of Directors and the 1st Enterprise Board of Directors	143
INFORMATION ABOUT CU BANCORP	143
CU Bancorp and California United Bank	143
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	143
INFORMATION ABOUT 1ST ENTERPRISE BANK	146
General	146
Our Business	146
Our Employees	147
Our Business Strategy	147
Competition	147
Properties	147
Legal Proceedings	148
Security Ownership of Certain Beneficial Owners and Management of 1st Enterprise Bank	148
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – 1ST ENTERPRISE BANK	150
Critical Accounting Policies	150
As of and for the Year Ended December 31, 2013 Compared to the Years Ended December 31, 2012 and 2011	151
For the Three and Six Months Ended June 30, 2014 Compared to the Three and Six Months Ended June 30, 2013; and as of June 30, 2014 Compared to December 31, 2013 and June 30, 2013	165
Condense Quarterly Results of Operations for the Quarters ended December 31, September 30, June 30 and March 31, 2013 (Unaudited)	180
DESCRIPTION OF CU BANCORP COMMON STOCK	181
COMPARISON OF THE RIGHTS OF COMMON STOCK SHAREHOLDERS OF CU BANCORP AND 1ST ENTERPRISE	181
DESCRIPTION OF CU BANCORP PREFERRED STOCK	185
Dividends	186
Liquidation Rights	188
Redemption and Repurchases	189
No Conversion Rights	189
Voting Rights	189
SUPERVISION AND REGULATION	191
General	191
Securities Registration and Listing	192
Corporate Governance	193
Recent Legislation and Regulation	193
Dividends	196
Regulatory Capital	197
Supervision and Regulation of CU Bancorp	199
Supervision and Regulation of California United Bank and 1st Enterprise	202
CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 2 DISCRETIONARY AUTHORITY TO ADJOURN	211
General	211
Vote Required	211
Recommendation of the Boards of Directors of CU Bancorp and 1st Enterprise	211
CU BANCORP PROPOSAL NO. 3 ELECTION OF DIRECTORS	212
Nominees	212
Executive Officers	215

v

APPENDICES

Appendix A

Agreement and Plan of Merger, dated June 2, 2014, as amended, by and among CU Bancorp, California United Bank and 1st Enterprise Bank, with the form of Agreement and Plan of Bank Merger attached as Exhibit A, the form of Non-Solicitation and Confidentiality Agreement attached as Exhibit B, the form of Voting Agreement applicable to 1st Enterprise directors and executive officers attached as Exhibit C, and the form of Voting Agreement applicable to CU Bancorp directors and executive officers attached as Exhibit D

Appendix B	Selected sections of Chapter 13 of the California Corporations Code (Dissenters’ Rights)

Appendix C	Fairness Opinion of Sandler O’Neill & Partners, L.P.

Appendix D	Fairness Opinion of D.A. Davidson & Co.

Appendix E	Proposed Amended and Restated CU Bancorp 2007 Equity and Incentive Plan

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS AND THE MERGER

This question and answer summary highlights selected information contained in other sections of this joint proxy statement/prospectus and is intended to answer questions that you, as a shareholder of CU Bancorp or 1st Enterprise, may have regarding the annual meetings and the merger. CU Bancorp and 1st Enterprise urge you to carefully read this entire joint proxy statement/prospectus, including all appendices and all other information incorporated by reference in this joint proxy statement/prospectus.

Questions and Answers about the Annual Meetings

Q:	Why have I received these materials?

A:

CU Bancorp and 1st Enterprise are sending these materials to their respective shareholders to help them decide how to vote their shares of CU Bancorp common stock and 1st Enterprise stock, as the case may be, with respect to the proposed merger and the other matters to be considered at their respective annual meetings.

This document constitutes both a joint proxy statement of CU Bancorp and 1st Enterprise and a prospectus of CU Bancorp. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective shareholders. It is a prospectus of CU Bancorp because CU Bancorp will use it in connection with the issuance of shares of CU Bancorp common stock and CU Bancorp preferred stock in exchange for shares of 1st Enterprise common stock and 1st Enterprise preferred stock in connection with the merger.

In order to complete the merger, the shareholders of each of CU Bancorp and 1st Enterprise must vote to approve the merger agreement (which sets forth term terms of the merger and the issuance of shares of CU Bancorp common stock and CU Bancorp preferred stock in connection therewith). The enclosed proxy card and voting materials allow you to vote your shares without actually attending your respective annual meeting.

Q:	When and where will the annual meetings be held?

A:

The CU Bancorp annual meeting will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367, on [CUNB MEETING DATE], at [CUNB MEETING TIME] (local time). The 1st Enterprise annual meeting will be held at the office of 1st Enterprise Bank located at 818 West Seventh Street, Suite 220, Los Angeles, California 90017, on [FENB MEETING DATE], 2014 at [FENB MEETING TIME] (local time).

Q:	Who is entitled to vote at the annual meetings?

A:

Shareholders of record as of the close of business on September 10, 2014 will be entitled to vote at the annual meeting of CU Bancorp. Shareholders of record as of the close of business on [FENB Record Date] will be entitled to vote at the annual meeting of 1st Enterprise.

Q:	What are CU Bancorp shareholders being asked to vote on?

A:	If you hold shares of CU Bancorp common stock as of the record date for the CU Bancorp annual meeting, you are being asked to vote to:

—

approve the merger agreement (and the plan of merger contemplated therein, including the issuance of CU Bancorp common stock and CU Bancorp preferred stock and the adoption of the 2006 Stock Incentive Plan, as amended, of 1st Enterprise as its own equity plan pursuant to the terms of the merger agreement);

—

approve any adjournment or postponement of the CU Bancorp annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

elect eleven (11) nominees named in this joint proxy statement/prospectus to the CU Bancorp board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and have qualified; provided, however, that subject to and effective as of the close of the merger, three CU Bancorp directors will immediately resign and four current directors of 1st Enterprise will be appointed to the CU Bancorp board of directors;

—

approve an amendment of and restatement to the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments, (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024.

—	ratify the selection of McGladrey LLP to serve as the independent registered public accounting firm for CU Bancorp for 2014; and

—	approve and ratify such other business as may properly come before the CU Bancorp annual meeting and any adjournment or adjournments thereof.

Q:	What are 1st Enterprise shareholders being asked to vote on?

A:	If you hold shares of 1st Enterprise common stock as of the record date for the 1st Enterprise annual meeting, you are being asked to vote to:

—	approve the merger agreement (and the plan of merger contemplated therein);

—

approve any adjournment or postponement of the 1st Enterprise annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

elect the twelve (12) nominees named in this joint proxy statement/prospectus to the 1st Enterprise board of directors to serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2015 Annual Meeting of Shareholders and until their successors are elected and have qualified;

—	approve, on a non-binding advisory basis, the “golden parachute” compensation that certain named executive officers of 1st Enterprise may potentially receive in connection with the merger;

—	ratify the selection of Moss Adams LLP to serve as the independent auditors for 1st Enterprise for 2014; and

—	approve and ratify such other business as may properly come before the 1st Enterprise annual meeting and any adjournment or adjournments thereof.

If you hold shares of 1st Enterprise preferred stock, you are being asked to vote, as a separate class from the 1st Enterprise common stock, only to approve the merger agreement (and the plan of merger contemplated therein) and to approve the adjournment or adjournments of the 1st Enterprise annual meeting, if necessary. As of the date of this joint proxy statement/prospectus, the Treasury is the sole holder of the 1st Enterprise preferred stock, which was issued in connection with 1st Enterprise’s participation in the Treasury’s Small Business Lending Fund program. See “MANAGEMENT’S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – 1ST ENTERPRISE BANK – Capital Resources” beginning on page [    ].

Q:	What vote is required to approve each CU Bancorp proposal?

A:

The proposal to approve the merger agreement requires the affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding as of the record date for the CU Bancorp annual meeting and entitled to vote at the meeting. With respect to the election of directors, the eleven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be elected; votes against a nominee or withheld shall have no legal effect. With respect to all other proposals for which CU Bancorp shareholders are being asked to vote upon, the affirmative vote of at least a majority of the shares of CU Bancorp common stock present in person or represented by proxy and entitled to vote at the CU Bancorp annual meeting is required to approve each of these proposals.

All of CU Bancorp’s directors and executive officers have agreed, in writing, to vote their shares “FOR” the merger agreement. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer voting Agreements” beginning on page [    ]. CU Bancorp’s directors and executive officers collectively hold, as of the record date for the CU Bancorp annual meeting, [    ] shares, or approximately [    ]%, of CU Bancorp common stock eligible to vote at the CU Bancorp annual meeting.

Q:	What vote is required to approve each 1st Enterprise proposal?

A:

The proposal to approve the merger agreement requires the affirmative vote of at least a majority of the shares of each of the 1st Enterprise common stock and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding, each voting as a separate class and each based on the number of shares outstanding as of the record date for the 1st Enterprise annual meeting and entitled to vote at the meeting. The proposal to adjourn the 1st Enterprise annual meeting, if necessary, requires the affirmative vote of at least a majority of the shares of each of the 1st Enterprise common stock and at least a majority of the shares of 1st Enterprise preferred stock present in person or represented by proxy and entitled to vote at the 1st Enterprise annual meeting, each voting as a separate class. With respect to the election of directors, the twelve nominees receiving the greatest number of votes will be elected as directors of the 1st Enterprise board of directors. With respect to all other proposals for which 1st Enterprise shareholders are being asked to vote upon, the affirmative vote of at least a majority of the shares of 1st Enterprise present in person or represented by proxy and entitled to vote at the 1st Enterprise annual meeting is required to approve each of these proposals.

All of 1st Enterprise’s directors and executive officers have agreed, in writing, to vote their shares “FOR” the merger agreement. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer Voting Agreements” beginning on page [    ]. 1st Enterprise’s directors and executive officers collectively hold, as of the record date for the 1st Enterprise annual meeting, [    ] shares, or approximately [    ]% of 1st Enterprise common stock eligible to vote at the 1st Enterprise annual meeting.

Q:	How does the CU Bancorp board of directors recommend that I vote on each proposal?

A:	The CU Bancorp board of directors recommends that you vote “FOR” the approval of the following:

—	the merger agreement;

—

the adjournment or postponement of the CU Bancorp annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

the election of each of Roberto E. Barragan, Kenneth L. Bernstein, Kenneth J. Cosgrove, Eric S. Kentor, Robert C. Matranga, David I. Rainer, Roy A. Salter, Daniel F. Selleck, Lester M. Sussman, Charles H. Sweetman and Anne A. Williams to the CU Bancorp board of directors;

—

the amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments; (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024; and

—	the ratification of McGladrey LLP as CU Bancorp’s independent registered public accounting firm for 2014.

Q:	How does the 1st Enterprise board of directors recommend that I vote on each proposal?

A:	The 1st Enterprise board of directors recommends that you vote “FOR” the approval of the following:

—	the merger agreement;

—

the adjournment or postponement of the 1st Enterprise annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

the election of each of Charles R. Beauregard, John C. Black, Adriana M. Boeka, Peter Csato, Frank Ferri, David C. Holman, K. Brian Horton, Robert J. Kushner, Jeffrey J. Leitzinger, Ph.D., Jeffrey L. Levine, Brian R. Stone and A. Richard Trueblood to the 1st Enterprise board of directors;

—	on a non-binding advisory basis, the “golden parachute” compensation; and

—	the ratification of Moss Adams LLP as 1st Enterprise’s independent auditors for 2014.

Q:	How many votes do I have and how do I vote at my annual meeting?

A:

Except with respect to the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to any of the proposals presented at the annual meeting of the company in which you hold stock. You are entitled to one vote for each share that you owned as of the record date for your annual meeting.

With respect to the election of directors, you may vote “FOR” the election of all the nominees to the board of directors of the company in which you hold stock or you may vote “WITHHOLD vote from all nominees” or “FOR ALL EXCEPT” and withhold your vote for one or more of the nominees by marking your enclosed proxy card in the manner instructed on the proxy card. Shares may be voted cumulatively for the election of directors if a nominee’s or nominees’ name(s) have been properly placed in nomination prior to the voting and you or another shareholder of the company in which you hold stock informs the company at or prior to its annual meeting of their intention to cumulate votes at the meeting. See “THE CU BANCORP ANNUAL MEETING – Number of Votes; Cumulative Voting” beginning on page [    ] or see “THE 1ST ENTERPRISE BANK ANNUAL MEETING – Number of Votes; Cumulative Voting” beginning on page [    ] for a discussion of cumulative voting with respect to the election of directors.

If you are a shareholder of record, you may vote in person at your annual meeting, or you may vote by proxy using the enclosed proxy card. You may also vote over the Internet or by telephone by following the instructions on the proxy card included with this joint proxy statement/prospectus.

Whether or not you plan to attend your annual meeting, you are urged to vote by proxy to ensure your vote is counted. You may still attend your annual meeting and vote in person if you have already voted by proxy.

—	To vote in person, simply attend your annual meeting and you will be given a ballot when you arrive.

—

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before your annual meeting, your shares will be voted as you direct.

—	You may also vote utilizing the Internet or telephone as set forth on the enclosed proxy card.

Q:	What if my shares are held in street name by my broker or other nominee?

A:

If you are a beneficial owner of shares registered in the name of your broker or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the company in which you hold stock. Except with respect to the ratification of accountants, which is a routine matter, your broker or nominee cannot vote your shares unless your provide instructions on how to vote them. To vote your shares, follow the voting instructions your broker or nominee provides when forwarding these proxy materials to you and complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or nominee. To vote in person at your annual meeting, you must obtain a valid proxy from your broker or nominee. If you do not provide voting instructions to your broker, bank or agent, this will have the same effect as a vote “AGAINST” the merger agreement. Your abstention will have no effect on the outcome of any of the other proposals to be voted on at your annual meeting. See “THE CU BANCORP ANNUAL MEETING – Abstentions and Broker Non-Votes” beginning on page [    ] or see “THE 1ST ENTERPRISE BANK ANNUAL MEETING – Abstentions and Broker Non-Votes” beginning on page [    ].

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:

Yes. If you hold shares in certificate form, you may revoke or change your proxy at any time before the time your proxy is voted at the annual meeting for the company in which you hold stock by: (i) filing with the Corporate Secretary of that company at the applicable address listed below an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at your annual meeting or (iii) if you have voted your shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last Internet or telephone vote.

Your attendance alone at your annual meeting will not revoke your proxy. If you wish to revoke your vote by providing written notice to the company in which you hold stock, such notice must be sent so that notice is received before the vote is taken at your annual meeting and should be addressed as follows:

With respect to votes relating to matters to be voted on at the CU Bancorp annual meeting:

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Attention: Anita Wolman, Corporate Secretary.

With respect to votes relating to matters to be voted on at the 1st Enterprise annual meeting:

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, California 90017

Attention: John C. Black, Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q:	What will happen if I do not return my proxy card or otherwise vote?

A:

If you fail to execute and return your proxy card or otherwise do not vote in person at the annual meeting of the company in which you hold stock, it will have the same effect as voting against the merger agreement and the merger. The failure to execute and return your proxy card or the failure to vote in person will have no effect on the other proposals to which you are entitled to vote at your annual meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the proxy holder designated in your proxy card will vote your proxy as recommended by your company’s board of directors.

Q:	What constitutes a quorum for purposes of my annual meeting?

A:	A quorum of shareholders is necessary to hold a valid meeting.

At the CU Bancorp annual meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of CU Bancorp common stock entitled to vote will constitute a quorum for the transaction of business at that meeting. At the 1st Enterprise annual meeting, the presence in person or by proxy of the holders of a majority of the outstanding shares of the 1st Enterprise preferred stock entitled to vote on those matters where a separate vote of the 1st Enterprise preferred stock is required, and of at least a majority of the outstanding shares of 1st Enterprise common stock entitled to vote on those matters where a separate vote of the 1st Enterprise common stock is required, will constitute a quorum for the transaction of business at that meeting.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum, a majority of the votes present at that meeting may adjourn the meeting to another date.

Q:	If I own shares in both CU Bancorp and 1st Enterprise, should I vote only once?

A:

No. If you own shares in both companies, you will receive separate proxy cards for each annual meeting. It is important that you vote at both meetings, so please complete, sign, date and return your proxy card as instructed by CU Bancorp and 1st Enterprise, respectively. A vote as a 1st Enterprise shareholder will not constitute a vote as a CU Bancorp shareholder on any matter, nor will a vote as a CU Bancorp shareholder constitute a vote as a 1st Enterprise shareholder on any matter.

Questions and Answers Specific to the Merger Agreement and the Merger

Q:	What will happen if CU Bancorp and 1st Enterprise shareholders approve the merger agreement, and what will I receive if the merger is completed?

A:

Subject to receipt of all necessary regulatory approvals and the satisfaction or waiver of all other conditions in the merger agreement, if CU Bancorp’s shareholders and 1st Enterprise’s shareholders approve the merger agreement, (a) CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, (b) CU Bancorp will issue shares of its common stock and preferred stock pursuant to the terms of the merger agreement; and (c) CU Bancorp will adopt the 2006 Stock Incentive Plan, as amended, of 1st Enterprise as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement.

If you hold shares of CU Bancorp common stock, you will continue to hold your shares of CU Bancorp common stock after the merger.

If you hold shares of 1st Enterprise common stock and do not exercise and/or perfect your dissenters’ rights under California law (which is discussed more fully below under the caption “– Do 1st Enterprise shareholders have dissenters’ rights with respect to approval of the principal terms of the merger agreement?” beginning on page [    ]), your shares of 1st Enterprise common stock will be converted, effective as of the close of the merger, into the right to receive shares of CU Bancorp common stock based upon an exchange ratio of 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock. CU Bancorp will not issue fractional shares of CU Bancorp common stock in the merger. Instead, if you are entitled to a fractional share of CU Bancorp common stock based upon the exchange ratio, your fractional interest will be converted into an amount of cash determined by multiplying the fractional interest by the volume weighted average of the trading price of CU Bancorp common stock over the 20-trading day period ending on the 10th day immediately prior to the effective time of the merger.

If you hold shares of 1st Enterprise preferred stock, your shares will be converted, effective as of the close of the merger, into the right to receive the same number of shares of CU Bancorp preferred stock, having precisely the same liquidation preference ($1,000 per share) and the same rights, preferences, privileges, voting powers, limitations and restrictions as the 1st Enterprise preferred stock.

Please read the sections entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – Structure of the Transaction” and “—Merger Consideration to the Shareholders of 1st Enterprise” beginning on pages [    ] and [    ], respectively, for additional information.

Q:	Is the exchange ratio subject to adjustment based on changes in the price of CU Bancorp and / or 1st Enterprise common stock?

A:

No. The exchange ratio of 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock is fixed and no adjustments to the exchange ratio will be made based on changes in the price of either CU Bancorp common stock or 1st Enterprise common stock prior to the completion of the merger. As a result of any such changes in stock price, the aggregate market value of the shares of CU Bancorp common stock that a 1st Enterprise shareholder is entitled to receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the CU Bancorp annual meeting, the date of the 1st Enterprise annual meeting or the date on which such 1st Enterprise shareholder actually receives shares of CU Bancorp common stock in the merger.

Q:	How will CU Bancorp shareholders be affected by the merger and the issuance of shares of CU Bancorp common stock in connection with the merger?

A:

Immediately after the completion of the merger, each CU Bancorp shareholder will have the same number of shares of CU Bancorp common stock that such shareholder held immediately prior to the completion of the merger. However, upon issuance of the shares of CU Bancorp common stock to 1st Enterprise shareholders in connection with the merger, each share of CU Bancorp common stock will represent a smaller percentage of the aggregate number of shares of CU Bancorp common stock (and therefore a smaller percentage of the outstanding voting power) outstanding after completion of the merger than it did immediately prior to completion of the merger.

Q:	Do CU Bancorp shareholders have dissenters’ rights with respect to approval of the merger agreement?

A:	No. Holders of CU Bancorp common stock do not have dissenters’ rights under California law.

Q:	Do 1st Enterprise shareholders have dissenters’ rights with respect to approval of the merger agreement?

Yes. Holders of 1st Enterprise common stock and holders of 1st Enterprise preferred stock have dissenters’ rights in accordance with the provisions of California Corporations Code Sections 1300, et. seq. In order to exercise dissenters’ rights, a shareholder does not need to affirmatively vote against the merger agreement, but instead the shareholder need only not vote in favor of the merger agreement. However, a shareholder choosing to exercise his or her dissenters’ rights must also comply with the provisions of California Corporations Code Sections 1300, et. seq. A copy of the applicable sections of Chapter 13 of the California Corporations Code is included with this joint proxy statement/prospectus as Appendix B. Please also read the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – Dissenters’ Rights of 1st Enterprise Shareholders” beginning on page [    ].

Q:	Why have the CU Bancorp board of directors and the 1st Enterprise board of directors approved the merger?

A:

The board of directors of CU Bancorp believes that its shareholders will benefit from the merger because the business potential for the combined companies exceeds what CU Bancorp could individually accomplish and because the similar and complementary financial products and services offered by CU Bancorp and 1st Enterprise are anticipated to contribute to enhanced future performance. Please read the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – Background of the Transaction and CU Bancorp’s Reasons for Engaging in and Approving the Merger Agreement and the Merger” beginning on page [    ].

The board of directors of 1st Enterprise has considered a number of available strategic options and in the board’s opinion, none of these options, including remaining independent, is likely to create value for 1st Enterprise shareholders greater than that created by the proposed transaction with CU Bancorp and California United Bank. Please read the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – Background of the Transaction and 1st Enterprise’s Reasons for Engaging in and Approving the Merger Agreement” beginning on page [    ].

Q:	When do you expect the merger to be completed?

A:

CU Bancorp and 1st Enterprise are working to complete the merger as soon as possible, and expect to complete the merger in the fourth quarter of 2014. However, the merger is subject to various federal and state regulatory approvals and other conditions. In addition to approval by the shareholders of both companies and due to possible factors outside their control, it is possible that the merger will be completed at a later time, or not at all. There may be a substantial amount of time between the respective CU Bancorp and 1st Enterprise annual meetings and the completion of the merger.

Q:	What are the U.S. federal income tax consequences of the merger?

A:

We intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. As a condition to closing, each of CU Bancorp and 1st Enterprise must receive an opinion generally from its special tax counsel to the effect that the merger will qualify as a “reorganization.” Provided that the merger qualifies a “reorganization,” 1st Enterprise shareholders will not recognize gain or loss on the exchange of their 1st Enterprise stock for CU Bancorp stock for U.S. federal income tax purposes, except with respect to any cash received in exchange for fractional shares. As a “reorganization,” neither CU Bancorp nor its shareholders will have any tax consequences as a result of the merger. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – United States Federal Income Tax Consequences of the Merger” beginning on page [    ].

Q:	What happens if I sell my shares after the record date for my annual meeting, but before my annual meeting?

A:

If you transfer your shares after the record date for your annual meeting but before the date of your annual meeting, you will retain your right to vote at your annual meeting. However, if you are a 1st Enterprise shareholder, you will not have the right to receive any shares of CU Bancorp common stock in exchange for your former shares of 1st Enterprise common stock if and when the merger is completed. In order to receive shares of CU Bancorp common stock in exchange for your shares of 1st Enterprise common stock, you must hold your 1st Enterprise common stock through the completion of the merger.

Q:	Should I send in my certificates now?

A:

No. You should NOT send in your stock certificates in the envelope provided for use in returning your proxy card. You will be sent written instructions for exchanging your stock certificates only if the merger agreement and the transactions contemplated therein are approved and completed.

Q:	What should I do now?

A:	You should do two things:

First, after reading this joint proxy statement/prospectus, you should vote on the proposals that are applicable to the company in which you hold stock. Simply indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed return envelope in time to be represented at your annual meeting. You may also vote by telephone or the Internet by following the instructions on your proxy card.

Second, if you are a 1st Enterprise shareholder and do not own your shares through a brokerage firm which holds your shares in street name, you should immediately locate and make sure you have possession of the certificates evidencing your 1st Enterprise common stock.

IF YOUR CERTIFICATE(S) FOR 1ST ENTERPRISE COMMON STOCK IS/ARE LOST, STOLEN, OR DESTROYED, YOU ARE URGED TO IMMEDIATELY NOTIFY COMPUTERSHARE SHAREHOLDER SERVICES AT 800-962-4284, SO THAT A “STOP TRANSFER” INSTRUCTION CAN BE PLACED ON YOUR SHARES OF 1ST ENTERPRISE STOCK UNDERLYING YOUR LOST CERTIFICATE(S) TO PREVENT TRANSFER OF OWNERSHIP TO ANOTHER PERSON. COMPUTERSHARE WILL SEND YOU THE FORMS TO PERMIT THE ISSUANCE OF A REPLACEMENT CERTIFICATE(S).

As soon as reasonably practicable after the later of the receipt of information from 1st Enterprise’s transfer agent or the effective time of the merger, the exchange agent for the merger will mail to each holder of record of a 1st Enterprise stock certificate a letter of transmittal and instructions for use in effecting the surrender of the holder’s certificate(s).

Q:	Who can help answer my other questions?

A:	If you have any additional questions about the merger agreement and the merger you may direct your questions as follows:

If you are a CU Bancorp shareholder, please contact Anita Y. Wolman, General Counsel and Corporate Secretary, CU Bancorp, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, (818) 257-7700.

If you are a 1st Enterprise shareholder, please contact E. Allen Nicholson, Chief Financial Officer, 1st Enterprise Bank, 818 West Seventh Street, Suite 220, Los Angeles, California 90017, (213) 430-7000.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this joint proxy statement/prospectus before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the annual meetings. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this joint proxy statement/prospectus.

Parties to the Merger Agreement (See pages [    ] to [    ] for CU Bancorp and California United Bank and pages [    ] to [    ] for 1st Enterprise)

CU Bancorp and California United Bank

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Telephone: (818) 257-7700

California United Bank

15821 Ventura Boulevard

Encino, California 91436

Telephone: (818) 257-7700

CU Bancorp is a California corporation incorporated on November 16, 2011 at the direction of the board of directors of California United Bank to serve as a bank holding company for California United Bank. Effective July 31, 2012, CU Bancorp acquired all of the capital stock of California United Bank and became a bank holding company under the Bank Holding Company Act of 1956, as amended.

California United Bank is a California state-chartered bank that provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. California United Bank is a Small Business Administration, or SBA, Preferred Lender.

As of June 30, 2014, CU Bancorp had consolidated total assets, total loans, total deposits and total shareholders’ equity of $1.4 billion, $979.9 million, $1.2 billion and $145.4 million, respectively.

Shares of CU Bancorp’s common stock are traded on The NASDAQ Capital Market under the symbol “CUNB.” On June 2, 2014, the last trading date before the first public announcement of the merger, the closing share price of CU Bancorp common stock was $18.19, and on [LATEST PRACTICABLE DATE], 2014, the latest practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of CU Bancorp common stock was $[    ]. See “COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION” beginning on page [    ] for additional information.

1st Enterprise Bank

1st Enterprise Bank

818 W 7th St # 220

Los Angeles, California 90017

Telephone: (213) 430-7000

1st Enterprise Bank, which is also referred to in this joint proxy statement/prospectus as 1st Enterprise, is a California state-chartered bank that serves the counties of Los Angeles, Orange and San Bernardino, California through its branches located in Los Angeles, Irvine and Ontario, California and through a loan production office located in Woodland Hills, California. Its lending activities are oriented to the small- to medium-sized businesses, professional practices, and nonprofit organizations primarily in its market area.

As of June 30, 2014, 1st Enterprise had total assets, total loans, total deposits and total shareholders’ equity of $790 million, $550 million, $693 million and $72 million, respectively.

Shares of 1st Enterprise common stock are traded on the OTCQB under the symbol “FENB.” On June 2, 2014, the last trading date before the first public announcement of the merger, the closing share price of 1st Enterprise common stock was $21.75, and on [LATEST PRACTICABLE DATE], 2014, the latest practicable trading date before the printing of this joint proxy statement/prospectus, the closing share price of 1st Enterprise common stock was $[    ]. See “COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION” beginning on page [    ] for additional information.

CU Bancorp’s Annual Meeting (See pages [    ] to [    ])

CU Bancorp will hold its annual meeting at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367 on [CUNB MEETING DATE], at [CUNB MEETING TIME] (local time). The CU Bancorp board of directors has set the close of business on September 10, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the CU Bancorp annual meeting. On that date, there were [    ] shares of CU Bancorp common stock outstanding.

At CU Bancorp’s annual meeting, you will be asked to consider and vote on the following proposals:

—

a proposal to approve the merger agreement pursuant to which: (a) CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, (b) CU Bancorp will issue shares of its common stock and preferred stock pursuant to the terms of the merger agreement; and (c) CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement;

—

a proposal to approve any adjournment or postponement of the CU Bancorp annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

a proposal to elect eleven (11) directors to the CU Bancorp board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and have qualified; provided, however, that subject to and effective as of the close of the merger, three CU Bancorp directors will immediately resign and four current directors of 1st Enterprise will be appointed to the CU Bancorp board of directors;;

—

a proposal to approve a proposed amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments; (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024;

—	a proposal to ratify the selection of McGladrey LLP to serve as the independent registered public accounting firm for CU Bancorp for 2014; and

—	the approval and/or ratification of such other business as may properly come before the CU Bancorp annual meeting and any adjournment or adjournments thereof.

1st Enterprise Annual Meeting (See pages [    ] to [    ])

1st Enterprise will hold an annual meeting at 818 West Seventh Street, Suite 220, Los Angeles, California 90017, on [FENB MEETING DATE], at [FENB MEETING TIME] (local time). The 1st Enterprise board of directors has set the close of business on [FENB RECORD DATE], 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the 1st Enterprise annual meeting. On that date, there were [    ] shares of 1st Enterprise common stock outstanding, and 16,400 shares of 1st Enterprise preferred stock outstanding.

At the 1st Enterprise annual meeting, holders of 1st Enterprise common stock will be asked to consider and vote on the following proposals:

—

a proposal to approve the merger agreement and the merger of 1st Enterprise with and into California United Bank with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp as more fully described in this joint proxy statement/prospectus;

—

a proposal to approve any adjournment or postponement of the 1st Enterprise annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

a proposal to elect twelve (12) directors to the 1st Enterprise board of directors to serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2015 Annual Meeting of Shareholders and until their successors are elected and have qualified;

—

a proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain named executive officers of 1st Enterprise may potentially receive in connection with the merger;

—	a proposal to ratify the selection of Moss Adams LLP to serve as the independent auditors for 1st Enterprise for 2014; and

—	the approval and/or ratification of any other business as may properly come before the 1st Enterprise annual meeting and any adjournment or adjournments thereof.

At the 1st Enterprise annual meeting, the holder of 1st Enterprise preferred stock will be asked to consider and vote on only the following proposals:

—	the proposal to approve the merger agreement (and the plan of merger pursuant to the terms of the merger agreement); and

—

the proposal to approve any adjournment or postponement of the 1st Enterprise annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

The Merger Agreement (See pages [    ] to [    ])

The merger agreement is the legal document that contains the terms that govern the merger process, including the issuance of CU Bancorp common stock to the holders of 1st Enterprise common stock (and cash in lieu of fractional shares) and the issuance of CU Bancorp preferred stock to the holder of 1st Enterprise preferred stock as a result of the merger. Please read the entire merger agreement which is attached to this joint proxy statement/prospectus as Appendix A.

The Merger (See pages [    ] to [    ])

Under the terms of the merger agreement: (a) CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, (b) CU Bancorp will issue shares of its common stock and preferred stock pursuant to the terms of the merger agreement; and (c) CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement. A copy of the merger agreement between CU Bancorp, California United Bank and 1st Enterprise is attached to this joint proxy statement/prospectus as Appendix A.

Consideration to be Paid to the Holders of 1st Enterprise Common Stock (See pages [    ] to [    ])

When the merger is completed, holders of 1st Enterprise common stock who have not exercised dissenters’ rights will receive 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock they held immediately before the closing of the merger. CU Bancorp will not issue fractional shares in the merger. Instead, each holder of 1st Enterprise common stock that would otherwise have been entitled to receive a fraction of a share of CU Bancorp common stock will receive cash (without interest) in an amount equal to such fractional part of a share of CU Bancorp common stock multiplied by the volume weighted average of the trading price of CU Bancorp common stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the merger.

Consideration to be Paid to the Holder of 1st Enterprise Preferred Stock (See pages [    ] to [    ])

When the merger is completed, the Treasury, as the holder of 1st Enterprise preferred stock, will receive shares of CU Bancorp preferred stock, on a 1-to-1 basis, having precisely the same liquidation preference ($1,000 per share) and the same rights, preferences, privileges, voting powers, limitations and restrictions of the 1st Enterprise preferred stock.

United States Federal Income Tax Consequences (See pages [    ] to [    ])

We intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to the closing of the merger that each of CU Bancorp and 1st Enterprise receive an opinion generally from its special tax counsel to the effect that the merger will so qualify. Provided that the merger qualifies as a “reorganization,” 1st Enterprise shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of 1st Enterprise stock for shares of CU Bancorp stock, except with respect to any cash received in lieu of fractional share interests. 1st Enterprise shareholders who dissent and receive cash for their dissenting shares will recognize a taxable gain or loss. As a “reorganization,” neither CU Bancorp nor its shareholders will have any tax consequences as a result of the merger. For a description of the material U.S. federal income tax consequences of the merger, see “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – United States Federal Income Tax Consequences of the Merger” beginning on page [    ]. You are encouraged to consult your own tax advisor as to the tax consequences to you of the merger, including state, local and foreign tax consequences.

Regulatory Approvals that Must Be Obtained Before the Merger Will Be Completed (See pages [    ] to [    ])

CU Bancorp and California United Bank have agreed to use best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include the approvals and/or non-objections from the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), and the California Department of Business Oversight (the “CDBO”). CU Bancorp and California United Bank have filed the requisite applications and/or notifications to obtain the required regulatory approvals and/or non-objections. In obtaining the required regulatory approvals, CU Bancorp and California United Bank are not required to agree to any restriction or condition that would be reasonably deemed by them or by 1st Enterprise to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of the merger

agreement as to render it inadvisable to consummate the merger. As of [    ], CU Bancorp and California United Bank [have now] received the required regulatory approvals of the merger from the FDIC and CDBO, and the FRB has provided its written non-objection to the merger. The approval and/or non-objection by our regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to CU Bancorp and 1st Enterprise shareholders.

Approval of a Majority of All Shares of Each of CU Bancorp Stock and 1st Enterprise Stock Entitled to Vote at the Respective Annual Meetings is Required for the Merger to be Consummated (See pages [    ] to [    ])

In addition to the regulatory approvals required to be obtained before completion of the merger, the affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding as of the record date and entitled to vote at the CU Bancorp annual meeting is required to approve the merger agreement (and the plan of merger contemplated therein, including the issuance of CU Bancorp common stock and CU Bancorp preferred stock and the adoption of the 2006 Stock Incentive Plan, as amended, of 1st Enterprise as its own equity plan pursuant to the terms of the merger agreement). Each holder of shares of CU Bancorp common stock outstanding on the record date for the CU Bancorp annual meeting will be entitled to one vote for each share held. As of the record date for the CU Bancorp annual meeting, there were [    ] shares of CU Bancorp common stock outstanding. Therefore, at least [    ] shares of CU Bancorp common stock must be affirmatively voted in favor of the merger agreement in order for CU Bancorp shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement. As of the record date for the CU Bancorp annual meeting, CU Bancorp’s directors and executive officers owned approximately [    ] shares, or approximately [    ]%, of CU Bancorp’s outstanding shares of common stock and have committed to vote these shares “FOR” the approval of the merger agreement and the transactions contemplated therein.

In addition to the vote required of CU Bancorp shareholders, the affirmative vote of at least a majority of the shares of 1st Enterprise common stock outstanding, and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding, each as of the record date for the 1st Enterprise annual meeting, is required to approve the merger agreement (and the plan of merger pursuant to the terms of the merger agreement). Each holder of shares of 1st Enterprise stock outstanding on the record date for the 1st Enterprise annual meeting will be entitled to one vote for each share held. As of [FENB RECORD DATE], which is the 1st Enterprise annual meeting record date, there were [    ] shares of 1st Enterprise common stock outstanding, and 16,400 shares of 1st Enterprise preferred stock outstanding. Therefore, at least [    ] shares of 1st Enterprise common stock and all 16,400 shares of 1st Enterprise preferred stock must be affirmatively voted in favor of the merger agreement in order for 1st Enterprise shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement. As of the record date for the 1st Enterprise annual meeting, 1st Enterprise’s directors and executive officers owned approximately [    ] shares, or approximately [    ]%, of 1st Enterprise’s outstanding shares of common stock and have committed to vote these shares “FOR” the approval of the merger agreement and the transactions contemplated therein.

Recommendation of CU Bancorp’s Board of Directors (See pages [    ] to [    ])

On June 2, 2014, CU Bancorp’s board of directors unanimously approved the merger agreement and the transactions contemplated therein. Moreover, they unanimously believe that the merger agreement’s terms are fair and in the best interests of CU Bancorp’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the principal terms of the merger agreement and the merger of California United Bank and 1st Enterprise contemplated therein. The conclusions of CU Bancorp’s board of directors regarding the merger agreement are based upon a number of factors which are discussed more fully under the section entitled “CU BANCORP AND 1ST ENTERPRISE JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER - CU Bancorp’s Reasons for the Merger” beginning on page [    ].

Recommendation of 1st Enterprise’s Board of Directors (See pages [    ] to [    ])

On June 2, 2014, 1st Enterprise’s board of directors unanimously approved the merger agreement. Moreover, they unanimously believe that the merger agreement’s terms are fair and in the best interests of 1st Enterprise’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the principal terms of the merger agreement. The conclusions of 1st Enterprise’s board of directors regarding the merger agreement are based upon a number of factors which are discussed more fully under the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER - Background of the Transaction and 1st Enterprise’s Reasons for Approval of the Merger Agreement” beginning on page [    ].

Directors and Executive Officers of CU Bancorp and 1st Enterprise Have Entered into Voting Agreements (See pages [    ] to [    ] for CU Bancorp and pages [    ] to [    ] for 1st Enterprise)

As of the record date for the CU Bancorp annual meeting, CU Bancorp’s directors and executive officers owned approximately [    ] shares, or approximately [    ]%, of CU Bancorp’s outstanding shares of common stock. CU Bancorp’s directors and executive officers have entered into separate voting agreements in which they have each agreed, among other things, to vote their shares “FOR” the approval of the merger agreement and the transactions contemplated therein. A copy of the form of voting agreement separately executed by each of the CU Bancorp directors and executive officers is attached as Exhibit D to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and incorporated herein by reference.

As of the record date for the 1st Enterprise annual meeting, 1st Enterprise’s directors and executive officers owned approximately [    ] shares, or approximately [    ]%, of 1st Enterprise’s outstanding shares of common stock. 1st Enterprise’s directors and executive officers have entered into separate written agreements in which they have agreed, among other things, to vote their shares “FOR” the approval of the merger agreement and the transactions contemplated therein. A copy of the form of voting agreement separately executed by each of the 1st Enterprise directors and executive officers is attached as Exhibit C to the merger agreement which is attached to this joint proxy statement/prospectus Appendix A and is incorporated herein by reference.

Opinion of CU Bancorp’s Financial Advisor (See pages [    ] to [    ])

In deciding to approve the merger, CU Bancorp’s board of directors considered, among other things, the opinion of Sandler O’Neill & Partners, L.P., CU Bancorp’s financial advisor, regarding the fairness, from a financial point of view, of the merger consideration to CU Bancorp. Sandler O’Neill determined that the merger consideration was fair to CU Bancorp from a financial point of view. Sandler O’Neill’s written opinion is attached as Appendix C. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion. Sandler O’Neill’s written opinion is addressed to CU Bancorp’s board of directors and does not constitute a recommendation to any holder of CU Bancorp common stock as to how any shareholder should vote with respect to the merger agreement and the transactions contemplated therein.

Opinion of 1st Enterprise’s Financial Advisor (See pages [    ] to [    ])

In deciding to approve the merger, 1st Enterprise’s board of directors considered, among other things, the opinion of D.A. Davidson & Co., 1st Enterprise’s financial advisor, regarding the fairness, from a financial point of view, of the exchange ratio to be received by 1st Enterprise’s shareholders as a result of the merger agreement and the transactions contemplated therein. Davidson’s written opinion is attached as Appendix D. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Davidson in providing its opinion. Davidson’s written opinion is addressed to 1st Enterprise’s board of directors and does not constitute a recommendation as to how any holder of 1st Enterprise common stock or 1st Enterprise preferred stock should vote with respect to the merger agreement and the transactions contemplated therein.

1st Enterprise Directors and Executive Officers may have interests in the merger that differ from interests of 1st Enterprise Shareholders (See pages [    ] to [    ])

1st Enterprise’s directors and executive officers may have economic interests in the merger that are different from, or in addition to, their interests as 1st Enterprise shareholders. The 1st Enterprise board of directors considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement to 1st Enterprise shareholders. Some of the interests of 1st Enterprise’s directors and executive officers include:

—

Concurrent with completion of the merger, CU Bancorp will take certain actions to reconstitute the boards of directors of CU Bancorp and California United Bank. As proposed, the CU Bancorp board of directors will be comprised of 12 directors with 8 members of the post-merger board being individuals from the current CU Bancorp board of directors and the other 4 newly appointed members anticipated to be David C. Holman, K. Brian Horton, [            ] and [            ], each of whom is a current member of the 1st Enterprise board of directors. Similarly, the California United Bank board of directors will be comprised of 13 directors with 9 members of the post-merger board being individuals from the current California United Bank board of directors and the other 4 newly appointed members being those same directors of 1st Enterprise that will be appointed to the CU Bancorp board at the close of the merger. In connection with their service on the post-merger boards, the continuing 1st Enterprise directors will be eligible to receive the same board compensation as is paid to other directors of CU Bancorp and California United Bank, which currently includes an annual retainer of $30,000 (paid quarterly) with the vice chairman, committee chairs and the liaison to the Management Community Reinvestment Act committee receiving an additional $10,000 annually (paid quarterly). In addition, CU Bancorp/California United Bank directors are entitled to receive a fee of $750 for each board meeting attended (up to a maximum of 12 meetings with additional meetings unpaid). See “CU BANCORP PROPOSAL NO. 3 – ELECTION OF DIRECTORS – Director Compensation of CU Bancorp” beginning on page [    ].

—

John C. Black and E. Allen Nicholson will not be retained in their current position by CU Bancorp after the merger, and therefore, Messrs. Black and Nicholson will be entitled to change in control payments equal to the sum of 18 months’ base salary plus an average bonus amount. In addition Messrs. Black and Nicholson will be entitled to the continuation of their medical benefits for a period of 12 months and any shares of restricted stock they hold will immediately vest and will be exchanged for shares of CU Bancorp common stock in the merger. The aggregate change in control payment will be $578,876 and $404,579 for Messrs. Black and Nicholson, respectively, and the value of the continuation of their medical benefits will approximate $16,870 and $16,947, respectively.

—

CU Bancorp has entered into a consulting agreement with John C. Black pursuant to which Mr. Black has agreed to provide consulting services to CU Bancorp and California United Bank for a period of one (1) year following the merger. Under the terms of this consulting agreement, Mr. Black will receive a monthly payment of $13,958 for an aggregate annualized consulting fee of $167,496.

—

CU Bancorp has agreed to retain K. Brian Horton to serve as the President of CU Bancorp and California United Bank following the merger and has agreed to pay compensation to Mr. Horton for his service in this capacity of $340,000 per year; to provide him with certain perquisites, including a club membership; and expects that immediately following the merger date it will award him 20,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest at the rate of 50% on the second anniversary of the award date, another 25% on the third anniversary of the award date, and the remaining 25% on the fourth anniversary of the award date, subject to approval of such restricted stock grant following the merger by the CU Bancorp Compensation, Nominating and Corporate Governance Committee.

—

CU Bancorp has also agreed to retain Jeffrey McGraa to serve as the Executive Vice President/Credit Administrator of California United Bank following the merger and has agreed to pay compensation to Mr. McGraa for his service in this capacity of $250,000 per year; to provide him with certain perquisites, including a club membership; and expects that immediately following the merger date it will award him 4,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest as to one-third of the award on each of the first, second and third anniversary of the award date, subject to the approval of such restricted stock grant following the merger by the CU Bancorp Compensation, Nominating and Corporate Governance Committee.

—

1st Enterprise has adopted a retention plan pursuant to which it has offered retention incentives to K. Brian Horton and Jeffrey McGraa in the amounts of $547,702 and $296,060, respectively, to encourage them to remain employed with 1st Enterprise in order satisfy a condition to the completion of the merger and to remain employed with CU Bancorp and/or California United Bank after the merger closes. Other than Messrs. Horton and McGraa, no other director and/or executive officer of 1st Enterprise will be entitled to any retention incentives under the retention plan.

—

California United Bank has agreed to pay Chuck Kohl, 1st Enterprise’s Executive Vice President/Director of Operations, an incentive payment of $120,000 as consideration for his agreement to remain employed with 1st Enterprise and to continue to be employed by CU Bancorp for a term ending approximately thirty (30) days following the completion of the conversion of 1st Enterprise to California United Bank’s data processing systems in order to assist in that process.

—

1st Enterprise has previously granted stock options to certain executive officers and directors under its 2006 Stock Incentive Plan, as amended. All of such options are fully vested. 1st Enterprise stock options that are held by certain founders of 1st Enterprise and not exercised prior to the effective time of the merger will be cancelled when the merger closes. The remaining 1st Enterprise stock options will remain outstanding, except that at the effective time of the merger, such stock options shall thereafter be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock on substantially the same terms and conditions applicable to the 1st Enterprise stock options, except that appropriate adjustments will be made to the exercise price and the number of shares subject to such options to reflect the exchange ratio. As of [latest practicable date], 1st Enterprise directors and executive officers held options covering [                ] shares of 1st Enterprise common stock which, assuming no option will be exercised prior to the close of the merger, will be exercisable for [                ] shares of CU Bancorp common stock after the merger. For a breakdown of 1st Enterprise options held by each 1st Enterprise director and executive officer and other information relating to the CU Bancorp stock options that may be issued to such individuals in replacement thereof, please see “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Executive Officers in the Merger” beginning on page [    ].

—

Similarly, under the terms of the merger agreement, all shares of 1st Enterprise restricted common stock awarded under 1st Enterprise’s 2006 Stock Incentive Plan, as amended, will accelerate and completely vest immediately prior to the effective time of the merger and will be converted into the right to receive CU Bancorp common stock in the merger. As of [    ], 2014, 1st Enterprise directors and executive officers held 8,000 shares of 1st Enterprise restricted common stock which will be exchanged for [                ] shares of CU Bancorp common stock in the merger with a market value of $[        ] based upon the closing price of CU Bancorp common stock on [    ], 2014. For a breakdown of shares of 1st Enterprise restricted common stock held by each 1st Enterprise director and executive officer and other information relating to the CU Bancorp common stock that may be issued in exchange therefor, please see “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Executive Officers in the Merger” beginning on page [    ].

—

Pursuant to the terms of the merger agreement, CU Bancorp and California United Bank have agreed to maintain and preserve the indemnification rights of 1st Enterprise directors and officers after the completion of the merger have also agreed to allow 1st Enterprise to purchase “tail coverage,” for a period of six years, in order to continue providing liability insurance to the officers and directors of 1st Enterprise, subject to certain cost limits.

Conditions that Must Be Satisfied Prior to Closing the Merger (See pages [    ] to [    ] for CU Bancorp and pages [    ] to [    ] for 1st Enterprise)

In addition to obtaining the necessary approvals of the shareholders of CU Bancorp and 1st Enterprise, CU Bancorp’s, California United Bank’s and 1st Enterprise’s obligations to close the merger depend on other conditions being met prior to the completion of the merger, including but not limited to:

—

the sum of 1st Enterprise’s total shareholders’ equity, excluding the 1st Enterprise preferred stock and other comprehensive income, as determined in accordance with GAAP, plus all 1st Enterprise transaction expenses paid or accrued in connection with the merger is not less than $54,623,000 as of the last day of the calendar month immediately prior to the effective time of the merger;

—	K. Brian Horton is the President of 1st Enterprise and Jeffrey McGraa is the Chief Credit Officer of 1st Enterprise at the effective time of the merger;

—

dissenters’ rights have not been exercised and perfected: (i) by in excess of five percent (5%) of 1st Enterprise’s outstanding common stock; or (ii) by Treasury, as the holder of 1st Enterprise preferred stock outstanding;

—

each of 1st Enterprise and CU Bancorp generally has received an opinion dated as of the date of the closing of the merger, generally from its special tax counsel, Katten Muchin Rosenman LLP, and Buchalter Nemer, a Professional Corporation, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

—

at least 5 business days before the merger closes, 1st Enterprise has provided CU Bancorp with its financial statements presenting the financial condition of 1st Enterprise as of the close of business on the last day of the month ended prior to the effective time of the merger which accurately reflect the financial condition of 1st Enterprise in all material respects including accruals for all fees and expenses incurred or expected to be incurred in connection with the merger;

—

the parties have obtained all necessary approvals from the Treasury to issue CU Bancorp preferred stock in exchange for 1st Enterprise preferred stock currently held by the Treasury as contemplated by the merger agreement; and

—	All holders of 1st Enterprise founder stock options shall have agreed that their options, except to the extent not otherwise exercised, will terminate at the effective time of the merger.

Closing the Merger (See pages [    ] to [    ])

If shareholder approval is received as planned, and if the conditions to the merger have either been met or waived, we anticipate that the merger will close in the fourth quarter of 2014. However, we cannot assure you whether or when the merger will actually close.

Termination of the Merger Agreement (See pages [    ] to [    ])

The obligations of the parties to consummate the merger are subject to certain closing conditions, some of which may not be waived by a party, including but not limited to the receipt of all required shareholder and regulatory approvals and other governmental consents, and some conditions which may be waived by a party in its discretion. The failure of a condition to the closing of the merger, to the extent not waived, may result in a termination of the merger agreement and the merger.

In addition, the parties can mutually agree to terminate or extend the merger agreement. Either party can terminate the merger agreement in the event of a material breach or the occurrence of certain other events.

CU Bancorp, California United Bank and 1st Enterprise have agreed that in the event the merger agreement is terminated because of a material breach by a party, the breaching party will reimburse the non-breaching party its expenses up to a maximum of $1,000,000. In addition, 1st Enterprise has agreed to pay a termination fee of $4.0 million to CU Bancorp and to reimburse CU Bancorp all of its reasonable out-of-pocket fees and expenses (up to $1.0 million) if 1st Enterprise breaches its covenants relating to alternative acquisition proposals or 1st Enterprise consummates an alternative acquisition proposal within 12 months following a termination of the merger agreement due to the failure of 1st Enterprise shareholders to approve the merger agreement following any action taken by the 1st Enterprise Board constituting an adverse recommendation change. Similarly, CU Bancorp has agreed to pay a termination fee of $1.0 million to 1st Enterprise and to reimburse 1st Enterprise all of its reasonable out-of-pocket fees and expenses (up to $1.0 million) if CU Bancorp breaches its covenants relating to acquisition proposals.

Accounting Treatment (See pages [    ] to [    ])

CU Bancorp must account for the merger using the acquisition method of accounting. Under this method of accounting, the assets and liabilities of 1st Enterprise acquired are recorded at their respective fair value as of the completion of the merger, and are added to those of CU Bancorp and California United Bank.

CU Bancorp’s and California United Bank’s Management and Operations After the Merger (See pages [    ] to [    ])

At the effective time of the merger, the executive officers of CU Bancorp and California United Bank immediately prior to the effective time will be the executive officers CU Bancorp and California United Bank, except that David I. Rainer will serve as the Chief Executive Officer of CU Bancorp and California United Bank and K. Brian Horton will serve as the President of CU Bancorp and California United Bank. Further, any continuing employee of 1st Enterprise holding the title of senior vice president or higher will be given such titles and responsibilities as may be agreed upon by CU Bancorp and 1st Enterprise prior to the effective time of the merger. Effective as of the close of the merger, the boards of directors of CU Bancorp and California United Bank will be reconstituted. Immediately following the merger, the CU Bancorp board of directors will be comprised of eight directors from CU Bancorp’s current board and four directors from 1st Enterprise’s current board. Similarly, the board of directors of California United Bank will be comprised of the same directors as CU Bancorp following the merger except that Anne Williams, California United Bank’s current Chief Operating Officer and Chief Credit Officer, will continue as a director on the California United Bank board of directors.

Differences in Your Rights as a Shareholder of 1st Enterprise (See pages [    ] to [    ])

As a 1st Enterprise shareholder, your rights are currently governed by 1st Enterprise’s Articles of Incorporation and Bylaws and by the California Corporations Code. If you do not exercise your dissenters’ rights, your shares of 1st Enterprise common stock will be automatically converted into the right to receive 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock you hold at the closing of the merger and cash in lieu of any fractional shares. Consequently, your rights as a CU Bancorp shareholder will be thereafter governed by CU Bancorp’s Articles of Incorporation and Bylaws and by the California Corporations Code. The rights of CU Bancorp shareholders differ from the rights of 1st Enterprise shareholders in certain respects. Most of these differences will result in the provisions in CU Bancorp’s Articles of Incorporation and Bylaws that differ from those of 1st Enterprise.

Shareholders of CU Bancorp Do Not Have Dissenters’ Rights (See pages [    ] to [    ])

Generally, shares of CU Bancorp common stock do not qualify as “dissenting shares” under Section 1300, et. seq., of the California Corporations Code in connection with the merger because the shares are listed on the NASDAQ Capital Market, a national securities exchange certified by the California Commissioner of Corporations under Section 25100(o) of the California Corporations Code, unless any such shares of CU Bancorp common stock are subject to any restriction on transfer imposed by contract or by law.

1st Enterprise Dissenters’ Rights (See pages [    ] to [    ])

Shares of 1st Enterprise common stock may qualify as “dissenting shares” under Section 1300, et. seq., of the California Corporations Code and holders of shares of 1st Enterprise common stock and/or holders of 1st Enterprise preferred stock may perfect their dissenters’ rights by doing the following:

—	not vote “FOR” the merger agreement and the merger;

—

make a timely written demand upon 1st Enterprise for purchase in cash of his or her shares at their fair market value as of June 2, 2014 which demand includes: (i) the number and class of the shares held of record by him or her that he or she demands upon 1st Enterprise, and what he or she claims to be the fair market value of his or her shares as of June 2, 2014;

—	have his or her demand received by 1st Enterprise within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;

—	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the California Corporations Code; and

—	comply with such other procedures as are required by the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value, as determined by 1st Enterprise, or, if required, by a court of law, of their shares of 1st Enterprise common stock and/or shares of 1st Enterprise preferred stock as of June 2, 2014, the business day immediately preceding the announcement of the merger. If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of 1st Enterprise’s common stock outstanding and/or with respect to any share of 1st Enterprise preferred stock outstanding, then CU Bancorp has the option to terminate the merger agreement. The text of certain portions of Section 1300 et. seq. of the California Corporations Code governing dissenters’ rights is attached to this joint proxy statement/prospectus as Appendix B. We urge you to carefully read the procedures set forth in Appendix B, as failure to comply with these procedures will result in the loss of dissenters’ rights under the California Corporations Code.

Resale of CU Bancorp Common Stock by 1st Enterprise Shareholders (See pages [    ] to [    ])

CU Bancorp stock that 1st Enterprise shareholders receive as a result of the merger will be freely transferable, unless you are considered an affiliate of CU Bancorp.

RATIO OF EARNINGS TO FIXED CHARGES

CU Bancorp’s consolidated ratio of earnings to fixed charges for each of the five years ended December 31, 2013 is indicated below.

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	27.46	15.13	26.13	(5.32)	2.63
Including interest on deposits	8.12	2.89	2.99	(0.56)	1.54

The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges)
(fixed charges)

Fixed charges consist of: The consolidated interest expense on deposits, securities sold under agreement to repurchase, subordinated debentures and Federal Home Loan Bank borrowings

Currently, CU Bancorp has no shares of preferred stock outstanding and has not paid any dividends on preferred stock in any of the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges presented above.

CU BANCORP SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated historical financial and other data of CU Bancorp and its wholly-owned subsidiary, California United Bank, for the periods and as of the dates indicated and should be read in conjunction with CU Bancorp’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that CU Bancorp has previously filed with the SEC or the FDIC for California United Bank. Historical financial information for CU Bancorp can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and its Annual Report on Form 10-K for the year ended December 31, 2013. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ] for instructions on how to obtain the information that has been incorporated by reference. The information as of and for the six months ended June 30, 2014 and June 30, 2013 is unaudited (and not necessarily indicative of the results of operations for the full year or any other interim period). However, in the opinion of management of CU Bancorp, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.

You should read the following selected consolidated financial data together with CU Bancorp’s consolidated financial statements, including the related notes, and the other information contained or incorporated by reference in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Statements of Operations:
Interest income	$25,675	$25,183	$50,846	$37,496	$28,756	$20,566	$20,131
Interest expense	924	1,065	2,079	1,797	1,316	2,191	2,537

Net interest income	24,751	24,118	48,767	35,699	27,440	18,375	17,594
Provision for loan losses	483	1,287	2,852	1,768	1,442	2,542	3,461

Net interest income after provision for loan losses	24,268	22,831	45,915	33,931	25,998	15,833	14,133
Non-interest income	3,573	3,116	6,518	3,961	2,362	1,111	533
Non-interest expense	19,247	18,590	37,640	34,500	25,746	20,370	13,297
Net income (loss) before provision for income tax expense	8,594	7,357	14,793	3,392	2,614	(3,426)	1,369
Provision for income tax expense (benefit)	3,542	2,881	5,008	1,665	1,147	(1,143)	624

Net Income (Loss)	$5,052	$4,476	$9,785	$1,727	$1,467	$(2,283)	$745

Per Share and Other Data:
Basic income (loss) per share	$0.46	$0.43	$0.93	$0.21	$0.23	$(0.45)	0.15
Diluted income (loss) per share	0.45	0.42	0.90	0.21	0.22	(0.45)	0.15
Book value per common share[1]	12.96	12.07	12.45	11.68	11.63	11.32	11.26
Tangible book value per common share[2]	$11.66	$10.78	$11.11	$10.37	$10.61	$10.22	$11.26
Weighted average shares outstanding
— Basic	10,913,227	10,493,846	10,567,436	8,283,599	6,460,104	5,110,901	4,955,637
— Diluted	11,126,540	10,688,705	10,836,861	8,410,749	6,635,862	5,110,901	5,009,019
Balance Sheet Data:
Investment securities available-for-sale	$102,143	$109,955	$106,488	$118,153	$114,091	$96,174	$107,246
Investment securities held-to-maturity	—	—	—	—	—	—	5,993
Loans, net	968,606	875,615	922,591	846,082	481,765	415,403	258,668
Total Assets	1,430,313	1,278,661	1,407,816	1,249,637	800,204	756,284	456,737
Deposits	1,245,280	1,097,707	1,232,423	1,078,076	690,756	657,967	346,291
Non-interest bearing demand deposits	682,300	571,045	632,192	543,527	381,492	277,783	102,360
Securities sold under agreements to repurchase	13,852	29,612	11,141	22,857	26,187	22,862	45,137
Shareholders’ equity	$145,438	$129,567	$137,924	$125,623	$80,844	$67,274	$55,902
Selected Financial Ratios
Return on Average Assets[3]	0.73%	0.71%	0.74%	0.16%	0.19%	(0.42)%	0.18%
Return on Average Equity[4]	7.15%	7.02%	7.46%	1.57%	1.91%	(3.86)%	1.29%
Dividend Payout Ratio	—	—	—	—	—	—	—

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Equity to Assets Ratio[5]	10.17%	10.13%	9.80%	10.05%	10.10%	8.90%	12.24%
Tangible Equity to Asset Ratio[6]	9.14%	9.05%	8.84%	9.03%	9.30%	8.10%	12.24%
Loans to Deposits Ratio	78.69%	80.63%	75.72%	79.30%	70.83%	64.02%	76.07%
Efficiency Ratio[7]	68%	66%	68%	87%	86%	104%	72%

Net Interest Margin[8]	3.85%	4.13%	3.96%	3.63%	3.70%	3.49%	4.28%

Asset Quality
Allowance for loan loss as a % of total loans	1.15%	1.06%	1.14%	1.03%	1.53%	1.39%	1.80%
Allowance for loan loss as a % of total loans (excluding loans acquired in acquisitions)	1.45%	1.50%	1.50%	1.54%	1.75%	1.75%	1.80%
Non-Performing Assets to Total Assets	0.51%	1.06%	0.68%	0.84%	0.77%	1.27%	1.12%
Net Charge-offs/(Recoveries) to Average Loans	(0.02)%	0.08%	0.12%	0.08%	(0.04)%	0.49%	0.80%
Regulatory Capital Ratios (California United Bank)
Tier 1 Leverage Ratio	9.7%	9.3%	8.9%	8.6%	9.5%	12.7%	15.8%
Tier 1 Risk-Based Capital Ratio	11.0%	11.0%	11.0%	10.7%	11.0%	16.3%	18.9%
Total Risk-Based Capital Ratio	11.9%	11.9%	12.0%	11.6%	12.1%	17.5%	20.0%
Regulatory Capital Ratios (CU Bancorp Consolidated)
Tier 1 Leverage Ratio	10.4%	9.9%	9.6%	9.1%
Tier 1 Risk-Based Capital Ratio	11.8%	11.7%	11.8%	11.5%
Total Risk-Based Capital Ratio	12.8%	12.6%	12.8%	12.4%

1.

Book value per common share is calculated by dividing shareholders’ equity of $145,438,000 by the total number of shares outstanding (11,222,235 shares) at June 30, 2014, $129,567,000 by the total number of shares outstanding (10,734,250 shares) at June 30, 2013, $137,924,000 by the total number of shares outstanding (11,081,364 shares) at December 31, 2013, $125,623,000 by the total number of shares outstanding (10,758,674 shares) at December 31, 2012, shareholders’ equity of $80,844,000 by the total number of shares outstanding (6,950,098 shares) at December 31, 2011, shareholders’ equity of $67,274,000 by the total number of shares outstanding (5,942,636 shares) at December 31, 2010, and shareholders’ equity of $55,902,000 by the total number of shares outstanding (4,962,939 shares) at December 31, 2009.

2.

Tangible book value per common share is calculated by dividing tangible shareholders’ equity (shareholders’ equity less goodwill and core deposit and leasehold right intangibles) of $130,797,000 by the total number of shares outstanding (11,222,235 shares) at June 30, 2014, $115,694,000 by the total number of shares outstanding (10,734,250 shares) at June 30, 2013, $123,107,000 by the total number of shares outstanding (11,081,364 shares) at December 31, 2013, $111,584,000 by the total number of shares outstanding (10,758,674 shares) at December 31, 2012, $73,728,000 by the total number of shares outstanding (6,950,098 shares) at December 31, 2011, $60,739,000 by the total number of shares outstanding (5,942,636 shares) at December 31, 2010, and $55,902,000 by the total number of shares outstanding (4,962,939 shares) at December 31, 2009.

3.

Return on average assets is calculated by dividing the net income (loss) by the average assets for the period. The average assets used in the calculations were based on the daily average outstanding assets of CU Bancorp for the 6 months ended June 30, 2014 and 2013 and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009.

4.

Return on average equity is calculated by dividing CU Bancorp’s net income (loss) by the average equity for the period. The average equity used in the calculations was based on the daily average outstanding equity of CU Bancorp for the 6 months ended June 30, 2014 and 2013 and for the years ended December 31, 2013, 2012, 2011, 2010, and 2009.

5.	The equity to assets ratio was calculated by dividing CU Bancorp’s shareholders’ equity by CU Bancorp’s total assets for the appropriate period.
6.

The tangible equity to assets ratio was calculated by dividing CU Bancorp’s shareholders’ equity less goodwill and core deposit and leasehold right intangibles by CU Bancorp’s total tangible assets for the appropriate period.

7.	Efficiency ratio represents non-interest expense as a percent of net interest income plus noninterest income, excluding gain on sale of securities, net.
8.	Net interest margin represents net interest income as a percent of interest bearing assets.

1ST ENTERPRISE BANK SELECTED FINANCIAL DATA

The selected historical financial data as of and for each of the last five fiscal years is derived from 1ST Enterprise’s audited financial statements. The selected financial data as of December 31, 2013 and 2012, and for each of the years in the three year period ended December 31, 2013, is derived from 1st Enterprise’s audited financial statements and related notes which are included elsewhere in this joint proxy statement/prospectus. The selected financial data presented below as of and for the six months ended June 30, 2014 and 2013 has been derived from the interim financial statements of 1st Enterprise included elsewhere in this joint proxy statement/prospectus, and includes, in the opinion the 1st Enterprise management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations of 1st Enterprise as of and for these periods. Data from interim periods is not necessarily indicative of the results to be expected for a full year. The summary below should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this joint proxy statement/prospectus and the information contained in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF 1ST ENTERPRISE BANK” beginning on page [    ].

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in Thousands, except per share data)
SELECTED BALANCE SHEET DATA:
Interest-bearing deposits in other banks	$11,377	$14,526	$5,793	$25,876	$13,910	$25,926	$9,945
Loans, net[1]	543,971	439,071	498,741	403,257	287,987	213,454	159,349
Investment securities available-for-sale	109,816	152,189	148,809	177,991	173,155	199,292	199,308
Investment securities held-to-maturity	61,015	61,931	62,118	58,026	53,127	39,616	–
Total Assets	789,974	716,111	760,001	706,138	567,061	502,284	383,826
Deposits	693,152	600,499	642,799	612,101	496,942	441,352	338,889
Non-interest-bearing deposits	335,032	274,167	315,888	286,800	215,355	173,146	138,808
Total interest-bearing liabilities	378,120	371,322	370,910	349,301	298,587	284,707	203,081
Total shareholders’ equity	72,315	67,228	69,279	65,391	50,237	42,081	39,856
SELECTED OPERATING DATA:
Interest income	$12,565	$11,001	$22,636	$19,586	$16,108	$15,060	$12,483
Interest expense	387	376	745	723	1,120	1,260	960
Net interest income	12,178	10,625	21,891	18,862	14,988	13,800	11,523
Provision for loan losses	(140)	607	1,322	1,508	1,135	1,209	720
Net interest income after provision for loan losses	12,318	10,018	20,569	17,355	13,853	12,591	10,802
Total non-interest income	1,919	1,630	3,547	4,037	3,387	1,393	887
Total non-interest expense	10,079	8,084	16,892	16,065	13,020	11,506	10,286
Income before income taxes	4,158	3,564	7,224	5,327	4,220	2,478	1,403
Income tax Provision (benefit)	1,662	1,137	2,221	1,595	1,067	738	(611)
Net income	2,495	2,427	5,003	3,732	3,152	1,740	2,014
Preferred dividends	82	82	164	164	655	562	223
Net income applicable to common shareholders	$2,413	$2,345	$4,839	$3,568	$2,497	$1,177	$1,791
COMMON SHARE DATA:
Basic earnings per share	$0.63	$0.62	$1.28	$1.04	$0.89	$0.42	$0.64
Diluted earnings per share	0.58	0.58	1.18	0.98	0.85	0.40	0.61
Weighted average common shares outstanding:
Basic	3,808,448	3,793,260	3,794,818	3,431,886	2,818,497	2,796,392	2,782,164
Diluted	4,196,701	4,073,994	4,107,967	3,622,251	2,951,985	2,962,872	2,922,435
Book value per share[2]	$14.58	$13.33	$13.83	$12.85	$11.89	$11.19	$10.56
Cash dividends per share	–	–	–	–	–	–	–
PERFORMANCE RATIOS:[3]
Return on average assets	0.67%	0.70%	0.70%	0.60%	0.59%	0.38%	0.64%
Return on average common equity	8.84%	9.40%	9.43%	8.16%	7.61%	3.84%	6.28%
Average equity to average assets	9.49%	9.56%	9.50%	9.59%	8.46%	9.07%	10.37%
Net interest margin[4]	3.48%	3.29%	3.28%	3.24%	3.05%	3.21%	3.86%
Dividend payout ratio	–	–		–	–	–	–
Net loans to deposits at period end	78.48%	73.12%	77.59%	65.88%	57.95%	48.36%	47.02%
Efficiency ratio[5]	71.50%	65.96%	66.40%	70.16%	70.86%	75.73%	82.88%
REGULATORY CAPITAL RATIOS:[6]
Leverage capital	9.55%	9.56%	9.34%	9.37%	8.50%	8.11%	10.02%
Tier I risk-based capital ratio	10.50%	11.78%	10.97%	12.09%	12.00%	12.22%	15.99%
Total risk-based capital ratio	11.55%	12.86%	12.04%	13.18%	13.21%	13.38%	17.03%

	As of and For the Six Months Ended June 30,		As of and For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in Thousands, except per share data)
ASSET QUALITY RATIOS:[3]
Nonperforming loans to total loans[7]	0.31%	0.00%	0.36%	0.12%	0.00%	0.00%	0.00%
Nonperforming assets to total assets[7]	0.22%	0.00%	0.24%	0.07%	0.00%	0.00%	0.00%
Allowance for loan losses to gross loans	1.16%	1.30%	1.29%	1.35%	1.57%	1.60%	1.40%
Net charge-offs to average loans	0.00%	0.08%	0.07%	0.17%	0.00%	0.00%	0.00%

1.

Net loans represent total gross loans less the allowance for loan losses and deferred loan costs. The allowance for loan losses at June 30, 2014 and 2013 was $6,400,000 and $5,790,000, respectively, and at December 31, 2013, 2012, 2011, 2010 and 2009 was $6,517,000, $5,510,000, $4,600,000, $3,465,000 and $2,256,000, respectively.

2.	Book value per common share is calculated by dividing common equity by common shares issued.
3.	Performance ratios are based on average daily balances during the periods indicated. Asset quality ratios are end of period ratios.
4.	Net interest margin represents net interest income as a percent of interest bearing assets.
5.	Efficiency ratio represents noninterest expense as a percent of net interest income plus noninterest income.
6.	For definitions and further information relating to regulatory capital requirements, see “SUPERVISION AND REGULATION” herein.
7.	Performing TDRs are not included in nonperforming loans and are therefore not included in the numerators used to calculate this ratio.

HISTORICAL AND PRO FORMA PER SHARE DATA FOR CU BANCORP AND 1ST ENTERPRISE BANK

The table below shows the earnings, book value and dividends per share for CU Bancorp and 1st Enterprise on a historical and a pro forma combined basis. The pro forma data was derived by combining historical financial information of CU Bancorp and 1st Enterprise using the acquisition method of accounting for business combinations.

You should read the audited consolidated financial statements and related footnotes of CU Bancorp which are incorporated by reference into this joint proxy statement/prospectus and the audited financial statements and related footnotes of 1st Enterprise included in this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ] and “INDEX TO FINANCIAL STATEMENTS” beginning on page [    ] of this joint proxy statement/prospectus.

Book value per share	At or For the Six Months Ended June 30, 2014		At or For the Year Ended December 31, 2013
CU Bancorp	$	12.96	$12.45
1st Enterprise	$	14.58	$13.83
Pro forma combined	$	15.69	$15.36
Dividends declared per share
CU Bancorp	$	-	$-
1st Enterprise	$	-	$-
Pro forma combined	$	-	$-
Basic earnings (loss) per share
CU Bancorp	$	0.46	$0.93
1st Enterprise	$	0.63	$1.28
Pro forma combined	$	0.51	$0.89
Diluted earnings (loss) per share
CU Bancorp	$	0.45	$0.90
1st Enterprise	$	0.58	$1.18
Pro forma combined	$	0.49	$0.86

PRO FORMA CAPITALIZATION

The following table sets forth the actual capitalization of CU Bancorp and 1st Enterprise at June 30, 2014 and the pro forma capitalization of CU Bancorp, on a consolidated basis, reflecting the consummation of the merger:

	June 30, 2014
	CU Bancorp	1st Enterprise	Pro Forma CU Bancorp
	(Dollars in thousands except stock data)
Shareholders’ Equity:
Preferred Stock	$-	$16,380	$15,915
Common Stock	122,760	39,224	215,247
Additional Paid-in Capital	9,354	4,168	17,117
Accumulated Retained Earnings	13,129	12,194	8,600
Accumulated Other Comprehensive Income	195	349	195

Total Shareholders’ Equity	$145,438	$72,315	$257,074

Preferred Stock Data:
Authorized	50,000,000	10,000,000	50,000,000
Outstanding	-	16,400	16,400
Common Stock Data:
Authorized	75,000,000	20,000,000	75,000,000
Outstanding	11,222,235	3,837,239	16,383,321

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS AND

INFORMATION RELATING TO THE MERGER

The following unaudited pro forma combined consolidated financial statements, financial information and explanatory notes illustrate the effect of the merger on CU Bancorp’s financial position and results of operations based upon CU Bancorp’s respective historical financial positions and results of operations under the acquisition method of accounting with CU Bancorp treated as the acquirer. The unaudited pro forma combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of CU Bancorp and 1st Enterprise which are incorporated by reference and included elsewhere, respectively, in this joint proxy statement/prospectus.

In accordance with U.S. generally accepted accounting principles, or GAAP, the assets and liabilities of 1st Enterprise will be recorded by CU Bancorp at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined consolidated statement of income for the six months ended June 30, 2014 is based on the unaudited financial statements of CU Bancorp and 1st Enterprise incorporated by reference and included, respectively, in this joint proxy statement/prospectus, and the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2013 is based on the audited financial statements of CU Bancorp and 1st Enterprise incorporated by reference and included, respectively, in this joint proxy statement/prospectus. The unaudited pro forma combined consolidated balance sheet as of June 30, 2014 assumes the merger took place on that date. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2014 and for the year ended December 31, 2013 assumes the merger took place on January 1, 2013.

The pro forma financial information includes CU Bancorp’s estimated adjustments to record assets and liabilities of 1st Enterprise at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amounts will be determined after the merger is completed and after completion of further analyses to determine the fair value of 1st Enterprise’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of goodwill resulting from the merger and other assets and liabilities may impact CU Bancorp’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to 1st Enterprise’s results of operations from June 30, 2014, including shareholders’ equity, through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

CU Bancorp anticipates that the merger with 1st Enterprise will provide the combined institution with financial benefits that include reduced combined operating expenses. However, these unaudited pro forma consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined bank under one set of assumptions, does not reflect any of the potential benefits of and expected cost savings or opportunities to earn additional revenues or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined bank would have been had both banks been combined during the periods shown.

The unaudited pro forma shareholders’ equity and net income should not be considered indicative of the market value of CU Bancorp common stock or the actual or future results of operations of CU Bancorp for any period. Actual results may be materially different than the pro forma consolidated financial statements and information presented.

Combined Pro Forma Financial Information (unaudited)

Consolidated Balance Sheet As of June 30, 2014

(Dollars in thousands, except per share data)

	Historical
	CU Bancorp	1st Enterprise	Pro Forma Before Adjustments	Pro Forma Adjustments		CU Bancorp Pro Forma Combined
ASSETS
Cash and due from banks	$40,657	$31,103	$71,760	$(4,529)	(A)	$67,231
Interest earning deposits in other financial institutions	179,409	11,377	190,786	-		190,786

Total Cash and Cash Equivalents	220,066	42,480	262,546	(4,529)		258,017
Certificates of deposit in other financial institutions	64,577	-	64,577	-		64,577
Investment securities available-for-sale, at fair value	102,143	109,816	211,959	-		211,959
Investment securities held-to-maturity, at amortized cost	-	61,015	61,015	1,320	(B)	62,335
Loans	979,890	550,371	1,530,261	(14,249)	(C)	1,516,012
Allowance for loan loss	(11,284)	(6,400)	(17,684)	6,400	(D)	(11,284)

Net loans	968,606	543,971	1,512,577	(7,849)		1,504,728
Premises and equipment, net	3,785	2,362	6,147	-		6,147
Deferred tax assets, net	11,018	3,648	14,666	(667)	(E)	13,999
Other real estate owned, net	219	-	219	-		219
Goodwill	12,292	-	12,292	42,848	(F)	55,140
Core deposit & leasehold right intangibles	2,349	-	2,349	7,377	(G)	9,726
Bank owned life insurance	21,507	16,661	38,168	-		38,168
Accrued interest receivable and other assets	23,751	10,021	33,772	-		33,772

Total Assets	$1,430,313	$789,974	$2,220,287	$38,500		$2,258,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$682,300	$335,032	$1,017,332	$-		$1,017,332
Interest bearing transaction accounts	143,312	43,523	186,835	-		186,835
Money market and savings deposits	361,936	301,673	663,609	-		663,609
Certificates of deposit	57,732	12,924	70,656	-		70,656

Total deposits	1,245,280	693,152	1,938,432	-		1,938,432

Securities sold under agreements to repurchase	13,852	-	13,852	-		13,852
Federal Home Loan Bank borrowings	-	20,000	20,000	-		20,000
Subordinated debentures, net	9,459	-	9,459	-		9,459
Accrued interest payable and other liabilities	16,284	4,507	20,791	(821)	(D)	19,970

Total Liabilities	1,284,875	717,659	2,002,534	(821)		2,001,713

Commitments and Contingencies	-	-	-	-		-
SHAREHOLDERS’ EQUITY
Preferred Stock	-	16,380	16,380	(465)	(H)	15,915
Common Stock	122,760	39,224	161,984	53,263	(I)	215,247
Additional paid-in capital	9,354	4,168	13,522	3,595	(I)	17,117
Retained earnings	13,129	12,194	25,323	(16,723)	(I)	8,600
Accumulated other comprehensive income	195	349	544	(349)		195

Total Shareholders’ Equity	145,438	72,315	217,753	39,321		257,074

Total Liabilities and Shareholders’ Equity	$1,430,313	$789,974	$2,220,287	$38,500		$2,258,787

Combined Pro Forma Financial Information (unaudited)

Consolidated Statement of Income

For the Six Months Ended June 30, 2014

(Dollars in thousands, except per share data)

	Historical
	CU Bancorp	1st Enterprise	Pro Forma Before Adjustments	Pro Forma Adjustments		CU Bancorp Pro Forma Combined
Interest Income
Interest and fees on loans	$24,290	$10,639	$34,929	$774	(J)	$35,703
Interest on investment securities	968	1,919	2,887	-		2,887
Interest on interest bearing deposits in other financial institutions	417	8	425	-		425

Total Interest Income	25,675	12,566	38,241	774		39,015

Interest Expense
Interest on interest bearing transaction accounts	124	6	130	-		130
Interest on money market and savings deposits	456	340	796	-		796
Interest on certificates of deposit	111	25	136	-		136
Interest on securities sold under agreements to repurchase	19	-	19	-		19
Interest on subordinated debentures	214	-	214	-		214
Interest on Federal Home Loan Bank borrowings	-	17	17	-		17

Total Interest Expense	924	388	1,312	-		1,312

Net interest income	24,751	12,178	36,929	774		37,703
Provision for loan losses	483	(140)	343	-		343

Net Interest Income After Provision For Loan Losses	24,268	12,318	36,586	774		37,360

Non-Interest Income
Gain on sale of securities, net	-	58	58	-		58
Gain on sale of SBA loans, net	605	-	605	-		605
Deposit account service charge income	1,260	915	2,175	-		2,175
Other non-interest income	1,708	945	2,653	-		2,653

Total Non-Interest Income	3,573	1,918	5,491	-		5,491

Non-Interest Expense
Salaries and employee benefits	10,933	5,524	16,457	-		16,457
Stock based compensation expense	887	11	898	-		898
Occupancy	1,971	774	2,745	-		2,745
Data processing	951	572	1,523	-		1,523
Legal and professional	934	686	1,620	-		1,620
FDIC deposit assessment	401	240	641	-		641
Merger related expense	497	529	1,026	(1,026)	(K)	-
OREO valuation write-downs and expenses	6	-	6	-		6
Office services expenses	502	246	748	-		748
Other operating expenses	2,027	1,496	3,523	-		3,523
Amortization of core deposit intangible	138	-	138	604	(G)	742

Total Non-Interest Expense	19,247	10,078	29,325	(422)		28,903

Net Income Before Provision for Income Tax Expense	8,594	4,158	12,752	1,196		13,948
Provision for income tax expense	3,542	1,662	5,204	68	(E)	5,272

Net Income	$5,052	$2,496	$7,548	$1,128		$8,676

Earnings Per Share
Basic earnings per share	$0.46	$0.63				$0.51
Diluted earnings per share	$0.45	$0.58				$0.49

Weighted average basic shares outstanding	10,913,227	3,808,448		5,161,086	(L)	16,074,313
Weighted average dilutive shares outstanding	11,126,540	4,196,701		5,522,684	(L)	16,649,224

Combined Pro Forma Financial Information (unaudited)

Consolidated Statement of Income

For the Twelve Months Ended December 31, 2013

(Dollars in thousands, except per share data)

	Historical
	CU Bancorp	1st Enterprise	Pro Forma Before Adjustments	Pro Forma Adjustments		CU Bancorp Pro Forma Combined
Interest Income
Interest and fees on loans	$48,201	$18,968	$67,169	$1,547	(J)	$68,716
Interest on investment securities	1,913	3,631	5,544	-		5,544
Interest on interest bearing deposits in other financial institutions	732	37	769	-		769

Total Interest Income	50,846	22,636	73,482	1,547		75,029

Interest Expense
Interest on interest bearing transaction accounts	238	14	252	-		252
Interest on money market, savings deposits	1,027	650	1,677	-		1,677
Interest on certificates of deposit	255	44	299	-		299
Interest on securities sold under agreements to repurchase	74	-	74	-		74
Interest on subordinated debentures	485	-	485	-		485
Interest on Federal Home Loan Bank borrowings	0	37	37	-		37

Total Interest Expense	2,079	745	2,824	-		2,824

Net interest income	48,767	21,891	70,658	1,547		72,205
Provision for loan losses	2,852	1,322	4,174	-		4,174

Net Interest Income After Provision For Loan Losses	45,915	20,569	66,484	1,547		68,031

Non-Interest Income
Gain (loss) on sale of securities, net	47	(8)	39	-		39
Gain on sale of SBA loans, net	1,087	-	1,087	-		1,087
Deposit account service charge income	2,377	1,654	4,031	-		4,031
Other non-interest income	3,007	1,902	4,909	-		4,909

Total Non-Interest Income	6,518	3,548	10,066	-		10,066

Non-Interest Expense
Salaries and employee benefits	21,782	10,220	32,002	-		32,002
Stock based compensation expense	1,088	90	1,178	-		1,178
Occupancy	4,194	1,571	5,765	-		5,765
Data processing	1,868	1,061	2,929	-		2,929
Legal and professional	2,166	1,390	3,556	-		3,556
FDIC deposit assessment	880	471	1,351	-		1,351
Office services expenses	1,034	494	1,528	-		1,528
Other operating expenses	4,319	1,595	5,914	-		5,914
Amortization of core deposit intangible	309	-	309	1,341	(G)	1,650

Total Non-Interest Expense	37,640	16,892	54,532	1,341		55,873

Net Income Before Provision for Income Tax Expense	14,793	7,225	22,018	206		22,224
Provision for income tax expense	5,008	2,221	7,229	82	(E)	7,311

Net Income	$9,785	$5,004	$14,789	$124		$14,913

Earnings Per Share
Basic earnings per share	$0.93	$1.28				$0.89
Diluted earnings per share	$0.90	$1.18				$0.86
Weighted average basic shares outstanding	10,567,436	3,794,818		5,161,086	(L)	15,728,522
Weighted average dilutive shares outstanding	10,836,861	4,107,967		5,436,114	(L)	16,272,975

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined consolidated financial information related to the merger includes the unaudited pro forma combined consolidated balance sheet as of June 30, 2014, which assumes that the merger was completed on June 30, 2014. The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2014 and for the year ended December 31, 2013 were prepared assuming that the merger was completed on January 1, 2013. For the purpose of the pro forma combined consolidated financial statements, the total consideration to common shareholders is currently estimated at approximately $100.3 million, which was based on a price of $17.92 per common share (which was the closing stock price of CU Bancorp at August 8, 2014) and the issuance of 5,161,086 shares of CU Bancorp common stock for an estimated value of $92.5 million. Also included in the total consideration is the pre-combination fair value of 1st Enterprise stock options of $7.8 million, which will be converted to CU Bancorp stock options. The pro forma adjustments included herein reflect the conversion of 1st Enterprise’s common stock and stock options into CU Bancorp common stock and stock options at the exchange ratio of 1.345 as stated in the merger agreement. At June 30, 2014, 1st Enterprise had 3,837,239 shares outstanding which included 18,000 shares of unvested stock.

The merger will be accounted for as an acquisition of 1st Enterprise by CU Bancorp in accordance with the acquisition method of accounting. The acquisition method of accounting requires an acquirer to recognize the assets acquired, and the liabilities assumed based on their fair values as of the date of merger. Goodwill, if any, will be recognized as of the merger date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on CU Bancorp’s preliminary purchase price allocation, goodwill of approximately $42.8 million is estimated by CU Bancorp.

As the merger is recorded using the acquisition method of accounting, all loans of 1st Enterprise are recorded at fair value, including adjustments for credit, and no allowance for loan losses is carried over to CU Bancorp’s balance sheet. In addition, certain anticipated nonrecurring merger transaction costs associated with the merger, such as investment banking fees, change in control payments, accounting fees, legal and other professional fees, transfer agent fees, proxy solicitation costs and other related expenditures are reflected in the pro forma consolidated balance sheet, but are excluded from the pro forma consolidated statement of income.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma consolidated statement of income for the six months ended June 30, 2014 and for the year ended December 31, 2013 we assumed no adjustments to the historical amount of 1st Enterprise’s provision for loan losses. If such adjustments were estimated, there could be a reduction, or increase which could be significant, to the historical amounts of 1st Enterprise provision for loan losses presented.

The merger is expected to result in annual cost savings and revenue synergies to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined consolidated balance sheet or the statement of income.

2. Preliminary Pro Forma Entries

A.

Adjustments to cash and due from banks represent CU Bancorp’s and 1st Enterprise’s net merger transaction costs of $2.8 million and $1.8 million, respectively, and are assumed to be paid out at the closing date of the merger, see footnote K. Total cash payments are estimated at $4.5 million.

Cash Account Pro Forma Adjustment Schedule at June 30, 2014	(Dollars in thousands)
Net expense after tax – CU Bancorp merger costs	$2,776
Net expense after tax – 1st Enterprise merger costs	1,753

Cash pro forma adjusting entry	$4,529

B.

The fair value of the investment securities held-to-maturity portfolio being acquired from 1st Enterprise is $62.3 million at June 30, 2014, resulting in a fair value adjustment of $1.3 million in the pro forma combined consolidated balance sheet. The actual fair value adjustment on the merger date may be more or less than the amount used in these pro forma combined consolidated balance sheet.

C.

The fair value of the loan portfolio being acquired from 1st Enterprise is estimated by CU Bancorp to be less than the net carrying value. Based on management’s judgment, CU Bancorp applied an approximate discount of 2.8% to 1st Enterprise gross loan portfolio to estimate the loan fair value adjustment at June 30, 2014. This adjustment reflects the estimates of both market rate differential and the potential adjustments required by FASB ASC 310-30, “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality.” The total gross fair value loan adjustment is estimated at approximately $14.2 million. The credit portion of the loan fair value adjustment is estimated at approximately $10.0 million and the market rate fair value adjustment is estimated at approximately $4.2 million. See Footnote J for the estimated accretion of the market rate fair value adjustment. The actual loan fair value adjustment may be more or less than the amount estimated and used in these pro forma combined consolidated financial statements. The actual loan fair value will be calculated at the date of the merger, based on the most current financial information available.

D.

Because the acquired loans and unfunded loan commitments are recorded at fair value at the merger date, there is no carryover of 1st Enterprise’s allowance for loan losses of $6.4 million, and reserve for unfunded loan commitments of $821,000 at June 30, 2014.

E.

Adjustments to deferred tax assets represent the tax effect of the pro forma adjustments using a combined federal and state tax rate of 40.0%. A federal and state effective tax rate of 40.0% was also utilized in calculating the provision for income tax expense as reflected in the pro forma entries in the consolidated statements of income for the six months ended June 30, 2014 and for the year ended December 31, 2013. The following table reflects the breakout of deferred tax assets reflected on the pro forma combined consolidated balance sheet.

Components of Deferred Tax Assets Schedule - June 30, 2014		Amount		Tax		Net
	(Dollars in thousands)

Investment securities held-to-maturity, at amortized cost	$	1,320	$	(528)	$	792
Loan fair value adjustment		(14,249)		5,700		(8,549)

Allowance for loan loss adjustment		6,400		(2,560)		3,840
Reserve for unfunded loan commitments		821		(328)		493
Core deposit intangible		7,377		(2,951)		4,426

Deferred Tax Asset, net	$	1,669	$	(667)	$	1,002

F.

The unaudited pro forma combined consolidated financial information for the merger includes the unaudited pro forma combined balance sheet as of June 30, 2014, assuming the merger was completed on June 30, 2014. The following is a summary of the preliminary purchase price allocation and the value of goodwill.

	(Dollars in thousands)

Carrying value of 1st Enterprise net assets at June 30, 2014			$72,315
Less SBLF preferred stock			(16,380)	(H)

Carrying value of 1st Enterprise net assets attributable to common shareholders at June 30, 2014			55,935

Less fair value adjustments:
Loan fair value	$(14,249)	(C)
Allowance for loan loss	6,400	(D)

Loans, net	(7,849)
Investment securities held-to-maturity, at amortized cost	1,320	(B)
Core deposit intangible	7,377	(G)
Deferred tax asset, net	(667)	(E)
Reserve for unfunded loan commitments	821	(D)

Total fair value adjustments			1,002

Fair value of net assets acquired attributable to common shareholders at June 30, 2014			56,937
Consideration paid to common shareholders(1)			100,250
Carrying value of 1st Enterprise SBLF preferred stock at June 30, 2014			16,380
Fair value adjustment SBLF preferred stock	465	(H)
Consideration paid to 1st Enterprise preferred shareholder(1)			15,915

Goodwill (total consideration paid less fair value of net assets acquired)			$42,848

(1)

The purchase price is based on the issuance of 5,161,086 shares of CU Bancorp common stock at a price of approximately $17.92 per common share (which was the closing stock price of CU Bancorp at August 8, 2014) for a value of $92.5 million to be paid to holders of common stock. In addition, 1st Enterprise stock option holders, excluding the founders’ options which are expected to be exercised prior to the close of the merger, are to receive 889,058 shares of CU Bancorp stock options at the date of the merger. The pre-combination fair value of 1st Enterprise stock options of $7.8 million is considered additional purchase price consideration. Total consideration to be paid to common shareholders and the preferred shareholder is $116.2 million. Pursuant to the provisions of the merger agreement, an exchange ratio of 1.3450 is utilized for the exchange of 1st Enterprise common stock and stock options outstanding. At June 30, 2014, 1st Enterprise common stock and stock options (excluding the founders’ options) outstanding are 3,837,239 and 661,010, respectively. The 1st Enterprise common stock outstanding at June 30, 2014 includes 18,000 shares of unvested stock.

G.

A core deposit intangible of $7.4 million is estimated for the 1st Enterprise core deposit portfolio. A core deposit intangible arises from a financial institution having a deposit base comprised of funds associated with stable customer relationships. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principal of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, CU Bancorp has considered recently completed transactions and the overall value assigned to the non-interest bearing demand deposit accounts, savings accounts, money market and NOW deposit accounts. Based on this review CU Bancorp has preliminarily estimated a 1.08% core deposit premium on the core deposits of 1st Enterprise with an estimated useful life of ten years. This premium is a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. The amortization of core deposit intangibles is estimated at approximately $604,000 for the six months ended June 30, 2014 and is estimated at approximately $1.3 million for the year ended December 31, 2013.

Estimated Core Deposit Intangible Amortization Schedule	(Dollars in thousands)

Year 1	$1,341
Year 2	1,207
Year 3	1,073
Year 4	939
Year 5	805

Total	$5,365

H.

Adjustment to preferred stock represents the fair value adjustment on the preferred stock issued to the U.S. Treasury from 1st Enterprise in conjunction with the Small Business Lending Fund, or SBLF. CU Bancorp will assume the SBLF preferred stock from 1st Enterprise in connection with the merger and issue its own preferred stock with identical terms in replacement thereof. The discount rate used to determine the fair value is based on the median of publicly available preferred yields adjusted for a liquidity premium, resulting in a net discount of $465,000 to be accreted over 4 years. The accretion of the preferred stock net discount is estimated at $419,000 for the six months ended June 30, 2014 and $765,000 for the year ended December 31, 2013.

Estimated SBLF Preferred Stock Net Discount Accretion Schedule	(Dollars in thousands)

Year 1	$765
Year 2	302
Year 3	(246)
Year 4	(356)

Total	$465

I.	The following is the summary of the transactions reflecting the equity account adjustments.

Equity Account Pro Forma Adjustment Schedule at June 30, 2014	(Dollars in thousands)

Common Stock of 1st Enterprise - Retired	$(39,224)
Common Stock of CU Bancorp – issued in connection with merger	92,487

Common Stock pro forma adjustment	$53,263

Additional paid-in capital of 1st Enterprise	$(4,168)
Stock options of CU Bancorp - issued in connection with the merger for existing 1st Enterprise stock options converted	7,763

Additional paid-in capital pro forma adjustment	$3,595

Accumulated retained earnings of 1st Enterprise	$(12,194)
CU Bancorp net merger transaction costs (see footnote K)	(2,776)
1st Enterprise net merger transaction costs (see footnote K)	(1,753)

Net retained earnings pro forma adjustment	$(16,723)

J.

The market rate portion of the loan fair value adjustment of $4.2 million will be amortized over three years which is the estimated remaining life of the loan portfolio. The accretion for the six months ended June 30, 2014 is estimated at $774,000 and $1.5 million for the twelve months ended December 31, 2013. The following schedule reflects the projected amortization of the market rate portion of the loan fair value adjustment over the estimated three-year amortization period.

Estimated Market Rate Loan Fair Value Adjustment Amortization Schedule	(Dollars in thousands)

Year 1	$1,547
Year 2	1,547
Year 3	1,155

Total market rate loan fair value adjustment	$4,249

K.

The historical financial results of CU Bancorp and 1st Enterprise include non-tax deductible merger costs of approximately $497,000 and $529,000, respectively, for the six months ended June 30, 2014 and none for the year ended December 31, 2013. The merger costs included in the historical balances primarily consisted of legal and professional fees. For purpose of the pro forma combined consolidated statement of income, total merger costs of $1.0 million that are included in the historical financial results for the six months ended June 30, 2014 are removed as a non-recurring charge directly related to the merger. The estimated merger transaction costs to be incurred after June 30, 2014 are approximately $4.5 million, net of tax. This cost is included as a pro forma adjustment in the combined consolidated balance sheet. See footnote A and I.

Some of the merger transaction costs are not tax deductible. The deductibility of such costs is estimated in the table below, but will be finalized and determined subsequent to the completion of the merger. The following schedule reflects the breakout of the merger estimated transaction cost between CU Bancorp and 1st Enterprise using a federal and state effective tax rate of 40%. For purposes of the pro forma presentation, these costs are assumed to be paid out in cash at the date of the merger. However, several of these costs may not actually be paid out in cash but accrued for in the consolidated balance sheet.

Merger Transaction Costs Schedule	CU Bancorp	1st Enterprise	Combined
	(Dollars in thousands)

Salaries and employee benefits	$1,915	$961	$2,876
Professional fees	938	1,500	2,438
Other non-interest expense	1,535	60	1,595

Total non-interest expense	4,388	2,521	6,909
Tax benefit	(1,612)	(768)	(2,380)

Net expense after tax benefit	$2,776	$1,753	$4,529

L.

The amount of pro forma combined total shares outstanding at June 30, 2014, is calculated by adding CU Bancorp’s historical shares outstanding at June 30, 2014 and CU Bancorp’s pro forma shares, which are common stock to be issued at the merger transaction date. For purposes of these calculations, the retirement of the 1st Enterprise shares as well as the issue of the new CU Bancorp shares is recorded as if the transaction occurred January 1, 2013, with the newly issued shares outstanding for the full year. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Merger Consideration to the Shareholders of 1st Enterprise” for the calculation of shares to be issued in the merger transaction.

The amount of pro forma combined weighted average shares outstanding is calculated by adding CU Bancorp’s historical weighted average shares outstanding for the six months ended June 30, 2014 and for the year ended December 31, 2013, the CU Bancorp common stock issued in connection with merger and the dilutive shares related to the CU Bancorp stock options issued. For purposes of these calculations the issuance of the new CU Bancorp shares and the dilutive shares is recorded as if the transaction occurred January 1, 2013, with the newly issued shares outstanding for the full six months ended June 30, 2014 and for the twelve months ended December 31, 2013.

Twelve Months Ended December 31, 2013
	Historical
(Dollars in thousands except share and per share data)	CU Bancorp	1st Enterprise	Exchange of 1st Enterprise Shares	Issue of CU Bancorp Shares	CU Bancorp (consolidated) Pro Forma Combined
Shares outstanding at December 31, 2013	11,081,364	3,823,939	(3,823,939)	5,161,086	16,242,450

Net Income	$9,785	$5,004	$14,789	$124	$14,913
Less: Dividends on preferred stock (See footnote H)	-	(164)	(164)	(765)	(929)

Net income available to common shareholders	$9,785	$4,840	$14,625	$(641)	$13,984

Shares outstanding
Weighted average basic shares outstanding	10,567,436	3,794,818	(3,794,818)	5,161,086	15,728,522
Potential dilutive stock options	269,425	313,149	(313,149)	275,028	544,453

Weighted average dilutive shares	10,836,861	4,107,967	(4,107,967)	5,436,114	16,272,975

Earnings Per Share
Basic earnings per share	$0.93	$1.28			$0.89
Diluted earnings per share	$0.90	$1.18			$0.86

Six Months Ended June 30, 2014
	Historical
(Dollars in thousands except share and per share data)	CU Bancorp	1st Enterprise	Exchange of 1st Enterprise Shares	Issue of CU Bancorp Shares	CU Bancorp (consolidated) Pro Forma Combined
Shares outstanding at June 30, 2014	11,222,235	3,837,239	(3,837,239)	5,161,086	16,383,321

Net Income	$5,052	$2,496	$7,548	$1,128	$8,676
Less: Dividends on preferred stock (See footnote H)	-	(82)	(82)	(419)	(501)

Net income available to common shareholders	$5,052	$2,414	$7,466	$709	$8,175

Shares outstanding
Weighted average basic shares outstanding	10,913,227	3,808,448	(3,808,448)	5,161,086	16,074,313
Potential dilutive stock options	213,313	388,253	(388,253)	361,598	574,911

Weighted average dilutive shares	11,126,540	4,196,701	(4,196,701)	5,522,684	16,649,224

Earnings Per Share
Basic earnings per share	$0.46	$0.63			$0.51
Diluted earnings per share	$0.45	$0.58			$0.49

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Markets; Holders

CU Bancorp’s shares of common stock trade on the NASDAQ Capital Market under the symbol “CUNB.” CU Bancorp’s common stock began trading on the NASDAQ exchange on October 10, 2012; prior to that date, the stock traded on the OTC Bulletin Board®. As of [LATEST PRACTICABLE DATE], 2014, there were [                ] shares of CU Bancorp’s common stock outstanding, which were held by [    ] holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for [    ] additional shares of CU Bancorp’s common stock.

Shares of 1st Enterprise common stock are not listed on any exchange or quoted by the NASDAQ® Stock Market, although they are quoted on the OTCQB under the symbol “FENB.” The OTCQB is an electronic, screen-based market maintained and operated by the OTC Markets Group, which imposes considerably less stringent listing standards than the NASDAQ. As of [LATEST PRACTICABLE DATE], 2014, there were 3,837,739 shares of common stock outstanding, which were held by 327 holders of record.

There has been no trading in the 1st Enterprise preferred stock. The 1st Enterprise preferred stock is not listed on any national securities exchange nor is it traded on any over-the-counter quotation system. No active market exists for 1st Enterprise preferred stock and none is anticipated to develop in the foreseeable future. All outstanding shares of 1st Enterprise preferred stock are held by the Treasury.

Comparative Per Share Market Value Prices

The following table shows the closing per share price of CU Bancorp common stock and 1st Enterprise common stock as reported on the NASDAQ Capital Market and the OTCQB, respectively, on each of June 2, 2014, the last trading day before CU Bancorp and 1st Enterprise announced that they had entered into the merger agreement, and on [LATEST PRACTICABLE DATE], 2014, the latest practical trading date before the printing of this joint proxy statement/prospectus. The equivalent value per share is calculated by multiplying the per share price of CU Bancorp common stock by the exchange ratio of 1.3450.

Date	CU Bancorp Common Stock	1st Enterprise Common Stock	Equivalent 1st Enterprise Price Per Share
June 2, 2014	$18.19	$21.75	$24.47
[LATEST PRACTICABLE DATE], 2014	$[ ]	$[ ]	$[ ]

Stock Prices

The following table shows the high and low prices of CU Bancorp common stock and of 1st Enterprise common stock for each quarterly period since January 1, 2012, and is based upon information provided by the NASDAQ Capital Market for CU Bancorp and by the OTCQB for 1st Enterprise. With respect to CU Bancorp and 1st Enterprise, the quotations and the data in the following table do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

	CU Bancorp			1st Enterprise
	Sales Prices		Approximate Number of Shares Traded	Sales Prices		Approximate Number of Shares Traded
Quarter Ended	High	Low		High	Low
March 31, 2012	$10.85	$ 9.76	225,967	$12.35	$ 9.55	26,000
June 30, 2012	$11.95	$10.55	266,199	$14.31	$12.50	51,400
September 30, 2012	$11.85	$10.95	179,989	$14.50	$13.00	52,600
December 31, 2012	$13.54	$11.60	338,513	$15.90	$14.42	51,400

	CU Bancorp			1st Enterprise
	Sales Prices		Approximate Number of Shares Traded	Sales Prices		Approximate Number of Shares Traded
Quarter Ended	High	Low		High	Low
March 31, 2013	$13.00	$11.70	520,627	$16.75	$15.40	77,600
June 30, 2013	$15.95	$12.75	2,794,835	$17.30	$16.40	71,700
September 30, 2013	$18.74	$15.50	1,707,130	$19.80	$17.00	41,200
December 31, 2013	$19.30	$16.91	1,405,179	$19.77	$19.00	74,000
March 31, 2014	$18.50	$17.00	1,303,950	$22.00	$19.30	81,300
June 30, 2014	$19.50	$17.87	1,153,499	$24.99	$21.75	208,800
Period from July 1 to [ ], 2014	$[ ]	$[ ]	[ ]	$[ ]	$[ ]	[ ]

The above table shows only historical comparisons. These comparisons may not provide meaningful information to 1st Enterprise shareholders in determining whether to approve the merger agreement and the merger. 1st Enterprise shareholders are urged to obtain current market quotations for CU Bancorp common stock and 1st Enterprise common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Historical stock prices are not indicative of future stock prices.

Dividends

CU Bancorp

To date, CU Bancorp has not paid any cash dividends. Payment of stock or cash dividends in the future will depend upon earnings, liquidity, financial condition and other factors deemed relevant by the CU Bancorp board of directors. Notification to the Board of Governors of the Federal Reserve System (the “FRB”) is required prior to declaring and paying a dividend to shareholders that exceeds earnings for the period for which the dividend is being paid. This notification requirement is included in regulatory guidance regarding safety and soundness surrounding capital and includes other non-financial measures such as asset quality, financial condition, capital adequacy, liquidity, future earnings projections, capital planning and credit concentrations. Should the FRB object to dividend payments, CU Bancorp would be precluded from declaring and paying dividends until approval is received or CU Bancorp no longer needs to provide notice under applicable guidance.

California law also limits CU Bancorp’s ability to pay dividends. A corporation may make a distribution / dividend from retained earnings to the extent that the retained earnings exceed (a) the amount of the distribution plus (b) the amount, if any, of dividends in arrears on shares with preferential dividend rights. Alternatively, a corporation may make a distribution / dividend, if, immediately after the distribution, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution / dividend.

1st Enterprise

Dividends on the 1st Enterprise Common Stock

Shareholders are entitled to receive dividends when and if declared by the board of directors of 1st Enterprise. 1st Enterprise has not declared or issued any cash dividends on its common stock since commencing operations in July 2006. Accordingly, 1st Enterprise does not anticipate paying any cash dividends for the foreseeable future on its common stock, and no assurance can be given that its earnings will permit the payment of dividends of any kind in the future.

Under the California Financial Code, 1st Enterprise is permitted to pay a dividend in the following circumstances: (i) without the consent of either the California Department of Business Oversight (the “DBO”) or 1st Enterprise’s shareholders, in an amount not exceeding the lesser of (a) the retained earnings of 1st Enterprise; or (b) the net income of 1st Enterprise for its last three fiscal years; (ii) with the prior approval of the DBO, in an amount not exceeding the greatest of: (a) the retained earnings of 1st Enterprise; (b) the net income of 1st Enterprise for its last fiscal year; or (c) the net income for 1st Enterprise for its current fiscal year; and (iii) with the prior approval of the DBO and 1st Enterprise’s shareholders in connection with a reduction of its contributed capital.

Under federal law, 1st Enterprise is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.

In addition, dividends on the common stock cannot be paid if dividends on the preferred stock have not been paid for the most recently completed dividend period. See “— Dividends on the 1st Enterprise Preferred Stock” below.

Further, pursuant to the terms of the merger agreement, 1st Enterprise has agreed that prior to the effective time of the merger, without the prior written consent of CU Bancorp, it will not make, declare, pay or set aside for payment any dividend in respect of any shares of its capital stock.

Dividends on the 1st Enterprise Preferred Stock

On September 1, 2011, 1st Enterprise entered into a Securities Purchase Agreement with the U.S. Treasury pursuant to which it issued 16,400 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D, which are the only shares of preferred stock of 1st Enterprise outstanding. As consideration for these shares, 1st Enterprise received $16.4 million in capital through the Small Business Lending Fund administered by the Treasury. The Small Business Lending Fund was created by the Treasury to encourage banks to increase lending to small business by providing capital to eligible banks at an adjustable dividend rate based on the volume of qualified lending at a rate between 1% and 5% per annum at funding and for the initial nine quarters. The dividend rate is determined for each quarter based upon the percentage increase in qualified small business lending. 1st Enterprise has qualified for the 1% dividend rate since the issuance of the preferred stock. The dividends are non-cumulative and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2012. The dividend rate is scheduled to increase to 9% per annum commencing March 1, 2016. At June 30, 2014, all dividends on the 1st Enterprise preferred stock were current.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus and the matters addressed in “A WARNING ABOUT FORWARD-LOOKING STATEMENTS” beginning on page [    ], you should carefully consider the matters described below in determining whether to approve the merger agreement. If the merger is consummated, California United Bank and 1st Enterprise will operate as a combined bank and as a wholly-owned subsidiary of CU Bancorp in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond the combined company’s control.

Risks Relating to the Merger

We may fail to realize all of the anticipated benefits of the merger if the combined company does not achieve certain cost savings and other benefits or if California United Bank and 1st Enterprise do not successfully integrate.

CU Bancorp’s belief that the cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Actual cost savings and revenue enhancements will depend on future expense levels and operating levels, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

Further, if CU Bancorp is unable to successfully integrate the businesses of California United Bank and 1st Enterprise, operating results may suffer. California United Bank and 1st Enterprise have operated and, until completion of the merger, will continue to operate independently of one another. It is possible that the integration process could result in the loss of key employees, disruption of their ongoing businesses, or inconsistencies in standards, controls, policies or procedures. These could negatively affect both California United Bank’s and 1st Enterprise’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the merger. As with any completed merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors.

CU Bancorp, California United Bank and 1st Enterprise will be subject to business uncertainties while the merger is pending that could adversely affect their respective businesses.

The parties’ efforts to complete the merger could cause substantial disruptions in CU Bancorp’s, California United Bank’s and/or 1st Enterprise’s respective businesses, which could have an adverse effect on their respective financial results. Among other things, uncertainty as to whether the merger will be completed may affect the ability of each of the parties to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the merger is pending because employees may experience uncertainty about their future roles with the combined company.

Uncertainty as to the future could adversely affect CU Bancorp’s, California United Bank’s and/or 1st Enterprise’s respective businesses, reputation and relationships with potential depositors, borrowers and vendors. For example, vendors, customers and others who deal with CU Bancorp, California United Bank or 1st Enterprise could defer decisions concerning working with such company, or seek to change existing business relationships with such company. Further, a substantial amount of the attention and management and employees of each company is being directed toward the completion of the merger and thus is being diverted from such company’s day-to-day operations because matters related to the merger (including integration planning) require substantial commitments of time and resources.

In addition the merger agreement restricts CU Bancorp from taking certain actions without 1st Enterprises’ consent while the merger is pending. These restrictions may, among other matters, prevent CU Bancorp from pursuing otherwise attractive business opportunities, selling assets, changing the capital structure, entering into other transactions or making other changes to our business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on CU Bancorp’s business, financial condition and results of operations.

CU Bancorp and 1st Enterprise will incur significant transaction and merger-related integration costs in connection with the merger.

CU Bancorp and 1st Enterprise expect to incur significant costs associated with completing the merger and integrating the operations of California United Bank and 1st Enterprise. CU Bancorp and 1st Enterprise are in the process of assessing the impact of these costs. Although CU Bancorp and 1st Enterprise believe that the elimination of duplicate costs and the realization of other efficiencies related to the integration of the businesses will offset incremental transition and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

CU Bancorp shareholders and 1st Enterprise shareholders will experience significant dilution as a result of the merger.

In connection with the merger, 1st Enterprise shareholders will receive 1.3450 shares of CU Bancorp common stock in exchange for each share of 1st Enterprise common stock (except with respect to fractional shares) pursuant to the terms of the merger agreement. As a consequence, the shareholders of CU Bancorp and 1st Enterprise will both experience significant dilution in their ownership percentage and voting power in CU Bancorp following the merger. If the merger is consummated and based upon the exchange ratio of 1.3450, current 1st Enterprise common stock shareholders will own approximately 31.5% of CU Bancorp’s common stock, on a fully diluted basis. Accordingly, while CU Bancorp’s shareholders will still own a majority of the outstanding voting stock of the combined company after the merger, their interests will be diluted and would significantly reduce their ability to outvote current 1st Enterprise shareholders if such current 1st Enterprise shareholders voted together as a group.

The market price of CU Bancorp common stock after the merger may be affected by factors different from those currently affecting the market price of 1st Enterprise common stock and CU Bancorp common stock.

Upon completion of the merger, holders of 1st Enterprise common stock will become holders of CU Bancorp common stock, and the Treasury, as the sole holder of the 1st Enterprise preferred stock, will become a holder of CU Bancorp preferred stock. CU Bancorp’s business differs from that of 1st Enterprise and, accordingly, the results of operations of the combined company and the market price of CU Bancorp common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CU Bancorp and 1st Enterprise.

Because the exchange ratio of 1.3450 is fixed and will not be adjusted in the event of changes in the price of either CU Bancorp’s or 1st Enterprise’s common stock, the market value of the shares of CU Bancorp common stock to be received by the 1st Enterprise shareholders in connection with the merger is subject to change prior to the completion of the merger.

Pursuant to the terms of the merger agreement, the exchange ratio is fixed such that each share of 1st Enterprise common stock will be converted into the right to receive 1.3450 shares of CU Bancorp common stock in connection with the merger. Therefore, no adjustments to this exchange ratio will be made based on changes in the price of either CU Bancorp common stock or 1st Enterprise common stock prior to the completion of the merger. Changes in stock prices may result from a variety of factors, including, among others, general market and economic conditions, changes in CU Bancorp’s and/or 1st Enterprise’s respective businesses, operations and prospects, market assessment of the likelihood that the merger will be completed as anticipated or at all, and regulatory considerations. Many of these factors are beyond CU Bancorp’s or 1st Enterprise’s control.

As a result of any such changes in stock prices, the market value of the shares of CU Bancorp common stock that a 1st Enterprise shareholder will receive at the time that the merger is completed could vary significantly from the value of such shares on the date of this joint proxy statement/prospectus, the date of the CU Bancorp annual meeting, the date of the 1st Enterprise annual meeting, or the date on which such 1st Enterprise shareholder actually receives its shares of CU Bancorp common stock. For example, based on the range of closing prices of CU Bancorp common stock during the period from June 2, 2014, the last trading day before CU Bancorp and 1st Enterprise announced that they had entered into the merger agreement, through [LATEST PRACTICABLE DATE], 2014, the latest practicable date before the printing of this joint proxy statement/prospectus, the exchange ratio represented a market value ranging from a low of $[    ] to a high of $[    ] for each share of 1st Enterprise common stock. Accordingly, at the time of the CU Bancorp annual meeting or the 1st Enterprise annual meeting, as the case may be, neither the CU Bancorp shareholders nor the 1st Enterprise shareholders, as the case may be, will know or be able to calculate the exact market value of the consideration the 1st Enterprise shareholders will receive upon completion of the merger.

The fairness opinion obtained by each of CU Bancorp and 1st Enterprise from their respective financial advisors will not reflect changes in the value of CU Bancorp common stock or 1st Enterprise common stock between the signing of the merger agreement and completion of the merger.

On June 2, 2014, CU Bancorp’s financial advisor, Sandler O’Neill & Partners, L.P., presented its opinion to the CU Bancorp board of directors as to the fairness, from a financial point of view, of the merger consideration to CU Bancorp. On June 2, 2014, 1st Enterprise’s financial advisor, D.A. Davidson & Co., presented its opinion to the 1st Enterprise board of directors as to the fairness of the merger consideration to the shareholders of 1st Enterprise from a financial point of view. As of June 2, 2014, in the opinion of Sandler O’Neill, the merger consideration was fair to CU Bancorp from a financial point of view, and as of June 2, 2014, in the opinion of Davidson, the exchange ratio was fair to the shareholders of 1st Enterprise from a financial point of view. The merger agreement does not require that CU Bancorp or 1st Enterprise obtain an updated fairness opinion as a condition to the completion of the merger, and neither CU Bancorp nor 1st Enterprise intend to request that their respective opinion be updated.

As such, neither fairness opinion reflects any changes that may occur or may have already occurred after June 2, 2014 to the operations and prospects of CU Bancorp, California United Bank or 1st Enterprise, general market and economic conditions and other factors that may be beyond the control of CU Bancorp and 1st Enterprise, and on which the respective original fairness opinions were based. As a result, the current value of the common stock of CU Bancorp and 1st Enterprise may not be reflected in the fairness opinions. These opinions do not speak as of the time the merger will be completed or as of any date other than the dates set forth in the fairness opinions. Because CU Bancorp and 1st Enterprise do not currently intend to request updated fairness opinions, the respective fairness opinion will not address the fairness of the merger consideration or the exchange ratio, from a financial point of view, at the time the merger is completed. As a result, the respective boards of directors of CU Bancorp and 1st Enterprise will not have the benefit of updated fairness opinions in making their respective recommendations to shareholders. For a description of the fairness opinion that CU Bancorp received from Sandler O’Neill, see “CU BANCORP AND 1ST ENTERPRISE JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Opinion of CU Bancorp’s Financial Advisor” beginning on page [    ]. For a description of the other factors considered by CU Bancorp’s board of directors in determining whether to approve the merger, see “ – Background of the Transaction and CU Bancorp’s Reasons for Engaging in and Approval of the Merger” beginning on page [    ]. For a description of the fairness opinion the 1st Enterprise received from Davidson, see “– Opinion of 1st Enterprise’s Financial Advisor” beginning on page [    ]. For a description of the other factors considered by 1st Enterprise’s board of directors in determining whether to approve the merger, see “– Background of the Transaction and 1st Enterprise’s reasons for Engaging in and Approval of the Merger” beginning on page [    ]. The full text of Sandler O’Neill’s fairness opinion is attached as Appendix C to this joint proxy statement/prospectus, and the full text of Davidson’s fairness opinion is attached as Appendix D to this joint proxy statement/prospectus.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or NASDAQ rules, the merger will not occur or will be delayed, and each of CU Bancorp and 1st Enterprise may lose some or all of the intended benefits of the merger. The following conditions must be satisfied or, with respect to conditions other than shareholder and regulatory approval, waived, if permissible, before CU Bancorp and 1st Enterprise are obligated to complete the merger:

—	the merger agreement must be approved by the affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding as of the record date for the CU Bancorp annual meeting;

—

the merger agreement must be approved by the affirmative vote of at least a majority of the shares of 1st Enterprise common stock and under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding as of the record date for the 1st Enterprise annual meeting;

—	all required regulatory approvals and consents must be obtained, including approvals and/or non-objections from the FRB, the FDIC and the CDBO;

—	the absence of any law or order by a court or regulatory authority that would prohibit, restrict or make illegal the merger;

—

the number of shares of 1st Enterprise common stock for which dissenters’ rights have been properly asserted shall not be more than 5% of the total issued and outstanding shares of 1st Enterprise common stock

—	the Treasury, as the holder of the 1st Enterprise preferred stock, does not exercise dissenters’ rights with respect to any shares of the 1st Enterprise preferred stock it holds; and

—	special tax counsel to the parties have rendered certain tax opinions.

Failure to complete the merger could negatively impact CU Bancorp’s, California United Bank’s and/or 1st Enterprise’s respective businesses, financial condition, results of operations and / or stock prices.

If the merger agreement is terminated and the merger is not completed, the ongoing businesses of CU Bancorp, California United Bank and 1st Enterprise may be adversely affected. For example:

—

the risk that the pursuit of the merger could lead to CU Bancorp’s and 1st Enterprise’s failure to pursue other beneficial opportunities due to the focus of CU Bancorp’s and 1st Enterprise’s management on completing the merger;

—

pursuant to the merger agreement, each of CU Bancorp and 1st Enterprise is subject to certain restrictions on the conduct of its business prior to completing the merger, which restrictions could adversely affect its ability to realize certain of its respective business strategies;

—	the market price of CU Bancorp’s and 1st Enterprise’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

—	CU Bancorp and 1st Enterprise may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal;

—	neither CU Bancorp nor 1st Enterprise would realize any of the anticipated benefits of having completed the merger;

—

CU Bancorp may be required to pay a termination fee of $1.0 million to 1st Enterprise and to reimburse 1st Enterprise for its merger-related expenses (up to $1.0 million) if the merger agreement is terminated under certain circumstances;

—

1st Enterprise may be required to pay a termination fee of $4.0 million to CU Bancorp and to reimburse CU Bancorp for its merger-related expenses (up to $1.0 million) if the merger agreement is terminated under certain circumstances; and

—

the expenses of each of CU Bancorp and 1st Enterprise incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not, except in certain circumstances, be recovered from the other party.

In addition, any delay in the consummation of the merger, or any uncertainty about the consummation of the merger, may adversely affect each company’s respective future businesses, growth, revenue and results of operations. Further, if the merger agreement is terminated and 1st Enterprise’s board of directors seeks another merger or business combination, 1st Enterprise shareholders cannot be certain that 1st Enterprise will be able to find a party willing to pay the equivalent or greater consideration than that which CU Bancorp has agreed to pay in the merger.

The consideration to be paid in the merger is fixed and will not be adjusted for changes in CU Bancorp’s or 1st Enterprises’ business, assets, liabilities, prospects, outlook, financial condition or results of operations, or in the event of any change in CU Bancorp’s or 1st Enterprises stock price.

The merger consideration is fixed in the merger agreement and will not be adjusted for changes in CU Bancorp’s or 1st Enterprises’ business, assets, liabilities, prospects, outlook, financial condition or results of operations, or changes in the market price of, analyst estimates of, or projections relating to, CU Bancorp’s common stock or 1st Enterprises’ common stock. For example, if CU Bancorp experienced an improvement in its business, assets, liabilities, prospects, outlook, financial condition or results of operations prior to the consummation of the merger, there would be no adjustment to the amount of the merger consideration.

The merger agreement contains provisions that could discourage or make it difficult for a third party to acquire 1st Enterprise prior to completion of the merger.

The merger agreement contains provisions that make it difficult for 1st Enterprise to entertain a third-party proposal for an acquisition of 1st Enterprise. These provisions include the general prohibition on 1st Enterprise’s soliciting, initiating, encouraging or participating in discussions or negotiations regarding any acquisition proposal with any person or entity other than CU Bancorp and California United Bank, and the requirement that 1st Enterprise pay a termination fee of $4,000,000 to CU Bancorp and reimburse CU Bancorp for expenses incurred in connection with the merger if the merger agreement is terminated in specified circumstances. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – The Merger Agreement – Termination; Effect of Termination” beginning on page [    ]. These provisions could discourage an otherwise interested third party from trying to acquire 1st Enterprise, even one that might be willing to offer greater value to 1st Enterprise’s shareholders than CU Bancorp has offered in the merger. Furthermore, even if a third party elects to propose an acquisition, the termination fee could result in that third party’s offering being of lower value to 1st Enterprise’s shareholders than such third party might have otherwise offered.

The merger agreement contains provisions that could discourage or make it difficult for CU Bancorp to enter into a strategic transaction with a third party prior to completion of the merger.

The merger agreement contains provisions that make it difficult for CU Bancorp to entertain a proposal for a strategic transaction with a third party. These provisions include the general prohibition on CU Bancorp’s soliciting, initiating, encouraging or participating in discussions or negotiations regarding any acquisition proposal with any person or entity that would materially impair CU Bancorp’s ability to consummate the merger, and the requirement that CU Bancorp pay a termination fee of $1,000,000 to 1st Enterprise and reimburse 1st Enterprise for expenses incurred in connection with the merger if the merger agreement is terminated in specified circumstances. In addition, the merger agreement prohibits CU Bancorp from entering into an acquisition proposal with a third party unless it requires the completion of the merger and gives to the 1st Enterprise shareholders the same consideration as CU Bancorp shareholders in such transactions. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – The Merger Agreement – Termination; Effect of Termination” beginning on page [    ]. These provisions could discourage an otherwise interested third party from trying to enter into a strategic transaction with CU Bancorp or from CU Bancorp pursuing another transaction. Furthermore, even if a third party elects to propose a strategic transaction with CU Bancorp, the termination fee could result in that third party’s offering being of lower value to CU Bancorp’s shareholders than such third party might have otherwise offered.

Certain officers and directors of 1st Enterprise may have interests that are different from, or in addition to, interests of 1st Enterprise’s shareholders generally.

Certain of 1st Enterprise’s officers and directors have conflicts of interest in the merger that may influence them to support or approve the merger without regard to the interests of 1st Enterprise shareholders. Specifically:

—

John C. Black and E. Allen Nicholson will not be retained in their current position by CU Bancorp after the merger, and therefore, Messrs. Black and Nicholson will be entitled to change in control payments equal to the sum of 18 months’ base salary plus an average bonus amount. In addition Messrs. Black and Nicholson will be entitled to the continuation of their medical benefits for a period of 12 months and any shares of restricted stock they hold will immediately vest and will be exchanged for shares of CU Bancorp common stock in the merger. The aggregate change in control payment will be $578,876 and $404,579 for Messrs. Black and Nicholson, respectively, and the value of the continuation of their medical benefits will approximate $16,870 and $16,947, respectively.

—

CU Bancorp has entered into a consulting agreement with John C. Black pursuant to which Mr. Black has agreed to provide consulting services to CU Bancorp and California United Bank for a period of one (1) year following the merger. Under the terms of this consulting agreement, Mr. Black will receive a monthly payment of $13,958 for an aggregate annualized consulting fee of $167,496.

—

CU Bancorp has agreed to retain K. Brian Horton to serve as the President of CU Bancorp and California United Bank following the merger and has agreed to pay compensation to Mr. Horton for his service in this capacity of $340,000 per year; to provide him with certain perquisites, including a club membership; and expects that immediately following the merger date it will award him 20,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest at the rate of 50% on the second anniversary of the award date, another 25% on the third anniversary of the award date, and the remaining 25% on the fourth anniversary of the award date, subject to approval of such restricted stock grant following the merger by the CU Bancorp Compensation, Nominating and Corporate Governance Committee.

—

CU Bancorp has also agreed to retain Jeffrey McGraa to serve as the Executive Vice President/Credit Administrator of California United Bank following the merger and has agreed to pay compensation to Mr. McGraa for his service in this capacity of $250,000 per year; to provide him with certain perquisites, including club membership;; and expects that immediately following the merger date it will award him 4,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest as to one-third of the award on each of the first, second and third anniversary of the award date, subject to approval of such restricted stock grant following the merger by the CU Bancorp Compensation, Nominating and Corporate Governance Committee.

—

1st Enterprise has adopted a retention plan pursuant to which it has offered retention incentives to K. Brian Horton and Jeffrey McGraa in the amounts of $547,702 and $296,060, respectively, to encourage them to remain employed with 1st Enterprise in order satisfy a condition to the completion of the merger and to remain employed with CU Bancorp and/or California United Bank after the merger closes. Other than Messrs. Horton and McGraa, no other director and/or executive officer of 1st Enterprise will be entitled to any retention incentives under the retention plan.

—

California United Bank has agreed to pay Chuck Kohl, its Executive Vice President/Director of Operations, an incentive payment of $120,000 as consideration for his agreement to remain employed with 1st Enterprise and to continue to be employed by CU Bancorp for a term ending approximately thirty (30) days following the completion of the conversion of 1st Enterprise to California United Bank’s data processing systems in order to assist in that process.

—

Certain of 1st Enterprise’s officers and directors hold unvested shares of restricted stock, which will become fully vested upon the consummation of the merger pursuant to the restricted stock award agreements between 1st Enterprise and such officers and directors governing their restricted stock awards, as more fully described in “[    ]” beginning on page [    ];

—

1st Enterprise’s current and past officers and directors are entitled to continued indemnification and insurance coverage after the merger is completed for events occurring before the close of the merger, as more fully described in “[    ]” beginning on page [    ];

—

Four current directors of 1st Enterprise, currently anticipated to be David C. Holman, K. Brian Horton, [            ] and [            ], will be appointed to the boards of directors of CU Bancorp and California United Bank following the close of the merger.

You should consider these interests in conjunction with the recommendation of the board of directors of 1st Enterprise with respect to approval of the merger. For a more detailed discussion of these interests, see the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER - Interests of Directors and Officers in the Merger” beginning on page [    ].

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary, and CU Bancorp’s actual financial position and results of operations after the completion of the merger may differ materially.

The unaudited pro forma financial data contained in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what CU Bancorp’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. For more information, see “UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION AND INFORMATION RELATING TO THE MERGER” beginning on page [    ].

Risks Relating to the Banking Industry

Difficult economic and market conditions have adversely affected our industry.

The financial performance of CU Bancorp, California United Bank and 1st Enterprise generally, and the ability of borrowers to pay interest on and repay the principal of outstanding loans and the value of the collateral securing those loans, are highly dependent upon the business and economic conditions in the markets in which they operate and in the United States as a whole. Although the U.S. and local economy continue to show modest signs of improvement, certain sectors remain soft, and unemployment remains relatively high in general and in the markets in which they operate. Local governments and many businesses are still experiencing serious difficulties. In addition, concerns about the performance of international economies, including the potential impact of European debt, can impact the economy in the United States. These economic pressures on consumers and businesses may adversely affect their business, financial condition, results of operations and stock price. In particular, CU Bancorp, California United Bank and 1st Enterprise may face the following risks in connection with these events:

—	Current deadlock in Congress and failure to address systemic issues.

—

The banking operations of California United Bank and 1st Enterprise are concentrated primarily in Southern California. The State of California has experienced significant fiscal challenges with possible long-term, unpredictable effects on the State’s economy. Further deterioration of the economic conditions in Southern California could impair borrowers’ ability to service their loans, decrease the level and duration of deposits by customers, and erode the value of loan collateral. These conditions could increase the amount of non-performing assets and have an adverse effect on their efforts to collect on non-performing loans or otherwise liquidate their non-performing assets (including other real estate owned) on terms favorable to them, if at all, and could also cause a decline in demand for their products and services, or a lack of growth or a decrease in deposits. These conditions may cause them to incur losses, adversely affect their capital, and hurt their business.

U.S. financial markets and economic conditions could adversely affect liquidity, results of operations and financial condition.

In the past, the impact of adverse economic events has been particularly acute in the financial sector. Although CU Bancorp, California United Bank and 1st Enterprise are deemed to be “well-capitalized” and have not suffered any liquidity issues as a result of these events, the cost and availability of funds may be adversely impacted, and the demand for their products and services may decline, if the recovery from the recession does not continue. In view of the concentration of their operations and the collateral securing their loan portfolio in Southern California, CU Bancorp, California United Bank and 1st Enterprise may be particularly susceptible to adverse economic conditions in the State of California.

Further disruptions in the real estate market could materially and adversely affect the businesses of CU Bancorp, California United Bank and 1st Enterprise.

In conjunction with the recent financial crisis, the real estate market experienced a slow-down due to negative economic trends and credit market disruption. While recovery in Southern California real estate appears to be holding, the long-term impact cannot be quantified. At June 30, 2014, 53% and 6% of California United Bank’s total gross loans were comprised of commercial real estate and real estate construction loans, respectively, of which 41% of the commercial real estate loans were owner-occupied. At June 30, 2014, 52% and less than 1% of 1st Enterprise’s total gross loans were comprised of commercial real estate and real estate construction loans, respectively. 48% of the commercial real estate loans were owner-occupied. Any further downturn in the real estate market could materially and adversely affect the business of California United Bank and/or 1st Enterprise because a significant portion of their loans are secured by real estate. Their ability to recover on defaulted loans by selling the real estate collateral would then be diminished and they would be more likely to suffer losses on loans. Substantially all of their real property collateral is located in Southern California. If there is an additional decline in real estate values, especially in Southern California, the collateral for their loans would provide less security. Real estate values could be affected by, among other things, a worsening of economic conditions, an increase in foreclosures, a decline in home sale volumes, an increase in interest rates, continued high levels of unemployment, drought, earthquakes, brush fires and other natural disasters particular to California.

Additional requirements imposed by the Dodd-Frank Act and related regulation could have an adverse effect on CU Bancorp, California United Bank and 1st Enterprise.

Recent government efforts to strengthen the U.S. financial system have resulted in the imposition of additional regulatory requirements. The Dodd-Frank Act provides for sweeping regulatory changes, including the following:

—

the establishment of strengthened capital and liquidity requirements for banks and bank holding companies, including minimum leverage and risk-based capital requirements no less than the strictest requirements in effect for depository institutions as of the date of enactment;

—	the requirement by statute that bank holding companies serve as a source of financial strength for their depository institution subsidiaries;
—	enhanced regulation of financial markets, including the derivative and securitization markets, and the elimination of certain proprietary trading activities by banks;
—	additional corporate governance and executive compensation requirements; enhanced financial institution safety and soundness regulations,
—	revisions in FDIC insurance assessment fees and a permanent increase in FDIC deposit insurance coverage to $250,000;
—	authorization for financial institutions to pay interest on business checking accounts; and
—

the establishment of new regulatory bodies, such as the Bureau of Consumer Financial Protection and the Financial Services Oversight Counsel, to identify emerging systemic risks and improve interagency cooperation.

Many of the provisions remain subject to final rulemaking and/or implementation. Accordingly, CU Bancorp, California United Bank and 1st Enterprise cannot fully assess its impact on their respective operations and costs until final regulations are adopted and implemented.

Current and future legal and regulatory requirements, restrictions, and regulations, including those imposed under Dodd-Frank, may adversely impact profitability of CU Bancorp, California United Bank and 1st Enterprise and may have a material and adverse effect on their business, financial condition, and results of operations. They may also be required to invest significant management attention and resources to evaluate and make changes required by the legislation and related regulations and may make it more difficult for them to attract and retain qualified executive officers and employees.

Further significant changes in banking laws or regulations and federal monetary policy could materially affect the business of CU Bancorp, California United Bank and 1st Enterprise.

The banking industry is subject to extensive federal and state laws and regulations, and significant new laws or regulations or changes in, or repeals of, existing laws or regulations may cause results to differ materially. Also, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects the operations of California United Bank and 1st Enterprise, as well as the entire banking industry, primarily through open market operations in U.S. government securities, the discount rate for member bank borrowing, and bank reserve requirements. For further discussion of the regulation of financial services, see “SUPERVISION AND REGULATION” herein.

CU Bancorp, California United Bank and 1st Enterprise cannot predict the substance or impact of any change in regulation, whether by regulators or as a result of legislation, or in the way such statutory or regulatory requirements are interpreted or enforced. Compliance with such current and potential regulation and scrutiny may significantly increase their costs, impede the efficiency of their internal business practices, require them to increase their regulatory capital and limit their ability to pursue business opportunities in an efficient manner.

CU Bancorp, California United Bank and 1st Enterprise are subject to extensive laws, regulations and supervision, and may become subject to future laws, regulations and supervision, if any, that may be enacted, which could limit or restrict their activities, may hamper their ability to increase their assets and earnings, and could adversely affect their profitability.

Bank clients could move their money to alternative investments resulting in a loss of a lower cost source of funding.

Demand deposits can decrease when clients perceive alternative investments as providing a better risk/return tradeoff. Technology and other changes have made it more convenient for bank customers to transfer funds into alternative investments or other deposit accounts offered by other out-of-area financial institutions or non-bank service providers. Additionally, if the economy continues to trend upward, customers may withdraw deposits to utilize them to fund business expansion or equity investment. When clients move money out of bank demand deposits, California United Bank and 1st Enterprise lose a relatively low cost source of funds, increasing their funding costs and reducing their net interest income.

Several rating agencies publish unsolicited ratings of the financial performance and relative financial health of many banks, including California United Bank and 1st Enterprise, based on publicly available data. As these ratings are publicly available, a decline in their respective ratings may result in deposit outflows or their inability to raise deposits in the secondary market as broker-dealers and depositors may use such ratings in deciding where to deposit their funds.

California United Bank’s and 1st Enterprise’s businesses are subject to interest rate risk, and fluctuations in interest rates could reduce their net interest income and adversely affect their businesses.

A substantial portion of the income of California United Bank and 1st Enterprise is derived from the differential, or “spread,” between the interest earned on loans, investment securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. The interest rate risk inherent in their lending, investing, and deposit taking activities is a significant market risk to their business. Income associated with interest earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates, events over which they have no control, may have an adverse effect on net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect their assets and liabilities. Increases in interest rates may adversely affect the ability of their floating rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs.

Generally, the interest rates on the interest-earning assets and interest-bearing liabilities of California United Bank and 1st Enterprise do not change at the same rate, to the same extent, or on the same basis. Even assets and liabilities with similar maturities or periods of re-pricing may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as adjustable rate loans, may have features that limit changes in interest rates on a short-term basis such as floors.

During the third quarter of 2013, the Federal Reserve reaffirmed that a highly accommodative monetary policy will remain in effect for a considerable time after its asset purchase program ends and the economic recovery strengthens. While the unemployment rate has improved in recent months, the Federal Reserve has conveyed that it anticipates maintaining key interest rates at exceptionally low levels, at least as long as it is concerned that the unemployment rate is undesirably high and its long-term inflation goals are not met. A persistent low interest rate environment likely will adversely affect the interest income California United Bank and 1st Enterprise earn on their loans and investments.

California United Bank and 1st Enterprise seek to minimize the adverse effects of changes in interest rates by structuring their asset-liability composition to obtain the maximum spread. They use interest rate sensitivity analysis and a simulation model to assist them in managing asset-liability composition. However, such management tools have inherent limitations that impair their effectiveness. There can be no assurance that California United Bank and 1st Enterprise will be successful in minimizing the adverse effects of changes in interest rates.

The fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on the earnings of CU Bancorp, California United Bank and 1st Enterprise.

The Federal Reserve regulates the supply of money and credit in the U.S. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. They can also materially decrease the value of financial assets held by California United Bank and 1st Enterprise. Federal Reserve policies can also adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans, or could adversely create asset bubbles which result from prolonged periods of accommodative policy, and which, in turn, result in volatile markets and rapidly declining collateral values. Changes in Federal Reserve policies are beyond the control of CU Bancorp, California United Bank and 1st Enterprise and are difficult to predict; consequently, the impact of these changes on their activities and results of operations is difficult to forecast.

Inflation and deflation may adversely affect the financial performance of California United Bank and 1st Enterprise.

The financial statements and related financial data presented in this joint proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation or deflation. The primary impact of inflation on their operations is reflected in increased operating costs. Conversely, deflation will tend to erode collateral values and diminish loan quality. Virtually all of their assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on their performance than the general levels of inflation or deflation.

CU Bancorp, California United Bank and 1st Enterprise have liquidity risk.

Liquidity risk is the risk that CU Bancorp, California United Bank and 1st Enterprise will have insufficient cash or access to cash to satisfy current and future financial obligations, including demands for loans and deposit withdrawals, funding operating costs, and for other corporate purposes. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on their liquidity. Their access to funding sources in amounts adequate to finance their activities could be impaired by factors that affect them specifically or the financial services industry in general. Factors that could detrimentally impact their access to liquidity sources include a decrease in the level of their business activity due to a market downturn or adverse regulatory action against them. The ability of CU Bancorp, California United Bank and 1st Enterprise to acquire deposits or borrow could also be impaired by factors that are not specific to them, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole. California United Bank and 1st Enterprise mitigate liquidity risk by establishing and accessing lines of credit with various financial institutions and having back-up access to the brokered Certificate of Deposits “CD’s” markets (which it has not utilized other than on a testing basis). Results of operations could be affected if they were unable to satisfy current or future financial obligations.

Risks Related to Credit

California United Bank and 1st Enterprise may suffer losses in their loan portfolio despite their underwriting practices.

California United Bank and 1st Enterprise mitigate the risks inherent in their loan portfolio by adhering to sound and proven underwriting practices managed by experienced and knowledgeable credit professionals. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns, cash flow projections, valuations of collateral based on reports of independent appraisers and verifications of liquid assets. Although they believe that their underwriting criteria is appropriate for the various kinds of loans they make, they may nevertheless incur losses on loans that meet their underwriting criteria, and these losses may exceed the amounts set aside as reserves in their allowance for loan loss.

California United Bank’s and 1st Enterprise’s allowance for loan loss may not be adequate to cover actual losses.

California United Bank and 1st Enterprise maintain an allowance for loan loss on organic loans, which is a reserve established through a provision for loan losses charged to expense, that represents their management’s best estimate of risk of losses within the existing portfolio of loans. The allowance, in the judgment of their respective management, is necessary to reserve for possible loan losses and risks inherent in the loan portfolio. The level of the allowance reflects their respective management’s continuing evaluation of industry concentrations; specific credit risks; limited loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio as well as levels utilized by peers. The determination of the appropriate level of the allowance for loan loss inherently involves a high degree of subjectivity and requires their respective management to make significant estimates of current credit risks and future trends, all of which may undergo material changes.

Deterioration in economic conditions affecting borrowers and collateral, new information regarding existing loans, identification of problem loans and other factors, both within and outside of the control of California United Bank and 1st Enterprise, may require an increase in their allowance for loan loss. In addition, bank regulatory agencies periodically review their allowance for loan loss and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of their respective management. In addition, if charge-offs in future periods exceed the allowance for loan loss, they will be required to make additional provisions to increase the allowance for loan loss. Any increases in the allowance for loan loss will result in a decrease in net income and possibly capital, and may have a material adverse effect on their financial condition and results of operations.

On December 20, 2012, the FASB issued for public comment a Proposed ASU, Financial Instruments-Credit Losses (Subtopic 825-15) (the “Credit Loss Proposal”), that would substantially change the accounting for credit losses under U.S. GAAP. Under U.S. GAAP’s current standards, credit losses are not reflected in the financial statements until it is probable that the credit loss has been incurred. Under the Credit Loss Proposal, an entity would reflect in its financial statements its current estimate of credit losses on financial assets over the expected life of each financial asset. The Credit Loss Proposal, if adopted as proposed, may have a negative impact on reported earnings, capital, regulatory capital ratios, as well as on regulatory limits which are based on capital (e.g., loans to one borrower) of California United Bank and 1st Enterprise since it would accelerate the recognition of estimated credit losses.

Liabilities from environmental regulations could materially and adversely affect the business and financial condition of CU Bancorp, California United Bank and 1st Enterprise.

In the course of their respective businesses, California United Bank and 1st Enterprise may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. They may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clear up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of any contaminated site, California United Bank and 1st Enterprise may be subject to common law claims by third parties based on damages, and costs resulting from environmental contamination emanating from the property. If California United Bank and 1st Enterprise ever becomes subject to significant environmental liabilities, their respective business, financial condition, liquidity, and results of operations could be materially and adversely affected.

California’s current drought may impact the economy.

At June 30, 2014, California was experiencing a severe drought in all areas of the state. The CDBO has indicated that University of California models indicate the 2014 drought could cause revenue losses of $1.6 billion with the overall impact on the economy exceeding $5 billion. While neither California United Bank nor 1st Enterprise have a portfolio of agricultural loans which would be most impacted by the drought, it is possible that the overall economy of California may be negatively impacted by this drought as the cost of water will rise thereby increasing the operating costs for businesses which could negatively affect their operating results, loan quality and collateral.

Risk Related to Legislation and Regulation

Significant changes in banking laws or regulations and federal monetary policy could materially affect the businesses of CU Bancorp, California United Bank and 1st Enterprise.

The banking industry is subject to extensive federal and state regulations, and significant new laws or changes in, or repeals of, existing laws which may cause results to differ materially. Also, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects the credit conditions of California United Bank and 1st Enterprise, primarily through open market operations in U.S. government securities, the discount rate for member bank borrowing, and bank reserve requirements. A material change in these conditions would affect their results. Parts of their business are also subject to federal and state securities laws and regulations. Significant changes in these laws and regulations would also affect their business. For further discussion of the regulation of financial services, including a description of significant recently-enacted legislation and other regulatory initiatives, see “SUPERVISION AND REGULATION.”

CU Bancorp, California United Bank and 1st Enterprise may be subject to more stringent capital requirements.

As discussed previously, the Dodd-Frank Act creates a financial stability oversight council that will recommend to the FRB increasingly strict rules for capital requirements as companies grow in size and complexity. These requirements, and any other new regulations, in addition to regulatory agency requirements, could require CU Bancorp, California United Bank and 1st Enterprise to reduce business levels or to raise capital, including in ways that may adversely affect their respective results of operations or financial condition.

As discussed previously, in July 2013, U.S. federal bank regulators jointly adopted final regulations which revised their risk-based and leverage capital requirements for banking organizations including banks and bank holding companies, as required by the Dodd-Frank Act. Although many of the rules contained in these final regulations are applicable only to large, internationally active banks, some of them will apply on a phased-in basis to all banking organizations, including CU Bancorp, California United Bank and 1st Enterprise. These rules may result in increased regulatory capital requirements (and the associated compliance costs) for CU Bancorp, California United Bank and 1st Enterprise which could have a material adverse effect on their business, liquidity, financial condition and results of operations.

There are limits on the ability of California United Bank and 1st Enterprise to Lend.

As of June 30, 2014, California United Bank’s legal lending limit was approximately $36.1 million for secured loans and $21.7 million for unsecured loans and 1st Enterprise’s legal lending limit was approximately $19.8 million for secured loans and $11.9 million for unsecured loan. While both California United Bank and 1st Enterprise believe they can accommodate the needs of substantially all of their respective target markets, they compete with many financial institutions with larger lending limits.

Business Strategy Risk

California United Bank and 1st Enterprise compete against larger banks and other institutions.

California United Bank and 1st Enterprise face substantial competition for deposits and loans in their market place. Competition for deposits primarily comes from other commercial banks, savings institutions, credit unions, money market and mutual funds and other investment alternatives. Competition for loans come from other commercial banks, savings institutions, mortgage banking firms, thrift and loan associations and other financial intermediaries. Their larger competitors, by virtue of their larger capital resources, have substantially greater lending limits than California United Bank and 1st Enterprise have. They also provide certain services for their customers, including trust and international banking, which California United Bank and 1st Enterprise are only able to offer indirectly through their correspondent relationships. In addition, they have greater resources and are able to offer longer maturities on fixed rate loans.

CU Bancorp, California United Bank and 1st Enterprise are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect their prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the California community banking industry. The process of recruiting personnel with the combination of skills and attributes required to carry out strategies is often lengthy. The success of CU Bancorp, California United Bank and 1st Enterprise depends to a significant degree upon their ability to attract and retain qualified management, loan origination, finance, administrative, marketing, compliance and technical personnel and upon the continued contributions of their management and personnel. In particular, their success has been and continues to be highly dependent upon the abilities of key executives and certain other employees.

The deposit portfolios of California United Bank and 1st Enterprise include significant concentrations.

As business banks, California United Bank and 1st Enterprise provide services to a number of customers whose deposit levels vary considerably and have a significant amount of seasonality. At June 30, 2014, 61 customers maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business owners) in excess of $4 million at California United Bank which amounted to $631.5 million or approximately 51% of its total customer deposit base. Similarly, At June 30, 2014, 33 customers maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business owners) in excess of $4 million at 1st Enterprise which amounted to $287 million or approximately 41% of its total customer deposit base. These deposits can and do fluctuate substantially. While the loss of any combination of these depositors could have a material impact on their respective results, they expect, in the ordinary course of business, that these deposits will fluctuate and believe they are capable of mitigating this risk, as well as the risk of losing one of these depositors, through additional liquidity, and business generation in the future. However, if a significant number of these customers leave, it could have a material adverse impact on California United Bank and 1st Enterprise.

If California United Bank and 1st Enterprise cannot attract deposits and quality loans, their growth may be inhibited.

The ability of California United Bank and 1st Enterprise to increase their asset base depends in large part on their ability to attract additional deposits at favorable rates. They seek additional deposits by providing outstanding customer service and offering deposit products that are competitive with those offered by other financial institutions in their markets. In addition, their income depends in large part in attracting quality loan customers and loans in which to invest the deposits.

Small Business Administration, or SBA, lending is subject to government funding which can be limited or uncertain.

California United Bank and 1st Enterprise engage in SBA lending through programs designed by the federal government to assist the small business community in obtaining financing from financial institutions that are given government guarantees as an incentive to make the loans. SBA lending is subject to federal legislation that can affect the availability and funding of the program. From time to time, this dependence on legislative funding causes limitations and uncertainties with regard to the continued funding of such programs, which could potentially have an adverse financial impact on the business of California United Bank and 1st Enterprise.

Operational and Reputational Risk

California United Bank and 1st Enterprise have a continuing need to adapt to technological changes.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology allows California United Bank and 1st Enterprise to:

—	serve their customers better;

—	increase their operating efficiency by reducing operating costs;

—	provide a wider range of products and services to their customers; and

—	attract new customers.

Their future success will partially depend upon their ability to successfully use technology to provide products and services that will satisfy their customers’ demands for convenience, as well as to create additional operating efficiencies. Larger competitors already have existing infrastructures or substantially greater resources to invest in technological improvements. California United Bank and 1st Enterprise generally arrange for such services through service bureau arrangements or other arrangements with third parties. There can be no assurance that they will be able to effectively implement new technology-driven products and services or be successful in marketing those products and services to their current and future customers.

The controls and procedures employed by California United Bank and 1st Enterprise could fail or be circumvented.

Management of California United Bank and 1st Enterprise regularly reviews and updates their internal controls, disclosure controls, procedures and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, but not absolute, assurances of the effectiveness of these systems and controls, and that the objectives of these controls have been met. Any failure or circumvention of their controls and procedures, and any failure to comply with regulations related to controls and procedures could adversely affect their business, results of operations and financial condition.

California United Bank and 1st Enterprise could be liable for breaches of security in their online banking services. Fear of security breaches (including cybersecurity breaches) could limit the growth of their online services.

California United Bank and 1st Enterprise offer various Internet-based services to their clients, including online banking services. The secure transmission of confidential information over the Internet is essential to maintain their clients’ confidence in their online services. In certain cases, California United Bank and 1st Enterprise are responsible for protecting customers’ proprietary information as well as their accounts. California United Bank and 1st Enterprise have security measures and processes in place to defend against these cybersecurity risks but these cyber-attacks are rapidly evolving (including computer viruses, malicious code, phishing or other information security breaches), and California United Bank and 1st Enterprise may not be able to anticipate or prevent all such attacks, which could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of their or their customers’ confidential, proprietary and other information. Advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology they use to protect client transaction data. In addition, individuals may seek to intentionally disrupt their online banking services or compromise the confidentiality of customer information with criminal intent. Although California United Bank and 1st Enterprise have developed systems and processes that are designed to recognize and assist in preventing security breaches (and periodically test their security), failure to protect against or mitigate breaches of security could adversely affect their ability to offer and grow their online services, constitute a breach of privacy or other laws, result in costly litigation and loss of customer relationships, negatively impact the their reputation, and could have an adverse effect on their business, results of operations and financial condition. California United Bank and 1st Enterprise may also incur substantial increases in costs in an effort to minimize or mitigate cyber security risks and to respond to cyber incidents.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to the reputation of CU Bancorp, California United Bank and 1st Enterprise can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable, illegal, or fraudulent activities of their customers. CU Bancorp, California United Bank and 1st Enterprise have policies and procedures in place that seek to protect their reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding their business, employees, or customers, with or without merit, may result in the loss of customers, investors, and employees, costly litigation, a decline in revenues and increased governmental regulation.

CU Bancorp, California United Bank and 1st Enterprise rely on communications, information, operating and financial control systems technology from third-party service providers which could be disrupted.

CU Bancorp, California United Bank and 1st Enterprise rely heavily on third-party service providers for much of their communications, information, operating and financial control systems technology, including customer relationship management, Internet banking, website, general ledger, deposit, loan servicing and wire origination systems. Any failure or interruption or breach in security of these systems could result in failures or interruptions in their customer relationship management, Internet banking, website, general ledger, deposit, loan servicing and/or wire origination systems. There can be no assurances given that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by them or the third parties on which they rely. The occurrence of any failures or interruptions could have a material adverse effect on their business, financial condition, results of operations and cash flows. If any of their third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in their relationships with them, they may be required to locate alternative sources of such services, and they cannot assure you that they could negotiate terms that are as favorable to them, or could obtain services with similar functionality as found in their existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on their respective business, financial condition, results of operations and cash flows.

Additionally, the bank regulatory agencies expect financial institutions to be responsible for all aspects of a vendors’ performance, including aspects which they delegate to third parties. Disruptions or failures in the physical infrastructure or operating systems that support their businesses and clients, or cyber-attacks or security breaches of the networks, systems or devices that their clients use to access their products and services could result in client attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could materially adversely affect their results of operations or financial condition.

The costs and effects of litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect the business, operating results and financial condition of CU Bancorp, California United Bank and 1st Enterprise.

CU Bancorp, California United Bank and 1st Enterprise may be involved from time to time in a variety of litigation, investigations or similar matters arising out of their respective business. Their insurance may not cover all claims that may be asserted against them and indemnification rights to which they are entitled may not be honored, and any claims asserted against them, regardless of merit or eventual outcome, may harm their reputation. Should the ultimate judgments or settlements in any litigation or investigation significantly exceed their insurance coverage, they could have a material adverse effect on their business, financial condition and results of operations. In addition, premiums for insurance covering the financial and banking sectors are rising. CU Bancorp, California United Bank and 1st Enterprise may not be able to obtain appropriate types or levels of insurance in the future, nor may they be able to obtain adequate replacement policies with acceptable terms or at historic rates, if at all.

CU Bancorp, California United Bank and 1st Enterprise may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

CU Bancorp, California United Bank and 1st Enterprise maintain systems and procedures designed to ensure that they comply with applicable laws and regulations, but there can be no assurance that these will be effective. They may incur fines, penalties and other negative consequences from regulatory violations. They may suffer other negative consequences resulting from findings of noncompliance with laws and regulations, that may also damage their reputation, and this in turn might materially affect their business and results of operations.

Further, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were in place at the time systems and procedures designed to ensure compliance. For example, CU Bancorp, California United Bank and 1st Enterprise are subject to regulations issued by the Office of Foreign Asset Controls, or OFAC that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations.

Risks Relating to CU Bancorp

CU Bancorp is an emerging growth company within the meaning of the Securities Act, and if it decides to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, its common stock could be less attractive to investors.

CU Bancorp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or JOBS Act. CU Bancorp may be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about its executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. CU Bancorp also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of its internal control over financial reporting as may occur when outside auditors attest as to its internal control over financial reporting. As a result, CU Bancorp’s shareholders may not have access to certain information they may deem important.

Statutory restrictions and restrictions by CU Bancorp’s regulators on dividends and other distributions from California United Bank may adversely impact it by limiting the amount of distributions CU Bancorp may receive.

The ability of California United Bank to pay dividends to CU Bancorp is limited by various regulations and statutes and CU Bancorp’s ability to pay dividends on its outstanding stock is limited by various regulations and statutes, including California law.

Various statutory provisions restrict the amount of dividends that California United Bank can pay to it without regulatory approval.

The Federal Reserve Board has previously issued Federal Reserve Supervision and Regulation Letter SR-09-4 that states that bank holding companies are expected to inform and consult with the Federal Reserve supervisory staff prior to taking any actions that could result in a diminished capital base, including any payment or increase in the rate of dividends. Further, if CU Bancorp is not current on its payment of interest on its Subordinated Debentures, CU Bancorp may not pay dividends on its common stock.

If California United Bank were to liquidate, California United Bank’s creditors would be entitled to receive distributions from the assets of the bank to satisfy their claims against California United Bank before CU Bancorp, as a holder of the equity interest in California United Bank, would be entitled to receive any of the assets of California United Bank as a distribution or dividend.

The restrictions described above could have a negative effect on the value of CU Bancorp’s common stock. Moreover, holders of CU Bancorp’s common stock are entitled to receive dividends only when, as and if declared by the CU Bancorp board of directors. CU Bancorp has never paid cash dividends on its common stock.

CU Bancorp’s accounting policies and processes are critical to how it reports its financial condition and results of operations. They require management to make estimates about matters that are uncertain.

Accounting policies and processes are fundamental to how CU Bancorp records and reports its financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the value of its assets or liabilities and financial results. Several of its accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. Pursuant to U.S. GAAP, CU Bancorp is required to make certain assumptions and estimates in preparing its financial statements, including in determining credit loss reserves, reserves related to litigation and the fair value of certain assets and liabilities, among other items. If assumptions or estimates underlying its financial statements are incorrect, CU Bancorp may experience material losses.

CU Bancorp’s management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, valuing an asset or liability, or recognizing or reducing a liability. CU Bancorp established policies and control procedures that are intended to ensure these critical accounting estimates and judgments are controlled and applied consistently. Because of the uncertainty surrounding its judgments and the estimates pertaining to these matters, CU Bancorp cannot guarantee that it will not be required to adjust accounting policies or restate prior period financial statements. See “Note 1 – Summary of Significant Accounting Policies” in the Annual Report on Form 10-K of CU Bancorp for the year ended December 31, 2013, as filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

CU Bancorp’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

CU Bancorp’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by it in reports it files or submits under the Exchange Act is accurately accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. Management of CU Bancorp believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision making can be faulty, that alternative reasoned judgments can be drawn, or that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements due to error or fraud may occur and not be detected, which could result in a material weakness in CU Bancorp’s internal controls over financial reporting and the restatement of previously filed financial statements.

Risks Related to the Common Stock of CU Bancorp

The price of CU Bancorp common stock may be volatile or may decline.

The trading price of CU Bancorp common stock may fluctuate widely as a result of a number of factors, many of which are outside its control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of CU Bancorp common stock. Among the factors that could affect CU Bancorp stock price are:

—	actual or anticipated quarterly fluctuations in CU Bancorp operating results and financial condition;
—	publication of research reports and recommendations by financial analysts;
—	failure to meet analysts’ revenue or earnings estimates;
—	speculation in the press or investment community;
—	strategic actions by CU Bancorp or its competitors, such as acquisitions or restructurings;
—	actions by institutional shareholders;
—	fluctuations in the stock price and operating results of CU Bancorp’s competitors;
—	general market conditions and, in particular, developments related to market conditions for the financial services industry;
—	proposed or adopted regulatory changes or developments;
—	anticipated or pending investigations, proceedings or litigation that involve or affect CU Bancorp or California United Bank;
—	deletion from a well-known index; or
—	domestic and international economic factors unrelated to CU Bancorp performance.

The stock market and, in particular, the market for financial institution stocks, may experience significant volatility based on its history. As a result, the market price of CU Bancorp common stock may be volatile. In addition, the trading volume in CU Bancorp common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of CU Bancorp common stock and the value of its other securities will depend on many factors, which may change from time to time, including, without limitation, CU Bancorp’s financial condition, performance, creditworthiness and prospects, future sales of CU Bancorp’s equity or equity related securities, and other factors identified in “A WARNING ABOUT FORWARD LOOKING STATEMENTS” beginning on page [__]. A significant decline in CU Bancorp stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

The holders of CU Bancorp’s subordinated debentures have rights that are senior to those of CU Bancorp’s shareholders. If CU Bancorp defers payments of interest on its outstanding subordinated debentures or if certain defaults relating to those debentures occur, CU Bancorp will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, its common stock.

In connection with the acquisition of Premier Commercial Bancorp in 2012, CU Bancorp became the issuer of subordinated debentures to support trust preferred securities. As of June 30, 2014, CU Bancorp had $12.4 million contractual balance of subordinated debentures. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by CU Bancorp. The subordinated debentures are senior to CU Bancorp’s shares of common stock. As a result, CU Bancorp must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of CU Bancorp’s common stock. CU Bancorp has the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of its capital stock. If CU Bancorp elects to defer or if CU Bancorp defaults with respect to its obligations to make payments on these subordinated debentures, this would likely have a material adverse effect on the market value of its common stock. Moreover, without notice to or consent from the holders of CU Bancorp common stock, CU Bancorp may enter into other financing agreements that limit its ability to purchase or to pay dividends or distributions on its capital stock, including its common stock.

There are also various regulatory restrictions on the ability of California United Bank to pay dividends or make other payments to CU Bancorp. In particular, federal and state banking laws regulate the amount of dividends that may be paid by California United Bank without prior approval.

In addition, the Dodd-Frank Act requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and bank holding companies. In July 2013, the federal banking regulators issued final rules, which, among other things, are intended to implement in the United States the Basel Committee on Banking Supervision’s regulatory capital guidelines, including the reforms known as Basel III. The final Basel III capital standards issued by the FRB provide that distributions (including dividend payments and redemptions) on additional Tier 1 capital instruments may only be paid out of net income, retained earnings, or surplus related to other additional Tier 1 capital instruments. The final Basel III capital standards also introduce a new capital conservation buffer on top of the minimum risk-based capital ratios. Failure to maintain a capital conservation buffer above certain levels will result in restrictions on CU Bancorp’s ability to make dividend payments, redemptions or other capital distributions. These requirements, and any other new regulations or capital distribution constraints, could adversely affect the ability of California United Bank to pay dividends to CU Bancorp and, in turn, affect CU Bancorp’s ability to pay dividends on the CU Bancorp common stock and/or the CU Bancorp preferred stock.

The Federal Reserve Board may also, as a supervisory matter, otherwise limit CU Bancorp’s ability to pay dividends on the CU Bancorp common stock and/or the CU Bancorp preferred stock.

In addition, the CU Bancorp common stock and the CU Bancorp preferred stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

CU Bancorp may be unable to, or choose not to, pay dividends on its common stock.

To date, CU Bancorp has not paid any cash dividends. Payment of stock or cash dividends in the future will depend on the following factors, among others:

—

CU Bancorp may not have sufficient earnings since its primary source of income, the payment of dividends to it by California United Bank, is subject to federal and state laws that limit the ability of California United Bank to pay dividends;

—

Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition;

—	Before dividends may be paid on CU Bancorp’s common stock in any year, payments must be made on its subordinated debentures or the preferred stock to be issued in connection with the merger;

—

CU Bancorp’s board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of its operations, is a better strategy;

If CU Bancorp fails to pay dividends, capital appreciation, if any, of its common stock may be the sole opportunity for gains on an investment in its common stock. In addition, in the event California United Bank becomes unable to pay dividends to it, CU Bancorp may not be able to service its debt, pay its other obligations or pay dividends on its common stock. Accordingly, CU Bancorp’s inability to receive dividends from its bank subsidiary could also have a material adverse effect on its business, financial condition and results of operations and the value of CU Bancorp common stock. Further, the terms of the CU preferred stock that will be exchanged for 1st Enterprise preferred stock in the merger limit CU Bancorp’s ability to pay dividends on its common stock. See “DESCRIPTION OF CU BANCORP PREFERRED STOCK - Restrictions on Dividends” beginning on page [__].

CU Bancorp’s stock trading volume may not provide adequate liquidity for investors.

Although shares of CU Bancorp’s common stock are listed for trading on The NASDAQ Capital Market, the average daily trading volume in the common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which CU Bancorp has no control. Given the daily average trading volume of CU Bancorp’s common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of its common stock.

Risks Related to the CU Bancorp Preferred Stock

The CU Bancorp preferred stock will be equity and will be subordinate to CU Bancorp’s existing and future secured and unsecured indebtedness.

The shares of CU Bancorp preferred stock will be equity interests and will not constitute indebtedness of CU Bancorp. This means that the CU Bancorp preferred stock will rank junior to all existing and future indebtedness of CU Bancorp and California United Bank, including approximately $12.4 million subordinated debentures and the related trust preferred securities and other non-equity claims with respect to assets available to satisfy claims against CU Bancorp, including claims in the event of a liquidation of CU Bancorp. As of June 30, 2014, CU Bancorp’s total consolidated liabilities were approximately $1.3 billion, and CU Bancorp may incur additional indebtedness in the future.

The terms of the CU Bancorp preferred stock will place no restrictions on its business or operations or on its ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below in “—Holders of the CU Bancorp preferred stock and the CU Bancorp preferred stock will have limited voting rights.” Further, CU Bancorp’s existing and future indebtedness may restrict the payment of dividends on the CU Bancorp preferred stock.

Dividends on the CU Bancorp preferred stock are discretionary and non-cumulative.

Dividends on the CU Bancorp preferred stock will be discretionary and non-cumulative. CU Bancorp will have no obligation to declare and pay dividends in respect of a dividend payment period after the dividend payment date for such period. If the CU Bancorp board of directors does not declare and pay dividends on the CU Bancorp preferred stock, holders of CU Bancorp preferred stock will not receive dividends for that dividend payment period, provided, however, that in the event CU Bancorp does not pay dividends for six quarterly dividend periods, whether or not consecutive, the holders of the CU Bancorp preferred stock will have the right, but not the obligation, to elect two directors to the CU Bancorp board of directors. See also “ - CU Bancorp may be unable to, or choose not to, pay dividends on its common stock” above.

If CU Bancorp is deferring payments on outstanding subordinated debentures or is in default under the indentures governing those securities, CU Bancorp will be prohibited from declaring or paying dividends on the CU Bancorp preferred stock.

Under the terms of its outstanding subordinated debentures, CU Bancorp is prohibited from declaring or paying any dividends or distributions on preferred stock, including on the CU Bancorp preferred stock, or purchasing, redeeming, acquiring, or making a liquidation payment on the CU Bancorp preferred stock, if a default under the indenture governing those subordinated debentures (or under the corresponding guarantee) has occurred and is continuing or at any time when CU Bancorp is deferring payments of interest on those subordinated debentures.

Without notice to or consent from the holders of the CU Bancorp preferred stock, CU Bancorp will be able to issue additional series of subordinated debentures or other securities in the future with terms similar to its existing subordinated debentures. The terms of CU Bancorp’s existing subordinated debentures and any future securities that are senior to the CU Bancorp preferred stock could result in dividends on the CU Bancorp preferred stock not being paid to holders of CU Bancorp preferred stock. See also “ - CU Bancorp may be unable to, or choose not to, pay dividends on its common stock” above.

CU Bancorp’s ability to pay dividends on the CU Bancorp preferred stock may be limited by federal regulatory considerations and the results of operations of California United Bank.

CU Bancorp is a bank holding company that conducts substantially all of its operations through California United Bank, its wholly-owned bank subsidiary. CU Bancorp’s ability to make dividend payments on the CU Bancorp preferred stock will depend primarily upon the receipt of dividends and other distributions from California United Bank. Payments to CU Bancorp by California United Bank also will be contingent upon its earnings and business considerations. Furthermore, CU Bancorp’s right to receive any assets of California United Bank upon its liquidation, reorganization or otherwise, and thus the ability of holders of CU Bancorp preferred stock to benefit indirectly from such distribution, will be subject to the prior claims of the California United Bank’s creditors. Even if CU Bancorp were a creditor of California United Bank, its rights as a creditor would be subordinate to any security interest in the assets of California United Bank and any indebtedness of California United Bank senior to that held by CU Bancorp.

Investors should not expect CU Bancorp to redeem the CU Bancorp preferred stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The CU Bancorp preferred stock will be a perpetual equity security. This means the CU Bancorp preferred stock will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders of the CU Bancorp preferred stock. Although CU Bancorp may redeem the CU Bancorp preferred stock at any time after issuance, investors should not assume that CU Bancorp will do so.

The redemption of the CU Bancorp preferred stock will be subject to CU Bancorp obtaining all required regulatory approvals.

CU Bancorp’s ability to redeem the CU Bancorp preferred stock is subject to regulatory and supervisory limitations. Under the current FRB risk-based capital guidelines applicable to bank holding companies, any redemption of the CU Bancorp preferred stock will be subject to prior approval of the FRB. In addition, under the final Basel III capital standards, before CU Bancorp can redeem the CU Bancorp preferred stock, or immediately thereafter, it must either replace the CU Bancorp preferred stock to be redeemed with an equal amount of common equity Tier 1 or additional Tier 1 capital instruments, or demonstrate to the satisfaction of the FRB that following redemption, it will continue to hold capital commensurate with its risk. No assurances can be provided that the FRB will approve any redemption of the CU Bancorp preferred stock that the CU Bancorp proposes. Furthermore, under the final Basel III capital standards, failure to maintain a capital conservation buffer above certain levels will result in restrictions on CU Bancorp’s ability to make dividend payments, redemptions or other capital distributions.

Holders of the CU Bancorp preferred stock will have limited voting rights regardless of whether CU Bancorp has paid dividends on the CU Bancorp preferred stock.

Holders of the CU Bancorp preferred stock will have no voting rights except as required by California law and with respect to authorizing or increasing the amount of stock senior to the CU Bancorp preferred stock, and certain changes in the terms of the CU Bancorp preferred stock, as described under “DESCRIPTION OF THE CU BANCORP PREFERRED STOCK – Voting rights.” Moreover, the terms of the CU Bancorp preferred stock will not provide any additional voting rights upon non-payment of dividends, except that in the event dividends on the CU Bancorp preferred stock are not paid for six dividend periods, the holders of CU Bancorp preferred stock will have the right, but not the obligation, to elect two directors to the CU Bancorp board of directors, voting as a separate class from the holders of CU Bancorp common stock.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus or in documents incorporated by reference, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, including among others those found in “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETINGS AND THE MERGER,” “SUMMARY,” and “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of converting 1st Enterprise’s data processing to California United Bank’s systems, the size of anticipated reductions in fixed labor costs, the effort involved in aligning accounting policies and the transactional costs of the merger. The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of any of the foregoing assumptions.

In addition to the risks discussed in “RISK FACTORS” beginning on page [    ], the following factors may also affect the accuracy of forward-looking statements in this joint proxy statement/prospectus:

—	Potential losses of businesses and population in Ventura, Los Angeles, San Bernardino and Orange Counties;

—	The effects of trade, monetary and fiscal policies and laws;

—	Stock, bond market and monetary fluctuations;

—	Risks of loss of funding of Small Business Administration, or SBA, loan programs, or changes in those programs;

—	Lack of take-out financing or problems with sales or lease-up with respect to our construction and land development loans;

—	Changes in federal and state banking and financial services laws and regulations;

—	The ability to develop competitive new products and services and the acceptance of those products and services by targeted customers and, when required, regulators;

—	The willingness of customers to substitute for competitors’ products and services;

—	Changes in consumer and business spending and savings habits;

—	Unanticipated regulatory or judicial proceedings;

—	The loss of significant customers;

—	The risk and cost resulting from the opening of one or more new offices and adding employees;

—	Increased regulation of the securities markets, including the securities of CU Bancorp, whether pursuant to the Sarbanes-Oxley Act of 2002 or otherwise; and

—	Other internal and external developments that could materially impact operational and financial performance.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. CU Bancorp, California United Bank, and 1st Enterprise disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect future events or developments, except as required by law.

THE CU BANCORP ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to CU Bancorp shareholders as part of a solicitation of proxies by CU Bancorp’s board of directors for use at its annual meeting and at any adjournments or postponements of such meeting. This joint proxy statement/prospectus provides CU Bancorp shareholders with important information about the annual meeting and should be read carefully in its entirety.

Date, Time and Place of the CU Bancorp Annual Meeting

The CU Bancorp annual meeting will be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California 91367 on [CUNB MEETING DATE], at [CUNB MEETING TIME] a.m. (local time).

Record Date for the CU Bancorp Annual Meeting; Stock Entitled to Vote

Only holders of record of CU Bancorp common stock at the close of business on September 10, 2014, which is the record date for the CU Bancorp annual meeting, are entitled to receive notice of and to vote at the meeting. On that date, CU Bancorp had [                ] shares of its common stock issued, outstanding and eligible to vote at the CU Bancorp annual meeting, each of which is entitled to one vote.

Quorum

A majority of the shares of CU Bancorp common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the CU Bancorp annual meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining quorum but will not be counted as votes cast on such matters. If there is no quorum at the CU Bancorp annual meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the CU Bancorp annual meeting to another date.

Purpose of the CU Bancorp Annual Meeting

The CU Bancorp annual meeting is being held to consider and vote on the following proposals:

—

Approval of the Merger Agreement. To approve the Agreement and Plan of Merger, dated June 2, 2014, as amended, by and among CU Bancorp, California United Bank and 1st Enterprise Bank and the transactions contemplated therein, pursuant to which (a) CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, (b) CU Bancorp will issue shares of its common stock and preferred stock pursuant to the terms of the merger agreement; and (c) CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement;

—

Adjournment. To approve any adjournment or postponement of the CU Bancorp annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose;

—

Election of Directors. To elect each of Roberto E. Barragan, Kenneth L. Bernstein, Kenneth J. Cosgrove, Eric S. Kentor, Robert C. Matranga, David I. Rainer, Roy A. Salter, Daniel F. Selleck, Lester M. Sussman, Charles H. Sweetman and Anne A. Williams to the CU Bancorp board of directors to serve until the 2015 annual meeting of shareholders and until their successors are elected and qualified; provided, however, that subject to and effective as of the close of the merger, three CU Bancorp directors will immediately resign and four current directors of 1st Enterprise will be appointed to the CU Bancorp board of directors;

—

Approval of the Amendments to and Restatement of the CU Bancorp 2007 Equity and Incentive Plan. To approve an amendment and restatement to the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments; (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024.

—

Ratification of the selection of McGladrey LLP to serve as CU Bancorp’s independent registered public accounting firm for 2014. To ratify the selection of McGladrey LLP to serve as CU Bancorp’s independent registered public accounting firm for 2014.

—	Transaction of Other Business. To approve and ratify such other business as may properly come before the CU Bancorp annual meeting and any adjournment or adjournments thereof.

Recommendation of the CU Bancorp Board of Directors

The board of directors of CU Bancorp unanimously recommends that the CU Bancorp shareholders vote:

—

“FOR” the approval of the merger agreement and the transactions contemplated therein including but not limited to, the issuance by CU Bancorp of shares of its common stock and preferred stock in exchange for the shares of 1st Enterprise common stock and preferred stock and the adoption of the 2006 Stock Incentive Plan of 1st Enterprise, as amended, as its own equity plan.

—

“FOR” the approval of any adjournment or postponement of the CU Bancorp annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

—	“FOR” the election of the eleven (11) nominees named in this joint proxy statement/prospectus to the CU Bancorp board of directors.

—

“FOR” the approval of a proposed amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments; (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024.

—	“FOR” the ratification of the selection of McGladrey LLP to serve as CU Bancorp’s independent registered public accounting firm for 2014.

CU Bancorp’s board of directors unanimously approved the merger agreement and the transactions contemplated therein and determined that the merger is in the best interests of CU Bancorp and its shareholders. See “CU BANCORP AND 1ST ENTERPRISE JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Background of the Transaction and CU Bancorp’s Reasons for Engaging in and Approval of the Merger” beginning on page [    ].

Number of Votes; Cumulative Voting

Each CU Bancorp shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of CU Bancorp as of the record date on the matter to be submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The eleven candidates receiving the highest number of votes will be elected to serve on the CU Bancorp board of directors.

Pursuant to California law, no shareholder may cumulate votes for a candidate unless such candidate’s name has been placed in nomination prior to voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate. If any shareholder gives notice, all shareholders may cumulate their votes.

The CU Bancorp proxy holder does not, at this time, intend to cumulate votes pursuant to the proxies solicited in this joint proxy statement/prospectus unless another shareholder gives notice to cumulate, in which case the proxy holder may cumulate votes in accordance with the recommendations of the CU Bancorp board of directors. Therefore, discretionary authority to cumulate votes in such event is solicited in this joint proxy statement/prospectus with respect to the CU Bancorp election of directors.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

—	Approval of the Merger Agreement. The affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding on the record date is required to approve this proposal.

—

Adjournment of the CU Bancorp Annual Meeting to Solicit Additional Proxies. The affirmative vote of at least a majority of the shares of CU Bancorp common stock present in person or represented by proxy and entitled to vote at the CU Bancorp annual meeting is required to approve this proposal.

—	Election of Directors. The eleven (11) nominees for director to the CU Bancorp board of directors who receive the most votes will be elected.

—

Approval of the Amendments to and Restatement of the CU Bancorp 2007 Equity and Incentive Plan. The affirmative vote of at least a majority of the shares of CU Bancorp common stock present in person or represented by proxy and entitled to vote at the CU Bancorp annual meeting is required to approve this proposal.

—

Ratification of Accountants. The affirmative vote of at least a majority of the shares of CU Bancorp common stock present in person or represented by proxy and entitled to vote at the CU Bancorp annual meeting is required to ratify and approve this proposal.

As of the record date, CU Bancorp’s directors and executive officers owned [835,144] shares, representing approximately [12.05]% of CU Bancorp’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer Voting Agreements” beginning on page [    ], each of CU Bancorp’s directors and executive officers has agreed to vote his or her shares of CU Bancorp common stock “FOR” approval of the merger agreement and the merger. A copy of this form of voting agreement is attached as Exhibit D to the merger agreement which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Submitting Proxies

Whether or not you plan to attend the CU Bancorp annual meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the CU Bancorp annual meeting and vote. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the CU Bancorp board of directors as follows:

—	“FOR” the approval of the merger agreement and the transactions contemplated therein.

—

“FOR” the approval of any adjournment or postponement of the annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

—	“FOR” the election of the eleven (11) nominees named in this joint proxy statement/prospectus to the CU Bancorp board of directors.

—

“FOR” approval of a proposed amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan to: (i) permit the grant of performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments, (ii) prohibit the repricing of previously granted options; (iii) eliminate a provision in the plan that provides for an automatic annual increase in the shares of common stock available for awards under the plan; and (iv) extend the term of the plan to July 31, 2024.

—	“FOR” the ratification of the selection of McGladrey LLP to serve as CU Bancorp’s independent registered public accounting firm for 2014.

For the election of directors (CU Bancorp Proposal No. 3), a shareholder may “WITHHOLD AUTHORITY” for the proxy holders to vote for any one or more of the nominees by marking the enclosed proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of CU Bancorp. Your proxy does not have an obligation to vote for nominees not identified on the preprinted proxy card (that is, write-in candidates). Should any shareholder attempt to “write in” a vote for a nominee not identified on the preprinted card (and described in these proxy materials), your proxy will NOT vote the shares represented by your proxy card for any such write-in candidate, but will instead vote the shares for any and all other indicated candidates. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy will have discretionary authority to vote for a substitute who shall be designated by the present CU Bancorp board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy intends to vote all of the proxies in such a manner, in accordance with the cumulative voting if applicable, as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion. See “– Number of Votes; Cumulative Voting” beginning on page [    ] for a discussion of cumulative voting with respect to the election of directors.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the CU Bancorp board of directors, or, if no recommendation is given, in accordance with his or her best judgment. At the time this joint proxy statement/prospectus went to press, we knew of no matters which needed to be acted on at the CU Bancorp annual meeting, other than those discussed in this proxy statement/prospectus.

Voting by Telephone or Over the Internet

In addition to voting in person or by proxy at the CU Bancorp annual meeting, CU Bancorp shareholders whose shares are registered in their name also have the option to vote by telephone or over the Internet. Instructions to vote by telephone or over the Internet can be found on the proxy card included with this joint proxy statement/prospectus. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

CU Bancorp shareholders whose shares are registered in street name may also be eligible to vote their shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible shareholders who receive a paper copy of this joint proxy statement/prospectus the opportunity to vote via the Internet or by telephone. If the bank or brokerage firm under which name a CU Bancorp shareholder’s shares are held is participating in the Broadridge’s program, such shareholder’s proxy card will provide the instructions. If the proxy card does not reference Internet or telephone information, a CU Bancorp shareholder should complete and return the proxy card in the self-addressed, postage-paid envelope provided.

Revoking Proxies

CU Bancorp shareholders of record may revoke their proxies at any time before the time their proxies are voted at the CU Bancorp annual meeting by: (i) filing with the Corporate Secretary of CU Bancorp, Anita Y. Wolman, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the CU Bancorp annual meeting or (iii) if a CU Bancorp shareholder has voted such CU Bancorp shareholder’s shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such CU Bancorp shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the CU Bancorp annual meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE CU BANCORP’S BOARD OF DIRECTORS.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the CU Bancorp annual meeting as follows:

CU Bancorp

15821 Ventura Boulevard, Suite #100

Encino, California 91436

Attention: Anita Y. Wolman

Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Abstentions and Broker Non-Votes

If you hold your shares of CU Bancorp common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. At the CU Bancorp annual meeting, only the ratification of the selection of CU Bancorp’s accounting firm is a routine matter. Therefore, if you fail to instruct your broker or nominee as to how to vote your shares of CU Bancorp common stock, your broker or nominee may, in its discretion, vote your shares “FOR” ratification of the selection of McGladrey LLP as our independent registered public accounting firm for the year ending December 31, 2014, which is considered a routine matter. HOWEVER, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” ANY OF THE OTHER CU BANCORP PROPOSALS SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, WITHOUT YOUR SPECIFIC DIRECTION. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore if you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.

Dissenters’ Rights

Holders of CU Bancorp common stock do not have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger under California law because CU Bancorp common stock is listed on the NASDAQ Capital Market, a national securities exchange certified by the California Commissioner of Corporations under Section 1300(b)(1) of the California Corporations Code. Therefore, shares of CU Bancorp common stock cannot fall within the definition of “dissenting shares” under California law.

Other Matters

CU Bancorp management is not aware of any other business that will be conducted at the CU Bancorp annual meeting.

Solicitation of Proxies

CU Bancorp’s board of directors is soliciting the proxies for the CU Bancorp annual meeting. CU Bancorp will pay for the cost of solicitation of proxies. In addition to solicitation by mail, CU Bancorp’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. CU Bancorp will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

If CU Bancorp’s management deems it advisable, the services of individuals or companies that are not regularly employed by CU Bancorp may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. CU Bancorp will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. In addition, CU Bancorp has engaged Alliance Advisors, LLC to seek the proxies of custodians, such as brokers, who hold shares which belong to other people as well as our individual shareholders. This service will cost CU Bancorp approximately $8,500. It is possible that the Alliance Advisors, at the direction of CU Bancorp, may solicit proxies by telephone and will receive additional compensation for such activities.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE CU BANCORP ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [CUNB MEETING DATE]

The joint proxy statement/prospectus is available on the Internet at

http://viewproxy.com/cubancorp/2014annualmeeting

THE 1ST ENTERPRISE BANK ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to 1st Enterprise shareholders as part of a solicitation of proxies by 1st Enterprise’s board of directors for use at its annual meeting and at any adjournments or postponements of such meeting. This joint proxy statement/prospectus provides 1st Enterprise shareholders with important information about the annual meeting and should be read carefully in its entirety.

Date, Time and Place of the 1st Enterprise Annual Meeting

The 1st Enterprise annual meeting will be held at 818 West Seventh Street, Suite 220, Los Angeles, California 90017 on [DAY OF WEEK], [FENB MEETING DATE], at [FENB MEETING TIME] (local time).

Record Date for the 1st Enterprise Annual Meeting; Stock Entitled to Vote

Only holders of record of 1st Enterprise common stock and holders of record of 1st Enterprise preferred stock at the close of business on [FENB Record Date], which is the record date for the 1st Enterprise annual meeting, are entitled to receive notice of and to vote at the meeting. On the record date, 1st Enterprise had [    ] shares of its common stock and 16,400 shares of its preferred stock issued, outstanding and eligible to vote at the 1st Enterprise annual meeting.

The U.S. Department of the Treasury, as the sole holder of the outstanding shares of 1st Enterprise preferred stock as of the record date, will only be entitled to vote on the proposal to approve the merger agreement and the proposal to adjourn the 1st Enterprise annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

Quorum

A majority of the shares of 1st Enterprise common stock issued and outstanding and entitled to vote on the record date and a majority of the 1st Enterprise preferred stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the 1st Enterprise annual meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining quorum but will not be counted as votes cast on such matters. If there is no quorum at the 1st Enterprise annual meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the 1st Enterprise annual meeting to another date.

Purposes of the 1st Enterprise Annual Meeting

The 1st Enterprise annual meeting is being held to consider and vote on the following proposals:

—

Approval of the merger agreement and the Merger. To approve the Agreement and Plan of Merger, dated June 2, 2014, as amended, and the transactions contemplated therein, pursuant to which CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, with California United Bank surviving the merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of CU Bancorp, as more fully described in the merger agreement.

—

Adjournment. To approve any adjournment or postponement of the 1st Enterprise annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

—

Election of Directors. To elect each of Charles R. Beauregard, John C. Black, Adriana M. Boeka, Peter Csato, Frank Ferri, David C. Holman, K. Brian Horton, Robert J. Kushner, Jeffrey J. Leitzinger, Ph.D., Jeffrey L. Levine, Brian R. Stone and A. Richard Trueblood to the board of directors of 1st Enterprise to serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2015 Annual Meeting of Shareholders and until their successors are elected and have qualified.

—

Non-Binding Advisory Vote on Golden Parachute Compensation. To approve, on a non-binding advisory basis, the “golden parachute” compensation that certain named executive officers of 1st Enterprise may potentially receive in connection with the merger.

—	Ratification of Auditors. To ratify the selection of Moss Adams LLP to serve as 1st Enterprise’s independent auditors for 2014.

—	Transaction of Other Business. To approve and ratify such other business as may properly come before the 1st Enterprise annual meeting and any adjournment or adjournments thereof.

Recommendation of the 1st Enterprise Board of Directors

The board of directors of 1st Enterprise recommends that the 1st Enterprise shareholders vote:

—	“FOR” the approval of the principal terms of the merger agreement.

—

“FOR” the approval of any adjournment or postponement of the 1st Enterprise annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

—	“FOR” the election of the twelve (12) nominees named in this joint proxy statement/prospectus to the 1st Enterprise board of directors.

—	“FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation.

—	“FOR” the ratification of the selection of Moss Adams LLP to serve as 1st Enterprise’s independent auditors for 2014.

1st Enterprise’s board of directors unanimously approved the merger agreement and the merger and determined that the merger is in the best interests of 1st Enterprise and its shareholders. See “CU BANCORP AND 1ST ENTERPRISE JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Background of the Transaction and 1st Enterprise’s Reasons for Engaging in and Approval of the Merger” beginning on page [    ].

In considering the recommendation of 1st Enterprise’s board of directors with respect to the merger, 1st Enterprise shareholders should be aware that some of 1st Enterprise’s directors and executive officers may have interests that are different from, or in addition to, the interests of 1st Enterprise shareholders more generally. See “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Officers in the Merger” beginning on page [    ].

Number of Votes; Cumulative Voting

Each 1st Enterprise shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of 1st Enterprise as of the record date on the matter to be submitted to the vote of the shareholders, except that in connection with the election of directors, the shares are entitled to be voted cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The twelve candidates receiving the highest number of votes will be elected to serve on the 1st Enterprise board of directors. If cumulative voting is declared at the Meeting, votes represented by proxies delivered pursuant to this joint proxy statement/prospectus may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

—

Approval of the merger agreement and the Merger. The affirmative vote of at least a majority of the shares of 1st Enterprise common stock, and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding, is required to approve this proposal.

—

Adjournment. The affirmative vote of at least a majority of the shares of 1st Enterprise common stock outstanding, and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding, present in person or represented by proxy and entitled to vote at the 1st Enterprise annual meeting is required to approve this proposal.

—	Election of Directors. The twelve (12) nominees for director to the 1st Enterprise board of directors who receive the most votes will be elected.

—

Non-Binding Advisory Vote on Golden Parachute Compensation. The affirmative vote of at least a majority of the shares of CU Bancorp common stock present in person or represented by proxy and entitled to vote at the 1st Enterprise annual meeting is required to approve, on a non-binding advisory basis, this proposal.

—

Ratification of Auditors. The affirmative vote of at least a majority of the shares of 1st Enterprise common stock present in person or represented by proxy and entitled to vote at the1st Enterprise annual meeting is required to ratify and approve this proposal.

As of the record date, 1st Enterprise’s directors and executive officers owned [                ] shares, representing approximately [    ]% of 1st Enterprise’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer Voting Agreements” beginning on page [    ], each of 1st Enterprise’s directors and executive officers has agreed to vote his or her shares of 1st Enterprise common stock “FOR” approval of the merger agreement and the transactions contemplated therein and the merger. A copy of this form of voting agreement is attached as Exhibit C to the merger agreement which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Submitting Proxies

Whether or not you plan to attend the 1st Enterprise annual meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the 1st Enterprise annual meeting and vote. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the 1st Enterprise board of directors as follows:

—	“FOR” the approval of the merger agreement and the transactions contemplated therein.

—

“FOR” the approval of any adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

—	“FOR” the election of the twelve (12) named nominees to the 1st Enterprise board of directors.

—	“FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation.

—	“FOR” the ratification of the selection of Moss Adams LLP to serve as 1st Enterprise’s independent auditors for 2014.

For the election of directors (1st Enterprise Proposal No. 3), a shareholder may withhold his or her vote for all nominees, or may vote for all nominees with certain exceptions, and withhold authority to vote for any one or more of the nominees by marking the enclosed proxy card in the manner instructed on the proxy card. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of the nominees listed on the proxy card as directors of 1st Enterprise. If any of the nominees should be unable or decline to serve, which is not now anticipated, your proxy will have discretionary authority to vote for a substitute who shall be designated by the present 1st Enterprise board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, your proxy intends to vote all of the proxies in such a manner, in accordance with the cumulative voting, if applicable, as will assure the election of as many of the nominees identified on the proxy card as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders, in their sole discretion. See “—Number of Votes; Cumulative Voting” beginning on page [    ] for a description of cumulative voting with respect to the election of directors.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the 1st Enterprise board of directors. At the time this joint proxy statement/prospectus went to press, we knew of no matters which needed to be acted on at the 1st Enterprise annual meeting, other than those discussed in this proxy statement/prospectus.

Voting by Telephone or Over the Internet

In addition to voting in person or by proxy at the 1st Enterprise annual meeting, 1st Enterprise shareholders also have the option to vote by telephone or over the Internet. Instructions to vote by telephone or over the Internet can be found on the proxy card included with this joint proxy statement/prospectus. The Internet and telephone voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Revoking Proxies

1st Enterprise shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the 1st Enterprise annual meeting by: (i) filing with the Corporate Secretary of 1st Enterprise, John C. Black, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the 1st Enterprise annual meeting or (iii) if a 1st Enterprise shareholder has voted such 1st Enterprise shareholder’s shares by Internet or telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such 1st Enterprise shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the 1st Enterprise annual meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE 1ST ENTERPRISE’S BOARD OF DIRECTORS.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the 1st Enterprise annual meeting as follows:

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, California 90017

Attention: John C. Black, Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Abstentions and Broker Non-Votes

If you hold your shares of 1st Enterprise common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. At the 1st Enterprise annual meeting, only the ratification of the selection of 1st Enterprise’s auditors is a routine matter. Therefore, if you fail to instruct your broker or nominee as to how to vote your shares of 1st Enterprise common stock, your broker or nominee may, in its discretion, vote your shares “FOR” ratification of the selection of Moss Adams LLP as our independent auditors for the year ending December 31, 2014, which is considered a routine matter. HOWEVER, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” ANY OF THE OTHER 1ST ENTERPRISE PROPOSALS SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, WITHOUT YOUR SPECIFIC DIRECTION. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore if you wish to be represented you must vote by completing the information which is sent to you by your broker or nominee.

Dissenters’ Rights

Holders of 1st Enterprise common stock and the holder of 1st Enterprise preferred stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. In order to perfect dissenters’ rights, a shareholder of 1st Enterprise stock must do the following:

—	not vote “FOR” the merger agreement and the merger;

—	make a timely written demand upon 1st Enterprise for purchase in cash of his or her shares at their fair market value as of June 2, 2014 which demand includes:

¡	the number and class of the shares held of record by him or her that he or she demands upon 1st Enterprise, and

¡	what he or she claims to be the fair market value of his or her shares as of June 2, 2014;

—	have his or her demand received by 1st Enterprise within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;

—	submit certificates representing his or her shares for endorsement in accordance with Section 1302 of the California Corporations Code; and

—	comply with such other procedures as are required by the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value, as determined by 1st Enterprise, or, if required, by a court of law, of their shares of 1st Enterprise common stock as of June 2, 2014, the business day immediately preceding the announcement of the merger. Please read the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER—Dissenters’ Rights of 1st Enterprise Shareholders” and Appendix B for additional information.

If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of 1st Enterprise’s outstanding shares of common stock or the Treasury, as the holder of the 1st Enterprise preferred stock exercises its dissenters’ rights with respect to any shares of 1st Enterprise preferred stock it holds, then CU Bancorp has the option to terminate the merger agreement. Please see “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – Dissenter’s Rights of 1st Enterprise Shareholders” herein.

Other Matters

1st Enterprise management is not aware of any other business that will be conducted at the CU Bancorp annual meeting.

Solicitation of Proxies

1st Enterprise’s board of directors is soliciting the proxies for the 1st Enterprise annual meeting. 1st Enterprise will pay for the cost of solicitation of proxies. In addition to solicitation by mail, 1st Enterprise’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. 1st Enterprise will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

If 1st Enterprise’s management deems it advisable, the services of individuals or companies that are not regularly employed by 1st Enterprise may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. 1st Enterprise will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. In addition, 1st Enterprise has engaged Georgeson to seek the proxies of custodians, such as brokers, who hold shares which belong to other people as well as our individual shareholders. This service will cost 1st Enterprise approximately $6,500. It is possible that Georgeson, at the direction of 1st Enterprise, may solicit proxies by telephone and will receive additional compensation for such activities.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 1ST ENTERPRISE BANK ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [FENB MEETING DATE], 2014

The joint proxy statement/prospectus is available on the Internet at:

http://viewproxy.com/cubancorp/2014annualmeeting

CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1

THE MERGER AGREEMENT AND THE MERGER

This section describes certain aspects of the merger agreement and the transactions contemplated therein pursuant to which CU Bancorp will acquire 1st Enterprise by merging 1st Enterprise with and into California United Bank, its wholly-owned bank subsidiary. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire joint proxy statement/prospectus, including the appendices. A copy of the Agreement and Plan of Merger, dated June 2, 2014, as amended, referred to herein as the merger agreement, is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. The following discussion describes important aspects and the material terms of the merger agreement and the merger. These descriptions are qualified in their entirety by reference to Appendix A.

Structure of the Transaction

Under the terms of the merger agreement, California United Bank and 1st Enterprise will merge. California United Bank will survive the merger and will continue commercial bank operations of the combined bank under its California charter and as the wholly-owned subsidiary of CU Bancorp. Pursuant to Section 4888 of the California Financial Code, at the close of the merger, all banking offices of 1st Enterprise will become branch banking offices of California United Bank, the loan production office of 1st Enterprise will become the loan production office of California United Bank, and all safe deposit, deposit and loan customers of 1st Enterprise will, by operation of law, become customers of California United Bank.

As consideration to the shareholders of 1st Enterprise, CU Bancorp will issue shares of its common stock based upon an exchange ratio of 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock, except as to shares of 1st Enterprise common stock as to which dissenters’ rights are perfected under California law and except as to certain excluded shares as set forth in the merger agreement. See “—Merger Consideration to the Shareholders of 1st Enterprise” beginning on page [    ]. As of [BUSINESS DAY IMMEDIATELY PRIOR TO FILING FINAL PROSPECTUS], 1st Enterprise had [3,837,739] shares of common stock outstanding. Based upon the closing price of CU Bancorp common stock on that date, the aggregate merger consideration (excluding payments in respect of dissenting shares) will approximate $[                    ].

In addition, all 16,400 shares of 1st Enterprise preferred stock outstanding and held by the Treasury will be exchanged for shares of CU Bancorp preferred stock with a liquidation preference of $1,000 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions of the 1st Enterprise preferred stock.

Certain Effects of the Merger

Effective as of the close of the merger, the boards of directors of CU Bancorp and California United Bank will be reconstituted. Immediately following the merger, the CU Bancorp board of directors will be comprised of eight directors from CU Bancorp’s current board of directors who are David I. Rainer, [                    ], [                    ], [                    ], [                    ], [                    ], [                    ], and [                    ] and four directors from 1st Enterprise’s current board who are K. Brian Horton, David C. Holman, [                    ], and [                    ]. The current directors of CU Bancorp, other than those identified above, have agreed to resign their positions at the effective time of the merger. Similarly, the board of directors of California United Bank will be comprised of the same directors as CU Bancorp following the merger, except that Anne Williams, California United Bank’s current Chief Operating Officer and Chief Credit Officer, will continue as a director on the California United Bank board of directors.

In addition, immediately following the merger, the principal executive office of CU Bancorp and California United Bank will be relocated from the current location at 818 West 7th Street, Los Angeles, California 90017.

Background of the Transaction and CU Bancorp’s Reasons for Engaging in and Approval of the Merger Agreement and the Merger

The board of directors of CU Bancorp has, from time to time, engaged with its senior management in reviews and discussions of potential strategic alternatives, and has considered ways to enhance CU Bancorp’s performance and prospects in light of competitive and other relevant developments. These reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

CU Bancorp meets at least annually with all directors and executive officers to discuss strategic planning, strategic alternatives and the company’s short and long term strategic direction and prospects with the desire to enhance shareholder value. Some of the strategic discussions included the business and regulatory environment facing CU Bancorp and other financial institutions as well as conditions and ongoing consolidation in the California banking industry. During 2013, CU Bancorp’s primary strategy was the enhancement of shareholder value through organic growth and increase of net income along with other common metrics by which financial institutions are measured. However, it was also a clear part of CU Bancorp’s strategy to be “opportunistic” which meant that while acquisitions were not a primary strategic line of business, the company regularly considers appropriate acquisitions and combinations which complement both the company’s strategy, business and geography and have the potential to enhance shareholder value. In support of this the company and the board of directors recognized that the platform, including skilled management, technology and branch network created by CU Bancorp over the previous eight years, could support a larger institution, that larger institutions often result in higher stock price multiples for shareholders and that efficiency and other metrics are more achievable with the enhanced scale of a larger institution. In addition the continuing costs of regulation, including compliance related expenses as well as FDICIA, Sarbanes-Oxley Act and related statutes encouraged the consideration of economies of scale.

CU Bancorp generally discusses strategic alternatives and similar matters in full Board meeting although from time to time limited matters have been delegated to the company’s board of directors’ executive committee which consists of inside and independent directors. On a regular basis the board of directors reviews metrics related to possible acquisitions and combinations, reviews market conditions and reviews operating results of peers and smaller financial institutions. In addition, the board meets with various investment bankers to review market conditions, capital levels and alternatives, peer information, transactions and possible acquisition and combination candidates. In late 2013 and early 2014 prior to the events discussed below, CU Bancorp had not retained any investment banker to negotiate with a third party on its behalf or to consult on strategic initiatives or alternatives.

On January 10, 2014, a brief conversation occurred between David Rainer, Chairman, President and Chief Executive Officer of CU Bancorp and California United Bank and John C. Black, Chief Executive Officer of 1st Enterprise. The conversation occurred at the annual California Bankers Association - Bank Presidents Seminar in Santa Barbara. In the conversation, the subject of whether there was any interest in a possible merger of the two banks was raised for the first time. However, this conversation was informal and did not include any discussion of pricing or other detail regarding transaction structure.

On January 16, 2014, Messrs. Rainer and Black held a 2  1⁄2 hour informal breakfast meeting in Los Angeles to discuss their respective banks, the market conditions, the perceived need for larger scale to achieve desired performance metrics and value for shareholders. The conversation also focused on the similar cultures and complementary nature of the respective businesses. The possibility of a combination of the two banks was mentioned without any detail.

In late January 2014, CU Bancorp contacted Peter Buck of Sandler O’Neill & Partners, L.P. to represent CU Bancorp in connection with a possible transaction with 1st Enterprise and Sandler O’Neill was engaged as of February 7, 2014.

In a meeting of the CU Bancorp board of directors on February 3, 2014, a discussion took place relative to possible strategic transactions which include a number of possible strategic partners and alternatives and did not focus exclusively on 1st Enterprise. The earlier conversations with Mr. Black and Sandler O’Neill were reported to the board by Mr. Rainer. While no formal action was taken, the Board indicated that further preliminary discussions should continue and be reported as appropriate.

On February 4, 2014, a mutual non-disclosure agreement was provided to CU Bancorp by DA Davidson & Co. and was executed by CU Bancorp on that date and by 1st Enterprise on January 5, 2014. This agreement allowed the parties to share with each other non-public information concerning their respective businesses.

On February 5, 2014 an initial meeting was held at Davidson’s offices with Mr. Rainer representing CU Bancorp. Mr. Black, Brian Horton, David C. Holman and Davidson represented 1st Enterprise. The general topic discussed was a possible combination of the companies involving a possible all-stock transaction with shares of common stock of CU Bancorp issued to the holders of common stock of 1st Enterprise and shares of new preferred stock issued by CU Bancorp being exchanged for the preferred shares issued by 1st Enterprise to the Treasury as part of the Small Business Lending Fund. The participants also shared their views on the similarity of business models of the two banks, retention of key officers and the view that the combination could create one of the premier business banks in Southern California with substantial historic and projected organic growth.

The parties met again on February 11, 2014 in downtown Los Angeles reviewing in more detail the organizational structure and personnel of each bank. CU Bancorp indicated its vision of the transaction as a combination or merger of equals and the related desire that post-merger all relationship management and similar staff of 1st Enterprise be retained and shared its vision of the transaction as a combination in which much of both sets of management would participate.

During the period between February 7, 2014 and February 19, 2014, the date of the next 1st Enterprise board meeting, numerous meetings and discussions were held between the investment bankers for the parties and the principal parties negotiating on behalf of 1st Enterprise and CU Bancorp. The parties also exchanged preliminary due diligence materials. On February 24, 2014, Mr. Rainer forwarded to Messrs. Black and Horton an initial outline and proposal respecting management and staffing of the combined 1st Enterprise and California United Bank. On February 26, 2014 an additional face-to-face meeting was held between the parties at Davidson’s offices discussing the respective organizations and the vision for a combined business bank operating in four counties of southern California. Leadership structure would be generally combined. A series of meetings and conversations on these matters continued into March 2014 between senior management members of California United Bank and 1st Enterprise while discussions as to price were conducted between Sandler O’Neill and Davidson.

On March 10, 2014, the CU Bancorp board of directors attended a special meeting at which the proposed transaction was discussed. Representatives from Sandler O’Neill were also present. The Board reviewed and approved a draft of a preliminary non-binding indication of interest letter to 1st Enterprise. On March 10, 2014, CU Bancorp delivered the preliminary non-binding indication of interest to 1st Enterprise. The proposed terms included (a) an exchange ratio of 1.30 shares of CU Bancorp common stock for each outstanding share of 1st Enterprise common stock, (b) an exchange of all stock options, other than a limited number of founders options, permitting to the extent feasible, such options to be exercised for their full ten year terms notwithstanding any cessation of service with CU Bancorp or California United Bank, (c) Mr. Black’s service as president of CU Bancorp and California United Bank following the merger, and Mr. Horton’s service as vice chairman of the combined bank, and (d) allotment of four of the total of twelve proposed CU Bancorp board seats to 1st Enterprise directors, including Messrs. Black, Holman, and expansion of the board of California United Bank to 14 individuals to accommodate, in addition to the four 1st Enterprise directors on the CU Bancorp board, Mr. Horton and Anne Williams, the current chief executive vice president, operating officer and chief credit officer of California United Bank. The letter also requested a standstill provision until May 31, 2014 to provide CU Bancorp with exclusive negotiating and due diligence rights during that period. Voting and non-competition agreements were also requested from all 1st Enterprise directors.

On March 19, 2014, Mr. Rainer met with the 1st Enterprise board of directors at an offsite meeting and discussed his banking background, prior acquisition experience, (and that of his executive management team), his company’s interest in 1st Enterprise and his vision of California United Bank and its culture. Representatives of Davidson and King, Holmes, Paterno & Berliner, LLP, counsel to 1st Enterprise, which we will refer to as King Holmes, also attended the meeting. King Holmes advised the directors respecting their fiduciary duties in connection with consideration of mergers, sales or strategic partnerships. Davidson also provided materials to the board analyzing the terms contained in the March 10, 2014 letter of interest of CU Bancorp.

On March 20, 2014 at a meeting of the board of directors of CU Bancorp, the board discussed the presentation provided by Mr. Rainer to 1st Enterprise and both the positive and negative possibilities with regard to a combination with 1st Enterprise. Mr. Rainer updated the Board on discussions and negotiations with 1st Enterprise.

On March 24, 2014, Davidson, after discussions with the 1st Enterprise board, sent a letter to CU Bancorp and Sandler O’Neill to request certain changes to and clarifications regarding the initial March 10, 2014 indication of interest dealing with, among other things, existing employment agreements and bonus plans, operations, management and employment, as well as a request for an increase in the exchange ratio from 1.30 to 1.40 shares of CU Bancorp common stock for each share of 1st Enterprise common stock. The Davidson communication also expressed 1st Enterprise’s desire to limit the requested exclusivity period to April 30, 2014 and requested an additional 1st Enterprise director be included on the CU Bancorp board and California United Bank board.

Between March 24 and April 1, 2014 representatives of Davidson and Sandler O’Neill discussed and negotiated the exchange ratio. On April 1, 2014, CU Bancorp agreed to increase the exchange ratio of CU Bancorp common shares for each 1st Enterprise common share to 1.3450 from the original 1.30 offer.

On April 11, 2014, after a CU Bancorp board of director’s meeting, a revised non-binding letter of interest was executed between CU Bancorp and 1st Enterprise, together with a standstill agreement expiring May 11, 2014, which standstill agreement was subsequently extended. In addition to the increase in the exchange ratio to 1.3450, Mr. Horton was to become the president of the combined bank and serve on the boards of directors of California United Bank and CU Bancorp. Mr. Black had previously elected, on April 8, 2014, to not continue as an officer or board member of the combined organization, but agreed to stay on for up to one year in a consulting role as a special advisor.

Between April 11, 2014 and May 30, 2014, each of the parties reviewed the financial condition, operations and otherwise conducted due diligence with respect to the other party. CU Bancorp hired Cabrera and Associates to provide supplemental information with respect to the loan portfolio of 1st Enterprise and retained Protiviti to provide information with regard to 1st Enterprise’s Bank Secrecy Act/Anti-Money Laundering Program. 1st Enterprise hired AuditOne, LLC to provide supplemental information with respect to the loan portfolio of California United Bank. Principal onsite due diligence was undertaken by California United Bank on April 26, 2014 at 1st Enterprise’s headquarters office in Los Angeles. The due diligence sessions included broad discussions of financial issues, operations, credit quality, customers, regulatory compliance, corporate organization and governance, and loan file review. Additionally due diligence was conducted through exchange of documents offsite.

On May 3 and 4, 2014, 1st Enterprise conducted onsite reverse due diligence at the Anaheim office of California United Bank. The issues addressed were of a nature and scope comparable to those addressed at the prior due diligence meeting at the offices of 1st Enterprise.

The first draft of the Agreement and Plan of Merger was delivered to 1st Enterprise on May 8, 2014 by Horgan, Rosen, Beckham, & Coren, L.L.P., counsel to CU Bancorp and California United Bank, which is referred to herein as HRBC. Subsequent drafts of the agreement were prepared or exchanged on or about May 15, May 22, May 23, May 28 and May 30, 2014.

On May 20, 2014, representatives of the boards of directors of the parties held a dinner meeting at the California Club to discuss the future business of the combined entities. Mr. Holman, Jeffrey J. Leitzinger, Ph.D., Jeffrey Levine and Brian Stone, the members of the Merger Oversight Committee, attended on behalf of 1st Enterprise. Mr. Rainer, Eric Kentor, Charles Sweetman and Ms. Williams attended on behalf of CU Bancorp and California United Bank.

On June 2, 2014 the board of directors of each of CU Bancorp, California United Bank and 1st Enterprise held special board meetings for purposes of considering and approving the Agreement and Plan of Merger. In addition to the directors of CU Bancorp and members of management, the meeting was attended by representatives of Sandler O’Neill and HRBC. At this meeting the Board reviewed and discussed the results of due diligence conducted on 1st Enterprise and discussed and considered the terms and conditions of the merger and the final merger agreement. HRBC advised the board respecting its duties and the legal standards applicable to the board’s decision and actions with respect to its consideration of the proposed merger as well as the final changes made to the merger agreement. They presented and discussed a summary of the material terms of the agreement with the board and answered questions posed by directors. The board of directors reviewed a fairness opinion from Sandler O’Neill indicating that, based upon and subject to the considerations set forth in their opinion and based upon such other matters as Sandler O’Neill considered relevant, the exchange ratio of 1.3450 shares of CU Bancorp common stock for 1.0 share of 1st Enterprise common stock was fair, from a financial point of view, to CU Bancorp as of the date of the opinion. For more information on the fairness opinion for Sandler O’Neill see “ – Opinion of CU Bancorp’s Financial Advisor.”

Following extensive discussion and review, including consideration of the factors described below, the CU Bancorp board of directors determined that the merger agreement and the merger were advisable and in the best interests of CU Bancorp and its shareholders, unanimously voted to approve the merger agreement and the transactions contemplated therein, resolved to recommend that CU Bancorp shareholders approve the merger agreement (including the transactions contemplated therein), and directed that this matter be submitted for consideration to the CU Bancorp’s shareholders at the company’s next annual meeting of shareholders. They also authorized CU Bancorp’s management to execute the merger agreement. The merger agreement was executed on the evening of June 2, 2014. Prior to the opening of the stock market on June 3, 2014, the parties issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger. CU Bancorp also filed the release on Form 8-K with the Securities and Exchange Commission.

All directors and executive officers of CU Bancorp and 1st Enterprise have signed voting agreements, dated June 2, 2014, and the directors of 1st Enterprise entered into non-solicitation agreements. See “—Director and Executive Officer Voting Agreements” and “—Non-Competition and Non-Solicitation Agreements” beginning on page [    ]. A copy of the form of voting agreement executed by each of the CU Bancorp directors and executive officers is attached as Exhibit D to the merger agreement which is attached to this joint proxy statement as Appendix A and is incorporated herein by reference.

In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of CU Bancorp and its shareholders and recommending that CU Bancorp shareholders vote “FOR” the merger agreement, the CU Bancorp board of directors consulted with CU Bancorp management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

—	the merger will result in a larger commercial bank focused on serving the Los Angeles-Long Beach-Santa Ana metropolitan statistical area as measured by total assets;

—	the merger will significantly expand California United Bank’s presence in Southern California and add a presence in the Inland Empire area of San Bernardino County;

—

the increased size of the resulting bank will, in the opinion of the board of directors, enhance its image in the marketplace and will better position CU Bancorp to acquire other banks and financial institutions as appropriate opportunities arise;

—

Its knowledge of CU Bancorp’s business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with 1st Enterprise Bank, as well as under various other alternative scenarios;

—

The form of consideration being 100% stock for all outstanding shares of 1st Enterprise common stock and for all outstanding shares of 1st Enterprise preferred stock (except with respect to fractional shares as more fully described below under the caption “—Merger Consideration to the Shareholders of 1st Enterprise – Fractional Shares” beginning on page [    ]), and 1st Enterprise shareholders becoming shareholders of CU Bancorp;

—	The reputation of 1st Enterprise Bank and its record of performance along with the quality of its relationship management;

—

Its understanding of 1st Enterprise’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from Sandler O’Neill and HRBC;

—

Its belief that the merger will result in creation of a premier, locally-operated Southern California commercial banking franchise with a geographically diversified branch network, strong revenue stream, capital ratios at “well-capitalized” levels, a balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to CU Bancorp’s shareholders than alternatives to the merger;

—

The complementary nature of the cultures and product mix of 1st Enterprise and California United Bank, including with respect to strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction;

—

The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

—	The anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings;

—

The financial analyses of Sandler O’Neill and the written opinion of Sandler O’Neill, CU Bancorp’s independent financial advisor, dated as of June 2, 2014, delivered to the CU Bancorp board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to CU Bancorp as more fully described below under the caption “— Opinion of CU Bancorp’s Financial Advisor” beginning on page [__];

—

The familiarity of CU Bancorp’s management team with 1st Enterprise’s management team and the belief of CU Bancorp’s management that the management and employees of 1st Enterprise and California United Bank possess complementary skills and expertise;

—

The anticipated continued participation of certain members of CU Bancorp’s board of directors and management team in the combined company, which enhances the likelihood that the strategic benefits that CU Bancorp expects to achieve as a result of the merger will be realized

—

The board’s understanding of the current and prospective environment in which 1st Enterprise and California United Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, which the board and management believe favor efficiencies from a greater scale of operations, the competitive environment for financial institutions generally, and the likely effect of these factors on CU Bancorp both with and without the proposed transaction;

—

The limited availability of acquisition opportunities that met, or would meet going forward, the strategic goals of CU Bancorp, including quality of loans, deposits, staff and management, and growth in the current environment;

—

The merger is consistent with CU Bancorp’s strategic plan, including achieving strong earnings growth and improving customer attraction, retention and service in areas within or adjacent to CU Bancorp’s geographic presence;

The enhancement of the combined company’s competitive position expected to result from the merger, including that the combined company is expected to have greater market reach with more branch locations in Southern California, expanded resources and broader product opportunities;

—

The board’s understanding that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including 1st Enterprise’s shareholders; and

—	The board’s review with its independent legal advisor, HRBC, of the material terms of the merger agreement.

The CU Bancorp board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

—	The potential risk of diverting management attention and resources from the operation of CU Bancorp’s business and towards the completion of the merger;

—

The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating 1st Enterprise’s business, operations and workforce with those of California United Bank;

—	The merger-related costs;

—

The fact that, because the merger consideration consists of a fixed exchange ratio of shares of CU Bancorp common stock, CU Bancorp shareholders could be adversely affected by an increase in the trading price of CU Bancorp common stock during the pendency of the merger;

—

The fact that, while CU Bancorp expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated; and

—	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

The foregoing discussion of the information and factors considered by the CU Bancorp board of directors is not intended to be exhaustive, but includes the material factors considered by the CU Bancorp board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CU Bancorp board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CU Bancorp board of directors considered all these factors as a whole, including discussions with, and questioning of CU Bancorp’s management and CU Bancorp’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

CU Bancorp’s board of directors unanimously approved the merger agreement and unanimously recommends that CU Bancorp shareholders vote “FOR” the approval of the CU Bancorp merger proposal.

This summary of the reasoning of CU Bancorp’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Background of the Transaction and 1st Enterprise’s Reasons for Engaging in and Approval of the Merger Agreement and the Merger

Each of the boards of directors of CU Bancorp and 1st Enterprise has from time to time separately engaged with senior management of their respective companies in reviews and discussions of potential strategic alternatives, and has considered ways to enhance their respective companies’ performance and prospects in light of competitive and other relevant developments. For each company, these reviews have included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

1st Enterprise’s analysis of strategic alternatives has generally been within the purview of the Strategic and Capital Planning Committee of its board of directors. On March 21, 2012, the Strategic and Capital Planning Committee recommended to the 1st Enterprise board the pursuit of a parallel paths initiative to improve growth and return on capital and share liquidity, including organic growth and the evaluation of future capital raises and strategic mergers and acquisitions should attractive opportunities arise. The original members of the Strategic and Capital Planning Committee were directors Charles R. Beauregard, John C. Black, Brian Horton, David C. Holman, Jeffrey J. Leitzinger, Ph.D., and executive vice president and chief financial officer Allen Nicholson. In connection with the process relating to the merger, a Merger Oversight Committee was established consisting of Jeffrey J. Leitzinger, Ph.D., Jeffrey Levine, David C. Holman and Brian Stone.

As a result of preliminary discussions involving David C. Holman, John C. Black and Brian Horton with senior executives of a bank holding company we will call Institution A, 1st Enterprise executed a mutual confidentiality agreement on August 27, 2012 for purposes of discussing the merger of 1st Enterprise with Institution A. While discussions continued intermittently until the first quarter of 2013, the potential transaction was abandoned by the parties prior to the making of any definitive proposal by any party.

On June 20, 2013, D.A. Davidson & Co., which we will refer to as Davidson, executed three engagement letters with 1st Enterprise to provide ongoing financial advisory services and assistance to 1st Enterprise in connection with evaluating the bank’s parallel paths initiative, including a possible future private placement, initial public offering and mergers and acquisitions.

On December 13, 2013, a meeting was held with representatives of a smaller bank we will refer to as Institution B to explore the possibility of a merger between 1st Enterprise and Institution B. The meeting was held at Davidson’s offices and attendees included Institution B’s chief executive officer and investment bankers and on behalf of 1st Enterprise John C. Black, Brian Horton, David C. Holman and representatives of Davidson. This was the only in-person meeting between the parties, and neither party initiated any further requests for meetings or discussions.

On January 10, 2014, a brief conversation occurred between David Rainer, chairman, president and chief executive officer of CU Bancorp and California United Bank and John C. Black, chief executive officer of 1st Enterprise. The conversation occurred at the annual California Bankers Association - Bank Presidents Seminar in Santa Barbara. In the conversation, the subject of whether there was any interest in a possible merger of the two banks was raised for the first time. However, this conversation was informal and did not include any discussion of pricing or other detail regarding transaction structure.

Mr. Black advised the board of directors of his conversation with Mr. Rainer on January 15, 2014 at the regular January board meeting. At the January board meeting, the board authorized Davidson to contact CU Bancorp and two other banks, which we will refer to as Institutions C and D, to discuss their interest in a potential merger with 1st Enterprise. On January 22, 2014, the Strategic and Capital Planning Committee met with Davidson to discuss merger alternatives, as well as a potential capital offering by 1st Enterprise should it desire to maintain its independence. A Davidson representative reported on his contact with Institutions C and D. Institution C was not interested in pursuing discussions. Institution D expressed interest in a transaction.

On February 4, 2014, a non-disclosure agreement was executed by 1st Enterprise and Institution D and an initial meeting was held at Davidson’s offices with Institution D’s president and chief executive officer and Institution D’s investment bankers. John C. Black, Brian Horton and David C. Holman, as well as Davidson representatives, attended on behalf of 1st Enterprise. 1st Enterprise’s discussions with Institution D emphasized initial challenges as to organizational and business compatibility and customer and employee retention, and whether these issues could be resolved. Pricing was not discussed.

On February 5, 2014, a non-disclosure agreement was executed by 1st Enterprise and CU Bancorp and an initial meeting was held at Davidson’s offices with Dave Rainer who attended on behalf of CU Bancorp. John C. Black, Brian Horton, David C. Holman and Davidson represented 1st Enterprise. The general topic discussed was a possible all-stock transaction with shares of common stock of CU Bancorp issued to the holders of common stock of 1st Enterprise and shares of new preferred stock issued by CU Bancorp being exchanged for the preferred shares issued by 1st Enterprise to the Treasury as part of the Small Business Lending Fund. The participants also shared their views on the similarity of business models of the two banks, retention of key officers and the view that the combination could create one of the premier business banks in Southern California with substantial historic and projected organic growth.

During the period between February 7, 2014 and February 19, 2014, the date of the next 1st Enterprise board meeting, numerous meetings and discussions were held between the investment bankers for the parties and the principal parties negotiating on behalf of 1st Enterprise, Institution D and CU Bancorp. The parties also exchanged preliminary due diligence materials. At the February 19, 2014 board meeting, representatives of Davidson presented an overview of the potential process if the board elected to proceed with one or both parties, as well as a preliminary analysis of CU Bancorp and Institution D. On February 24, 2014, David Rainer forwarded to John C. Black and Brian Horton an initial outline and proposal respecting management and staffing of the combined 1st Enterprise and California United Bank. A series of meetings and conversations on these matters continued into March 2014 between senior management members of California United Bank and 1st Enterprise.

On March 10, 2014, CU Bancorp delivered a preliminary non-binding indication of interest to 1st Enterprise. The proposed terms included (a) an exchange ratio of 1.30 shares of CU Bancorp common stock for each outstanding share of 1st Enterprise common stock, (b) an exchange of all stock options, other than a limited number of founders options, permitting to the extent feasible, such options to be exercised for their full ten year terms notwithstanding any cessation of service with CU Bancorp or California United Bank, (c) John Black’s service as president of CU Bancorp and California United Bank following the merger, and Brian Horton’s service as vice chairman of the combined bank, and (d) allotment of four of the total of twelve proposed CU Bancorp board seats to 1st Enterprise directors, including John C. Black and David C. Holman, and expansion of the board of California United Bank to 14 individuals to accommodate, in addition to the four 1st Enterprise directors on the CU Bancorp board, Mr. Horton and Anne Williams, the current chief executive vice president, operating officer and chief credit officer of California United Bank. The letter also requested a standstill provision until May 31, 2014 to provide CU Bancorp with exclusive negotiating and due diligence rights during that period. Voting and non-competition agreements were also requested from all 1st Enterprise directors.

On March 19, 2014, David Rainer met with the 1st Enterprise board of directors at an offsite meeting and discussed his banking background, prior acquisition experience, his company’s interest in 1st Enterprise and his vision of California United Bank and its culture. Representatives of Davidson and King, Holmes, Paterno & Berliner, LLP, counsel to 1st Enterprise, which we will refer to as King Holmes, also attended the meeting. King Holmes advised the directors respecting their fiduciary duties in connection with consideration of mergers, sales or strategic partnerships. Davidson also provided materials to the board analyzing the terms contained in the March 10, 2014 letter of interest of California United Bank.

On March 24, 2014, Davidson, after discussions with the 1st Enterprise board, sent a letter to CU Bancorp and Sandler O’Neill to request certain changes and clarifications to the initial March 10, 2014 indication of interest dealing with, among other things, existing employment agreements and bonus plans, operations, management and employment, as well as a request for an increase in the exchange ratio from 1.30 to 1.40 shares of CU Bancorp common stock for each share of 1st Enterprise common stock. The Davidson communication also expressed 1st Enterprise’s desire to limit the requested exclusivity period to April 30, 2014, and requesting an additional 1st Enterprise director be included on the CU Bancorp board and California United Bank board.

On March 26, 2014, Davidson and the board of directors of 1st Enterprise received a preliminary indication of interest from Institution D. The offer included terms of (a) $27.25 per share, payable 75% in common stock of the acquiror and 25% in cash, (b) the same consideration to be paid to in-the-money option holders as shareholders payable at closing of the merger, after netting out the exercise price of the options, (c) a seat on the board of directors of the acquiror for David C. Holman, and (d) closing conditions, including the execution of employment and other agreements by certain key officers of 1st Enterprise.

On March 28, 2014, Brian Horton and David C. Holman met with the chief executive officer of Institution D to focus on issues, including retaining 1st Enterprise bankers, and social, business model and organizational challenges. At the meeting, Institution D’s chief executive officer indicated that he would require as part of any transaction the institution of employee retention programs and business and operational changes that Mr. Horton and Mr. Holman felt would be unacceptable to 1st Enterprise’s key employees, and that presented risks respecting business and banker retention that would jeopardize the ability of 1st Enterprise to retain the customers and bankers that would be essential in order to close the transaction. Institution D’s chief executive officer also presented expense savings projections that seemed excessive to Mr. Horton and Mr. Holman. The matter was brought to the attention of the board and then discussed at an April 3, 2014 board meeting.

Between March 24 and April 1, 2014 representatives of Davidson and Sandler O’Neill discussed and negotiated the exchange ratio between a range of 1.30 to 1.40 shares of CU Bancorp. On April 1, 2014, CU Bancorp agreed to increase the exchange ratio of CU Bancorp common shares for each 1st Enterprise common share to 1.3450 from the original 1.30 offer.

A board meeting was held by conference call on April 3, 2014 and the updated offer from CU Bancorp and the letter of interest of Institution D were discussed. The board voted unanimously to reject the letter of interest of Institution D based on the belief of the board that the transaction would not close because 1st Enterprise would be unable to satisfy the conditions to closing of the other party. Further, the board discussed the concern regarding the stock component of the offer if Institution D could not retain key employees and customers post-closing and the potential impact to Institution D’s stock price. The board then carefully considered the offer of CU Bancorp and voted 9 – 3 to accept a revised letter of interest with the improved exchange ratio, with directors Adriana Boeka, John C. Black and Peter Csato dissenting. Representatives of Davidson and King Holmes were present on the call and advised the board respecting financial matters related to the offers, and legal matters respecting the merger process.

On April 11, 2014, a revised letter of interest was executed between CU Bancorp and 1st Enterprise, together with a standstill agreement expiring May 11, 2014, which standstill agreement was subsequently extended. In addition to the increase in the exchange ratio to 1.3450, Brian Horton was to become the president of the combined bank and serve on the boards of directors of California United Bank and CU Bancorp. John C. Black had previously elected, on April 8, 2014, to not continue as an officer or board member of the combined organization, but agreed to stay on for up to one year in a consulting role as a special advisor.

Between April 11, 2014 and May 30, 2014, each of the parties reviewed the financial condition, operations and otherwise conducted due diligence with respect to the other party. CU Bancorp hired Cabrera and Associates to provide supplemental information with respect to the loan portfolio of 1st Enterprise. 1st Enterprise hired AuditOne, LLC to provide supplemental information with respect to the loan portfolio of California United Bank. Principal onsite due diligence was undertaken by California United Bank on April 26, 2014 at 1st Enterprise’s headquarters office in Los Angeles. The due diligence sessions included broad discussions of financial issues, operations, credit quality, customers, regulatory compliance and loan file review.

On April 30, 2014, the Merger Oversight Committee held a meeting at the offices of Jeffrey J. Leitzinger, Ph.D. Davidson presented updated analysis and discussed the diligence findings. King Holmes discussed updated information from a legal perspective respecting regulatory compliance.

On May 3 and 4, 2014, 1st Enterprise conducted onsite reverse due diligence at the Anaheim office of California United Bank. The issues addressed were of a nature and scope comparable to those addressed at the prior due diligence meeting at the offices of 1st Enterprise.

On May 9, 2014, the Merger Oversight Committee met at the offices of Davidson and Davidson presented an updated analysis and discussed updates from the due diligence. On May 15, 2014, 1st Enterprise received its final credit report from AuditOne, LLC. On May 19, 2014, a Merger Oversight Committee meeting was held at the offices of Jeffrey J. Leitzinger, Ph.D. Davidson presented updated financial analysis and the results of due diligence. King Holmes discussed the results of legal due diligence on compliance and the status of the transaction.

The first draft of the Agreement and Plan of Merger was delivered to 1st Enterprise on May 8, 2014 by Horgan Rosen Beckham & Coren, counsel to CU Bancorp and California United Bank, which is referred to herein as HRBC. Subsequent drafts of the agreement were prepared or exchanged on or about May 15, May 22, May 23, May 28 and May 30, 2014.

On May 20, 2014, representatives of the boards of directors of the parties held a dinner meeting at the California Club to discuss the future business of the combined entities. Jeffrey J. Leitzinger, Ph.D., David C. Holman, Jeffrey Levine and Brian Stone, the members of the Merger Oversight Committee, attended on behalf of 1st Enterprise. David Rainer, Eric Kentor, Charles Sweetman and Anne Williams attended on behalf of CU Bancorp and California United Bank.

On May 21, 2014 at the regular board meeting Davidson presented updated financial analysis and discussed timing of the next steps to conclude execution of the merger agreement. King Holmes reviewed outstanding legal issues and the draft definitive agreement, as well as the draft voting and non-solicitation agreements and presented a memorandum respecting those matters to the board. Non-competition agreements, prohibiting employment in banking or related businesses after cessation of service with 1st Enterprise, CU Bancorp or California United Bank were not required.

On June 2, 2014 the board of directors of each of CU Bancorp, California United Bank and 1st Enterprise held special board meetings for purposes of considering and approving the Agreement and Plan of Merger. The 1st Enterprise meeting took place at 1:00 p.m. at the offices of King Holmes. At that meeting the board thoroughly discussed and considered the terms and conditions of the merger and the final merger agreement. King Holmes advised the board respecting its duties in connection with the transaction and the final changes made to the merger agreement. The board of directors reviewed a fairness opinion from Davidson indicating that the exchange ratio was fair from a financial point of view to 1st Enterprise shareholders. For more information on the fairness opinion for Davidson see “– Opinion of 1st Enterprise’s Financial Advisor.”

Following extensive discussion, the 1st Enterprise board of directors unanimously voted, 12 – 0, to approve the merger agreement and transactions contemplated by the merger agreement, including the merger, and authorized 1st Enterprise’s management to execute the merger agreement. Prior to the opening of the stock market on June 3, 2014, the parties issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger. CU Bancorp also filed the release on Form 8-K with the Securities and Exchange Commission.

In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of 1st Enterprise and its shareholders and recommending that 1st Enterprise shareholders vote “FOR” the merger agreement, the 1st Enterprise board of directors consulted with 1st Enterprise management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

—

Its knowledge of 1st Enterprise’s business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with California United Bank, as well as under various other alternative scenarios;

—

Its understanding of California United Bank’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from Davidson and King Holmes;

—

Its belief that the merger will result in significant ownership for the 1st Enterprise shareholders in a premier, locally-operated Southern California commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to 1st Enterprise’s shareholders than alternatives to the merger;

—

The complementary nature of the cultures and product mix of 1st Enterprise and California United Bank, including with respect to strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction;

—

The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

—	The anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics such as earnings;

—

The fact that the current value of the merger consideration for holders of 1st Enterprise common stock at $24.69 per share, represents a premium of approximately 12.25% over the $22.00 last reported trading price of 1st Enterprise common stock on the bulletin board market on May 30, 2014 (the last trading day prior to the day of the board meeting on which 1st Enterprise shares of common stock were traded), and the board’s review of similar transactions and belief that the transaction is likely to provide substantial future value to 1st Enterprise’s shareholders, as well as the benefit of additional liquidity enjoyed by shareholders in a NASDAQ-listed security, like the shares of common stock of CU Bancorp;

—

The financial analyses of Davidson and the written opinion of Davidson, 1st Enterprise’s independent financial advisor, dated as of June 2, 2014, delivered to the 1st Enterprise board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio of shares of 1st Enterprise common stock and shares of CU Bancorp common stock was fair, from a financial point of view, to holders of 1st Enterprise common stock;

—

The familiarity of 1st Enterprise’s management team with California United Bank’s management team and the belief of 1st Enterprise’s management that the management and employees of 1st Enterprise and California United Bank possess complementary skills and expertise;

—

The anticipated continued participation of certain members of 1st Enterprise’s board of directors and management team in the combined company, which enhances the likelihood that the strategic benefits that 1st Enterprise expects to achieve as a result of the merger will be realized and that the benefits and talents that 1st Enterprise brings to the combined institution will be appropriately valued and effectively utilized—including the appointment of four current 1st Enterprise directors to the board of directors of California United Bank and CU Bancorp including the appointment of 1st Enterprise president K. Brian Horton as president of California United Bank and CU Bancorp, the appointment of and the continuing leadership of 1st Enterprise’s chief executive officer, John C. Black, as a special advisor to California United Bank following the merger, and the expected participation of other 1st Enterprise officers in management positions of the combined company;

—

The effects of the merger on other 1st Enterprise employees, including the retention of a significant number of 1st Enterprise employees which would increase the retention of 1st Enterprise customers and the likelihood of success of the combined companies;

—

The board’s understanding of the current and prospective environment in which 1st Enterprise and California United Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on 1st Enterprise both with and without the proposed transaction;

—

The determination of the board of directors that its growth rate and a future substantial contractual increase in the amount of the dividend payable on its outstanding preferred shares in the 1st Quarter of 2016 would require a significant capital raise in 2015 which would have had some dilutive effect on the 1st Enterprise common shareholders;

—	The limited availability of acquisition opportunities that met, or would meet going forward, the strategic goals of 1st Enterprise, including growth in the current environment;

—	The merger is consistent with 1st Enterprise’s strategic plan, including achieving strong earnings growth and improving customer attraction, retention and service;

—	The complementary fit of 1st Enterprise and California United Bank because of the nature of the markets served and the products offered by the two institutions;

—

The enhancement of the combined company’s competitive position expected to result from the merger, including that the combined company is expected to have greater market reach with 11 branch locations in Southern California, expanded resources and broader product offerings;

—	The ability of California United Bank to complete the merger from a financial and regulatory perspective;

—	The structure of the transaction as a strategic business combination in which, among other things, 1st Enterprise’s board and management would have substantial participation in the combined company;

—

The equity interest in the combined company that 1st Enterprise’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

—

The greater market capitalization and trading liquidity of CU Bancorp common stock, which is listed on NASDAQ, in the event that 1st Enterprise shareholders desire to sell the shares of CU Bancorp common stock to be received by them following completion of the merger;

—

The board’s understanding that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including 1st Enterprise’s shareholders; and

—

The board’s review with its independent legal advisor, King Holmes, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withdraw its recommendation to 1st Enterprise’s shareholders and to consider an acquisition proposal in certain circumstances, subject to the potential payment by 1st Enterprise of a termination fee of $4.0 million to California United Bank and payment of certain expenses of CU Bancorp, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

The 1st Enterprise board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

—	The potential risk of diverting management attention and resources from the operation of 1st Enterprise’s business and towards the completion of the merger;

—

The restrictions on the conduct of 1st Enterprise’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent 1st Enterprise from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of 1st Enterprise absent the pending merger;

—

The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating 1st Enterprise’s business, operations and workforce with those of California United Bank;

—	The merger-related costs;

—

The fact that the interests of certain of 1st Enterprise’s directors and executive officers may be different from, or in addition to, the interests of 1st Enterprise’s other shareholders as described under the heading “—Interests of 1st Enterprise’s Directors and Executive Officers in the Merger” on page [    ];

—

The fact that, because the merger consideration consists of a fixed exchange ratio of shares of CU Bancorp common stock, 1st Enterprise shareholders could be adversely affected by a decrease in the trading price of CU Bancorp common stock during the pendency of the merger;

—

The fact that, while 1st Enterprise expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

—	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

—	The lack of historical dividends on the CU Bancorp common stock; and

—

The fact that: (i) the merger agreement includes a “force the vote” provision that would obligate 1st Enterprise to hold a shareholders’ meeting to consider the merger agreement even if the 1st Enterprise board of directors withdraws its favorable recommendation of the merger agreement after determining in good faith that it would be inconsistent with its fiduciary duties to recommend the merger agreement; (ii) 1st Enterprise would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (iii) 1st Enterprise would be obligated to pay to CU Bancorp a termination fee of $4.0 million plus CU Bancorp’s expenses if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with 1st Enterprise from pursuing such a transaction.

The foregoing discussion of the information and factors considered by the 1st Enterprise board of directors is not intended to be exhaustive, but includes the material factors considered by the 1st Enterprise board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the 1st Enterprise board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The 1st Enterprise board of directors considered all these factors as a whole, including discussions with, and questioning of 1st Enterprise’s management and 1st Enterprise’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

1st Enterprise’s board of directors unanimously approved the merger agreement and unanimously recommends that 1st Enterprise’s shareholders vote “FOR” the approval of the 1st Enterprise merger proposal.

This summary of the reasoning of 1st Enterprise’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of CU Bancorp’s Financial Advisor

By letter dated February 7, 2014, the CU Bancorp board of directors retained Sandler O’Neill & Partners, L.P., or Sandler O’Neill, to act its financial advisor in connection with a possible business combination transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The CU Bancorp board of directors selected Sandler O’Neill to act as its financial advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

At the June 2, 2014 meeting of the CU Bancorp board of directors, Sandler O’Neill delivered to the CU Bancorp board of directors its oral opinion, which was subsequently confirmed in writing that as of June 2, 2014, the merger consideration was fair to CU Bancorp from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CU Bancorp common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the CU Bancorp board of directors and is directed only to the fairness of the merger consideration to CU Bancorp from a financial point of view. It does not address the underlying business decision of CU Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of CU Bancorp common stock as to how such holder of CU Bancorp common stock should vote at CU Bancorp’s annual meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by CU Bancorp’s or 1st Enterprise’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of CU Bancorp.

Sandler O’Neill has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the CU Bancorp board of directors as Appendix C to this joint proxy statement/prospectus and to the references to Sandler O’Neill and its opinion contained herein. A copy of the consent of Sandler O’Neill is attached as Exhibit 99.5 to the registration statement on Form S-4.

In connection with rendering its opinion on June 2, 2014, Sandler O’Neill reviewed and considered, among other things:

—	the merger agreement;

—	certain publicly available financial statements and other historical financial information of CU Bancorp that Sandler O’Neill deemed relevant;

—	certain publicly available financial statements and other historical financial information of 1st Enterprise that Sandler O’Neill deemed relevant;

—

publicly available earnings estimates for CU Bancorp for the years ending December 31, 2014 and December 31, 2015, and an estimated long term growth rate for the years thereafter in each instance as discussed with, and confirmed by, the senior management of CU Bancorp;

—

earnings estimates for 1st Enterprise for the years ending December 31, 2014 and December 31, 2015 as provided by 1st Enterprise’s management and estimated long term growth rate for the years thereafter as discussed with, and confirmed by, senior management of 1st Enterprise;

—

the pro forma financial impact of the merger on CU Bancorp based on assumptions relating to transaction expenses, certain accounting adjustments, cost savings and other synergies as prepared by and discussed with senior management of CU Bancorp;

—

a comparison of certain financial and other information for CU Bancorp and 1st Enterprise including relevant stock trading information, with similar publicly available information for certain other companies similar to each of CU Bancorp and 1st Enterprise, the securities of which are publicly traded;

—	the relative contributions of certain assets, liabilities, equity and earnings of CU Bancorp and 1st Enterprise to the combined institution;

—	the financial terms and structures of certain recent business combinations in the commercial banking industry, to the extent publicly available;

—	the current market environment generally and the financial services environment in particular; and

—	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of CU Bancorp the business, financial condition, results of operations and prospects of CU Bancorp and held similar discussions with the senior management of 1st Enterprise regarding the business, financial condition, results of operations and prospects of 1st Enterprise.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to it by CU Bancorp or 1st Enterprise or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied, at the direction of CU Bancorp, without independent verification or investigation, on the assessments of the management of CU Bancorp as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with CU Bancorp’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of CU Bancorp and 1st Enterprise that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CU Bancorp and 1st Enterprise or any of their respective subsidiaries, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill renders no opinion or evaluation on the collectability of any assets or the future performance of any loans of CU Bancorp or 1st Enterprise. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of CU Bancorp or 1st Enterprise, or the combined institution after the merger and Sandler O’Neill has not reviewed any individual credit files relating to CU Bancorp and 1st Enterprise.

In performing its analyses and in rendering its opinion, Sandler O’Neill used publicly available earnings estimates and earnings growth rates for CU Bancorp as discussed with and confirmed by senior management of CU Bancorp and internal projections and earnings growth rates provided by senior management of 1st Enterprise. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, accounting adjustments, expected cost savings and other synergies which were prepared by and reviewed with the senior management of CU Bancorp. With respect to those projections, estimates and judgments, the respective managements of CU Bancorp and 1st Enterprise confirmed to Sandler O’Neill that those projections, estimates, judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of CU Bancorp and 1st Enterprise, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill also assumed that there had not been any material change in the respective assets, financial condition, results of operations, business or prospects of CU Bancorp or 1st Enterprise since the date of the most recent financial data made available to Sandler O’Neill. In addition, Sandler O’Neill assumed in all respects material to its review and analysis that CU Bancorp and 1st Enterprise would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill also assumed that (i) each of the parties to the merger agreement will comply in all material respects with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects and that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger; no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CU Bancorp, 1st Enterprise or the merger, (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the merger will qualify as a reorganization for U.S. federal income tax purposes. Sandler O’Neill expressed no opinion as to the legal, accounting and tax advice CU Bancorp received from its advisors relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its June 2, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CU Bancorp or 1st Enterprise and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CU Bancorp and 1st Enterprise and the companies to which they are being compared.

Transaction Multiples

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of 1st Enterprise common stock will have the right to receive 1.3450 shares of CU Bancorp common stock. Based upon CU Bancorp’s share closing price of $18.36 as of May 30, 2014, Sandler O’Neill calculated a purchase price per share of $24.69 per share. Based upon (i) 3,853,238 shares of 1st Enterprise common stock outstanding, and (ii) the intrinsic value of in-the-money stock options for 663,310 shares of 1st Enterprise common stock with a weighted average exercise price of $10.47 and using CU Bancorp’s share closing price of $18.36 as of May 30, 2014, Sandler O’Neill calculated an aggregate merger consideration value of approximately $105 million. Based upon financial information as of the period ended March 31, 2014, Sandler O’Neill calculated the following transaction ratios:

Pricing Multiples	Value
Price/Last Twelve Months Earnings Per Share	19.0x
Price/2014 Estimated Earnings Per Share	17.0x
Price/2015 Estimated Earnings Per Share	14.1x
Price/Book Value as of March 31, 2014	173%
Price/Tangible Book Value as of March 31, 2014	173%
Tangible Book Premium/Core Deposits	6.3%
One Day Market Premium	12.2%

Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for 1st Enterprise and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of commercial banks in California with total assets between $500 million and $1 billion that are traded on the over the counter market, the NYSE or NASDAQ. This group excluded banks with rural franchises.

The following financial institutions were selected for the comparison:

—	FNB Bancorp

—	California Republic Bancorp

—	American River Bankshares

—	Security California Bancorp

—	1st Century Bancshares Inc.

—	Community West Bancshares

—	Plaza Bank

The analysis compared publicly available financial information and market trading data for 1st Enterprise and the peer group as of or for the twelve month period ended March 31, 2014 with pricing data as of May 30, 2014. The results of these analyses are summarized in the following table.

		Comparable Company
	1st Enterprise	Mean	Median
Total Assets ($ in millions)	$776	$648	$580
Tangible Common Equity/Tangible Assets	7.1%	10.0%	10.0%
Leverage Ratio	9.5%	10.4%	10.4%
Loan Loss Reserve/Gross Loans	1.3%	1.7%	1.7%
Non-Performing Assets1/Total Assets	0.57%	1.55%	1.03%
Last 12 Months Net Interest Margin	3.34%	4.13%	4.28%
Last 12 Months Efficiency Ratio	66.5%	74.1%	71.3%
Last 12 Months Return on Average Assets	0.8%	0.8%	0.9%
Last 12 Months Return on Average Common Equity	8.0%	7.6%	7.8%
Market Value ($ in millions)	$85	$82	$73
Price/Tangible Book Value	154%	129%	108%
Price/ Last 12 Months Earnings Per Share	16.9x	19.1x	17.6x
Price/Estimated 2014 Earnings Per Share	15.2x	23.7x	23.7x
Current Dividend Yield	0.0%	0.2%	0.0%

1.	Non-performing assets includes nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

Analysis of Selected Merger Transactions

Comparable Nationwide Transactions

Sandler O’Neill also reviewed nationwide transactions that consisted of all nationwide commercial bank deals since January 1, 2013 with announced deal value $50-$200 million with Non-Performing Assets to Assets ratios of less than 3.0% and Tangible Common Equity to Tangible Assets ratios of less than 9.0%. The group was composed of the following transactions:

Buyer / Target

Bryn Mawr Bank Corporation/ Continental Bank Holdings, Inc.

CBFH, Inc./ MC Bancshares, Inc.

Eastern Bank Corporation/ Centrix Bank & Trust

BancorpSouth, Inc./ Ouachita Bancshares Corp

Old National Bancorp/ United Bancorp, Inc.

Banco de Sabadell, SA/ JGB Bank, National Association

Heritage Oaks Bancorp/ Mission Community Bancorp

Cardinal Financial Corporation/ United Financial Banking Cos, Inc.

Stonegate Bank/ Florida Shores Bancorp, Inc

Mercantile Bank Corporation/ Firstbank Corporation

F.N.B. Corporation/ BCSB Bancorp, Inc.

Heartland Financial USA, Inc./ Morrill Bancshares, Inc.

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months earnings per share; transaction price to book value; transaction price to tangible book value; core deposit premium and market premium. Sandler O’Neill then calculated the imputed per share valuation for the high, low, mean and median data for the transactions. The results of these analyses are summarized in the following tables.

Nationwide M&A Transactions
	Mean	Median
Price / Last 12 Months Earnings Per Share	28.9x	28.2x
Price/Book Value	163%	160%
Price / Tangible Book Value	170%	167%
Core Deposit Premium	8.4%	10.6%
Market Premium	42.7%	38.1%

Imputed Per Share Valuation Based on Precedent Nationwide M&A Transactions
	Mean	Median
Price / Last 12 Months Earnings	$37.61	$36.61
Price/Book Value	$23.28	$22.84
Price / Tangible Book Value	$24.20	$23.84
Core Deposit Premium	$28.17	$31.84
Market Premium	$31.38	$30.39

1st Enterprise Imputed Per Share Valuation for the Proposed Transaction
Price/Last 12 Months Earnings Per Share	Price/Book Value Per Share	Price/Tangible Book Value Per Share	Core Deposit Premium	Market Premium
19.0x	173%	173%	6.3%	12.2%

Comparable Western Transactions

Sandler O’Neill reviewed Western commercial bank transactions announced since January 1, 2013 with announced deal value of $30 million-$500 million with Non-Performing Assets to Assets ratios of less than 3.0%. The group was composed of the following transactions:

Buyer / Target

CVB Financial Corp./ American Security Bank

First Interstate BancSystem, Inc./ Mountain West Financial Corp.

TriCo Bancshares/ North Valley Bancorp

Cascade Bancorp/ Home Federal Bancorp, Inc.

Heritage Financial Corporation/ Washington Banking Company

Heritage Oaks Bancorp/ Mission Community Bancorp

Wilshire Bancorp, Inc./ Saehan Bancorp

Bank of Marin Bancorp/ NorCal Community Bancorp

Sterling Financial Corporation/ Commerce National Bank

Heritage Financial Corporation/ Valley Community Bancshares, Inc.

Pacific Premier Bancorp, Inc./ San Diego Trust Bank

Glacier Bancorp, Inc./ Wheatland Bankshares, Inc.

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months earnings per share; transaction price to book value; transaction price to tangible book value; core deposit premium and market premium. Sandler O’Neill then calculated the imputed per share valuation for the high, low, mean and median data for the transactions. The results of these analyses are summarized in the following tables.

Western M&A Transactions
	Mean	Median
Price / Last 12 Months Earnings Per Share	24.6x	23.2x
Price/Book Value	139%	140%
Price / Tangible Book Value	144%	146%
Core Deposit Premium	7.3%	6.9%
Market Premium	21.2%	27.4%

Imputed Per Share Valuation Based on Precedent Western M&A Transactions
	Mean	Median
Price / Last 12 Months Earnings	$31.98	$30.20
Price/Book Value	$19.83	$19.89
Price / Tangible Book Value	$20.47	$20.74
Core Deposit Premium	$26.27	$25.69
Market Premium	$26.66	$28.02

1st Enterprise Imputed Per Share Valuation for the Proposed Transaction
Price/Last 12 Months Earnings Per Share	Price/Book Value Per Share	Price/Tangible Book Value Per Share	Core Deposit Premium	Market Premium
19.0x	173%	173%	6.3%	12.2%

1st Enterprise - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of 1st Enterprise common stock through December 31, 2018.The analysis assumed that 1st Enterprise performed in accordance with earnings estimates for 1st Enterprise for the years ending December 31, 2014 and December 31, 2015 and an estimated long term growth rate for the years thereafter as discussed with, and confirmed by, senior management of 1st Enterprise

To approximate the terminal value of 1st Enterprise’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 100% to 200% The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.19%

As illustrated in the following tables, the analysis indicates an imputed range of values per share of 1st Enterprise common stock of $13.82 to $32.93 when applying multiples of earnings to the applicable amounts indicated in the 1st Enterprise projections and $12.37 to $32.15 when applying multiples of tangible book value to the applicable amounts indicated in the 1st Enterprise projections.

	Earnings Per Share Multiples
Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$17.96	$20.95	$23.95	$26.94	$29.93	$32.93
10.00%	$17.20	$20.06	$22.93	$25.80	$28.66	$31.53
11.00%	$16.47	$19.22	$21.97	$24.71	$27.46	$30.20
12.00%	$15.79	$18.42	$21.05	$23.68	$26.31	$28.94
13.00%	$15.13	$17.66	$20.18	$22.70	$25.22	$27.75

14.00%	$14.51	$16.93	$19.35	$21.77	$24.19	$26.61
15.19%	$13.82	$16.12	$18.42	$20.72	$23.03	$25.33

	Tangible Book Value Multiples
Discount Rate	100%	120%	140%	160%	180%	200%
9.00%	$16.08	$19.29	$22.51	$25.72	$28.94	$32.15
10.00%	$15.39	$18.47	$21.55	$24.63	$27.71	$30.79
11.00%	$14.75	$17.69	$20.64	$23.59	$26.54	$29.49
12.00%	$14.13	$16.96	$19.78	$22.61	$25.43	$28.26
13.00%	$13.55	$16.26	$18.96	$21.67	$24.38	$27.09
14.00%	$12.99	$15.59	$18.19	$20.79	$23.38	$25.98
15.19%	$12.37	$14.84	$17.31	$19.79	$22.26	$24.73

Sandler O’Neill also considered and discussed with the CU Bancorp’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming 1st Enterprise’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following range of per share values for 1st Enterprise common stock, using the same price to earnings multiples of 12.0x to 22.0x and a discount rate of 12.0%.

Annual Budget Variance	Earnings Per Share Multiples
	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
-30.0%	$11.05	$12.89	$14.73	$16.58	$18.42	$20.26
-20.0%	$12.63	$14.73	$16.84	$18.94	$21.05	$23.15
-10.0%	$14.21	$16.58	$18.94	$21.31	$23.68	$26.05
0.0%	$15.79	$18.42	$21.05	$23.68	$26.31	$28.94
10.0%	$17.37	$20.26	$23.15	$26.05	$28.94	$31.84
20.0%	$18.94	$22.10	$25.26	$28.42	$31.57	$34.73
30.0%	$20.52	$23.94	$27.36	$30.78	$34.20	$37.63

During the June 2, 2014 meeting of the CU Bancorp’s board of directors, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

CU Bancorp Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for CU Bancorp and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of California commercial banks with total assets of $1.0-$3.0 billion that are traded on NYSE or NASDAQ (excluding ethnic banks).

The following financial institutions were selected for the comparison:

TriCo Bancshares Bank of Marin Bancorp Pacific Premier Bancorp Heritage Oaks Bancorp Bridge Capital Holdings	Heritage Commerce Corp Sierra Bancorp Central Valley Community Bncp Pacific Mercantile Bancorp

The analysis compared publicly available financial information and market trading data for CU Bancorp and the peer group as of or for the period ended March 31, 2014 with pricing data as of May 30, 2014. The results of these analyses are summarized in the following table.

		Comparable Company
	CU Bancorp	Mean	Median
Total Assets ($ in millions)	$1,382	$1,633	$1,616
Tangible Common Equity/Tangible Assets	9.3%	9.9%	9.8%
Leverage Ratio	10.2%	11.3%	11.6%
Loan Loss Reserve/Gross Loans	1.1%	1.6%	1.6%
Non-Performing Assets1/Total Assets	0.60%	1.65%	1.08%
Last 12 Months Net Interest Margin	3.92%	4.12%	4.12%
Last 12 Months Efficiency Ratio	66.7%	70.5%	66.4%
Last 12 Months Return on Average Assets	0.8%	0.5%	0.9%
Last 12 Months Return on Average Common Equity	7.7%	5.0%	7.5%
Market Value ($ in millions)	$206	$240	$243
Price/Tangible Book Value	161%	149%	146%
Price/ Last 12 Months Earnings Per Share	19.3x	21.1x	19.2x
Price/Estimated 2014 Earnings Per Share	18.5x	17.2x	15.7x
Current Dividend Yield	0.0%	1.1%	1.8%

1.	Non-performing assets includes nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

CU Bancorp – Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value of CU Bancorp through December 31, 2018. The analysis assumed that CU Bancorp performed in accordance with publicly available earnings estimates for CU Bancorp for the years ending December 31, 2014 and December 31, 2015and an estimated long term growth rate for the years thereafter as discussed with, and confirmed by, the senior management of CU Bancorp.

To approximate the terminal value of CU Bancorp’s common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 120% to 220%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.19%.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CU Bancorp common stock of $12.08 to $26.92 when applying multiples of earnings to the applicable amounts indicated in the CU Bancorp projections and $11.07 to $26.38 when applying multiples of tangible book value to the applicable amounts indicated in the CU Bancorp projections.

Discount Rate	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$15.70	$17.95	$20.19	$22.43	$24.68	$26.92
10.00%	$15.04	$17.19	$19.33	$21.48	$23.63	$25.78
11.00%	$14.40	$16.46	$18.52	$20.58	$22.64	$24.69
12.00%	$13.80	$15.78	$17.75	$19.72	$21.69	$23.66
13.00%	$13.23	$15.12	$17.01	$18.90	$20.80	$22.69
14.00%	$12.69	$14.50	$16.32	$18.13	$19.94	$21.76
15.19%	$12.08	$13.81	$15.53	$17.26	$18.98	$20.71

Discount Rate	Tangible Book Value Multiples
	120%	140%	160%	180%	200%	220%
9.00%	$14.39	$16.79	$19.18	$21.58	$23.98	$26.38
10.00%	$13.78	$16.07	$18.37	$20.67	$22.96	$25.26

11.00%	$13.20	$15.40	$17.60	$19.80	$22.00	$24.20
12.00%	$12.65	$14.76	$16.86	$18.97	$21.08	$23.19
13.00%	$12.12	$14.14	$16.17	$18.19	$20.21	$22.23
14.00%	$11.63	$13.57	$15.50	$17.44	$19.38	$21.32
15.19%	$11.07	$12.91	$14.76	$16.60	$18.45	$20.29

Sandler O’Neill also considered and discussed with the CU Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming CU Bancorp’s net income varied from 30% above projections to 30% below projections. This analysis resulted in the following range of per share values for CU Bancorp common stock, using the same price to earnings multiples of 14.0x to 24.0x and a discount rate of 12.0%.

Annual Budget Variance	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
-30.0%	$9.66	$11.04	$12.42	$13.80	$15.18	$16.56
-20.0%	$11.04	$12.62	$14.20	$15.78	$17.35	$18.93
-10.0%	$12.42	$14.20	$15.97	$17.75	$19.52	$21.30
0.0%	$13.80	$15.78	$17.75	$19.72	$21.69	$23.66
10.0%	$15.18	$17.35	$19.52	$21.69	$23.86	$26.03
20.0%	$16.56	$18.93	$21.30	$23.66	$26.03	$28.40
30.0%	$17.95	$20.51	$23.07	$25.64	$28.20	$30.76

At the June 2, 2014 meeting of the CU Bancorp board of directors, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Results

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) a loan credit mark of negative $10.0 million (1.9% of gross loans as of March 31, 2014); (ii) a loan interest rate mark of negative $4.3 million, amortized straight-line over 2.75 year (iii) a preferred stock mark of $0.5 million; amortized using the constant yield method over four years (using a constant yield of 7.28%); (iv) annual cost savings comprised of 20% of 1st Enterprise’s non-interest expense, 70% of which is to be realized in 2015 and 100% to be realized thereafter (amounting to $2.9 million in 2015 and $4.3 million in 2016); (v) pre-tax deal expenses of $7.9 million pre-tax (vi) the exercise of 12,300 1st Enterprise options exercised prior to the close of the merger and the remaining 1st Enterprise options rolled into options to purchase CU Bancorp common stock; (vii) core deposit intangibles constitute 1.1% ($7 million) of 1st Enterprise’s core deposits, amortized using the sum-of-the-years’ digits method over ten years; (viii) an assumed transaction closing date in the fourth quarter of 2014. The analyses indicated that for the years ending December 31, 2015 and December 31, 2016, the merger (excluding transaction expenses) would be accretive to CU Bancorp’s projected earnings per share and, as of December 31, 2014 the merger would be dilutive to CU Bancorp’s tangible book value per share. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Other Information Reviewed By Sandler O’Neill

Stock Price Performance

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of 1st Enterprise’s common stock for the one-year and three-year periods ended May 30, 2014. Sandler O’Neill then compared the relationship between the movements in the price of 1st Enterprise’s common stock against the movements in the prices of a peer group that consisted of commercial banks in California with total assets between $500 million and $1 billion that are traded on the over the counter market, the NYSE or NASDAQ (excluding rural franchises) (“1st Enterprise Peers”), CU Bancorp, the S&P 500 and the NASDAQ Bank Index.

One-Year Comparative Stock Performance
	Beginning Value	Ending Value
1st Enterprise	100%	131%
1st Enterprise Peers	100%	128%
CU Bancorp	100%	124%
S&P 500	100%	116%
NASDAQ Banks	100%	115%

Three-Year Comparative Stock Performance
	Beginning Value	Ending Value
1st Enterprise	100%	180%
1st Enterprise Peers	100%	193%
CU Bancorp	100%	148%
S&P 500	100%	143%
NASDAQ Banks	100%	138%

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of CU Bancorp’s common stock for the one-year and three-year periods ended May 30, 2014. Sandler O’Neill then compared the relationship between the movements in the price of CU Bancorp’s common stock against the movements in the prices of a peer group that consisted of California commercial banks with total assets of $1.0-$3.0 billion that are traded on NYSE or NASDAQ (excluding ethnic banks) (“CU Bancorp Peers”), 1st Enterprise, the S&P 500 and the NASDAQ Bank Index.

One-Year Comparative Stock Performance
	Beginning Value	Ending Value
CU Bancorp	100%	124%
CU Bancorp Peers	100%	120%
1st Enterprise	100%	131%
S&P 500	100%	116%
NASDAQ Banks	100%	115%

Three-Year Comparative Stock Performance
	Beginning Value	Ending Value
CU Bancorp	100%	148%
CU Bancorp Peers	100%	162%
1st Enterprise	100%	180%
S&P 500	100%	143%
NASDAQ Banks	100%	138%

Miscellaneous

Sandler O’Neill acted as financial advisor to the CU Bancorp board of directors in connection with the merger and received a fee associated with the delivery of its fairness opinion from CU Bancorp in the amount of $200,000, which amount shall be credited towards a fee of 0.75% of the aggregate transaction value, not to be less than $750,000 or more than $850,000, that it will be entitled to receive if the merger is consummated. CU Bancorp has also agreed that, if in connection with the termination or abandonment of a proposed business combination during the term of Sandler O’Neill’s engagement or within twelve (12) months thereafter, CU Bancorp receives any “termination,” “break-up,” “topping” or similar fee or payment or any profit arising from any shares (or option to acquire shares or assets) of a party acquired in connection with the business combination, CU Bancorp will pay Sandler O’Neill a termination fee equal to 10% of all such fees or profits, payable in cash promptly upon receipt of any such compensation by CU Bancorp, but in no event to exceed the aggregate fees that would have become due and payable under its engagement letter if the business combination had closed.

CU Bancorp also has agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement, not to exceed $30,000, and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws. Except as described here, CU Bancorp has paid Sandler O’Neill no other fees or commissions for other services during the last two years.

In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to CU Bancorp and 1st Enterprise and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of CU Bancorp or 1st Enterprise or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities.

Opinion of 1st Enterprise’s Financial Advisor

On June 20, 2013, 1st Enterprise entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to 1st Enterprise. As part of its engagement, Davidson agreed to assist 1st Enterprise in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between 1st Enterprise and another corporation or business entity. Davidson also agreed to provide 1st Enterprise’s board of directors with an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of 1st Enterprise common stock in the proposed merger. 1st Enterprise engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with 1st Enterprise and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On June 2, 2014, the 1st Enterprise board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the 1st Enterprise board that, as such date and based upon and subject to factors and assumptions set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of 1st Enterprise common stock.

The full text of Davidson’s written opinion, dated June 2, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion, is attached as Appendix D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. 1st Enterprise’s shareholders are urged to read the opinion in its entirety.

Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the 1st Enterprise board of directors and addresses only the fairness, from a financial point of view to holders of 1st Enterprise common stock, of the exchange ratio. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of 1st Enterprise to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by 1st Enterprise or 1st Enterprise’s board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to 1st Enterprise, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. 1st Enterprise and CU Bancorp determined the exchange ratio through the negotiation process. The opinion does not constitute a recommendation to any 1st Enterprise shareholder as to how such shareholder should vote at the 1st Enterprise annual meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of 1st Enterprise’s or CU Bancorp’s officers, directors or employees, or any class of such persons, relative to the merger consideration or the exchange ratio. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the 1st Enterprise board of directors as

Appendix D to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.6 to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of 1st Enterprise and CU Bancorp and the merger, including among other things, the following:

—	a draft of the merger agreement dated May 30, 2014;

—

certain financial statements and other historical financial and business information about 1st Enterprise and CU Bancorp made available to Davidson from published sources and/or from the internal records of 1st Enterprise and CU Bancorp that Davidson deemed relevant;

—

internal financial projections for 1st Enterprise for the years ending December 31, 2014 and December 31, 2015, as provided by senior management of 1st Enterprise and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of 1st Enterprise;

—

certain publicly available analyst earnings estimates for CU Bancorp for the years ending December 31, 2014 and December 31, 2015, and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of 1st Enterprise;

—	the current market environment generally and the banking environment in particular;

—	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

—	the market and trading characteristics of public companies and public bank holding companies in particular;

—	the relative contributions of 1st Enterprise and CU Bancorp to the combined company;

—	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

—	the net present value of 1st Enterprise with consideration of projected financial results;

—	the net present value of CU Bancorp with consideration of projected financial results;

—	the net present value of CU Bancorp, on a pro forma basis with the pro forma financial impact of the merger, with consideration of projected financial results; and

—

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant including discussions with management and other representatives and advisors of 1st Enterprise and CU Bancorp concerning the business, financial condition, results of operations and prospects of 1st Enterprise and CU Bancorp.

In arriving at its opinion, Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of 1st Enterprise or CU Bancorp, nor did Davidson make an independent appraisal or analysis of 1st Enterprise or CU Bancorp with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted any physical inspection of the properties or facilities of 1st Enterprise or CU Bancorp. Davidson has further relied on the assurances of management of 1st Enterprise and CU Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per Financial Accounting Standards Board (FASB) Statement 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of 1st Enterprise or CU Bancorp nor has Davidson reviewed any individual credit files relating to 1st Enterprise or CU Bancorp. Davidson has assumed that the respective allowances for loan losses for both 1st Enterprise and CU Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in 1st Enterprise’s or CU Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson has assumed in all respects material to its analysis that 1st Enterprise and CU Bancorp will remain as going concerns for all periods relevant to its analysis. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson’s opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to 1st Enterprise’s board of directors.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of May 30, 2014, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to 1st Enterprise’s board of directors, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, holders of 1st Enterprise common stock will receive shares of CU Bancorp common stock based upon a fixed exchange ratio of 1.3450 shares of CU Bancorp common stock for each share of 1st Enterprise common stock. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of CU Bancorp common stock on May 30, 2014, of $18.36, the exchange ratio represented a value of $24.69 per share of 1st Enterprise common stock. Based upon financial information as of or for the twelve month period ended March 31, 2014, Davidson calculated the following transaction ratios:

Transaction Ratios
Transaction Price / Last Twelve Months Earnings Per Share	19.0x
Transaction Price / 2014 Estimated Earnings Per Share[1]	16.7x
Transaction Price / 2015 Estimated Earnings Per Share[1]	13.4x
Transaction Price / Book Value Per Share	173.4%
Transaction Price / Tangible Book Value Per Share	173.4%
Transaction Price / Last Twelve Months Net Income Available for Common Shareholders	19.6x
Transaction Price / 2014 Estimated Net Income Available for Common[1]	16.5x
Transaction Price / 2015 Estimated Net Income Available for Common[1]	13.8x
Transaction Price / Book Value (Aggregate)	191.2%
Transaction Price / Tangible Book Value (Aggregate)	191.2%
Tangible Book Premium / Core Deposits[2]	7.8%
Transaction Price / 1st Enterprise’s Closing Price as of 5/30/2014[3]	12.25%
Transaction Price / 1st Enterprise’s 20-Day Average Price as of 5/30/2014[4]	11.70%

1.	Estimated earnings per share and net income based on management forecast from 1st Enterprise
2.

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

3.	Based on 1st Enterprise’s Closing Price as of 5/30/2014 of $22.00.
4.	Based on 1st Enterprise’s 20-Day Average Price as of 5/30/2014 of $22.11.

Stock Trading History of 1st Enterprise and CU Bancorp

Davidson reviewed the history of the reported trading prices and volume of 1st Enterprise and CU Bancorp common stock and the relationship between the movements in the prices of 1st Enterprise and CU Bancorp common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the SNL Bank Index and the KBW Regional Bank Index.

One Year Stock Performance
	Beginning Index Value on 5/30/2013	Ending Index Value on 5/30/2014
Standard & Poor’s 500 Index	100.0%	116.3%
SNL Bank Index	100.0%	109.8%
KBW Regional Bank Index	100.0%	114.8%
CU Bancorp	100.0%	124.4%
1st Enterprise Bank	100.0%	131.0%

Three Year Stock Performance
	Beginning Index Value on 5/31/2011	Ending Index Value on 5/30/2014
Standard & Poor’s 500 Index	100.0%	143.0%
SNL Bank Index	100.0%	142.2%
KBW Regional Bank Index	100.0%	138.6%
CU Bancorp	100.0%	148.1%
1st Enterprise Bank	100.0%	180.3%

Contribution Analysis

Davidson analyzed the relative contribution of 1st Enterprise and CU Bancorp to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) core pre-tax pre-provision income during the preceding twelve months ended March 31, 2014; (iii) operating revenue during the preceding twelve months ended March 31, 2014; (iv) net income available for common shareholders during the preceding twelve months ended March 31, 2014; (v) net income available for common shareholders during the preceding twelve months ended December 31, 2013; (vi) estimates for CU Bancorp GAAP net income in 2014 and 2015 based on average FactSet Research Systems, Inc. consensus earnings estimates as of May 30, 2014 and estimates for 1st Enterprise GAAP net income in 2014 and 2015 based on 1st Enterprise management’s forecast; (vii) total assets; (viii) gross loans; (ix) total deposits; (x) tangible equity; (xi) common equity; and (xii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

Contribution Analysis
	CU Bancorp Stand-alone June 30, 2014	CU Bancorp % of Total	1st Enterprise Stand-alone June 30, 2014	1st Enterprise % of Total	Total [1]
	(in millions of dollars)
Market Capitalization
Current Market Capitalization	$205.8	71%	$84.5	29%	$290.3

Income Statement - Historical
LTM Core Pre-Tax Pre-provision Income[2]	$18.4	67%	$8.9	33%	$27.2
LTM Operating Revenue[3]	$56.2	68%	$26.5	32%	$82.7
LTM Net Income Available For Common Shareholders[4]	$10.3	66%	$5.3	34%	$15.6
2013 Net Income Available For Common Shareholders[5]	$9.8	67%	$4.8	33%	$14.6

Income Statement - Projections
2014 Est. Net Income Available For Common Shareholders[6]	$11.3	64%	$6.3	36%	$17.6
2015 Est. Net Income Available for Common Shareholders[6]	$13.4	63%	$7.8	37%	$21.2

Balance Sheet
Total Assets	$1,382.4	64%	$775.9	36%	$2,158.3
Gross Loans	$945.5	65%	$513.4	35%	$1,458.9
Total Deposits	$1,203.4	65%	$651.6	35%	$1,855.0
Tangible Equity	$127.5	64%	$71.1	36%	$198.6
Common Equity	$142.3	72%	$54.7	28%	$197.0
Tangible Common Equity	$127.5	70%	$54.7	30%	$182.2

Median		66%		34%
Average		67%		33%
Minimum		63%		28%
Maximum		72%		37%

Pro Forma Ownership
Merger Scenario – Actual[7]		68%		32%
Merger Scenario – Diluted[8]		67%		34%

1.	Total does not include any purchase accounting or merger adjustments.
2.	Core pre-tax pre-provision income is income before taxes and provision expense, for the preceding twelve months ended March 31, 2014.
3.	Operating revenue is net interest income plus non-interest income for the preceding twelve months ended March 31, 2014.
4.	Net income available for common shareholders for the preceding twelve months ended March 31, 2014.
5.	Net income available for common shareholders for the preceding twelve months ended December 31, 2013.
6.	Net income available for common shareholders based on average FactSet Research Systems, Inc. consensus earnings estimates for CU Bancorp and based on management forecast for 1st Enterprise.
7.	Actual pro forma ownership based on 1.3450x exchange ratio without including dilutive impact from stock options from CU Bancorp or 1st Enterprise.
8.	Diluted pro forma ownership based on 1.3450x exchange ratio including the dilutive impact from stock options from CU Bancorp and 1st Enterprise.

1st Enterprise Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for 1st Enterprise and a group of 7 financial institutions selected by Davidson which: (i) were banks and bank holding companies with common stock listed on the over-the-counter markets (OTCQB); (ii) were headquartered in California; (iii) had a market capitalization of between $20.0 million and $200.0 million; and (iv) had a return on average assets that was greater than 0.50% for the three-month period ended March 31, 2014. The 7 financial institutions were as follows:

American Business Bank Bay Commercial Bank* California Bank of Commerce California Republic Bancorp	County Commerce Bank Presidio Bank Security California Bancorp

*Does not reflect impact from pending acquisitions or acquisitions closed after March 31, 2014

The analysis compared publicly available financial and market trading information for 1st Enterprise and the data for the 7 financial institutions identified above as of and for the three-month period ended March 31, 2014. The table below compares the data for 1st Enterprise and the data for the 7 financial institutions identified above, with pricing data as of May 30, 2014.

Financial Condition and Performance
	Comparable Companies
	1st Enterprise	Median	Average	Minimum	Maximum
Total Assets (in millions)	$ 775.9	$ 476.4	$ 606.6	$237.5	$1,387.0
Non-Performing Assets / Total Assets	0.56%	0.36%	0.49%	0.03%	1.21%
Texas Ratio[1]	7.1%	4.0%	4.8%	0.4%	13.1%
Tangible Common Equity Ratio	7.05%	8.02%	9.24%	7.46%	15.08%
Loan / Deposit Ratio	78.8%	84.7%	76.3%	48.2%	96.3%
Net Interest Margin (Most Recent Quarter)	3.50%	3.95%	3.81%	3.05%	4.57%
Efficiency Ratio (Most Recent Quarter)	67.1%	66.4%	66.2%	57.7%	74.2%
Return on Average Tangible Common Equity (Most Recent Quarter)	10.83%	8.24%	9.40%	4.06%	19.05%
Return on Average Equity (Most Recent Quarter)	8.58%	7.63%	8.86%	3.97%	18.84%
Return on Average Assets (Most Recent Quarter)	0.81%	0.75%	0.83%	0.61%	1.47%

	Market Performance Multiples
	Comparable Companies
	1st Enterprise	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	84.5	49.6	71.5	25.1	146.1
Price / Tangible Book Value Per Share	154.5%	119.9%	129.2%	94.0%	225.8%
Price / LTM Earnings Per Share	16.9 x	17.6 x	16.7 x	10.8 x	22.1 x
Core Deposit Premium[2]	4.6%	2.1%	2.5%	-1.3%	10.7%

1.	Texas ratio is calculated as the sum of non-performing assets and loans 90 days or more past due divided by the sum of tangible common equity and loan loss reserves.
2.

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits is calculated by dividing the excess or deficit of the aggregate market capitalization over tangible book value by core deposits.

CU Bancorp Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for CU Bancorp and a group of 10 financial institutions selected by Davidson which: (i) were banks and bank holding companies with common stock listed on NASDAQ or NYSE; (ii) were headquartered in California, Oregon, Washington, or Colorado; and (iii) had a market capitalization of between $100.0 million and $500.0 million. These 10 financial institutions were as follows:

Bank of Marin Bancorp Bridge Capital Holdings CoBiz Financial Inc. Guaranty Bancorp Heritage Commerce Corp	Heritage Financial Corporation* Heritage Oaks Bancorp Pacific Continental Corporation Pacific Premier Bancorp, Inc. TriCo Bancshares*

*Does not reflect impact from pending acquisitions or acquisitions closed after March 31, 2014

The analysis compared publicly available financial and market trading information for CU Bancorp and the data for the 10 financial institutions identified above as of and for the three-month period ended March 31, 2014. The table below compares the data for CU Bancorp and the data for the comparable companies, with pricing data as of May 30, 2014. The 2014 and 2015 Earnings Per Share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for CU Bancorp and the 10 financial institutions identified above.

Financial Condition and Performance
Comparable Companies
	CU Bancorp	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,382.4	$1,703.9	$1,899.5	$1,470.1	$2,852.8
Non-Performing Assets / Total Assets	0.60%	1.29%	1.40%	0.20%	3.25%
Texas Ratio[1]	6.0%	11.4%	13.0%	2.1%	32.1%
Tangible Common Equity Ratio	9.32%	9.74%	9.81%	7.98%	11.37%
Loan / Deposit Ratio	78.6%	84.8%	84.3%	70.0%	93.0%
Net Interest Margin (Most Recent Quarter)	3.82%	4.18%	4.21%	3.78%	4.91%
Efficiency Ratio (Most Recent Quarter)	67.9%	68.1%	67.4%	58.2%	73.1%
Return on Average Tangible Common Equity (Most Recent Quarter)	8.63%	8.68%	7.44%	-5.05%	12.41%
Return on Average Equity (Most Recent Quarter)	7.59%	7.54%	6.66%	-4.73%	11.56%
Return on Average Assets (Most Recent Quarter)	0.78%	0.82%	0.72%	-0.52%	1.08%

Market Performance Multiples
Comparable Companies
	CU Bancorp	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$205.8	$277.6	$312.7	$212.5	$475.4
Price / Tangible Book Value Per Share	161.5%	155.1%	159.9%	136.3%	214.0%
Price / LTM Earnings Per Share	19.3 x	17.7 x	18.1 x	14.2 x	23.1 x
Price / 2014 Estimated Earnings Per Share[2]	18.2 x	15.7 x	16.3 x	13.7 x	18.9 x
Price / 2015 Estimated Earnings Per Share[2]	15.2 x	13.1 x	13.5 x	10.4 x	16.5 x
Core Deposit Premium[3]	6.8%	7.7%	9.5%	5.5%	23.4%

1.	Texas ratio is calculated as the sum of non-performing assets and loans 90 days or more past due divided by the sum of tangible common equity and loan loss reserves.
2.	Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates.
3.

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium/core deposits calculated by dividing the excess or deficit of the aggregate market capitalization over book value by core deposits.

Precedent Transactions Analysis

Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Strategic Alliance Transactions,” (2) “Western U.S. Transactions,” and (3) “Nationwide Transactions.

“Strategic Alliance Transactions,” included 14 transactions where:

—	the transaction was announced between January 1, 2013 and May 30, 2014;

—	the transaction involved banks and bank holding companies headquartered nationwide;

—	the merger consideration mix included at least 75.0% stock consideration;

—	the selling company’s total assets were between $900.0 million and $10.0 billion;

—	the non-performing assets to total assets ratio of the selling company was less than 4.00%; and

—	the selling company did not have negative earnings over the preceding twelve months.

“Western U.S. Transactions” included 5 transactions where:

—	the transaction was announced between January 1, 2013 and May 30, 2014;

—	the transaction involved banks and bank holding companies headquartered in California, Oregon and Washington;

—	the selling company’s total assets were between $400.0 million and $2.0 billion; and

—	the non-performing assets to total assets ratio of the selling company was less than 3.00%.

“Nationwide Transactions” included 16 transactions where:

—	the transaction was announced between January 1, 2013 and May 30, 2014;

—	the transaction involved banks and bank holding companies headquartered nationwide;

—	the selling company’s total assets were between $500.0 million and $2.0 billion;

—	the non-performing assets to total assets ratio of the selling company was less than 4.00%;

—	the return on average assets of the selling company was greater than 0.50% over the preceding twelve months; and

—	the merger consideration included stock consideration.

The following tables set forth the transactions included in “Strategic Alliance Transactions,” “Western U.S. Transactions,” and “Nationwide Transactions,” and are sorted by announcement date:

Strategic Alliance Transactions

Announcement Date	Acquirer	Target
5/06/2014*	Simmons First National Corporation	Community First Bancshares, Inc.
1/27/2014*	Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
1/21/2014*	Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
11/21/2013	Independent Bank Group, Inc.	BOH Holdings, Inc.
10/23/2013	Heritage Financial Corporation	Washington Banking Company
9/11/2013	Umpqua Holdings Corporation	Sterling Financial Corporation
8/15/2013*	Mercantile Bank Corporation	Firstbank Corporation
7/22/2013	PacWest Bancorp	CapitalSource Inc.
7/14/2013*	MB Financial, Inc.	Taylor Capital Group, Inc.
6/25/2013	Home BancShares, Inc.	Liberty Bancshares, Inc
6/10/2013	Union First Market Bankshares Corp.	StellarOne Corporation
4/04/2013	Provident New York Bancorp	Sterling Bancorp
2/20/2013	SCBT Financial Corporation	First Financial Holdings, Inc.
1/30/2013	United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
*Indicates	the transaction was pending as of May 30, 2014.

Western U.S. Transactions

Announcement Date	Acquirer	Target
2/18/2014 1/21/2014* 10/23/2013 10/21/2013 7/15/2013	CVB Financial Corp. TriCo Bancshares Heritage Financial Corporation Heritage Oaks Bancorp Wilshire Bancorp, Inc.	American Security Bank North Valley Bancorp Washington Banking Company Mission Community Bancorp Saehan Bancorp
*Indicates	the transaction was pending as of May 30, 2014.

Nationwide Transactions

Announcement Date	Acquirer	Target
5/06/2014* 4/24/2014* 2/10/2014* 1/30/2014 1/22/2014* 1/13/2014* 1/08/2014* 1/08/2014* 11/25/2013* 11/21/2013 10/23/2013 9/18/2013 9/10/2013 8/13/2013* 7/30/2013 6/12/2013

Simmons First National Corporation

Seacoast Banking Corp. of Florida

First Interstate BancSystem, Inc.

Bank of the Ozarks, Inc.

BancorpSouth, Inc.

IBERIABANK Corporation

BancorpSouth, Inc.

Old National Bancorp

ViewPoint Financial Group, Inc.

Independent Bank Group, Inc.

Heritage Financial Corporation

East West Bancorp, Inc.

Old National Bancorp

Cullen/Frost Bankers, Inc.

CenterState Banks, Inc.

Heartland Financial USA, Inc.

Community First Bancshares, Inc.

BANKshares, Inc.

Mountain West Financial Corp.

Summit Bancorp, Inc.

Central Community Corporation

Teche Holding Company

Ouachita Bancshares Corp.

United Bancorp, Inc.

LegacyTexas Group, Inc.

BOH Holdings, Inc.

Washington Banking Company

MetroCorp Bancshares, Inc.

Tower Financial Corporation

WNB Bancshares, Inc.

Gulfstream Bancshares, Inc.

Morrill Bancshares, Inc.

*Indicates	the transaction was pending as of May 30, 2014.

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

—

transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

—	transaction price compared to tangible book value per share, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

—	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

—	transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction.

As illustrated in the following table, Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and 1st Enterprise data for the last twelve months ended March 31, 2014.

Financial Condition and Performance
		Strategic Alliance				Western US				Nationwide
	1st Enterprise	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$775.9	$2,787.3	$3,445.5	$924.6	$9,939.6	$524.4	$792.4	$412.3	$1,648.2	$921.7	$1,094.4	$572.3	$1,937.3
Return on Average Assets (Last Twelve Months)	0.76%	0.98%	1.28%	0.39%	5.82%	0.62%	0.54%	0.02%	1.00%	1.03%	1.09%	0.50%	1.97%
Return on Average Equity (Last Twelve Months)	8.03%	9.05%	10.48%	2.95%	30.13%	5.32%	5.08%	0.18%	9.15%	9.84%	11.72%	2.57%	28.99%
Tangible Common Equity Ratio	7.05%	7.62%	8.88%	6.02%	16.19%	10.70%	10.07%	7.75%	10.78%	9.01%	8.63%	5.47%	11.16%
Efficiency Ratio (Last Twelve Months)	66.5%	62.9%	60.8%	42.9%	77.5%	83.6%	81.1%	53.2%	97.8%	63.1%	64.2%	51.9%	84.1%
Non-Performing Assets/Total Assets	0.56%	1.79%	1.76%	0.42%	3.39%	2.28%	2.19%	1.79%	2.47%	1.61%	1.73%	0.21%	3.61%
Loan Loss Reserves/Non-Performing Loans	149.8%	91.4%	95.1%	52.1%	185.6%	91.8%	98.6%	45.0%	182.3%	93.0%	137.1%	58.0%	414.2%

Transaction Multiples
		Strategic Alliance				Western US				Nationwide
	1st Enterprise	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Last Twelve Months Earnings Per Share	19.0x	17.1x	16.3x	11.3x	21.8x	18.5x	21.0x	15.6x	28.8x	15.9x	16.9x	11.0x	25.8x
Transaction Price / Tangible Book Value Per Share	173.4%	167.5%	171.0%	131.8%	262.4%	148.7%	157.0%	133.3%	187.9%	174.0%	185.3%	121.3%	284.1%
Tangible Book Premium / Core Deposits[1]	7.8%	8.2%	11.1%	3.4%	35.4%	7.0%	8.2%	4.1%	11.9%	11.3%	10.1%	2.3%	18.4%
One-Day Market Premium[2]	12.25%	15.23%	15.25%	5.25%	24.65%	27.36%	21.87%	-3.48%	36.25%	33.48%	39.25%	18.53%	75.65%

1.

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits is calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.

2.	Based on 1st Enterprise’s closing price of $22.00 on May 30, 2014.

Net Present Value Analysis for 1st Enterprise

Davidson performed an analysis that estimated the net present value per share of 1st Enterprise common stock under various circumstances. The analysis assumed: (i) 1st Enterprise performed in accordance with 1st Enterprise management’s financial forecasts for the years ending December 31, 2014 and December 31, 2015; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with 1st Enterprise management. To approximate the terminal value of 1st Enterprise common stock at December 31, 2019, Davidson applied price to earnings multiples of 15.0x to 20.0x and multiples of tangible book value ranging from 150.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.50% to 15.50% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of 1st Enterprise’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

At the June 2, 2014 1st Enterprise board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of 1st Enterprise common stock of $16.11 to $29.07 when applying the price to earnings multiples to the financial forecasts and $16.15 to $29.15 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Earnings Per Share Multiple
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.50%	$ 21.80	$ 23.25	$ 24.71	$ 26.16	$ 27.62	$ 29.07
10.50%	$ 20.71	$ 22.09	$ 23.47	$ 24.85	$ 26.23	$ 27.61
11.50%	$ 19.67	$ 20.99	$ 22.30	$ 23.61	$ 24.92	$ 26.23
12.50%	$ 18.70	$ 19.95	$ 21.20	$ 22.44	$ 23.69	$ 24.94
13.50%	$ 17.79	$ 18.97	$ 20.16	$ 21.34	$ 22.53	$ 23.71
14.50%	$ 16.92	$ 18.05	$ 19.18	$ 20.31	$ 21.43	$ 22.56
15.50%	$ 16.11	$ 17.18	$ 18.26	$ 19.33	$ 20.40	$ 21.48
Tangible Book Value Multiples

Tangible Book Value Per Share Multiple
Discount Rate	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9.50%	$ 21.86	$ 23.32	$ 24.78	$ 26.24	$ 27.69	$ 29.15
10.50%	$ 20.76	$ 22.15	$ 23.53	$ 24.92	$ 26.30	$ 27.68
11.50%	$ 19.73	$ 21.04	$ 22.36	$ 23.67	$ 24.99	$ 26.30
12.50%	$ 18.75	$ 20.00	$ 21.25	$ 22.50	$ 23.76	$ 25.01
13.50%	$ 17.84	$ 19.02	$ 20.21	$ 21.40	$ 22.59	$ 23.78
14.50%	$ 16.97	$ 18.10	$ 19.23	$ 20.36	$ 21.49	$ 22.63
15.50%	$ 16.15	$ 17.23	$ 18.31	$ 19.38	$ 20.46	$ 21.54

Davidson also considered and discussed with the 1st Enterprise board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming 1st Enterprise estimated earnings per share in 2019 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for 1st Enterprise common stock, using the same price to earnings multiples of 15.0x to 20.0x and a discount rate of 11.5%.

	Earnings Per Share Multiple
Variance to 2019 EPS	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$ 23.61	$ 25.18	$ 26.76	$ 28.33	$29.90	$31.48
15.00%	$ 22.62	$ 24.13	$ 25.64	$ 27.15	$28.66	$30.17
10.00%	$ 21.64	$ 23.08	$ 24.53	$ 25.97	$27.41	$28.85
5.00%	$ 20.66	$ 22.03	$ 23.41	$ 24.79	$26.17	$27.54
0.00%	$ 19.67	$ 20.99	$ 22.30	$ 23.61	$24.92	$26.23
-5.00%	$ 18.69	$ 19.94	$ 21.18	$ 22.43	$23.67	$24.92
-10.00%	$ 17.71	$ 18.89	$ 20.07	$ 21.25	$22.43	$23.61
-15.00%	$ 16.72	$ 17.84	$ 18.95	$20.07	$21.18	$22.30
-20.00%	$ 15.74	$ 16.79	$ 17.84	$18.89	$19.94	$20.99

Net Present Value Analysis for CU Bancorp

Davidson performed an analysis that estimated the net present value per share of CU Bancorp common stock under various circumstances. The analysis assumed: (i) CU Bancorp performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2014 and December 31, 2015, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with 1st Enterprise management. To approximate the terminal value of CU Bancorp common stock at December 31, 2019, Davidson applied price to earnings multiples of 15.0x to 20.0x and multiples of tangible book value ranging from 150.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.50% to 15.50% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CU Bancorp’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

At the June 2, 2014 1st Enterprise board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CU Bancorp common stock of $12.35 to $22.28 when applying the price to earnings multiples to the financial forecasts and $13.15 to $23.72 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Earnings Per Share Multiple
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.50%	$ 16.71	$ 17.83	$ 18.94	$ 20.06	$ 21.17	$ 22.28
10.50%	$ 15.87	$ 16.93	$ 17.99	$ 19.05	$ 20.11	$ 21.16
11.50%	$ 15.08	$ 16.09	$ 17.09	$ 18.10	$ 19.10	$ 20.11
12.50%	$ 14.34	$ 15.29	$ 16.25	$ 17.20	$ 18.16	$ 19.12
13.50%	$ 13.64	$ 14.54	$ 15.45	$ 16.36	$ 17.27	$ 18.18
14.50%	$ 12.97	$ 13.84	$ 14.70	$ 15.57	$ 16.43	$ 17.30
15.50%	$ 12.35	$ 13.17	$ 14.00	$ 14.82	$ 15.64	$ 16.46

Tangible Book Value Multiples

Tangible Book Value Per Share Multiple
Discount Rate	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9.50%	$ 17.79	$ 18.98	$ 20.17	$ 21.35	$ 22.54	$ 23.72
10.50%	$ 16.90	$ 18.03	$ 19.15	$ 20.28	$ 21.41	$ 22.53
11.50%	$ 16.06	$ 17.13	$ 18.20	$ 19.27	$ 20.34	$ 21.41
12.50%	$ 15.26	$ 16.28	$ 17.30	$ 18.32	$ 19.33	$ 20.35
13.50%	$ 14.52	$ 15.48	$ 16.45	$ 17.42	$ 18.39	$ 19.35
14.50%	$ 13.81	$ 14.73	$ 15.65	$ 16.57	$ 17.49	$ 18.42
15.50%	$ 13.15	$ 14.02	$ 14.90	$ 15.78	$ 16.65	$ 17.53

Davidson also considered and discussed with the 1st Enterprise board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming CU Bancorp estimated earnings per share in 2019 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CU Bancorp common stock, using the same price to earnings multiples of 15.0x to 20.0x and a discount rate of 10.00%.

Earnings Per Share Multiple
Variance to 2019 EPS	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$ 19.54	$ 20.85	$ 22.15	$ 23.45	$ 24.76	$ 26.06
15.00%	$ 18.73	$ 19.98	$ 21.23	$ 22.48	$ 23.73	$ 24.97
10.00%	$ 17.92	$ 19.11	$ 20.30	$ 21.50	$ 22.69	$ 23.89
5.00%	$ 17.10	$ 18.24	$ 19.38	$ 20.52	$ 21.66	$ 22.80
0.00%	$ 16.29	$ 17.37	$ 18.46	$ 19.54	$ 20.63	$ 21.72
-5.00%	$ 15.47	$ 16.50	$ 17.54	$ 18.57	$ 19.60	$ 20.63
-10.00%	$ 14.66	$ 15.64	$ 16.61	$ 17.59	$ 18.57	$ 19.54
-15.00%	$ 13.84	$ 14.77	$ 15.69	$ 16.61	$ 17.54	$ 18.46
-20.00%	$ 13.03	$ 13.90	$ 14.77	$ 15.64	$ 16.50	$ 17.37

Net Present Value Analysis for Pro Forma CU Bancorp

Davidson performed an analysis that estimated the net present value per share of CU Bancorp common stock under various circumstances, including the impact of the merger with 1st Enterprise. The analysis assumed (i) CU Bancorp performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2014 and December 31, 2015, (ii) an estimated long-term growth rate for the years thereafter; and (iii) the pro forma financial impact of the merger with 1st Enterprise including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with 1st Enterprise management. The analysis assumed (i) 1st Enterprise performed in accordance with 1st Enterprise management’s financial forecasts for the years ending December 31, 2014 and December 31, 2015, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with 1st Enterprise management. To approximate the terminal value of CU Bancorp common stock at December 31, 2019, Davidson applied price to earnings multiples of 15.0x to 20.0x and multiples of tangible book value ranging from 150.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.50% to 15.50% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CU Bancorp’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

At the June 2, 2014 1st Enterprise board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of CU Bancorp common stock, after adjusting for the exchange ratio of 1.3450, of $18.50 to $33.38 when applying the price to earnings multiples to the financial forecasts and $18.04 to $32.55 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

Earnings Per Share Multiple
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.50%	$ 25.04	$ 26.71	$ 28.38	$ 30.05	$ 31.72	$ 33.38
10.50%	$ 23.78	$ 25.36	$ 26.95	$ 28.54	$ 30.12	$ 31.71
11.50%	$ 22.59	$ 24.10	$ 25.61	$ 27.11	$ 28.62	$ 30.13
12.50%	$ 21.48	$ 22.91	$ 24.34	$ 25.77	$ 27.21	$ 28.64
13.50%	$ 20.43	$ 21.79	$ 23.15	$ 24.51	$ 25.87	$ 27.24
14.50%	$ 19.43	$ 20.73	$ 22.03	$ 23.32	$ 24.62	$ 25.91
15.50%	$ 18.50	$ 19.73	$ 20.97	$ 22.20	$ 23.43	$ 24.67

Tangible Book Value Multiples

Tangible Book Value Per Share Multiple
Discount Rate	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
9.50%	$ 24.41	$ 26.04	$ 27.67	$ 29.29	$ 30.92	$ 32.55
10.50%	$ 23.18	$ 24.73	$ 26.28	$ 27.82	$ 29.37	$ 30.91
11.50%	$ 22.03	$ 23.50	$ 24.97	$ 26.43	$ 27.90	$ 29.37
12.50%	$ 20.94	$ 22.34	$ 23.73	$ 25.13	$ 26.52	$ 27.92
13.50%	$ 19.92	$ 21.24	$ 22.57	$ 23.90	$ 25.23	$ 26.55
14.50%	$ 18.95	$ 20.21	$ 21.47	$ 22.74	$ 24.00	$ 25.26
15.50%	$ 18.04	$ 19.24	$ 20.44	$ 21.64	$ 22.85	$ 24.05

Davidson also considered and discussed with the 1st Enterprise board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming CU Bancorp’s estimated earnings per share in 2019 varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CU Bancorp common stock, after adjusting for the exchange ratio of 1.3450, using the same price to earnings multiples of 15.0x to 20.0x, and using a discount rate of 10.00%.

Earnings Per Share Multiple
Variance to 2019 EPS	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$ 29.28	$ 31.23	$ 33.18	$ 35.14	$ 37.09	$ 39.04
15.00%	$ 28.06	$ 29.93	$ 31.80	$ 33.67	$ 35.54	$ 37.41
10.00%	$ 26.84	$ 28.63	$ 30.42	$ 32.21	$ 34.00	$ 35.79
5.00%	$ 25.62	$ 27.33	$ 29.04	$ 30.74	$ 32.45	$ 34.16
0.00%	$ 24.40	$ 26.03	$ 27.65	$ 29.28	$ 30.91	$ 32.53
-5.00%	$ 23.18	$ 24.72	$ 26.27	$ 27.82	$ 29.36	$ 30.91
-10.00%	$ 21.96	$ 23.42	$ 24.89	$ 26.35	$ 27.82	$ 29.28
-15.00%	$ 20.74	$ 22.12	$ 23.50	$ 24.89	$ 26.27	$ 27.65
-20.00%	$ 19.52	$ 20.82	$ 22.12	$ 23.42	$ 24.72	$ 26.03

Financial Impact Analysis

Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of 1st Enterprise and CU Bancorp. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CU Bancorp. In the course of this analysis, Davidson used the average FactSet Research Systems, Inc. consensus earnings estimates for CU Bancorp for 2014 and 2015, as of May 30, 2014, and used earnings estimates for 1st Enterprise for 2014 and 2015 provided by 1st Enterprise management. This analysis indicated that the merger is expected to be accretive to CU Bancorp’s estimated earnings per share in 2015, after excluding transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for CU Bancorp and that CU Bancorp would maintain capital ratios in excess of those required for CU Bancorp to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by 1st Enterprise and CU Bancorp prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to 1st Enterprise’s board of directors as to the fairness, from a financial point of view to holders of 1st Enterprise common stock, of the exchange ratio and to assist 1st Enterprise’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of 1st Enterprise, CU Bancorp or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the 1st Enterprise’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of 1st Enterprise or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to 1st Enterprise in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to 1st Enterprise, CU Bancorp and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of 1st Enterprise and CU Bancorp for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. 1st Enterprise selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated June 20, 2013, 1st Enterprise engaged Davidson as its financial advisor in connection with a merger transaction. Pursuant to the terms of the engagement letter, 1st Enterprise agreed to pay Davidson a cash fee of $250,000 concurrently with the rendering of its opinion. 1st Enterprise will pay to Davidson at the time of closing of the merger a contingent cash fee equal to a percentage of the aggregate merger consideration, which shall be determined at closing (which shall be calculated in part based on the average last sales prices of CU Bancorp’s common stock on the 10 trading days up to and including the date of consummation of the transaction). The percentage fee shall be determined based on the consideration per share as a multiple of 1st Enterprise’s tangible book value per share. If the transaction had closed on the date of this joint proxy statement/prospectus, Davidson’s fee payable at closing would be equal to 1.30% of the merger consideration, or approximately [$1.4] million, prior to crediting the fee previously received upon rendering the opinion. 1st Enterprise has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

Davidson has, in the past, provided certain investment banking services to 1st Enterprise and its affiliates, has had a material relationship with 1st Enterprise and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services, most recently in connection with 1st Enterprise’s private placement of common stock in 2012. During the two years preceding the date of the opinion, Davidson has had a material relationship with 1st Enterprise and has entered into engagement agreements with 1st Enterprise for other investment banking services, however Davidson has not received compensation for these services except for the compensation already identified. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Ratification and Approval of the Merger; Date of the Merger Agreement

The merger requires the approval of the FDIC and the CDBO. The merger also requires the approval of, or waiver from, the Federal Reserve Board, or FRB which was received on June 20, 2014. Applications to these bank regulatory agencies were filed on or about July 24, 2014 and are currently pending. Accordingly, even if the shareholders of CU Bancorp and the shareholders of 1st Enterprise approve the merger agreement, the merger cannot occur unless the parties receive prior regulatory approval to do so.

In addition, before the merger of California United Bank and 1st Enterprise can be completed, it must be approved by the holders of at least a majority of the issued and outstanding shares of CU Bancorp common stock, by the holders of at least a majority of the issued and outstanding shares of 1st Enterprise common stock and by the Treasury, in its capacity as the holder of all outstanding shares of 1st Enterprise preferred stock. If the shareholders of CU Bancorp and/or the shareholders of 1st Enterprise (either common shareholders or the preferred shareholder) fail to approve the merger agreement, or if the transaction is otherwise terminated, as provided above, then the parties will continue to operate their respective businesses under the ownership of their existing shareholders as they had operated prior to the approval of the merger agreement.

It is estimated at this time that the total expenses associated with the various transactions contemplated in the merger agreement is approximately $5.5 million which will be borne appropriately by the respective parties.

Director and Executive Officer Voting Agreements

CU Bancorp and California United Bank have entered into voting agreements with each of the directors and executive officers of 1st Enterprise, pursuant to which each such director and/or executive officer of 1st Enterprise has agreed, among other things: (i) not to solicit alternative acquisition proposals involving the acquisition of a material part of the business of 1st Enterprise, its assets or its capital stock; (ii) to vote all shares of 1st Enterprise common stock beneficially owned by such person and/or over which such person has voting control in favor of the approval of the merger agreement and the merger at 1st Enterprise’s annual meeting or any adjournment or adjournments thereof; (iii) to vote such person’s shares against any consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or involving 1st Enterprise (other than the merger with CU Bancorp); and (iv) not take any action to exercise or perfect such person’s right to dissent to the merger in accordance with California law.

The voting agreements executed by the directors and executive officers of 1st Enterprise also provide that each such director and/or executive officer will not take any action which will alter the right to vote his or her shares. As of the record date for the 1st Enterprise annual meeting, the directors and executive officers of 1st Enterprise who have executed voting agreements beneficially owned [    ] shares (excluding shares underlying stock options), or approximately [    ]% of the outstanding shares of 1st Enterprise common stock. A copy of the form of this voting agreement is attached as Exhibit C to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference. 1st Enterprise shareholders are urged to read the form of voting agreement in its entirety.

Similarly, 1st Enterprise has entered into voting agreements with each of the directors and executive officers of CU Bancorp and California United Bank, pursuant to which each such director and/or executive officer of CU Bancorp and California United Bank has agreed, among other things, (i) not to solicit alternative acquisition proposals that will impair the ability of CU Bancorp and California United Bank to consummate the merger, that does not require that the merger be consummated prior to the alternative acquisition proposal and/or provides 1st Enterprise shareholders with consideration that is different from the consideration that CU Bancorp shareholders would receive in the alternative acquisition proposal; (ii) to vote all shares of CU Bancorp common stock beneficially owned by such person and/or over which such person has voting control in favor of the approval of the merger agreement and the merger at CU Bancorp’s annual meeting or any adjournment or adjournments thereof; and (iii) to vote such person’s shares against any consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or involving CU Bancorp and/or California United Bank (other than the merger with 1st Enterprise). The voting agreements executed by the directors and executive officers of CU Bancorp and California United Bank also provide that each such director and/or executive officer will not take any action which will alter the right to vote his or her shares. As of record date for the

CU Bancorp annual meeting, the directors and executive officers of CU Bancorp and California United Bank who have executed voting agreements beneficially owned [    ] shares (excluding shares underlying stock options), or approximately [    ]% of the outstanding shares of CU Bancorp common stock. A copy of the form of CU Bancorp voting agreement is attached as Exhibit D to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference. 1st Enterprise shareholders are urged to read the form of voting agreement in its entirety.

Non-Solicitation and Confidentiality Agreements

Each of the directors of 1st Enterprise has entered into non-solicitation and confidentiality agreements in the form attached as Exhibit B to the merger agreement, pursuant to which each such director has agreed, among other things, not to compete with CU Bancorp and California United Bank for a period of two (2) years in the California counties of Los Angeles County, Orange County, Ventura County, San Bernardino County, and Riverside County; provided, however, that the non-solicitation agreement entered into with John C. Black, 1st Enterprise’s Chief Executive Officer, was modified to reduce the non-solicitation and confidentiality period to one (1) year. In addition, each non-solicitation and confidentiality agreement requires that each such director of 1st Enterprise agrees to keep confidential all proprietary information and trade secrets of California United Bank and/or 1st Enterprise from and after the closing of the merger.

Material Contracts with 1st Enterprise

CU Bancorp has entered into a consulting agreement with John C. Black, the Chief Executive Officer of 1st Enterprise pursuant to which, subject to and effective as of the closing of the merger, Mr. Black will be engaged as an executive consultant to CU Bancorp and California United Bank for a term of one year. In this capacity, Mr. Black will assist CU Bancorp and California United Bank in the maintenance of 1st Enterprise and California United Bank’s customer, investor, employee and community relationships, deposit base and commercial lending. In consideration for his consulting services, Mr. Black will receive a monthly consulting fee of $13,958.33 per month for an annualized consulting fee of $167,500 during the 1-year consulting period. In addition, he will be entitled to reimbursement of reasonable expenses incurred in the performance of his consulting services.

Merger Consideration to the Shareholders of 1st Enterprise

As consideration to the holders of 1st Enterprise common stock, CU Bancorp will issue shares of its common stock based upon an exchange ratio of 1.3450 shares of CU Bancorp common stock for one (1) share of 1st Enterprise common stock, except as to shares of 1st Enterprise common stock as to which dissenters’ rights are perfected under California law and except as to certain other excluded shares, including shares of 1st Enterprise common stock held CU Bancorp, California United Bank or 1st Enterprise and shares held by 1st Enterprise in its treasury. Shares representing restricted shares of 1st Enterprise common stock awarded in accordance with its 2006 Stock Incentive Plan, as amended, are considered outstanding for determining the exchange ratio and are not excluded shares.

Fractional Shares

No fractional shares of CU Bancorp common stock will be issued in the merger and, instead, each holder of 1st Enterprise common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional share interest by the volume weighted average of the trading price of CU Bancorp common stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the merger (the “closing price”).

Examples

The following examples illustrate the consideration to be received by a shareholder of 1st Enterprise based upon a hypothetical closing price for CU Bancorp common stock of $18.52:

Example 1: 1st Enterprise shareholder owns 1,000 shares of common stock.

Based upon the exchange ratio of 1.3450 shares, the 1,000 shares of 1st Enterprise common stock will be converted into the right to receive 1,345 shares of CU Bancorp common stock at the close of the merger.

Example 2: 1st Enterprise shareholder owns 100 shares of common stock.

Based upon the exchange ratio of 1.3450 shares, the 100 shares of 1st Enterprise common stock will be converted into the right to receive 134.50 shares of CU Bancorp common stock at the close of the merger. Because CU Bancorp will not issue fractional shares in the merger, the shareholder will receive 134 shares of CU Bancorp common stock and $9.26 in cash for his or her 0.50 fractional interest determined by multiplying the fractional interest by $18.52, the closing price, in exchange for his or her 100 shares of 1st Enterprise common stock.

Surrender of Certificates and Payment of the Merger Consideration to the 1st Enterprise Shareholders

As soon as reasonably practicable after the later of the receipt of information from 1st Enterprise’s transfer agent or the effective time of the merger, CU Bancorp will cause the exchange agent to mail to each holder of record of a certificate(s) representing outstanding shares of 1st Enterprise stock, a letter of transmittal and instructions for use in effecting the surrender of 1st Enterprise stock certificates in exchange for CU Bancorp stock (and cash in lieu of fractional shares). This letter of transmittal will contain detailed instructions explaining what you need to do in order to surrender your 1st Enterprise stock certificate(s) to receive the merger consideration.

Upon surrender of a 1st Enterprise stock certificate or other valid representation of ownership of 1st Enterprise common stock for cancellation and a duly completed and validly executed transmittal letter, in exchange for the shares of 1st Enterprise common stock represented thereby, the record holder will be entitled to receive the merger consideration in the form of CU Bancorp common stock based upon the exchange ratio; provided, however, that if there are fractional shares comprising the per share stock consideration, then the holder will also receive a check in an amount determined to be the cash value of the fractional shares, if any, in accordance with the merger agreement. Until surrendered, each outstanding share of 1st Enterprise common stock immediately prior to the effective time (other than dissenting shares and excluded shares) will be deemed thereafter to evidence only the right to receive the merger consideration.

PLEASE DO NOT FORWARD YOUR 1ST ENTERPRISE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. STOCK CERTIFICATES MUST NOT BE RETURNED WITH THE ENCLOSED PROXY.

Stock Consideration to the Holders of 1st Enterprise Preferred Stock

All 16,400 shares of 1st Enterprise’s Non-Cumulative Perpetual Preferred Stock, Series D, which are held by the Treasury, will be exchanged for shares of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions of the 1st Enterprise preferred stock. For a discussion of the material features of the CU Bancorp preferred stock, please see “DESCRIPTION OF CU BANCORP PREFERRED STOCK” beginning on page [    ].

1st Enterprise Stock Options

Pursuant to and subject to the terms of the merger agreement, 1st Enterprise stock options held by the founders of 1st Enterprise, all of which are all currently vested, must be exercised prior to the merger for shares of 1st Enterprise common stock. To the extent any 1st Enterprise founders exercise their stock options and receive 1st Enterprise common stock prior to the close of the merger, their shares will be converted into CU Bancorp common stock based upon the exchange ratio noted above (1.3450 shares of CU Bancorp common stock for every share of 1st Enterprise common stock). Any unexercised options held by 1st Enterprise founders will expire at the closing of the merger.

The remaining 1st Enterprise stock options will remain outstanding and subject to the terms and conditions of the 1st Enterprise Bank 2006 Stock Incentive Plan as amended, which will become a CU Bancorp stock incentive plan. At the effective time of the merger, such stock options shall thereafter be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock with the following changes (i) appropriate adjustments will be made to the exercise price and the number of shares subject to such options to reflect the exchange ratio; and (ii) stock options that did not qualify as incentive stock options under Section 422 of the Internal Revenue Code will expire at, and be exercisable for CU Bancorp common stock until, the end of the term of the stock option, notwithstanding any cessation of affiliation of the holder thereof with CU Bancorp and/or California United Bank. This will allow the former directors and employees of 1st Enterprise more time to exercise their stock option for CU Bancorp common stock after termination of their affiliation with CU Bancorp or California United Bank following the merger. After the merger no additional options, restricted stock or other equity will be granted under the 1st Enterprise 2006 Stock Incentive Plan.

Therefore, if you are a director and/or employee of 1st Enterprise and you hold 1st Enterprise stock options, you will be given written notice prior to the effective time of the merger that such options will be, as of the date of such notice, exercisable in full, and that if the 1st Enterprise stock option is not exercised or otherwise terminated on or before the effective time of the merger, such option will remain outstanding, except that at the effective time of the merger, such stock options shall thereafter be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock on substantially the same terms and conditions applicable to the 1st Enterprise stock options under the 1st Enterprise 2006 Stock Incentive Plan, as amended, with appropriate adjustments to the stock price and the shares of CU Bancorp common stock subject to such option.

As a result of the merger, all other equity compensation plans of 1st Enterprise will terminate effective as of the close of the merger.

The Exchange Agent

The parties have agreed that they will mutually agree on and appoint an exchange agent with respect to the payment of the merger consideration to 1st Enterprise shareholders.

Rights of Holders of 1st Enterprise Stock Certificates Until Surrender

If a dividend or other distribution on CU Bancorp common stock is declared by CU Bancorp with a record date after the effective time of the merger, you will not receive that dividend or distribution until you surrender your 1st Enterprise stock certificate(s). If your stock certificates are lost or destroyed, you must submit documentation to the exchange agent that is acceptable to CU Bancorp and to the exchange agent of your ownership of 1st Enterprise stock. Any dividends or distributions withheld from you ultimately will be remitted to you when you deliver your 1st Enterprise stock certificate(s) (or substitute documentation if your certificates are lost or destroyed), but they will be remitted to you without interest and less any taxes that may have been imposed.

Notwithstanding the time of surrender of their certificates representing 1st Enterprise stock, a holder of record of 1st Enterprise stock will be deemed shareholders of CU Bancorp for all purposes from the effective time of the merger.

Lost Certificates

If you have lost or misplaced a certificate for shares of 1st Enterprise common stock, please contact Computershare Shareholder Services at 800-962-4284 to begin the process of replacing the lost certificate before the date the merger becomes effective. Procedures you should follow if you are unable to deliver your certificate(s) will be explained in the letter of transmittal, but shareholders of 1st Enterprise will find it easier to complete the exchange process if they obtain a replacement certificate(s) before the merger becomes effective.

Dissenters’ Rights of California United Bank Shareholders

Holders of CU Bancorp common stock do not have dissenters’ rights under California law because CU Bancorp common stock is listed on the NASDAQ Capital Market, a national securities exchange certified by the

California Commissioner of Corporations under Section 1300(b)(1) of the California Corporations Code and, therefore, cannot fall within the definition of “dissenting shares” under California law.

Dissenters’ Rights of 1st Enterprise Shareholders

The holders of 1st Enterprise common stock and the Treasury, as the sole holder of 1st Enterprise preferred stock as of the date of this joint proxy statement/prospectus, will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, which sections are attached hereto as Appendix B and incorporated herein by reference.

Holders of 1st Enterprise stock (common or preferred) who do not vote in favor of the merger may demand, in accordance with California Corporations Code Sections 1300, et. seq., that 1st Enterprise acquire their shares for cash at their fair market value as of June 2, 2014, which is the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger.

If dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of 1st Enterprise’s outstanding shares of common stock or if the Treasury, as the sole holder of all outstanding shares of 1st Enterprise preferred stock as of the date of this joint proxy statement/prospectus, exercises its dissenters’ rights with respect to any shares of 1st Enterprise preferred stock, then CU Bancorp and California United Bank have the option to terminate the merger agreement. Please see “CALIFORNIA UNITED BANK AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 - THE MERGER AGREEMENT AND THE MERGER - Conditions to CU Bancorp’s and California United Bank’s Obligations Under the Merger Agreement” beginning on page [ ].

Submit a Written Demand

In order to exercise dissenters’ rights, a 1st Enterprise shareholder must not vote in favor of the merger agreement and must make a written demand that 1st Enterprise purchase his or her shares in cash for the fair market value and have the demand received by 1st Enterprise within 30 days after the date on which the notice of the approval of the merger agreement and the transactions contemplated therein is mailed to the shareholder. The written demand must state the number of shares held of record by such 1st Enterprise shareholder for which demand for purchase for cash is being made and must contain a statement of the amount which such 1st Enterprise shareholder claims to be the fair market value of the shares as of June 2, 2014, the day before the first public announcement of the merger. That statement will constitute an offer by the 1st Enterprise shareholder to sell his or her shares to 1st Enterprise at that price. Once submitted, a 1st Enterprise shareholder may not withdraw such demand unless 1st Enterprise consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, a 1st Enterprise shareholder must also deliver his or her share certificate(s) for receipt by 1st Enterprise within 30 days after the date on which notice of the closing of the merger was mailed. 1st Enterprise will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such 1st Enterprise shareholder.

Any demands, notices, certificates or other documents delivered to 1st Enterprise should be sent to CU Bancorp, Attention: Legal Department, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, Phone: (818) 257-7700.

Determination of Value of 1st Enterprise Common Stock

The purchase price for the shares of 1st Enterprise common stock that dissent to the merger agreement will be the fair market value for such shares as of June 2, 2014, the day before the first public announcement of the merger. The board of directors of 1st Enterprise has determined that the fair market value of a share of 1st Enterprise common stock as of June 2, 2014 was $21.75, the closing price per share of 1st Enterprise common stock as reported on the OTCQB. If there is a disagreement between the 1st Enterprise shareholder and 1st Enterprise regarding the proposed purchase price or if 1st Enterprise denies that such shares constitute dissenting shares, the 1st Enterprise shareholder and 1st Enterprise each have the right, for six (6) months following the date on which notice of the closing of the merger was mailed, to file a lawsuit in the Superior Court of the County of Los Angeles to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Interests of Directors and Officers in the Merger

Concurrent with completion of the merger, CU Bancorp will take certain actions to reconstitute the boards of directors of CU Bancorp and California United Bank. As proposed, the CU Bancorp board of directors will be comprised of 12 directors, with 8 members of the post-merger board being individuals from the current CU Bancorp board of directors and the other 4 newly appointed members anticipated to be David D. Holman, K. Brian Horton, [            ] and [            ], each of whom is a current member of the 1st Enterprise board of directors. Similarly, the California United Bank board of directors will be comprised of 13 directors, with 9 members of the post-merger board being individuals from the current California United Bank board of directors and the other 4 newly appointed members being those same directors of 1st Enterprise that will be appointed to the CU Bancorp board at the close of the merger. In connection with their service on the post-merger boards, the continuing 1st Enterprise directors will be eligible to receive the same board compensation as is paid to other directors of CU Bancorp, which currently includes an annual retainer of $30,000 (paid quarterly) with the vice chairman, committee chairs and the liaison to the management Community Reinvestment Act committee receiving an additional $10,000 annually (paid quarterly). In addition, CU Bancorp/California United Bank directors are entitled to receive a fee of $750 for each board meeting attended (up to a maximum of 12 meetings with additional meetings unpaid). See “CU BANCORP PROPOSAL NO. 3 – ELECTION OF DIRECTORS – Director Compensation of CU Bancorp” beginning on page [    ].

1st Enterprise executive officers and directors who are also shareholders of 1st Enterprise will participate as shareholders in the merger consideration in the same manner and to the same extent as all of the other shareholders of 1st Enterprise. However, in considering the recommendation of the 1st Enterprise board of directors that 1st Enterprise’s shareholders vote in favor of approving the merger agreement, 1st Enterprise shareholders should be aware that 1st Enterprise executive officers and directors may have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of 1st Enterprise generally. The 1st Enterprise board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are detailed below.

Protection of Directors, Officers and Employees Against Claims

Pursuant to the terms of the merger agreement, CU Bancorp and California United Bank have agreed to maintain and preserve the indemnification rights of 1st Enterprise directors and officers after the completion of the merger as provided in 1st Enterprise’s articles of incorporation and bylaws as in effect as of the date of the merger agreement. CU Bancorp and California United Bank have also agreed to allow 1st Enterprise to purchase “tail coverage” for a period of six years in order to continue providing liability insurance, including directors’ and officers’ liability insurance, to the officers and directors of 1st Enterprise, subject to certain cost limits.

Change in Control Payments

Because the merger will constitute a “change in control” of 1st Enterprise, certain of the 1st Enterprise executive officers who will be terminated in connection with the merger will be entitled to change in control payments under the terms of their employment agreements. Specifically, under the terms of their respective employment agreements, both John C. Black and E. Allen Nicholson will be entitled to a cash payment equal to the sum of 18 months’ base salary plus an average bonus amount. In addition Messrs. Black and Nicholson will be entitled to the continuation of their medical benefits for a period of 12 months and any shares of restricted stock they hold will immediately vest and will be exchanged for shares of CU Bancorp common stock in the merger.

The following table sets forth the amounts of the change in control payments and the value of the continuation of their medical benefits under the terms of their employment agreements with 1st Enterprise. The value of their restricted stock which will become unrestricted and exchanged for CU Bancorp common stock in the merger is dealt with separately under “– Stock Options and Restricted Awards,” below.

Name and Position	Change in Control Payment	Value of Continued Medical Benefits
John C. Black, Chief Executive Officer and Director	$578,876	$16,870
E. Allen Nicholson, Executive Vice President and Chief Financial Officer	$404,579	$16,947

Retention Incentives

CU Bancorp and 1st Enterprise have agreed to cooperate, in good faith, to establish and offer retention incentives to certain employees of 1st Enterprise and encourage them to remain employed with 1st Enterprise in order to assist in the successful completion of the merger and to continue to contribute meaningfully to the future success of CU Bancorp and California United Bank following the merger. For an employee whose employment will be terminated in connection with the merger or within a 60 day period following the conversion of the 1st Enterprise data system to the CU Bancorp data system and who has not been previously notified, the retention payment may be conditioned on receipt by CU Bancorp of a release in a form satisfactory to CU Bancorp.

The following table sets forth certain information regarding the retention incentives payable to the directors and/or executive officers of 1st Enterprise in connection with the merger.

Name and Position	Retention Incentive
K. Brian Horton, President and Director	$547,702
Jeffrey McGraa, Executive Vice President and Chief Credit Officer	$296,060
Chuck Kohl Executive Vice President/Director of Operations	$120,000

Stock Options and Restricted Awards

As discussed above under the caption “—Merger Consideration to the Shareholders of 1st Enterprise – 1st Enterprise Stock Options” beginning on page [    ], all 1st Enterprise stock options, to the extent not already vested, will immediately vest and be exercisable for 1st Enterprise common stock. 1st Enterprise stock options that are held by certain founders of 1st Enterprise and not exercised prior to the effective time of the merger will be cancelled when the merger closes. The remaining 1st Enterprise stock options will remain outstanding, except that at the effective time of the merger, such stock options shall thereafter be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock on substantially the same terms and conditions applicable to the 1st Enterprise stock options under the 1st Enterprise 2006 Stock Incentive Plan, as amended, except that (i) appropriate adjustments will be made to the exercise price and the number of shares subject to such options to reflect the exchange ratio; and (ii) stock options that did not qualify as incentive stock options under Section 422 of the Internal Revenue Code will expire at, and be exercisable for CU Bancorp common stock until, the end of the term of the stock option, notwithstanding any cessation of affiliation of the holder thereof with CU Bancorp and/or California United Bank.

The following table sets forth, as of July 31, 2014, for each 1st Enterprise director and/or executive officer, certain information relating to their 1st Enterprise stock options and assumes that the merger closes on that date:

Name	Stock Options	Exercise Price	Termination Date
Charles Beauregard	25,000	$10.00	06/21/2016
John C. Black	100,000	$10.00	06/21/2016
Adriana M. Boeka	25,000	$10.00	06/21/2016

Name	Stock Options	Exercise Price	Termination Date
Peter Csato, Esq.	20,000	$10.00	06/21/2016
Frank Ferri	25,000	$10.00	06/21/2016
David C. Holman	70,000	$10.00	06/21/2016
K. Brian Horton	100,000	$10.00	06/21/2016
Chuck Kohl	—	—	—
Robert J. Kushner	—	—	—
Jeffrey Levine	20,000	$10.00	06/21/2016
Jeffrey J. Leitzinger, Ph.D.	20,000	$10.00	06/21/2016
Jeffrey McGraa	62,500	$10.00	06/21/2016
E. Allen Nicholson	12,500	$13.81	09/17/2018
Brian Stone	25,000	$10.00	06/21/2016
A. Richard Trueblood	20,000	$10.00	06/21/2016

Further, under the terms of the merger agreement, all shares of restricted stock awarded under 1st Enterprise’s benefit plans will accelerate and completely vest immediately prior to the effective time of the merger. The following table sets forth the number of shares of restricted stock each of these individuals own and the estimated value of the shares of CU Bancorp common stock that each will receive in connection with the merger:

Name	Restricted Shares of 1st Enterprise Common Stock	Merger Consideration (Shares of CU Bancorp Common Stock)	Estimated Value ($)
Charles Beauregard	—	—	—
John C. Black	—	—	—
Adriana M. Boeka	—	—	—
Peter Csato, Esq.	—	—	—
Frank Ferri	—	—	—
David C. Holman	—	—	—
K. Brian Horton	—	—	—
Chuck Kohl	—	—	—
Robert J. Kushner	1,000	1,345	$25,000
Jeffrey Levine	—	—	—
Jeffrey J. Leitzinger, Ph.D.	—	—	—
Jeffrey McGraa	—	—	—
E. Allen Nicholson	7,000	9,415	$180,000
Brian Stone	—	—	—
A. Richard Trueblood	—	—	—

Employees and Benefit Plans

The merger agreement provides that 1st Enterprise’s employees who remain employed by CU Bancorp or California United Bank after the effective time of the merger will be eligible to participate in the benefit plans of CU Bancorp and California United Bank that are generally available to its employees, subject to the terms and provisions of such benefit plans.

Employment or Retention by CU Bancorp and California United Bank

CU Bancorp has entered into a consulting agreement with John C. Black to be effective as of the effective time of the merger, pursuant to which Mr. Black has agreed to provide consulting services to CU Bancorp and California United Bank for a period of one (1) year following the merger. Under the terms of this consulting agreement, Mr. Black will receive a monthly payment of $13,958 for an aggregate annualized consulting fee of $167,500.

CU Bancorp has agreed to retain K. Brian Horton to serve as the President of CU Bancorp and California United Bank following the merger and has agreed to pay compensation to Mr. Horton for his service in this capacity of $340,000 per year; to provide him with certain perquisites, including a club membership, and expects that immediately following the merger date it will award him 20,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest at the rate of 50% on the second anniversary of the award date, another 25% on the third anniversary of the award date, and the remaining 25% on the fourth anniversary of the award date.

CU Bancorp has also agreed to retain Jeffrey McGraa to serve as the Executive Vice President/Credit Administrator of California United Bank following the merger and has agreed to pay compensation to Mr. McGraa for his service in this capacity of $250,000 per year; to provide him with certain perquisites, including a club membership, and expects that immediately following the merger date it will award him 4,000 shares of restricted stock under its 2007 Equity and Incentive Plan which will vest as to one-third of the award on each of the first, second and third anniversary of the award date.

The following table sets forth the aggregate value of cash and stock to be received by each of the directors and executive officers of 1st Enterprise as a result of the merger, excluding compensation to be paid in connection with post-merger employment or consulting services:

Name	Change in Control Payments	Retention Incentives	Estimated Cash Value of Stock Consideration to be paid for Restricted Shares	Total
Charles Beauregard	—	—	—	—
John C. Black	$ 578,876	—	—	$ 578,876
Adriana M. Boeka	—	—	—	—
Peter Csato, Esq.	—	—	—	—
Frank Ferri	—	—	—	—
David C. Holman	—	—	—	—
K. Brian Horton	—	$ 547,702	—	$ 547,702
Chuck Kohl	—	$ 120,000	—	$ 120,000
Robert J. Kushner	—	—	$ 25,000	$ 25,000
Jeffrey Levine	—	—	—	—
Jeffrey J. Leitzinger, Ph.D.	—	—	—	—
Jeffrey McGraa	—	$ 296,060	—	$ 296,060
E. Allen Nicholson	$ 404,579	—	$ 180,000	$ 584,579
Brian Stone	—	—	—	—
A. Richard Trueblood	—	—	—	—

All Directors and Executive Officers as a group (15 persons)	$ 983,455	$ 843,762	$ 205,000	$2,152,217

Adoption of the 1st Enterprise 2006 Stock Incentive Plan, As Amended

As part of the transactions contemplated in the merger agreement, CU Bancorp will adopt the 1st Enterprise 2006 Stock Incentive Plan, as amended, as its own equity plan and all stock options granted by 1st Enterprise thereunder (other than stock options held by certain founders of 1st Enterprise) will thereafter be exercisable for CU Bancorp common stock on substantially the same terms but adjusted to reflect the exchange ratio set forth in the merger agreement. It is intended that no new stock options, restricted stock or other equity will be granted under the 2006 Stock Incentive Plan after the merger, although CU Bancorp will continue to provide for equity awards under its other equity compensation plans. The following description is intended to highlight and summarize the principal terms of the 2006 Stock Incentive Plan. For further information, shareholders are referred to the copy of the 2006 Stock Incentive Plan which is available for inspection at CU Bancorp.

Purpose

The primary purpose of the adoption of the 2006 Stock Incentive Plan by CU Bancorp is to provide CU Bancorp stock options to current holders of 1st Enterprise stock options in accordance with the merger agreement. After the merger other than the conversion of these stock options (multiplied by the exchange ratio) no additional stock options, restricted shares or other equity will be granted under the 2006 Stock Incentive Plan.

Shares Subject to the 2006 Stock Incentive Plan

The number of shares available for issuance under the 2006 Stock Incentive Plan will be [                ] shares of authorized but unissued common stock. All shares subject to any option which remain unpurchased at the expiration of such option become available again for purposes of the 2006 Stock Incentive Plan.

Administration

The 2006 Stock Incentive Plan will be administered by CU Bancorp’s Compensation, Nominating and Corporate Governance Committee.

Method of Exercise

Options may be exercised by ten (10) days written notice delivered to CU Bancorp stating the number of shares with respect to which the option is being exercised, together with the form of payment for the exercise price. Except as otherwise provided below, the exercise price for the number of shares purchased pursuant to any option shall be made (i) in cash, by check or in cash equivalent, (ii) subject to applicable law and regulation, by tender to CU Bancorp, or attestation to the ownership, of shares owned by optionee having a fair market value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing the assignment to CU Bancorp of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System, (iv) by such other consideration as may be approved by the CU Bancorp board of directors or the Compensation, Nominating and Corporate Governance Committee from time to time to the extent permitted by applicable law, or (v) by an combination thereof. No fewer than ten (10) shares may be purchased at one time unless the number purchased is the total number which may be purchased under the option.

Exercisability; Term of Options

Options shall be exercisable in such installments and upon such conditions as set forth in the 1st Enterprise existing option agreements or as allowed by the 2006 Stock Incentive Plan as the CU Bancorp board of directors or board committee may determine. No option may expire later than ten (10) years from the date of grant.

Non-Transferability; Exercise Following Death

Options under the 2006 Stock Incentive Plan are not assignable by the optionee during the optionee’s lifetime.

With respect to any incentive stock option, if any optionee dies while employed by, or serving as a director of, CU Bancorp or a subsidiary corporation or during the three-month or one-year period applicable to the exercise period relating to a cessation of affiliation/employment, such optionee’s option shall expire one (1) year after the date of such death. After such death but before such expiration, the persons to whom the optionee’s rights under the option shall have passed by will or by applicable laws of decent and distribution shall have the right to exercise such option to the extent that installments, if any, had accrued as of the date such optionee’s death.

With respect to all other options (non-qualified stock options), if any optionee dies while employed by or serving as a director of CU Bancorp or a subsidiary corporation or during the exercise period applicable to a cessation of affiliation/employment, such optionee’s option shall expire one (1) year after the date of such death. After such death but before such expiration, the persons to whom the optionee’s rights under the option shall have passed by will or by applicable laws of decent and distribution shall have the right to exercise such option to the extent that installments, if any, had accrued as of the date such optionee’s death.

Exercise After Cessation of Employment; Disability

With respect to any incentive stock option, if an optionee ceases to be employed by or to serve as a director of CU Bancorp or a subsidiary corporation for any reason other than death, disability or cause, such optionee’s option shall expire three (3) months thereafter, and during such period after such optionee ceases to be an employee or director, such option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the optionee ceased to be employed or ceased to serve as a director of CU Bancorp or such subsidiary corporation. If an optionee ceases to be employed by or ceases to serve as a director of CU Bancorp or a subsidiary corporation by reason of disability, such optionee’s option will expire not later than one (1) year thereafter, and during such period after such optionee ceases to be an employee or director such option shall be exercisable only as to those shares with respect to installments, if any, had accrued as of the date on which the optionee ceased to be employed by or ceased to service as a director of CU Bancorp on or such subsidiary corporation.

With respect to all other options (non-qualified stock options), if an optionee ceases to be employed by or to serve as a director of CU Bancorp or a subsidiary corporation for any reason other than death or cause such optionee’s option shall expire on the last day of the option term, as specified by the board of directors (or committee) in the option award agreement, and during such period after such optionee ceases to an employee or director, such option shall be exercisable only as to those shares with respect to which installments, if any, had accrued as of the date on which the optionee ceased to be employed or ceased to serve as a director of the Bank or such subsidiary corporation.

Sale of Assets, Merger, Liquidation

In the event of a “Terminating Event,” i.e., a merger or consolidation of CU Bancorp as a result of which CU Bancorp will not be the surviving corporation, a sale of substantially all of CU Bancorp’s assets, or a change in ownership of at least 51% of CU Bancorp’s stock (subject to certain exceptions such as a holding company formation), all outstanding options under the 2006 Stock Incentive Plan shall become exercisable in full (subject to certain notification requirements), and shall terminate if not exercised within a specified period of time, unless provision is made in connection with the Terminating Event for assumption of such options, or substitution of new options covering stock of a successor corporation, with appropriate adjustments as to the number and type of shares and prices thereof.

Adjustments Upon Changes in Capitalization

In the event of certain changes in the outstanding common stock of CU Bancorp without receipt of consideration by CU Bancorp, through reorganizations, mergers, recapitalizations, reclassifications, stock splits, stock dividends, stock consolidations, or otherwise, appropriate and proportionate adjustments will be made in the number or class of shares and the purchase price per share as to options which may be granted or have been granted.

Duration of the 2006 Stock Incentive Plan

The CU Bancorp board of directors, without further approval of the shareholders, may at any time terminate the 2006 Stock Incentive Plan, but such termination shall not adversely affect any options granted prior thereto without the consent of the optionees. If the 2006 Stock Incentive Plan is not so terminated by the CU Bancorp board of directors, it will terminate by its own terms on March 15, 2016.

Amendment of the 2006 Stock Incentive Plan

The CU Bancorp board of directors reserves the right to suspend, amend or terminate the 2006 Stock Incentive Plan (and following the merger will not issue additional stock options, restricted stock or other equity thereunder other than to comply with the merger agreement) and, with the consent of the optionee, to make such modification of the terms and conditions of his or her option as it deems advisable, except that the Board may not: increase the maximum number of shares which may be purchased pursuant to options granted under the 2006

Stock Incentive Plan; change the minimum option price; increase the maximum term of options provided for in the 2006 Stock Incentive Plan; or permit options to be granted to anyone other than directors, Founders, or salaried officers or employees of CU Bancorp, without the approval of CU Bancorp’s shareholders within twelve (12) months of adopting any such amendment.

United States Federal Income Tax Consequences

The following summary is a general discussion of certain expected U.S. federal income tax consequences arising to optionees under the 2006 Stock Incentive Plan under present law. Present law may change, including retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be relevant to a particular optionee, including those subject to special tax treatment under the U.S. federal income tax laws, and does not discuss any aspect of state, local or foreign tax laws.

Incentive Stock Options (“ISO’s”). Under present law, neither receipt of an ISO nor receipt of shares of stock by the optionee upon its exercise will result in taxable income to the optionee, except that upon exercise the optionee will recognize alternative minimum taxable income, as described below. Under present law (assuming an option qualifies as an ISO as defined in the Internal Revenue Code), the optionee will be entitled for U.S. federal income tax purposes to treat any income recognized by the optionee upon disposition of such stock as a long-term capital gain rather than as ordinary income, provided the optionee complies with specified “holding period” requirements imposed by the Internal Revenue Code, and was an employee of CU Bancorp or a subsidiary corporation at all times during the period beginning with the date of grant of the option and ending three (3) months before the date of exercise (except in the event of death or disability). In general, individuals are taxed on net long-term capital gain at a lower rate than ordinary income for U.S. federal income tax purposes. Assuming the above requirements are met, upon exercise, the optionee will recognize as alternative minimum taxable income the “bargain element” of the ISO (i.e., the amount by which the fair market value of the stock at the time of exercise exceeds the exercise price of the option). Alternative minimum taxable income forms the basis for the alternative minimum tax, which may apply depending on the amount of the computed “regular” U.S. federal income tax of the employee for that year. For “regular” U.S. federal income tax purposes, if the “holding period” requirements are not met, the optionee will recognize ordinary, compensation income rather than long-term capital gain. Optionees are advised to consult their own tax advisors with respect to any “disqualifying dispositions,” i.e., sales within two (2) years after the grant of such option or within one (1) year after the date of exercise, as well as with respect to the general tax consequences of ISO’s.

The Internal Revenue Code generally provides that a corporation issuing shares upon exercise of ISO’s may not take a deduction for U.S. federal income tax purposes on account of such issuance. However, in the event of a subsequent disqualifying disposition of such stock under circumstances resulting in taxable compensation to the optionee, a corporation may take a deduction for U.S. federal income tax purposes equal to the amount treated as taxable compensation to the optionee.

No assurance can be given that the tax treatment described above will continue to apply.

Non-Qualified Options. At the time of grant of a non-qualified option, no income will be recognized by the optionee and CU Bancorp will not be entitled to a deduction. Upon exercise of a non-qualified option, under present law, the optionee will recognize ordinary compensation income (as opposed to long-term capital gain), and CU Bancorp will be entitled to a deduction, in the amount by which the then fair market value of the shares of stock of CU Bancorp transferred to such optionee exceeds the exercise price of the option. In the case of an employee, such income also constitutes “wages” and thus withholding is required under U.S. federal income law as well. Upon subsequent disposition of such shares in a taxable transaction, if the shares are held for more than one year from the date of exercise, the optionee will recognize long-term capital gain or loss in an amount equal to the difference between the proceeds received upon such disposition and the fair market value of such shares at the time of exercise. As stated above, individuals generally are taxed on net long-term capital gain at a lower rate than ordinary income for U. S. federal income tax purposes.

No assurance can be given that the tax treatment described above will continue to apply.

The Merger Agreement

The merger agreement and the related agreements attached as exhibits thereto govern the structure of the merger pursuant to which 1st Enterprise will merge with and into California United Bank who will survive the merger and continue commercial bank operations under its California state charter and as the wholly-owned subsidiary of CU Bancorp.

Representations and Warranties of the Parties

The merger agreement contains customary representations and warranties of the parties that are typical in a merger of financial institutions. The representations and warranties relate to, among other things:

—	corporate organization and similar corporate matters;

—	capital structure;

—	authorization and enforceability of the merger agreement and related matters;

—	conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

—	licenses and permits;

—	financial statements;

—	taxes, tax returns and audits;

—	absence of certain material adverse events, changes, effects or undisclosed liabilities;

—	material contracts and leases;

—	ownership of property and insurance coverage;

—	litigation;

—	compliance with applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls;

—	employee compensation and benefit plans;

—	brokers and finders;

—	environmental matters;

—	loans and investments;

—	compliance with securities laws and registration obligations under the merger agreement;

—	transactions with affiliates;

—	deposits;

—	antitakeover provisions in charter documents and required shareholder votes;

—	risk management instruments;

—	fairness opinions of financial advisors;

—	investment securities;

—	intellectual property;

—	compliance with laws regarding employment and employment practices;

—	regulatory orders issued by bank regulators or other governmental entities; and

—	accuracy and completeness of documents filed with government agencies and bank regulatory agencies.

The foregoing is an outline of the representations and warranties made respectively by 1st Enterprise and by CU Bancorp and California United Bank contained in the merger agreement attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. You should carefully review the entire merger agreement, and in particular Articles IV and V, containing the detailed representations and warranties of the parties.

Conduct of 1st Enterprise’s Business Until Completion of the Merger

Until the effective time of the merger, 1st Enterprise has agreed to:

—

operate its businesses, in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

—	maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

—	maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

—

perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

—

maintain its rights and franchises and voluntarily take no action which would: (i) result in 1st Enterprise incurring material losses, (ii) adversely affect the ability of the parties to obtain any regulatory approval or other approvals of governmental entities required for the merger or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect its ability to perform its covenants and agreements under the merger agreement;

—	maintain 1st Enterprise’s ALLL substantially in accordance with past practices and methodology and GAAP;

—

charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its bank regulators;

—

give notice to and consult with CU Bancorp prior to hiring any employees or independent contractors whose positions and compensation were not included in 1st Enterprise’s budget as previously provided to CU Bancorp;

—	give notice to and consult with CU Bancorp before acquiring any security or investment for its investment portfolio other than in the ordinary course of business and consistent with past practice;

—	substantially comply with and perform all material obligations and duties imposed upon it by law or by any governmental entity applicable to its business;

—	timely make all regulatory filings and any other filings required to be filed with any applicable bank regulator or governmental entity;

—

give notice to all holders of 1st Enterprise stock options (other than to certain founders of 1st Enterprise who hold stock options) that, at the effective time of the merger, such stock options will, unless exercised prior to the effective time of the merger, be exercisable for CU Bancorp common stock instead of 1st Enterprise common stock on substantially the same terms and conditions applicable to the 1st Enterprise stock options, except that (i) appropriate adjustments will be made to the exercise price and the number of shares subject to such options to reflect the exchange ratio; and (ii) stock options that did not qualify as incentive stock options under Section 422 of the Internal Revenue Code will expire at, and be exercisable for CU Bancorp common stock until, the end of the term of the stock option, notwithstanding any cessation of affiliation of the holder thereof with CU Bancorp and/or California United Bank.

—	upon request of CU Bancorp, make disclosures to all holders of 1st Enterprise options confirming the treatment of the options and obtain written acknowledgement from each option holder; and

—

timely take all actions and receive all required consents of any third parties, any bank regulator or other governmental entity necessary to terminate the 1st Enterprise compensation and benefit plans as so specified by CU Bancorp and any 401(k) Plan, such termination to be effective as of the effective time of the merger or such other time as may be required pursuant to the terms of such plan.

In addition, 1st Enterprise has agreed in the merger agreement that it will not take the following actions before the merger becomes effective:

—

change or waive any provision of its charter documents, except as required by law, or appoint any new director to its board of directors, except to replace any vacant director position(s); provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the voting agreement and the non-solicitation agreement as described more fully under the caption “— Director and Executive Officer Voting Agreements” and “— Non-Solicitation and Confidentiality Agreements” beginning on page [    ];

—

change the number of authorized or issued shares of its capital stock, issue any shares of its common stock or preferred stock, or issue or grant any right or agreement relating to its authorized or issued capital stock or any securities convertible into shares of such stock;

—

make any grant or award under the its compensation and benefit plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that: (i) 1st Enterprise may issue shares of its common stock upon the valid exercise of presently outstanding 1st Enterprise stock options issued under its compensation and benefit plans and (ii) pay regular dividends in respect of the 1st Enterprise preferred stock;

—	terminate any outstanding stock options, except for stock options expiring by their own terms;

—

enter into or amend in any material respect any contract or agreement providing for annual payments in excess of $25,000 (including, without limitation, any settlement agreement with respect to litigation);

—	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

—

grant or agree to pay any bonus, retention, severance, change in control or termination payments to, any of its directors, officers or employees other than pursuant to commitments existing on the date of the merger agreement or arising in the ordinary course of business consistent with past practice, or which in the aggregate are less than $50,000;

—

enter into, renew or amend any agreements which change the “employment at will” relationship or provide supplemental executive benefits or deferred compensation benefits except as mutually approved by CU Bancorp and 1st Enterprise;

—

increase in any manner the compensation or fringe benefits of any of its directors, officers or employees, except: (i) as may be required pursuant to commitments existing on the date of the merger agreement; (ii) pay increases in the ordinary course of business consistent with past practice to employees in excess of 3% annually; or (iii) as mutually agreed upon between CU Bancorp and 1st Enterprise; provided, however, that 1st Enterprise shall only authorize and effectuate pay increases in 2014 not more than one time per employee and will continue to accrue for 2014 year-end bonuses and other bonuses in the normal course of its business;

—

hire or promote any employee whose position and compensation were not included in 1st Enterprise’s 2014 budget as previously provided to CU Bancorp, provided that 1st Enterprise may hire at-will, non-officer employees to fill vacancies that may arise in the ordinary course of business;

—

enter into or, except as required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution plan not in the ordinary course of business and consistent with past practice;

—	merge or consolidate 1st Enterprise with any other corporation, or sell or lease all or any substantial portion of its assets or business;

—

acquire all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between 1st Enterprise and any other person;

—	enter into a purchase and assumption transaction with respect to deposits and liabilities;

—	file an application to relocate any existing branch office, or file an application for a certificate of authority to establish a new branch office;

—

sell or otherwise dispose of the capital stock of 1st Enterprise or sell or otherwise dispose of any asset of 1st Enterprise other than in the ordinary course of business and consistent with past practice;

—

except for transactions with the Federal Reserve System or the FHLB, subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business and consistent with past practice;

—	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

—	intentionally take any action which would result in any of the representations and warranties of 1st Enterprise set forth in the merger agreement becoming untrue as of any date after the date of the merger agreement or in any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law;

—

change any method, practice or principle of accounting, except as may be required by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating 1st Enterprise;

—

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which 1st Enterprise is a party, other than in the ordinary course of business, consistent with past practice;

—

other than in the ordinary course of business and consistent with past practice, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person;

—	file or amend any material tax return except in the ordinary course of business;

—	settle or compromise any material tax liability;

—	make, change or revoke any material tax election except to the extent consistent with past practice or as required by law;

—	change any material method of tax accounting or tax accounting period, except as required by law;

—	surrender any right to claim a refund of taxes;

—	consent to any extension or waiver of the limitation period applicable to any tax claim, investigation, audit, controversy or assessment;

—	enter into any “power of attorney” with respect to taxes;

—	take any action which would materially adversely affect the tax position of 1st Enterprise, or its successors after the merger;

—	except as set forth on the applicable 1st Enterprise disclosure schedule, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

—

except in the ordinary course of business and in amounts and of types previously entered into and disclosed to CU Bancorp, enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

—

incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the FHLB or otherwise in the ordinary and usual course consistent with 1st Enterprise’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person except in immaterial amounts in the ordinary course of business and consistent with past practice;

—

except for the execution of the merger agreement and actions taken or which will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

—

make any material change in policies in existence on the date of the merger agreement with regard to the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a bank regulator;

—

except for the execution of the merger agreement and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any 1st Enterprise compensation and benefit plan;

—

except as set forth in the applicable 1st Enterprise disclosure schedule, make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair;

—

except as set forth in the applicable 1st Enterprise disclosure schedule, purchase or otherwise acquire, sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

—

acquire a participation interest in any new loan or, except where required for lending limit purposes, sell any participation interest in any loan without first offering CU Bancorp and/or California United Bank an opportunity to purchase the participation interest subject to such proposed sale and receiving a written declination of such offer from CU Bancorp and/or California United Bank, as applicable, with respect to such participation interest;

—	sell OREO properties for materially less than the value held on the books of 1st Enterprise as of the date of the merger agreement;

—

undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by 1st Enterprise of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

—

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate;

—

go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a materials of environmental concern;

—	purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

—

borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of 1st Enterprise except for liquidity and operational purposes;

—

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CU Bancorp and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of CU Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of CU Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business and consistent with past practice that do not relate to the merger or other transactions contemplated hereby;

—	extend or allow an automatic extension of any contract in excess of twelve (12) months;

—	enter into any additional deferred compensation agreements or arrangements;

—	purchase or license any new or additional software with an original payment of more than $25,000 and/or an annual payment or license fee in excess of $25,000; or

—	agree to do any of the foregoing.

Agreements of 1st Enterprise Relating to Alternative Acquisition Proposals

In connection with the merger, 1st Enterprise has agreed with CU Bancorp and California United Bank that it will not: (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal; (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any acquisition proposal; or (iv) resolve, propose or agree to do any of the foregoing.

In addition, 1st Enterprise has agreed that it will not exchange any confidential information or participate in any discussions or negotiations regarding any alternative acquisition proposal, unless the alternative acquisition proposal is unsolicited, and the 1st Enterprise board of directors determines, in good faith, that (i) the alternative acquisition proposal is likely to result in a “superior proposal” and (ii) the failure of the 1st Enterprise board to take any action with respect to such alternative acquisition proposal would constitute a breach of its fiduciary duties under California law. Under these circumstances, 1st Enterprise has agreed to hold a meeting of shareholders in order to provide 1st Enterprise shareholders the opportunity to vote on the merger agreement and to provide CU Bancorp with an opportunity to revise the terms of the merger. If at the end of this 5-day period, CU Bancorp does not adjust the terms of the merger, the 1st Enterprise board of directors may submit the merger agreement for shareholder approval without its recommendation.

Under the terms of the merger agreement, an “acquisition proposal” means any inquiry, offer or proposal, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CU Bancorp, California United Bank or 1st Enterprise or their respective subsidiaries; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CU Bancorp, California United Bank or 1st Enterprise or their respective subsidiaries representing, in the aggregate, ten percent (10%) or more of the assets of CU Bancorp or 1st Enterprise on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of CU Bancorp, California United Bank or 1st Enterprise; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of CU Bancorp, California United Bank or 1st Enterprise or their respective subsidiaries; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

A “superior proposal” is defined in the merger agreement to mean any unsolicited, bona fide binding written acquisition proposal that is not obtained in breach of the merger agreement and that the board of directors of 1st Enterprise determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the person making the proposal, all legal, financial, regulatory and other aspects of the acquisition proposal and the merger agreement (including any proposal to adjust the terms and conditions of the merger agreement) including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such acquisition proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (i) is more favorable from a financial point of view to its shareholders than the merger; (ii) is reasonably likely to receive all necessary regulatory approvals for the consummation of the transactions contemplated by the superior proposal; (iii) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (iv) is reasonably likely of being completed on the terms proposed on a timely basis.

Conduct of CU Bancorp’s and California United Bank’s Business Until Completion of the Merger

Until the effective time of the merger, CU Bancorp and California United Bank have agreed to:

—	operate their respective businesses, in the usual, regular and ordinary course of business;

—

use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

—	maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

—	maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by them;

—

perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses, except such obligations as it may in good faith reasonably dispute;

—	maintain their respective rights and franchises;

—

refrain from voluntarily taking any action which would (i) result in material losses, (ii) adversely affect their ability to obtain any regulatory approval required to consummate the merger or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under the merger agreement;

—	maintain California United Bank’s ALLL substantially in accordance with past practices and methodology and GAAP;

—

charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

—

substantially comply with and perform all material obligations and duties imposed upon them by all federal and state laws, statutes and rules, regulations and orders imposed by any governmental entity applicable to their business;

—	timely make all regulatory filings and any other filings required to be filed with any applicable bank regulator or governmental entity;

—	comply in all material respects with all of the applicable rules enforced or promulgated by any bank regulator or governmental entity with which it makes any regulatory filing;

—

take all corporate action necessary to: (i) reserve for issuance a sufficient number of shares of CU Bancorp common stock for delivery upon exercise of any replacement stock options exchanged for 1st Enterprise stock options in the merger, (ii) register with the SEC, to the extent then required, the shares of CU Bancorp common stock issuable upon exercise of such replacement options, and (iii) maintain the effectiveness of such registration statement for so long as any of such replacement options remain outstanding;

—

take all corporate action necessary to cause to be nominated for election to the CU Bancorp board of directors at the next two annual meetings of the shareholders of CU Bancorp, among others, the certain directors of 1st Enterprise who will be appointed to the CU Bancorp board of directors effective at the close of the merger and as required by the merger agreement; and

—

take all corporate action necessary to: (i) authorize the CU Bancorp preferred stock to be exchanged for 1st Enterprise preferred stock in the merger, and (ii) authorize the issuance of the CU Bancorp preferred stock to the Treasury in replacement of the 1st Enterprise preferred stock.

In addition, CU Bancorp and California United Bank have agreed in the merger agreement that they will not take the following actions before the merger becomes effective:

—	change or waive any provision of the charter documents of CU Bancorp and/or California United Bank, except as required by law or the merger agreement,

—	appoint any new director to the CU Bancorp board and/or California United Bank, except to replace any vacant director position(s) and except as may be required by the merger agreement;

—

issue or repurchase any shares of CU Bancorp common stock, except that CU Bancorp may (i) issue shares upon the exercise of CU Bancorp stock options, (ii) accelerate the vesting of stock rights awarded under its benefits plans, (iii) reduce the shares issuable or otherwise accept shares of CU Bancorp common stock in connection with the valid exercise of any CU Bancorp stock options, (iv) repurchase or redeem shares in connection with the vesting of restricted CU Bancorp common stock to pay the related tax obligations, (v) pay dividends in respect of the capital stock of CU Bancorp, (vi) issue shares of its capital stock to the extent deemed necessary or reasonable by CU Bancorp to consummate the merger, (vi) grant options or other equity securities under its benefits plans, and (vii) grant restricted stock awards under any of its benefits plans;

—	terminate any outstanding CU Bancorp stock options with the exception of stock options expiring by their own terms;

—	apply to open or close any branch or automated banking facility;

—	merge or consolidate CU Bancorp or California United Bank with any other corporation;

—	sell or lease all or any substantial portion of the assets or business of CU Bancorp or California United Bank;

—

make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CU Bancorp or California United Bank and any other person;

—	enter into a purchase and assumption transaction with respect to deposits and liabilities;

—	file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

—	sell or otherwise dispose of the capital stock of CU Bancorp (except as permitted by the merger agreement);

—

sell or otherwise dispose of any asset of CU Bancorp other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under the merger agreement;

—

subject any of their assets to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) except in transactions with the Federal Reserve System or the FHLB and except in the ordinary course of business consistent with past practice;

—	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

—

intentionally take any action which would result in any of the representations and warranties of CU Bancorp or California United Bank set forth in the merger agreement becoming untrue or in any of the conditions to the consummation of the merger not being satisfied, except as may be required by applicable law;

—	change any method, practice or principle of accounting, except as may be required from time to time by GAAP;

—	issue any press release regarding the merger other than in accordance with past practice or as may be required by law, rule or regulations; or

—	agree to do any of the foregoing.

Agreements of CU Bancorp Relating to Alternative Acquisition Proposals

In connection with the merger, CU Bancorp has agreed with 1st Enterprise that it will recommend approval of the principal terms of the merger agreement to CU Bancorp shareholders and will not withdraw its recommendation or otherwise modify or qualify its recommendation of the merger agreement and the merger in a manner that is adverse to 1st Enterprise. In addition, CU Bancorp has agreed to keep 1st Enterprise informed as to any acquisition proposal until the merger is consummated and not enter into any agreement relating to an acquisition proposal that would either restricted its ability to comply with its obligations relating to alternative acquisition proposals or materially impair its ability to consummate the merger. Further, CU Bancorp has agreed that it will not exempt any person from the restrictions on “business combinations” or any similar provision of any applicable takeover law and will not approve, nor will it submit to CU Bancorp shareholders for approval, any acquisition proposal that does not require that the merger be consummated prior to the consummation of the acquisition proposal and does not provide 1st Enterprise shareholders the same consideration as CU Bancorp shareholders would receive in the alternative acquisition proposal.

Conditions to Both Parties’ Obligations Under the Merger Agreement

The respective obligations of each party under the merger agreement are subject to the fulfillment at or prior to the closing date of the following conditions, none of which may be waived:

—	the merger agreement will have been approved by the requisite vote of the shareholders of CU Bancorp and 1st Enterprise;

—

none of the parties to the merger agreement will have been subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger, and no statute, rule or regulation will have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the merger;

—

all regulatory approvals and other necessary approvals, authorizations and consents of any governmental entities required to consummate the merger will have been obtained and are in full force and effect, and all waiting periods relating to such approvals, authorizations or consents shall have expired;

—

no regulatory approvals and other necessary approvals, authorization or consent include any condition or requirement, excluding standard conditions that are normally imposed by the bank regulators in bank merger transactions and other reasonable conditions as determined by CU Bancorp, California United Bank and/or 1st Enterprise, in their sole and absolute discretion, that materially and adversely affects their business, operations, financial condition, property or assets or materially impairs the value of California United Bank or 1st Enterprise; and

—

the Form S-4 Registration Statement filed with the SEC pursuant to the terms of the merger agreement is effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose has been initiated or threatened by the SEC and, if the offer and sale of CU Bancorp common stock and CU Bancorp preferred stock in the merger is subject to the blue sky laws of any state, such offer and sale is not subject to a stop order of any state securities commissioner.

Conditions to CU Bancorp’s and California United Bank’s Obligations Under the Merger Agreement

The obligations of CU Bancorp and California United Bank under the merger agreement are also subject to the satisfaction of the following conditions at or prior to the closing date:

—

Each of the representations and warranties of 1st Enterprise set forth in the merger agreement is true and correct as of June 2, 2014 and as of the closing date of the merger agreement with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date), and 1st Enterprise has delivered to CU Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of 1st Enterprise dated as of the closing date.

—

1st Enterprise has performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the closing date, and CU Bancorp has received a certificate signed on behalf of 1st Enterprise by the Chief Executive Officer and Chief Financial Officer of 1st Enterprise to such effect dated as of the closing date.

—	CU Bancorp and California United Bank has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger.

—	CU Bancorp has received a written resignation from each of the directors of 1st Enterprise, effective as of the closing date.

—

1st Enterprise has furnished CU Bancorp and California United Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in Section 9.2 of the merger agreement as CU Bancorp or California United Bank may reasonably request.

—	K. Brian Horton is the President of 1st Enterprise and Jeffrey McGraa is the Chief Credit Officer of 1st Enterprise at the effective time.

—

As of the last day of the calendar month immediately prior to the effective time, the sum of (i) 1st Enterprise’s total shareholders’ equity, excluding the 1st Enterprise preferred stock and other comprehensive income, as determined in accordance with GAAP, plus (ii) all 1st Enterprise transaction expenses paid or accrued in connection with the merger was not less than $54,623,000.

—

Dissenters’ rights have not been exercised and perfected by: (i) in excess of five percent (5%) of 1st Enterprise’s outstanding shares of 1st Enterprise common stock; or (ii) any holder of 1st Enterprise preferred stock outstanding.

—

John C. Black has entered into and delivered to CU Bancorp and 1st Enterprise a “waiver and release agreement” required under his employment contract with 1st Enterprise, which agreement has not been revoked, rescinded or amended without CU Bancorp’s and California United Bank’s prior written approval, in their sole discretion.

—

E. Allen Nicholson has entered into and delivered to CU Bancorp and 1st Enterprise a “waiver and release agreement” required under his employment contract with 1st Enterprise, which agreement has not been revoked, rescinded or amended without CU Bancorp’s and California United Bank’s prior written approval, in their sole discretion.

—

CU Bancorp and California United Bank have received an executed copy of non-solicitation agreements in the form of Exhibit B to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus, from each member of the 1st Enterprise board of directors and such agreements have not been revoked, rescinded or amended without CU Bancorp’s and California United Bank’s prior written approval, in their sole discretion.

—

CU Bancorp has received an opinion, dated as of the date of the closing of the merger, generally from its special tax counsel, Buchalter Nemer, a Professional Corporation, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

—

1st Enterprise has delivered a duly executed certificate stating that it is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code in accordance with U.S. Treasury regulations promulgated under Sections 897 and 1445 of the Internal Revenue Code.

—

All tax sharing, tax indemnity, tax allocation or other tax agreement involving 1st Enterprise have been terminated and 1st Enterprise is no longer bound thereby and does not have any further liability thereunder.

—	1st Enterprise has accrued the amounts and expenses to be made under its employment agreements and change in control agreements.

—

1st Enterprise has provided a disclosure and notice to each holder of 1st Enterprise stock options, which are to be replaced with CU Bancorp stock options in the merger, of their right to exercise their 1st Enterprise stock options prior to the effective time of the merger.

—

At least 5 business days before the merger closes, 1st Enterprise has provided CU Bancorp with its financial statements presenting the financial condition of 1st Enterprise as of the close of business on the last day of the month ended prior to the effective time of the merger and its results of operations for the period from January 1, 2014 through such date, accompanied by a certificate of its Chief Financial Officer dated as of the effective time that such financial statements continue to accurately reflect the financial condition of 1st Enterprise in all material respects and that such financial statements reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the merger.

—

1st Enterprise has filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including the effective time which are required to be provided pursuant to the Small Business Lending Fund established by the Small Business Jobs Act of 2010 and the implementing U.S. Treasury regulations and guidance promulgated thereunder.

—

The parties have obtained all necessary approvals from the Treasury to issue CU Bancorp preferred stock for the exchange of 1st Enterprise preferred stock currently held by the Treasury as contemplated by the merger agreement.

Conditions to 1st Enterprise’s Obligations Under the Merger Agreement

The obligations of 1st Enterprise under the merger agreement are subject to the satisfaction of the following conditions at or prior to the closing date:

—

Each of the representations and warranties of CU Bancorp and California United Bank set forth in the merger agreement is true and correct as of June 2, 2014 and as of the closing date of the merger agreement with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date), and CU Bancorp and California United Bank have delivered to 1st Enterprise a certificate to such effect signed by their respective Chief Executive Officer and the Chief Financial Officer dated as of the closing date.

—

CU Bancorp and California United Bank have performed in all material respects all of their respective obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them at or prior to the closing date, and 1st Enterprise has received a certificate signed on behalf of CU Bancorp and California United Bank by their respective Chief Executive Officer and Chief Financial Officer to such effect dated as of the closing date.

—	1st Enterprise has obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger.

—	CU Bancorp has delivered the merger consideration to the exchange agent and the exchange agent has provided 1st Enterprise with a certificate evidencing such delivery.

—

CU Bancorp and California United Bank have furnished 1st Enterprise with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in the merger agreement as 1st Enterprise may reasonably request.

—	The merger agreement will have been approved by the requisite vote of the shareholders of CU Bancorp and 1st Enterprise.

—

CU Bancorp and California United Bank have effectuated the appointment of K. Brian Horton, David C. Holman, [                ] and [                ] to serve on their respective boards of directors effective immediately after the effective time of the merger.

—

1st Enterprise has received an opinion, dated as of the date of the closing of the merger, generally from its special tax counsel, Katten Muchin Rosenman LLP, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

—

If required by the parties, the fairness opinion of D.A. Davidson & Co. has been either reissued or updated as of the date the joint proxy statement/prospectus is mailed to shareholders of 1st Enterprise.

—

CU Bancorp has taken or caused to be taken all corporate actions and has obtained all approvals necessary to amend its bylaws, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the CU Bancorp board of directors at twelve (12) in order to accommodate the appointment of certain directors of 1st Enterprise to the CU Bancorp board of directors, such appointment to be effective as of the effective time of the merger.

—

CU Bancorp and California United Bank have taken or caused to be taken all corporate actions and has obtained all approvals necessary to amend the bylaws of California United Bank, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the board of directors of California United Bank at thirteen (13) in order to accommodate the appointment of certain directors of 1st Enterprise to the board of directors of California United Bank, such appointment to be effective as of the effective time of the merger.

Termination; Effect of Termination

The obligations of the parties to consummate the merger are subject to certain closing conditions, some of which may not be waived by a party, including but not limited to the receipt of all required shareholder and regulatory approvals and other governmental consents, and some conditions which may be waived by a party in its discretion. The failure of a condition to the closing of the merger, to the extent not waived, may result in a termination of the merger agreement and the merger. For a more detailed discussion of the conditions to the closing of the merger, please see “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 THE MERGER AGREEMENT AND THE Merger - Conditions to CU Bancorp’s and California United Bank’s Obligations Under the Merger Agreement,” “– Conditions to Both Parties’ Obligations Under the Merger Agreement,” and “– Conditions to 1st Enterprise’s Obligations Under the Merger Agreement.”

Further, the merger agreement permits the parties to terminate the merger agreement and abandon the merger: (i) by mutual agreement; (ii) if the merger is not consummated by March 31, 2015; (iii) if a governmental entity takes final and nonappealable action to enjoin the merger or provides written notice to a party that any required regulatory approval will not be granted or will be granted with a condition deemed by any of the parties to be unreasonable, or (iv) the shareholders of a party to the merger agreement do not approve the merger agreement. Further, a party to the merger agreement may also terminate the merger agreement if the other party materially breaches any of its representations or warranties or fails to perform any of its covenants or agreements, which breach or failure to perform is not otherwise cured by the earlier of March 31, 2015 or within 30 days of receiving written notice of such breach or nonperformance and the breaching party has agreed to reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses up to a maximum amount of $1.0 million.

In addition, 1st Enterprise has agreed to pay a termination fee of $4.0 million to CU Bancorp and to reimburse CU Bancorp all of its reasonable out-of-pocket fees and expenses (up to $1.0 million) if: (i) 1st Enterprise breaches its covenant not to solicit an alternative acquisition proposal; (ii) the 1st Enterprise board of directors takes any adverse action with respect to its recommendation to 1st Enterprise shareholders of the merger agreement and merger, including submitting the merger agreement for shareholder approval without recommendation, failing to publicly reaffirm its recommendation of the merger agreement, withdrawing its recommendation of the merger agreement, adversely modifying or qualifying its recommendation of the merger agreement, or approving or recommending an alternative acquisition proposal to its shareholders; or (iii) the 1st Enterprise shareholders do not approve the principal terms of the merger agreement after such adverse action by the 1st Enterprise board. See “- Agreements of 1st Enterprise Relating to Alternative Acquisition Proposals” “ beginning on page [    ].

Similarly, CU Bancorp has agreed to pay a termination fee of $1.0 million to 1st Enterprise and to reimburse 1st Enterprise all of its reasonable out-of-pocket fees and expenses (up to $1.0 million) if CU Bancorp breaches its covenants relating to acquisition proposals, including (i) entering into any agreement relating to an alternative acquisition proposal that would materially impair CU Bancorp’s or California United Bank’s ability to consummate the merger; (ii) exempt any person from the restrictions on “business combinations” or any similar provision of any applicable takeover law; or (iii) submit an alternative acquisition proposal for shareholder approval that does not require the consummation of the merger prior to the closing of such alternative acquisition proposal and does not provide 1st Enterprise shareholder the same consideration provided to CU Bancorp shareholders. See “- Agreements of CU Bancorp Relating to Alternative Acquisition Proposals” beginning on page [    ].

Amendment, Extension and Waiver

At any time prior to the effective time of the merger (whether before or after approval thereof by the shareholders of CU Bancorp and by the shareholders of 1st Enterprise), the parties may: (i) amend the merger agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after any approval of the merger agreement by the shareholders of

CU Bancorp and by the shareholders of 1st Enterprise, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount, value or changes the form of consideration to be delivered to 1st Enterprise’s shareholders pursuant to the merger agreement.

Employee Benefits

CU Bancorp and 1st Enterprise have agreed to cooperate, in good faith, to establish and offer retention incentives to certain employees of 1st Enterprise in order to encourage them to remain employed with 1st Enterprise in order to assist in the successful completion of the merger and to continue to contribute meaningfully to the future success of CU Bancorp and California United Bank following the merger.

In addition, prior to the effective time of the merger, 1st Enterprise will take all action necessary to fully vest participants under all 401(k) plans 1st Enterprise maintains, and 1st Enterprise will take all action necessary to terminate, or commence termination, of all such 401(k) plans and any other compensation or benefit plan identified by CU Bancorp. The employees of 1st Enterprise who are employed by CU Bancorp and/or California United Bank following the effective time of the merger will be eligible to participate in CU Bancorp’s or California United Bank’s employee benefit plans to the same extent as similarly situated employees of CU Bancorp or California United Bank.

Expenses

Except as specifically set forth in the merger agreement, all expenses incurred by CU Bancorp, California United Bank and 1st Enterprise in connection with or related to the authorization, preparation and execution of the merger agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated therein, will be borne solely and entirely by the party which incurred such expense.

Closing; Effective Time of the Merger

The closing for the merger will occur on the last day of the month that is a business day following the latest to occur of: (i) the receipt of all regulatory approvals other than necessary approvals in accordance the requirements of the merger agreement; (ii) the receipt of all shareholder approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto will mutually agree. The merger will be effected by the filing of the Agreement and Plan of Bank merger in the form attached as Exhibit A to the merger agreement with the Commissioner of the California Department of Business Oversight on the day of the closing in accordance with Section 4887 of the California Financial Code. The “effective time” of the merger will be the date and time upon which the Agreement and Plan of Bank merger is filed with the Commissioner of the California Department of Business Oversight, after certification by the California Secretary of State, or as otherwise stated in the merger agreement, in accordance with applicable law.

The parties anticipate that the merger will close in the fourth quarter of 2014. However, no assurances can be provided as to whether or when the merger will actually close.

Indemnification and Directors’ and Officers’ Insurance

1st Enterprise’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in 1st Enterprise’s articles of incorporation and bylaws. CU Bancorp has agreed in the merger agreement that 1st Enterprise’s directors and officers will be entitled to indemnification to the fullest extent provided in its articles of incorporation and bylaws as in effect on June 2, 2014, and that any director of 1st Enterprise that is appointed to the boards of directors of CU Bancorp and/or California United Bank, as required by the merger agreement, will have the same coverage under CU Bancorp’s and/or California United Bank’s directors’ and officers’ liability insurance policies as is provided to their respective directors serving on their boards as of the effective time of the merger. In addition, CU Bancorp has also agreed to permit 1st Enterprise to purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage for a period of six (6) years from the effective time of the merger for claims arising from facts or events that occurred prior to such time; provided, however, that the total cost of the premiums for such tail policy is limited to $250,000.

United States Federal Income Tax Consequences of the Merger

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of 1st Enterprise stock who exchange their shares of 1st Enterprise stock for shares of CU Bancorp stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion addresses only those holders of 1st Enterprise stock who hold their shares of 1st Enterprise stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

—	a financial institution;

—	a tax-exempt organization;

—	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

—	an insurance company;

—	a mutual fund;

—	a dealer or broker in stocks and securities, or currencies;

—	a trader in securities that elects mark-to-market treatment;

—	a holder of 1st Enterprise stock who received 1st Enterprise stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

—	a person that is not a U.S. holder (as defined below);

—	a person that has a functional currency other than the U.S. dollar;

—	a person exercising dissenters’ rights;

—	a holder of 1st Enterprise stock that holds 1st Enterprise stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

—	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of CU Bancorp or 1st Enterprise. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of 1st Enterprise stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds 1st Enterprise stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding 1st Enterprise stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

We intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It generally is a condition to 1st Enterprise’s obligation to complete the merger that 1st Enterprise receive an opinion from its special tax counsel, Katten Muchin Rosenman LLP, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It generally is a condition to CU Bancorp’s obligation to complete the merger that CU Bancorp receive an opinion from its special tax counsel, Buchalter Nemer, a Professional Corporation, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on representation letters provided by 1st Enterprise and CU Bancorp and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. 1st Enterprise and CU Bancorp have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, upon exchanging your 1st Enterprise stock for CU Bancorp stock (other than cash received in lieu of a fractional share discussed below), you generally will not recognize any gain or loss in the exchange. The aggregate tax basis in the shares of CU Bancorp stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the 1st Enterprise stock you surrender. Your holding period for the shares of CU Bancorp stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of 1st Enterprise stock that you surrender in the exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of CU Bancorp common stock, you will be treated as having received the fractional share of CU Bancorp common stock pursuant to the merger and then as having sold that fractional share of CU Bancorp common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of CU Bancorp common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of 1st Enterprise common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of 1st Enterprise stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

—

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

—	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

Accounting Treatment of the Merger

CU Bancorp will account for the merger using the acquisition method of accounting for financial reporting purposes, which follows accounting principles generally accepted in the United States of America. Under this method, CU Bancorp will recognize 1st Enterprise’s assets acquired and liabilities assumed based upon their estimated fair values as of the date CU Bancorp obtains control of 1st Enterprise, which is expected to be upon completion of the merger. Deferred tax assets and liabilities will be established for the difference between the tax basis of the assets and liabilities and their basis under the acquisition method. The excess, if any, of the total purchase consideration over the net assets acquired will be recognized as goodwill and periodically evaluated for impairment. CU Bancorp’s financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of CU Bancorp and 1st Enterprise.

Regulatory Approvals

Consummation of the merger requires, among other things, the approvals of the FDIC and the CDBO, the primary banking regulators for California United Bank and 1st Enterprise, as well as a waiver from the FRB, as the primary federal regulator for CU Bancorp which waiver was received on June 20, 2014. Applications for the necessary approvals were filed on July 24, 2014 and are now pending before those regulatory agencies. In reviewing the applications, those regulatory agencies take into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits these federal regulatory agencies from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

The federal banking agencies have the authority to deny the application for approval of the transaction if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the level of problem assets, the nature of the business and operations and plans for expansion. Furthermore, these agencies must also evaluate the records of California United Bank and 1st Enterprise in meeting the credit needs of their respective community, including low- and moderate-income neighborhoods, consistent with safe and sound operation under the federal Community Reinvestment Act. Based on their most recent examination reports, California United Bank received an overall CRA rating of “Outstanding,” the highest rating possible, and 1st Enterprise received an overall CRA rating of “Satisfactory.”

Similarly, the CDBO has the authority to deny the application for approval of the merger if it finds any of the following: (i) the merger will result in a monopoly or is in furtherance of a conspiracy to monopolize the banking business in California; (ii) the merger will substantially lessen competition or otherwise restrain trade or the anticompetitive effects of the merger outweigh the benefits of the merger in meeting the convenience and needs of the communities to be served by California United Bank, as the surviving bank; (iii) the shareholders’ equity of California United Bank will not be adequate or the financial condition of California United Bank will be unsatisfactory; (iv) the directors and management of California United Bank will be unsatisfactory; (v) California United Bank cannot provide the CDBO with a reasonable promise of successful operation or that California United Bank will be operated in a safe and sound manner in compliance with all applicable laws; or (vi) the merger is not fair, just or equitable to CU Bancorp, California United Bank and 1st Enterprise.

Shareholder Approvals

In addition to the regulatory approvals required to be obtained before the merger may be completed, the affirmative vote of at least a majority of the shares of CU Bancorp common stock outstanding as of the record date and entitled to vote at the CU Bancorp annual meeting is required to approve the merger agreement and the transactions contemplated therein (including the plan of merger and the issuance of shares of CU Bancorp common stock and CU Bancorp preferred stock pursuant to the terms of the merger agreement). Each holder of shares of CU Bancorp common stock outstanding on the record date for the CU Bancorp annual meeting will be entitled to one vote for each share held. As of September 10, 2014, which is the CU Bancorp annual meeting record date, there were [    ] shares of CU Bancorp common stock outstanding. Therefore, at least [    ] shares of CU Bancorp common stock must be affirmatively voted in favor of the merger agreement in order for CU Bancorp shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

In addition to the vote required of CU Bancorp shareholders, the affirmative vote of at least a majority of the shares of 1st Enterprise common stock outstanding, and, under the terms of the merger agreement, the affirmative vote of all (100%) of the shares of 1st Enterprise preferred stock outstanding, each as of the record date for the 1st Enterprise annual meeting, is required to approve the merger agreement and the merger. Each holder of shares of 1st Enterprise stock outstanding on the record date for the 1st Enterprise annual meeting will be entitled to one vote for each share held. As of [FENB RECORD DATE], which is the 1st Enterprise annual meeting record date, there were [    ] shares of 1st Enterprise common stock outstanding, and 16,400 shares of 1st Enterprise preferred stock outstanding. Therefore, at least [    ] shares of 1st Enterprise common stock and all 16,400 shares of 1st Enterprise preferred stock must be affirmatively voted in favor of the merger agreement in order for 1st Enterprise shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Statutory Waiting Period

Under federal banking laws, a 30-day waiting period must expire following the FDIC’s approval of the merger. Within that 30-day waiting period, the U.S. Department of Justice may file objections to the merger under federal antitrust laws. This 30-day waiting period may be shortened to not less than 15 days. Until the expiration of the applicable waiting period, the U.S. Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the U.S. Department of Justice commences an action challenging the merger on antitrust grounds during the applicable waiting period, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise. The merger cannot proceed until the expiration of the statutory waiting period.

NASDAQ Listing

CU Bancorp has agreed in the merger agreement to use its commercially reasonable efforts to list on the NASDAQ Capital Market, if required, prior to the effective time of the merger, the shares of CU Bancorp common stock to be exchanged for 1st Enterprise common stock in the merger as well as the shares of CU Bancorp common stock underlying stock options to be issued under CU Bancorp’s benefit plans in exchange for 1st Enterprise stock options (other than 1st Enterprise stock options held by certain founders of 1st Enterprise which will, to the extent not exercised prior to the merger, be cancelled at the effective time of the merger).

Resale of CU Bancorp Common Stock

CU Bancorp has registered its common stock to be issued in the merger with the SEC under the Securities Act of 1933, as amended. No restrictions on the sale or other transfer of CU Bancorp’ common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of CU Bancorp common stock issued to any 1st Enterprise shareholder who may become an “affiliate” of CU Bancorp for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding CU Bancorp common stock.

Recommendation of the CU Bancorp Board of Directors and the 1st Enterprise Board of Directors

EACH OF THE CU BANCORP BOARD OF DIRECTORS AND THE 1ST ENTERPRISE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN.

INFORMATION ABOUT CU BANCORP

CU Bancorp and California United Bank

CU Bancorp, headquartered in Encino, California, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended and is also a bank holding company within the meaning of Section 1280 of the California Financial Code. Our principal business is to serve as the holding company for our bank subsidiary, California United Bank. The shares of CU Bancorp are listed on the NASDAQ Capital Market under the trading symbol “CUNB.”

CU Bancorp was incorporated as a California corporation on November 16, 2011, and became the holding company for California United Bank on July 31, 2012 by acquiring all the voting stock of California United Bank. The creation of the bank holding company for California United Bank was approved by the shareholders of California United Bank on July 23, 2012.

California United Bank was incorporated on September 30, 2004, under the laws of the State of California and commenced operations on May 23, 2005. California United Bank is authorized to engage in the general commercial banking business and its deposits are insured by the FDIC up to the applicable limits of the law. California United Bank is a California state-chartered banking corporation and is not a member of the Federal Reserve System.

Additional information about CU Bancorp and its wholly-owned subsidiary, California United Bank, is included in documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page [    ].

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Security Ownership of CU Bancorp Management

The following table sets forth certain information as of [August 10, 2014], concerning the beneficial ownership of CU Bancorp’s outstanding common stock: (i) by each of the directors of CU Bancorp; (ii) by each of CU Bancorp’s named executive officers and (iii) by all directors and executive officers of CU Bancorp as a group. With respect to CU Bancorp, the term “executive officer” means CU Bancorp’s President and Chief Executive Officer, CU Bancorp’s Executive Vice President, Chief Operating Officer and Chief Credit Officer, CU Bancorp’s Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary and CU Bancorp’s Executive Vice President and Chief Financial Officer. California United Bank’s other executive vice presidents and senior vice presidents are not considered to be executive officers of CU Bancorp and are specifically excluded from participation in policy-making by resolution of the CU Bancorp’s board of directors.

Management is not aware of any change in control of CU Bancorp that has occurred since January 1, 2013 or of any arrangement that may, at a subsequent date, result in a change in control of CU Bancorp. Other than Basswood Capital Management, LLC and Banc Funds Co. LLC, CU Bancorp’s management does not know of any person who owns, beneficially or of record, more than 5% of CU Bancorp’s outstanding common stock. The shareholder’s ownership percentage is based on [11,233,935] shares of common stock outstanding as of [August 10, 2014]. [TABLE TO BE UPDATED AS OF RECORD DATE]

Name and Position Held	Number of Shares of Common Stock Beneficially Owned[1]	Number of Shares Subject to Vested Stock Options[2]	Percent of Class Beneficially Owned[1,2]
Roberto E. Barragan,	13,200[3]	--	0.12%
Director
Kenneth L. Bernstein,	68,552[4]	--	0.61%
Director
Kenneth Cosgrove,	317,373[5]	--	2.83%
Director
Eric S. Kentor,	6,500[6]	--	0.06%
Director
Robert C. Matranga,	245,505[7]	--	2.19%
Director
Roy A. Salter,	64,655[8]	--	0.58%
Director
Daniel F. Selleck,	41,900[9]	--	0.37%
Director
Lester M. Sussman	4,800[10]	--	0.04%
Director
Charles H. Sweetman,	62,000[11]	--	0.55%
Director
David I. Rainer,	230,247[12]	101,333	2.93%
Chairman of the Board, President & Chief Executive Officer
Anne A. Williams,	102,806[13]	11,800	1.02%
Director, Executive Vice President, Chief Operating Officer & Chief Credit Officer
Anita Wolman,	50,379[14]	25,000	0.67%
Executive Vice President, General Counsel & Corporate Secretary
Karen A. Schoenbaum,	23,900[15]	5,600	0.26%
Executive Vice President & Chief Financial Officer
All Directors, Nominees and Executive Officers as a Group (13 in number)	1,231,817	143,733	12.01%

1.

Includes shares beneficially owned, directly and indirectly, together with associates. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise indicated, all shares are held as community property under California law or with sole voting and investment power. Does not include shares that may be acquired upon exercise of stock options, which are identified separately in this table.

2.

Shares subject to options held by executive officers that were exercisable within 60 days after [August 10, 2014] (vested) are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person. For All Directors and Executive Offices as a Group, all 143,733 vested stock options held by such persons are treated as issued and outstanding when computing the percent of class. There are no Director non-qualified stock options as of [August 10, 2014]. All Director non-qualified stock options that have been granted to Directors in prior years have been exercised and or cancelled, and there are no outstanding (non-vested or vested) non-qualified stock options that have been granted to Directors as of August 10, 2013.

3.

Includes 11,700 shares owned as Trustee of the Roberto and Silvia Barragan Living Trust, and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

4.

Includes 25,000 shares owned as Trustee of the BFC Financial Corp. Pension and Profit Sharing Plan, [Mr. Bernstein IRA]; 36,552 shares held jointly with Mr. Bernstein’s spouse as Trustees of the Kenneth and Joni Bernstein Family Trust; 5,500 shares owned by his spouse’s IRA, and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

5.

Includes 175,282 shares held jointly with his spouse as Trustees of the Kenneth Cosgrove & Carolyn Cosgrove Family Trust, 22,956 shares in Mr. Cosgrove’s 401K account, 15,098 shares in Mr. Cosgrove’s self-directed IRA account, 19,885 shares in Carolyn Cosgrove’s self-directed IRA account, 82,652 shares held directly by Mr. Cosgrove and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

6.	Includes 6,500 shares held jointly with his spouse as Trustees of the Kentor Trust U/A Dtd 9/18/2002.
7.

Includes 108,794 shares owned as Trustee of the Matranga Family Trust UA Dtd 10/24/89, 106,566 shares as Trustee for the Matranga Grandchildren Trust, 28,645 shares as Trustee of the Matranga 2001 Trust and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.
8.

Includes 63,155 shares held jointly with his spouse as Trustee of the Roy and Traci Salter Living Trust and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

9.

Includes 39,650 shares owned as Trustee of the Daniel F. Selleck Family Trust; 750 shares directly owned by Mr. Selleck and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

10.

Includes 3,300 shares owned by Mr. Sussman and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

11.

Includes 36,000 shares owned as trustee of the Charles H. Sweetman 1996 Trust; 14,000 shares directly owned by Mr. Sweetman; 2,000 shares owned by Sweetman Properties, LLC; 1,000 shares owned by his spouse as Trustee of the Judith Sweetman Trust, 2,500 shares as trustee of the Charles H. Sweetman C/F Kaylee J. Sweetman UTMA/CA trust; 2,000 shares as trustee of the Charles H. Sweetman C/F Patrick C. Roche trust; 2,000 shares as trustee of the Charles H. Sweetman C/F Sophia Rose Sweetman trust, 1,000 shares as trustee of the Charles H. Sweetman C/F Emily K. Roche trust; and 1,500 shares of Restricted Stock with 500 shares vesting on September 7, 2014, 500 shares vesting on December 17, 2014 and 500 shares vesting on December 17, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

12.

Includes 111,444 shares owned as Trustee of the David and Anne Rainer Trust; 31,500 shares owned by Mr. Rainer’s IRA; 27,303 shares directly owned by Mr. Rainer; and the following Restricted Stock: 6,000 shares of Restricted Stock vesting on April 27, 2015; 10,000 shares of Restricted Stock vesting on January 6, 2015; 15,000 shares of Restricted Stock with 5,000 shares vesting on August 14, 2014, 5,000 shares vesting on August 14, 2015 and 5,000 shares vesting on August 14, 2016; 16,000 shares of Restricted Stock with 8,000 shares vesting on September 12, 2014, and 8,000 shares vesting on September 12, 2015; and 13,000 shares of Restricted Stock vesting on December 15, 2014. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

13.

Includes 75,806 shares directly owned by Ms. Williams; and the following 4,000 shares of Restricted Stock vesting on April 27, 2015; 6,250 shares of Restricted Stock vesting on January 6, 2015, 9,750 shares of Restricted Stock with, 3,250 shares vesting on August 14, 2014, 3,250 shares vesting on August 14, 2015 and 3,250 shares vesting on August 14, 2016; and 7,000 of Restricted Stock with 3,500 shares vesting on September 12, 2014 and 3,500 shares vesting on September 12, 2015. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

14.

Includes 5,200 shares owned by spouse’s IRA and 31,679 shares directly by Ms. Wolman; and the following Restricted Stock; 2,000 shares of Restricted Stock vesting on April 27, 2015; 1,250 shares of Restricted Stock vesting on January 6, 2015; 3,750 shares of Restricted Stock with 1,250 shares vesting on August 14, 2014, 1,250 shares vesting on August 14, 2015 and 1,250 shares vesting on August 14, 2016; and 4,500 shares of Restricted Stock with 1,500 shares vesting on September 12, 2014, 1,500 shares vesting on September 12, 2015, and 1,500 shares vesting on September 12, 2016. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

15.

Includes 13,100 shares owned directly by Ms. Schoenbaum; and the following Restricted Stock; 500 shares of Restricted Stock vesting on October 27, 2014; 800 shares of Restricted Stock vesting on April 27, 2015; 1,250 shares of Restricted Stock vesting on January 6, 2015; 3,750 shares of Restricted Stock with 1,250 shares vesting on August 14, 2014, 1,250 shares vesting on August 14, 2015 and 1,250 shares vesting on August 14, 2016; and 4,500 shares of Restricted Stock with 1,500 shares vesting on September 12, 2014, 1,500 shares vesting on September 12, 2015, and 1,500 shares vesting on September 12, 2016. Recipients of restricted stock have the ability to vote such shares, notwithstanding the restrictions applicable thereto.

Security Ownership of Principal Shareholders

The following table sets forth information regarding the beneficial ownership of CU Bancorp’s common stock as of the filing dates of their respective reports on Schedule 13F, by those persons known by CU Bancorp to own more than 5% of the outstanding common stock of CU Bancorp. The shareholder’s ownership percentage is based on [11,223,935] shares of common stock outstanding as of [August 10], 2014.

Name of Beneficial Owner	Number of Shares	Percent of Class Owned

Basswood Capital Management, L.L.C.	1,105,793[1]	9.84%
Banc Funds Company, L.L.C.	79,102[2]	6.94%

1.

Based on information reported in a Schedule 13F as filed with the Securities and Exchange Commission on June 30, 2014. Its principal business office is 645 Madison Avenue, 10th Floor, New York, New York 10022.

2.

Based on information reported in a Schedule 13F as filed with the SEC on March 31, 2014. The Schedule 13F was filed jointly by Banc Fund VI L.P., Banc Fund VII L.P., and Banc Fund VIII L.P., each an Illinois limited partnership. The general partner for each of these limited partnerships is MidBanc VI L.P., MidBanc VII L.P., and MidBanc VIII L.P., respectively, each an Illinois limited partnership. The general partner of MidBanc VI, VII and VIII is The Banc Funds Company, L.L.C., an Illinois corporation, whose principal shareholder is Charles J. Moore. As manager, Mr. Moore has voting and dispositive power over these shares of common stock held by each of these entities. The principal business office is 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606.

INFORMATION ABOUT 1ST ENTERPRISE BANK

General

1st Enterprise Bank is a full service California state-chartered commercial bank headquartered in downtown Los Angeles, California, offering a full range of credit and depository services primarily to small and medium sized businesses. We opened for business on July 3, 2006 and currently operate from three full service banking offices in Los Angeles, Irvine and Ontario, California and a Loan Production Office in Woodlands Hills, California. Our deposits are insured by the FDIC up to the maximum limits allowable by law. The following is a list of our offices:

Los Angeles Headquarters Office 818 W 7th St., Suite 220 Los Angeles, CA 90017	Orange County Regional Office 17901 Von Karman Ave., Suite 450 Irvine, CA 92614

Inland Empire Regional Office 3281 E. Guasti Road, Suite 875 Ontario, CA 91761	San Fernando Valley Office (LPO) 21700 Oxnard Street, Suite 1850 Woodland Hills, CA 91367

Our focus is providing highly personalized banking services to entrepreneurial businesses, professional firms and nonprofit organizations, along with their owners and key managers throughout Southern California, particularly in the Los Angeles County, Orange County and the “Inland Empire” region. We offer a full range of credit and depository services, with special emphasis on superior customer service, sophisticated cash management services and direct access to bank decision makers. 1st Enterprise customers work directly with a dedicated Relationship Manager, a seasoned professional who understands their unique challenges serving as a sounding board and an active participant in their client’s success.

Our key executives as well as our relationship managers have all served customers in this market for many years and through their experience and extensive connections throughout Southern California are in a unique position to facilitate 1st Enterprise’s strong organic growth. Our Chief Executive Officer, our President, and our Chief Credit Officer have all been with 1st Enterprise since its inception.

Our Business

1st Enterprise has grown to $790 million in total assets as of June 30, 2014 through organic customer growth, with almost its entire deposit base coming from core customer relationships that are primarily from the local Southern California market. Our customers are generally small- to medium-sized privately-held businesses that generate between $5 and $100 million in annual revenue. The majority of our customers are located in Southern California, and we provide them service through 85 employees located at one of our three full service banking offices.

We provide deposit, cash management and payment processing services to support business customers and their owners. We offer a wide range of deposit products for businesses and their owners including checking accounts, savings accounts, money market demand accounts, time deposits, and sweep accounts. 1st Enterprise maintains state of the art technology products including business Internet banking, consumer Internet banking, and remote deposit service. We also provide merchant card and foreign exchange services. Our customers come from a diversified group of industries and can be serviced from any of our three offices as a result of electronic banking, remote deposit and courier service. As a result of our primary focus on supporting the cash management needs of our business customers, 1st Enterprise has an extremely high level of non-maturity deposits (98% as of June 30, 2014).

In supporting the credit needs of our customer base, we generally provide primarily the following types of credit: Commercial and Industrial lines of credit and term loans; Commercial Real Estate term loans; and Letters of Credit. It is common for our business customers to have a commercial line of credit and an owner-occupied commercial real estate loan with us.

Our Employees

As of [LATEST PRACTICABLE DATE], 2014, 1st Enterprise employed [    ] full-time equivalent employees and [    ] part-time employees. 1st Enterprise’s employees are not represented by any union or other collective bargaining agreement.

Our Business Strategy

1st Enterprise’s business strategy has been to grow organically by increasing our Southern California market share, which is currently less than 1%, through our continued focus on superior client service and an emphasis on relationship banking. Our geographic focus is on Southern California. There are more than 600,000 businesses that employ fewer than 500 employees in the Metropolitan Statistical Areas (MSA) of Los Angeles-Long Beach-Santa Ana and Riverside-San Bernardino-Ontario. In most cases, we can successfully serve business customers throughout those MSAs from one or more of our three offices in Los Angeles, Irvine, or Ontario. Our customers are served by a group of relationship managers who have proven client service and credit skills, developed through extensive experience in the banking industry. We have a unique corporate culture that is focused on providing superior customer service to small and medium sized businesses, with an emphasis on being a trusted financial advisor to the business owner. We combine this with a highly experienced and dedicated staff, at all levels of the organization, who take personal interest in contributing to the success of our customers. We have continually focused on originating loans to high quality borrowers. Our focus is generally on the types of loans and markets where we know we have industry expertise and a historical record of success. Our underwriting is focused on borrower cash-flow, with additional support from collateral and liquid guarantors.

Competition

All phases of 1st Enterprise’s business have been, since inception, and will continue to be, subject to significant competitive forces. Although 1st Enterprise has increasing recognition in its primary service area of Southern California as a whole, it nevertheless has to compete with other independent local banking institutions, including commercial banks and savings and loan associations, as well as branch offices of regional and national commercial banks, which have assets, capital and lending limits substantially larger than 1st Enterprise, as well as wider geographic markets, more support services and larger media advertising capabilities. 1st Enterprise Bank competes with respect to its lending activities, as well as in attracting demand deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies and credit unions, as well as securities brokerage offices which can issue commercial paper and other securities (such as shares in money market funds).

Among the advantages such institutions have over 1st Enterprise are their ability to finance wide ranging advertising campaigns and to allocate their investment assets to regions of highest yields and demand. Many institutions offer certain services, such as trust services, which 1st Enterprise does not currently offer or plan to offer. By virtue of their greater total capital, such institutions have substantially higher lending limits than 1st Enterprise (legal lending limits to an individual customer being limited to a percentage of a bank’s total capital accounts). These competitors may intensify their advertising and marketing activities to counter any efforts by 1st Enterprise to further attract new business as a commercial bank. In addition, as a result of recent legislation, there is increased competition between banks, savings and loan associations and credit unions for the deposit and loan business of individuals. These activities may hinder 1st Enterprise’s ability to capture a significant market share.

To compete with the financial institutions in its primary service area, 1st Enterprise uses the flexibility which its independent status permits. Its activities in this regard include an ability and intention to respond quickly to changes in the interest rates paid on time and savings deposits and charged on loans, and to charges imposed on depository accounts, so as to remain competitive in the market place. 1st Enterprise also emphasizes specialized services for the small business person and professional and personal contacts by our officers and employees. For customers whose loan demands exceed 1st Enterprise’s lending limits, 1st Enterprise has the ability to arrange for such loans on a participation basis with other financial institutions. No assurances can be given, however, that 1st Enterprise’s efforts to compete with other financial institutions in its primary service area will be successful.

Properties

1st Enterprise currently operates out of its full-service headquarters in Los Angeles and from three branch offices located in Los Angeles, Irvine, and Ontario and a loan production office located in Woodland Hills. California. All of these facilities are leased. For additional information on properties, see Note 4 to 1st Enterprise’s audited Financial Statements included elsewhere herein.

Management believes that all of 1st Enterprise’s properties are adequately covered by insurance.

Legal Proceedings

From time to time, 1st Enterprise is subject to various pending and threatened legal actions which arise out of the normal course of its business. There are currently no pending legal actions.

As of the date of this joint proxy statement/prospectus, there are no material proceedings adverse to 1st Enterprise to which any director, officer, affiliate of 1st Enterprise or a 5% shareholder of 1st Enterprise or any associate of such director, officer, affiliate or 5% shareholder is a party and none of the above persons has a material interest adverse to 1st Enterprise.

Security Ownership of Certain Beneficial Owners and Management of 1st Enterprise Bank

The following table sets forth certain information as of July 31, 2014, concerning the beneficial ownership of 1st Enterprise’s outstanding common stock: (i) by each of the directors of 1st Enterprise; (ii) by each of 1st Enterprise’s executive officers; and (iii) by all directors and executive officers of 1st Enterprise as a group. Management is not aware of any change in control of 1st Enterprise that has occurred since January 1, 2014 or of any arrangement that may, at a subsequent date, result in a change in control of 1st Enterprise. Other than The Banc Funds Company, LLC and Commerce Street Financial Partners, LP (whose beneficial ownership is disclosed in a separate table below), management does not know of any person who owns, beneficially or of record, more than 5% of 1st Enterprise’s outstanding common stock. As used throughout this section, the term “executive officer” means 1st Enterprise’s Chief Executive Officer, the President, the Chief Financial Officer, the Executive Vice President and Director of Operations, and the Executive Vice President and Chief Credit Officer. 1st Enterprise’s other executive vice presidents and other vice presidents are not considered to be executive officers of 1st Enterprise and are specifically excluded from participation in policy-making by resolution of the 1st Enterprise board of directors.

As of [FENB RECORD DATE], 2014, there were [    ] shares of 1st Enterprise common stock issued and outstanding.

Name and Position Held	Number of Shares of Common Stock Beneficially Owned[1]	Number of Shares Subject to Vested Stock Options[2]	Percent of Class Beneficially Owned[1,2]
Charles R. Beauregard Director	76,000	25,000	2.6%
John C. Black Chief Executive Officer, Director and Corporate Secretary	61,000[3]	100,000	4.1%
Adriana M. Boeka Director	51,595	25,000	2.0%
Peter Csato Director	58,000[4]	20,000	2.0%
Frank Ferri Director	41,000	25,000	1.7%
David C. Holman Chairman of the Board	97,900	70,000	4.3%
K. Brian Horton President and Director	56,000[5]	100,000	4.0%
Charles Kohl Executive Vice President and Director of Operations	0	0	n/a
Robert J. Kushner Director	14,500[6]	—	0.4%
Jeffrey J. Leitzinger, Ph.D.	41,000	20,000	1.6%

Director
Jeffrey L. Levine Director	35,620	20,000	1.4%
Jeffrey R. McGraa Executive Vice President & Chief Credit Officer	39,700	62,500	2.6%
E. Allen Nicholson Executive Vice President and Chief Financial Officer	10,500[7]	12,500	0.6%
Brian R. Stone Director	51,000[8]	25,000	2.0%
A. Richard Trueblood Director	51,000	20,000	1.8%
Directors and Executive Officers as a Group (15 persons)	684,815	525,000	27.7%

*	Ownership percentage is less than 1.0%.
1.

Except as otherwise noted, may include shares held by or with such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

2.

Shares of common stock subject to stock options that were exercisable within 60 days after July 31, 2014 (vested) are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person. For All Directors and Executive Officers as a Group, all [            ] shares of common stock subject to vested stock options held by such persons are treated as issued and outstanding when computing the percent of class.

3.	29,000 of these shares are pledged.
4.	Includes 41,000 shares held by the Frandzel Robins Bloom & Csato L.C. 401(k) Profit Sharing Plan, as to which shares Mr. Csato has sole voting and investment power (together with his spouse).
5.

Does not include 2,500 shares held by Mr. Horton’s father as custodian for Mr. Horton’s minor child under the Uniform Gifts to Minor’s Act, as to which shares Mr. Horton has neither voting nor investment power.

6.

Includes 1,000 shares subject to a restricted stock award that will vest on January 18, 2015. Recipients of restricted stock have the right to vote such shares, notwithstanding the restrictions applicable thereto.

[7]	Includes 7,000 shares subject to restricted stock awards which will vest as to 3,500 shares on July 18, 2015 and as to the remaining 3,500 shares on June 19, 2016.
8.

Includes 25,000 shares held by August Capital Investments I, LLC of which Mr. Stone and his spouse are managers, as to which shares he has sole voting and investment power (together with his spouse); and 25,000 shares held by the Milestone Trust, of which Mr. Stone and his spouse are trustees and together have sole and investment power.

The following table sets forth information regarding the beneficial ownership of 1st Enterprise’s common stock as of [FENB RECORD DATE], 2014 by those persons known by 1st Enterprise to beneficially own more than 5% of its outstanding common stock. The shareholder’s ownership percentage is based on [    ] shares of common stock outstanding as of [FENB RECORD DATE], 2014

Name and Position Held	Number of Shares of Common Stock Beneficially Owned[1]	Percent of Class Owned
Banc Funds Company, LLC 20 North Wacker Drive, Suite 3300, Chicago, Illinois 60606	277,731[1]	7.2%
Commerce Street Financial Partners, LP 1445 Ross Avenue, Suite 2700 Dallas, Texas 76202	269,231[2]	7.0%

1.

The Banc Funds Company, LLC serves as general partner and investment manager for Banc Fund VII LP, an Illinois Limited Partnership (“BF VII”), and Bank Fund VIII LP, an Illinois Limited Partnership (“BF VIII”). The Banc Funds Company, LLC has sole voting and investment power over all 277,731 shares.

2.	Commerce Street Financial Partners, LP has sole voting and investment power over all 269,231 shares.

As of [most recent practicable date], 2014, there were 16,400 shares of 1st Enterprise preferred stock outstanding, all of which were beneficially owned by the Treasury as of the date of this joint proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS – 1ST ENTERPRISE BANK

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires management to make a number of judgments, estimates and assumptions that affect the reported amount of assets, liabilities, income and expenses in 1st Enterprise’s financial statements and accompanying notes. 1st Enterprise’s management believes that the judgments, estimates and assumptions used in preparation of 1st Enterprise’s’ financial statements are appropriate given the factual circumstances as of June 30, 2014.

Various elements of 1st Enterprise’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. Critical accounting policies are those that involve the most complex and subjective decisions and assessments and have the greatest potential impact on 1st Enterprise’s results of operation. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, and the valuation of deferred tax assets. 1st Enterprise’s management has identified the accounting policies related to these three areas as critical to an understanding of 1st Enterprise’s financial statements due to judgments, estimates and assumptions inherent in these policies, and the sensitivity of 1st Enterprise’s financial statements to those judgments, estimates and assumptions.

Allowance for Loan Losses

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio at the date of the financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to results of operations. Loan losses are charged against the allowance when management believes the collection of a loan balance will not occur. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and qualitative components. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Although Management believes the level of the allowance at June 30, 2014 is adequate to absorb losses inherent in the loan portfolio, a further decline in the regional economy may result in increasing losses that cannot reasonably be predicted at this time. For further information regarding the allowance for loan losses and related methodology see “Financial Condition – Allowance for Loan Losses” included elsewhere herein.

Investment Securities

1st Enterprise currently classifies its investment securities under both available-for-sale and held-to-maturity classifications. Securities that 1st Enterprise has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Securities not classified as held-to-

maturity securities are classified as “investment securities available-for-sale” and reported at fair value, with unrealized gains and losses excluded from results of operations and reported as a separate component of accumulated other comprehensive income included in shareholders’ equity. Under the available-for-sale classification, securities can be sold due to changing conditions. 1st Enterprise does not have any investment securities classified as trading securities. Investment transactions are recorded on the trade date. Gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Management performs regular impairment analyses on the securities portfolio. If it is probable that 1st Enterprise will be unable to collect all amounts due according to the contractual terms of the debt security, an other-than-temporary impairment (“OTTI”) is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. In assessing whether impairment represents other-than-temporary impairment (“OTTI”), 1st Enterprise must consider whether it intends to sell a security or if it is likely that they would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. If 1st Enterprise intends to sell the security or it is likely that a sale of the security may be required before recovering the cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If 1st Enterprise does not intend to sell the security and it is not likely the sale of the security is required by 1st Enterprise, and 1st Enterprise does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows to be expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to other factors, the difference between the present value of cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (“OCI”). Impairment losses related to all other factors are presented as separate categories within OCI. Purchase premiums and discounts are recognized in interest income using the interest method over the expected life of the security. For certain securities such as mortgage-backed securities, the average life can fluctuate based on the amount of prepayments received on the collateral underlying the securities.

Income Taxes

1st Enterprise uses the asset and liability method to account for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of 1st Enterprise’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. 1st Enterprise’s annual tax rate is based on its income, statutory tax rates and tax planning opportunities available in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties. Benefits from tax positions are recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. 1st Enterprise reviews its tax positions periodically and adjusts the balances as new information becomes available. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carry-forwards. 1st Enterprise evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely heavily on estimates. 1st Enterprise uses historical experience and short and long-range business forecasts to provide insight. Although realization is not assured for the remaining deferred income tax assets, 1st Enterprise believes it is more likely than not the deferred tax assets will be fully recoverable within the applicable statutory expiration periods. However, deferred tax assets could be reduced in the near term if estimates of taxable income are significantly reduced or available tax planning strategies are no longer viable.

As of and for the Year Ended December 31, 2013 Compared to the Years Ended December 31, 2012 and 2011

Summary of Performance

1st Enterprise recognized net income of $5.00 million in 2013, compared to $3.73 million in 2012 and $3.15 million in 2011. The $1.27 million or 34% increase in net income in 2013, compared to 2012 was mostly the result of a 16% or $3 million increase in net interest income, while non-interest expense grew by just 5% or approximately $800,000. Non-interest income declined year over year by approximately $500,000, due to $900,000 in lower gains on sale of securities. The $580,000 or 18% year over year increase in net income in 2012 was also the result of significant growth in net interest income. Net interest income in 2012 grew by 26% or $3.9 million. Non-interest income increased in 2012 by approximately $650,000 or 19%, while non-interest expense grew by $3 million or 23%. The following are significant factors impacting 1st Enterprise’s results of operations:

—

Net interest income increased by $3 million or 16% in 2013 and by $3.9 million or 26% in 2012. The increase in net interest income over the last two years has been the result of significant growth in average earning assets of $85 million in 2013 and $91 million in 2012. In addition, the net interest margin expanded in both 2013 and 2012 by .04% and .19%, respectively.

—

1st Enterprise’s loan loss provision decreased by $186,000 or 12% in 2013, compared to an increase of $373,000 or 33% in 2012. The decrease in 2013 over the prior year was the result of a decline in net loan charge-offs in comparison to 2012. The increase in 2012 over 2011 was the net result of a $598,000 loan charge-off in 2012, compared to -0- net charge-offs in 2011, and a decrease in the allowance as a percentage of loans due to positive migration trends within 1st Enterprise’s loan risk rating categories.

—

Non- interest income decreased by $490,000 or 12% in 2013, compared to an increase of $650,000 or 19% in 2012. The decline in non-interest income in 2013 was impacted by a decline in gain-on-sale of investment securities in comparison to 2012 of $900,000. Partially offsetting the decline in security gains, was an increase in fees charged on deposit accounts for cash management services of approximately $360,000. The increase in 2012 was generally due to customer growth and increased customer activity that resulted in approximately $400,000 greater cash management fees and $440,000 greater loan related fees.

—

Non-interest expense grew by $800,000 or 5% and $3 million or 23% in 2013 and 2012, respectively. The growth in operating expenses was mostly due to continued investment in resources to grow 1st Enterprise through customer acquisition and to service the growing number of customer relationships. 1st Enterprise improved its efficiency ratio in both years, as it went from 71% in 2011 to 70% in 2012 and to 66% in 2013. Salary and employee benefit costs were the main drivers of higher non-interest expense in both years.

—

Income tax expense increased by $626,000 or 39% and $527,000 or 49% in 2013 and 2012, respectively. 1st Enterprise’s effective tax rate increased modestly from 30% in 2012 to 31% in 2013. The increase in the effective rate was due to a decline in the impact from tax-exempt earnings and enterprise zone tax credits. From 2011 to 2012, the effective tax rate rose from 25% to 30%, due to a decline in the impact of enterprise zone tax credits.

As of December 31, 2013, 1st Enterprise had total assets of $760 million. This compares to total assets at the end of 2012 and 2011 of $706 million and $567 million, respectively. 1st Enterprise has had significant growth in outstanding loans from the end of 2012 to December 31, 2013, as well as from the end of 2011 to December 31, 2012. The annual loan growth for 2013 and 2012 was $96 million or 24% and $115 million or 40%, respectively. The following are significant factors impacting 1st Enterprise’s changes in financial condition:

—

Total assets increased by $54 million or 8% in 2013 and by $139 million or 25% in 2012. Net loans grew by $96 million or 24% and $116 million or 40% in 2013 and 2012, respectively. Investment securities, including certificates of deposits at other banks, declined by $26 million or 11% in 2013, while increasing by $5 million or 2% in 2012.

—	Total deposits grew by $31 million or 5% in 2013 and by $115 million or 23% in 2012. Non-interest bearing deposits grew by $29 million or 10% and $71 million or 33% in 2013 and 2012, respectively.

—

Total shareholders’ equity increased by $3.9 million or 6% and $15 million or 30% in 2013 and 2012, respectively. In 2012 1st Enterprise issued $12.5 million in common shares under a private placement to a select group of institutional investors. As of December 31, 2013 1st Enterprise’s total risk-based capital ratio was 12% and Tier 1 leverage ratio was 9.3%.

Results of Operations

Net Interest Income and Net Interest Margin

Net interest income was $21.9 million in 2013, compared to $18.9 million in 2012 and $15 million in 2011. 1st Enterprise’s level of net interest income depends on several factors in combination, including growth in earning assets, the mix of earning assets by loan type and by security type, the cost of interest bearing liabilities and the mix of non-interest earning deposits to total deposits. The 16% or $3 million increase in 2013 and the 26% or $3.9 million increase in 2012 were primarily due to increases in interest income earned on 1st Enterprise’s loan portfolio of $3.6 million and $3.8 million, respectively. The increase in interest earned on 1st Enterprise’s loan portfolio in 2013 and 2012, was the net result of an approximate $100 million increase in average loans outstanding from both 2011 to 2012 and from 2012 to 2013. In both years the increase in interest income from loan growth was offset by a decline in 1st Enterprise’s loan yield. In 2013 the loan yield declined by 20 basis points and in 2012 it declined by 23 basis points. The low rate environment and competitive market place affected loan yields in both 2013 and 2012. In 2013 and 2012 the increase in interest earned on the loan portfolio was offset by a decline in the interest earned on 1st Enterprise’s security portfolio. The decline in interest income from the security portfolio was $500,000 and $280,000 in 2013 and 2012, respectively. The decline in the interest earned on 1st Enterprise’s security portfolio in 2013 was due to a 28 basis point decline in the yield on the portfolio. In addition to the low rate environment, yields on mortgage-backed securities and collateralized mortgage obligations were negatively impacted by the accelerated amortization of premiums due to higher levels of prepayments on the underlying loan collateral. The $280,000 decline in interest income on the security portfolio in 2012 was a result of a reduction of $10 million in the average size of the portfolio. There was essentially no change in 1st Enterprise’s interest expense from 2012 to 2013, whereas, interest expense declined by approximately $400,000 from 2011 to 2012. The decline in interest expense in 2012 was due to a 16 basis point decline in the cost of interest bearing liabilities. The net interest margin increased from 3.24% in 2012 to 3.28% in 2013 primarily due to an increase in outstanding loans as a percentage of earnings assets. For 2013, loans were 66% of average earning assets, which compares to 59% in 2012 and 50% in 2011. The increase in net interest margin from 3.05% in 2011 to 3.24% in 2012 was also as a result of an increase in outstanding loans as a percentage of earnings assets, in addition to the decline in 1st Enterprise’s overall cost of funds. The percentage of 1st Enterprise’s deposits that were non-interest bearing increased from 43% in 2011 to 46% in 2012, contributing to the decline in the cost of funds.

The following table shows, for each of the past three years, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. This table also shows the yields earned on each major component of 1st Enterprise’s investment and loan portfolio, the average rates paid on each key segment of 1st Enterprise’s interest bearing liabilities, and the net interest margin.

Distribution, Yield and Rate Analysis of Net Income

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/Yield	Average Balance	Interest Income/ Expense	Average Rate/Yield

	(Dollars in Thousands)
Assets:
Earning assets:
Loans[1]	$443,835	$18,968	4.27%	$ 343,328	$15,355	4.47%	$ 245,274	$11,536	4.70%
Investment Securities:
U. S. agency	-	-	-	14,526	261	1.80%	5,465	90	1.65%
Mortgage-backed securities	70,926	1,128	1.59%	74,240	1,392	1.88%	69,982	1,442	2.06%
Collateralized mortgage obligations	50,128	515	1.03%	41,987	579	1.38%	81,281	1,250	1.54%
Corporate bonds	22,092	345	1.56%	19,871	346	1.74%	6,023	237	3.93%
Municipal securities[2]	47,100	1,274	2.70%	48,380	1,373	2.84%	38,586	1,156	3.00%
Other issued securities	12,323	198	1.61%	7,301	139	1.90%	17,219	248	1.44%
Mutual funds	9,951	171	1.72%	601	51	8.40%	-	-	-
Interest-bearing deposits in other banks	11,489	37	0.32%	32,687	90	0.28%	27,994	149	0.53%

Total interest-earning assets	667,844	22,636	3.39%	582,921	19,586	3.36%	491,824	16,108	3.28%
Non-interest-earning assets:
Cash and due from banks	18,328			20,486			23,241
Premises and equipment, net	2,537			2,356			2,312
Other real estate owned	-			-			-
Accrued Interest receivable and other assets	24,056			20,764			17,020
Total non-interest-earning assets	44,921			43,606			42,573

Total assets	$712,765			$ 626,527			$ 534,397

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market accounts, savings, and NOW	317,640	664	0.21%	287,439	661	0.23%	261,145	1,037	0.40%
Time deposits under $100,000	453	2	0.44%	550	3	0.55%	781	4	0.51%
Time deposits $100,000 and over	13,035	41	0.31%	15,832	57	0.36%	14,607	76	0.52%
Other indebtedness	19,461	38	0.20%	1,956	3	0.14%	1,567	3	0.19%

Total interest-bearing liabilities	350,589	745	0.21%	305,777	723	0.24%	278,100	1,120	0.40%
Non-interest-bearing liabilities:
Demand deposits	290,656			256,921			207,640
Other liabilities	3,806			3,743			3,421

Total non-interest-bearing liabilities	294,462			260,664			211,061

Shareholders’ equity	67,713			60,087			45,237

Total liabilities and shareholders’ equity	712,765			626,527			534,397

Net interest income		21,891			18,862			14,988
Net interest spread[3]			3.18%			3.12%			2.87%
Net interest margin[4]			3.28%			3.24%			3.05%

1.

Loan fees have been included in the calculation of interest income. Loan fees were approximately $322,000, $427,000, and $439,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Loans are net of deferred fees and related direct costs.

2.	Yields on tax-exempt income have not been computed on a tax equivalent basis.
3.	Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
4.	Represents net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

The Volume and Rate Variances table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate variance.

Rate/Volume Analysis of Net Interest Income

	Years Ended December 31,
	2013 vs. 2012			2012 vs. 2011
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Volume	Rate	Total	Volume	Rate	Total

	(Dollars in Thousands)
Earning Assets:
Interest income:
Loans	$4,506	(893)	$3,613	$4,612	(793)	$3,819
U. S. agency	(261)	-	(261)	149	22	171
Mortgage-backed securities	(62)	(202)	(264)	88	(138)	(50)
Collateralized mortgage obligations	112	(176)	(64)	(604)	(67)	(671)
Corporate bonds	39	(40)	(1)	545	(436)	109
Municipal securities	(36)	(63)	(99)	293	(76)	217
Other issued securities	96	(37)	59	(143)	34	(109)
Mutual funds	786	(665)	121	51	-	51
Interest-bearing deposits in other banks	(58)	5	(53)	25	(84)	(59)

Total	5,121	(2,071)	3,050	5,016	(1,538)	3,477

Deposits and borrowed funds:
Interest expense:
Money market accounts, savings, and NOW	(69)	66	(3)	(104)	480	376
Time deposits under $100,000	1	0	1	1	(0)	1
Time deposits $100,000 and over	10	6	16	(6)	26	19
Other indebtedness	(25)	(10)	(35)	(1)	1	0

Total	(84)	62	(22)	(110)	507	397

Change in net interest income	5,037	(2,008)	3,029	4,906	(1,031)	3,874

Interest income increased by $4.5 million in 2013 and by $4.6 million in 2012 due to volume growth associated with loans. In addition to the increase from greater loan volume in 2013, interest income increased by $670,000 as a result of higher volume levels in investment securities. The overall volume of investment securities declined in 2012, but interest income had a positive impact from volume of $380,000, due to the change in the composition of the portfolio. Collateralized mortgage obligation volume declined by $39 million, while higher yielding corporate, municipal, and U.S. agency bond volumes increased by $14 million, $10 million and $9 million, respectively. Declining yields on loans resulted in lower interest revenue of approximately $900,000 and $800,000 in 2013 and 2012, respectively. The decline in loan yields resulted from substantial growth in the loan portfolio in both 2013 and 2012, at a time when interest rates on new loans were greatly impacted by the low rate environment. Yields on investment securities declined as well, in 2013, with a total impact to interest income of approximately $1.2 million. Although certain types of securities had an increase in yield from 2011 to 2012, the overall investment portfolio reflected a decline in yields that resulted in a $745,000 decline in interest income. The declining investment yields reflect a combination of factors related to the low interest rate environment experienced throughout 2013 and 2012 and higher premium amortization that resulted from very high levels of prepayments in the collateral pools for MBS and CMO securities. Interest expense only increased by $22,000 in 2013 as the additional interest cost on a $45 million increase in interest bearing liabilities was mostly offset by a three basis point decline in the average rate on these liabilities. In 2012, interest expense declined by approximately $400,000, even as the growth in interest bearing deposits, generally money market balances, increased interest expense by $110,000. A 16 basis point decline in the cost of interest bearing deposits resulted in a reduction in interest expense of $507,000.

Provision for Loan Losses

The provision for loan losses was $1.3 million in 2013 and $1.5 million in 2012. The growth in 1st Enterprise’s allowance for loan losses in 2013 and 2012 was primarily due to loan growth. In addition, 1st Enterprise’s provision was replenished to reflect net charge-offs of $314,000 and $598,000 in 2013 and 2012, respectively. The charge-offs in both years related to the same commercial lending relationship. The allowance for loan loss as a percent of outstanding loans declined from 1.57% at December 31, 2011 to 1.35% at the end of 2012 and to 1.29% at the end of 2013. These successive declines were the result of improved levels of criticized and classified loans. 1st Enterprise’s loan loss provisions have been sufficient to maintain an allowance for loan losses at a level that, in management’s judgment, is sufficient to absorb probable losses related to specifically identified impairment loans, as well as the probable incurred losses on the remaining loan portfolio. The process to establish an appropriate allowance for loan loss is discussed further below under “Allowance for Loan Losses.”

Non-interest Income

The following table sets forth the various components of 1st Enterprise’s non-interest income for the periods indicated:

Non-interest Income

	Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)

Gain on sale of investment income	$(8)	-0.2%	$899	22.3%	$1,177	34.8%
Service charges, fees and other income	3,555	100.2%	3,138	77.7%	2,209	65.2%

Total non-interest income	$3,547	100.0%	$4,037	100.0%	$3,387	100.0%

As a percentage of average earning assets	0.53%		0.69%		0.68%

In 2013, non-interest income decreased by $490,000 or 12%, as gain-on-sale of investments declined by $900,000. Partially offsetting the decline in gain-on-sale was an increase in cash management fees of approximately $360,000 in 2013. For 2012, non-interest income increased by $650,000 or 19%, as cash management fees and loan related fees grew by $400,000 and $440,000, respectively. Gain-on-sale of investments declined in 2012 by $279,000.

Non-interest Expense

The following table sets forth 1st Enterprise’s non-interest expenses for the periods indicated:

Non-interest Expense

	Years Ended December 31,
	2013		2012		2011
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)
Salaries and employee benefits	$10,220	60%	$9,534	59%	$7,334	56%
Stock-based compensation	90	1%	129	1%	178	1%
Occupancy and equipment expense	1,571	9%	1,443	9%	1,325	10%
Professional and consulting fees	1,390	8%	1,269	8%	1,226	9%
Data processing	1,061	6%	1,007	6%	818	6%
Client services	880	5%	773	5%	643	5%
Communication and office support	488	3%	480	3%	354	3%
Insurance and regulatory assessments	551	3%	484	3%	602	5%
Marketing and business development	346	2%	448	3%	288	2%
Other expenses	294	2%	498	3%	251	2%

Total non-interest expense	$16,893		$16,065		$13,020

As a percentage of average earning assets	2.53%		2.76%		2.65%
Efficiency ratio	66.40%		70.16%		70.86%

Non-interest expense grew by $800,000 in 2013, compared to 2012. The largest component of non-interest expense is salaries and benefit expense, which increased by approximately $690,000 or 7% in 2013. The number of full-time equivalent staff grew from 73 as of December 31, 2012 to 84 at the end of 2013. Although 1st Enterprise continued to invest in staff to support new customer acquisition and service the larger customer base, non-interest expense as a percentage of average earnings assets declined from 2.76% in 2012 to 2.53% in 2013. In 2012, non-interest expense grew by $3 million or 23%. Salary and benefit expense increased by $2.2 million or 30%, as the number of employees increased by 10 to 73. Occupancy and equipment cost increased by $128,000 and $118,000 in

2013 and 2012, respectively, as 1st Enterprise added space to its Los Angeles headquarters office and opened a loan-production office in Woodland Hills. 1st Enterprise continues to see modest increases in data processing and communication costs to serve the growing number of customers and accounts. For 2012, communication and data processing costs grew by a combined $300,000 over 2011. Marketing and business development costs increased by $160,000 in 2012, as 1st Enterprise increased its investment in new customer acquisition.

Provision for Income Taxes

Income tax expense was $2.2 million for the year ending December 31, 2013, an increase of $626,000 over the tax provision for 2012. In 2012, income tax expense was $1.6 million, which was a $527,000 increase over 2011. For 2013 and 2012, 1st Enterprise’s effective tax rates were 31% and 30%, respectively. 1st Enterprise’s effective tax rate in 2013 and 2012 was lower than the statutory rates, due partially to tax exempt earnings generated from municipal bonds and bank owned life insurance. In addition, 1st Enterprise received tax credits and deductions related to California Enterprise Zones in 2013 and 2012.

Financial Condition

Summary

Assets grew by $54 million to $760 million as of December 31, 2013. Assets totaled $706 million as of December 31, 2012, reflecting growth of $139 million or 25% from the end of 2011. The increase in assets over the last two years were primarily due to loan growth, which net of allowance for loan losses was $95 million or 24% and $115 million or 40%, respectively in 2013 and 2012. In 2013, investment securities available-for-sale declined by $29 million from the end of 2012. The decline in the investment portfolio was mostly the result of security sales to fund loan growth. Loan growth in 2013 was also funded by an $18 million decrease in interest-bearing deposits at banks. In 2012, interest-bearing deposits at banks grew by $15 million. Total liabilities grew by $50 million or 8% in 2013 and by $124 million or 24% in 2012. Substantially all of 1st Enterprise’s funding comes from deposits maintained by core business customer relationships. In 2013, deposits grew by $31 million or 5%, of which $29 million was non-interest bearing demand accounts. In 2012, deposits grew by $115 million or 23%, of which $72 million was non-interest bearing demand accounts. Short-term borrowings from the Federal Home Loan Bank increased from $24 million at the end of 2012 to $44 million at December 31, 2013. In 2012, these short-term borrowing grew by $7 million. 1st Enterprise’s capital grew by $3.9 million in 2013, as retained earnings grew by $5 million. As a result of a change in the unrealized gains and losses on available for sale investments, accumulated other comprehensive income declined by approximately $1.1 million. In 2012, total shareholders’ equity grew by $15.2 million, including a $12.5 million increase in common stock resulting from a common equity raise through a private stock placement on May 16, 2012. Capital also increased by $3.5 million in 2012 through retained earnings growth.

Loan Portfolio

1st Enterprise’s loan portfolio consists almost entirely of loans to customers who have a full banking relationship with 1st Enterprise. The largest percentage of the loan portfolio is represented by commercial real estate loans as reflected by this category representing 52% and 51% of the outstanding loans as of December 31, 2013 and 2012, respectively. A substantial percentage of the commercial real estate loans are considered owner-occupied loans. The second largest category of loans is commercial and industrial loans that comprise about 37% of total loans. 1st Enterprise’s loans are generated by its relationship managers and executives. 1st Enterprise’s senior management is actively involved in its lending, underwriting, and collateral valuation processes. Higher dollar loans or loan commitments are also approved through a director’s loan committee comprised of executives and outside board members.

The following tables set forth the composition of 1st Enterprise’s loan portfolio as of the dates indicated:

Loan Portfolio Composition

	Amount Outstanding as of December 31,
	2013		2012		2011		2010		2009
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial loans	$186,507	36.9%	$151,987	37.2%	$107,950	36.9%	$81,502	37.6%	$62,203	38.6%
Commercial real estate loans	263,659	52.2%	207,259	50.7%	146,543	50.1%	107,149	49.5%	75,070	46.5%
Residential real estate loans	38,864	7.7%	32,869	8.0%	22,063	7.5%	16,355	7.6%	15,420	9.6%
Home equity loans	12,352	2.4%	11,387	2.8%	10,741	3.7%	10,551	4.9%	7,038	4.4%
Other loans	3,564	0.7%	4,980	1.2%	5,008	1.7%	1,032	0.5%	1,610	1.0%

Total	504,946	100.0%	408,482	100%	292,305	100.0%	$216,589	100.0%	$161,341	100.0%

Allowance for loan losses	(6,517)		(5,510)		(4,600)		(3,465)		(2,256)
Deferred loan costs, net	312		286		283		330		264

Total net loans	$498,741		$403,258		$287,988		$213,454		$159,349

Loan Maturities

The following table shows the maturity distribution for total loans outstanding as of December 31, 2013. The maturity distribution is grouped by remaining scheduled principal payments that are due within one year, after one but within five years, or after five years. The principal balance of loans due after one year is indicated by both fixed and floating rate categories.

Loan Maturities and Re-pricing Schedule

	One Year or Less	After One But Within Five Years	After Five Years	Total	Floating rate: due after one year	Fixed rate: due after one year

	(Dollars in Thousands)
Commercial loans	$ 127,700	$52,162	$6,645	$186,507	$19,438	$39,369
Commercial real estate loans	17,292	10,858	235,509	263,659	37,828	208,540
Residential real estate loans	15,784	3,517	19,563	38,864	3,814	19,266
Home equity loans	164	9	12,179	12,352	10,308	1,879
Other loans	2,655	909	-	3,564	206	703

Total	$ 163,595	$67,455	$273,896	$504,946	$71,594	$269,757

Off-Balance Sheet Arrangements

In the normal course of business, 1st Enterprise makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to 1st Enterprise, and a $208,000 reserve for unfunded commitments is reflected as a liability in 1st Enterprise’s balance sheet at December 31, 2013. Total unused commitments to extend credit were $197 million at December 31, 2013, as compared to $178.6 million at December 31, 2012. Unused commitments represented 39% and 44% of gross loans outstanding at December 31, 2013 and 2012, respectively. 1st Enterprise also had $6.0 million in standby letters of credit and commercial letters of credit at December 31, 2013 and $8.1 million in standby letters of credit at December 31, 2012.

The effect on 1st Enterprise’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted, because there is no certainty that lines of credit will ever be fully utilized. For more information regarding 1st Enterprise’s off-balance sheet arrangements, see Note 9 to the financial statements.

Contractual Obligations

At the end of 2013, 1st Enterprise had contractual obligations for the following payments, by type and period due:

	Payments Due by Period
	2014	2015	2016	2017	2018 and Thereafter	Total
	(Dollars in Thousands)
Operating lease obligations	$ 820	$ 921	$ 903	$ 930	$ 4,200	$ 7,775

Non-performing Assets

Non-performing assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned (“OREO”). 1st Enterprise has no loans 90 days or more past due and still accruing interest, and no OREO since it has not acquired any assets by foreclosure in its history. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and 1st Enterprise has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans (“TDR”).

The following table presents information concerning 1st Enterprise’s nonperforming and restructured loans as of the dates indicated:

Non-performing and Restructured Loans

	December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Non-performing loans:
Non-accrual Commercial loans	$1,817	$471	-	–	–
Total non-performing loans	1,817	471	-	–	–
Performing TDRs[1]	2,689	2,378	$2,386	$2,395	$2,150
Non-performing loans as a % of total gross loans[5]	0.36%	0.12%	0.00%	0.00%	0.00%
Non-performing loans and performing TDRs as a % of total gross loans	0.89%	0.70%	0.82%	1.11%	1.33%

1.         A TDR, or troubled debt restructuring, is a loan or lease for which the original terms were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Performing TDRs are not included in nonperforming loans above, nor are they included in the numerators used to calculate this ratio.

Allowance for Loan Losses

1st Enterprise establishes an allowance for loan loss, through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific, general, and qualitative components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. 1st Enterprise’s allowance for loan loss was $6.5 million, as of December 31, 2013, which is the result of a $1.3 million increase from the $5.5 million balance at December 31, 2012, net of $314,000 in net charge-offs. From the end of 2011 to the end of 2012, the allowance for loan losses increased by $1.5 million, net of $598,000 in net charge-offs. The allowance for loan loss as a percent of outstanding loans declined from 1.57% at December 31, 2011 to 1.35% at the end of 2012 and to 1.29% at the end of 2013. The increase in 2013 was due to a $1.6 million increase in specific reserves for impaired loans. A loan is considered impaired when, based on current information and events, that it is probable that 1st Enterprise will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan’s effective interest rate. For collateral-dependent loans, 1st Enterprise uses the fair value of the collateral for the impaired loan to measure impairment. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, or in the case of a collateral-dependent loan, the fair value of the collateral. Impaired loans, including performing TDRs, totaled $4.8 million as of December 31, 2013, compared to $3.1 million at the end of 2012. The $1.68 million or 54% increase in impaired loans was due to two commercial loans that became impaired during 2013. Impaired loans increased by $.46 million or 17% from the end of 2011 to the end of 2012 due to a commercial loan that became impaired during 2012. The increase in the specific reserves was partially offset by favorable migration trends by loans within 1st Enterprise’s loan risk rating categories that reduced the general reserves. The growth in the allowance in 2012 was primarily the result of the growth in total outstanding loans, which approximated $116 million. 1st Enterprise also experienced favorable migration trends by loans within risk rating categories in 2012. The allowance for loan loss is maintained at a level that management believes is adequate to provide for loan losses based on currently available information. A comprehensive discussion concerning 1st Enterprise’s allowance for loan loss is included in Note 3 of the accompanying Financial Statements.

The following table summarizes the activity in the allowance for loan losses for the periods indicated:

Allowance for Loan Losses

	As of and for the Years Ended December 31,
	2013	2012	2011	2010	2009
	(Dollars in Thousands)
Balances:
Average total loans outstanding during period	$443,835	$343,328	$245,274	$180,605	$134,712
Total loans outstanding at end of period	504,946	408,482	292,305	216,589	161,341

Allowance for Loan Losses:
Balance before reserve for losses on commitments	6,517	5,510	4,600	3,465	2,256
Reserve for losses on commitments to extend credit	208	303	250	342	231
Balance at beginning of period	5,510	4,600	3,465	2,256	1,535
Charge-offs:
Commercial loans	349	598	–	–	–
Total charge-offs	349	598	–	–	–
Recoveries:
Commercial loans	(35)	–	–	–	–
Total recoveries	(35)	–	–	–	–
Net loan charge-offs (recoveries)	314	598	–	–	–
Provision for loan losses	1,322	1,508	1,135	1,209	721
Balance at end of period	6,517	5,510	4,600	3,465	2,256

Ratios:
Net loan charge-offs to average total loans	0.07%	0.17%	0.00%	0.00%	0.00%
Provision for loan losses to average total loans	0.30%	0.44%	0.46%	0.67%	0.54%
Allowance for loan losses to gross loans at end of period	1.29%	1.35%	1.57%	1.60%	1.40%
Allowance for loan losses to total nonperforming loans[1]	359%	1170%	–	–	–
Net loan charge-offs to allowance for loan losses at end of period	4.82%	10.85%	–	–	–
Net loan charge-offs to provision for loan losses	23.75%	39.66%	–	–	–
1. Performing TDRs are not included in nonperforming loans and are therefore not included in the numerators used to calculate this ratio.

Allocation of Allowance for Loan Losses

Provided below is a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

	December 31,

	2013		2012		2011		2010		2009
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Balances at End of Period Applicable to:
Commercial loans	$4,012,158	36.9%	$2,670,339	37.2%	$2,054,046	36.9%	$1,756,534	37.6%	$999,788	38.6%
Commercial real estate loans	1,957,134	52.2%	2,042,237	50.7%	1,653,096	50.1%	1,353,585	49.5%	926,260	46.5%
Residential real estate loans	398,417	7.7%	523,219	8.0%	568,993	7.5%	262,397	7.6%	216,626	9.6%
Home equity loans	116,698	2.4%	140,456	2.8%	155,181	3.7%	69,079	4.9%	100,606	4.4%
Other loans	32,593	0.7%	133,749	1.2%	168,684	1.7%	23,246	0.5%	12,588	1.0%

Total	$6,517,000	100.00%	$5,510,000	100.00%	$4,600,000	100.00%	$3,464,841	100.00%	$2,255,869	100.00%

Investment Portfolio

1st Enterprise’s investment portfolio is comprised of debt securities and a mutual fund that only holds bank eligible debt securities. 1st Enterprise uses two classifications for its investment portfolio: available-for-sale (AFS) and held-to-maturity (HTM). Securities that 1st Enterprise has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as “investment securities available-for-sale” and reported at fair value. At December 31, 2013 and 2012, 1st Enterprise’s held-to-maturity investments totaled $62 million and $56 million, respectively. Available-for sale securities had a total fair value of $149 million and $178 million at the end of 2013 and 2012, respectively. 1st Enterprise also maintains surplus liquidity in interest earning accounts at correspondent banks and at the Federal Reserve Bank (FRB). As of December 31, 2013 and 2012, these assets totaled approximately $6 million and $26 million, respectively. 1st Enterprise’s investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to 1st Enterprise in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios. The majority of 1st Enterprise’s available-for-sale investment portfolio is comprised of mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises (GSEs). In addition, the portfolio has a modest allocation of highly rated corporate bonds (predominately covered bonds) and highly rated asset backed securities (government guaranteed student loan collateral). In 2012, 1st Enterprise invested in a Mutual Fund that holds investments in either government or government agency issued securities or mortgage-backed securities that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises. During 2013, 1st Enterprise increased its allocation of securities to CMOs, while reducing its MBS portfolio by approximately 50%. The MBS portfolio was reduced to fund loan growth, as well as increase the predictability of cash flows from the security portfolio. During 2013, 1st Enterprise purchased $40 million in AFS securities and sold $24 million, realizing losses of $36,000 on those sales. For 2012 AFS security purchases totaled $121 million, while sales totaled $49 million. Sales of AFS securities in 2012 resulted in realized gains of $860,000. The unrealized gain, before tax basis, on the available-for-sale portfolio was $1.5 million at December 31, 2012. As result of rising long term rates during 2013, an unrealized loss of approximately $200,000 existed as of December 31, 2013. The HTM portfolio is comprised mostly of highly rated tax exempt municipal securities. The municipal portfolio is comprised of general obligation and revenue bonds and includes more than 100 issuers. Certain MBS securities are also designated HTM, as they have an investment objective that supports the Community Redevelopment Act.

The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each category of investments for the past three years:

Investment Portfolio

	December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for Sale:
U. S. agency	$–	$–	$–	$–	$ 18,630	$ 18,742
Mortgage-backed securities	41,794	42,304	82,867	83,841	71,546	72,933
Collateralized mortgage obligations	64,647	63,912	50,577	50,625	60,594	61,207
Corporate bonds	22,078	22,427	22,104	22,607	6,013	5,947
Municipal securities	–	–	–	–	1,001	1,010
Other investments	10,302	10,257	10,894	10,913	13,103	13,316
Mutual fund	10,222	9,910	10,051	10,006	-	-

Total available for sale	$ 149,044	$ 148,809	$ 176,493	$ 177,991	$ 170,888	$ 173,155

Held to Maturity:
Mortgaged-backed securities	12,963	12,324	6,665	6,877	2,522	2,593
Municipal securities	47,668	48,740	47,431	50,332	48,103	50,773
SBA issued securities	1,487	1,529	1,930	2,054	2,502	2,605

Total held to maturity	$ 62,118	$ 62,592	$ 56,026	$ 59,263	$ 53,127	$ 55,970

Total Investment Securities	$ 211,162	$ 211,401	$ 232,519	$ 237,254	$ 224,015	$ 229,125

The investment maturities table below summarizes contractual maturities for 1st Enterprise’s investment securities and their weighted average yields at December 31, 2013. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

Investment Maturities and Repricing Schedule

	One Year or Less		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale:
U. S. agency	$-	0.00%	$-	0.00%	$-	0.00%	$-	0.00%	$-	0.00%
Mortgage-backed securities	-	0.00%	1,229	4.70%	9,841	3.69%	30,724	3.06%	41,794	3.26%
Collateralized mortgage obligations	10	5.83%	232	4.30%	1,345	3.09%	63,060	1.62%	64,647	1.66%
Corporate bonds	-	0.00%	22,078	1.56%	-	0.00%	-	0.00%	22,078	1.56%
Municipal securities	-	0.00%	-	0.00%	-	0.00%	-	0.00%	-	0.00%
Mutual fund	-	0.00%	611	1.47%	1,948	1.47%	7,663	1.47%	10,222	1.47%
Other securities	-	0.00%	-	0.00%	10,302	0.88%	-	0.00%	10,302	0.88%

Total available for sale	$10	5.83%	$24,151	1.74%	$23,436	2.24%	$101,448	1.93%	149,044	2.03%

Held to Maturity:
Mortgaged-backed securities	-	0.00%	2,434	2.93%	8,974	2.15%	1,556	3.42%	12,963	2.45%
Municipal securities[1]	-	0.00%	2,931	2.79%	44,738	2.74%	-	0.00%	47,668	2.74%
Other issued securities	-	0.00%	-	0.00%	455	5.11%	1,031	4.23%	1,487	4.50%

Total held to maturity	$-	0.00%	$5,365	2.85%	$54,167	2.66%	$2,587	3.74%	$62,118	2.72%

Total investment securities	$10		$29,515		$77,603		$104,035		$211,164

1.	The tax equivalent yield for municipal bonds that mature after one year but before five years was 3.97% and for municipal bonds that mature after five years but before ten years it was 4.15%.

Deposits

1st Enterprise’s deposits are generated through core customer relationships, related predominantly to business relationships. As many of 1st Enterprise’s business customers maintain a large percentage of the liquid balances in their demand deposit accounts and use 1st Enterprise’s treasury management services extensively, approximately 49% of 1st Enterprise’s deposits are in non-interest bearing demand deposits. More than 80% of the interest- bearing deposits are held in money market accounts which provide 1st Enterprise’s business owners with interest and liquidity. Non-interest bearing demand deposits grew by $29 million or 10% in 2013 and by $72 million or 33% in 2012. Money market account deposits grew by $2 million or 1% and $43 million or 17% in 2013 and 2012, respectively.

Information concerning average balances and rates paid on deposits by deposit type for the past three fiscal years is contained in the Distribution, Yield and Rate Analysis of Net Income table located in the previous section on Results of Operations – Net Interest Income and Net Interest Margin. The following table provides a comparative distribution of 1st Enterprise’s deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

Deposit Distribution

	December 31,
	2013		2012		2011
	Amount	Percentage	Amount	Percentage	Amount	Percentage

	(Dollars in Thousands)
Non-interest-bearing demand	$315,888	49.1%	$286,800	46.9%	$215,355	43.3%
Money market accounts, savings, and NOW	316,393	49.2%	313,516	51.2%	270,612	54.5%
Time deposits under $100,000	382	0.1%	508	0.1%	673	0.1%
Time deposits $100,000 and over	10,135	1.6%	11,277	1.8%	10,303	2.1%

Total deposits	$642,799	100.0%	$612,101	100.0%	$496,942	100.0%

The scheduled maturity distribution of 1st Enterprise’s time deposits at the end of 2013 was as follows:

Maturities of Time Deposits of $100,000 or More

Time Certificates of Deposit
(Dollars in thousands)
Three months or less	$4,279
Over three months through six months	1,656
Over six months through twelve months	4,200
Over twelve months	-

Total	$10,135

Liquidity and Market Risk Management

Liquidity

1st Enterprise’s primary source of funding is deposits from its core banking relationships. The majority of 1st Enterprise’s deposits are transaction accounts or money market accounts that are payable on demand. A small number of customers represent a large portion of 1st Enterprise’s deposits, as evidenced by the fact that 32% of 1st Enterprise’s deposits were represented by the 25 largest depositors as of December 31, 2013. 1st Enterprise manages its liquidity in a manner that enables it to meet expected and unexpected liquidity needs under both normal and adverse conditions. 1st Enterprise maintains significant on-balance sheet and off-balance liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various secured and unsecured sources. 1st Enterprise maintains fed funds borrowing lines of $24 million, in addition to its secured borrowing capacity with the FHLB which had unused capacity of $65 million at December 31, 2013. As of December 31, 2013, 1st Enterprise had borrowings under its line with the FHLB totaling $44 million, $24 million was an overnight borrowing and $20 million was a short term borrowing that matured January 23, 2014. The board reviews 1st Enterprise’s liquidity position and key liquidity measurements on a monthly basis. As of December 31, 2013, 1st Enterprise’s primary liquidity ratio was 25% and its overall liquidity ratio was 37%.

Interest Rate Risk Management

Market risk can arise from changes in interest rates, exchange rates, commodity prices, or equity prices. 1st Enterprise does not engage in any trading of financial instruments and does not have any exposure to currency exchange rates, or price changes for commodities or equities. Interest rate risk arises from the maturity and re-pricing characteristics of its loans and deposits. 1st Enterprise is able to balance its interest rate sensitivity through the composition of its security portfolio. 1st Enterprise also uses derivative instruments on a limited basis to manage interest rate risk. All of 1st Enterprise’s derivative instruments are offsetting interest rate swaps with the purpose of reducing interest rate risk. 1st Enterprise enters into interest rate swaps with customers in conjunction with a commercial real estate loan. The loan has a variable rate, but the borrower converts it into a fixed rate through a pay fixed interest rate swap with 1st Enterprise as the counterparty. Simultaneously, 1st Enterprise enters into a pay fixed rate interest rate swap with a counterparty bank to pass on the interest rate risk associated with the fixed rate swap entered into with the borrower. As a net result 1st Enterprise receives a variable rate on the loan with the customer, as the two interest rate swaps essentially offset the respective interest rate exposure. 1st Enterprise measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. 1st Enterprise manages its interest rate risk through established policies and procedures. 1st Enterprise measures both the potential short term change in earnings and the long term change in market value of equity on a monthly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are eight scenarios comprised of rate changes up or down to 400 basis points. 1st Enterprise has established policy thresholds for each of these eight scenarios. In the current interest rate environment, however, 1st Enterprise does not consider a decrease in interest rates that is greater than 200 basis points to be realistic and therefore only evaluates rate declines of 100 and 200 basis points. The impact on earnings for one year and the change in market value of equity are limited to a change of no more than 15% for rate changes of 100 basis points, no more than 20% for changes of 200 basis points, and no more than 25% for rate changes of 300 and 400 basis points. In addition 1st Enterprise performs a dynamic simulation of forecasted earnings for three years forward on a quarterly basis. This simulation entails a variety of assumptions comprising changes in growth rates, changes in the composition of the balance sheet, and various changes to interest rates over periods of time. The objective of these various simulation scenarios is to optimize the risk/reward equation for 1st Enterprise’s future earnings and capital. Based upon the results of these various simulations and evaluations, 1st Enterprise is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, 1st Enterprise’s net interest income would increase by $1.46 million or 6% over the next 12 months. The following reflects 1st Enterprise’s estimated net interest income sensitivity as of December 31, 2013:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
	(Dollars in Thousands)
Change in net interest income	-$4,395	-$2,375	$1,458	$2,326	$2,846	$3,757
Percentage (%) change	-18%	-9.7%	6%	9.5%	11.7%	15.4%

In an effort to measure the long-term impact of interest rate risk, 1st Enterprise uses a technique called the market value of equity (MVE), which calculates the net present value of 1st Enterprise’s assets and liabilities, based on a discount rate derived from current replacement rates. The market value of equity is obtained by subtracting the market value of liabilities from the market value of assets. The change in market value of equity will differ based on the characteristics of each financial instrument and type of deposit. The longer the duration of a financial instrument, the greater the impact a rate change will have on its market value. As 1st Enterprise has minimal deposits with contractual maturities, the decay rate assumptions used for non-maturity deposits can have a significant impact on the market value of equity. The following reflects 1st Enterprise’s estimated changes in MVE as of December 31, 2013:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
	(Dollars in Thousands)
Change in MVE	$21.1	$7.9	-$6.6	-$11.2	-$16.5	-$20.9
Percentage (%) change	25.6%	9.6%	-8%	-13.5%	-20%	-25%

Capital Resources

As of December 31, 2013 1st Enterprise had total shareholders’ equity of $69.3 million, compared to $65.4 million at the end of 2012. Included in 1st Enterprise’s capital is preferred stock of $16.4 million. 1st Enterprise issued 16,400 shares of non-voting non-cumulative perpetual preferred stock to the U.S. Treasury in 2011 in conjunction with the Small Business Lending Fund (SBLF). Under the SBLF program, 1st Enterprise has qualified and made quarterly dividend payments of 1%. The dividend rate will be maintained at 1% until March 1, 2016, at which time it will increase to 9%. On May 16, 2012 1st Enterprise issued 961,539 in common shares with total proceeds of $12.5 million under a private placement to a select group of institutional investors.

1st Enterprise uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Tier 2 Capital. Tier 1 Capital includes common shareholders’ equity less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available for sale, which are carried at fair market value. The SBLF preferred stock also qualifies for Tier I Capital. Tier 2 Capital includes the allowance for loan losses, subject to certain limitations.

1st Enterprise’s current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, we were “well capitalized,” the highest rating of the five capital categories defined under FDIC regulations, at December 31, 2013 and 2012. At December 31, 2013, we had a Tier 1 risk based capital ratio of 11%, a total capital to risk-weighted assets ratio of 12%, and a leverage ratio of 9.3%. At December 31, 2012, we had a Tier 1 risk based capital ratio of 12%, a total capital to risk-weighted assets ratio of 13%, and a leverage ratio of 9.4%.

For the Three and Six Months Ended June 30, 2014 Compared to the Three and Six Months Ended June 30, 2013; and as of June 30, 2014 Compared to December 31, 2013 and June 30, 2013

Summary of Performance – Results of Operations

Second Quarter 2014 compared to Second Quarter 2013

1st Enterprise recognized net income of $990,000 for the quarter ended June 30, 2014, compared to $1.4 million for the quarter ended June 30, 2013. The $420,000 or 30% decline in net income was primarily driven by a $1.3 million or 31% increase in non-interest expense. The increase in non-interest expense was significantly impacted by $529,000 of merger related transaction costs recognized during the second quarter of 2014 and an increase in the provision for off-balance sheet credit exposures of $506,000. Net interest income grew by $674,000 or 12% from the prior period, as earning assets grew and the net interest margin expanded.

—

Net interest income increased by $674,000 or 12%. The increase in net interest income was the result of growth in average earning assets of $51 million or 8% and expansion of 1st Enterprise’s net interest margin from 3.32% to 3.46%.

—

1st Enterprise’s loan loss provision decreased by $206,000. The decrease was the result of a release of loan loss reserves during the second quarter of 2014 totaling $140,000, compared to a provision for loan loss in the second quarter of 2013 that totaled $66,000. The decline was due to favorable migration in loan risk rating categories.

—	Non- interest income grew by $96,000 or 11%. Fees charged on deposit accounts for cash management services and loan related fees both grew during the quarter.

—

Non-interest expense grew by $1.3 million or 31%. The increase in non-interest expense was partly the result of transactions costs related to the pending merger with CU Bancorp that totaled $529,000 during the second quarter of 2014. In addition, the provision for off-balance sheet credit exposures increased by $506,000, due to specified reserves established during the current quarter for an impaired credit. The remaining growth in operating expenses was due to higher salary and employee benefit costs that grew by $209,000 or 9%.

—

Income tax expense increased by $122,000, or 17%. The increase in tax expense was the result of a higher effective tax rate in the second quarter of 46%, compared to 34% in the prior year. The higher effective tax rate was the result of the non-deductibility of the merger related transaction costs.

First Half of 2014 compared to First Half of 2013

Net income for the first half of 2014 was $2.5 million, an increase of $68,000 or 3%, compared to $2.5 million for the first half of 2013. The increase in net income was the net result of a $1.55 million increase in net interest income and a decline in the provision for loan losses of $747,000, that were offset by growth in non-interest expense of $2 million.

—

Net interest income increased by $1.6 million or 15%. The increase in net interest income was the result of growth in average earning assets of $53 million or 8% and expansion of 1st Enterprise’s net interest margin from 3.29% to 3.48%.

—

1st Enterprise’s loan loss provision decreased by $747,000. The decrease was the result of a release of loan loss reserves during the first half of 2014 totaling $140,000, compared to a provision for loan loss in the first half of 2013 that totaled $607,000. The decline was due to favorable migration in loan risk rating categories.

—

Non- interest income grew by $288,000 or 18%. Fees charged on deposit accounts for cash management services and loan related fees grew by $233,000 or 14%. Gain-on sale of securities was $58,000 during the first half of 2014, an increase of $55,000 from the prior year.

—

Non-interest expense grew by $2 million or 25%. The increase in non-interest expense was partly the result of transactions costs related to the pending merger with CU Bancorp that totaled $529,000 during the first half of 2014. In addition, the provision for off-balance sheet credit exposures increased by $636,000, due to specified reserves established during the first half of 2014 for an impaired credit and growth in the amount of off-balance sheet credit exposures. The remaining growth in operating expenses was due to higher salary and employee benefit costs of $676,000. The growth in salary and benefit expense was mostly due to continued investment in staff to grow 1st Enterprise through customer acquisition and to service the growing number of customer relationships.

—

Income tax expense increased by $525,000 or 46%. The increase in tax expense was the result of higher taxable income in the first half of 2014, compared to 2013. The first half of 2014 also had a higher effective tax rate compared to the same period in 2013. The increase in the effective tax rate from 32% to 40% was the result of the non-deductibility of merger related transaction costs.

Summary of Performance – Financial Condition

June 30, 2014 relative to December 31, 2013

—	Total assets were $790 million as of June 30, 2014, an increase of $30 million or 4%. Net loans grew by $45 million or 9% to $544 million. Investment securities declined by $40 million or 19%.

—	Total deposits grew by $50 million or 8% to $693 million. Non-interest bearing deposits grew by $19 million or 6%. Interest-bearing deposits increased by $31 million or 10%.

—	Total shareholders’ equity increased by $3 million or 4%. As of June 30, 2014, 1st Enterprise’s total risk-based capital ratio was 11.6% and Tier 1 leverage ratio was 9.6%.

Results of Operations

Net Interest Income and Net Interest Margin

Net interest income increased from $5.4 million for the second quarter of 2013 to $6.1 million for the second quarter of 2014. Likewise, net interest income increased from $10.6 million in the first half of 2013 to $12.2 million in the first half of 2014. The 12% or $674,000 increase in second quarter of 2014, compared to the prior year was the result of a $51 million increase in higher average earning assets and an increase in 1st Enterprise’s net interest margin of .14% to 3.46%. The 15% or $1.6 million increase in the first half of 2014 was also the result of higher average earning assets, a $53 million increase compared to the same period in 2013, as well as an increase in 1st Enterprise’s net interest margin of .19% to 3.48%. The increase in net interest margin for both periods was driven by an increase in the percentage of earning assets represented by loans, which has grown from 66% in the second quarter of 2013 to 74% in the second quarter of 2014 and was 73% for the second half of 2014, compared to 65% for the same period in 2013.

The following tables show, for the quarters ended June 30, 2014 and 2013 and for the six months ended June 30, 2014 and 2013, the annual average balance for each principal balance sheet category, and the amount of interest income or expense associated with that category. This table also shows the yields earned on each major component of our investment and loan portfolio, the average rates paid on each key segment of our interest bearing liabilities, and the net interest margin.

Distribution, Yield and Rate Analysis of Net Income
	Three Months Ended June 30,
	2014			2013
	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]
	(Dollars in Thousands)
Assets:
Earning assets:
Loans[2]	$525,520	$5,346	4.08%	$435,620	$4,724	4.35%
Investment Securities:
U. S. agency	-	-	N/A	-	-	N/A
Mortgage-backed securities	52,760	294	2.23%	75,390	266	1.41%
Collateralized mortgage obligations	41,316	202	1.96%	42,132	84	0.80%
Corporate bonds	10,012	43	1.72%	22,095	86	1.56%
Municipal securities[3]	47,015	325	2.77%	47,293	333	2.82%
Other issued securities	11,227	48	1.71%	15,085	68	1.80%
Mutual funds	10,009	35	1.40%	10,013	42	1.68%
Interest-bearing deposits in other banks	8,875	5	0.22%	8,256	7	0.36%
Total interest-earning assets	$706,734	$6,298	3.57%	$655,884	$5,610	3.43%

Non-interest-earning assets:
Cash and due from banks	$ 20,718			$ 18,519
Premises and equipment, net	2,416			2,703
Other real estate owned	-			-
Accrued interest receivable and other assets	24,576			22,281
Total non-interest-earning assets	47,710			43,503

Total assets	$754,444			$699,387

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market accounts, savings, and NOW	$329,842	$ 177	0.22%	$306,162	$ 160	0.21%
Time deposits under $100,000	391	1	0.72%	432	1	0.56%
Time deposits $100,000 and over	14,780	14	0.39%	13,865	10	0.29%
Other indebtedness	12,744	4	0.13%	27,789	13	0.19%

Total interest-bearing liabilities	$357,757	$ 197	0.22%	$348,248	$ 183	0.21%
Non-interest-bearing liabilities:
Demand deposits	$320,955			$279,575
Other liabilities	3,377			4,328

Total non-interest-bearing liabilities	$324,332			$283,903

Shareholders’ equity	72,355			67,236

Total liabilities and shareholders’ equity	$754,444			$699,387

Net interest income		6,101			5,427
Net interest spread[4]			3.35%			3.22%
Net interest margin[5]			3.46%			3.32%

1.	Annualized
2.

Loan fees have been included in the calculation of interest income. Loan fees were approximately ($139) and ($48) for the three months ended June 30, 2014 and 2013, respectively. Loans are net of deferred fees and related costs.

3.	Yields on tax-exempt income have not been computed on a tax equivalent basis.
4.	Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
5.	Represents net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

Distribution, Yield and Rate Analysis of Net Income
	Six Months Ended June 30,
	2014			2013
	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]	Average Balance	Interest Income/ Expense	Average Rate/Yield[1]
	(Dollars in Thousands)
Assets:
Earning assets:
Loans[2]	$517,893	$10,639	4.14%	$425,267	$ 9,152	4.34%
Investment Securities:
U. S. agency	-	-	N/A	-	-	N/A
Mortgage-backed securities	53,281	582	2.18%	80,750	622	1.54%
Collateralized mortgage obligations	45,460	420	1.85%	44,059	177	0.80%
Corporate bonds	12,410	102	1.64%	22,098	173	1.57%
Municipal securities[3]	47,326	654	2.76%	47,348	666	2.81%
Other issued securities	11,358	89	1.57%	12,623	106	1.68%
Mutual funds	9,982	71	1.42%	10,008	88	1.76%
Interest-bearing deposits in other banks	7,419	8	0.22%	10,035	17	0.34%

Total interest-earning assets	$705,129	$12,565	3.59%	$652,188	$11,001	3.40%
Non-interest-earning assets:
Cash and due from banks	$ 19,976			$ 18,064
Premises and equipment, net	2,423			2,508
Other real estate owned	-			-
Accrued interest receivable and other assets	25,218			24,732
Total non-interest-earning assets	47,617			45,304

Total assets	$752,746			$697,492

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market accounts, savings, and NOW	$322,044	$ 346	0.22%	$313,963	$ 333	0.21%
Time deposits under $100,000	411	1	0.49%	467	1	0.43%
Time deposits $100,000 and over	13,011	23	0.36%	12,833	20	0.31%
Other indebtedness	27,481	17	0.12%	23,294	22	0.19%

Total interest-bearing liabilities	$362,947	$ 387	0.22%	$350,558	$ 376	0.22%
Non-interest-bearing liabilities:
Demand deposits	$314,717			$275,841
Other liabilities	3,672			4,378

Total non-interest-bearing liabilities	$318,389			$280,219

Shareholders’ equity	71,410			66,715

Total liabilities and shareholders’ equity	$752,746			$697,492

Net interest income		12,178			10,625
Net interest spread[4]			3.38%			3.19%
Net interest margin[5]			3.48%			3.29%

1.	Annualized.
2.

Loan fees have been included in the calculation of interest income. Loan fees were approximately ($143) and ($146) for the six months ended June 30, 2014 and 2013, respectively. Loans are net of deferred fees and related direct costs.

3.	Yields on tax-exempt income have not been computed on a tax equivalent basis.
4.	Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.
5.	Represents net interest income (before provision for loan losses) as a percentage of average interest-earning assets.

The Volume and Rate Variances table below sets forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by prior period rates, and rate variances are equal to the increase or decrease in rate times prior period average balances. Variances attributable to both rate and volume changes are calculated by multiplying the change in rate by the change in average balance, and are allocated to the rate variance.

Rate/Volume Analysis of Net Interest Income

	Three Months Ended June 30,			Six Months Ended June 30,
	2014 vs. 2013			2014 vs. 2013
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
	Volume	Rate[1]	Total	Volume	Rate[1]	Total
	(Dollars in Thousands)			(Dollars in Thousands)
Earning Assets:
Interest income:
Loans	$ 3,910	$ (3,288)	$ 622	$ 4,020	$ (2,533)	$ 1,487
U. S. agency	-	-	-	-	-	-
Mortgage-backed securities	(319)	347	28	(423)	383	(40)
Collateralized mortgage obligations	(7)	125	118	11	232	243
Corporate bonds	(188)	145	(43)	(152)	81	(71)
Municipal securities	(8)	-	(8)	(1)	(11)	(12)
Other issued securities	(70)	50	(20)	(21)	4	(17)
Mutual Funds	-	(7)	(7)	-	(17)	(17)
Interest-bearing deposits in other banks	2	(5)	(3)	(9)	-	(9)
Total	$ 3,321	$ (2,634)	$ 687	$ 3,425	$ (1,861)	$ 1,564

Deposits and borrowed funds:
Interest expense:
Money market accounts, savings, and NOW	$ 49	$ (30)	$ 19	$ 17	$ (4)	$ 13
Time deposits under $100,000	-	-	-	-	-	-
Time deposits $100,000 and over	3	1	4	1	2	3
Other indebtedness	(28)	19	(9)	8	(13)	(5)
Total	$ 24	$ (10)	$ 14	$ 26	$ (15)	$ 11

Change in net interest income	$ 3,297	$ (2,624)	$ 674	$ 3,399	$ (1,846)	$ 1,553

1.	Annualized.

Interest income increased by $3.9 million in the second quarter of 2014 and $4 million in the first half of 2014, compared to the same periods in 2013, due to volume growth associated with loans. The overall volume of investment securities declined in both the second quarter of 2014 and the first half of 2014, in comparison to the same periods in 2013, resulting in a decline in interest income of $591,000 and $586,000, respectively. Mortgage-backed securities volume declined by $23 million when comparing quarter over quarter and by $17 million when comparing the six month period ending June 30 2014 to the same period in 2013. Corporate bond volume also decreased for the same periods by $12 million and $10 million, respectively. Declining yields on loans resulted in lower interest revenue of approximately $3.3 million and $2.5 million, for the most recent quarter and the six months ending June 30, 2104. From the second quarter of 2013 to the second quarter of 2014, loan yields declined by .27% and for the six month periods ending June 30, 2013 and 2014 the decline in yield was .20%. The decline in loan yields resulted from the substantial growth in the loan portfolio at a time when interest rates on new loans were greatly impacted by the low rate environment. The overall yield on investment securities increased from 2013 to 2014. For the second quarter of 2014 the increase resulted in increased interest income of $659,000 compared to the second quarter of 2013. For the first half of 2014, compared to 2013, the total impact to interest income was approximately $670,000. The increase in security yields was the result of higher yields on mortgage-backed securities and collateralized mortgage-backed obligation securities that resulted from lower premium amortization due to slower and more stable levels of prepayments in the respective collateral pools in 2014. In addition, yields on corporate bonds increased due to a reduction in floating rate corporate bonds in 2014. Interest expense only increased by $14,000 in the second quarter of 2014 and by $11,000 in the first half of 2014, respectively from the two comparative periods in 2013, as interest bearing liabilities only grew by $9 million between the second quarter of 2014 and the second quarter of 2013 and by $12 million for the first half of 2014 in comparison to the same period in 2013.

Provision for Loan Losses

There was a negative provision for loan losses of $140,000 for the six months ended June 30, 2014 and for the second quarter of 2014. Favorable migration trends for loans within 1st Enterprise’s loan risk rating categories resulted in a release of loan loss reserves in the second quarter and first half of 2014 totaling $140,000. 1st Enterprise’s provision included net loan recoveries of $21,000 in the second quarter of 2014 and $23,000 the entire six month period ending June 30, 2014. This compares to the prior year which had net loan recoveries of $21,000 and a loan loss provision of $66,000 in the second quarter of 2013 and net loan charge-offs of $327,000 and a loan loss provision of $607,000 for the first six months of 2013. The provision for the period ending June 30, 2013 was due to growth in outstanding loans during that period.

Non-interest Income

The following table sets forth the various components of our non-interest income for the periods indicated:

Non-interest Income

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)				(Dollars in Thousands)
Gain on sale of investment securities	$ 17	1.7%	$ 4	0.5%	$ 58	1.7%	$ 4	0.01%
Service charges, fees and other income	960	98.3%	877	99.5%	1,860	52.4%	1,626	40.3%
Total non-interest income	$ 977	100.0%	$ 881	100.0%	$ 1,919	54.1%	$ 1,630	40.4%

As a percentage of average earning assets	0.55%		0.54%		0.27%		0.25%

Non-interest income grew by $96,000 or 11% in the second quarter of 2014, compared to the same quarter in 2013. For the six months ending June 30, 2014, non-interest income grew by $288,000 or 18% in comparison to the prior year period. Due to growth in business customers and their use of bank services, cash management fees increased by approximately $42,000 or 9% in the most recent quarter and by approximately $110,000 or 13% during the first half of 2014, compared to the prior year periods. Loan related fees grew by $45,000 or 20% in the second quarter of 2014, based on increased lending activity. Dividend income from equity investments increased by $130,000 in the first half of 2014, mostly due to higher dividends from the San Francisco Federal Home Loan Bank. During the first half of 2014, gain on sale of securities increased by $54,000 over the prior year period.

Non-interest Expense

The following table sets forth our non-interest expenses for the periods indicated:

Non-interest Expense

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in Thousands)				(Dollars in Thousands)

Salaries and employee benefits	$2,679	50%	$2,430	59%	$5,524	55%	$4,847	60%
Stock-based compensation	(20)	0%	20	0%	11	0%	33	0%
Occupancy and equipment expense	395	7%	405	10%	774	8%	779	10%
Professional and consulting fees	810	15%	334	8%	1,211	12%	662	8%
Data processing	304	6%	268	7%	572	6%	524	6%
Client services	228	4%	208	5%	411	4%	374	5%
Communication and office support	120	2%	128	3%	243	2%	243	3%
Insurance and regulatory assessments	137	3%	136	3%	287	3%	272	3%
Marketing and business development	110	2%	95	2%	192	2%	185	2%
Other expenses	631	12%	96	2%	854	8%	165	2%

Total non-interest expense	$5,394		$4,120		$10,079		$8,084

As a percentage of average earning assets	3.06%		2.52%		2.88%		2.50%
Efficiency ratio	71.50%		65.96%		71.50%		65.96%

Non-interest expense as a percentage of average earnings assets increased in 2014 from the prior year. It grew from 2.52% in the second quarter of 2013 to 3.06% in the second quarter of 2014, while growing from 2.50% in the first half of 2013 to 2.88% for the first half of 2014. Much of the growth in non-interest expense in 2014 was the result of merger transaction expenses totaling $529,000 and a significant increase in the provision for off-balance sheet credit exposures totaling $501,000 that were recorded in the second quarter of 2014. In the second quarter of 2014, professional and consulting expense more than doubled from the second quarter of 2013, growing by $476,000, mostly due to legal and advisory expenses related to the pending merger with CU Bancorp. For the first half of 2014 professional and consulting expense grew by $549,000 or 83%, primarily due to the same legal and advisory expenses for the pending merger. Other expenses increased by $535,000 and $689,000, respectively, for the second quarter and the first half of 2014 compared to the same periods in 2013. The primary driver of the growth in other expenses was the provision for off-balance sheet credit exposures which increased by $506,000 for the second quarter and by $636,000 for the six months ended June 30, 2014. 1st Enterprise continued to invest in staff to support new customer acquisition and support the larger customer base in 2014, resulting in increased salary and benefit expense totaling $209,000 or 9% for the second quarter of 2014 and a $677,000 or 14% increase for the first half of 2014, when compared to 2013. 1st Enterprise’s efficiency ratio rose from 66% in 2013 to 71% in 2014.

Provision for Income Taxes

Income tax expense was $834,000 in the second quarter of 2014, which represented a $122,000 or 17% increase over the same period in 2013. Income tax expense was $1.7 million in the first half of 2014, an increase of $525,000 or 46% over the prior year. 1st Enterprise’s effective tax rate increased from 34% for the second quarter of 2013 and 32% for the first half of 2013 to 46% for the most recent quarter of 2014 and 40% for the first half of 2014, due to the non-deductibility of certain merger related expenditures and the elimination of enterprise zone credits and deductions as of December 31, 2013.

Financial Condition

Summary

Total assets grew by $30 million or 4% to $790 million during the six months ended June 30, 2014. The increase in assets was primarily due to loan growth, which net of allowance for loan losses was $45 million or growth of 9%. The investment portfolio declined by $40 million or 19%, while cash and cash equivalents grew by $25 million. Total liabilities grew by $27 million or 4%. Substantially all of 1st Enterprise’s funding comes from deposits maintained by core business customer relationships. For the period ended June 30, 2014, deposits grew by $50 million or 8%, of which $19 million was non-interest bearing demand accounts. Federal Home Loan Bank borrowings declined by $24 million from $44 million, as of December 31, 2013 to $20 million, as of June 30, 2014.

Loan Portfolio

1st Enterprise’s loan portfolio consists almost entirely of loans to customers who have a full banking relationship with 1st Enterprise. Outstanding loan balances grew by $45 million or 9% from December 31, 2013 to June 30, 2014 and by $105 million or 24% from June 30, 2013 to June 30, 2014. The largest percentage of the loan portfolio is represented by commercial real estate loans as this category reflects 54% of the outstanding loans as of June 30, 2014. A substantial percentage of the commercial loans are considered owner-occupied loans. The second largest category of loans is commercial and industrial loans that comprise about 35% of total loans. 1st Enterprise’s loans are generated by its relationship managers and executives. 1st Enterprise’s senior management is actively involved in its lending, underwriting, and collateral valuation processes. Higher dollar loans or loan commitments are also approved through a director’s loan committee comprised of executives and outside board members.

The following tables set forth the composition of 1st Enterprise’s loan portfolio as of the dates indicated:

Loan Portfolio Composition

	Amount outstanding as of:
	June 30, 2014		December 31, 2013		June 30, 2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial loans	$ 193,576	35.2%	$ 186,507	36.9%	$ 161,398	36.3%
Commercial real estate loans	298,787	54.3%	263,659	52.2%	222,984	50.2%
Residential real estate loans	39,953	7.3%	38,864	7.7%	43,906	9.9%
Home equity loans	13,614	2.5%	12,352	2.4%	11,690	2.6%
Other loans	4,231	0.8%	3,564	0.7%	4,646	1.0%

Total	$ 550,161	100.0%	$ 504,946	100.0%	$ 444,624	100.0%

Allowance for loan losses	$ (6,400)		$ (6,517)		$ (5,790)
Deferred loan costs, net	210		312		237

Total net loans	$ 543,971		$ 498,741		$ 439,071

Loan Maturities

The following table shows the maturity distribution for total loans and leases outstanding as of June 30, 2014. The maturity distribution is grouped by remaining scheduled principal payments that are due within three months, after three months but less than one year, after one but within five years, or after five years. The principal balance of loans due after one year is indicated by both fixed and floating rate categories.

Loan Maturities and Re-pricing Schedule

	One Year or Less	After One But Within Five Years	After Five Years	Total	Floating Rate: due after one year	Fixed Rate: due after one year
	(Dollars in Thousands)
Commercial loans	$ 113,220	$ 72,608	$ 7,748	$193,576	$ 30,522	$ 49,833
Commercial real estate loans	13,052	16,184	269,551	298,787	57,784	227,951
Residential real estate loans	14,926	5,761	19,266	39,953	6,047	18,981
Home equity loans	165	500	12,949	13,614	12,466	982
Other loans	$ 2,960	$ 1,271	-	$4,231	914	357

Total	$ 144,323	$ 96,324	$309,514	$550,161	$107,733	$298,104

Off-Balance Sheet Arrangements

In the normal course of business, 1st Enterprise makes commitments to extend credit to its customers as long as there are no violations of any conditions established in contractual arrangements. These commitments are obligations that represent a potential credit risk to 1st Enterprise, and an $821,000 reserve for unfunded commitments is reflected as a liability in 1st Enterprise’s balance sheet at June 30, 2014. Total unused commitments to extend credit were $247 million at June 30, 2014 compared to $197 million as of December 31, 2013. Unused commitments represented 44% and 39% of gross loans outstanding at June 30, 2014 and

December 31, 2013, respectively. 1st Enterprise also had $9 and $6 million in standby letters of credit and commercial letters of credit at June 30, 2014 and December 31, 2013, respectively.

The effect on 1st Enterprise’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted, because there is no certainty that lines of credit will ever be fully utilized. For more information regarding 1st Enterprise’s off-balance sheet arrangements, see Note 5 to the interim financial statements.

Non-performing Assets

Non-performing assets are comprised of loans on non-accrual status, loans 90 days or more past due and still accruing interest, and other real estate owned (“OREO”). 1st Enterprise has no loans 90 days or more past due and still accruing interest, and no OREO since it has not acquired any assets by foreclosure in its history. A loan is placed in non-accrual status if there is concern that principal and interest may not be fully collected or if the loan has been past due for a period of 90 days or more, unless the obligation is both well secured and in process of legal collection. When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are returned to accrual status when they are brought current with respect to principal and interest payments and future payments are reasonably assured. Loans in which the borrower is encountering financial difficulties and 1st Enterprise has modified the terms of the original loan are evaluated for impairment and classified as troubled debt restructured loans (“TDR”). 1st Enterprise had one non-accrual loan as of December 31, 2013 and June 30, 2014. This commercial loan became a TDR in 2013 and was placed on non-accrual due to concern that principal and interest may not be fully collected.

The following table presents information concerning 1st Enterprise’s nonperforming and restructured loans as of the dates indicated:

Non-performing and Restructured Loans
	June 30, 2014	December 31, 2013	June 30, 2013
	(Dollars in Thousands)
Non-performing loans:
Non-accrual Commercial loans	$1,726	$1,817	-
Total non-performing loans	1,726	1,817	-
Performing TDR[1]	2,285	2,689	2,354
Non-performing loans as a % of total gross loans	0.31%	0.36%	0.00%
Non-performing loans and performing TDRs as a % of total gross loans	0.73%	0.89%	0.53%

[1].

A TDR, or troubled debt restructuring, is a loan or lease for which the terms were renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Performing TDRs are not included in nonperforming loans above, nor are they included in the numerators used to calculate the ratios disclosed in this table.

Allowance for Loan Losses

1st Enterprise establishes an allowance for loan losses through a provision for loan losses, for both specific losses on impaired loans and the inherent risk of probable loss for non-impaired loans based on loan grades, loan characteristics, and economic trends. The allowance consists of specific, general, and qualitative components. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. 1st Enterprise’s allowance for loan loss was $6.4 million as of June 30, 2014, compared to $6.5 million as of December 31, 2013. The $117,000 decline in the allowance from December 31, 2013 to June 30, 2014 was the result of a $140,000 release of reserves and net loan recoveries of $23,000. The allowance for loan loss as a percent of outstanding loans declined from 1.29% at December 31, 2013 to 1.16% at June 30, 2014. The decrease was due to positive migration trends within 1st Enterprise’s loan risk rating categories. A loan is considered impaired when, based on current information and events, that it is probable that 1st Enterprise will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and probability of collecting scheduled principal and interest payments. Measurement of impairment is based on the present value of expected future cash flows of the impaired loan, which are discounted at the loan’s effective interest rate. For collateral-dependent loans, 1st Enterprise uses the fair value of the collateral for the impaired loan to measure impairment. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, or in the case of a collateral-dependent loan, the fair value of the collateral. Impaired loans, including performing TDRs, totaled $4.6 million at June 30, 2014, compared to $4.8 million as of December 31, 2013. The allowance for loan loss is maintained at a level that management believes is adequate to provide for loan losses based on currently available information. A comprehensive discussion concerning 1st Enterprise’s allowance for loan loss is included in Note 4 of the accompanying interim Financial Statements.

The following table summarizes the activity in the allowance for loan losses for the periods indicated:

Allowance for Loan Losses

	As of and for the Three Months Ended June 30,		As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2014	2013	2014	2013	2013
	(Dollars in Thousands)
Balances:
Average total loans outstanding during period	$527,261	$435,620	$519,649	$425,267	$ 444,085
Total loans outstanding at end of period	550,160	444,624	550,161	444,624	504,946
Allowance for Loan Losses:
Balance before reserve for losses on commitments	6,400	5,790	6,400	5,790	6,517
Reserve for losses on commitments to extend credit	821	280	821	280	208
Balance at beginning of period	6,519	5,703	6,517	5,510	5,510
Charge-offs:
Commercial loans	--	--	–	349	349
Total charge-offs	--	--	–	349	349
Recoveries:
Commercial loans	(21)	(21)	(23)	(22)	(35)
Total recoveries	(21)	(21)	(23)	(22)	(35)
Net loan charge-offs (recoveries)	(21)	(21)	(23)	327	314
Provision for loan losses	(140)	66	(140)	607	1,322
Balance at end of period	6,400	5,790	6,400	5,790	6,517
Ratios:
Net loan charge-offs to average total loans	0.00%	0.00%	0.00%	0.08%	0.07%
Provision for loan losses to average total loans	-0.03%	0.02%	-0.03%	0.14%	0.30%
Allowance for loan losses to gross loans at end of period	1.16%	1.30%	1.16%	1.30%	1.29%
Allowance for loan losses to total Nonperforming loans[1]	371%	–	371%	–	359%
Net loan charge-offs to allowance for loan losses at end of period	-0.33%	-0.36%	-0.36%	5.65%	4.82%
Net loan charge-offs to provision for loan losses	15.00%	-31.82%	16.43%	53.87%	23.75%

1.	Performing TDRs are not included in nonperforming loans and are therefore not included in the numerators used to calculate this ratio.

Allocation of Allowance for Loan Losses

Provided below is a summary of the allocation of the allowance for loan and lease losses for specific loan categories at the dates indicated. The allocation presented should not be viewed as an indication that charges to the allowance will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories.

Allocation of Allowance for Loan Losses

	June 30, 2014		December 31, 2013		June 30, 2013
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Commercial loans	$3,981,003	62.20%	$4,012,158	36.9%	$3,002,208	51.85%
Commercial real estate loans	1,918,266	29.97%	1,957,134	52.2%	2,043,109	35.29%
Residential real estate loans	364,321	5.69%	398,417	7.7%	504,972	8.72%
Home equity loans	106,563	1.67%	116,698	2.4%	207,808	3.59%
Other loans	29,847	0.47%	32,593	0.7%	31,903	0.55%

Total	$6,400,000	100.00%	$6,517,000	100.00%	$5,790,000	100.00%

Investment Portfolio

1st Enterprise’s investment portfolio is comprised of debt securities and a mutual fund that only holds bank eligible debt securities. 1st Enterprise uses two classifications for its investment portfolio: available-for-sale (AFS) and held-to-maturity (HTM). Securities that 1st Enterprise has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Securities not classified as held-to-maturity securities are classified as “investment securities available-for-sale” and reported at fair value. At June 30, 2014, 1st Enterprise’s held-to-maturity investments totaled $61 million, which compares to $62 million, as of both December 31, 2013 and June 30, 2013. Available-for sale securities had a total fair value of $110 million as of June 30, 2014. Available-for sale securities have declined through security sales and principal repayments over both the last six and twelve months. Available-for sale securities decreased by $39 million or 26% and by $42 million or 28% for the six month and twelve month periods ended June 30, 2014, respectively. The decline in AFS securities was associated with the growth in 1st Enterprise’s outstanding loans over the two periods. 1st Enterprise’s investments provide a substantial source of liquidity as they can be pledged to support borrowed funds or can be liquidated to generate cash proceeds. The investment portfolio is also a significant resource to 1st Enterprise in managing interest rate risk, as the maturity and interest rate characteristics of this asset class can be readily changed to match changes in the loan and deposit portfolios. The majority of 1st Enterprise’s available-for-sale investment portfolio is comprised of mortgage-backed securities (MBSs) and collateralized mortgage obligations (CMOs) that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises (GSEs). In addition, the portfolio has a modest allocation of highly rated corporate bonds (predominately covered bonds) and highly rated asset backed securities (government guaranteed student loan collateral). 1st Enterprise has an investment in a Mutual Fund that holds investments in either government or government agency issued securities or mortgage-backed securities that are either issued or guaranteed by U.S. government agencies or government-sponsored enterprises. During 2014, 1st Enterprise decreased the size of its securities portfolio to fund loan growth. CMOs and Corporate bonds were reduced by a combined $36 million. During the six months ended June 30, 2014, 1st Enterprise purchased $2 million in AFS securities and sold $33 million, realizing net gains of $41,000 on those sales. The HTM portfolio is comprised mostly of highly rated tax exempt municipal securities. The municipal portfolio is comprised of general obligation and revenue bonds and includes more than 100 issuers. Certain MBS securities are also designated HTM, as they have an investment objective that supports the Community Redevelopment Act.

The following Investment Portfolio table reflects the amortized cost and fair market values for the total portfolio for each of the categories of investments for the following periods:

Investment Portfolio
	June 30, 2014		December 31, 2013		June 30, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for Sale:
Mortgage-backed securities	$38,602	$39,478	$41,794	$42,304	$56,348	$56,969
Collateralized mortgage obligations	40,613	40,216	64,647	63,912	52,182	51,960
US Agencies securities	-	-	-	-	-	-
Corporate bonds	10,011	10,194	22,078	22,427	22,091	22,466
Mutual Fund	10,294	10,027	10,222	9,910	10,139	9,881
Other investments	9,865	9,901	10,302	10,257	10,831	10,913

Total available for sale	$109,385	$109,816	$149,044	$148,809	$151,591	$152,189

Held to Maturity:
Mortgaged-backed securities	$12,813	$12,511	$12,963	$12,324	$13,080	$12,655
Municipal securities	46,908	48,491	47,668	48,740	47,110	49,079
SBA issued securities	1,294	1,333	1,487	1,529	1,741	1,828

Total held to maturity	$61,015	$62,335	$62,118	$62,592	$61,931	$63,562

Total Investment Securities	$170,400	$172,151	$211,162	$211,401	$213,522	$215,751

The investment maturities table below summarizes contractual maturities for 1st Enterprise’s investment securities and their weighted average yields at June 30, 2014. The actual timing of principal payments may differ from remaining contractual maturities, because obligors may have the right to repay certain obligations with or without penalties.

Investment Maturities and Re-pricing Schedule

	One Year or Less		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale:
Mortgage-backed securities	$-	0.00%	$1,231	4.61%	$12,496	3.50%	$24,875	2.91%	$38,602	3.16%
Collateralized mortgage obligations	-	0.00%	194	4.64%	1,190	2.99%	39,230	2.18%	40,613	2.22%
Corporate bonds	-	0.00%	10,011	1.72%	-	0.00%	-	0.00%	10,011	1.72%
Mutual fund	$67	1.34%	1,893	1.34%	1,681	1.34%	6,653	1.34%	10,294	1.34%
Municipal Securities	-	0.00%	-	0.00%	-	0.00%	-	0.00%	-	0.00%
Other Securities	-	0.00%	-	0.00%	9,865	0.84%	-	0.00%	9,865	0.84%

Total available for sale	$67	0.00%	$13,329	1.98%	$25,232	2.29%	$70,758	2.23%	$109,385	2.30%

Held to Maturity:
Mortgage-backed securities	-	0.00%	2,406	2.93%	8,864	1.07%	1,543	3.42%	12,813	1.70%
Municipal securities[1]	-	0.00%	7,099	2.83%	39,810	2.73%	-	0.00%	46,908	2.75%
Other securities	-	0.00%	-	0.00%	381	5.11%	913	4.23%	1,294	4.49%

Total held to maturity	$-	0.00%	$9,505	2.86%	$49,055	2.45%	$2,456	3.72%	$61,015	2.56%

Total investment securities	$67		$22,834		$74,286		$73,214		$170,400

1.	The tax equivalent yield for municipal bonds that mature after one year but before five years was 3.97% and for municipal bonds that mature after five years but before ten years was 4.15%.

Deposits

1st Enterprise’s deposits are generated through core customer relationships, related predominantly to business relationships. As many of our business customers maintain a large percentage of the liquid balances in their demand deposit accounts and use our treasury management services extensively, approximately 48% of 1st Enterprise’s deposits are in non-interest bearing demand deposits. More than 80% of the interest- bearing deposits are held in money market accounts which provide our business owners with interest and liquidity. Non-interest bearing demand deposits grew by $19 million or 6% from December 31, 2013 to June 30, 2014 and by $61 million or 22% from June 30, 2013 to June 30, 2014. For the same periods, money market deposits grew by approximately $30 million or 10%.

Information concerning average balances and rates paid on deposits by deposit type for the past three fiscal years is contained in the Distribution, Yield and Rate Analysis of Net Income table located in the previous section on Results of Operations – Net Interest Income and Net Interest Margin. The following table provides a comparative distribution of 1st Enterprise’s deposits by outstanding balance as well as by percentage of total deposits at the dates indicated:

	Deposit Distribution

	June 30, 2014		December 31, 2013		June 30, 2013

	Amount	Percentage	Amount	Percentage	Amount	Percentage

	(Dollars in Thousands)
Non-interest-bearing demand	$335,032	48.3%	$315,888	49.1%	$274,167	45.7%
Money market accounts, savings, and NOW	345,196	49.8%	316,393	49.2%	309,454	51.5%
Time deposits under $100,000	391	0.1%	382	0.1%	441	0.1%
Time deposits $100,000 and over	12,533	1.8%	10,135	1.6%	16,437	2.7%

Total deposits	$693,152	100.0%	$642,799	100.0%	$600,499	100.0%

Liquidity and Market Risk Management

Liquidity

1st Enterprise’s primary source of funding is deposits from its core banking relationships. The majority of our deposits are transaction accounts or money market accounts that are payable on demand. A small number of customers represent a large portion of our deposits, as evidenced by the fact that 33% of our deposits were represented by the 25 largest depositors as of June 30, 2014. 1st Enterprise manages its liquidity in a manner that enables it to meet expected and unexpected liquidity needs under both normal and adverse conditions. We maintain significant on-balance sheet and off-balance liquidity sources, including a relatively large marketable securities portfolio and borrowing capacity through various secured and unsecured sources. 1st Enterprise maintains fed funds borrowing lines of $24 million, in addition to its secured borrowing capacity with the FHLB which had unused capacity of $90 million at June 30, 2014. The board reviews 1st Enterprise’s liquidity position and key liquidity measurements on a monthly basis. As of June 30, 2014, 1st Enterprise’s primary liquidity ratio was 21% and its overall liquidity ratio was 46%.

Interest Rate Risk Management

1st Enterprise measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. 1st Enterprise manages its interest rate risk through established policies and procedures. 1st Enterprise measures both the potential short term change in earnings and the long term change in market value of equity on a monthly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are eight scenarios comprised of rate changes up or down to 400 basis points. 1st Enterprise has established policy thresholds for each of these eight scenarios. In the current interest rate environment, however, 1st Enterprise does not consider a decrease in interest rates that is greater than 200 basis points to be realistic and therefore only evaluates rate declines of 100 and 200 basis points. The impact on earnings for one year and the change in market value of equity are limited to a change of no more than 15% for rate changes of 100 basis points, no more than 20% for changes of 200 basis points, and no more than 25% for rate changes of 300 and 400 basis points. In addition 1st Enterprise performs a dynamic simulation of forecasted earnings for three years forward on a quarterly basis. This simulation entails a variety of assumptions comprising changes in growth rates, changes in the composition of the balance sheet, and various changes to interest rates over periods of time. The objective of these various simulation scenarios is to optimize the risk/reward equation for 1st Enterprise’s future earnings and capital. Based upon the results of these various simulations and evaluations, 1st Enterprise is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, 1st Enterprise’s net interest income would increase by $1.66 million or 6% over the next 12 months.

The following reflects 1st Enterprise’s estimated net interest income sensitivity as of June 30, 2014:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
	(Dollars in Thousands)
Change in net interest income	-$5,175	-$2,754	$1,661	$2,687	$3,350	$4,436
Percentage (%) change	-19.9%	-10.6%	6.4%	10.3%	12.9%	17%

In an effort to measure the long-term impact of interest rate risk, 1st Enterprise uses a technique called the market value of equity (MVE), which calculates the net present value of 1st Enterprise’s assets and liabilities, based on a discount rate derived from current replacement rates. The market value of equity is obtained by subtracting the market value of liabilities from the market value of assets. The change in market value of equity will differ based on the characteristics of each financial instrument and type of deposit. The longer the duration of a financial instrument, the greater the impact a rate change will have on its market value. As 1st Enterprise has minimal deposits with contractual maturities, the decay rate assumptions used for non-maturity deposits can have a significant impact on the market value of equity. The following reflects 1st Enterprise’s estimated changes in MVE as of June 30, 2014:

	Immediate Change in Rate
	-200 b.p.	-100 b.p.	+100 b.p.	+200 b.p.	+300 b.p.	+400 b.p.
	(Dollars in Millions)
Change in MVE	$19.4	$7.5	-$5.5	-$9.6	-$14.5	-$18.6
Percentage (%) change	22%	8.6%	-6.3%	-10.9%	-16.6%	-21.2%

Capital Resources

As of June 30, 2014, 1st Enterprise had total shareholders’ equity of $72.3 million, compared to $67.2 million at June 30, 2013. Included in 1st Enterprise’s capital is preferred stock of $16.4 million. 1st Enterprise issued 16,400 shares of non-voting non-cumulative perpetual preferred stock to the U.S. Treasury in 2011 in conjunction with the Small Business Lending Fund (SBLF). Under the SBLF program, 1st Enterprise has qualified and made quarterly dividend payments of 1%. The dividend rate will be maintained at 1% until March 1, 2016, at which time it will increase to 9%.

1st Enterprise uses a variety of measures to evaluate capital adequacy. Management reviews various capital measurements on a quarterly basis and takes appropriate action to ensure that such measurements are within established internal and external guidelines. The external guidelines, which are issued by the FDIC, establish a risk-adjusted ratio relating capital to different categories of assets and off balance sheet exposures. There are two categories of capital under the FDIC guidelines: Tier 1 and Tier 2 Capital. Tier 1 Capital includes common shareholders’ equity less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on securities available for sale, which are carried at fair market value. The SBLF preferred stock also qualifies for Tier I Capital. Tier 2 Capital includes the allowance for loan losses, subject to certain limitations.

Our current capital position exceeds all current guidelines established by the FDIC. By the current regulatory definitions, we were “well capitalized,” the highest rating of the five capital categories defined under FDIC regulations, at June 30, 2014. At June 30, 2014, we had a Tier 1 risk based capital ratio of 10.5%, a total capital to risk-weighted assets ratio of 11.6%, and a leverage ratio of 9.6%.

Condensed Quarterly Results of Operations for the Quarters ended December 31, September 30, June 30 and March 31, 2013 (Unaudited):

	2013 Quarter Ended
	December 31,	September 30	June 30,	March 31,
	Dollars in Thousands (except per share data)
Interest income	$ 5,988	$ 5,646	$ 5,610	$ 5,390
Interest expense	189	180	183	192

Net interest income	5,799	5,466	5,427	5,198
Provision for loan losses	710	4	66	542
Non-interest income	1,024	892	881	749
Non-interest expenses	4,557	4,252	4,121	3,964

Income before income taxes	1,557	2,103	2,122	1,442
Income tax provision	369	715	712	425

Net income	$ 1,187	$ 1,388	$ 1,410	$ 1,017

Earnings per share available to common shareholders - basic	$ 0.30	$ 0.36	$ 0.36	$ 0.26

Earnings per share available to common shareholders - diluted	$ 0.28	$ 0.33	$ 0.34	$ 0.24

	2012 Quarter Ended
	December 31,	September 30	June 30,	March 31,
	Dollars in Thousands (except per share data)
Interest income	$ 5,277	$ 4,979	$ 4,798	$ 4.532
Interest expense	174	179	175	195

Net interest income	5,103	4,800	4,623	4.337
Provision for loan losses	513	745	240	10
Non-interest income	1,362	945	897	833
Non-interest expenses	4,172	4,078	4,141	3,675

Income before income taxes	1,781	922	1,139	1,485
Income tax provision	550	273	335	436

Net income	$ 1,230	$ 649	$ 804	$ 1,049

Earnings per share available to common shareholders - basic	$ 0.31	$ 0.16	$ 0.23	$ 0.36

Earnings per share available to common shareholders - diluted	$ 0.29	$ 0.15	$ 0.22	$ 0.34

	2011 Quarter Ended
	December 31,	September 30	June 30,	March 31,
	Dollars in Thousands (except per share data)
Interest income	$ 4,304	$ 4,012	$ 4,029	$ 3,763
Interest expense	231	260	322	307

Net interest income	4,073	3,752	3,707	3,456
Provision for loan losses	565	35	243	292
Non-interest income	769	684	1,127	807
Non-interest expenses	3,305	3,224	3,341	3,150
Income before income taxes	972	1,177	1,250	821
Income tax provision	11	413	418	226

Net income	$ 961	$ 764	$ 832	$ 595

Earnings per share available to common shareholders - basic	$ 0.33	$ 0.16	$ 0.24	$ 0.16

Earnings per share available to common shareholders - diluted	$ 0.32	$ 0.15	$ 0.23	$ 0.15

DESCRIPTION OF CU BANCORP COMMON STOCK

The authorized capital stock of CU Bancorp consists of 75,000,000 shares of common stock, no par value, of which [    ] shares are outstanding as of [LATEST PRACTICABLE DATE] and 50,000,000 shares of serial preferred stock, of which no shares are outstanding as of [LATEST PRACTICABLE DATE]. The CU Bancorp preferred stock may be divided into such number of series as CU Bancorp’s board of directors may determine. CU Bancorp’s board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of CU Bancorp preferred stock, and to fix the number of shares of any series of CU Bancorp preferred stock and the designation of any such series of CU Bancorp preferred stock. CU Bancorp’s board of directors, within the limits and restrictions stated in any resolution or resolutions of CU Bancorp’s board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

In addition, under the terms of the merger agreement, CU Bancorp has agreed to authorize and issue 16,400 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation preference per share, which shares will be exchanged for shares of 1st Enterprise preferred stock, subject to the close of the merger. For a discussion of the rights, preferences, privileges and restrictions applicable to the CU Bancorp preferred stock, please see “DESCRIPTION OF CU BANCORP PREFERRED STOCK” beginning on page [    ]. The issuance of CU Bancorp preferred stock could affect the rights of the holders of CU Bancorp common stock.

Holders of shares of CU Bancorp common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders.

Upon liquidation or dissolution of CU Bancorp, the assets legally available for distribution to holders of shares of CU Bancorp common stock, after payment of all obligations of CU Bancorp and payment of any liquidation preference of all other classes and series of stock entitled thereto, including CU Bancorp preferred stock, are distributable ratably among the holders of CU Bancorp common stock.

The holders of CU Bancorp common stock have no preemptive rights to subscribe for new issue securities, and shares of CU Bancorp common stock are not subject to redemption, conversion, or sinking fund provisions. The shares of CU Bancorp common stock, when issued in connection with the merger, will be validly issued, fully paid, and non-assessable.

After the preferential dividends upon all other classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after CU Bancorp shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of CU Bancorp’s common stock are entitled to such dividends as may be declared by CU Bancorp’s board of directors out of funds legally available therefore under the laws of the State of California.

COMPARISON OF THE RIGHTS OF COMMON STOCK SHAREHOLDERS OF

CU BANCORP AND 1ST ENTERPRISE

When the merger becomes effective, the shareholders of 1st Enterprise will receive shares of CU Bancorp common stock in exchange for their shares of 1st Enterprise common stock and become shareholders of CU Bancorp. The following is a summary of material differences between the rights of holders of CU Bancorp common stock and the holders of 1st Enterprise common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of CU Bancorp common stock and holders of 1st Enterprise common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under applicable law and the governing corporate instruments of CU Bancorp and 1st Enterprise, and other known material differences. CU Bancorp and 1st Enterprise are California corporations incorporated under the laws of California and the California General Corporation Law, or CGCL, and therefore subject to all of the provisions of the CGCL. 1st Enterprise, as a California state-chartered commercial bank, is also subject to all of the provisions of the California Financial Code.

We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the CGCL and the California Financial Code and the other documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a CU Bancorp common stock shareholder and a 1st Enterprise common stock shareholder.

	CU Bancorp	1st Enterprise
Authorized Capital Stock

The authorized capital stock of CU Bancorp consists of 75,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, no par value per share. As of [LATEST PRACTICABLE DATE], 2014, there were [    ] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding, although the CU Bancorp board has authorized issuance of 16,400 shares designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, $1,000 liquidation preference per share, to the Treasury in connection with the merger.

The authorized capital stock of 1st Enterprise consists of 20,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, [no par value]. As of [LATEST PRACTICABLE DATE], 2014, there were [3,657,770] shares of common stock issued and outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 16,400 shares of preferred stock issued and outstanding and designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, $1,000 liquidation preference per share.

Board Authorization to Issue Stock

The board of directors is authorized to issue blank check preferred stock up to the number of shares of preferred stock authorized for issuance under CU Bancorp’s articles of incorporation. The board, without shareholder approval, is authorized to determine and alter the rights, preference, privileges and restrictions granted to and imposed upon the preferred stock.

Same.

Director Liability	The liability of directors for monetary damages is eliminated to the fullest extent permissible under California law.	Same.

Indemnification of Agents

CU Bancorp is authorized to provide indemnification of agents for breach of duty in excess of indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits on excess indemnification set forth in Section 204 of the CGCL.

Same.

Cumulative Voting for Election of Directors

Shareholders are entitled to cumulate votes with respect to the election of directors at a shareholders’ meeting for any candidate or candidates’ whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to

Same.

	CU Bancorp	1st Enterprise

vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit.

Power of Directors

The directors of CU Bancorp have the power to manage the business and affairs of the corporation and to exercise all corporate powers of CU Bancorp, subject only to the provisions of the CGCL and any limitations in the articles of incorporation and CU Bancorp’s bylaws.

Same.

Number and Qualification of Directors

The authorized number of directors that may serve on CU Bancorp’s board cannot be less than nine (9) nor more than seventeen (17). The number of directors on the board may be changed, or a definite number may be fixed without provisions for an indefinite number, by a duly adopted amendment to the Articles of Incorporation or by an amendment to the applicable bylaw provision adopted by the vote or written consent of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. Subject to the foregoing provisions for changing the number of directors, the number of directors is initially fixed at eleven (11).

Same, except that 1st Enterprise’s bylaws state the number of directors cannot be less than eight (8) nor more than fifteen (15). There is no similar provision regarding reducing the fixed number of directors to a number less than five (5), because the California Financial Code requires that banks have a minimum of five (5) directors.

Nomination of Directors

Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such

Same, except notice of intention to make any nominations shall be made to the Chief Executive Officer not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; except

	CU Bancorp	1st Enterprise

nomination is to be made) shall be made in writing and shall be delivered or mailed to the President of the corporation no more than sixty (60) days prior to any meeting of shareholders called for the election of directors and no more than ten (10) days after the date the notice of such meeting is sent to shareholders; provided, however, that if ten (10) days’ notice of such meeting is sent to shareholders, such notice of intention to nominate must be received by the President of the corporation not later than time fixed in the notice of the meeting for the opening of the meeting.

that if date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, the notice by the shareholder must be received by the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders.

Payment of Dividends

The shareholders of CU Bancorp will be entitled to receive dividends when and as declared by its board of directors, out of funds legally available for the payment of dividends, as provided in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution, if it meets both the “quantitative solvency” and the “liquidity” tests. In general, the quantitative solvency test requires that the sum of the assets of the corporation equals at least 1.25 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1.25 times current liabilities. In certain circumstances, CU Bancorp may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CU Bancorp.

Shareholders of 1st Enterprise are entitled to receive dividends when and if declared by the board of directors of 1st Enterprise. Under the California Financial Code, 1st Enterprise is permitted to pay a dividend in the following circumstances: (i) without the consent of either the California Department of Business Oversight (the “DBO”) or 1st Enterprise’s shareholders, in an amount not exceeding the lesser of (a) the retained earnings of 1st Enterprise; or (b) the net income of 1st Enterprise for its last three fiscal years; (ii) with the prior approval of the DBO, in an amount not exceeding the greatest of: (a) the retained earnings of 1st Enterprise; (b) the net income of 1st Enterprise for its last fiscal year; or (c) the net income for 1st Enterprise for its current fiscal year; and (iii) with the prior approval of the DBO and 1st Enterprise’s shareholders in connection with a reduction of its contributed capital.

Under federal law, 1st Enterprise is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.

Dissenters’ Rights	Under the CGCL, holders of the capital stock of CU Bancorp that are listed on a national securities exchange certified by the California Commissioner of the	Same, except that 1st Enterprise does not have any capital stock outstanding that is listed on a national securities exchange that is certified by the California

	CU Bancorp	1st Enterprise

Department of Business Oversight, such as the NASDAQ Capital Market on which the CU Bancorp common stock are listed, do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions.

Commissioner of Corporations and, therefore, all outstanding shares of the capital stock of 1st Enterprise generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote.

Amendment to Articles of Incorporation	Generally the CGCL requires a vote of the majority of the outstanding shares entitled to vote to amend the articles of incorporation.	Same.

Amendment to Bylaws

New bylaws may be adopted and the bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of shareholders entitled to vote such shares, except as otherwise provided by law or by the articles of incorporation.

Subject to the rights of the shareholders as provided in the bylaws, bylaws other than a bylaw or an amendment thereof changing the authorized number of directors may be adopted, amended or repealed by the board of directors.

Same.

Required Vote for Mergers	The CGCL requires the affirmative vote of the majority of outstanding shares entitled to vote of each class of shares.	Same.

Notice of Shareholder Meetings

Notice of an annual meeting shall be given to each shareholder entitled thereto not less than ten (10) days nor more than sixty (60) days before the annual meeting.

Notice of a special meeting of shareholders shall be given to each shareholder entitled thereto not less than thirty (35) days nor more than sixty (60) days before the annual meeting. If such notice is not given within twenty (20) days after receipt of a request, the persons calling for the meeting may give notice.

Same.

DESCRIPTION OF CU BANCORP PREFERRED STOCK

As a result of the merger, CU Bancorp will issue shares of its preferred stock to the Treasury, as the holder of the 1st Enterprise preferred stock and will assume the obligations of 1st Enterprise under that certain Small Business Lending Fund – Securities Purchase Agreement, dated September 1, 2011, by and between 1st Enterprise and the Treasury and relating to the issuance of the 1st Enterprise preferred stock issued pursuant thereto. The CU Bancorp preferred stock will have precisely the same rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the 1st Enterprise preferred stock, including with respect to the dividend rate.

The following discussion highlights the material features of the CU Bancorp Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, which is referred to in this joint proxy statement/prospectus as the CU Bancorp preferred stock. At this time, no shares of CU Bancorp preferred stock are outstanding, however, on August 14, 2014, the CU Bancorp board of directors authorized the issuance of 16,400 shares of CU Bancorp preferred stock which will be exchanged for shares of 1st Enterprise preferred stock, subject to the close of the merger. This discussion is qualified in its entirety by the actual terms of the CU Bancorp preferred stock, as are stated in the certificate of determination for the CU Bancorp preferred stock, a copy of which is included as [Exhibit 4.2] to the joint proxy statement/prospectus and is incorporated herein by reference.

The CU Bancorp preferred stock constitutes a single series of CU Bancorp preferred stock, consisting of 16,400 shares, no par value per share, having a liquidation preference amount of $1,000 per share. The CU Bancorp preferred stock has no maturity date.

A copy of the proposed Certificate of Determination which will create the CU Bancorp preferred stock prior to the close of the merger is filed as Exhibit 99.9 to the registration statement of which this joint proxy statement/prospectus forms a part.

Dividends

General

Dividends on the CU Bancorp preferred stock are payable quarterly in arrears, when, as and if authorized and declared by CU Bancorp’s board of directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount. Dividends are payable on January 1, April 1, July 1 and October 1 of each year.

Each dividend will be payable to holders of record as they appear on CU Bancorp’s stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by CU Bancorp’s board of directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or from and including the date of the issuance of the CU Bancorp preferred stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

Dividend Rate

The initial per annum dividend rate of the CU Bancorp preferred stock, as a percentage of the liquidation amount, will be the dividend rate of the 1st Enterprise preferred stock at the close of the merger which is 1%. The dividend rate will increase to 9% on March 1, 2016.

The initial dividend rate applicable to the 1st Enterprise preferred stock and with respect to the first quarterly dividend period was 1% based on 1st Enterprise’s baseline qualified small business lending as determined in accordance with the terms of the 1st Enterprise preferred stock. Although, this dividend rate could fluctuate between 1% and 5% for the second dividend period through the tenth dividend period based upon variances in 1st Enterprise’s qualified small business lending from the initial baseline, as determined on a quarterly basis, 1st Enterprise was able to maintain the dividend rate on its preferred stock at 1%. For all dividend periods after the 10th dividend period which ended on December 31, 2013 and until four and one-half years after the issuance date of the 1st Enterprise preferred stock on March 1, 2016, the annual dividend rate will be fixed at the rate applicable to the 9th dividend period which was 1%. As the 1st Enterprise preferred stock is currently beyond the 10th dividend period after the date of its issuance, the dividend rate currently applicable to the 1st Enterprise preferred stock is 1% which will be the dividend rate until March 1, 2016, at which time, the dividend rate will increase to 9%.

Accordingly, the dividend rate applicable to the CU Bancorp preferred stock will initially be 1% until March 1, 2016, at which time the dividend rate will increase to and be fixed at 9% for all dividend periods thereafter regardless of the level of qualified business lending of California United Bank.

Dividends Non-Cumulative

Dividends on the CU Bancorp preferred stock will be non-cumulative. If for any reason CU Bancorp’s board of directors does not declare a dividend on the CU Bancorp preferred stock for a particular dividend period, then the holders of the CU Bancorp preferred stock will have no right to receive any dividend for that dividend period, and CU Bancorp will have no obligation to pay a dividend for that dividend period. CU Bancorp must, however, within five calendar days, deliver to the holders of the CU Bancorp preferred stock a written notice executed by CU Bancorp’s Chief Executive Officer and Chief Financial Officer stating CU Bancorp’s board of directors rationale for not declaring dividends. CU Bancorp’s failure to pay a dividend on the CU Bancorp preferred stock also will restrict CU Bancorp’s ability to pay dividends on and repurchase other classes and series of CU Bancorp stock. See “—Restrictions on Dividends” and “-- Restrictions on Repurchases” below.

When dividends have not been declared and paid in full on the CU Bancorp preferred stock for an aggregate of four or more dividend periods, and during that time CU Bancorp was not subject to a regulatory determination that prohibits the declaration and payment of dividends, CU Bancorp must, within five calendar days of each missed payment, deliver to the holders of the CU Bancorp preferred stock a certificate executed by at least a majority of the members of CU Bancorp’s board of directors stating that the board of directors used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, CU Bancorp’s failure to pay dividends on the CU Bancorp preferred stock for five or more dividend periods will give the holders of the CU Bancorp preferred stock the right to appoint a non-voting observer on the CU Bancorp board of directors, and CU Bancorp’s failure to pay dividends on the CU Bancorp preferred stock for six or more dividend periods will give the holders of the CU Bancorp preferred stock the right to elect two directors. See “— Voting Rights” below.

No Sinking Fund for Dividends

There is no sinking fund with respect to dividends on the CU Bancorp preferred stock.

Restrictions on Dividends

So long as the CU Bancorp preferred stock remains outstanding, CU Bancorp may declare and pay dividends on CU Bancorp common stock, any other shares of Junior Stock (as defined below) or Parity Stock (as defined below) only if, after giving effect to the dividend, CU Bancorp’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold (as defined below) and full dividends on all outstanding shares of CU Bancorp preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the CU Bancorp preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on CU Bancorp common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the CU Bancorp preferred stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

The “Tier 1 Dividend Threshold” means 90% of (A) $30,882,000 (1st Enterprise’s Tier 1 capital as of September 1, 2011) plus (B) $16,400,000 (the aggregate liquidation amount of the CU Bancorp preferred stock issued) minus (C) the net amount of loans charged off by 1st Enterprise since September 1, 2011. The Tier 1

Dividend Threshold is subject to reduction, beginning on the first day of the eleventh dividend period following the date of issuance of the CU Bancorp preferred stock, by $1,640,000 (ten percent of the aggregate liquidation amount of the CU Bancorp preferred stock initially issued, without regard to any subsequent partial redemptions) for each one percent increase in “Qualified Small Business Lending” from the Baseline level to the ninth dividend period.

“Junior Stock” means CU Bancorp common stock and any other class or series of CU Bancorp stock the terms of which expressly provide that it ranks junior to the CU Bancorp preferred stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of CU Bancorp. CU Bancorp currently has no outstanding class or series of stock constituting Junior Stock other than CU Bancorp common stock.

“Parity Stock” means any class or series of CU Bancorp stock, other than the CU Bancorp preferred stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the CU Bancorp preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of CU Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. CU Bancorp currently has no outstanding class or series of stock constituting Parity Stock.

The dividend rate on the CU Bancorp preferred stock will initially be 1% which will be the dividend rate until March 1, 2016, at which time, the dividend rate will increase to 9%.

Restrictions on Repurchases

So long as the CU Bancorp preferred stock remains outstanding, CU Bancorp may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, CU Bancorp’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of CU Bancorp preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the CU Bancorp preferred stock as of the applicable record date).

If a dividend is not declared and paid on the CU Bancorp preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither CU Bancorp nor any CU Bancorp subsidiaries may redeem, purchase or acquire any shares of CU Bancorp common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of CU Bancorp’s or of any of CU Bancorp’s subsidiaries, or any trust preferred securities issued by CU Bancorp or by any of CU Bancorp’s affiliates (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the CU Bancorp preferred stock, (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by CU Bancorp or by any of CU Bancorp’s subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than CU Bancorp or any CU Bancorp subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to September 1, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for CU Bancorp common stock, (v) redemptions of securities held by CU Bancorp or by any of CU Bancorp’s wholly owned subsidiaries or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of CU Bancorp subsidiaries required pursuant to binding agreements entered into prior to September 1, 2011.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with accounting principles generally accepted in the United States applied on a consistent basis, and as measured from September 1, 2011) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CU Bancorp, holders of the CU Bancorp preferred stock will be entitled to receive for each share of CU Bancorp preferred stock, out of the assets of CU Bancorp or proceeds available for distribution to CU Bancorp shareholders, subject to any rights of CU Bancorp creditors, before any distribution of assets or proceeds is made to or set aside for the holders of CU Bancorp common stock and any other class or series of CU Bancorp stock ranking junior to the CU Bancorp preferred stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the CU Bancorp preferred stock. To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the CU Bancorp preferred stock and the holders of any other class or series of CU Bancorp stock ranking equally with the CU Bancorp preferred stock, the holders of the CU Bancorp preferred stock and such CU Bancorp stock will share ratably in the distribution.

For purposes of the liquidation rights of the CU Bancorp preferred stock, neither a merger nor consolidation of CU Bancorp with another entity nor a sale, lease or exchange of all or substantially all of CU Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of CU Bancorp.

Redemption and Repurchases

Subject to the approval of the FRB, the CU Bancorp preferred stock is redeemable at CU Bancorp’s option in whole or in part (provided that shares representing at least 25% of the aggregate liquidation amount of the CU Bancorp preferred stock are redeemed) at any time and from time to time. In addition, if there is a change in the law that modifies the terms of the Treasury’s investment in the CU Bancorp preferred stock or the terms of the SBLF program in a materially adverse respect for CU Bancorp, CU Bancorp may, after consultation with the FRB, redeem all of the shares of CU Bancorp preferred stock. The per share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period) and plus the pro rata amount of the special lending incentive fee, if any, for the current dividend period.

Shares of CU Bancorp preferred stock that CU Bancorp redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by CU Bancorp as any series of preferred stock other than the CU Bancorp preferred stock.

No Conversion Rights

Holders of the CU Bancorp preferred stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights

The holders of the CU Bancorp preferred stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the CU Bancorp preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, CU Bancorp must invite a representative selected by the holders of a majority of the outstanding shares of CU Bancorp preferred stock, voting as a single class, to attend all meetings of CU Bancorp’s board of directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents, and other materials that CU Bancorp provides to CU Bancorp directors in connection with such meetings. The holders of the CU Bancorp preferred stock are not obligated to select such a representative, and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited. This right of the holders of the CU Bancorp preferred stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to re-vesting in the event CU Bancorp again fails to declare and pay dividends in full on the CU Bancorp preferred stock for five or more dividend periods.

If dividends on the CU Bancorp preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of six or more dividend periods, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of CU Bancorp preferred stock is at least $16,400,000, the authorized number of directors of CU Bancorp will automatically be increased by two and the holders of the CU Bancorp preferred stock, voting as a single class, will have the right, but not the obligation, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at the next annual meeting of shareholders of CU Bancorp (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of CU Bancorp must promptly call a special meeting for that purpose) and at each subsequent annual meeting of shareholders until full dividends have been timely paid on the CU Bancorp preferred stock for at least four consecutive dividend periods, at which time this right will terminate, subject to re-vesting in the event CU Bancorp again fails to declare and pay dividends in full on the CU Bancorp preferred stock for six or more dividend periods. It will be a qualification for election of any Preferred Director that the election of such individual will not cause CU Bancorp to violate any corporate governance requirements of any securities exchange or other trading facility on which CU Bancorp securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of CU Bancorp preferred stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors previously elected. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the then-outstanding shares of CU Bancorp preferred stock, voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the holders of a majority of the outstanding shares of CU Bancorp preferred stock, voting as a single class, may choose a successor to serve for the remainder of the unexpired term of the vacant directorship.

In addition to any other vote or consent required by law or by CU Bancorp’s articles of incorporation, the written consent of (x) the Treasury, if the Treasury holds any shares of CU Bancorp preferred stock, or (y) the holders of a majority of the outstanding shares of CU Bancorp preferred stock, voting as a single class, if the Treasury does not hold any shares of CU Bancorp preferred stock, is required in order to do the following:

—

amend the CU Bancorp articles of incorporation or the certificate of designation for the CU Bancorp preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the CU Bancorp preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of CU Bancorp; or

—

amend the CU Bancorp articles of incorporation or the certificate of designation for the CU Bancorp preferred stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the CU Bancorp preferred stock;

—

consummate a binding share exchange or reclassification involving the CU Bancorp preferred stock or a merger or consolidation of CU Bancorp with another entity, unless (i) the shares of CU Bancorp preferred stock remain outstanding or, in the case of a merger or consolidation in which CU Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of CU Bancorp preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the CU Bancorp preferred stock immediately prior to consummation of the transaction, taken as a whole;

—

sell all, substantially all or any material portion of, the assets of CU Bancorp, if the CU Bancorp preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

—	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of CU Bancorp preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of CU Bancorp or the acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the CU Bancorp preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the CU Bancorp preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of CU Bancorp authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the CU Bancorp preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of CU Bancorp, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the CU Bancorp preferred stock and will not require the vote or consent of the holders of the CU Bancorp preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of CU Bancorp representing more than 50% of the voting power of the outstanding shares of CU Bancorp common stock or (ii) being otherwise required to consolidate CU Bancorp for GAAP purposes, or (b) any consolidation or merger of CU Bancorp or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of CU Bancorp’s subsidiaries; provided that, in the case of either clause (a) or (b), CU Bancorp or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the CU Bancorp preferred stock are entitled to vote, holders of shares of the CU Bancorp preferred stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the CU Bancorp preferred stock would otherwise be required, all outstanding shares of the CU Bancorp preferred stock have been redeemed by CU Bancorp or called for redemption upon proper notice and sufficient funds have been deposited by CU Bancorp in trust for the redemption.

SUPERVISION AND REGULATION

General

CU Bancorp, California United Bank and 1st Enterprise are subject to significant regulation and restrictions by federal and state laws and regulatory agencies. This regulation is intended primarily for the protection of depositors and the deposit insurance fund, and secondarily for the stability of the U.S. banking system. It is not intended for the benefit of shareholders of financial institutions. The following discussion of statutes and regulations is a summary and does not purport to be complete nor does it address all applicable statutes and regulations. This discussion is also qualified in its entirety by reference to the full text and to the implementation and enforcement of the statutes and regulations referred to in this discussion.

The profitability of CU Bancorp, California United Bank and 1st Enterprise, like most financial institutions, is primarily dependent on interest rate differentials (“spreads”). In general, the difference between the interest rates paid by California United Bank and 1st Enterprise on their interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received on their interest-earning assets, such as loans extended to customers and securities held in their investment portfolio, will comprise the major portion of their earnings. These rates are highly sensitive to many factors that are beyond their control, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on CU Bancorp, California United Bank and 1st Enterprise cannot be predicted.

The business of CU Bancorp, California United Bank and 1st Enterprise is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the “FRB”). The FRB implements national monetary policies through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The monetary policies of the FRB in these areas influence the growth of loans, investments, and deposits and also affect interest earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact of any future changes in monetary and fiscal policies on CU Bancorp, California United Bank and 1st Enterprise cannot be predicted.

Although economic conditions have improved since the recent economic crisis, certain sectors remain weak and unemployment has improved but remains high compared to pre-recession levels. It is not certain that economic conditions will continue to improve and could worsen. Local governments and many businesses are still experiencing difficulty. While real estate values have improved in many sectors, declines in commercial real estate and housing values could have a negative impact on the value of collateral securing loans. In addition, future federal budget negotiations and the level of United States debt may have a destabilizing effect on financial markets. Europe and other global economies face continued economic stresses including increasing debt levels that could impact the capital markets generally, including the ability of CU Bancorp and 1st Enterprise to access capital and the trading price of the CU Bancorp and 1st Enterprise stock.

Additional initiatives may be proposed or introduced before Congress, the California Legislature, and other government bodies in the future. Such proposals, if enacted, may further alter the structure, regulation, and competitive relationship among financial institutions and may subject CU Bancorp, California United Bank and 1st Enterprise to increased supervision and disclosure, compliance costs and reporting requirements. In addition, the various bank regulatory agencies often adopt new rules and regulations and policies to implement and enforce existing legislation. Bank regulatory agencies have been very aggressive in the current economic environment in responding to concerns and trends identified in examinations, and this has resulted in the increased issuance of enforcement actions to financial institutions requiring action to address credit quality, liquidity and risk management, capital adequacy, compliance with the Bank Secrecy Act, as well as other safety and soundness concerns.

It cannot be predicted whether, or in what form, any such legislation or regulatory changes in policy may be enacted or the extent to which the business of CU Bancorp, California United Bank and 1st Enterprise would be affected thereby. In addition, the outcome of examinations, any litigation, or any investigations initiated by state or federal authorities may result in necessary changes in their respective operations and increased compliance costs.

Securities Registration and Listing

CU Bancorp’s common stock is registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, is subject to the information, proxy solicitation, insider trading, corporate governance, and other disclosure requirements and restrictions of the Exchange Act, as well as the Securities Act of 1933 (the “Securities Act”), both administered by the SEC. CU Bancorp is required to file annual, quarterly and other current reports with the SEC. The SEC maintains an Internet site, http://www.sec.gov, at which all forms accessed electronically may be accessed. CU Bancorp’s SEC filings are also available on its website at www.cubancorp.com.

CU Bancorp’s securities are listed on the NASDAQ Capital Market and trade under the symbol “CUNB.” As a company listed on the NASDAQ Capital Market, CU Bancorp is subject to NASDAQ standards for listed companies. CU Bancorp is also subject to certain provisions of the Sarbanes-Oxley Act of 2002 (“SOX”), the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and other federal and state laws and regulations which address, among other issues, require executive certification of financial presentations, corporate governance requirements for board audit and compensation committees and their members, and disclosure of controls and procedures and internal control over financial reporting, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. NASDAQ has also adopted corporate governance rules, which are intended to allow shareholders and investors to more easily and efficiently monitor the performance of companies and their directors.

Corporate Governance

Pursuant to SOX, publicly-held companies such as CU Bancorp have significant requirements, particularly in the area of external audits, financial reporting and disclosure, conflicts of interest, and corporate governance. The Dodd-Frank Act has added new corporate governance and executive compensation requirements, including mandated resolutions for public company proxy statements such as an advisory vote on executive compensation, expanding disclosures for all public companies soliciting proxies and new stock exchange listing standards.

However, CU Bancorp is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”) and, as a result, is not yet subject to all of these regulations. CU Bancorp also will not be subject to certain requirements of Section 404 of SOX, including the additional level of review of its internal control over financial reporting as may occur when outside auditors attest as to its internal control over financial reporting. Both California United Bank and 1st Enterprise are subject to an additional level of review of their internal controls over financial reporting under FDICIA.

CU Bancorp may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which it has total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (iii) the date on which CU Bancorp has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which CU Bancorp is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Recent Legislation and Regulation

Dodd Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, financial reform legislation significantly revised and expanded the rulemaking, supervisory and enforcement authority of the federal bank regulatory agencies. The numerous rules and regulations promulgated pursuant to the Dodd-Frank Act are likely to significantly impact the operations and compliance costs of CU Bancorp, California United Bank and 1st Enterprise. Certain provisions of the Dodd-Frank Act are now effective and have been fully implemented, including the revisions in the deposit insurance assessment base for FDIC insurance and the permanent increase in deposit insurance coverage to $250,000; the permissibility of paying interest on business checking accounts; the removal of barriers to interstate branching and required disclosure and shareholder advisory votes on executive compensation. Recent efforts to implement the final Dodd-Frank Act provisions included: (i) final new capital rules; (ii) a final rule to implement the so called “Volcker Rule” restrictions on certain proprietary trading and investment activities and (iii) final rules and increased enforcement action by the Consumer Finance Protection Bureau (“CFPB”).

New Financial Institution Capital Rules

In July 2013, the federal bank regulatory agencies adopted final regulations which revised their risk-based and leverage capital requirements for banking organizations to meet the requirements of the Dodd–Frank Act and to implement international agreements reached by the Basel Committee on Banking Supervision (the “Basel Committee”) intended to improve both the quality and quantity of banking organizations’ capital (“Basel III”). The Dodd-Frank Act requires the FRB to apply consolidated capital requirements to depository institution holding companies that are no less stringent than those currently applied to depository institutions. Although many of the rules contained in these final regulations are applicable only to large, internationally active banks, some of them will apply on a phased-in basis to all banking organizations, including CU Bancorp, California United Bank and 1st Enterprise.

The following are among the new requirements that will be phased in beginning January 1, 2015:

—	An increase in the minimum Tier 1 capital ratio from 4.00% to 6.00% of risk-weighted assets;

—	A new category and a required 4.50% of risk-weighted assets ratio is established for “common equity Tier 1” (“CET1”) as a subset of Tier 1 capital limited to common equity;

—	A minimum non-risk-based leverage ratio is set at 4.00% eliminating a 3.00% exception for higher rated banks;

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Changes in the permitted composition of Tier 1 capital to exclude trust preferred securities, mortgage servicing rights and certain deferred tax assets and include unrealized gains and losses on available for sale debt and equity securities;

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A new additional capital conservation buffer of 2.5% of risk-weighted assets over each of the required capital ratios will be phased in beginning January 2016 at 0.625% of risk-weighted assets until fully implemented in January 2019. This conservation buffer level must be met to avoid limitations on the ability to pay dividends, repurchase shares or pay discretionary bonuses;

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The risk weights of certain assets for purposes of calculating the risk-based capital ratios are changed for high volatility commercial real estate acquisition, development and construction loans, certain past due non-residential mortgage loans and certain mortgage-backed and other securities exposures; and

—	An additional “countercyclical capital buffer” is required for larger and more complex institutions.

Including the capital conservation buffer of 2.5% above, the new regulatory minimum capital ratios established under the new final capital rule would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. CU Bancorp, California United Bank and 1st Enterprise do not expect the countercyclical capital buffer to be applicable to their respective institutions.

The final rules also revise the prompt corrective action framework that will be effective on January 1, 2015. Under the new prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions will be required to meet the following increased capital level requirements in order to qualify as “well capitalized:” (i) a new common equity Tier 1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 5% (increased from 4%).

Under Dodd Frank, trust preferred securities will be excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by a bank holding company with less than $15 billion in assets. CU Bancorp assumed approximately $12.4 million of junior subordinated debt securities issued to various business trust subsidiaries of Premier Commercial Bancorp and funded through the issuance of approximately $12.0 million of floating rate capital trust preferred securities. Because CU Bancorp has less than $15 billion in assets, the trust preferred securities that CU Bancorp assumed from Premier Commercial Bancorp will continue to be included in Tier 1 capital, subject to a limit of 25% of Tier 1 capital elements.

While the new final capital rule sets higher regulatory capital standards for CU Bancorp, California United Bank and 1st Enterprise, bank regulators may also continue their past policies of expecting banks to maintain additional capital beyond the new minimum requirements. The implementation of the new capital rules or more stringent requirements to maintain higher levels of capital or to maintain higher levels of liquid assets could adversely impact their net income and return on equity, restrict the ability to pay dividends and require the raising of additional capital.

While CU Bancorp, California United Bank and 1st Enterprise are currently evaluating the final rules and the expected impact on their respective institutions, based upon a preliminary assessment, they believe that their respective current capital levels at June 30, 2014 would equal or exceed these minimum capital requirements, including the capital conservation buffer if they were in effect on that date.

Final Volcker Rule

In December 2013, the federal bank regulatory agencies adopted final rules that implement a part of the Dodd-Frank Act commonly referred to as the “Volcker Rule.” Under these rules and subject to certain exceptions, banking entities, including CU Bancorp, California United Bank and 1st Enterprise, will be restricted from engaging in activities that are considered proprietary trading and from sponsoring or investing in certain entities, including hedge or private equity funds that are considered “covered funds.” These rules were originally scheduled to become effective on April 1, 2014; however, the FRB granted banking institutions two additional one-year extensions to conform their ownership interests in and sponsorship of these covered funds. Certain collateralized loan obligations (“CLO”) securities backed by trust preferred securities were initially defined as covered funds subject to the investment prohibitions of the final rule. Action taken by the FRB in January 2014 exempted many such securities to address the concern that many community banks holding such CLO securities may have been required to recognize losses on those securities.

At June 30, 2014, neither CU Bancorp, California United Bank nor 1st Enterprise held any investment positions which were subject to the Volcker Rule. Therefore, while these new rules may require CU Bancorp, California United Bank and 1st Enterprise to conduct certain internal analyses and reporting, they believe that the rules will not require any material changes in their respective operations or business.

Bureau of Consumer Financial Protection

The Dodd-Frank Act established a new Bureau of Consumer Financial Protection, or CFPB, as an independent entity within the FRB with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. In addition to its rule making authority, the CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. For banks like California United Bank and 1st Enterprise, enforcement of CFPB regulations and examination of compliance with CFPB regulations continue to be the primary obligation of the FDIC and the CDBO. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act impacts many aspects of the financial industry and, in many cases, will impact larger and smaller financial institutions and community banks differently over time.

Significant recent CFPB developments that may affect the operations and compliance costs of California United Bank and 1st Enterprise include:

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The issuance of final rules for residential mortgage lending, which became effective January 10, 2014, including definitions for “qualified mortgages” and detailed standards by which lenders must satisfy themselves of the borrower’s ability to repay the loan and revised forms of disclosure under the Truth in Lending Act and the Real Estate Settlement Procedures Act;

—	The issuance of a policy report on arbitration clauses which could result in the restriction or prohibition of lenders including arbitration clauses in consumer financial services contracts;

—	Actions taken to regulate and supervise credit bureaus and debt collections; and

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Positions taken by CFPB on fair lending, including applying the disparate impact theory in auto financing, which could make it harder for lenders to charge different rates or apply different terms to loans to different customers.

As neither California United Bank nor 1st Enterprise currently originates residential mortgages, it is not expected that the new CFPB rules with regard to residential mortgage lending will have a substantial impact on their operations.

The JOBS Act

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” CU Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold shareholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). Finally, an emerging growth company may elect to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. At inception, CU Bancorp elected to take advantage of the benefits of this extended transition period to comply with new or amended accounting pronouncements in the same manner as a private company, although prior to 2013 there were no such accounting pronouncements. However during 2013, CU Bancorp “opted-in” to compliance with new or amended accounting pronouncements in the same fashion as other public companies. As a result, for the year ended December 31, 2013 and for the six months ended June 30, 2014, CU Bancorp’s financial statements are comparable to companies which complied with such new or revised accounting standards when originally effective.

Dividends

It is the FRB’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the FRB’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. The FRB has also discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

The terms of CU Bancorp’s Subordinated Debentures also limit its ability to pay dividends on CU Bancorp common stock. If CU Bancorp is not current on the payment of interest on its Subordinated Debentures, the company may not pay dividends on its common stock.

As previously indicated, CU Bancorp will issue 16,400 shares of CU Bancorp preferred stock in exchange for the 1st Enterprise preferred stock at the close of the merger. So long as the CU Bancorp preferred stock remains outstanding, CU Bancorp may declare and pay dividends on CU Bancorp common stock, any other shares of Junior Stock or Parity Stock only if, after giving effect to the dividend, CU Bancorp’s Tier 1capital would be at least equal to the Tier 1 Dividend Threshold (as defined above) and full dividends on all outstanding shares of CU Bancorp preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the CU Bancorp preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on CU Bancorp common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the CU Bancorp preferred stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

California law additionally limits CU Bancorp’s ability to pay dividends. A California corporation may make a distribution/dividend from retained earnings to the extent that the retained earnings exceed (a) the amount of the distribution plus (b) the amount of dividends, if any, in arrears on shares with preferential dividend rights. Alternatively, a California corporation may make a distribution/dividend, if, immediately after the distribution, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution/dividend.

California United Bank is a legal entity that is separate and distinct from its holding company. CU Bancorp is dependent on the performance of California United Bank for funds which may be received as dividends from California United Bank for use in the operation of CU Bancorp and the ability of CU Bancorp to pay dividends to shareholders. Subject to the regulatory restrictions which currently further restrict the ability of California United Bank to declare and pay dividends, future cash dividends by California United Bank will depend upon management’s assessment of future capital requirements, contractual restrictions, and other factors. When effective, the new minimum capital rule may restrict dividends by California United Bank if the additional capital conservation buffer is not achieved.

The powers of the board of directors of California United Bank to declare a cash dividend to CU Bancorp is subject to California law, which restricts the amount available for cash dividends to the lesser of a bank’s retained earnings or net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the CDBO in an amount not exceeding the greatest of (1) retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year.

Regulatory Capital

Current Capital Adequacy Guidelines

Bank holding companies and banks are currently subject to various regulatory capital requirements administered by state and federal banking agencies which apply until the increased capital requirements of the new capital rules are effective and fully phased in. (See “Recent Legislation and Regulations” above). Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting, and other factors. At June 30, 2014, CU Bancorp’s, California United Bank’s and 1st Enterprise’s capital ratios exceeded the minimum capital adequacy guideline percentage requirements of the federal banking agencies for being considered “well capitalized” institutions.

The current risk-based capital guidelines for bank holding companies and banks adopted by the federal banking agencies are expected to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, such as loans, and those recorded as off-balance sheet items, such as commitments, letters of credit and recourse arrangements. The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risks and dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. Bank holding companies and banks engaged in significant trading activity may also be subject to the market risk capital guidelines and be required to incorporate additional market and interest rate risk components into their risk-based capital standards.

The currently effective risk-based capital guidelines of the regulatory agencies were based upon the 1988 capital accord (“Basel I”) of the Basel Committee, a committee of central banks and bank supervisors/regulators from the major industrialized countries that develops broad policy guidelines, which each country’s supervisors can use to determine the supervisory policies they apply to their home jurisdiction. In 2004 the Basel Committee proposed a new capital accord (“Basel II”) to replace Basel I that provided approaches for setting capital standards for credit risk and capital requirements for operational risk and refining the existing capital requirements for market risk exposures. However, a definitive rule was not issued and instead the new capital rules to implement Basel III were first proposed in 2010.

Qualifying capital is classified depending on the type of capital:

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“Tier 1 capital” currently includes common equity and trust preferred securities, subject to certain criteria and quantitative limits. Accordingly, the capital received from trust preferred offerings qualifies as Tier 1 capital, within certain limits, but is subject to the new provisions of the Dodd Frank Act. Under the Dodd Frank Act, depository institution holding companies with more than $15 billion in total consolidated assets as of December 31, 2009, will no longer be able to include trust preferred securities as Tier 1 regulatory capital after the end of a 3-year phase-out period beginning 2013, and would need to replace any outstanding trust preferred securities issued prior to May 19, 2010 with qualifying Tier 1 regulatory capital during the phase-out period. For institutions with less than $15 billion in total consolidated assets such as CU Bancorp, existing trust preferred capital issued prior to 2010 will still qualify as Tier 1.

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“Tier 2 capital” includes hybrid capital instruments, other qualifying debt instruments, a limited amount of the allowance for credit losses, and a limited amount of unrealized holding gains on equity securities. Following the phase-out period under the Dodd Frank Act, trust preferred securities will be treated as Tier 2 capital for institutions with more than $15 billion in total consolidated assets.

—	“Tier 3 capital” consists of qualifying unsecured debt. The sum of Tier 2 and Tier 3 capital may not exceed the amount of Tier I capital.

Under the current capital guidelines, there are three fundamental capital ratios: a total risk-based capital ratio, a Tier 1 risk-based capital ratio and a Tier 1 leverage ratio. To be deemed “well capitalized” a bank must have a total risk-based capital ratio, a Tier 1 risk-based capital ratio and a Tier 1 leverage ratio of at least 10%, 6% and 5%, respectively. There is currently no Tier 1 leverage requirement for a holding company to be deemed well-capitalized. At June 30, 2014, the respective capital ratios of CU Bancorp, California United Bank and 1st Enterprise exceeded the minimum percentage requirements to be deemed “well-capitalized.”

The following table sets forth the regulatory capital guidelines and the actual capitalization levels for CU Bancorp, California United Bank and 1st Enterprise as of June 30, 2014:

	June 30, 2014
	Adequately Capitalized	Well- Capitalized	CU Bancorp	California United Bank	1st Enterprise
	(greater than or equal to)
Total Risk-Based Capital Ratio	8.0%	10.0%	12.75%	11.93%	11.55%
Tier 1 Risk-Based Capital Ratio	4.0%	6.0%	11.79%	10.96%	10.50%
Tier 1 Leverage Capital Ratio	4.0%	5.0%	10.38%	9.66%	9.55%

The following table sets forth the regulatory capital guidelines and the actual capitalization levels for CU Bancorp, California United Bank and 1st Enterprise as of December 31, 2013:

	December 31, 2013
	Adequately Capitalized	Well- Capitalized	CU Bancorp	California United Bank	1st Enterprise
	(greater than or equal to)
Total Risk-Based Capital Ratio	8.0%	10.0%	12.80%	11.96%	12.04%
Tier 1 Risk-Based Capital Ratio	4.0%	6.0%	11.84%	10.99%	10.97%
Tier 1 Leverage Capital Ratio	4.0%	5.0%	9.57%	8.90%	9.34%

The federal banking agencies have required many banks and bank holding companies subject to enforcement actions to maintain capital ratios in excess of the minimum ratios otherwise required to be deemed well capitalized, in which case institutions may no longer be deemed well capitalized and may therefore be subject to restrictions on taking brokered deposits.

CU Bancorp, California United Bank and 1st Enterprise are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and that are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans. Federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant. As of December 31, 2013 and June 30, 2014, CU Bancorp’s, California United Bank’s and 1st Enterprise’s leverage capital ratios exceeded regulatory minimums.

Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans. Federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant and have required many banks and bank holding companies subject to enforcement actions to maintain capital ratios in excess of the minimum ratios otherwise required to be deemed well capitalized, in which case institutions may no longer be deemed well capitalized and may therefore be subject to restrictions on taking brokered deposits.

See the discussion under “Recent Legislation and Regulations – New Financial Institution Capital Rules” above for further detail on new capital rules adopted by federal regulatory agencies.

Supervision and Regulation of CU Bancorp

As a bank holding company, CU Bancorp is registered with and subject to regulation by the Federal Reserve Board, or FRB, under the Bank Holding Company Act of 1956, as amended, or the BHCA. CU Bancorp is also a bank holding company within the meaning of Section 1280 of the California Financial Code and is subject to examination by, and may be required to file reports with, the CDBO.

FRB policy historically has required bank holding companies to act as a source of financial strength to their bank subsidiaries and to commit capital and financial resources to support those subsidiaries in circumstances where it might not otherwise do so. Dodd-Frank codified this policy as a statutory requirement. Under this requirement, CU Bancorp is expected to commit resources to support California United Bank, including at times when CU Bancorp may not be in a financial position to do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to such a commonly controlled institution.

Under the BHCA, CU Bancorp is subject to periodic examination by the FRB. CU Bancorp is also required to file with the FRB periodic reports of its consolidated operations and such additional information regarding CU Bancorp and its subsidiaries as the FRB may require. It is also subject to examination by the CDBO and is required to file reports with the CDBO.

Pursuant to the BHCA, CU Bancorp is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, CU Bancorp would own or control, directly or indirectly, more than 5% of such bank. In connection with such transactions: the FRB is required to consider certain competitive, management, financial, anti-money laundering compliance and other impacts.

Under the BHCA, CU Bancorp may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” CU Bancorp is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices.

The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in companies engaged in, a wider range of nonbanking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. Pursuant to GLBA and Dodd-Frank, in order to elect and retain financial holding company status, a bank holding company and all depository institution subsidiaries of a bank holding company must be well capitalized and well managed, and, except in limited circumstances, depository subsidiaries must be in satisfactory compliance with the Community Redevelopment Act (“CRA”), which requires banks to help meet the credit needs of the communities in which they operate. Failure to sustain compliance with these requirements or correct any non-compliance within a fixed time period could lead to divestiture of subsidiary banks or require all activities to conform to those permissible for a bank holding company. CU Bancorp has not elected financial holding company status and has not engaged in any activities determined by the FRB to be financial in nature or incidental or complementary to activities that are financial in nature.

Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal and state law in dealings with their holding companies and other affiliates, specifically under Sections 23A and 23B of the Federal Reserve Act and FRB Regulation W (and similar state statutes). Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10% of such subsidiary’s capital stock and surplus on an individual basis or 20% of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices and on terms no less favorable than those available from unaffiliated persons. A bank holding company banking subsidiary may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral. Dodd-Frank significantly expands the coverage and scope of the limitations on affiliate transactions within a banking organization.

Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

Subject to certain exceptions, the BHCA and the federal Change in Bank Control Act, together with the applicable regulations, require FRB approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank or bank holding company. A conclusive presumption of control exists if an individual or company acquires the power, directly or indirectly, to direct the management or policies of an insured depository institution or to vote 25% or more of any class of voting securities of any insured depository institution. A rebuttable presumption of control exists if a person or company acquires 10% or more but less than 25% of any class of voting securities of an insured depository institution and either the institution has registered securities under Section 12 of the Exchange Act, or no other person will own a greater percentage of that class of voting securities immediately after the acquisition. CU Bancorp’s common stock is registered under Section 12 of the Exchange Act.

Under California law, a person or entity proposing to directly or indirectly acquire control of a California bank must also obtain permission from the CDBO. California statutes define “control” as either (i) indirectly or directly owning, controlling or having power to vote 25% or more of the voting securities of a bank; or (ii) to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract (other than a commercial contract for goods or non-management services), or otherwise;

provided, however, that no individual shall be deemed to control a person solely on account of being a director, officer, or employee of such person. A person who, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the then outstanding voting securities issued by another person is presumed to control such other person.

The FRB maintains a policy statement on minority equity investments in banks and bank holding companies that generally permits investors to: (i) acquire up to 33% of the total equity of a target bank or bank holding company, subject to certain conditions, including, but not limited to, that the investing firm does not acquire 15% or more of any class of voting securities, and (ii) designate at least one director, without triggering the various regulatory requirements associated with control. As a bank holding company, CU Bancorp is required to obtain prior approval from the FRB before (i) acquiring all or substantially all of the assets of a bank or bank holding company, (ii) acquiring direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank or bank holding company (unless CU Bancorp owns a majority of such bank’s voting shares), or (iii) merging or consolidating with any other bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977. In its most recent examination of its CRA activities California United Bank received an “Outstanding” rating.

Stock Redemptions and Repurchases

It is an essential principle of safety and soundness that a banking organization’s redemption and repurchases of regulatory capital instruments, including common stock, from investors be consistent with the organization’s current and prospective capital needs. In assessing such needs, the board of directors and management of a bank holding company should consider the dividend factors discussed previously under “Dividends,” above. The risk-based capital rule directs bank holding companies to consult with the FRB before redeeming any equity or other capital instrument included in Tier 1 or Tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization’s capital base. Bank holding companies experiencing financial weaknesses, or that are at significant risk of developing financial weaknesses, must consult with the appropriate FRB supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration. Similarly, any bank holding company considering expansion, either through acquisitions or through new activities, also generally must consult with the appropriate FRB supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration. In evaluating the appropriateness of a bank holding company’s proposed redemption or repurchase of capital instruments, the FRB will consider the potential losses that the holding company may suffer from the prospective need to increase reserves and write down assets from continued asset deterioration and the holding company’s ability to raise additional common stock and other Tier 1 capital to replace capital instruments that are redeemed or repurchased. A bank holding company must inform the FRB of a redemption or repurchase of common stock or perpetual preferred stock for cash or other value resulting in a net reduction of the bank holding company’s outstanding amount of common stock or perpetual preferred stock below the amount of such capital instrument outstanding at the beginning of the quarter in which the redemption or repurchase occurs. In addition, a bank holding company must advise the FRB sufficiently in advance of such redemptions and repurchases to provide reasonable opportunity for supervisory review and possible objection should the FRB determine a transaction raises safety and soundness concerns.

Regulation Y requires that a bank holding company that is not well capitalized or well managed, or that is subject to any unresolved supervisory issues, provide prior notice to the FRB for any repurchase or redemption of its equity securities for cash or other value that would reduce by 10% or more the holding company’s consolidated net worth aggregated over the preceding 12-month period.

Annual Reporting; Examinations

Bank holding companies, like CU Bancorp, are required to file an annual report with the FRB, and such additional information as the FRB may require. The FRB may examine a bank holding company and any of its subsidiaries, and charge the company for the cost of such an examination.

Imposition of Liability for Undercapitalized Subsidiaries

FDICIA requires bank regulators to take “prompt corrective action” to resolve problems associated with insured depository institutions. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company “having control of” the undercapitalized institution “guarantees” the subsidiary’s compliance with the capital restoration plan until it becomes “adequately capitalized.” For purposes of this statute, CU Bancorp has control of California United Bank. Under FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the depository institution’s total assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDICIA grants greater powers to bank regulators in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior FRB approval of proposed distributions, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

State Law Restrictions

As a California corporation, CU Bancorp is subject to certain limitations and restrictions under applicable California corporate law. For example, state law restrictions in California include limitations and restrictions relating to indemnification of directors, distributions and dividends to shareholders (discussed above), transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

Supervision and Regulation of California United Bank and 1st Enterprise

California United Bank and 1st Enterprise, as California state-chartered banks, are subject to primary supervision and examination by the CDBO as well as the FDIC. Under the Federal Deposit Insurance Act (“FDI Act”) and the California Financial Code, California state-chartered commercial banks may generally engage in any activity permissible for national banks. Therefore, California United Bank and 1st Enterprise may form subsidiaries to engage in the many so-called “closely related to banking” or “nonbanking” activities commonly conducted by national banks in operating subsidiaries or subsidiaries of bank holding companies. Further, pursuant to amendments enacted by the Gramm-Leach-Bliley Act (“GLBA”), California banks may conduct certain “financial” activities in a subsidiary to the same extent as a national bank, provided California United Bank and 1st Enterprise are and remain “well-capitalized,” “well-managed” and in satisfactory compliance with the Community Reinvestment Act, or CRA, which requires banks to help meet the credit needs of the communities in which they operate. Neither California United Bank nor 1st Enterprise currently has any financial subsidiaries.

Specific federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds, the nature and amount of and collateral for certain loans, borrowings, capital requirements, certain check-clearing activities, branching, and mergers and acquisitions.

California banks are also subject to various federal statutes and regulations including FRB Regulation O, Federal Reserve Act Sections 23A and 23B and Regulation W and similar state statutes, which restrict or limit loans or extensions of credit to “insiders,” including officers, directors and principal shareholders, and loans or extension of credit by banks to affiliates or purchases of assets from affiliates, including parent bank holding companies, except pursuant to certain exceptions and terms and conditions at least as favorable to those prevailing for comparable transactions with unaffiliated parties. Dodd-Frank expanded definitions and restrictions on transactions with affiliates and insiders under Section 23A and 23B and also lending limits for derivative transactions, repurchase agreements and securities lending and borrowing transactions

California United Bank and 1st Enterprise are members of the Federal Home Loan Bank (“FHLB”) of San Francisco. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region and makes available loans or advances to its members. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. As FHLB members, California United Bank and 1st Enterprise are required to own a certain amount of capital stock in the FHLB. At June 30, 2014, California United Bank and 1st Enterprise were in compliance with the FHLB’s stock ownership requirements and their investments in FHLB capital stock totaled $4.2 million and $3.8 million, respectively.

In addition to the foregoing, the following summary identifies some of the more significant laws, regulations, and policies that affect operations of California United Bank and 1st Enterprise. This summary is not intended to be a complete listing or description of all laws and regulations that apply to these banks and is qualified in its entirety by reference to the applicable laws and regulations.

Supervision and Enforcement Authority

The federal and California regulatory structure gives bank regulatory agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The bank regulatory agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before an institution’s capital becomes impaired. The guidelines establish operational and managerial standards generally relating to: (1) internal controls, information systems, and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest-rate exposure; (5) asset growth and asset quality; and (6) compensation, fees and benefits. Further, the regulatory agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If, as a result of an examination, the CDBO or the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the operations of California United Bank or 1st Enterprise are unsatisfactory or that either they or their management is violating or has violated any law or regulation, the CDBO and the FDIC, and separately the FDIC, as insurer of their deposits, have residual authority to:

—	Require affirmative action to correct any conditions resulting from any violation or practice;

—

Direct an increase in capital and the maintenance of higher specific minimum capital ratios, which may preclude California United Bank and/or1st Enterprise from being deemed “well-capitalized” and restrict their ability to accept certain brokered deposits;

—	Restrict their growth geographically, by products and services, or by mergers and acquisitions;

—

Enter into informal or formal enforcement orders, including memoranda of understanding, written agreements and consent or cease and desist orders or prompt corrective action orders to take corrective action and cease unsafe and unsound practices;

—	Require prior approval of senior executive officer or director changes; remove officers and directors and assess civil monetary penalties; and

—	Terminate FDIC insurance, revoke the charter and/or take possession of and close and liquidate the banks or appoint the FDIC as receiver of the banks.

Prompt Corrective Action Authority

The FDI Act provides a framework for regulation of depository institutions and their affiliates, including parent holding companies, by their federal banking regulators. Among other things, it requires the relevant federal banking regulator to take “prompt corrective action” with respect to a depository institution if that institution does not meet certain capital adequacy standards, including requiring the prompt submission of an acceptable capital restoration plan. Supervisory actions by the appropriate federal banking regulator under the prompt corrective action rules generally depend upon an institution’s classification within five capital categories as defined in the regulations.

The relevant capital measures are the capital ratio, the Tier 1 capital ratio, and the leverage ratio. However, the federal banking agencies have also adopted non-capital safety and soundness standards to assist examiners in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These include operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset quality and growth, (v) earnings, (vi) risk management, and (vii) compensation and benefits.

A depository institution’s capital tier under the prompt corrective action regulations will depend upon how its capital levels compare with various relevant capital measures and the other factors established by the regulations. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratio if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

The FDI Act generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company, if the depository institution would thereafter be “undercapitalized.” “Undercapitalized” institutions are subject to growth limitations and are required to submit a capital restoration plan. The regulatory agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The bank holding company must also provide appropriate assurances of performance. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

The appropriate federal banking agency may, under certain circumstances, reclassify a “well-capitalized” insured depository institution as only “adequately capitalized.” The FDI Act provides that an institution may be reclassified if the appropriate federal banking agency determines (after notice and opportunity for a hearing) that the institution is in an unsafe or unsound condition or deems the institution to be engaging in an unsafe or unsound practice. The appropriate agency is also permitted to require an adequately capitalized or undercapitalized institution to comply with the supervisory provisions as if the institution were in the next lower category (but not treat a significantly undercapitalized institution as critically undercapitalized) based on supervisory information other than the capital levels of the institution.

Brokered Deposit Restrictions

Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept, renew, or roll over brokered deposits. As of June 30, 2014, both California United Bank and 1st Enterprise are deemed to be “well-capitalized” and, therefore, are eligible to accept brokered deposits.

Loans to One Borrower

With certain limited exceptions, the maximum amount that a California bank may lend to any borrower at any one time (including the obligations to the bank of certain related entities of the borrower) may not exceed 25% (and unsecured loans may not exceed 15%) of the bank’s shareholders’ equity, allowance for loan loss, and any capital notes and debentures of the bank, although California United Bank has, by policy, lower “house limits” that they generally will not exceed without the approval of their respective Chief Credit Officer and the Chief Executive Officer.

Extensions of Credit to Insiders and Transactions with Affiliates

The Federal Reserve Act and FRB Regulation O place limitations and conditions on loans or extensions of credit to:

—

a bank or bank holding company’s executive officers, directors and principal shareholders (i.e., in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities);

—	any company controlled by any such executive officer, director or shareholder; or

—	any political or campaign committee controlled by such executive officer, director or principal shareholder.

Such loans and leases:

—	must comply with loan-to-one-borrower limits;

—	require prior full board approval when aggregate extensions of credit to the person exceed specified amounts;

—

must be made on substantially the same terms (including interest rates and collateral) and follow credit-underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-insiders;

—	must not involve more than the normal risk of repayment or present other unfavorable features; and

—	must not exceed the bank’s unimpaired capital and unimpaired surplus in the aggregate.

Significant additional restrictions apply to loans to executive officers. The California Financial Code and CDBO regulations adopt and apply Regulation O to California United Bank and 1st Enterprise and provide additional limitations on loans to affiliates.

Concentration in Commercial Real Estate Lending

As a part of its regulatory oversight, the federal regulators have issued guidelines on sound risk management practices to address a financial institution’s concentrations in commercial real estate (“CRE”) lending activities. The guidelines identify certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis surrounding the institution’s CRE concentration risk. The guidelines are designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the guidelines establish two concentration levels. First, a concentration is deemed to exist if the institution’s total construction, land development and other land loans represent 100% or more of total risk-based capital (“CRE 1 Concentration”). Second, a concentration will be deemed to exist if total loans for construction, land development and other land and loans secured by multifamily and non-owner occupied, non-farm, non-residential properties (excluding loans secured by owner-occupied properties) represent 300% or more of total risk-based capital (“CRE 2 Concentration”) and the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 month period. As of June 30, 2014, California United Bank’s and 1st Enterprise’s CRE 1 Concentration level were 42% and 44%, respectively, and California United Bank’s and 1st Enterprise’s CRE 2 Concentration level were 273% and 203%, respectively.

Management of California United Bank has concluded that the bank does not have a concentration in commercial real estate lending under the foregoing standards at this time. Similarly, management of 1st Enterprise has concluded that the bank does not have a concentration in commercial real estate lending under the foregoing standards at this time.

Affiliate Transactions

California United Bank and 1st Enterprise are also subject to certain restrictions imposed by Federal Reserve Act Sections 23A and 23B, as amended by Dodd-Frank, and FRB Regulation W on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, any of their affiliates, the purchase of, or investments in, stock or other securities thereof, the taking of such securities as collateral for loans, and the purchase of assets of any of their affiliates. Affiliates include parent holding companies, sister banks, sponsored and advised companies, financial subsidiaries (but not operating subsidiaries or other permissible bank subsidiaries) and investment companies where their affiliate serves as investment advisor. Sections 23A and 23B and Regulation W generally:

—	prevent any affiliates from borrowing from the bank unless the loans are secured by marketable obligations of designated amounts;

—	limit such loans and investments to or in any affiliate individually to 10% of the bank’s capital and surplus;

—	limit such loans and investments to all affiliates in the aggregate to 20% of the bank’s capital and surplus; and

—

require such loans and investments to or in any affiliate to be on terms and under conditions substantially the same or at least as favorable to the bank as those prevailing for comparable transactions with non-affiliated parties.

Additional restrictions on transactions with affiliates may be imposed on California United Bank and 1st Enterprise under the FDI Act’s prompt corrective action regulations and the supervisory authority of the federal and state banking agencies.

Deposit Insurance

The FDIC is an independent federal agency that insures deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC insures customer deposits through the Deposit Insurance Fund (the “DIF”) up to prescribed limits for each depositor. Pursuant to Dodd-Frank, the maximum deposit insurance amount has been permanently increased to $250,000 per depositor. As required by Dodd-Frank, the FDIC adopted a DIF restoration plan which became effective on January 1, 2011. Among other things, the plan: (1) raises the minimum designated reserve ratio, which the FDIC is required to set each year, to 1.35% (from the former minimum of 1.15%) and removes the upper limit on the designated reserve ratio (which was formerly capped at 1.5%) and consequently on the size of the fund; (2) requires that the fund reserve ratio reach 1.35% by 2020; (3) eliminates the requirement that the FDIC provide dividends from the fund when the reserve ratio is between 1.35% and 1.5%; and (4) continues the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.5%, but grants the FDIC sole discretion in determining whether to suspend or limit the declaration or payment of dividends. The FDI Act continues to require that the FDIC’s Board of Directors consider the appropriate level for the designated reserve ratio annually and, if changing the designated reserve ratio, engage in notice-and-comment rulemaking before the beginning of the calendar year. The FDIC has set a long-term goal of getting its reserve ratio up to 2% of insured deposits by 2027.

On February 7, 2011, the FDIC approved a final rule, as mandated by Dodd-Frank, changing the deposit insurance assessment system from one that is based on total domestic deposits to one that is based on average consolidated total assets minus average tangible equity. In addition, the final rule creates a scorecard-based assessment system for larger banks (those with more than $10 billion in assets) and suspends dividend payments if the DIF reserve ratio exceeds 1.5%, but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. Larger insured depository institutions will likely pay higher assessments to the DIF than under the old system. Additionally, the final rule includes an adjustment for depository institution debt whereby an institution would pay an additional premium equal to 50 basis points on every dollar of long-term, unsecured debt held as an asset that was issued by another insured depository institution to the extent that all such debt exceeds 3% of the other insured depository institution’s Tier 1 capital. The new rule became effective for the quarter beginning

April 1, 2011. In 2013, California United Bank’s and 1st Enterprise’s insurance assessments were $880,000 and $400,000, respectively.

The FDIC may terminate a depository institution’s deposit insurance upon a finding that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices that pose a risk to the DIF or that may prejudice the interest of the bank’s depositors. The termination of deposit insurance for a bank would also result in the revocation of the bank’s charter by the CDBO.

Depositor Preference

The Federal Deposit Insurance Act provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institutions, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured non-deposit creditors, with respect to any extensions of credit they have made to such insured depository institution.

Audit Requirements

California United Bank is required to have an annual independent audit, alone or as a part of its bank holding company’s audit, and to prepare all financial statements in accordance with U.S. generally accepted accounting principles. CU Bancorp, California United Bank’s bank holding company has an annual independent audit and California United Bank does not have a separate independent audit. CU Bancorp’s Audit and Risk Committee serves as the Audit Committee for California United Bank and is composed entirely of independent directors. As required by NASDAQ, CU Bancorp has certified that its audit committee has adopted a formal written charter and meets the requisite number of directors, independence, and qualification standards. The combined Audit Committee meets NASDAQ and bank regulatory agency requirements. Under the Sarbanes-Oxley Act and FDICIA, management of CU Bancorp is required to assess the effectiveness of the company’s internal control over financial reporting as of the end of CU Bancorp’s fiscal year.

Similarly, 1st Enterprise is also required to have an annual independent audit and to prepare all financial statements in accordance with U.S. generally accepted accounting principles. 1st Enterprise has an annual independent audit.

Anti-Money Laundering and OFAC Regulation

A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The Bank Secrecy Act of 1970 (“BSA”) and subsequent laws and regulations require California United Bank and 1st Enterprise to take steps to prevent the use of their respective institutions or its systems from facilitating the flow of illegal or illicit money and to file suspicious activity reports. Those requirements include ensuring effective Board and management oversight, establishing policies and procedures, developing effective monitoring and reporting capabilities, ensuring adequate training and establishing a comprehensive internal audit of BSA compliance activities. The USA Patriot Act of 2001 (“Patriot Act”) significantly expanded the anti-money laundering (“AML”) and financial transparency laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. Regulations promulgated under the Patriot Act impose various requirements on financial institutions, such as standards for verifying client identification at account opening and maintaining expanded records (including “Know Your Customer” and “Enhanced Due Diligence” practices) and other obligations to maintain appropriate policies, procedures and controls to aid the process of preventing, detecting, and reporting money laundering and terrorist financing.

An institution subject to the Patriot Act must provide AML training to employees, designate an AML compliance officer and annually audit the AML program to assess its effectiveness. The federal regulatory agencies continue to issue regulations and new guidance with respect to the application and requirements of BSA and AML. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. Based on their administration by Treasury’s Office of Foreign Assets Control (“OFAC”), these are typically known as the “OFAC” rules. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC.

Failure of a financial institution to maintain and implement adequate BSA, AML and OFAC programs, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Community Reinvestment Act

Under the Community Reinvestment Act of 1977, or CRA, California United Bank and 1st Enterprise have a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of their respective communities, including low and moderate income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community consistent with CRA. CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities and to take that record into account in its evaluation of certain applications by such institution, such as applications for charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions or engage in certain activities pursuant to the GLB Act. An unsatisfactory rating may be the basis for denying the application. Based on their most recent examination reports, California United Bank received an overall CRA rating of “Outstanding”, the highest rating possible, and 1st Enterprise received an overall CRA rating of “Satisfactory.”

Consumer Compliance and Fair Lending Laws

California United Bank and 1st Enterprise are subject to a number of federal and state laws designed to protect borrowers and promote lending to various sectors of the economy and population. These laws include the Patriot Act, Bank Secrecy Act, the Foreign Account Tax Compliance Act (effective 2013), the CRA, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the National Flood Insurance Act, various state law counterparts, and the Consumer Financial Protection Act of 2010, which constitutes part of the Dodd-Frank Act. The enforcement of Fair Lending laws has been an increasing area of focus for regulators, including the FDIC and CFPB. Fair Lending laws related to extensions of credit are included in The Equal Credit Opportunity Act and the Fair Housing Act which prohibit discrimination in residential real estate and credit transactions based on race, color, national origin, sex, marital status, familial status, religion, age, physical ability, the fact that all or part of the applicant’s income derives from a public assistance program or the fact that the applicant has exercised any right under the Consumer Credit Protection Act. Under the Fair Lending laws, lenders can also be liable for policies which have a disparate impact on, or result in disparate treatment of, a protected class of applicants or borrowers. Lenders are required to have a Fair Lending program that is of sufficient scope to monitor the inherent Fair Lending risk of the institution and that appropriately remediates any issues which are identified. Generally, regulatory agencies are required to refer fair lending violations to the Department of Justice for investigation.

In addition, federal law and certain state laws (including California) currently contain client privacy protection provisions. These provisions limit the ability of banks and other financial institutions to disclose non-public information about consumers to affiliated companies and non-affiliated third parties. These rules require disclosure of privacy policies to clients and, in some circumstance, allow consumers to prevent disclosure of certain personal information to affiliates or non-affiliated third parties by means of “opt out” or “opt in” authorizations. Pursuant to the GLB Act and certain state laws (including California) companies are required to notify clients of security breaches resulting in unauthorized access to their personal information.

The Dodd-Frank Act provides for the creation of the Bureau of Consumer Financial Protection, or CFPB, as an independent entity within the FRB. The CFPB is a relatively new regulatory agency for United States banks. It has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards, and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The bureau’s functions include investigating consumer complaints, conducting market research, rulemaking, supervising and examining banks consumer transactions, and enforcing rules related to consumer financial products and services. Banks with less than $10 billion in assets, such as California United Bank and 1st Enterprise, will continue to be examined for compliance by the FDIC, their primary federal banking regulator.

Customer Information Security

The FRB and other bank regulatory agencies have adopted final guidelines for safeguarding confidential, personal customer information. These guidelines require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazard to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. Both California United Bank and 1st Enterprise have adopted a customer information security program to comply with such requirements.

Privacy

The Gramm-Leach-Bliley Act of 1999 and the California Financial Information Privacy Act require financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to non-affiliated third parties. In general, the statutes require explanations to consumers on policies and procedures regarding the disclosure of such nonpublic personal information and, except as otherwise required by law, prohibit disclosing such information except as provided in the policies and procedures of California United Bank and 1st Enterprise. Both California United Bank and 1st Enterprise have implemented privacy policies addressing these restrictions which are distributed regularly to their existing and new customers.

Federal Banking Agencies Compensation Guidelines

Guidelines adopted by the federal banking agencies prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. In June 2010, the federal bank regulatory agencies jointly issued additional comprehensive guidance on incentive compensation policies (the “Incentive Compensation Guidance”) intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The Incentive Compensation Guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The Incentive Compensation Guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

On February 7, 2011, the Board of Directors of the FDIC approved a joint proposed rulemaking to implement Section 956 of the Dodd-Frank for banks with $1 billion or more in assets. Section 956 prohibits incentive-based compensation arrangements which encourage inappropriate risk taking by covered financial institutions and are deemed to be excessive, or that may lead to material losses. The rule would move the U.S. closer to aspects of international compensation standards by 1) requiring deferral of a substantial portion of incentive compensation for executive officers of particularly large institutions described above; 2) prohibiting incentive-based compensation arrangements for covered persons that would encourage inappropriate risks by providing excessive compensation; 3) prohibiting incentive-based compensation arrangements for covered persons that would expose the institution to inappropriate risks by providing compensation that could lead to a material financial loss; 4) requiring policies and procedures for incentive-based compensation arrangements that are commensurate with the size and complexity of the institution; and 5) requiring annual reports on incentive compensation structures to the institution’s appropriate Federal regulator.

The scope, content and application of the U.S. banking regulators’ policies on incentive compensation continue to evolve in the aftermath of the economic downturn. Neither California United Bank nor 1st Enterprise can determine at this time whether compliance with such policies will adversely affect their ability to hire, retain and motivate their respective key employees.

CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 2

DISCRETIONARY AUTHORITY TO ADJOURN

General

If there are not sufficient shares of CU Bancorp common stock represented to constitute a quorum at the CU Bancorp annual meeting or if the number of shares of CU Bancorp common stock voting “FOR” approval of the merger agreement and the transactions contemplated therein is not sufficient to approve that proposal at the meeting, then the person(s) designated as the proxy holder stated in the proxy card of CU Bancorp intends to move to adjourn the CU Bancorp annual meeting in order to enable the CU Bancorp board of directors to solicit additional proxies for approval of the merger proposal. Similarly, if there are not sufficient shares of 1st Enterprise stock (both common and/or preferred) represented to constitute a quorum at the 1st Enterprise annual meeting or the number of shares of 1st Enterprise common stock or the number of shares of 1st Enterprise preferred stock voting “FOR” approval of the merger proposal is not sufficient to approve that proposal at the meeting, then the person(s) designated as the proxy holder stated in the proxy card of 1st Enterprise intends to move to adjourn the 1st Enterprise annual meeting in order to enable the 1st Enterprise board of directors to solicit additional proxies for approval of the merger proposal.

In this proposal, CU Bancorp and 1st Enterprise are asking their respective shareholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn their respective annual meeting if there are not sufficient shares represented to constitute a quorum at the meeting or if the number of shares voting for approval of the merger proposal is not sufficient to approve that proposal at the meeting. If the shareholders of CU Bancorp/1st Enterprise approve the adjournment proposal, CU Bancorp/1st Enterprise could adjourn the annual meeting to another time and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if CU Bancorp/1st Enterprise has received proxies representing a sufficient number of votes against approval and adoption of the merger proposal, CU Bancorp/1st Enterprise could adjourn their respective annual meeting without a vote on the merger proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger proposal.

If the CU Bancorp/1st Enterprise annual meeting is adjourned so that their respective boards can solicit additional proxies to approve the merger proposal, CU Bancorp and 1st Enterprise are not required to give any notice of the adjourned meeting other than an announcement of the place, date and time provided at the respective annual meeting.

Vote Required

At the CU Bancorp annual meeting, the adjournment proposal requires the affirmative vote of at least a majority of the shares voted in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the CU Bancorp annual meeting, but will be treated as present at the meeting for purposes of determining a quorum.

At the 1st Enterprise annual meeting, the adjournment proposal requires the affirmative vote of at least a majority of the shares of 1st Enterprise stock (both common stock and preferred stock voting as a separate class) voted in person or represented by proxy and entitled to vote on the adjournment proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the 1st Enterprise annual meeting, but will be treated as present at the meeting for purposes of determining a quorum.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker to whom you do not give instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

Recommendation of the Boards of Directors of CU Bancorp and 1st Enterprise

THE CU BANCORP BOARD OF DIRECTORS AND THE 1ST ENTERPRISE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ADJOURNMENT OF THEIR RESPECTIVE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MERGER PROPOSAL.

CU BANCORP PROPOSAL NO. 3

ELECTION OF DIRECTORS

Nominees

The Bylaws of CU Bancorp provide that the number of directors shall not be less than nine nor more than seventeen until changed by an amendment to the Articles of Incorporation or the Bylaws, leaving its board of directors with the authority to fix the exact number of directors within that range. The CU Bancorp board of directors last fixed the exact number of directors at eleven, but will adopt resolutions fixing the authorized number of directors on the Board at twelve in order to accommodate the 1st Enterprise directors who will be appointed to the CU Bancorp board of directors, subject to and pending the consummation of the merger.

Directors are elected annually for a term ending on the next annual shareholders’ meeting date.

The persons named below are currently members of the CU Bancorp board of directors. All of the listed persons have been nominated for election to serve until the 2015 annual meeting of shareholders and until their successors are elected; provided, however, that at the close of the merger, it is proposed that the following current directors of CU Bancorp will continue to serve on the board, subject to their being elected at the annual meeting: David I. Rainer, [            ], [            ], [            ], [            ], [            ], [            ], and [            ]. [            ], [            ], and [            ] have tendered their resignation from the CU Bancorp and California United Bank boards, subject to, and to be immediately effective as of, the close of the merger. If the merger does not close, then all eleven current members of the CU Bancorp board, who are herein nominated for election, will continue their service on the CU Bancorp and the California United Bank boards, subject to their election at the CU Bancorp annual meeting.

Votes will be cast in such a way as to effect the election of all eleven nominees, or as many thereof as possible under the rules of cumulative voting. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the board of directors. Management has no reason to believe that any of the nominees will be unavailable to serve. Additional nominations can only be made by complying with the notice provision set forth in the CU Bancorp Bylaws, an extract of which is included under the caption “—Selection and Evaluation of Director Candidates – Nomination of Directors” beginning on page [    ]. This Bylaw provision is designed to give the board of directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if the notice provisions are not followed.

The CU Bancorp board of directors has determined that all of the current directors on the board, except for Mr. Rainer, Ms. Williams and Mr. Cosgrove, are “independent,” as that term is defined by the rules and regulations of The NASDAQ Stock Market. These eight independent directors comprise a majority of the board of directors.

The following table lists the names and certain information as of September 10, 2014 regarding CU Bancorp’s directors. All the named individuals serve as directors of CU Bancorp and its wholly-owned subsidiary, California United Bank.

Name	Age	Position with CU Bancorp	Year First Appointed or Elected
Roberto E. Barragan	54	Director	2004
Kenneth L. Bernstein	71	Director	2004
Kenneth J. Cosgrove	66	Director[1]	2012
Eric S. Kentor[2]	55	Director	2014
Robert C. Matranga	71	Director	2012
David I. Rainer	57	Chairman, President and Chief Executive Officer	2004

Roy A. Salter	57	Director	2004
Daniel F. Selleck	58	Director	2004
Lester M. Sussman	59	Director	2011
Charles H. Sweetman	71	Director	2004
Anne A. Williams	56	Director, Executive Vice President, Chief Operating Officer and Chief Credit Officer	2009

1.	Also serves as Vice Chairman of the California United Bank board of directors.
2.	Appointed by the Board for a term commencing April 1, 2014.

CU Bancorp’s directors serve one-year terms. No director or executive officer was selected pursuant to any arrangement or understanding, other than with the directors and executive officers of CU Bancorp acting within their capacities as such. There are no family relationships between the directors and executive officers of CU Bancorp. No director or executive officer of CU Bancorp serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Exchange Act, or any investment company registered under the Investment Company Act of 1940. No director or executive officer of CU Bancorp has been involved in any legal proceedings during the past ten years that is material to an evaluation of the ability or integrity of any director or executive officer of CU Bancorp.

Mr. Stephen Carpenter resigned as Vice Chairman of the Board and member of the CU Bancorp board of directors effective December 31, 2013. He holds the honorary title of Director Emeritus.

The following is the business experience of the members of CU Bancorp’s current board of directors:

Roberto E. Barragan. Mr. Barragan currently is President of the Valley Economic Development Center, Inc., or VEDC. He has served in various capacities with the VEDC since 1995. The VEDC is a 501(c)3 community based private non-profit corporation which offers training, consulting, technical assistance and financing to small- and medium-sized businesses. He was a founder of the Pacoima Development Federal Credit Union. Mr. Barragan is an expert on the needs of small businesses within California United Bank’s communities and assists significantly in the Community Reinvestment Act efforts of California United Bank. Mr. Barragan serves as the Community Redevelopment Act “CRA” Board Liaison, between California United Bank’s CRA committee and the Board of Directors.

Kenneth L. Bernstein. Mr. Bernstein is President and Chief Executive Officer and sole shareholder of BFC Financial Corporation of Encino, a San Fernando Valley company that he has owned since 1965, which consults for middle market companies, notably on assignments associated with mergers and acquisitions and corporate financial and management restructure. Mr. Bernstein is an experienced lender and loan work-out consultant. As Chairman of the Directors’ loan committee he provides guidance to Management in lending and loan risk management.

Kenneth J. Cosgrove. Mr. Cosgrove was previously the Chairman and Chief Executive Officer of Premier Commercial Bancorp and Premier Commercial Bank, N.A. and had served in that position since the formation. He has over 40 years of banking experience. He is currently also a member of the Board of Directors of the holding company for Pacific Coast Bankers Bank as well as Pacific Coast Bankers Bank, a bankers’ bank in San Francisco, CA and serves as the Chairman of the Board.

Eric S. Kentor. Mr. Kentor is an attorney, independent business consultant and private investor working primarily with companies in the medical technology and clean tech, or “green” sectors. From 1995, until its purchase by Medtronic in 2001, Kentor served as Senior Vice President, General Counsel, and Corporate Secretary and as a permanent member of the Executive Management Committee at MiniMed Inc. The company was a world leader in the design, development, manufacture and marketing of advanced systems for the treatment of diabetes. Prior to MiniMed, Kentor served as Vice President of Legal Services for Health Net, California’s second-largest health maintenance organization, as well as Executive Counsel for its parent corporation. Previously, Kentor was a partner at the law firm of McDermott, Will & Emery. Kentor has also served as a director of both private and public companies, including Endocare, Inc., a publicly traded medical device company where he served as a director until the company was acquired in 2009. As an attorney experienced in corporate governance, Mr. Kentor provides legal and corporate governance expertise as well as experience as an executive officer and director of public companies.

Robert C. Matranga. Mr. Matranga is the Chairman and Chief Executive Officer of Bomel Construction Company, Inc., a concrete and general contractor, a position he has held for over 10 years. He was previously a Director of Premier Commercial Bancorp and Premier Commercial Bank, N.A. since formation. He brings substantial business and market expertise to the Board of Directors.

David I. Rainer. Mr. Rainer is Chairman of the board of directors and the President and Chief Executive Officer of CU Bancorp and California United Bank. He was previously California State President for US Bank and Executive Vice President of Commercial Banking for US Bank, in which capacity he led the commercial banking operations for US Bank in the Western United States, from Colorado to California. In February 1999, Mr. Rainer became President and Chief Executive Officer of Santa Monica Bank which was acquired by US Bank in November 1999. From 1992 to 1999, Mr. Rainer was a director and the President of California United Bank (not related to the current California United Bank), and its successor Pacific Century Bank, N.A. Mr. Rainer is a member of the Board of Directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch.

Roy A. Salter. Mr. Salter is a Senior Managing Director of FTI, LLC. Previously he was a Founding Principal of The Salter Group based in the Los Angeles Office where he co-managed the firm’s overall practice and project management efforts. The Salter Group was a leading independent financial and strategic advisory firm specializing in providing business and intangible asset valuations, financial opinions, financial and strategic analysis, forecasting, and transaction support covering a broad spectrum of industries and situations to both middle market and Fortune 500 companies and capital market constituents. The Salter Group combined with FTI in 2012. Mr. Salter brings financial analysis and valuation expertise to the Board as well as a background in bank marketing.

Daniel F. Selleck. Mr. Selleck is President of the Westlake Village-based Selleck Development Group, Inc. which specializes in the development and acquisition of commercial properties. That company has completed the development of more than 3.5 million square feet of property, with a value approximating $1 billion, including the development of the former General Motors Assembly Plant in Van Nuys, California. As a real estate expert, Mr. Selleck provides his expertise to California United Bank’s Directors’ Loan Committee and provides expertise in real estate lending and structure.

Lester M. Sussman. Mr. Sussman since 2005 has been a Senior Practice Director at Resources Global Professionals, a consulting firm that provides services to businesses throughout the world, where he specializes in providing corporate governance, risk management and compliance services and is the Western region practice leader for financial services. Prior to joining Resources Global Professionals, he was the Senior Vice President, Finance of Gemstar TV Guide International. Mr. Sussman is a Retired Partner of Deloitte & Touche, LLP, where he served as Partner in Charge, Financial Services Group – Los Angeles and Pacific Southwest Region. Mr. Sussman is a Certified Public Accountant. Mr. Sussman’s financial institution accounting expertise and corporate governance expertise provides support to CU Bancorp in these areas. Mr. Sussman is the Audit and Risk Committee designated financial expert and is Chairman of the Audit and Risk Committee.

Charles H. Sweetman. Mr. Sweetman is a managing partner of Sweetman Properties, LLC, a commercial income property company located in Palm Desert, California and also is the President and Chief Executive Officer of Sweetman Group, Inc. a property management and consulting firm. Mr. Sweetman provides strong entrepreneurial experience to the Board as well as significant business development skills. Mr. Sweetman is the Chairman of the Compensation, Nominating and Corporate Governance Committee.

Anne A. Williams. Ms. Williams is a Director and Executive Vice President of CU Bancorp and California United Bank and has served in this capacity since January 2009 and October 2004, respectively. She became a member of the board of directors in 2009. She is also Chief Operating Officer and Chief Credit Officer of CU Bancorp and California United Bank and has served in these capacities since April 2008 and October 2004, respectively. Prior to joining us, Ms. Williams served as Senior Vice President and Credit Risk Manager for US Bank’s Commercial Banking Market for the State of California. Ms. Williams was previously the Executive Vice President and Chief Credit Officer of Santa Monica Bank, which was acquired by US Bank in November 1999. Prior to joining Santa Monica Bank, Ms. Williams was the Executive Vice President and Chief Credit Officer at California United Bank (and its successor, Pacific Century Bank, N.A.) from 1992 to 1999.

Recommendation of the CU Bancorp Board of Directors

THE CU BANCORP BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ELEVEN (11) NOMINEES NAMED ABOVE TO SERVE AS DIRECTORS OF THE CU BANCORP BOARD OF DIRECTORS.

Executive Officers

The following sets forth the names and certain information as of September 10, 2014, with respect to CU Bancorp’s executive officers (except for Mr. Rainer and Ms. Williams who are also CU Bancorp directors and whose information is included above):

Name	Age	Position with CU Bancorp	Year First Appointed
Karen A. Schoenbaum	52	Executive Vice President and Chief Financial Officer	2009
Anita Y. Wolman	62	Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary[1]	2009

1.	Ms. Wolman was previously Senior Vice President Legal/Compliance and had served in that capacity since 2005.

Karen A. Schoenbaum, Executive Vice President and Chief Financial Officer has served as California United Bank’s Executive Vice President and Chief Financial Officer since October 2009 and has served in this capacity at CU Bancorp since its organization in November 2011. Prior to joining California United Bank, Ms. Schoenbaum was Executive Vice President and Interim Chief Financial Officer of Premier Business Bank in Los Angeles. She previously served as Executive Vice President and Chief Financial Officer of California National Bank from 2001 to 2008, where she was responsible for the financial and regulatory reporting, accounting, treasury, asset and liability management, general services and corporate real estate departments. From 1997, Ms. Schoenbaum was Executive Vice President, Chief Financial Officer and Chief Information Officer of Pacific Century Bank, N.A. a subsidiary of Bank of Hawaii Corporation and its predecessor California United Bank.

Anita Y. Wolman, Executive Vice President, Chief Administrative Officer, General Counsel & Corporate Secretary was appointed Chief Administrative Officer of CU Bancorp and California United Bank in 2013. She also serves as the Executive Vice President & General Counsel of California United Bank since January 2009 and has served in this capacity at CU Bancorp since its organization in November 2011. She previously was Senior Vice President Legal/Compliance beginning in 2005. Prior to joining California United Bank, Ms. Wolman was Senior Vice President, General Counsel & Corporate Secretary of California Commerce Bank (Citibank/Banamex USA). Earlier Ms. Wolman was Executive Vice President, General Counsel & Corporate Secretary of Pacific Century Bank, N.A. a subsidiary of Bank of Hawaii Corporation and its predecessor California United Bank.

There are no family relationships between any director and an executive officer or among any directors.

Corporate Governance Principles and Code of Ethics

The board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. In response to this, the board has adopted formally the following Corporate Governance Guidelines:

Corporate Governance Guidelines

Our corporate governance guidelines provide for, among other things:

—	A board consisting of a majority of independent directors;

—	Periodic executive sessions of non-management directors;

—	An Audit and Risk Committee and a Compensation, Nominating and Corporate Governance Committee (the “CNCG Committee”) consisting entirely of independent directors;

—	Annual Performance Evaluation of the board;

—	Director education and orientation; and

—	Ethical conduct of directors and adherence to a duty of loyalty to CU Bancorp and California United Bank.

The board has adopted a Code of Ethics that applies to CU Bancorp’s and California United Bank’s principal executive officer, principal financial officer, controller and principal accounting officer, or persons performing similar functions, as well as Principles of Business Conduct & Ethics that apply to their directors, officers and employees. A copy is available on CU Bancorp’s website at www.cubancorp.com or by contacting Anita Wolman, Corporate Secretary, at 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. A copy will be provided without charge.

Selection and Evaluation of Director Candidates

Nomination of Directors

In addition to compensation related duties, CU Bancorp’s Compensation, Nominating and Corporate Governance Committee, or CNCG Committee, is also responsible for assisting the board in director selection, as well as reviewing and considering developments in corporate governance practices. The CNCG Committee consists solely of independent directors. The CNCG Committee also reviews director candidates submitted by shareholders. The CNCG Committee, is responsible for annually reviewing and evaluating with the board the appropriate skills and characteristics required for board members in the context of the current composition of the board and CU Bancorp’s goals for nominees to the board, including nominees who are current board members.

The board’s policies with respect to director nominees have been to consider, among other factors: (a) the business experience of the candidate; (b) his or her reputation and influence in the community and standards of moral and ethical responsibility; (c) availability and willingness to devote time to fully participate in the work of the board and its committees; and (d) commitment to CU Bancorp as evidenced by personal investment. Directors are expected to have demonstrated notable achievement in business, education or public service; possess the education and experience to make a significant contribution to the board; bring a range of skills, diverse perspective and background to the board; and serve as active resources for referrals and business development. CU Bancorp’s board of directors will consider properly submitted nominees to the board proposed by shareholders, although the board has no formal policy with regard to shareholder nominees as it considers all nominees on their merits, as discussed above. Any shareholder nominations proposed for consideration by the board should include the nominee’s name and qualifications for board membership and should be addressed to:

David I. Rainer

Chairman of the Board

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

In addition, Article II, Section 13 of CU Bancorp’s Bylaws provides for the nomination of directors in the following manner:

“Nominations for election of members of the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the President of the corporation no more than sixty (60) days prior to any meeting of shareholders called for the election of directors and no more than ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 4 of Article II of these Bylaws; provided, however, that if ten (10) days’ notice of such meeting is sent to shareholders, such notice of intention to nominate must be received by the President of the corporation not later than time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) with the written consent of the proposed nominee, a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged a bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the Chairman of the meeting and, upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as a director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.”

The Board of Directors and Committees of CU Bancorp

The board of directors of CU Bancorp oversees its business and monitors the performance of management. In accordance with corporate governance principles, the CU Bancorp board of directors does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and principal outside advisors (legal counsel, outside auditors, and other consultants), by reading reports and other materials that CU Bancorp sends them and by participating in board and committee meetings.

During 2013, the CU Bancorp board of directors held eleven meetings. During 2013, no director of CU Bancorp attended less than 75% of all Board meetings and the meetings of any committee of the boards on which he or she served.

In 2013, the CU Bancorp board of directors had the following committees: Audit and Risk Committee; Compensation, Nominating and Corporate Governance Committee, and Executive Committee. In addition, the California United Bank board of directors maintained a Loan Committee. The Audit and Risk Committee and the Compensation, Nominating and Corporate Governance Committee consist solely of independent directors.

Executive Sessions

Executive sessions of non-management directors are held by the board on an “as needed” basis and at least annually. The executive sessions of non-management directors are chaired by the Vice Chairman of the board or in his or her absence, a director chosen by the non-management directors.

Attendance at Annual Meetings

It is the policy of the board to encourage directors to attend each annual meeting of shareholders. Such attendance allows for direct interaction with shareholders. All of CU Bancorp’s directors attended its 2013 annual meeting of shareholders.

Reporting of Complaints/Concerns Regarding Accounting or Auditing Matters

CU Bancorp’s board of directors has adopted procedures for receiving and responding to complaints or concerns regarding accounting and auditing matters. These procedures were designed to provide a channel of communication for employees and others who have complaints or concerns regarding accounting or auditing matters involving CU Bancorp. Employee concerns may be communicated in a confidential or anonymous manner to the Audit and Risk Committee of the board. The Audit and Risk Committee Chairman will make a determination on the level of inquiry, investigation or disposal of the complaint. All complaints are discussed with CU Bancorp’s senior management, as appropriate, and monitored by the Audit and Risk Committee for handling, investigation and final disposition. The Chairman of the Audit and Risk Committee reports the status and disposition of all complaints to the board of directors.

Shareholder Communications with the Board

Shareholders wishing to communicate with the CU Bancorp board of directors as a whole, or with an individual director, may do so by e-mail from CU Bancorp’s website, www.cubancorp.com, or by writing to the following address:

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Attention: Corporate Secretary

Any communications directed to the Corporate Secretary will be forwarded to the entire board of directors, unless the Chairman of the Board reasonably believes communication with the entire board of directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or to an individual director.

Audit and Risk Committee and Board of Directors Risk Management

Board Authority for Risk Oversight

The CU Bancorp board of directors has active involvement and responsibility for overseeing risk management of CU Bancorp arising out of its operations and business strategy. The board monitors, reviews and reacts to material enterprise risks identified by management. The board receives specific oral and written reports from officers with oversight responsibility for particular risks within CU Bancorp. Executive management reports include reporting on financial, credit, liquidity, interest rate, capital, operational, legal and regulatory compliance and reputation risks and CU Bancorp’s degree of exposure to those risks. The board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. Board committees also have responsibility for risk oversight in specific areas.

Audit and Risk Committee Oversight

CU Bancorp has a separately designated standing Audit and Risk Committee established in accordance with applicable regulatory and NASDAQ requirements. The Audit and Risk Committee also serves as the Audit and Risk Committee of California United Bank. The Audit and Risk Committee Charter adopted by the board sets out the responsibilities, authority and specific duties of the Audit and Risk Committee. A copy of the Audit and Risk Committee Charter is available on CU Bancorp’s website at www.cubancorp.com. The Audit and Risk Committee must consist of at least three members, each of whom are non-management (independent) directors and each of whom must meet the independence and expertise requirements of NASDAQ, the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and other applicable rules and regulations. At least one member must have accounting or related financial management expertise and qualify as a “financial expert,” as defined under the regulations of the SEC.

Pursuant to the Audit and Risk Committee Charter, the Audit and Risk Committee has the following primary duties and responsibilities:

—	oversight of the quality and integrity of regulatory and financial accounting, financial statements, financial reporting processes and systems of internal accounting and financial controls;

—	oversight of the quality of compliance risk management and enterprise risk management;

—	oversight of CU Bancorp’s compliance with legal and regulatory requirements;

—

oversight of the annual independent audit of CU Bancorp’s financial statements and internal controls over financial reporting; engagement of the independent registered public accounting firm and evaluation of the qualifications, independence and performance of the independent registered public accounting firm;

—

approval of all audit and non-audit services permitted to be provided by the independent registered public accountants (other than those services that meet the requirements of any de minimis exception established by law or regulation);

—

oversight and retention of internal audit and/or outsourced internal audit services, as well as review of the performance of the internal auditors and review of all internal audit reports and follow up on citations, comments and recommendations; and

—

preparation of an annual report substantially in compliance with the rules of the SEC with regard to companies subject to the Sarbanes-Oxley Act, to be included in CU Bancorp’s annual proxy statement, if applicable.

The Audit and Risk Committee is primarily responsible for overseeing the risk management function at CU Bancorp, on behalf of the board. CU Bancorp’s Enterprise Risk Manager reports directly to the Audit and Risk Committee. The Audit and Risk Committee directs and employs third parties to conduct periodic reviews and monitoring of compliance efforts with a special focus on those areas that expose CU Bancorp to compliance risk. Among the purposes of the periodic monitoring is to ensure adherence to established policy and procedures. All reviews are reported to the Audit and Risk Committee, which periodically reports to the board of directors. The Audit and Risk Committee regularly meets with various members of management and receives reports on risk management and the processes in place to monitor and control such risk.

The Audit and Risk Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent auditors, as well as to anyone in our organization. The Audit and Risk Committee has the ability to retain special legal or accounting experts, or such other consultants, advisors or experts it deems necessary in the performance of its duties and receives appropriate funding from CU Bancorp for payment of compensation to any such persons. The Audit and Risk Committee works closely with management and CU Bancorp’s independent registered public accounting firm. At December 31, 2013, the Audit and Risk Committee consisted of Messrs. Sussman (Chairman), Barragan, Bernstein and Matranga, each of whom was “independent” as defined by the rules and regulations of the NASDAQ Stock Market. Effective January 1, 2014, Roy Salter was appointed to the Audit and Risk Committee and Roberto Barragan resigned from the Audit and Risk Committee. Upon the appointment of Eric S. Kentor to the Board of Directors in April 2014, he also was appointed to the Audit and Risk Committee at such time.

The board of directors has also determined that Mr. Sussman, who serves as the Chairman of the Audit and Risk Committee, is qualified as an “audit committee financial expert” and is “independent” as those terms are defined by the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The designation of a person as an audit committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other audit committee member or any other director and does not affect the duties, obligations or liability of any other member of the Audit and Risk Committee or board of directors.

The Audit and Risk Committee held 12 meetings during 2013. The Audit and Risk Committee regularly meets without members of management present.

Audit and Risk Committee Report

The following report of the Audit and Risk Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of CU Bancorp’s other filings under the Securities Act or under the Exchange Act, except to the extent CU Bancorp specifically incorporates this report by reference.

The Audit and Risk Committee oversees CU Bancorp’s financial reporting process on behalf of the board of directors. In fulfilling its oversight responsibilities, the Audit and Risk Committee approved the engagement and retention of McGladrey LLP as CU Bancorp’s independent registered public accountants, reviewed and discussed with management and the external auditors the audited financial statements included in CU Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and the unaudited financial statements included in CU Bancorp’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Audit and Risk Committee operates pursuant to a written charter that was adopted in September 2012. A copy of the Audit and Risk Committee’s Charter may be obtained on CU Bancorp’s website at www.cubancorp.com under the section entitled “Corporate Governance.” The Audit and Risk Committee also oversees the performance of CU Bancorp’s internal audit function, including outsourcing of that function and review of reports.

Management is responsible for CU Bancorp’s financial reporting process including its system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles. CU Bancorp’s independent registered public accountants are responsible for auditing those financial statements.

The Audit and Risk Committee’s responsibility is to monitor and review these processes and procedures. The members of the Audit and Risk Committee are not professionally engaged in the practice of accounting or auditing. The Audit and Risk Committee has relied on the information provided and on the representations made by management regarding the effectiveness of internal controls over financial reporting, that the financial statements have been prepared with integrity and objectivity and that these financial statements have been prepared in conformity with generally accepted accounting principles. The Audit and Risk Committee also relies on the opinions of the independent registered public accountants on the financial statements and the effectiveness of internal controls over financial reporting. The Audit and Risk Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its consultations and discussions with management and the independent public accountants do not assure that CU Bancorp’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of CU Bancorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that CU Bancorp’s independent registered public accountants are in fact “independent.”

In addition to approving the engagement and retention of the independent registered public accountants, the Audit and Risk Committee reviewed, met and discussed with the independent registered public accountants the matters required to be discussed by the statements on Auditing Standards (SAS) No. 16, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit and Risk Committee concerning independence, and has discussed with the independent registered public accountants their independence.

The Audit and Risk Committee has reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 and the independent registered public accounting firm’s opinion on the effectiveness of CU Bancorp’s internal control over financial reporting and discussed these reports and opinions with management and the independent registered public accounting firm prior to CU Bancorp’s filing of its Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit and Risk Committee also met and discussed with the independent registered public accountants issues related to the overall scope and objectives of the audit, CU Bancorp’s internal controls and critical accounting policies, and the specific results of the audit. Management was present at all or some part of each of these meetings. The Audit and Risk Committee also met with the independent registered public accountants without management. Lastly, the Audit and Risk Committee met with management and discussed the engagement of McGladrey LLP as CU Bancorp’s independent registered public accountants.

During 2013, the Audit and Risk Committee met in open session and executive session with appropriate internal auditors or entities providing similar services, and McGladrey LLP to discuss the result of their examinations, observations and recommendations regarding financial reporting practices, the effectiveness of CU Bancorp’s internal controls and significant risks affecting CU Bancorp.

Pursuant to the reports and discussions described above, and subject to the limitations on the role and responsibility of the Audit and Risk Committee referred to above and in the Audit and Risk Committee’s charter, the Audit and Risk Committee recommended to the board of directors that the audited consolidated financial statements of CU Bancorp for 2013 be included in the Annual Report on Form 10-K for the fiscal year 2013 for filing with the SEC.

Respectfully submitted by the members of the Audit and Risk Committee:

Lester M. Sussman, Chairman

Kenneth L. Bernstein

Robert Matranga

Roy Salter

Eric Kentor

April 24, 2014

The Audit and Risk Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these Acts.

Compensation, Nominating and Corporate Governance Committee

CU Bancorp has a separately designated Compensation, Nominating and Corporate Governance Committee, or the CNCG Committee, which consists entirely of independent directors as defined by the rules and regulations of the SEC and the NASDAQ Stock Market. The CNCG Committee acts for both CU Bancorp and California United Bank. The members of CNCG Committee as of December 31, 2013 were Directors Sweetman (Chairman), Carpenter, Salter and Barragan. Effective as of January 1, 2014, Robert Matranga and Daniel Selleck jointed the CNCG Committee and Roy Salter resigned from the CNCG Committee. Eric S. Kentor joined the CNCG Committee in April 2014. Each member of the CNCG Committee is an independent director as defined by the requirements of the SEC and the NASDAQ Stock Market.

The CNCG Committee has three areas of responsibility as follows: (i) ensuring that compensation and benefits policies and programs for executive management and the CU Bancorp board of directors comply with applicable law and stock exchange listing requirements, and are devised and maintained to provide and retain for CU Bancorp a high executive level of management and corporate governance competence; (ii) determining the nominees to the board of directors and their qualifications and reviewing performance of directors and committees of the board of directors annually; and (iii) ensuring compliance with the Sarbanes Oxley Act of 2002 relative to corporate governance and such other laws and regulations as may be applicable with regard thereto.

Specifically with regard to compensation, the CNCG Committee is charged with overview of CU Bancorp’s compensation matters. The CNCG Committee reviews and approves CU Bancorp’s compensation philosophy and evaluates and determines CEO and executive officer compensation. It also reviews and approves compensation programs, plans and awards, and is responsible for administration of short-term and long-term incentive plans and other stock or stock-based plans. The CNCG Committee is responsible for oversight of regulatory compliance with respect to compensation matters. In order to carry out its duties, the CNCG Committee has the ability to retain advisors to be used to assist the CNCG Committee in its duties.

With regard to nomination and governance functions, the CNCG Committee recommends director nominees and appropriate policies and procedures for governance matters. The CNCG Committee has the following specific responsibilities: (i) to make recommendations as to size of the board of directors or any committee; (ii)

identify potential board members; (ii) review the performance of the board and its members and committees at least annually; (iii) review the Corporate Governance Guidelines at least annually; (iv) review compliance with corporate governance requirements under applicable law and regulations of stock exchanges; (v) review the Code of Ethical Conduct and Business Practices annually and (vi) review all related party transactions, other than those which are directly reviewed by the board of directors.

A copy of the CNCG Committee Charter is available on CU Bancorp’s website at www.cubancorp.com. The CNCG Committee met eleven (11) times during 2013.

Compensation, Nominating and Corporate Governance Committee and Bank Loan Committee Oversight

In addition to the Audit and Risk Committee, other committees of the boards of directors of CU Bancorp and California United Bank consider the risks within their area of responsibility. For example, the CNCG Committee reviews the risks that may be implicated by CU Bancorp’s executive and other compensation programs. For a discussion of that Committee’s review of executive officer compensation plans and employee incentive plans and the risks associated with these plans. See “Executive Compensation – Risk of Compensation Programs,” herein. California United Bank’s Loan Committee reviews credit risk, portfolio quality and trends, as well as the results of and external credit review. The CNCG Committee recommends director candidates with appropriate experience and skills who will set the proper tone for CU Bancorp’s risk profile and provide competent oversight over our material risks.

Compensation, Nominating and Corporate Governance Committee Interlocks and Insider Participation

None of CU Bancorp’s executive officers served on the CNCG Committee, or equivalent, of another entity, one of whose executive officers or board members served on CU Bancorp’s board of directors, and none of the members of the CNCG Committee serves or has served as an officer or employee of CU Bancorp.

Compensation Discussion and Analysis

This section addresses the compensation programs, philosophy and objectives, of CU Bancorp and California United Bank. This section also addresses the factors most relevant to understanding CU Bancorp’s compensation programs and what they are designed to reward.

Summary and Corporate Governance

The CNCG Committee is composed entirely of independent directors and is responsible for reviewing and approving CU Bancorp’s overall compensation programs, plans and awards, including approving salaries, awarding bonuses and granting stock based compensation to the CU Bancorp named executive officers and for formulating, implementing and administering CU Bancorp’s short-term and long-term incentive plans and other stock or stock-based plans. The CNCG Committee establishes the factors and criteria upon which the CU Bancorp named executive officers’ compensation is based and how such compensation relates to CU Bancorp’s performance, general compensation policies, competitive realities and regulatory requirements. The CNCG Committee also provides recommendations regarding director compensation programs. The CNCG Committee also reviews CU Bancorp’s compensation plans for risk.

Philosophy

CU Bancorp seeks to establish compensation levels that are both consistent with the external competitive market and also reflective of the internal value of each position based on its strategies and business goals. CU Bancorp’s compensation programs are designed to achieve an appropriate balance between fixed and variable pay, which may change from time to time, and result in its executives having more pay at risk than non-executive colleagues. As part of its decision making process for executive compensation, CU Bancorp internally compares colleagues’ roles and their respective performance. The performance of all the CU Bancorp named executive officers is reviewed annually to assess respective contribution and competencies. CU Bancorp looks at the relative level of complexity and significant differences of each job position, the position of the job in CU Bancorp’s hierarchy, the internal reporting relationship of the job position and the added value of the job to CU Bancorp and then calibrate the total compensation appropriately.

CU Bancorp’s compensation programs are designed, among other things, to emphasize the link between compensation and performance, taking into account competitive compensation levels in similar banks and in the markets where CU Bancorp competes for talent as well as performance by the executive, their particular skills, background and expertise. The policies and underlying philosophy governing CU Bancorp’s compensation programs include the following:

Highly Experienced Executives. Employment of exceptional performers with experience not typically found in peer community banks. Executives are generally expected to have backgrounds and experience in multi-billion dollar regional or national banks or other similar levels of experience for their particular area of emphasis. Executives have a high level of educational background, including professional degrees.

Retention of Key Executives. Ensure continued retention of key executives responsible for the development and success of the organization, client development and shareholder relationships.

Significant Portfolios Held by Executives. CU Bancorp executives may hold multiple positions and responsibilities which makes comparison to peers less meaningful.

Internal and External Fairness. Recognizing the importance of perceived fairness both internally and externally related to compensation practices. The CNCG Committee has evaluated the overall economic impact of CU Bancorp’s compensation practices and, when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.

Pay Aligned with Performance. CU Bancorp provides a highly competitive salary combined with incentive opportunities that create “leveraged” compensation, providing the opportunity for market to above-market total compensation for outstanding company and individual performance. A meaningful portion of annual executive compensation should be related to factors that can affect the financial performance of CU Bancorp.

Shareholder Value and Long-Term Incentives. The CNCG Committee believes that the long-term success of CU Bancorp and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives, particularly those currently in place. CU Bancorp’s compensation strategy encourages equity-based compensation to align the interests of management and shareholders.

Flexibility. CU Bancorp recognizes that the market for talent requires flexibility in compensation in order to attract and retain qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

Risk Mitigation. CU Bancorp uses a combination of short-term and long-term compensation. The latter is impacted by CU Bancorp’s performance and mitigates the benefit to executives from exposing CU Bancorp to short-term risks, as the value of the long-term compensation, particularly equity grants, is substantially impacted by CU Bancorp’s long-term performance.

The following table lists some of the major components of compensation that may be utilized as part of the compensation program.

Component	Primary Objective

Base salary	— Attract talent
— Recognize individual differences in performance, experience, expertise, responsibility, and position worth
— Retain talent

Annual cash incentives	— Motivate achievement of annual goals
— Provides a vehicle for “adjusting” pay on an annual basis to reflect individual and corporate-wide performance
— Reward achievement of strategic goals or corporate events
— Structured to mitigate risk to institution by rewarding for performance

Long-term equity incentives	— Motivate achievement of long-term performance
— Align employees with shareholders
— Mitigate risk of short-term performance indicators with longer term view
— Retain talent

Retirement plans and SERPS, employment contracts	— Reduce shortfalls of qualified plans
— Provide financial security, protection, and retention

*CU Bancorp and California United Bank do not currently offer their executives employment agreements, a defined benefit plan, or deferred compensation other than a SERP introduced in 2012, although these other vehicles may be considered in the future

Supplemental benefits (perquisites and severance )	— Provides financial security, protection and retention

The primary goal of CU Bancorp’s compensation philosophy for executives is to attract and retain highly competent banking professionals with proven performance records and to incentivize them to achieve corporate goals, strategies and performance metrics. The CNCG Committee believes that retention of each of the CU Bancorp named executive officers is critical to CU Bancorp’s success going forward and that previous success was generated, to a significant level, based upon the efforts of these people. The CNCG Committee achieves this objective by setting base compensation at competitive levels, which may be targeted to at least the 75th percentile of peers and market and by rewarding executive officers with stock options, restricted stock or other equity incentive compensation grants which provide long-term compensation and significant alignment with shareholder interests.

Cash incentives are generally designed to provide incentive for achievement of CU Bancorp’s performance and strategic goals. CU Bancorp has implemented an Executive Performance Cash Incentive Plan (the “Cash Incentive Plan”) which is designed to reward participants for any or all of the following components included in achieving CU Bancorp’s annual financial plan and profitability targets: (i) execution of strategic initiatives; (ii) profitability; (iii) loan growth; (iv) asset and credit quality; (v) deposit growth and (vi) efficiency ratio. The respective weight of each of these factors may differ for each executive to emphasize their responsibilities and areas of competence. For 2013 there were three levels of performance with differing possible payouts: (i) “Threshold Plan Target” – performance within 80-100% of CU Bancorp’s financial plan, growth and/or profitability targets for the year; (ii) “Meets Plan Target” – performance of 100% of the financial plan and/or profitability targets for the year; and (iii) “Exceeds Plan Target” – performance within 100 – 125% of the financial plan and/or profitability targets for the year. In addition, consideration is given to CU Bancorp’s overall performance compared to peers. The CNCG Committee also retains discretion to pay cash incentives notwithstanding the fact that CU Bancorp has not achieved targets or to withhold cash incentives for any reason. The following chart outlines the 2013 eligibility of each CU Bancorp named executive officer for payouts under the Cash Incentive Plan.

Target Opportunity

Position Title	Threshold Plan Target	Meets Plan Target	Exceeds Plan Target
President & CEO	30% of base salary*	50% of base salary*	75% of base salary*
CCO & COO	20% of base salary*	40% of base salary*	60% of base salary*
CFO	20% of base salary*	40% of base salary*	60% of base salary*
General Counsel	20% of base salary*	40% of base salary*	60% of base salary*

*Equivalent of current annual base salary at time of award payout.

No cash incentives or bonuses were paid in 2013 with regard to 2012 performance. In September 2013, special discretionary bonuses were paid to executive officers for achievements related to, among other factors, the successful acquisition and integration of Premier Commercial Bank, N.A. (the “Premier transaction”), registration of CU Bancorp’s common stock on the NASDAQ and increase in stock price and interim financial results showing the positive impact of the Premier transaction and other efforts taken in prior years. The CNCG Committee also believed that such incentives would encourage and motivate executives to lead CU Bancorp as well as identify opportunities and to encourage them to continue their employment. Mr. Rainer, Ms. Williams, Ms. Schoenbaum, and Ms. Wolman received cash payments of $187,500, $110,000, $90,000 and $90,000, respectively. For 2013, incentives were paid in 2014 pursuant to the Cash Incentive Plan to Ms. Williams, Ms. Schoenbaum and Ms. Wolman of $120,000, $92,000 and $100,000, respectively. Mr. Rainer received an incentive equal to $225,000, which was paid through the issuance of restricted stock at the closing market price on the date of grant or 13,000 shares which will vest in one lump amount on December 15, 2014.

Peer Group Review and Market Study

When reviewing compensation components for the CU Bancorp named executive officers and directors, the CNCG Committee considers as one element of analysis, the compensation practices of specific peer companies whose asset size, business type and geography are comparable to CU Bancorp and California United Bank. In April 2013, the CNCG Committee engaged EW Partners, Inc. (“EW”), an independent compensation consulting firm, to conduct a formal review of CU Bancorp’s executive and director compensation. In connection therewith, EW prepared a review of peer bank compensation and benefits of executive officers, assisting the CNCG Committee in determining appropriate peers, benchmarking and compensation ranges for executives. In selecting the peer group to be considered in setting compensation in 2013, the CNCG Committee considered other public banks and bank holding companies with assets from $1 billion to $3 billion located in California, Oregon and Washington. These companies were primarily chosen due to asset size and geography rather than similar business type.

The CNCG Committee approved the following specific peer group of 20 publicly-traded financial institutions for purposes of benchmarking 2013/2014 compensation:

Bank of Marin Bancorp	BofI Holding Inc.
Bridge Capital Holdings	Cascade Bancorp
Farmers & Merchants Bancorp	First California Financial Group
Hanmi Financial Group	Heritage Commerce Corp
Heritage Financial Corporation	Heritage Oaks Bancorp
Home Street, Inc.	Pacific Continental Corp.
Pacific Mercantile Bancorp	Pacific Premier Bancorp, Inc.
Preferred Bank	Provident Financial Holdings
Sierra Bancorp	TriCo Bancshares
Washington Banking Company	Wilshire Bancorp, Inc.

Compensation Consultants

As discussed above, in April 2013, the CNCG Committee engaged EW Partners, Inc., or EW, to conduct a formal review of CU Bancorp’s executive and director compensation. EW does not perform any other services other than compensation studies and assistance with succession planning for CU Bancorp and there are no known conflicts of interest between EW and its affiliates and CU Bancorp and its affiliates. Pursuant to NASDAQ rules, the CNCG Committee reviewed EW for conflicts of interest and determined that there were no such conflicts. EW reports directly to the CNCG Committee and does not provide services to, or on behalf of, any other part of CU Bancorp’s business. The major services provided by EW in 2013 included: (i) a review of CU Bancorp’s current peer group and/or revision and assistance in development of the peer group, (ii) a review and analysis of appropriate compensation information from the peer group, and (iii) a comprehensive review of CU Bancorp’s executive compensation programs. EW also assisted CU Bancorp in a project related to management succession. Following the compensation review by EW in October 2013, Mr. Rainer and Ms. Williams, Ms. Schoenbaum and Ms. Wolman received base salary increases to: $450,000, $301,000, $251,000 and $251,000, respectively.

In 2013 EW also conducted a review of director compensation for the CNCG Committee. Subsequent to the review, director compensation was modified for 2014. See “Director Compensation” beginning on page [   ].

CU Bancorp’s compensation philosophy will be reviewed periodically by the CNCG Committee and may be modified, as appropriate, to reflect, among other factors, market trends, industry best practices, strategic factors and other events, including those impacting CU Bancorp.

Respectfully Submitted:

Compensation, Nominating and Corporate Governance Committee of the Board of Directors of CU Bancorp

Charles Sweetman, Chairman Roberto Barragan Eric Kentor Robert Matranga Daniel Selleck

Dated April 24, 2014

Executive Compensation of CU Bancorp

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013, 2012, and 2011, compensation information for services in all capacities to the CU Bancorp named executive officers who are (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the other most highly compensated executive officers who were serving as executive officers at the end of 2013 and whose total compensation in 2013 exceeded $100,000. The CU Bancorp named executive officers are David I. Rainer, President and Chief Executive Officer, Anne Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer, Anita Y. Wolman, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, and Karen Schoenbaum, Executive Vice President and Chief Financial Officer. There are no other executive officers of CU Bancorp. There have been no stock option grants to the CU Bancorp named executive officers for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards[2]	Non- Equity Incentive Plan Compen- Sation[3]	Change to Pension Value and Nonqualified Deferred Compensation Earnings[4]	All Other Compen- sation[5]	Total
		$	$	$	$	$	$	$
David Rainer, President & Chief Executive Officer	2013 2012 2011	393,750 368,333 335,000	187,500 150,000 115,670	269,760 235,000 500,000	224,510 — —	166,277 39,573 —	49,307 44,693 44,939	1,291,104 837,599 995,638

Anne Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer	2013 2012 2011	281,500 270,834 250,000	110,000 82,500 80,379	118,020 152,750 312,500	120,000 — —	105,693 25,169 —	19,968 18,191 17,693	755,181 549,444 660,573

Anita Wolman, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2013 2012 2011	231,500 222,500 210,000	90,000 67,500 14,308	75,870 58,750 62,500	100,000 — —	145,401 34,799 —	11,490 9,935 9,245	654,260 393,484 296,053

Karen Schoenbaum, Executive Vice President and Chief Financial Officer	2013 2012 2011	231,500 221,533 204,202	90,000 67,500 5,763	75,870 58,750 62,500	92,000 — —	48,596 11,641 —	29,290 21,972 17,225	567,256 381,396 289,679

1.

The bonus payments reflected in the above table for 2013, were discretionary bonuses paid to the executives in September 2013 related to the success of the integration of the acquisition of Premier Commercial Bancorp and Premier Commercial Bank, N.A. and the positive impact of the acquisition on CU Bancorp’s interim results at that time. The bonus payments reflected in the above table for 2012 were discretionary bonuses paid to the executives in August 2012. The bonus payments reflected in the above table for 2011 were paid to the executives in 2011 and were limited to the payment of tax obligation related to the vesting of restricted stock in 2011.

2.

The amounts in this column represent the grant date fair value of restricted stock awards issued to the CU Bancorp named executive officers in the year of grant, as calculated in accordance with ASC Topic 718. The amounts reported in the above table do not include any estimates of forfeitures.

3.

Non-Equity Incentive Plan Compensation (the “Incentive Plan Compensation”) for 2013 for Williams, Wolman and Schoenbaum includes a cash payment based on the Cash Incentive Plan adopted by CU Bancorp for selected executive officers of CU Bancorp. The amounts listed were earned based on the performance of CU Bancorp in 2013 but paid in the 1st quarter of 2014. The Cash Incentive Plan Compensation for

2013 for Rainer was calculated pursuant to the Cash Incentive Plan and was paid by the grant of 13,000 shares of restricted stock. The amount listed was earned based on the performance of CU Bancorp in 2013 but the grant of shares was made in the 1st quarter of 2014.

4.

The amounts in this column represent the salary continuation plan accruals, i.e., the total change for each year in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each CU Bancorp named executive officer. The salary continuation plan was established in October 2012 and is evidenced by individual salary continuation agreements entered into with each CU Bancorp named executive officer. See “- Pension Benefits” and “-Potential Payments Upon Termination or Change in Control” for more information about the salary continuation agreements. There were no above-market or preferential earnings on non-qualified deferred compensation accounts. CU Bancorp maintains an account for each deferred compensation plan participant that includes deferred compensation and any earnings thereon.

5.	See “-All Other Compensation” table that follows for details of these amounts.

All Other Compensation

The amounts disclosed in the “All Other Compensation Column” of the Summary Compensation Table above consist of:

Name	Year	Automobile Allowance	Long-term Disability & Executive Medical Premiums[1]	Country Club Dues and Membership Fees[2]	401(k) Employer Contributions[3]	Other[4]	Total
		$	$	$	$	$	$
David I. Rainer	2013	9,000	2,286	29,271	8,750	—	49,307
	2012	9,000	1,895	26,448	7,350	—	44,693
	2011	9,000	1,055	27,534	7,350	—	44,939

Anne A. Williams	2013	9,000	2,218	—	8,750	—	19,968
	2012	9,000	1,841	—	7,350	—	18,191
	2011	9,000	1,343	—	7,350	—	17,693

Anita Y. Wolman	2013	—	2,740	—	8,750	—	11,490
	2012	—	2,585	—	7,350	—	9,935
	2011	—	1,895	—	7,350	—	9,245

Karen A. Schoenbaum	2013	9,000	1,886	—	8,750	9,654	29,290
	2012	9,000	1,295	—	7,350	4,387	21,972
	2011	9,000	905	—	7,350	—	17,255

1.

The premiums paid for health care benefits, dental care benefits, vision care benefits, long-term care benefits, short-term disability benefits, and long-term disability benefits are available to all employees of CU Bancorp and California United Bank and do not discriminate in favor of executives and are therefore not included in the above table. For 2012 and 2011, the taxable portion of the premiums paid for group term life insurance, long-term disability and short-term disability insurance are included in the above table but are not required to be included in 2013 as a result of a plan design change. Also included in this amount are the premiums related to a supplemental long-term disability coverage for named executive officers that is not available to all CU Bancorp and California United Bank employees. The employee pays 100% of the cost of their short-term disability benefits and their long-term disability benefits. CU Bancorp and California United Bank pay a base amount of the eligible employee’s long-term care benefits but any additional coverage elected by the employee above the base amount is paid by the employee. All Senior Vice Presidents and above, including the CU Bancorp named executive officers, receive identical life insurance benefits providing life insurance in the amount of $300,000. Annual premium expense in excess of the base amount of $50,000 of insurance coverage is treated as imputed income to the employee. Executive medical examinations are offered only to executive officers of CU Bancorp and California United Bank and the associated cost is included as additional compensation in the table above.

2.	The amounts in this column reflect country club dues and membership fees, a significant portion of which relates to business-related entertainment and business development.
3.

401(k) employer contributions are made for all employees at 3% of annual income in 2011 and 2012, subject to IRS regulatory ceilings. In 2013, employer contributions are fifty cents ($.50) for each dollar an employee has elected to defer up to a maximum matching contribution of 4% of compensation.

4.	The amounts in this column represent the cash value of vacation accruals which were paid out to Ms. Schoenbaum.

Other Perquisites and Benefits

In addition, certain CU Bancorp named executive officers were provided with memberships in various clubs and organizations, primarily for business development purposes. For additional information on benefits and perquisites, see “— Summary Compensation Table” above.

Risk of Compensation Programs

In October 2011, the CNCG Committee engaged EW Partners, Inc. to review the Cash Incentive Plan and indicated that the plan did not present an environment of “encouraging excessive risk taking.” While certain recommendations of EW Partners, including adding a “clawback” provision to the Cash Incentive Plan were added subsequent to October 2011, no other significant changes were made to that plan since that review and no payments were made in 2011 or 2012 pursuant to that plan. Payments were made in 2014 for the year ended December 31, 2013 under the Cash Incentive Plan. Based on the information presented, CU Bancorp does not believe that the Cash Incentive Plan promotes significant risk taking or that CU Bancorp’s policies and practices create risks that are reasonably likely to have a material adverse effect on CU Bancorp.

Impact of Accounting and Tax Treatments of Executive Compensation

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated executive officers of a publicly held corporation to no more than $1 million per year. Certain compensation is exempt from this deduction limitation, including performance-based compensation paid under a plan administered by a committee of outside directors, which has been approved by shareholders. The CU Bancorp 2007 Equity and Incentive Plan previously approved by the board of directors provides CU Bancorp the authorization to issue performance-based compensation awards, although none were granted during 2013.

In light of Section 162(m), it is the policy of the CNCG Committee to modify, where necessary, our executive compensation program to maximize the tax deductibility of compensation paid to our executive officers when and if the $1 million threshold becomes an issue. At the same time, the CNCG Committee also believes that the overall performance of the executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of CU Bancorp and its shareholders. Under some circumstances, the CNCG Committee’s use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is or can be used by the CNCG Committee, compensation may not be fully deductible.

Section 409A of the Internal Revenue Code, among other things, limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A, but does not meet the requirements that exempt such amounts from taxation under Section 409A, the recipient is subject to: (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture; (ii) an additional 20% tax at that time; and (iii) an additional tax equal to the amount of interest (at the underpayment rate under the Internal Revenue Code plus one percentage point) on the underpayment that would have occurred had the award been includable in the recipient’s income when first deferred or, if later, when not subject to a substantial risk of forfeiture. Our plans and arrangements which constitute are intended to comply with Section 409A’s statutory provisions and final regulations.

Accounting Considerations

Accounting considerations play an important role in the design of CU Bancorp’s executive compensation programs. Accounting rules require CU Bancorp to expense the fair value of restricted stock awards and the estimated fair value of stock option grants which reduces the amount of its reported profits. The CNCG Committee considers the amount of this expense in determining the amount of equity compensation awards.

Grants of Plan-Based Awards in 2013

The following table sets forth certain information regarding restricted stock awards granted under the CU Bancorp 2007 Equity and Incentive Plan to the CU Bancorp named executive officers during 2013. There were no stock option awards granted to the CU Bancorp named executive officers during 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		(#)	(#)	($/sh)	($)
David I. Rainer	9/12/2013	16,000	—	—	269,760
Anne A. Williams	9/12/2013	7,000	—	—	118,020
Anita Y. Wolman	9/12/2013	4,500	—	—	75,870
Karen A. Schoenbaum	9/12/2013	4,500	—	—	75,870

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth certain information regarding the holdings of stock options and restricted stock by the CU Bancorp named executive officers at December 31, 2013. The options were granted pursuant to the California United Bank 2005 Stock Option Plan and the 2007 Equity and Incentive Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	(#)	(#)		(#)		($)		(#)		($)	(#)	($)
David Rainer	88,344	—		—		10.00	5/16/15	12,000	[1]	209,760	—	—
	10,000	—		—		22.00	4/25/16	20,000	[7]	349,600	—	—
	60,000	—		—		17.50	2/26/17	15,000	[8]	262,200	—	—
	23,333	—		—		16.00	9/24/17	16,000	[9]	279,680	—	—
	6,000	4,000	[2]	—		12.20	4/27/17	—		—	—	—

Anne Williams	5,000	—		—		22.00	4/25/16	8,000	[1]	139,840	—	—
	5,100	3,400	[2]	—		12.20	4/27/17	12,500	[7]	218,500	—	—
								9,750	[8]	170,430	—	—
								7,000	[9]	122,360	—	—

Anita Wolman	20,000	—		—		10.00	5/16/15	4,000	[1]	69,920	—	—
	5,000	—		—		22.00	4/25/16	2,500	[7]	43,700	—	—
								3,750	[8]	65,550	—	—
								4,500	[9]	78,660	—	—

Karen Schoenbaum	9,000	—		3,000	[3]	12.52	10/27/15	500	[4]	8,740
								1,600	[5]	27,968	—	—
								2,500	[7]	43,700	—	—
								3,750	[8]	65,550	—	—
								4,500	[9]	79,660	—	—

1.	Restricted Stock granted on April 27, 2010 vests at a rate of 20% annually, commencing on the first anniversary of grant.
2.	Stock options granted on April 27, 2010 have a term of seven (7) years and vest in four equal annual increments commencing on the first anniversary of the date of grant.
3.	Stock options granted on October 27, 2009 have a term of six (6) years and vest in four equal annual increments commencing on the second anniversary date of the grant.
4.	Restricted Stock granted on October 27, 2009 vests at a rate of 25% annually, commencing on the second anniversary of grant.
5.	Restricted Stock granted on April 27, 2010 vest at a rate of 20% annually, commencing on the second anniversary of grant.
6.	Stock options granted on January 27, 2009 have a term of six (6) years and vest in four equal annual increments commencing on the first anniversary date of the grant.
7.	Restricted Stock granted on January 6, 2011 vest at a rate of 25% annually, commencing on the first anniversary of grant.
8.	Restricted Stock granted on August 14, 2012 vest at a rate of 25% annually, commencing on the first anniversary of grant.

9.	Restricted Stock granted on September 12, 2013 vest at a rate of 50% annually, commencing on the first anniversary of grant.

In January of 2014, David I. Rainer, the President and Chief Executive Officer received a grant of restricted stock of 13,000 shares under the 2007 Equity and Incentive Plan in lieu of a cash payment under the Cash Incentive Plan.

In September of 2013, David I. Rainer, the President and Chief Executive Officer, Anne A. Williams, the Executive Vice President, Chief Credit Officer and Chief Operating Officer, Karen Schoenbaum, the Executive Vice President and Chief Financial Officer, and Anita Y. Wolman, the Executive Vice President, General Counsel and Secretary, received grants of restricted stock of 16,000 shares, 7,000 shares, 4,500 shares, and 4,500 shares, respectively.

In August of 2012, David I. Rainer, the President and Chief Executive Officer, Anne A. Williams, the Executive Vice President, Chief Credit Officer and Chief Operating Officer, Karen Schoenbaum, the Executive Vice President and Chief Financial Officer and Anita Y. Wolman, the Executive Vice President, General Counsel and Secretary, received grants of restricted stock of 20,000 shares, 13,000 shares, 5,000 shares and 5,000 shares, respectively.

In January of 2011, David I. Rainer, the President and Chief Executive Officer, Anne A. Williams, the Executive Vice President, Chief Credit Officer and Chief Operating Officer, Karen Schoenbaum, the Executive Vice President and Chief Financial Officer and Anita Y. Wolman, the Executive Vice President, General Counsel and Secretary, received grants of restricted stock of 40,000 shares, 25,000 shares, 5,000 shares and 5,000 shares, respectively.

Option Exercises and Stock Vested in 2013

The following table sets forth certain information regarding stock options and restricted stock granted under the 2005 Stock Option Plan and the 2007 Equity and Incentive Plan to the CU Bancorp named executive officers. The dollar figures in the table below reflect the value on the exercise date for option awards and the value on the vesting date of the restricted stock award.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	#	$	#	$
David I. Rainer	130,406	1,070,248	25,500	352,025
Anne A. Williams	77,500	665,831	14,300	200,070
Anita Y. Wolman	39,500	349,088	4,900	71,040
Karen A. Schoenbaum	-	-	3,800	57,965

Supplemental Executive Retirement Plan

Pension Benefits

Name	Plan Name	Number of Years Credited Service[1]	Present Value of Accumulated Benefit[2]	Payments During Last Fiscal Year
David I. Rainer	Salary Continuation Agreement	n/a	$205,849	–

Anne Williams	Salary Continuation Agreement	n/a	$130,862	–

Anita Wolman	Salary Continuation Agreement	n/a	$180,199	–

Karen Schoenbaum	Salary Continuation Agreement	n/a	$ 60,236	–

1.	Benefits due under the salary continuation agreements are set forth in each agreement and are not determined by a formula based on years of service.
2.

Represents the cumulative amount accrued with respect to the salary continuation agreements for each of the CU Bancorp named executive officers as of December 31, 2013. Monthly charges are made to accrue for these post-retirement benefit obligations in a systematic and orderly way using an appropriate discount rate, such that the accrued liability balance at the participant’s retirement date will be equal to the then present value of the benefits promised under the salary continuation agreement. During 2013, we used a 4.75% discount rate.

California United Bank also maintains a 401(k) Plan for all employees. California United Bank’s contributions under the 401(k) Plan related to the CU Bancorp named executive officers are included in the Summary Compensation Table above.

Potential Payments upon Termination or Change-In-Control

Employment Agreements

CU Bancorp does not currently have any employment agreements with its named executive officers. As of December 31, 2013, there were no contractual or other payments due or payable upon termination except as set forth under the caption entitled “Change in Control Severance Plan” below.

Treatment of Outstanding Stock Options upon Termination or Change In Control

The following discussion addresses the effect upon stock options issued under California United Bank 2005 Stock Option Plan and the 2007 Equity and Incentive Plan in the event of a termination or change in control of CU Bancorp:

Termination of Employment or Affiliation

In the event an optionee ceases to be affiliated with CU Bancorp for any reason other than death, disability or termination for cause, the stock options granted to such optionee will expire at the earlier of the expiration dates specified for the options, or ninety (90) days following the employee’s termination of employment with CU Bancorp. If CU Bancorp terminates someone for cause, such option shall immediately terminate unless the board of directors provides that the option may be exercisable after the date of termination, but in no case may the option be exercisable more than 30 days after such termination. If someone dies or becomes disabled while holding a stock option, the stock option may be exercised by the legal representative of the optionee, or the optionee himself, as the case may be for a period of one year from the date of death, but no later than the expiration of the option. There are no special benefits related to stock options which apply only to the CU Bancorp named executive officers. The provisions described above apply to all employee stock options.

Liquidation or Change in Control

Options granted under California United Bank 2005 Stock Option Plan and the 2007 Equity and Incentive Plan or grant agreements thereunder are subject to a provision that takes effect upon a plan of dissolution, liquidation, reorganization, merger, consolidation or sale of substantially all of the assets of CU Bancorp to another corporation. Prior to the occurrence of any such change in control, all options granted under both plans will become immediately exercisable. There are no special benefits related to stock options which apply only to the CU Bancorp named executive officers. The provisions described above apply to all employee stock options under the 2005 Stock Option Plan or the 2007 Equity and Incentive Plan.

Change in Control Severance Plan

To ensure the continuity of management in the event of a change in control, CU Bancorp has adopted a Change in Control Plan which provides severance compensation within 24 months following a change in control of CU Bancorp to executive officers. The purpose of the Change in Control Plan is to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the potential for acquisitions and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition the program is intended to align executive and shareholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the shareholders and other constituents of CU

Bancorp without undue concern over whether the transactions may jeopardize the executive’s own employment. The Change in Control Plan is a “double trigger” plan in that it requires that there be a change in control and a termination of employment (voluntary or involuntary) thereafter for benefits to be available. Additionally, under CU Bancorp’s existing equity plans or agreements thereunder and the Change in Control Severance Plan all outstanding unvested stock options or restricted stock would vest upon a change in control. Payments under these change in control plans did not influence the CNCG Committee decisions with respect to other aspects of the CU Bancorp named executive officers’ compensation since the CNGC Committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value.

Under the Change in Control Plan, “Change in Control” is defined as (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than CU Bancorp, any trustee or other fiduciary holding securities under an employee benefit plan of CU Bancorp, or any company owned, directly or indirectly, by the shareholders of CU Bancorp in substantially the same proportions as their ownership of stock of CU Bancorp) becomes, after the effective date, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CU Bancorp (not including in the securities beneficially owned by such person any securities acquired directly from CU Bancorp or its affiliates) representing 50% or more of the combined voting power of CU Bancorp’s then outstanding securities, other than (A) CU Bancorp or any successor to CU Bancorp by means of a transaction that is not a Change in Control, or (B) a group of two or more persons not acting in concert for the purpose of acquiring, holding or disposing of such stock; provided, however, that the acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the capital stock of CU Bancorp entitled to vote in the election of directors is not a Change in Control; (ii) during any period of 12 months, individuals who at the beginning of such period constitute the board of directors, and any new director whose election by the board of directors or nomination for election by CU Bancorp’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof ; (iii) the merger or consolidation of CU Bancorp with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of CU Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CU Bancorp, more than 50% of the combined voting power of the voting securities of CU Bancorp or such surviving entity outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of CU Bancorp (or similar transaction) in which no person acquires more than 50% of the combined voting power of CU Bancorp’s then outstanding securities or (C) a merger or consolidation of CU Bancorp with one or more other persons that are related to CU Bancorp immediately prior to the merger or consolidation. For purposes of this provision, persons are “related” if one of them owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of the other or a third person owns, directly or indirectly, at least fifty percent (50%) of the voting capital stock of each of them or (iv) the sale or disposition by CU Bancorp of all or substantially all of its assets to one or more persons that are not related to CU Bancorp immediately prior to the sale or transfer.

Under the Change in Control Plan, “Compensation” is defined as the base salary in effect on the date of any employee’s termination of employment plus the average of the annual bonus paid to such person in each of the previous two completed fiscal years. In addition, the employee is entitled to 24 months of reimbursement for any COBRA premiums paid for 24 months following termination. Mr. Rainer is entitled to 3 times Compensation and the other the CU Bancorp named executive officers are entitled to 2 times Compensation.

Severance Benefits under the Change in Control Plan which constitute “parachute payments” under Section 280G of the Internal Revenue Code will be reduced in order to result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In addition, pursuant to Section 409A of the Internal Revenue Code, in certain circumstances payments will be delayed for a period of six months following a participant’s termination of employment. In such event, the Severance Benefits will be contributed to a trust for the benefit of the participant and paid at the expiration of the six month period.

The merger will not result in a Change in Control of CU Bancorp within the meaning of the Change in Control Plan and, therefore, none of the CU Bancorp named executive officers will be entitled to any benefits thereunder as a result of the consummation of the merger.

Termination Payments and Benefits for CU Bancorp Named Executive Officers

David I. Rainer	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)
Termination by CU Bancorp without “Cause”	0	0	0
Termination by CU Bancorp for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change in Control	0	3,023,113	3,023,113
Death	0	0	0

1.	None of the CU Bancorp named executive officers currently has an employment agreement with CU Bancorp.

Anne A. Williams	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)
Termination by CU Bancorp without “Cause”	0	0	0
Termination by CU Bancorp for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change in Control	0	1,508,085	1,508,085
Death	0	0	0

1.	None of the CU Bancorp named executive officers currently has an employment agreement with CU Bancorp.

Karen A. Schoenbaum	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)
Termination by CU Bancorp without “Cause”	0	0	0
Termination by CU Bancorp for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change in Control	0	916,987	916,987
Death	0	0	0

1.	None of the CU Bancorp named executive officers currently has an employment agreement with CU Bancorp.

Anita Y. Wolman	Employment Agreement[1] ($)	Other Agreements or Plans ($)	Total ($)
Termination by CU Bancorp without “Cause”	0	0	0
Termination by CU Bancorp for “Cause”	0	0	0
Termination by Executive on “Other Event”	0	0	0
Change in Control	0	931,477	931,477
Death	0	0	0

1.	None of the CU Bancorp named executive officers currently has an employment agreement with CU Bancorp.

Change in Control Benefits for all the CU Bancorp named executive officers includes the value of unvested stock options and restricted stock, the vesting of which would accelerate upon a change in control. Amounts set forth for Mr. Rainer have been cut back to the limit under Section 280G of the Internal Revenue Code to prevent imposition of the excise tax.

Long-Term Compensation/401(k) Plan

CU Bancorp has established a contributory 401(k) defined contribution plan covering substantially all employees. The plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis and to invest their deferred income tax free until retirement. Participants are 100% vested in their own deferrals. For 2008, 2009, 2010, 2011 and 2012, CU Bancorp elected to make a “safe harbor’ or Guaranteed Company Contribution of 3% of salary to all employees. Safe harbor contributions are immediately vested. In 2013 CU Bancorp decided to make a matching contribution of $0.50 for each dollar a participant elects to defer up to a maximum contribution of 4% of Compensation. The decision to make a Guaranteed Company Contribution is made on an annual basis. CU Bancorp may also make discretionary “Profit Sharing Contributions.” Discretionary contributions will vest 20% each year of employment, beginning on the first anniversary of employment.

Participants are able to direct investment of their deferrals, Guaranteed Company Contributions and any Rollover Contributions. CU Bancorp has provided a broad range of diversified investment options or mutual funds with different risk and return characteristics for participants, through the John Hancock Life Insurance Company (USA). Participants are not able, at this time, to invest 401(k) savings in CU Bancorp’s common stock. Four employees of CU Bancorp serve as Trustees of the 401(k) Trust. They are: David I. Rainer, President and Chief Executive Officer; Anne A. Williams, Executive Vice President, Chief Credit Officer and Chief Operating Officer; Robert J. Dennen, Senior Vice President and Chief Accounting Officer; and Anita Y. Wolman, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary.

Director Compensation of CU Bancorp

Director Compensation

During 2013, all non-employee directors received an annual retainer of $27,000 (paid quarterly) with CU Bancorp’s Vice Chairman, Chairs of Committees and the liaison to the management CRA Committee receiving an additional $7,500 annually (paid quarterly). There was no per meeting fee, but Directors are expected to attend at least 2/3 of all applicable meetings. Payment is made on a quarterly basis. Compensation paid to David I. Rainer and Anne A. Williams is not included in this table because they were both employees during 2013 and therefore received no additional compensation for services as directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compens- ation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compens- ation ($)	Total ($)
Roberto E. Barragan	$34,500	$17,500	-	-	-	-	$52,000
Kenneth L. Bernstein	$34,500	$17,500	-	-	-	-	$52,000
Kenneth Cosgrove[2]	$27,000	$17,500	-	-	-	-	$44,500
Stephen G. Carpenter	$34,500	$-	-	-	-	-	$34,500
Robert C. Matranga[2]	$27,000	$17,500	-	-	-	-	$44,500
Roy A. Salter	$27,000	$17,500	-	-	-	-	$44,500
Daniel F. Selleck	$27,000	$17,500	-	-	-	-	$44,500
Lester M. Sussman	$34,500	$17,500	-	-	-	-	$52,000
Charles H. Sweetman	$34,500	$17,500	-	-	-	-	$52,000

1.

The amounts in this column represent the grant date fair value of restricted stock awards issued to the directors by CU Bancorp with respect to 2013, as calculated in accordance with ACS Topic 718. The amounts reported in the above table do not include any estimates of forfeitures. Each Director was granted 1,000 shares of restricted stock on December 17, 2013. These shares of restricted stock vest 50% on the first anniversary date and 50% on the second anniversary date of the grant.

2.	These individuals became Directors of CU Bancorp effective August 1, 2012 upon finalization of the merger with Premier Commercial Bancorp.

For 2014, director compensation was modified to provide for a $30,000 annual retainer, plus a fee of $750 for each board meeting attended (up to a maximum of 12 meetings with additional meetings unpaid). Committee Chairs will receive an additional $10,000 annually and the Board Liaison to the Management CRA Committee would receive an additional $7,500 annually. The Vice Chairman of the board of CU Bancorp and California United Bank would each receive an additional $5,000 annually. In addition, in December of 2013, each non-management director received a grant of 1,000 shares of restricted stock, which will vest in two equal installments on the first and second anniversary of grant. Employee-directors do not receive any additional compensation for board service.

Director Independence

During 2013, each of CU Bancorp’s directors, except Mr. Rainer, CU Bancorp’s Chairman, President and Chief Executive Officer, Ms. Williams, CU Bancorp’s Executive Vice President, Chief Operating Officer and Chief Credit Officer, and Mr. Cosgrove, the former Chairman and Chief Executive Officer of Premier Commercial Bancorp (which was merged into CU Bancorp in July of 2012) was “independent,” as determined by the applicable listing requirements of the NASDAQ Stock Market. The NASDAQ Stock Market’s listing requirements provide that: (i) the audit committee be composed of independent directors; (ii) the chief executive officer’s compensation be determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) nominations of directors be selected by a majority of independent directors or by a nominating committee comprised solely of independent directors. None of Messrs. Rainer or Cosgrove or Ms. Williams served on CU Bancorp’s Audit and Risk Committee or its Compensation, Nominating and Corporate Governance Committee.

Certain Relationships and Related Transactions

During 2013 there were no existing or proposed, material transactions between CU Bancorp and of its executive officers, directors, or principal shareholders (beneficial owners of 5% or more of our Common Stock), or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of CU Bancorp’s directors and executive officers, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with California United Bank in the ordinary course of its businesses, and California United Bank expects to have such ordinary banking transactions with such persons in the future. At the present time, California United Bank does not have any lending relationship with our directors and officers or entities controlled by any of our directors or officers and none is contemplated in the future, with the exception of small overdraft lines of credit. We may also engage in banking (non-lending) transactions with corporations of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others, and comply with the provisions of applicable federal and state law.

CU BANCORP PROPOSAL NO. 4

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CU BANCORP 2007 EQUITY AND

INCENTIVE PLAN

General

Shareholders of CU Bancorp are being asked to approve the amendment and restatement of the CU Bancorp 2007 Equity and Incentive Plan including provisions to allow CU Bancorp to grant performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both performance-based equity compensation awards and performance-based cash bonus payments as well the material terms thereof. The 2007 Equity and Incentive Plan amendments were recommended by CU Bancorp’s Compensation, Nominating and Corporate Governance Committee, or CNCG Committee, and unanimously approved on July 31, 2014 by the CU Bancorp board of directors, subject to the approval of CU Bancorp’s shareholders. If the 2007 Equity and Incentive Plan amendments are not approved, the 2007 Equity and Incentive Plan would continue under its current terms.

CU Bancorp is not requesting any additional shares to be reserved for issuance under the 2007 Equity and Incentive Plan at this time.

The principal amendments are:

—

Provisions to allow CU Bancorp to grant performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments.

—	Provisions which expressly prohibit the repricing of previously granted options.

—

Elimination of a provision in the 2007 Equity and Incentive Plan that provides for an automatic annual increase in the shares available for awards under the 2007 Equity and Incentive Plan, which has never been utilized by CU Bancorp.

—	Extension of the term of the 2007 Equity and Incentive Plan to July 31, 2024.

Background

The 2007 Equity and Incentive Plan was originally adopted by the Board of Directors of California United Bank to replace two prior equity compensation plans for purposes of providing greater flexibility in the types and terms of awards that may be made to participants. Upon the adoption of the 2007 Equity and Incentive Plan, California United Bank terminated both its earlier 2005 equity compensation plans. All remaining shares of common stock under both 2005 equity compensation plans were rolled into the 2007 Equity and Incentive Plan. No further shares were issued under either of these plans. However, all option shares issued under the prior 2005 plans remain in force until the shares are either exercised, expire or are cancelled.

On October 25, 2011, the shareholders of California United Bank approved an amendment of the 2007 Equity and Incentive Plan to add an additional 1,000,000 shares, which resulted in 1,490,547 of authorized shares available for issuance under the 2007 Equity and Incentive Plan. Pursuant to an Agreement and Plan of Merger by and between CU Bancorp and California United Bank and Premier Commercial Bancorp and Premier Commercial Bank, N.A., which was approved by the shareholders of CU Bancorp on July 23, 2012, the 2007 Equity and Incentive Plan was transferred and assumed by CU Bancorp and was renamed the CU Bancorp 2007 Equity and Incentive Plan, effective July 31, 2012.

On July 31, 2014, the Board of Directors of CU Bancorp approved further amendments to the 2007 Equity and Incentive Plan to: (i) allow CU Bancorp to grant performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus payments; (ii) expressly prohibit the repricing of previously granted options; (iii) eliminate a provision in the 2007 Equity and Incentive Plan that provides for an automatic annual increase in the shares available for awards under the 2007 Equity and Incentive Plan; and (iv) extend of the term of the 2007 Equity and Incentive Plan to July 31, 2024.

The amendments to the 2007 Equity and Incentive Plan will not result in an increase in the number of shares available for issuance under the 2007 Equity and Incentive Plan, but rather, are intended to eliminate certain Plan provisions deemed unnecessary or outside of best practices, to extend the 2007 Equity and Incentive Plan’s term and to maximize the corporate tax deduction available to CU Bancorp for performance-based awards. The CU Bancorp board of directors believes the amendments are in the best interests of CU Bancorp and its shareholders.

Performance Awards

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount CU Bancorp may deduct in any one year for compensation paid to a “covered employee,” which is defined by Section 162(m) to mean any person who, as of the last day of the fiscal year, is the chief executive officer or one of CU Bancorp’s three highest compensated executive officers other than CU Bancorp’s chief financial officer. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). The CU Bancorp board of directors believes that maximizing the deductibility of executive compensation is in the best interests of CU Bancorp and its shareholders and, therefore, recommends that shareholders approve the amendments to the 2007 Equity and Incentive Plan including authorizing CU Bancorp to grant performance-based awards that are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code, including both equity compensation awards and cash bonus. One of the conditions of 162(m) requires shareholder approval of the material terms of the performance plan of the plan under which the compensation will be paid.

Approval of the material terms of the 2007 Equity and Incentive Plan is a condition for certain awards to qualify as tax-deductible, performance-based compensation under Section 162(m). The affirmative vote of a majority of the votes cast with respect to this proposal is required to approve the amendments and the material terms of the 2007 Equity and Incentive Plan.

For purposes of Section 162(m) of the Internal Revenue Code, the material terms of the 2007 Equity and Incentive Plan include: (i) the individuals eligible to receive compensation under the 2007 Equity and Incentive Plan; (ii) a description of the business criteria on which performance goals may be based; and (iii) the maximum number of shares and the maximum dollar amount of any cash payment that can be paid to any one individual in a calendar year. Each of these aspects of the 2007 Equity and Incentive Plan is discussed below. Awards under the 2007 Equity and Incentive Plan may be made in the form of restricted stock awards, restricted stock unit awards and/or performance awards, as determined by the CNCG Committee, which for purposes of Section 162(m), must consist solely of independent directors as defined by the applicable Treasury regulations.

Eligibility and Participation for Performance Awards

Awards may be granted under the 2007 Equity and Incentive Plan to those officers, directors and employees of CU Bancorp and its subsidiaries as the CNCG Committee from time to time selects.

Performance Goals

Under the 2007 Equity and Incentive Plan as amended, the applicable performance measures will have the same meaning as used in CU Bancorp’s financial statements, or, if such terms are not used in CU Bancorp’s financial statements, they will have the meaning applied pursuant to generally accepted accounting principles, or as used generally in CU Bancorp’s industry. Performance measures will be calculated with respect to CU Bancorp, its parent corporation and each subsidiary corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the CNCG Committee. Performance measures may be one or more of the following, as determined by the CNCG Committee: revenue; net interest income; non-interest income; net interest margin; operating income; earnings before taxes; earnings before interest taxes depreciation and amortization; earnings before interest and taxes; pre-tax income; net income; market share; business unit volume; capital; tangible book value; expense management; the market price of the Stock; total shareholder return; return on equity; return on capital; return on assets; return on tangible equity; return on tangible common equity; efficiency ratio; number of customers; number of accounts; assets; asset mix; deposits; non-interest bearing deposits; deposit mix; loans; loan mix; asset quality; credit quality; regulatory exam results; audit results; customer satisfaction (determined based on objective criteria approved by the CNCG Committee); and execution of strategic initiatives (determined based on objective criteria approved by the CNCG Committee); cost of funds; cost of deposits; Texas ratio. A performance measure may be expressed in any form that the CNCG Committee determines, including, but not limited to: absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to peer company performance, per share of common stock outstanding, or per full-time equivalent employee. Performance measures applicable to a performance award will exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the CNCG Committee, occurring after the establishment of the performance goals applicable to the performance award; provided, however no such adjustment will be made if the exercise of such authority by the CNCG Committee would constitute the exercise of “impermissible discretion,” would cause restricted stock awards, restricted stock units or performance awards granted under the 2007 Equity and

Incentive Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code to otherwise fail to qualify as “performance-based compensation” under Section 162(m).

To the extent earned, performance awards may be settled in the form of a cash bonus payment, measured as a percentage of base salary, or in cash or stock, measured based on the value of CU Bancorp’s common stock on the date of payment. (See further information below at                 )

Maximum Awards under the 2007 Equity and Incentive Plan

The CNCG Committee has the authority in its sole discretion to determine the type or types of awards made under the 2007 Equity and Incentive Plan. Under the 2007 Equity and Incentive Plan, no person may receive options or other awards denominated in shares of CU Bancorp’s common stock relating to more than 200,000 shares (50,000 shares in the case of non-employee directors) of CU Bancorp’s common stock in the aggregate in any calendar year. The maximum dollar amount payable to any individual for any one (1) calendar year with respect to cash incentive bonus awards under the 2007 Equity and Incentive Plan that are intended to satisfy the conditions for deductibility under Section 162(m) of the Internal Revenue Code as “performance-based compensation” is $2,000,000.

Approval

The CU Bancorp board of directors believes that it is in the best interests of CU Bancorp and its shareholders to enable CU Bancorp to implement compensation arrangements that qualify as fully tax deductible performance-based compensation under the 2007 Equity and Incentive Plan. The CU Bancorp board of directors is therefore asking shareholders to approve, for purposes of Section 162(m) of the Internal Revenue Code, the material terms of the performance goals as set forth above along with the additional amendments to the 2007 Equity and Incentive Plan. However, shareholder approval of the performance goals is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2007 Equity and Incentive Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the 2007 Equity and Incentive Plan’s performance goals for shareholder approval should not be viewed as a guarantee that CU Bancorp can deduct all compensation under the 2007 Equity and Incentive Plan. Nothing in this proposal precludes CU Bancorp and the CNCG Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service. A copy of the 2007 Equity and Incentive Plan, as amended and restated to reflect the several amendments discussed herein is attached as Appendix E to this joint proxy statement/prospectus.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2014, with respect to the shares of CU Bancorp’s common stock that were reserved for issuance under existing equity compensation plans. This table does not reflect the number of restricted shares of stock that have been issued under CU Bancorp’s equity compensation plans. The number of shares of common stock remaining available for future issuance under the equity compensation plans has been reduced by both stock option grants and restricted stock issued under the plans.

Plan	Number of securities to be issued upon exercise of outstanding options (A)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (A))

Equity Compensation Plans Approved by Security Holders:
California United Bank 2005 Stock Option Plan (terminated)	234,563	$16.47	—
CU Bancorp 2007 Equity Incentive and Incentive Plan	80,933	$12.06	816,814

Total	315,496	$15.33	816,814

Summary of the Plan

The following is a summary of the material terms of the 2007 Equity and Incentive Plan and is qualified in its entirety by reference to the 2007 Equity and Incentive Plan, a copy of which is attached as Appendix E to this proxy statement/prospectus. The CU Bancorp board of directors is seeking shareholder approval of the 2007 Equity and Incentive Plan, as restated to reflect the several amendments discussed herein. Approval requires a majority vote in favor of the 2007 Equity and Incentive Plan of the shares represented by proxy or voting in person at the meeting.

Purpose. The 2007 Equity and Incentive Plan is designed to promote the interest of CU Bancorp by furthering its ability to attract and retain employees, officers and non-employee directors who are expected to contribute to the future success of the organization. The 2007 Equity and Incentive Plan is intended to provide participants with incentives to maximize their efforts on behalf of CU Bancorp through stock-based awards that provide an opportunity for stock ownership. The plan provides CU Bancorp with a flexible equity incentive compensation program, which allows CU Bancorp to grant stock options, restricted stock, restricted stock units and performance awards.

Shares Subject to the 2007 Equity and Incentive Plan. The maximum aggregate number of shares of common stock that were reserved for issuance under the 2007 Equity and Incentive Plan is 1,490,547 and consists of authorized but unissued or reacquired shares of common stock or any combination thereof. At June 30, 2014, 816,814 shares were available to be issued under the 2007 Equity and Incentive Plan. Appropriate adjustments will be made in the number of authorized shares and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in CU Bancorp’s capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2007 Equity and Incentive Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of options or restricted stock purchase rights exercised by tender of previously owned shares will be deducted from the shares available under the 2007 Equity and Incentive Plan.

Administration. The 2007 Equity and Incentive Plan is administered by CU Bancorp’s CNCG Committee or other committee appointed by the CU Bancorp board of directors to administer the 2007 Equity and Incentive Plan. The CNCG Committee consists solely of independent directors. Subject to the provisions of the plan, the CNCG Committee determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. All awards must be evidenced by a written agreement between CU Bancorp and the participant. The CNCG Committee may amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the vesting of any award. The CNCG Committee has the authority to construe and interpret the terms of the 2007 Equity and Incentive Plan and awards granted under it.

Eligibility. Awards may be granted under the 2007 Equity and Incentive Plan to CU Bancorp’s or California United Bank’s employees, officers, and directors, or those of any present or future parent or subsidiary corporation or other affiliated entity.

Stock Options. The CNCG Committee may grant nonstatutory stock options, “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of CU Bancorp’s common stock on the date of grant. Any incentive stock option granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of CU Bancorp’s stock or of any parent or subsidiary corporation must have an exercise price equal to at least 110 percent of the fair market value of a share of CU Bancorp’s common stock on the date of grant and a term not exceeding five years. The term of all other options may not exceed ten years. Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the CNCG Committee. Unless a longer period is provided by the CNCG Committee, an option generally will remain exercisable for three months following the participant’s termination of service, except that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for twelve months, but in any event not beyond the expiration of its term.

Restricted Stock Awards. The CNCG Committee may grant restricted stock awards under the 2007 Equity and Incentive Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase CU Bancorp’s common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to CU Bancorp and/or California United Bank. The CNCG Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of CU Bancorp’s common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the CNCG Committee specifies, and the shares acquired may not be transferred by the participant until vested. Unless otherwise determined by the CNCG Committee, a participant will forfeit any unvested shares upon voluntary or involuntary termination of service with CU Bancorp and/or California United Bank for any reason, including death or disability. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. Restricted stock units granted under the 2007 Equity and Incentive Plan represent a right to receive shares of CU Bancorp’s common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to CU Bancorp and/or California United Bank. The CNCG Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the CNCG Committee may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends CU Bancorp pays.

Performance Awards. The CNCG Committee may grant performance awards under the 2007 Equity and Incentive Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance awards may be in the form of performance units or cash bonus awards. In granting a performance award, the CNCG Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2007 Equity and Incentive Plan which are set forth above as well as a performance award formula, the performance period and other terms, conditions and restrictions of the award. To the extent earned, performance awards may be settled in the form of a cash bonus payment, measured as a percentage of base salary, or in cash or stock, measured based on the value of CU Bancorp’s common stock on the date of payment.

Unless otherwise determined by the CNCG Committee, if a participant’s service terminates due to death or disability prior to completion of the applicable performance period, the final award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the 2007 Equity and Incentive Plan, if a participant’s service terminates for any other reason, the participant’s performance units are forfeited.

Change in Control. The CNCG Committee, in its sole discretion, may provide in any award agreement or, in the event of a change in control, may take such actions as it deems appropriate, to provide for the full or partial acceleration of vesting to such extent as the CNCG Committee will determine. Notwithstanding the foregoing, in the event of a change in control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any participant, either assume CU Bancorp’s rights and obligations under outstanding options (“Assumed Options”) or substitute for outstanding options substantially equivalent options (“Substituted Options”) (as the case may be) for the Acquiror’s stock; provided, however that such Assumed Options or such Substituted Options will provide or contain a provision that accelerates the exercisability and vesting of such Assumed or Substituted Options if within eighteen (18) months of the occurrence of the ownership change event any one or more of the following occurs: (i) the termination of service of the participant by the Acquiror without Cause, (ii) the change in the location where the participant regularly performs Service to a place more than thirty five (35) miles from the location where the participant regularly performed service prior to the ownership change event, or (iii) the base salary of the participant is reduced by ten percent (10%) or more. Any unvested options which are not assumed by the Acquiror or exchanged for Substituted Options in connection with a change in control will become immediately exercisable five (5) days prior to the time of consummation of the change in control and each affected participant will be provided ten (10) days’ notice by CU Bancorp of the Acquiror’s intention not to assume the options or grant Substituted Options.

For purposes of the 2007 Equity and Incentive Plan, the term “change in control” means an ownership change event or series of related ownership change events (collectively, a “transaction”) in which the shareholders of CU Bancorp immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of CU Bancorp’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities or, in the case of an ownership change event, the entity to which CU Bancorp’s assets were transferred (the “transferee”), as the case may be. An “ownership change event” will be deemed to have occurred if any of the following occurs: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of CU Bancorp of more than fifty percent (50%) of the voting stock of CU Bancorp; (ii) a merger or consolidation in which CU Bancorp is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of CU Bancorp (other than a sale, exchange or transfer to one or more subsidiaries of CU Bancorp); or (iv) a liquidation or dissolution of CU Bancorp.

The CNCG Committee may, in its sole discretion and without the consent of any holder, determine that, upon the occurrence of a change in control, each or any option outstanding immediately prior to the change in control will be canceled in exchange for a payment with respect to each vested share of stock subject to such canceled option in cash equal to the excess of the fair market value of the consideration to be paid per share of stock in the change in control over the exercise price per share under such option. In the event such determination is made by the CNCG Committee, the spread (reduced by applicable withholding taxes, if any) will be paid to holders in respect of their canceled options as soon as practicable following the date of the change in control.

Transferability of Awards. Unless otherwise provided by the CNCG Committee, awards (other than stock awards) under the 2007 Equity and Incentive Plan may only be transferred by will or by the laws of descent and distribution.

Award Limitations. The maximum aggregate number of shares of common stock with respect to one or more awards that may be granted to any one participant during a calendar year is 200,000 in the case of employees and officers and 50,000 shares in the case of non-employee directors, and the maximum aggregate amount that may be paid to any one person during a calendar year with respect to one or more cash bonus awards is $2,000,000.

Prohibition Against Option Repricing. Neither the Board nor the CNCG Committee will have the right or authority following the grant of any option pursuant to the 2007 Equity and Incentive Plan to amend or modify the exercise price of any such option, or to cancel the option at a time when the exercise price is greater than the fair market value of the underlying shares in exchange for another option or award.

Amendment and Termination. The 2007 Equity and Incentive Plan will continue in effect until the tenth anniversary of its approval by the shareholders of this proposal to amend and restate the 2007 Equity and Incentive Plan, unless earlier terminated by the CNCG Committee. The CNCG Committee may amend, suspend or terminate the 2007 Equity and Incentive Plan at any time, provided that without shareholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options or effect any other change that would require shareholder approval under any applicable law or listing rule. Amendment, suspension or termination of the 2007 Equity and Incentive Plan may not adversely affect any outstanding award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable law.

United States Federal Income Tax Consequences

Grant of Options. The grant of a stock option is not expected to result in any taxable income for the participant.

Exercise of Options. Upon exercising a non-qualified stock option, the holder must recognize ordinary income equal to the excess of the fair market value of the shares of CU Bancorp’s common stock acquired on the date of exercise over the exercise price, and CU Bancorp will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and CU Bancorp will not be entitled to an income tax deduction.

Disposition of Shares Acquired Upon Exercise of Options. The tax consequence upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to CU Bancorp in connection with the disposition of shares acquired under an option, except that CU Bancorp may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Awards Other than Options. As to other awards granted under the 2007 Equity and Incentive Plan that are payable either in cash or shares of CU Bancorp’s common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. CU Bancorp will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of CU Bancorp’s common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. CU Bancorp will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including CU Bancorp’s obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options and certain other performance awards paid under the 2007 Equity and Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, CU Bancorp will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2007 Equity and Incentive Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option may be treated as restricted as to transferability and subject to substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of CU Bancorp’s income tax deduction will be determined as of the end of that period.

Delivery of Shares for Tax Obligation. Under the 2007 Equity and Incentive Plan, the CNCG Committee may permit participants receiving or exercising awards, subject to the discretion of the CNCG Committee and upon any terms and conditions may impose, to deliver shares of CU Bancorp’s common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to CU Bancorp to satisfy federal and state tax obligations.

Recommendation of the CU Bancorp Board of Directors

THE CU BANCORP BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE CU BANCORP 2007 EQUITY AND INCENTIVE PLAN. PROXIES WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE SPECIFIED.

CU BANCORP PROPOSAL NO. 5

RATIFICATION OF CU BANCORP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of McGladrey LLP, independent accountants, has been selected by the Audit and Risk Committee of the CU Bancorp board of directors to serve as the independent registered public accounting firm for CU Bancorp for the fiscal year ending December 31. 2014. The decision of the Audit and Risk Committee is based on a review of the qualifications, independence, past performance, and quality controls of the selected accounting firm. CU Bancorp shareholders are hereby asked to ratify the selection of McGladrey LLP. It is anticipated that a representative of that firm will be present at the CU Bancorp annual meeting. That representative is not expected to make a statement but will be available to answer any questions.

CU Bancorp shareholders are being asked to ratify the selection of McGladrey LLP as CU Bancorp’s independent registered public accounting firm. Although ratification is not required by its bylaws, the SEC or The NASDAQ Stock Market, the CU Bancorp board of directors is submitting the selection of McGladrey LLP to shareholders for ratification because it values the views of its shareholders on the selection of CU Bancorp’s independent registered public accounting firm and as a matter of good corporate practice. In the event that the CU Bancorp shareholders fail to ratify the selection of McGladrey LLP, however, CU Bancorp reserves the discretion to retain McGladrey LLP as its independent registered public accounting firm for 2014. Even if the selection is ratified, the Audit and Risk Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CU Bancorp and its shareholders.

During the two most recent fiscal years, there were no disagreements between CU Bancorp and its principal accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the principal accountant’s satisfaction, would have caused the principal accountant to make reference to the subject matter of the disagreement in connection with its reports.

The audit reports on the consolidated financial statements of CU Bancorp and California United Bank as of and for the fiscal year ended December 31, 2013, and of California United Bank as of and for the fiscal years ended December 31, 2012 and 2011 were issued by McGladrey LLP and did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Under applicable SEC rules, a company’s audit committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the audit committee’s responsibility for administration of the engagement of the independent registered public accountants.

Consistent with the SEC’s rules, charter of CU Bancorp’s Audit and Risk Committee requires that the committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to CU Bancorp or any of its subsidiaries. The Audit and Risk Committee may delegate pre-approval authority to the chair of the Audit and Risk Committee and if it does, the decisions of chair must be presented to the full Audit and Risk Committee at its next scheduled meeting.

The following is a description of fees billed to CU Bancorp by McGladrey LLP during the fiscal years ended December 31, 2013 and 2012 all of which were pre-approved by the Audit and Risk Committee.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of CU Bancorp’s annual financial statements for the fiscal years ended December 31, 2013, and 2012, including reviews of the financial statements included in California United Bank’s and CU Bancorp’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, were $320,100 and $294,300, respectively.

Audit-Related Fees

The aggregate fees billed for services related to professional assurance and related services other than those noted above, includes services rendered in connection with acquisitions or other accounting matters for the fiscal years ended December 31, 2013 and 2012 were $5,200 and $133,225, respectively. The majority of the audit-related fees in 2012 related to merger related matters and the registration statement on Form S-4 filed with the SEC in connection therewith.

Tax Fees

CU Bancorp utilizes the services of Dreyer, Edmonds, and Robbins, Accountancy Corporation to prepare its tax returns and to provide tax planning, compliance and consulting services associated with tax related issues. The aggregate fees billed by Dreyer for tax services provided were for the preparation of federal and state income tax returns, services provided regarding a State of California Franchise Tax Board examination of CU Bancorp’s enterprise zone net interest deduction, tax planning and review associated with the merger of Premier Commercial Bancorp, and general tax planning and tax advice (including tax consultation and compliance) rendered to CU Bancorp for the fiscal year ended December 31, 2013 and 2012. Payments to Dreyer for the fiscal year ended December 31, 2013 and 2012 were $133,881 and $95,256, respectively. No tax fees were billed by McGladrey LLP in 2013 or 2012.

All Other Fees

No other fees were billed by McGladrey LLP in 2013 or 2012.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the CU Bancorp annual meeting is required to ratify the selection of McGladrey LLP. The proxy holders intend to vote all proxies they hold in favor of the proposal. If no instruction is given, the proxy holders intend to vote “FOR” the ratification of McGladrey LLP to serve as CU Bancorp’s independent registered public accounting firm for 2014.

Recommendation of the CU Bancorp Board of Directors and the Audit and Risk Committee of the CU Bancorp Board of Directors.

THE CU BANCORP BOARD OF DIRECTORS AND THE AUDIT AND RISK COMMITTEE OF THE CU BANCORP BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE RATIFICATION OF MCGLADREY LLP.

1ST ENTERPRISE BANK PROPOSAL NO. 3

ELECTION OF DIRECTORS

Nominees

The Bylaws of the 1st Enterprise provide that the number of directors shall not be fewer than eight nor more than fifteen until changed by an amendment to the Bylaws duly adopted by the vote or written consent of the shareholders of 1st Enterprise. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of the shareholders of 1st Enterprise or by the board of directors of 1st Enterprise. The exact number of directors is presently fixed at twelve.

The twelve persons named below are currently members of the board of directors of 1st Enterprise. All of the listed persons will be nominated for election to serve until (i) consummation of the merger, or (ii) in the event the merger is not consummated and the merger agreement is terminated, until the 2015 Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast in such a way as to effect the election of all twelve nominees, or as many thereof as possible under the rules of cumulative voting. See “1ST ENTERPRISE BANK ANNUAL MEETING – Number of Votes; Cumulative Voting” beginning on page [  ]. In the event that any of the nominees should be unable to serve as a director, it is intended that the proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the 1st Enterprise board of directors. Management has no reason to believe that any of the nominees will be unavailable to serve. Additional nominations can only be made by complying with the notice provision contained in 1st Enterprise’s Bylaws as set forth under the caption “Selection and Evaluation of Director Candidates – Nomination of Directors” beginning on page [  ]. This Bylaw provision is designed to give the board of directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third-party nominations if the notice provisions are not followed.

The board of directors has determined that all of the current directors on the board, except for Messrs. Black and Horton, are “independent,” as that term is defined by the rules and regulations of The NASDAQ Stock Market. These ten independent directors comprise a majority of the board of directors, and 1st Enterprise’s Audit, Compensation, and Nominating and Governance Committees are comprised solely of “independent” directors, as that term is defined by the rules and regulations of The NASDAQ Stock Market.

The following table sets forth the names and certain information as of [    ], 2014 regarding the directors of 1st Enterprise. The business address for each of the directors is 818 West Seventh Street, Suite 220, Los Angeles, California 90017.

Name	Age	Principal Occupation for the Past Five Years and Address	Year First Appointed or Elected

Charles R. Beauregard Director	66	Retired Bank Executive, Woodland, WA	2006

John C. Black, Chief Executive Officer, Director and Corporate Secretary	54	Chief Executive Officer, 1st Enterprise Bank Los Angeles, CA	2006

Adriana M. Boeka, Director	62	Consultant, The Manex Group Los Angeles, CA	2006

Peter Csato, Director	62	Attorney / Partner, Frandzel Robins Bloom & Csato, L.C. Los Angeles, CA	2006

Frank Ferri, Director	64	Owner, Ferri & Company, CPA’s	2006

		Glendale, CA

David C. Holman, Chairman of the Board	65	Private Investor Corona Del Mar, CA	2006

K. Brian Horton, President and Director	54	President, 1st Enterprise Bank Los Angeles, CA	2006

Robert J. Kushner, Director	63	Partner, Kushner, Smith, Joanou & Gregson, LLP Irvine, CA	2007

Jeffrey J. Leitzinger, Ph.D., Director	60	Owner / President and Chief Executive Officer, Econ One Research, Inc. Los Angeles, CA	2006

Jeffrey L. Levine, Director	62	President, Imprint Consulting, Inc. Encino, CA	2006

Brian R. Stone, Director	54	Chief Executive Officer, StoneAmerican Partners, Inc. (Management Consultants – Turnaround Specialists) Irvine, CA	2006

A. Richard Trueblood, Director	75	Executive Vice President and Chief Operating Officer, Del Mar Industries, Inc. (Manufacturer of Metal Die Castings) Gardena, CA	2006

The directors of 1st Enterprise serve one-year terms. None of the directors or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of 1st Enterprise acting within their capacities as such. There are no family relationships between the directors and executive officers of 1st Enterprise. None of the directors or executive officers of 1st Enterprise serve as directors of any company which has a class of securities registered under, or which are subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of 1st Enterprise have been involved in any legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer of 1st Enterprise.

The following is the principal occupation and business experience of the members of the board of directors of 1st Enterprise:

Charles R. Beauregard has served as a director of 1st Enterprise since its incorporation in 2006 and as Chairman of the Director’s Loan Committee since it was formed in 2006. He is also a member of the Compensation Committee, the Strategic and Capital Planning Committee, and the Governance Committee. Mr. Beauregard is a retired bank executive with over 30 years of commercial banking experience. Mr. Beauregard was formerly chief credit officer for Wells Fargo Bank’s Trust and Private Bank Group.

John C. Black has served as Chief Executive Officer and a director of 1st Enterprise since February 2006. Previously, he served as a consultant during 1st Enterprise’s pre-incorporation stage from June 2005 to February 2006; as Division President of Mellon 1st Business Bank, headquartered in Los Angeles, from September 2004 to June 2005; and in various management positions at Mellon 1st Business Bank (previously named 1st Business Bank until its acquisition by Pittsburgh-based Mellon Financial Corp. in 1998) from 1988 through June 2005, including Executive Vice President/Division Manager from 2003 to 2004, and Regional Vice President for the downtown Los Angeles headquarters from 1999 to 2003. Mr. Black is a member of the following board committees of 1st Enterprise: Compliance, Director’s Loan, and Strategic and Capital Planning.

Adriana M. Boeka has served as a director of 1st Enterprise since its incorporation in 2006 and as Chairman of its Asset Liability (“ALCO”) Committee since it was formed in 2006. She is also a member of the Audit Committee and the Governance Committee. Ms. Boeka has been a management and investment consultant for the Manex Group in Los Angeles California since 1995. She has served as President, Chief Executive Officer and a director of Americas United Bank in Glendale, California since April 2011. Ms. Boeka has more than 30 years of experience in the banking industry that includes positions of Chairman, Chief Executive Officer and President of several Southern California and Midwest Banks. Currently, Ms. Boeka serves as a member of the Twelfth District Community Depository Institutions Advisory Council (CDIAC).

Peter Csato, Esq. has served as a director of 1st Enterprise since its incorporation in 2006 and is a member of the Director’s Loan Committee. Mr. Csato is a partner in the Los Angeles office of the law firm of Frandzel Robins Bloom & Csato, L.C. and has specialized in the areas of banking and commercial law since 1979.

Frank Ferri has served as a director of 1st Enterprise since its incorporation in 2006 and was Chairman of the Audit Committee from its inception through April 2011. He is currently Chairman of the Compliance Committee and a member of the Audit Committee. Mr. Ferri has been a Certified Public Accountant for more than 30 years and the owner of an independent accounting firm, Ferri & Company, CPAs, in Glendale, California.

David C. Holman has served as Chairman of the board of directors since 1st Enterprise’s incorporation in February 2006 and has been a private investor throughout that period. He is Chairman of both the Strategic and Capital Planning Committee and the Governance Committee, and a member of the Compliance and Compensation Committees. Mr. Holman was formerly a senior executive at First Interstate Bank in Los Angeles and has been actively involved in the commercial banking industry for 40 years in California as a banker or investor.

K. Brian Horton has served as President and a director of 1st Enterprise since February 2006. Previously, he served as a consultant during 1st Enterprise’s pre-incorporation stage from June 2005 to February 2006; as Division President of Mellon 1st Business Bank, from September 2004 to June 2005; and in various management positions at Mellon 1st Business Bank (and its predecessor, 1st Business Bank) from 1988 through June 2005, including Executive Vice President from 2003 to 2004, and Regional Vice President for the Orange County Regional Office from 1997 to 2003. Mr. Horton is a member of the following board committees of 1st Enterprise: ALCO, Director’s Loan, and Strategic and Capital Planning.

Robert J. Kushner has served as a director of 1st Enterprise since 2007 and was appointed Chairman of the Audit Committee in April 2011. Mr. Kushner is a Certified Public Accountant and has been a partner in the independent accounting firm of Kushner, Smith, Joanou & Gregson, LLP, located in Irvine, California since 1979. Mr. Kushner has been a director of several banks in the past and has served in the capacity of Audit Committee Chair and Compensation Committee Chair.

Jeffrey J. Leitzinger, Ph.D. has served as a director of 1st Enterprise since its incorporation in 2006. He is a member of the ALCO Committee, the Governance Committee, and the Strategic and Capital Planning Committee. Dr. Leitzinger has been President and Chief Executive Officer of Econ One Research, Inc. in Los Angeles since 1997, and has been an economic consultant for over 30 years.

Jeffrey L. Levine has served as a director of 1st Enterprise since its incorporation in 2006 and is a member of the ALCO Committee. Mr. Levine has been President of Imprint Consulting, Inc. providing strategic consulting to middle market companies, since December 2012, and was President and owner of United States Container Corporation from 1993 to December 2012. Established in 1956, the company is a distributor of industrial containers.

Brian R. Stone has served as a director of 1st Enterprise since its incorporation in 2006 and as Chairman of the Compensation Committee since it was formed in 2006. In addition, he is a member of the Director’s Loan Committee and Chairman of the Information Technology Steering Committee. Mr. Stone has been Chief Executive Officer of StoneAmerican Partners, a management services company that turns around under-performing companies and real estate, since 1986. After 12 years in the mortgage banking industry, he has been turning around troubled companies for over 20 years.

A. Richard Trueblood has served as a director of 1st Enterprise since its incorporation in 2006. He is Chairman of the Community Reinvestment Act Committee and a member of the Director’s Loan Committee and the Compensation Committee. Mr. Trueblood has been Executive Vice President and Chief Operating Officer of Del Mar Industries, Inc., a manufacturer of high-pressure die castings in Gardena, California, since 1994.

Recommendation of the 1st Enterprise Board of Directors

THE BOARD OF DIRECTORS OF 1ST ENTERPRISE BANK RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL TWELVE (12) NOMINEES NAMED ABOVE TO SERVE AS DIRECTORS OF THE BOARD OF DIRECTORS OF 1st ENTERPRISE BANK.

Executive Officers

The following sets forth the names and certain information as of [    ], 2014 with respect to 1st Enterprise’s executive officers (except for Messrs. Black and Horton whose information is included above).

Name	Age	Position with 1st Enterprise Bank	Year First Appointed
Chuck Kohl	67	Executive Vice President and Director of Operations	2010
Jeffrey R. McGraa	63	Executive Vice President and Chief Credit Officer	2006
E. Allen Nicholson	47	Executive Vice President and Chief Financial Officer	2008[1]

1.	Prior to December 2009, Mr. Nicholson served as Senior Vice President and Chief Financial Officer of 1st Enterprise from August 2008 to December 2009.

Chuck Kohl has served as Executive Vice President, Director of Operations since September 2010. Previously, he served as Deputy Managing Director, Banking Services Division at Imperial Capital Bank in La Jolla, California from 2005 to January 2010. Mr. Kohl has more than 40 years of experience serving in varying capacities at medium to large retail banks.

Jeffrey R. McGraa has served as Executive Vice President and Chief Credit Officer of 1st Enterprise since March 2006. Previously, he served as Executive Vice President and Chief Credit Officer of Mellon 1st Business Bank (a subsidiary of Bank of New York Mellon) since July 2005; and in various capacities with that bank (or its predecessor, 1st Business Bank) since 1981, including Executive Vice President – Credit Administration from 2002 to July 2005 and Senior Vice President – Credit Administration from 1995 to 2002.

E. Allen Nicholson has served as Executive Vice President and Chief Financial Officer of 1st Enterprise since December 2009, and as Senior Vice President and Chief Financial Officer from August 2008 to December 2009. Previously, he served as Chief Financial Officer of Mellon 1st Business Bank from 2005 to 2008. In addition, he was chief financial officer for various business lines within the Wealth Management sector of Bank of New York Mellon and its predecessor Mellon Financial from 2002 to 2008.

There are no family relationships between any director and an executive officer or among any directors.

Corporate Governance Principles and Code of Ethics

General

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has voluntarily implemented many of the corporate governance requirements which have been established by the SEC for public reporting companies. Among other things, the board has adopted a Code of Ethics which applies to all of 1st Enterprise’s directors, officers and employees, including the chief executive officer, chief financial officer, and persons performing similar functions, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to 1st Enterprise’s financial reporting.

Code of Ethics

The Code of Ethics requires that 1st Enterprise directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct their business in an honest and ethical manner, and otherwise act with integrity and in 1st Enterprise’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of law or of the Code of Ethics.

Procedures for Reporting Concerns about Accounting, Internal Accounting or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, 1st Enterprise has established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits 1st Enterprise from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Board Leadership Structure

1st Enterprise is focused on corporate governance practices, and independent board oversight is valued as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that all of 1st Enterprise’s directors, except the two directors who currently serve as Chief Executive Officer and President, are independent. In addition, all of the members of the board of directors’ Audit Committee and Compensation Committee are independent.

1st Enterprise currently has an independent Chairman separate from the Chief Executive Officer, and it is the policy of 1st Enterprise that these two positions should be kept separate except in unusual circumstances. The board of directors believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it is necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the board of directors would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. The Chairman provides independent leadership of the board of directors and also serves as a liaison between the board and senior management. The board of directors has determined that the current structure, an independent chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a board of directors leadership position.

Board Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. 1st Enterprise faces a number of risks, including credit risk, interest rate risk, liquidity risk, financial reporting risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks 1st Enterprise faces, while the board of directors, as a whole and through its committees, particularly the Audit, Asset Liability, Loan, and Compensation Committees, has responsibility for the oversight of risk management and consideration of 1st Enterprise’s entire risk profile. The board of directors and its committees evaluate the most significant risks facing 1st Enterprise and its overall risk management strategy, to ensure that risks undertaken by 1st Enterprise are consistent with the board of directors’ objectives. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees

Prior to making any recommendations to the board of directors concerning the nomination of directors for each year’s annual meeting, the Nominating and Governance Committee or the “Governance Committee” shall (i) evaluate the performance, attendance records of, and any loans or other transactions between 1st Enterprise and each of the current board members proposed for reelection, and on that basis consider the appropriateness of such member’s standing for reelection; (ii) review the composition and size of the board of directors in order to ensure that the board of directors is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a directors of 1st Enterprise; (iii) consider the need to augment the board of directors for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of 1st Enterprise, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

In identifying and evaluating potential nominees, the Governance Committee shall consider recommendations from 1st Enterprise directors, officers or employees, as well as persons recommended by shareholders of 1st Enterprise, and shall evaluate persons recommended by 1st Enterprise directors, officers or employees in the same manner as those recommended by shareholders in selecting director nominees.

Director Qualifications

In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (a) be an individual of the highest ethical character and integrity; (b) have substantial experience which is of particular relevance to 1st Enterprise; (c) have the ability and willingness to devote sufficient time to the affairs of 1st Enterprise; (d) have a meaningful financial stake in 1st Enterprise so as to assure that every director’s interests are aligned with those of the shareholders; (e) be knowledgeable about the business activities and market areas in which 1st Enterprise does business; (f) have an excellent personal and professional reputation in and commitment to one or more communities in which 1st Enterprise does business; (g) serve or have served in a position of active leadership with a business or professional interest located within the geographic area served by 1st Enterprise; (h) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (i) have the ability and desire to exercise independent thinking when considering matters brought before the board, and not be unduly influenced by the opinions of others; (j) have no material conflict of interest that would interfere with his or her performance as a director; and (k) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency.

While the board of directors and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the board of directors has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the board of directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the board of directors at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of 1st Enterprise.

Board Diversity, Qualifications and Experience

As currently comprised, the board of directors is a diverse group of individuals who are drawn from both the financial service industry and other industry groups with a presence in 1st Enterprise’s target markets. The board of directors and the Governance Committee consider diversity as one of many factors in evaluating the composition of the board of directors but has no set policy in this regard. Directors are individuals with knowledge and experience who serve and represent the communities we serve. Current board of directors representation provides backgrounds in banking, accounting, real estate, manufacturing, industrial distribution, economic consulting and the legal profession. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, and operations of privately held businesses.

Consideration of Shareholder Recommendations

In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of 1st Enterprise’s existing directors and executive officers each year in connection with the preparation of 1st Enterprise’s proxy materials, as the board of directors deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to applicable rules concerning proxy statements.

A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (1) a statement that the writer is a shareholder and is proposing a candidate for consideration; (2) the name and contact information for the candidate; (3) a statement of the candidate’s business and educational experience; (4) information regarding the candidate’s qualifications to be a director; (5) the number of shares of 1st Enterprise’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (6) the written consent of the candidate to serve as a director if nominated and elected; (7) information regarding any relationship or understanding between the proposing shareholder and the candidate; (8) a statement that the proposed candidate has agreed to furnish to 1st Enterprise all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the board deems necessary to evaluate such candidate’s qualifications to serve as a director; and (9) as to the shareholder giving the notice (i) the name and address of the shareholder and (ii) the number of shares of 1st Enterprise’s stock which are owned beneficially or of record by the shareholder.

Nominations by Shareholders

The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the board of directors, are set forth in 1st Enterprise’s Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws. … Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made;

and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

Director Independence

General. Ten of the twelve members of our board of directors are independent directors, and our Audit and Compensation Committees are comprised solely of independent directors as defined by the rules of the SEC and NASDAQ. The board of directors has determined that all of its directors, other than Messrs. Black and Horton, are “independent” as that term is defined by NASDAQ rules.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance

During the fiscal year ended December 31, 2013, the board of directors held a total of eleven meetings. Each of 1st Enterprise director attended at least 75% of the board of directors and committee meetings such director was required to attend during 2013.

Director Attendance at Annual Meetings of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for 1st Enterprise and to provide an opportunity for shareholders to communicate any concerns to them. 1st Enterprise’s policy is that all directors are expected to attend each 1st Enterprise annual meeting of the shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All of 1st Enterprise’s directors attended the annual meeting of shareholders in 2013.

Shareholder Communications with the Board

Shareholders may communicate with the board of directors as a whole, or with any individual director, by e-mailing John C. Black, Chief Executive Officer of 1st Enterprise Bank, at jblack@1stenterprise.com or by writing to the following address:

1st Enterprise Bank

818 West 7th Street, Suite 220

Los Angeles, California 90017

Attention: Corporate Secretary

Any such communications, except those clearly of a marketing nature, will be forwarded directly to the appropriate individual director ore presented to the full board of directors at the next regularly scheduled board of directors’ meeting.

Committees of the Board

Audit Committee

The board of directors has, among others, a standing Audit Committee, of which directors Kushner (Chairman), Boeka and Ferri are members. The purpose of the Audit Committee, which met four times during 2013, is to meet with the independent auditors of 1st Enterprise in order to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, employees and depositors of 1st Enterprise. It is also the responsibility of the Audit Committee to select 1st Enterprise’s independent auditors, evaluate the performance of the independent auditors, and make certain that the independent auditors have the necessary freedom and independence to freely examine all 1st Enterprise records. The Audit Committee reviews the scope of both independent (external) and internal audits and reviews and assesses the results. Further, the Audit Committee pre-

approves all audit and permissible non-audit services to be performed by the independent auditors, with certain de minimis exceptions. The Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

The Audit Committee has reviewed and discussed with 1st Enterprise’s management the audited financial statements as of and for the year ended December 31, 2013. The Audit Committee has discussed with 1st Enterprise’s independent auditors, which are responsible for expressing an opinion on the conformity of 1st Enterprise’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of 1st Enterprise’s financial reporting. As part of the SAS 114 communications from the independent auditors, it was communicated to the Audit Committee that the independent auditors were not aware of any independence-related relationships between their firm and 1st Enterprise other than the professional services that have been provided to 1st Enterprise and hereby confirm that they were independent auditors with respect to 1st Enterprise under professional standards. In considering the independence of 1st Enterprise’s independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page [    ] below.

The board of directors believes it is important for the Audit Committee to be composed entirely of non-employee directors who qualify as “independent” under the rules of the SEC, the Sarbanes-Oxley Act of 2002, and NASDAQ’s listing standards. Accordingly, the board of directors has determined that each of the members of the Audit Committee meets both the SEC’s and NASDAQ’s definitions of independence for purposes of service on the Audit Committee.

The board of directors has adopted an Audit Committee charter that outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Audit Committee. The charter may be found on our website, “www.1stenterprisebank.com” in the “Investor Relations” tab under the topic “Governance Documents.”

Nominating and Governance Committee

The board has a standing Nominating and Governance Committee or the “Governance Committee” of which director Holman is Chairman and directors Beauregard, Boeka, and Leitzinger are members. The Governance Committee was established in January 2014 and therefore did not meet during 2013. All of the members of the Governance Committee are independent directors as defined under the rules of NASDAQ. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the board the director nominees for each annual meeting of shareholders; (ii) determine desired board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the board of directors and each committee in light of 1st Enterprise’s operating requirements and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by shareholders for nomination for election to the board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the board, if necessary; (vii) monitor the orientation and continuing education program for directors; (viii) annually review and assess the adequacy of 1st Enterprise’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (ix) review and oversee matters relating to the independence of board and committee members; and (x) periodically review 1st Enterprise’s succession plans and make recommendations to the board of directors with respect to management and director succession. See “--Director Nomination Procedures, Qualifications and Related Matters” above for more information regarding the Governance Committee’s considerations of director candidates recommended by shareholders of 1st Enterprise.

The board of directors has adopted a Nominating and Governance Committee charter that outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Governance Committee. The charter may be found on our website, “www.1stenterprisebank.com” in the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Committee

The 1st Enterprise board of directors also has a Compensation Committee consisting of directors Stone (Chairman), Beauregard, Holman and Trueblood, each of whom is an independent director as defined under the rules of NASDAQ. The purpose of the Compensation Committee, which met five times during 2013, is to review and report to the 1st Enterprise board of directors on all executive compensation matters that impact 1st Enterprise and ensure that its Chief Executive Officer, other officers and key management are compensated in a manner that will attract, motivate and retain the best possible management team for the shareholders. The Compensation Committee is also responsible for ensuring that compensation paid is consistent with 1st Enterprise’s strategic goals, is based on performance against predetermined goals, is internally equitable and competitive, and is consistent with all regulatory requirements.

The specific responsibilities of the Compensation Committee are to (i) review 1st Enterprise’s compensation strategy on an annual basis to insure that the compensation programs are in place to attract, retain and motivate the best possible workforce, while at the same time encouraging safe and sound operating practices; (ii) at the executive level, ensure that the CEO and other members of executive management are rewarded appropriately for their contributions to growth, profitability and proper risk management; (iii) annually review and approve the individual elements of total compensation for the CEO, including corporate goals and objectives relevant to the CEO’s compensation, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based upon this evaluation; (iv) review the CEO’s performance against the goals for the previous year and determine goal achievement for purposes of calculating his compensation; (v) ensure that the annual executive incentive compensation plan is administered in a manner consistent with 1st Enterprise’s compensation strategy and approve specified plan elements; (vi) approve all new equity-related incentive plans prior to submission to the shareholders; (vii) administer 1st Enterprise’s long term incentive programs in a manner consistent with the terms of the plans; (ix) review with the CEO matters relating to management succession, bench strength and organizational development; (x) in consultation with management, oversee regulatory compliance with respect to compensation matters; (xi) consider and recommend to the Board for approval corporate title appointments of Senior Vice Presidents and above; and (xii) review and make recommendations to the Board to ensure the adequacy and appropriateness of Director compensation and benefits. The Compensation Committee also has ultimate responsibility for determining matters of interpretation with respect to the non-audit or accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code. The Compensation Committee has the authority to retain its own outside experts for advice on any matter under review, as the Committee may deem necessary or appropriate and without seeking approval of the Board or Management.

The board of directors has adopted a Compensation Committee charter that outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Compensation Committee. The charter may be found on our website, “www.1stenterprisebank.com” in the “Investor Relations” tab under the topic “Governance Documents.”

Compensation Consultants; Compensation Committee Report

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this joint proxy statement/prospectus with management. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

In addition, the Compensation Committee reviewed the compensation structure for employees of 1st Enterprise and concluded that none of the elements comprising such compensation encourages behavior that would lead to excessive risks for 1st Enterprise.

Submitted by the Compensation Committee of the Board of Directors.

Brian R. Stone, Chairman Charles R. Beauregard David C. Holman A. Richard Trueblood

Dated July 16, 2014

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2013. None of these individuals has ever been an officer or employee of 1st Enterprise or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee.

Compensation Discussion and Analysis of 1st Enterprise Bank

Summary and Corporate Governance

The Compensation Committee is composed entirely of independent directors and is responsible for reviewing and recommending 1st Enterprise-wide compensation programs for approval by the board of directors. The Compensation Committee’s administration of 1st Enterprise’s compensation plans covers salaries, incentive and bonus plans, and stock and option awards. In addition, the Compensation Committee makes recommendations regarding director compensation.

Compensation Philosophy and Objectives

Our primary objectives with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, and to align their interests with those of our shareholders. To that end, we strive to implement compensation plans that are competitive relative to similar banking institutions, and to maintain an appropriate level of at-risk compensation for our executives that is, for the most part, dependent upon 1st Enterprise’s financial performance. This is in addition to the significant at risk capital that the majority of our executives have in 1st Enterprise, as reflected in their current beneficial ownership of common stock. Compensation for the 1st Enterprise named executive officers consists primarily of the following: base salary; annual bonuses (based on key performance measurements); and in some cases restricted stock grants. The Compensation Committee periodically evaluates and adjusts the weighting of these key performance measurements to support 1st Enterprise objectives. The Compensation Committee and the board also believe it is important to ensure that the compensation of the CEO is equitable and reasonable in relation to that of the other 1st Enterprise named executive officers, and that the compensation of the other 1st Enterprise named executive officers is reasonable in relation to each other given their respective duties and responsibilities, experience, and certain other relevant factors. All of 1st Enterprise’s compensation programs are designed to reward performance and appropriate risk- management.

Process for Making Compensation Decisions

Role of the Compensation Committee

The Compensation Committee reviews executive compensation and makes recommendations to the board with regard to appropriate target compensation levels and compensation component weightings for all of the 1st Enterprise named executive officers in alignment with our compensation philosophy. Compensation includes the primary components listed in the previous paragraph, as well as certain perquisites, in the case of some of the 1st Enterprise named executive officers. In making its recommendations to the board, the Compensation Committee evaluates compensation for comparable positions at peer institutions, the relative financial performance of 1st

Enterprise, recommendations of the CEO (in the case of the other 1st Enterprise named executive officers), internal compensation fairness, the past performance and future goals of the CEO, and independent analysis performed by the Compensation Committee. The Compensation Committee has the authority to engage consultants and request other information as needed to fairly measure and evaluate the overall compensation of the 1st Enterprise named executive officers. The Compensation Committee did not retain a consultant in 2013; rather, it utilized publicly available data for peer institutions. In the past, 1st Enterprise has been provided a compensation study completed by a professional compensation consulting firm.

Role of the Chief Executive Officer

The CEO annually reviews the performance of the 1st Enterprise named executive officers other than himself, and presents his conclusions and recommendations based on those reviews to the Compensation Committee. In 2013, the CEO considered the peer compensation data and the stated objectives of the Compensation Committee and the Board in formulating his recommendations for base salary adjustments, components of individual performance goals, and any equity awards. The Compensation Committee exercises its discretion in modifying the CEO’s recommendations before making its recommendations to the Board. The CEO is not a member of the Compensation Committee, but is invited to attend meetings of the committee as necessary to provide input and recommendations on compensation for the other 1st Enterprise named executive officers. The CEO is not involved with any aspect of determining his own pay.

Elements of Executive Compensation

Base Salary

Base salaries for our executives are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Base salaries are reviewed and adjusted annually, or as necessary, to realign them with market levels after taking into account individual responsibilities, performance and experience. This review generally takes place in the second quarter, with an effective date of July 1st for any salary adjustments that might be approved.

Annual Incentive Awards (Bonuses) For 1st Enterprise Named Executive Officers

The board of directors has the authority to award annual bonuses to the 1st Enterprise named executive officers based on the recommendations of the Compensation Committee. The board has adopted an Executive Incentive Compensation Plan that is administered by the Compensation Committee. The Compensation Committee reviews and recommends Target Award Levels, Individual Objectives and Bank Objectives that are incorporated into the Plan. The Compensation Committee also recommends final incentive awards for the 1st Enterprise named executive officers. The CEO is delegated the responsibility for the day-to-day administration of the Plan, the determination of the achievement of individual objectives and the final award recommendations for the 1st Enterprise named executive officers other than himself. The CEO and President have a target award of 30% of their earned salary, based on achievement of 100% of Bank Objectives. Their potential award ranges from 10%, at an achievement of 70% of target, to a maximum of 50%, at an achievement of 130% of target (or greater). The remaining 1st Enterprise named executive officers have a target award of 25% of their earned salary, based on achievement of 100% of Bank Objectives. Their potential award ranges from 10%, at an achievement of 70% of target, to a maximum of 40%, at an achievement of 130% of target (or greater). 1st Enterprise objectives include Return on Common Equity and Return on Average Asset target levels (55% combined weighting), growth in loans, deposits and new customer relationship target levels (40% combined weighting), and growth in relationship manager staff level target levels (5%). In addition to the Bank Objectives, each Named Executive Officer has certain Individual Objectives (including risk management objectives) established at the beginning of the year. Each executive’s performance in the areas of their Individual Objectives are evaluated by the Compensation Committee. At the sole discretion of the Compensation Committee, the total incentive award percentage derived from the Bank Objectives can be increased or decreased by 10% of their earned salary, based upon their performance against their Individual Objectives and overall risk management performance.

Equity Incentives and Stock Ownership

Our 2006 Stock Incentive Plan (amended March 18, 2009) authorizes the board of directors to grant directors and employees restricted stock awards and/or options to purchase shares of our common stock. Stock grants to officers, generally have three-year vesting periods. During 2013, there were no options granted to 1st Enterprise named executive officers and only one grant of restricted stock. Additional details concerning unvested RSAs and options held at December 31, 2013 by the 1st Enterprise named executive officers are set forth under “Outstanding Equity Awards at Fiscal Year End.” We do not have requirements for our executives with regard to specific levels of stock ownership.

Deferred Compensation Plan

Executive officers are eligible to participate in a non-qualified deferred compensation plan, the “409A Plan,” whereby they can elect to defer part of their salary and/or up to 100% of their bonus for payment after retirement or termination of employment. 1st Enterprise shall have the discretion to make contributions to the Plan at any time on behalf of any Participant. There were no Bank Contributions made in 2013. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of 1st Enterprise, and are credited quarterly based on a Crediting Rate that is established annually by the board of directors. The crediting rate was 4% in 2013.

Perquisites and Other Programs

1st Enterprise provides its executive officers with perquisites and personal benefits that it believes are reasonable and consistent with its overall compensation strategy to attract and retain qualified executives and to facilitate the performance of their duties. 1st Enterprise maintains a 401(k) employee savings and retirement plan, which is offered to all employees. Other benefits available to all employees include medical, dental, vision, group term life and long-term disability insurance. Executive officers may also be provided with club memberships.

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance, risk management and shareholder return, while avoiding forms of compensation that might encourage behavior which could have an adverse impact on 1st Enterprise. The structure of our compensation plans are continually balanced to compensate our executives for current performance and long term shareholder returns. We believe that our executive compensation policies and programs serve the best interests of 1st Enterprise and our shareholders.

Executive Compensation of 1st Enterprise Bank

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2013, 2012 and 2011, compensation information for services in all capacities to 1st Enterprise for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers at the end of 2013 and whose total compensation in 2013 exceeded $100,000 (collectively and for purposes of this “Executive Compensation Section and for “1st Enterprise Bank Proposal No. 4 - Golden Parachute Compensation,” the “Named Executive Officers”). There are no other executive officers of 1st Enterprise.

Name and Principal Position	Year	Salary[1]	Bonus	Stock Awards[2]	Option Awards	Non- Equity Incentive Plan Compen- sation	All Other Compen- sation[3]	Total
	$	$	$	$	$	$	$	$
John C. Black, Chief Executive Officer	2013 2012 2011	320,000 317,500 308,000	103,688 88,439 37,000	— — 12,300	— — —	— — —	7,424 19,164 17,714	431,112 425,103 375,014

H. Brian Horton, President	2013 2012 2011	282,000 269,500 251,233	91,375 75,117 59,114	— — 12,300	— — —	— — —	16,099 26,388 26,192	389,474 371,005 348,839

Jeffrey R. McGraa, Executive Vice President and Chief Credit Officer	2013 2012 2011	233,100 227,550 220,452	68,303 61,739 58,839	— — —	— — —	— — —	8,252 15,253 7,917	309,655 304,492 287,208

E. Allen Nicholson, Executive Vice President and Chief Financial Officer	2013 2012 2011	230,000 215,000 195,305	67,394 58,334 53,009	60,550 50,750 __	— — —	— — —	810 7,250 780	358,754 331,334 249,094

Charles Kohl, Executive Vice President and Director of Operations	2013 2012 2011	160,000 157,500 152,500	46,883 35,350 41,082	— — —	— — —	— — —	7,257 9,576 4,610	214,140 202,426 198,192

1.

Salary figures include amounts deferred pursuant to 1st Enterprise’s 401(k) plan (the “401(k) Plan”) and pursuant to 1st Enterprise’s Deferred Compensation Plan (the “DCP”). The 401(k) Plan permits participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. For 2012, 1st Enterprise made profit-sharing contributions of 3% of salary to the 401(k) plan for all employees. The DCP permits certain management or highly compensated employees to defer compensation based on prospective elections, in amounts up to 50% of the base salary and/or 100% of bonuses. The amounts are credited to the accounts of the participating employee and earnings are based on a specified crediting rate, which was 4% in 2013, 5% in 2012, and 5% in 2011. Contributions by 1st Enterprise are at the discretion of the board of directors.

2.

Pursuant to Securities and Exchange Commission regulations regarding the valuation of equity awards, represents the aggregate grant date fair value of restricted stock awards issued to the 1st Enterprise named executive officers in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. The assumptions used in valuing these stock awards are detailed in Note 11 to the audited financial statements contained elsewhere herein.

3.

Consists of automobile allowances for Messrs. Black and Horton of $2,500 per year in 2012 and $12,000 per year in 2011; term life insurance premiums; club dues (including $10,200 for Mr. Horton); employer contribution to the 401(k) plan in 2012; and earnings on the DCP accounts of the participants. No other single item amounted to more than $10,000 per year for any of these individuals.

Grants of Plan-Based Awards in 2013

The following table sets forth certain information regarding restricted stock awards granted under 1st Enterprise’s 2006 Stock Incentive Plan, as amended to the named executive officers during 2013. No stock options were granted to the 1st Enterprise named executive officers in 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
		(#)	($)
John C. Black	--	--	---
K. Brian Horton	--	--	---
Jeffrey R. McGraa	--	--	---
E. Allen Nicholson[1]	6/19/2013	3,500	60,550
Charles Kohl	--	--	--

1.	Mr. Nicholson’s restricted stock grant vests on June 19, 2016.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth information concerning outstanding stock options and unvested RSAs held by each of the named executive officers at December 31, 2013. There were no stock options granted during 2013 to any of the 1st Enterprise named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable[1]	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested

	(#)	(#)	($)		(#)	($)

John C. Black	100,000	—	10.00	6/21/16	—	—

K. Brian Horton	100,000	—	10.00	6/21/16	—	—

Jeffrey R. McGraa	62,500	—	10.00	6/21/16	—	—

E. Allen Nicholson	12,500	—	13.81	9/17/18	7,000	135,100

Charles Kohl	—	—	—	—	—	—

1.

Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant. Unvested options accelerate in the event of a change in control of 1st Enterprise, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Option Exercises and Stock Vested Table

No stock options were exercised by the 1st Enterprise named executive officers during 2013. The following table sets forth information concerning RSAs held by the 1st Enterprise named executive officers which vested in 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)

John C. Black	1,000	17,151

K. Brian Horton	0	n/a

Jeffrey R. McGraa	0	n/a

E. Allen Nicholson	3,500	67,410

Charles Kohl	0	n/a

Pension Benefits

None of the 1st Enterprise named executive officers are covered by a pension plan or similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

Executive officers are eligible to participate in a non-qualified deferred compensation plan (the “409A Plan”) whereby they can elect to defer part of their salary and/or up to 100% of their bonus for payment after retirement or termination of employment. 1st Enterprise shall have the discretion to make contributions to the Plan at any time on behalf of any Participant. There were no Bank Contributions made in 2013. Deferred compensation amounts are not taxed until received by the participant. Deferred compensation balances are unsecured obligations of 1st Enterprise, and are credited quarterly based on a Crediting Rate that is established annually by the board of directors. The crediting rate was 4% in 2013.

The following table sets forth information concerning activity under the 409A Plan for the 1st Enterprise named executive officers as of and for the fiscal year ended December 31, 2013:

Name	Executive Contributions in 2013	1st Enterprise Contributions in 2013	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance in Last FY
	($)	($)	($)	($)	($)
John C. Black	24,000	--	4,154	--	120,279
K. Brian Horton	20,963	--	4,657	--	129,724
Jeffrey R. McGraa	7,200	--	2,660	--	72,849
E. Allen Nicholson	--	--	--	--	--
Charles Kohl	5,000	--	400	--	12,928

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to the 1st Enterprise named executive officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2013. The benefits which would be triggered in the event of a termination without cause consist of a lump sum payment equal to 12 months’ worth of the applicable individual’s base salary at the time of termination. Messrs. Black and Nicholson currently have such employment agreements which are more fully described under “—Employment Agreements” below.

The benefits which would be triggered in the event of a change in control of 1st Enterprise’s common stock include: (i); payments due under employment agreements, consisting of a lump sum payment (representing 18 months’ base salary plus an average bonus amount) plus continuation of medical benefits; and (ii) acceleration of unvested restricted stock awards. For the employment agreement benefits to be triggered, the individuals must also be actually or constructively terminated within one year following the change in control.

If a termination without cause had occurred in the case of either Mr. Black or Mr. Nicholson as of December 31, 2013, the lump sum payments would have been $320,000 and $230,000, respectively, under their employment agreements.

If a change in control had occurred on December 31, 2013, assuming also an actual or constructive termination as of December 31, 2013, pursuant to his employment agreement, Mr. Black would have received a lump sum payment of $578,876 and continuation of medical insurance for a period of 12 months (unless he obtained substitute or comparable coverage from another employer), with an estimated value of $16,870. Mr. Nicholson would have received a lump sum of payment of $404,579 plus similar medical insurance coverage, with an estimated value of $16,947, also under his employment agreement. No other 1st Enterprise named executive officers currently have an employment agreement with 1st Enterprise. See “—Employment Agreements” below.

Also, assuming a change in control had occurred on December 31, 2013 Mr. Nicholson’s unvested restricted stock award would have become fully vested. Based on the closing market price of $19.30 per share for 1st Enterprise common stock on December 31, 2013, the estimated value of Mr. Nicholson’s unvested restricted stock awards would have been $135,100 as of that date. No other 1st Enterprise named executive officers had any unvested RSAs on that date.

Employment Agreements

Each of K. Brian Horton and Jeffrey McGraa were previously employed in their capacities as President and as Chief Credit Officer, respectively, of 1st Enterprise pursuant to the terms of written employment agreements. Although, these written employment agreements were terminated immediately prior to the entry into the merger agreement with CU Bancorp and California United Bank. Messrs. Horton and McGraa continue to be employed by 1st Enterprise in their respective capacities.

1st Enterprise has entered into an employment agreement with John C. Black, Chief Executive Officer, for a term commencing September 19, 2012 and ending September 30, 2015. The employment agreement provides for an initial annual base salary of $320,000, with annual increases thereafter at the discretion of the board of directors or its compensation committee. Mr. Black’s base salary was increased to $335,000 on January 1, 2014. The agreement also provides for discretionary bonuses, expense reimbursement and customary medical insurance coverage. In the event Mr. Black’s employment is terminated without cause, he will be entitled to receive a lump sum payment equal to twelve months’ base salary at the time of termination. In the event his employment is terminated or constructively terminated in connection with or within one year after a change in control as defined in the employment agreement, he will be entitled to receive a lump sum payment equal to 18 months’ base salary at the time of termination, plus an amount equal to one-third of the cash bonuses received by him in the preceding calendar years, plus continuation of medical benefits for a period of twelve months (unless he is obtains comparable or substitute coverage from another employer at any time during such twelve-month period).

1st Enterprise has also entered into an employment agreement with E. Allen Nicholson, Chief Financial Officer, for the same term, which agreement was amended on June 19, 2013. The provisions of Mr. Nicholson’s agreement, as amended, are identical to those of Mr. Black’s agreement except that Mr. Nicholson’s initial annual base salary is $230,000.

1st Enterprise does not currently have employment agreements with any of the other named executive officers.

Director Compensation

During 2013, all non-employee directors, other than the Chairman of the board, received $5,000 per quarter for their attendance at 1st Enterprise board meetings and participation in board of directors’ committees, provided they met specified minimum attendance requirements approved by the board, presently set at 80%. Mr. Holman, Chairman of the board, received consulting fees totaling $120,000 in 2013 pursuant to his consulting agreement with 1st Enterprise, but did not receive any directors’ fees during 2013. See “Certain Relationships and Related Transactions of 1st Enterprise Bank” set forth below.

No stock options or restricted stock awards were granted to, and no stock options were exercised by, the non-employee directors during 2013.

Each of the 1st Enterprise directors, with the exception of directors Beauregard, Kushner, Stone and Trueblood, is a participant in the 1st Enterprise Bank’s Survivor Income Plan, which provides for a payment to each participant’s chosen beneficiary in the amount of $25,000. Certain other 1st Enterprise officers and employees also participate in this plan. 1st Enterprise, in return, has purchased whole life insurance policies insuring the life of each participant in amounts which substantially exceed the benefits payable to such beneficiaries. 1st Enterprise is the beneficiary of each of the insurance policies.

The following table sets forth information concerning the compensation paid by 1st Enterprise during 2013 to each of its non-employee directors. Information concerning compensation paid to, and stock options and/or awards granted to and held by directors Black and Horton, who are also 1st Enterprise named executive officers, is set forth above in the various tables included under “Executive Compensation.” Messrs. Black and Horton who served as directors during 2013 received no additional compensation for services as directors.

	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation[3]	Total
Name	$	$	$	$	$	$	$
Charles R. Beauregard	20,000	—	—	—	—	—	20,000
Adriana M. Boeka	20,000	—	—	—	—	—	20,000
Peter Csato	20,000	—	—	—	—	—	20,000
Frank Ferri	20,000	—	—	—	—	—	20,000
David C. Holman	0	—	—	—	—	120,000	120,000
Robert J. Kushner	20,000	—	—	—	—	—	20,000
Jeffrey J. Leitzinger, Ph.D.	20,000	—	—	—	—	—	20,000
Jeffrey L. Levine	20,000	—	—	—	—	—	20,000
Brian R. Stone	20,000	—	—	—	—	—	20,000
A. Richard Trueblood	20,000	—	—	—	—	—	20,000

1.

As of December 31, 2013, director Kushner held an unvested restricted stock award which will vest on January 18, 2015, covering 1,000 shares. During 2013, a restricted stock award covering 1,000 shares held by director Kushner became vested, but no value was realized at that time due to his filing of a tax election within 30 days of the date of grant.

2.

As of December 31, 2013, each of these non-employee directors held fully vested stock options to purchase the following number of shares, all at exercise prices of $10.00 per share, and all with expiration dates in June 2016: directors Beauregard, Boeka, Ferri, and Stone: 25,000 shares each; directors Csato, Leitzinger, Levine and Trueblood: 20,000 shares each; and director Holman: 70,000 shares.

3.	Consists entirely of consulting fees paid to Mr. Holman (See “Certain Relationships and Related Transactions of 1st Enterprise Bank,” herein.)

Certain Relationships and Related Transactions of 1st Enterprise Bank

Some of 1st Enterprise’s directors and executive officers and the companies with which they are associated have been customers of, and have had banking transactions with, 1st Enterprise in the ordinary course of its business since January 1, 2013, and 1st Enterprise expects to continue to have such banking transactions in the future. All loans and commitments to lend, if any, included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to 1st Enterprise and, in the opinion of the board of directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

1st Enterprise has retained David C. Holman, Chairman of the board, for certain business development and related consulting services, pursuant to a month-to-month consulting agreement. The consulting agreement provides for consulting fees of $120,000 per year, as well as customary reimbursement for ordinary and necessary business expenses incurred in the performance of his services for 1st Enterprise. His services pursuant to the consulting agreement include, but are not limited to, (i) developing, supporting and promoting business relationships related to key market segments targeted by 1st Enterprise for banking services and (ii) acting as a representative of 1st Enterprise in connection with public and investor relations. In addition, as Chairman of the board, Mr. Holman (i) oversees and coordinates corporate governance and board practices, and (ii) performs various other functions typically associated with the office of the Chairman.

1ST ENTERPRISE PROPOSAL NO. 4

“GOLDEN PARACHUTE” COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) promulgated under the Exchange Act requires that 1st Enterprise seek a non-binding advisory vote from its shareholders to approve certain “golden parachute” compensation that is payable or could become payable to the 1st Enterprise named executive officers in connection with the merger.

1st Enterprise is presenting this proposal, which gives the shareholders of 1st Enterprise the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of 1st Enterprise Bank approve, on a non-binding advisory basis, the “golden parachute” compensation that certain named executive officers of 1st Enterprise may potentially receive in connection with the merger.”

The following table sets forth the aggregate dollar value of the various elements of compensation that the 1st Enterprise named executive officers would receive that is based on or otherwise relates to the merger.

Golden Parachute Compensation
Name	Cash	Equity[1]	Pension/ NQDC	Perquisites/ Benefits	Tax Reimburse- ment	Other	Total
	($)	($)	($)	($)	($)	($)	($)
John C. Black	578,876	--	--	16,870	--	--	595,746
K. Brian Horton	--	--	--	--	--	--	--
Jeffrey R. McGraa	--	--	--	--	--	--	--
E. Allen Nicholson	404,579	--	--	16,947	--	--	421,526
Charles Kohl	--	--	--	--	--	--	--

1.	Represents the imputed value of the accelerated vesting of 1st Enterprise options as a result of the merger, calculated in accordance with Instruction 1 of Item 402(t)(2) of Regulation S-K.

For a description of the agreements with and amounts payable to Messrs. Black and Nicholson, see “1ST ENTERPRISE PROPOSAL 3 – ELECTION OF DIRECTORS – Potential Payments upon Termination or Change in Control” and “– Executive Compensation – Employment Agreements” beginning on page [    ]. None of the other 1st Enterprise named executive officers have employment agreements with 1st Enterprise.

The affirmative vote of holders of a majority of the shares of 1st Enterprise common stock present in person or by proxy and entitled to vote at the 1st Enterprise annual meeting is required to approve this proposal.

The board of directors of 1st Enterprise unanimously recommends that shareholders approve the “golden parachute” compensation arrangements described in this joint proxy statement/prospectus by voting “FOR” the above proposal. Properly executed proxies will be voted “FOR” the non-binding advisory proposal regarding “golden parachute” compensation, unless otherwise noted on the proxies.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on 1st Enterprise. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger is approved by 1st Enterprise’s shareholders and completed, the “golden parachute” compensation identified above will still be paid to the 1st Enterprise named executive officers to the extent payable in accordance with the terms of such compensation arrangements.

Recommendation of the 1st Enterprise Board of Directors

THE BOARD OF DIRECTORS OF 1ST ENTERPRISE BANK RECOMMENDS A VOTE “FOR” THE “GOLDEN PARACHUTE” COMPENSATION.

1ST ENTERPRISE PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the board of directors of 1st Enterprise has appointed Moss Adams LLP as the independent auditors for 1st Enterprise for the fiscal year ending December 31, 2014. Moss Adams LLP audited 1st Enterprise’s financial statements for the year ended December 31, 2013 and 2012. Representatives of Moss Adams LLP are not expected to be present at the 1st Enterprise annual meeting. All professional services rendered by Moss Adams LLP concerning the fiscal years ended December 31, 2013 and 2012 were furnished at customary rates and terms. Although not required to do so, the board of directors has chosen to submit this proposal to the vote of the shareholders in order to ratify the Audit Committee’s appointment of Moss Adams. It is the intention of the persons named in the proxy to vote such proxy “FOR” the ratification of this appointment. If 1st Enterprise’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Moss Adams LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of 1st Enterprise and its shareholders.

Fees

The aggregate fees billed by Moss Adams LLP, which was 1st Enterprise’s independent auditors for the fiscal years ended December 31, 2013 and 2012, were as follows:

	2013	2012
Audit fees	$ 60,000	$57,000
Audit related fees[1]	4,000	4,000
Tax fees All other fees	45,727 0	35,900 0

Total	$109,727	$96,900

1.	Consists of services related to Small Business Lending Fund, or SBLF, procedures and reports as required under SBLF.

None of the fees paid to Moss Adams LLP during 2013 and 2012 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee concluded that the provision of the non-audit services listed above was compatible with maintaining Moss Adam LLP’s independence.

The affirmative vote of holders of at least a majority of the shares of 1st Enterprise common stock present in person or represented by proxy and entitled to vote at the 1st Enterprise annual meeting, is required to ratify the selection of Moss Adams LLP to serve as its independent auditors for 2014.

Recommendation of the 1st Enterprise Board of Directors

THE BOARD OF DIRECTORS OF 1ST ENTERPRISE BANK RECOMMENDS A VOTE “FOR” THE RATIFICATION OF MOSS ADAMS LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires CU Bancorp’s directors and executive officers, and persons who own more than 10% of a registered class of CU Bancorp’s equity securities, to file reports of ownership of, and transactions in, CU Bancorp’s equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish CU Bancorp with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by CU Bancorp, and on written representations from certain reporting persons, CU Bancorp believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during 2013.

SHAREHOLDER PROPOSALS

Proposals for 2015 CU Bancorp Annual Meeting

Proposals of shareholders intended to be present at the 2015 CU Bancorp annual meeting of shareholders must be received by CU Bancorp at its principal executive offices by [not less than 120 calendar days before the date of CU Bancorp’s proxy statement released to shareholders in connection with the 2014 annual meeting], 2015 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of federal securities laws, including Rule 14a-8 under the Exchange Act. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Proxies solicited by the CU Bancorp board of directors for the 2015 annual meeting of shareholders will confer discretionary authority to vote on any matter to come before the annual meeting with respect to which CU Bancorp does not receive notice prior to [see Exchange Act Rules 14a-4(e) and 14a-8], 2015.

LEGAL MATTERS

The validity of the merger and the merger agreement have been reviewed by CU Bancorp’s legal counsel, Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California, who has also reviewed the validity of the shares of CU Bancorp to be issued to 1st Enterprise’s shareholders in the merger. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained in this joint proxy statement/prospectus, or the suitability of CU Bancorp common stock for any of CU Bancorp’s shareholders or for any of 1st Enterprise’s shareholders. As of the date of this joint proxy statement/prospectus, members of Horgan, Rosen, Beckham & Coren, L.L.P. owned [    ] shares of CU Bancorp common stock.

Certain U.S. federal income tax consequences relating to the merger will also be passed upon for CU Bancorp by Buchalter Nemer, a Professional Corporation, 1000 Wilshire Blvd., Suite 1500, Los Angeles, CA 90017, and for 1st Enterprise by Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022. As of the date of this joint proxy statement/prospectus, members of Buchalter Nemer owned [    ] shares of CU Bancorp common stock.

EXPERTS

The audited financial statements of CU Bancorp as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 have been audited by McGladrey LLP, independent certified public accountants as stated in their report which expresses an unqualified opinion.

The financial statements of 1st Enterprise Bank as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, included in this joint proxy statement/prospectus, have been so included in reliance on the report of Moss Adams LLP, an independent public accounting firm, given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

Neither the management of CU Bancorp nor 1st Enterprise is aware of any other matters to come before their respective annual meetings. If any other matter not mentioned in this joint proxy statement/prospectus is brought before the CU Bancorp annual meeting or the 1st Enterprise annual meeting, the persons named in the enclosed form of proxy for such meeting will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are shareholders of CU Bancorp may have instituted householding, in which case only one annual report or joint proxy statement/prospectus will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please notify your broker and, if you are a CU Bancorp shareholder, direct your written request to the address identified in this paragraph below, by email to Anita Wolman, Executive Vice President, General Counsel, and Corporate Secretary, CU Bancorp at awolman@cunb.com, by facsimile at (818) 257-7703, or by calling (818) 257-7700. Written requests for additional copies may be directed to: CU Bancorp, 15821 Ventura Boulevard, Suite 100, Encino, California 91436, Attention: Anita Wolman.

WHERE YOU CAN FIND MORE INFORMATION

CU Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read a copy of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including CU Bancorp, who files electronically with the SEC. The address of that site is http://www.sec.gov.

Investors may also consult CU Bancorp’s website for more information about CU Bancorp. CU Bancorp’s website is www.cubancorp.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

CU Bancorp has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of CU Bancorp common stock to be issued to 1st Enterprise shareholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about CU Bancorp. The rules and regulations of the SEC allow CU Bancorp to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows CU Bancorp to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the CU Bancorp documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information are incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that CU Bancorp has previously filed with the SEC. These documents contain important information about CU Bancorp, its financial condition and other matters.

CU Bancorp SEC Filings (File No. 001-35683)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2013, filed March 13, 2014
Amendment No. 1 to Annual Report on Form 10-K/A	Year ended December 31, 2013, filed April 29, 2014
Quarterly Report on Form 10-Q	Quarterly period ended June 30, 2014, filed August 8, 2014
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2014, filed May 9, 2014
Current Report on Form 8-K	March 25, 2014, April 25, 2014, May 12, 2014, June 3, 2014, July 25, 2014 and July 28, 2014

The description of CU Bancorp common stock

contained in CU Bancorp’s registration on Form

8-A filed under Section 12 of the Exchange Act

On August 1, 2012 and October 4, 2012,

including any amendments and reports filed for the

purpose of updating such description.

August 1, 2012 and October 4, 2012

In addition, CU Bancorp incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the CU Bancorp annual meeting (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or CU Bancorp will provide you with copies of these documents, without charge to you, upon written or oral request to:

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Attention: Anita Y. Wolman

Email: awolman@cunb.com

Telephone: (818) 257-7779

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [PROXY DATE], 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither CU Bancorp’s mailing of this joint proxy statement/prospectus to CU Bancorp shareholders nor the issuance by CU Bancorp of common stock in the merger will create any implication to the contrary.

1ST ENTERPRISE BANK

CONDENSED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	As of June 30, 2014	As of December 31, 2013
ASSETS

Cash and due from banks	$31,102,823	$12,125,870
Interest earning deposits in other banks	11,376,602	5,792,888

Total cash and cash equivalents	42,479,425	17,918,758

Investment securities available-for-sale, at fair value	109,816,238	148,808,593
Investment securities held-to-maturity, at amortized cost	61,014,733	62,118,044
Loans, net	543,970,784	498,741,221
Bank owned life insurance	16,661,440	16,411,241
Premises and equipment, net	2,362,071	2,452,767
Accrued interest receivable and other assets	13,668,718	13,550,277

TOTAL ASSETS	$789,973,409	$760,000,901

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Noninterest-bearing demand	$335,031,790	$315,888,426
Money market accounts, savings, and NOW	345,196,043	316,392,701
Time deposits under $100,000	391,333	382,151
Time deposits $100,000 and over	12,532,592	10,135,471

Total deposits	693,151,758	642,798,749

Federal Home Loan Bank borrowings	20,000,000	44,000,000
Accrued interest payable and other liabilities	4,506,771	3,923,177

Total liabilities	717,658,529	690,721,926

Commitments, contingencies and derivative instruments - Note 5

Shareholders’ Equity
Serial Preferred stock - 10,000,000 shares authorized; 16,400 issued and outstanding at June 30, 2014 and December 31, 2013	16,379,949	16,379,949
Common stock - 20,000,000 shares authorized; no par value; 3,837,239 and 3,823,939 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	43,391,554	43,142,274
Retained earnings	12,193,892	9,780,417
Accumulated other comprehensive income (loss)	349,485	(23,665)

Total shareholders’ equity	72,314,880	69,278,975

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$789,973,409	$760,000,901

See accompanying notes	1

1ST ENTERPRISE BANK

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months ended: June 30,		For the Six Months ended: June 30,
	2014	2013	2014	2013

INTEREST INCOME
Interest and fees on loans	$5,345,787	$4,723,658	$10,638,879	$9,152,012
Interest on investment securities	946,954	879,409	1,918,355	1,831,721
Other interest income	4,996	7,419	8,267	17,201

Total interest income	6,297,737	5,610,486	12,565,501	11,000,934

INTEREST EXPENSE	196,399	183,435	387,396	375,919

NET INTEREST INCOME	6,101,338	5,427,051	12,178,105	10,625,015

PROVISION (RECOVERY OF) FOR LOAN LOSSES	(139,708)	65,690	(139,708)	607,465

NET INTEREST INCOME AFTER PROVISION (RECOVERY OF) FOR LOAN LOSSES	6,241,046	5,361,361	12,317,813	10,017,550

NON-INTEREST INCOME

Service charges, fees and other income	960,060	877,242	1,860,079	1,626,583

Gain on sale of investment securities	16,994	3,774	58,465	3,774

Total non-interest income	977,054	881,016	1,918,544	1,630,357

NON-INTEREST EXPENSES
Salaries and employee benefits	2,679,653	2,429,912	5,524,072	4,847,473
Stock-based compensation	(19,961)	19,651	11,155	33,313
Occupancy and equipment expenses	395,320	405,287	773,848	778,988
Other expenses	2,339,108	1,265,282	3,769,513	2,424,045

Total non-interest expenses	5,394,120	4,120,132	10,078,588	8,083,819

INCOME BEFORE INCOME TAXES	1,823,980	2,122,245	4,157,769	3,564,087

Income tax provision	833,798	712,135	1,662,293	1,136,940

NET INCOME	$990,182	$1,410,110	$2,495,476	$2,427,147

Earnings per share available to common shareholders - basic	$0.25	$0.36	$0.63	$0.62

Earnings per share available to common shareholders - diluted	$0.22	$0.34	$0.58	$0.58

See accompanying notes	2

1ST ENTERPRISE BANK

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For the Six Months ended June 30:
	2014		2013

NET INCOME		$2,495,476		$2,427,147
Other comprehensive income (loss):
Amortization of unrealized gain upon transfer of securities from AFS into HTM	$(19,198)		$(19,070)
Change in unrealized gains on securities, net of tax (benefit) expense of $257,278 and ($382,410) in 2014 and 2013, respectively	$416,754		$(528,475)
Less: reclassification adjustment for losses (gains) included in net income, net of tax (benefit) expense of $17,065 and ($4,435) in 2014 and 2013, respectively	$(24,406)		$6,342

Other comprehensive income (loss), net of tax		$373,150		$(541,203)

COMPREHENSIVE INCOME		$2,868,626		$1,885,944

	For the Three Months ended June 30:
	2014		2013

NET INCOME		$990,183		$1,410,109
Other comprehensive income (loss):
Amortization of unrealized gain upon transfer of securities from AFS into HTM	$(9,599)		$(9,535)
Change in unrealized gains on securities, net of tax (benefit) expense of $192,484 and ($374,449) in 2014 and 2013, respectively	$275,279		$(517,085)
Less: reclassification adjustment for losses (gains) included in net income, net of tax (benefit) expense of $0 and ($4,435) in 2014 and 2013, respectively	$-		$6,342

Other comprehensive income (loss), net of tax		$265,680		$(520,278)

COMPREHENSIVE INCOME		$1,255,863		$889,831

See accompanying notes	3

1ST ENTERPRISE BANK

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months ended:
	June 30, 2014	June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,495,475	$2,427,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	288,660	295,699

(Recovery of) Provision for loan losses	(139,708)	607,465
Provision for (reduction of) off-balance sheet exposure	613,000	(23,000)
Loss (gain) on sale of investment securities	(58,465)	(3,774)
Amortization of unrealized gain upon transfer of securities from AFS into HTM	(19,198)	(19,070)
Amortization on investment securities	606,071	1,329,852
Amortization of deferred loan fees and costs, net	142,672	145,958
Increase in cash surrender value of bank owned life insurance	(250,199)	(259,069)
Deferred tax provision	19,458	(317,130)
Stock-based compensation	11,155	33,313
Net change in:
Accrued interest receivable and other assets	(209,241)	1,246,276
Accrued interest payable and other liabilities	(29,406)	(1,239,693)

Net cash provided by operating activities	3,470,274	4,223,974

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available-for-sale	(1,683,615)	(14,952,054)
Sales of investment securities available-for-sale	33,273,049	12,230,853
Maturities and repayments of investment securities available-for-sale	7,740,527	26,469,108
Purchase of investment securities held-to-maturity	-	(6,459,662)
Sales of investment securities held- to-maturity	620,265	189,551
Maturities and repayments of investment securities held-to-maturity	283,724	212,244
Net increase in loans	(45,232,527)	(36,567,230)
Purchases of bank owned life insurance	-	(2,500,000)
Purchases of premises and equipment	(197,964)	(686,808)
Purchase of Federal Home Loan Bank Stock	(222,200)	(559,900)

Net cash used in investing activities	(5,418,741)	(22,623,898)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in demand deposits and savings accounts	47,946,706	(16,695,701)
Net increase (decrease) in time deposits	2,406,303	5,093,861
Federal Home Loan Bank advances	20,000,000	45,000,000
Federal Home Loan Bank payments	(44,000,000)	(24,000,000)
Payment of dividends	(82,000)	(82,000)
Proceeds from stock options exercised	238,125	-

Net cash provided by financing activities	26,509,134	9,316,160

Change in Cash and Cash Equivalents	24,560,667	(9,083,764)
Cash and cash equivalents, beginning of year	17,918,758	37,905,881

Cash and cash equivalents, end of year	$42,479,425	$28,822,117

Supplemental Disclosures of Cash Flow Information
Interest paid	$387,184	$376,778
Taxes paid	2,035,000	1,405,000
Supplemental Disclosures of Noncash Investing and Financing Activities
Change in unrealized gains on securities available-for-sale	$293,542	$(358,906)

4

1ST ENTERPRISE BANK

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 - Nature of operations

1st Enterprise Bank (the “Bank”) is a full service commercial bank offering a broad range of banking services to businesses, professional firms, various other organizations and their owners and key officers as well as individuals throughout the Southern California region. These services include commercial, real estate and consumer loans, business and consumer checking accounts, money market accounts, savings accounts, certificates of deposit, trade finance and other services. The Bank operates from its corporate headquarters office in downtown Los Angeles, California, its Orange County regional office in Irvine, California, its Inland Empire regional office in Ontario, California and its San Fernando Valley loan production office in Woodland Hills, California.

1st Enterprise Bank is a state chartered depository institution with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”). As an insured depository institution, the Bank is subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

Note 2 – Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in a condensed format and therefore do not include all information and footnotes required by U.S. generally accepted accounting principles (GAAP) for complete financial statements, which are included in the Bank’s annual financial statements and which should be read in conjunction with the interim unaudited condensed financial statements. The information furnished in these interim unaudited and condensed financial statements reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the results of such period.

Note 3 - Investment Securities

Debt securities have been classified in the statements of financial condition according to management’s intent as either held-to-maturity or available-for-sale. The carrying amount of securities and their approximate fair values at June 30, 2014 and December 31, 2013 were as follows:

5

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

	June 30, 2014
Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$38,601,533	$941,543	$(64,644)	$39,478,432
Collateralized mortgage obligations	40,613,452	136,319	(534,011)	40,215,760
Corporate bonds	10,011,416	182,584	-	10,194,000
Mutual fund	10,293,508	-	(266,835)	10,026,673
Other investments	9,865,229	36,143	-	9,901,372

	$109,385,138	$1,296,589	$(865,490)	$109,816,237

	June 30, 2014
Held-to-Maturity:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$12,813,292	$9,604	$(312,206)	$12,510,690
Municipal securities	46,908,229	1,606,238	(23,349)	48,491,118
SBA issued securities	1,293,986	39,234	-	1,333,220

	$61,015,507	$1,655,076	$(335,555)	$62,335,028

	December 31, 2013
Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$41,794,297	$790,779	$(281,526)	$42,303,550
Collateralized mortgage obligations	64,647,423	77,460	(812,384)	63,912,499
Corporate bonds	22,078,285	349,015	-	22,427,300
Mutual fund	10,222,162	-	(313,488)	9,908,674
Other investments	10,302,020	21,919	(67,368)	10,256,571

	$149,044,187	$1,239,173	$(1,474,766)	$148,808,594

	December 31, 2013
Held-to-Maturity:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$12,963,253	$28,870	$(668,484)	$12,323,639
Municipal securities	47,668,232	1,217,304	(145,532)	48,740,004
SBA issued securities	1,486,560	42,105	-	1,528,665

	$62,118,045	$1,288,279	$(814,016)	$62,592,308

6

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 - Investment Securities (continued)

At June 30, 2014 and December 31, 2013 the Bank had pledged investment securities carried at $24,868,330 and $25,181,505, respectively, to the Federal Home Loan Bank as collateral for borrowings. At June 30, 2014 and December 31, 2013 the Bank had also pledged investment securities carried at $19,608,568 and $22,320,916, respectively, for bankruptcy deposits.

The following tables show securities with gross unrealized losses at June 30, 2014 and December 31, 2013, aggregated by investment category and length of time that individual securities have been in a continuous loss position.

	June 30, 2014
	Less than 12 months		12 months or longer		Total
Available-for-Sale:	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$(24,185)	$5,471,804	$(40,459)	$6,819,552	$(64,644)	$12,291,356
Collateralized mortgage obligations	(415,292)	21,074,267	(118,719)	6,473,059	(534,011)	27,547,326
Other investments	-	-	(266,835)	10,026,673	(266,835)	10,026,673

	(439,477)	26,546,071	(426,013)	23,319,284	(865,490)	49,865,355
Held-to-Maturity:
Mortgage-backed securities	(312,206)	10,095,240	-	-	(312,206)	10,095,240
Municipal securities	(23,349)	2,729,554	-	-	(23,349)	2,729,554

	$(775,032)	$39,370,864	$(426,013)	$23,319,284	$(1,201,045)	$62,690,148

	December 31, 2013
	Less than 12 months		12 months or longer		Total
Available-for-Sale:	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$(105,781)	$10,570,636	$(175,745)	$7,478,177	$(281,526)	$18,048,813
Collateralized mortgage obligations	(631,810)	38,724,017	(180,574)	12,957,094	(812,384)	51,681,111
Other investments	(67,368)	9,388,560	(313,488)	9,908,673	(380,856)	19,297,233

	(804,959)	58,683,213	(669,807)	30,343,944	(1,474,766)	89,027,157
Held-to-Maturity:
Mortgage-backed securities	(668,484)	9,860,869	-	-	(668,484)	9,860,869
Municipal securities	(145,532)	10,610,143	-	-	(145,532)	10,610,143

	$(1,618,975)	$79,154,225	$(669,807)	$30,343,944	$(2,288,782)	$109,498,169

There were 9 held-to-maturity securities and 12 available-for-sale securities in an unrealized loss position at June 30, 2014. There were 26 held-to-maturity securities and 23 available-for-sale securities that were in an unrealized loss position at December 31, 2013. Sales of securities available-for-sale for the six month period ended June 30, 2014 resulted in $147,007 in realized gains and $105,536 in realized losses. There were no securities sales during the three month period ended June 30, 2014. Sales of securities available-for-sale for the six month period ended June 30, 2013 resulted in $414 in realized gains and $11,191 in realized losses. The Bank realized gains of $16,994 and $14,551 in the three and six month periods eneded June 30, 2014 and 2013, respectively, related to the sale of one held-to-maturity security in each period. Significant deterioration of the issuer’s creditworthiness resulted in the Bank selling these securities prior to maturity. These securities had an amortized cost of $620,529 and $189,551, respectively, as of the date of sale.

7

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 - Investment Securities (continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Bank does not have any securities that were considered to be other than temporarily impaired in 2014 and 2013.

The scheduled maturities of securities at June 30, 2014, were as follows:

	June 30, 2014
Available-for-Sale:	Amortized Cost	Estimated Fair Value
Due in one year or less	$67,820	$66,072
Due after one year to five years	13,328,603	13,534,504
Due after five years to ten years	25,230,604	25,591,981
Due after ten years	70,758,113	70,623,681

	$109,385,139	$109,816,238

	June 30, 2014
Held-to-Maturity:	Amortized Cost	Estimated Fair Value
Due after one year to five years	$9,504,515	$9,791,632
Due after five years to ten years	49,054,753	50,149,122
Due after ten years	2,456,238	2,394,273

	$61,015,507	$62,335,027

Note 4 - Loans and Allowance for Loan Losses

The Bank’s loan portfolio consists primarily of loans to borrowers within Southern California. Although the Bank has a diversified loan portfolio, a substantial part of the debtors’ ability to honor their contracts is dependent upon the economic conditions in this region. Real estate secured loans represented approximately 64% and 63% of total loans at June 30, 2014 and December 31, 2013, respectively. Management has taken this factor into account in the determination of the allowance for loan losses.

8

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

The composition of the Bank’s loan portfolio at June 30, 2014 and December 31, 2013 was as follows:

	June 30, 2014	December 31, 2013
Commercial loans	$193,575,465	$186,507,238
Commercial real estate loans	298,787,244	263,659,428
Residential real estate loans	39,953,791	38,863,593
Home equity loans	13,613,087	12,352,062
Other loans	4,230,721	3,563,488

Gross loans	550,160,309	504,945,809

Allowance for loan losses	(6,400,000)	(6,517,000)
Deferred loan costs, net	210,475	312,412

Net loans	$543,970,784	$498,741,221

The adequacy of the allowance for loan losses is determined by the Bank’s management based upon evaluation and review of credit quality of the loan portfolio, consideration of historical loss experience, relevant internal and external factors that affect the collection of a loan, and other pertinent factors. The allowance for loan loss analysis is a formula methodology based upon assigning a risk rating to each loan upon loan origination and is periodically reassessed and validated during the term of the loan through the Bank’s credit review processes. The Bank’s risk rating methodology assigns risk ratings ranging from 1 to 10 where a higher rating represents a higher risk.

Additionally, the Bank’s management utilizes qualitative adjustments to the allowance for loan loss analysis in order to systematically quantify the credit risk impact of other trends and changes within the loan portfolio. The qualitative factors considers the following nine factors, which are patterned after the guidelines provided under the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses issued in 2006:

—	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

—

Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

—	Changes in the nature and volume of the portfolio and in the terms of loans;

—	Changes in the experience and ability of lending management and other relevant staff;

—	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

—	Changes in the quality of the institution’s loan review system;

—	Changes in the value of underlying collateral for collateral-depending loans;

9

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

—	The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

—	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institutions’ existing portfolio.

The Bank also establishes specific loss allowances for loans where management has identified potential credit risk conditions or circumstances related to a specific individual credit. The loans identified as impaired will be accounted for in accordance with one of the three acceptable valuations as follows: 1) the present value of future cash flows discounted at the loan’s effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral, if the loan is collateral dependent. For the collateral dependent impaired loans, the Bank obtains an appraisal to determine the amount of impairment at the date that the loan becomes impaired. If the third party market data indicates that the value of collateral property values has declined since the most recent valuation date, the value of the property is adjusted downward to reflect current market conditions. If the fair value of the collateral, less cost to sell, is less than the recorded amount of the loan, the Bank either recognizes impairment by creating or adjusting an existing valuation allowance with a corresponding charge to the provision for loan losses or charge-off the impaired balance on collateral dependent loans if it is determined that such loss amount represents a confirmed loss.

Management believes that the allowance for loan losses was adequate as of June 30, 2014 and December 31, 2013. There is, however, no assurance that future loan losses will not exceed the levels provided for in the allowance for loan losses and could possibly result in additional charges to the provision for loan and lease losses. In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require additional charges to the provision for loan and lease losses in future periods if warranted as a result of their review. A significant decline in real estate market values may require an increase in the allowance for loan and lease losses. A continued deterioration in the Bank’s markets may adversely affect its loan portfolio and may lead to additional charges to the provision for loan and lease losses.

The following tables present activity related to the Bank’s allowance for loan losses as of and for the periods ended June 30, 2014 and 2013, and year ended December 31, 2013:

	June 30, 2014	December 31, 2013	June 30, 2013
Balance at beginning of period	$6,517,000	$5,510,000	$5,510,000
Additions to the allowance charged to expense	(139,708)	1,321,743	607,465
Recoveries on loans previously charged off	22,708	34,612	21,890
Less loans charged off	-	(349,355)	(349,355)

Balance at end of period	$6,400,000	$6,517,000	$5,790,000

10

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

The following tables present by portfolio segment, the activity in the allowance for loan losses for the period ended June 30, 2014 and year ended December 31, 2013. The following tables also present by portfolio segment, the balance in the allowance for loan losses disaggregated on the basis of the Bank’s impairment measurement method and the related recorded investment in loans as of June 30, 2014 and December 31, 2013:

	June 30, 2014
	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Other	Total
Allowance for Loan Losses:
Beginning balance	$4,012,158	$1,957,134	$398,417	$116,698	$32,593	$6,517,000
Additions/(reductions) to the allowance charged/(credited) to expense	(53,863)	(38,868)	(34,096)	(10,135)	(2,746)	(139,708)
Recoveries on loans previously charged off	22,708	-	-	-	-	22,708
Less loans charged off	-	-	-	-	-	-

Ending balance	$3,981,003	$1,918,266	$364,321	$106,563	$29,847	$6,400,000

Ending balance: individually evaluated for impairment	$1,816,068	$-	$-	$-	$-	$1,816,068

Ending balance: collectively evaluated for impairment	$2,164,935	$1,918,266	$364,321	$106,563	$29,847	$4,583,932

Loans:
Ending balance	$193,575,465	$298,787,244	$39,953,791	$13,613,087	$4,230,721	$550,160,309

Ending balance: individually evaluated for impairment	$2,314,688	$-	$2,284,873	$-	$-	$4,599,561

Ending balance: collectively evaluated for impairment	$191,260,777	$298,787,244	$37,668,918	$13,613,087	$4,230,721	$545,560,748

	December 31, 2013
	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Other	Total
Allowance for Loan Losses:
Beginning balance	$-	$-	$-	$-	$-	$-
Additions/(reductions) to the allowance charged/(credited) to expense	4,326,901	1,957,134	398,417	116,698	32,593	6,831,743
Recoveries on loans previously charged off	34,612	-	-	-	-	34,612
Less loans charged off	(349,355)	-	-	-	-	(349,355)

Ending balance	$4,012,158	$1,957,134	$398,417	$116,698	$32,593	$6,517,000

Ending balance: individually evaluated for impairment	$1,706,849	$-	$-	$-	$-	$1,706,849

Ending balance: collectively evaluated for impairment	$2,305,309	$1,957,134	$398,417	$116,698	$32,593	$4,810,151

Loans:
Ending balance	$186,507,238	$263,659,428	$38,863,593	$12,352,062	$3,563,488	$504,945,809

Ending balance: individually evaluated for impairment	$2,460,980	$-	$2,321,101	$-	$-	$4,782,081

Ending balance: collectively evaluated for impairment	$184,046,258	$263,659,428	$36,542,492	$12,352,062	$3,563,488	$500,163,728

11

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

Credit quality indicators - As previously noted, the Bank uses several credit quality indicators to manage credit risk in an ongoing manner. The Bank’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to all loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. The following are the definitions of the Bank’s credit quality indicators:

—

Pass/Watch: Loans in all classes that comprise the commercial and consumer portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

—

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

—

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

—

Doubtful/Loss: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work toward strengthening of the asset, classification as a loss (and immediate charge off) is deferred until more exact status may be determined. In certain circumstances, a Doubtful rating will be temporary, while the Bank is awaiting an updated collateral valuation. In these cases, once the collateral is valued and appropriate margin applied, the remaining un-collateralized portion will be charged off. The remaining balance, properly margined, may then be upgraded to Substandard, however must remain on non-accrual. A loss rating is assigned to loans considered un-collectible and of such little value that the continuance as an active Bank asset is not warranted. This rating does not mean that the loan has no recovery or salvage value, but rather that the loan should be charged off now, even though partial or full recovery may be possible in the future.

12

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

The Bank’s credit quality indicators are periodically updated on a case-by-case basis. The following tables present by class and by credit quality indicator, the recorded investment in the Bank’s loans as of June 30, 2014 and December 31, 2013:

	Internal Risk Rating By Loan Class
	June 30, 2014
	Pass/Watch	Special Mention	Substandard	Doubtful/Loss	Total
Commercial loans	$187,961,273	$1,377,414	$4,236,779	$-	$193,575,466
Commercial real estate loans	297,811,501	-	975,743	-	298,787,244
Residential real estate loans	39,353,444	-	600,347	-	39,953,791
Home equity loans	13,613,087	-	-	-	13,613,087
Other loans	4,220,381	-	10,340	-	4,230,721

Total	$542,959,686	$1,377,414	$5,823,209	$-	$550,160,309

	Internal Risk Rating By Loan Class
	December 31, 2013
	Pass/Watch	Special Mention	Substandard	Doubtful/Loss	Total
Commercial loans	$181,121,666	$646,592	$4,738,980	$-	$186,507,238
Commercial real estate loans	261,923,255	708,709	1,027,464	-	263,659,428
Residential real estate loans	38,035,192	-	828,401	-	38,863,593
Home equity loans	12,352,062	-	-	-	12,352,062
Other loans	3,552,243	-	11,245	-	3,563,488

Total	$496,984,418	$1,355,301	$6,606,090	$-	$504,945,809

The following table presents by class, the unpaid principal balance of loans on non-accrual status as of June 30, 2014 and December 31, 2013.

Loans On Non-Accrual Status:	June 30, 2014	December 31, 2013
Commercial loans	$1,726,042	$1,817,000
Commercial real estate loans	-	-
Residential real estate loans	-	-
Home equity loans	-	-
Other loans	-	-

Total	$1,726,042	$1,817,000

As of June 30, 2014, there was one loan 30 days or more past due and still accruing.

Age Analysis of Past Due Loans
As of June 30, 2014
	30-59 Days	60-89 Days	Greater than 90 days	Total Past Due	Current	Total Recorded Investment	Total Loans > 90 Days and Accruing

Commercial loans	$-	$-	$-	$-	$-	$-	$-
Commercial real estate loans	-	-	-	-	-	-	-
Residential real estate loans	-	-	-	-	-	-	-
Home equity loans	-	-	-	-	-	-	-
Other loans	-	10,340	-	10,340	-	-	-

Total loans	$-	$10,340	$-	$10,340	$-	$-	$-

As of December 31, 2013, there were no loans 30 days or more past due and still accruing.

13

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

The following tables present information related to impaired loans as of and for the period ended June 30, 2014 and year ended December 31, 2013:

	Impaired Loans June 30, 2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential real estate	$2,284,873	$2,284,873	$-	$2,298,529	$33,659
With An Allowance Recorded:
Commercial loans	2,314,688	2,314,688	1,816,068	2,469,476	68,766
Total:
Commercial loans	2,314,688	2,314,688	1,816,068	2,469,476	68,766
Residential real estate	2,284,873	2,284,873	-	2,298,529	33,659

	Impaired Loans December 31, 2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Residential real estate	$2,321,101	$2,321,101	$-	$2,352,402	$72,992
With An Allowance Recorded:
Commercial loans	2,460,980	2,460,980	1,706,849	2,857,506	167,844
Total:
Commercial loans	2,460,980	2,460,980	1,706,849	2,857,506	167,844
Residential real estate	2,321,101	2,321,101	-	2,352,402	72,992

The Bank offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

Rate modification - A modification in which the interest rate is changed.

Term modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest only modification - A modification in which the loan is converted to interest only payments for a period of time.

Payment modification - A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination modification - Any other type of modification, including the use of multiple categories above.

14

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 4 - Loans and Allowance for Loan Losses (continued)

There were no newly restructured loans during the six month period ended June 30, 2014. The following table presents restructured loans that occurred during the year ended December 31, 2013:

	Term Modification:		Combination Modification:		Total Modifications
	#	$	#	$	#	$

Commercial loans	1	$ 1,726,042	1	$ 288,000	2	$ 2,014,042

There were no troubled debt restructurings that defaulted (payments past due 30 days or more) during the six month period ended June 30, 2014 or the year ended December 31, 2013, and for which the default occurred within twelve months of their modification date.

The following tables present restructured loans as of June 30, 2014 and December 31, 2013:

	June 30, 2014

	Accrual Status		Non-Accrual Status		Total Modifications
	#	$	#	$	#	$
Commercial loans	1	$288,000	1	$1,726,042	2	$2,014,042
Residential real estate loans	2	2,284,873	-	-	2	2,284,873

Total	3	$2,572,873	1	$1,726,042	4	$4,298,915

	December 31, 2013

	Accrual Status		Non-Accrual Status		Total Modifications
	#	$	#	$	#	$
Commercial loans	1	$368,000	1	$1,817,000	2	$2,185,000
Residential real estate loans	2	2,321,101	-	-	2	2,321,101

Total	3	$2,689,101	1	$1,817,000	4	$4,506,101

Note 5 - Commitments, Contingencies, and Derivative Instruments

15

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements. To mitigate the risk posed by these off-balance sheet exposures, the Bank established an off-balance sheet exposure reserve totaling $821,000 and $208,000 at June 30, 2014 and December 31, 2013, respectively, included in other liabilities in the accompanying statements of financial condition.

The Bank’s exposure to losses in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments as it does for loans included in the financial statements.

As of June 30, 2014 and December 31, 2013 the Bank had the following outstanding financial commitments whose contractual amounts represent credit risk:

	June 30, 2014	December 31, 2013

Commitments to extend credit	$247,086,676	$197,000,714
Standby letters of credit	8,730,689	6,036,963

	$255,817,365	$203,037,677

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being fully drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to existing Bank borrowers.

The Bank is exposed to certain risks relating to its ongoing business operations, including interest rate risk. To a limited extent, the Bank manages this risk by using derivative instruments. As of June 30, 2014, the Bank had 13 interest-rate swap agreements with customers and 13 with a counterparty bank. The purpose of entering into offsetting derivatives as a hedging instrument is to provide the Bank a variable-rate loan receivable and provide the customer the financial effects of a fixed-rate loan without creating volatility in the Bank’s earnings. The structure of the swaps is as follows: the Bank enters into a swap with its customers to allow them to convert variable rate loans to fixed rate loans and, at the same time, the Bank enters into a swap with the counterparty bank to allow the Bank to pass on the interest-rate risk associated with fixed rate loans. The net effect of the transaction allows the Bank to receive interest on the loan from the customer at a variable rate based on LIBOR plus a spread.

16

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 5 - Commitments, Contingencies, and Derivative Instruments (continued)

As of June 30, 2014 and December 31, 2013, estimated fair values of both the corresponding assets and liabilities related to the Bank’s interest rate swap contracts were $408,677 and $353,803, respectively. These amounts are included in the accrued interest receivable and other assets and accrued interest payable and other liabilities line items in the Bank’s statement of financial condition.

The changes in the fair value of the swaps offset each other and therefore do not have an impact on the Bank’s results of operations.

As of June 30, 2014 and December 31, 2013, the total notional amount of the Bank’s receive-fixed/pay-variable interest rate swaps was $36,866,000 and $37,392,000, respectively.

As of June 30, 2014 and December 31, 2013, the total notional amount of the Bank’s receive-variable/pay-fixed interest rate swaps was $36,866,000 and $37,392,000, respectively.

On June 3, 2014, the Bank entered into a definitive agreement and plan of merger with CU Bancorp whereby 1st Enterprise Bank will merge into California United Bank. The transactio, currently expected to close in the fourth quarter of 2014, is subject to customary conditions, including the approval of bank regulatory agencies and the shareholders of both companies. If the merger agreement is terminated under certain circumstances, 1st Enterprise Bank may be required to pay a termination fee of up to $4 million to CU Bancorp and to reimburse CU Bancorp for its merger related expenses (up to $1 million).

17

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 - Fair Value of Financial Instruments

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of June 30, 2014 and December 31, 2013 and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value.

	June 30, 2014
Recurring Items:	Total	Level 1	Level 2	Level 3	Gain / (Loss) Level 3
Mortgage-backed securities	$39,478,432	$-	$39,478,432	$-	$-
Collateralized mortgage obligations	40,215,760	-	40,215,760	-	-
Corporate bonds	10,194,000	-	10,194,000	-	-
Mutual fund	10,026,673	-	10,026,673	-	-
Other investments	9,901,372	-	9,901,372	-	-
Interest rate swap - asset	408,677	-	408,677	-	-
Interest rate swap - liability	(408,677)	-	(408,677)	-	-

	$109,816,237	$-	$109,816,237	$-	$-

Nonrecurring Items:
Impaired loans	$2,783,493	$-	$-	$2,783,493	$(1,816,068)

	December 31, 2013
Recurring Items:	Total	Level 1	Level 2	Level 3	Gain / (Loss) Level 3
Mortgage-backed securities	$42,303,550	$-	$42,303,550	$-	$-
Collateralized mortgage obligations	63,912,499	-	63,912,499	-	-
Corporate bonds	22,427,300	-	22,427,300	-	-
Mutual fund	9,908,673	-	9,908,673	-	-
Other investments	10,256,571	-	10,256,571	-	-
Interest rate swap - asset	353,803	-	353,803	-	-
Interest rate swap - liability	(353,803)	-	(353,803)	-	-

	$148,808,593	$-	$148,808,593	$-	$-

Nonrecurring Items:
Impaired loans	$3,075,232	$-	$-	$3,075,232	$(1,706,849)

Fair value estimates presented below for disclosure purposes are based on financial instruments, both on and off the balance sheet, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following tables present information about the level in the fair value hierarchy for the Bank’s assets and liabilities that are not measured and carried at fair value as of June 30, 2014 and December 31, 2013.

18

1ST ENTERPRISE BANK NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 6 - Fair Value of Financial Instruments (continued)

	June 30, 2014
			Fair Value Measurements Using

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$42,479,426	$42,479,426	$42,479,426	$-	$-
Investment securities held-to-maturity	61,015,507	62,335,028	-	62,335,028	-
Loans, net	543,970,784	539,400,000	-	-	539,400,000
Bank owned life insurance	16,661,440	16,661,440	16,661,440	-	-
Federal Home Loan Bank Stock	3,819,000	3,819,000	-	-	3,819,000
SBA Loan Fund	2,500,000	2,500,000	-	2,500,000	-
Accrued interest receivable	2,160,029	2,160,029	2,160,029	-	-
Financial Liabilities:
Deposits	693,151,757	674,673,000	-	674,673,000	-
Federal Home Loan Bank borrowings	20,000,000	20,000,000	20,000,000	-	-
Accrued interest payable	5,041	5,041	5,041	-	-

	December 31, 2013
			Fair Value Measurements Using

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$17,918,758	$17,918,758	$17,918,758	$-	$-
Investment securities held-to-maturity	62,118,044	62,592,307	-	62,592,307	-
Loans, net	498,741,221	493,557,000	-	-	493,557,000
Bank owned life insurance	16,411,241	16,411,241	16,411,241	-	-
Federal Home Loan Bank Stock	3,596,800	3,596,800	-	-	3,596,800
CRA Investment	2,500,000	2,500,000	-	2,500,000	-
Accrued interest receivable	2,096,325	2,096,325	2,096,325	-	-
Financial Liabilities:
Deposits	642,798,749	624,897,000	-	624,897,000	-
Federal Home Loan Bank borrowings	44,000,000	44,000,000	44,000,000	-	-
Accrued interest payable	4,829	4,829	4,829	-	-

19

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

1st Enterprise Bank

Report of Independent Auditors

We have audited the accompanying financial statements of 1st Enterprise Bank, which comprise the statements of financial condition as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

1
F-20

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1st Enterprise Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Los Angeles, California

March 11, 2014

21

1ST ENTERPRISE BANK

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS

Cash and due from banks	$12,125,870	$14,519,952
Interest earning deposits in other banks	5,792,888	23,385,929

Total cash and cash equivalents	17,918,758	37,905,881

Certificates of deposit at other banks	-	2,490,000
Investment securities available-for-sale, at fair value	148,808,593	177,991,086
Investment securities held-to-maturity, at amortized cost	62,118,044	56,026,185
Loans, net	498,741,221	403,257,275
Bank owned life insurance	16,411,241	13,388,471
Premises and equipment, net	2,452,767	2,256,204
Accrued interest receivable and other assets	13,550,277	12,823,256

TOTAL ASSETS	$760,000,901	$706,138,358

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Deposits:
Noninterest-bearing demand	$315,888,426	$286,799,733
Money market accounts, savings, and NOW	316,392,701	313,516,175
Time deposits under $100,000	382,151	507,757
Time deposits $100,000 and over	10,135,471	11,276,908

Total deposits	642,798,749	612,100,573

Federal Home Loan Bank borrowings	44,000,000	24,000,000
Accrued interest payable and other liabilities	3,923,177	4,646,938

Total liabilities	690,721,926	640,747,511

Commitments and contingencies - Notes 4 and 9

Shareholders’ Equity
Serial Preferred stock - 10,000,000 shares authorized; 16,400 issued and outstanding at December 31, 2013 and 2012	16,379,949	16,379,949
Common stock - 20,000,000 shares authorized; no par value; 3,823,939 and 3,815,089 shares issued and outstanding at December 31, 2013 and 2012, respectively	43,142,274	43,034,321
Retained earnings	9,780,417	4,941,606
Accumulated other comprehensive (loss) income	(23,665)	1,034,971

Total shareholders’ equity	69,278,975	65,390,847

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$760,000,901	$706,138,358

See accompanying notes.	3

1ST ENTERPRISE BANK

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
INTEREST INCOME
Interest and fees on loans	$18,968,202	$15,354,979	$11,535,826
Interest on investment securities	3,631,012	4,140,472	4,423,311
Other interest income	37,016	90,252	148,844

Total interest income	22,636,230	19,585,703	16,107,981

INTEREST EXPENSE	745,232	723,435	1,119,696

NET INTEREST INCOME	21,890,998	18,862,268	14,988,285

PROVISION FOR LOAN LOSSES	1,321,743	1,507,723	1,135,159

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	20,569,255	17,354,545	13,853,126

NON-INTEREST INCOME
Service charges, fees and other income	3,555,502	3,138,383	2,209,374
(Loss) gain on sale of investment securities	(8,095)	898,643	1,177,144

Total non-interest income	3,547,407	4,037,026	3,386,518

NON-INTEREST EXPENSES
Salaries and employee benefits	10,220,277	9,534,068	7,334,269
Stock-based compensation	90,453	128,831	178,243
Occupancy and equipment expenses	1,571,399	1,442,715	1,324,871
Other expenses	5,010,443	4,959,420	4,182,724

Total non-interest expenses	16,892,572	16,065,034	13,020,107

INCOME BEFORE INCOME TAXES	7,224,090	5,326,537	4,219,537
Income tax provision	2,221,279	1,594,910	1,067,415

NET INCOME	$5,002,811	$3,731,627	$3,152,122

Earnings per share available to common shareholders - basic (Note 15)	$1.28	$1.04	$0.89

Earnings per share available to common shareholders - diluted (Note 15)	$1.18	$0.98	$0.85

See accompanying notes.	4

1ST ENTERPRISE BANK

STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013		2012		2011

NET INCOME		$5,002,811		$3,731,627		$3,152,122
Other comprehensive loss:
Amortization of unrealized gain upon transfer of securities from AFS into HTM	$(38,246)		$(38,139)			$-
Change in unrealized gains and losses on investment securities, net of tax (benefit) expense of $(728,397), $37,465 and $169, 354 in 2013, 2012 and 2011, respectively	(1,041,629)		53,661		243,705
Reclassification adjustment for losses (gains) included in net income, net of tax (benefit) expense of $(14,851), $353,857 and $482,628 in 2013, 2012 and 2011, respectively	21,239		(506,062)		(694,516)

Other comprehensive loss, net of tax		(1,058,636)		(490,540)		(450,811)

COMPREHENSIVE INCOME		$3,944,175		$3,241,087		$2,701,311

See accompanying notes.	5

1ST ENTERPRISE BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

						Accumulated
	Preferred Stock		Common Stock			Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Retained Earnings	Comprehensive Income (Loss)	Shareholders’ Equity
BALANCE, December 31, 2010	10,620	$10,448,475	2,826,000	$30,779,336	$(1,123,111)	$1,976,322	$42,081,022
Restricted stock grants	-	-	22,500	-	-	-	-
Dividends paid	-	-	-	-	(483,507)	-	(483,507)
Stock-based compensation	-	-	-	178,243	-	-	178,243
Preferred stock issued	16,400	16,379,949	-	-	-	-	16,379,949
Preferred stock redeemed	(10,620)	(10,620,000)	-	-	-	-	(10,620,000)
Deemed dividend on preferred stock	-	171,525	-	-	(171,525)	-	-
Net income	-	-	-	-	3,152,122	-	3,152,122
Other comprehensive loss	-	-	-	-	-	(450,811)	(450,811)

BALANCE, December 31, 2011	16,400	16,379,949	2,848,500	30,957,579	1,373,979	1,525,511	50,237,018

Stock options exercised	-	-	300	3,000	-	-	3,000
Common stock offering	-	-	961,539	11,944,911	-	-	11,944,911
Restricted stock grants	-	-	14,750	-	-	-	-
Restricted stock grants forfeited	-	-	(10,000)	-	-	-	-
Dividends paid	-	-	-	-	(164,000)	-	(164,000)
Stock-based compensation	-	-	-	128,831	-	-	128,831
Net income	-	-	-	-	3,731,627	-	3,731,627
Other comprehensive loss	-	-	-	-	-	(490,540)	(490,540)

BALANCE, December 31, 2012	16,400	16,379,949	3,815,089	43,034,321	4,941,606	1,034,971	65,390,847

Stock options exercised	-	-	1,600	17,500	-	-	17,500
Restricted stock grants	-	-	10,250	-	-	-	-
Restricted stock grants forfeited	-	-	(3,000)	-	-	-	-
Dividends paid	-	-	-	-	(164,000)	-	(164,000)
Stock-based compensation	-	-	-	90,453	-	-	90,453
Net income	-	-	-	-	5,002,811	-	5,002,811
Other comprehensive loss	-	-	-	-	-	(1,058,636)	(1,058,636)

BALANCE, December 31, 2013	16,400	$16,379,949	3,823,939	$43,142,274	$9,780,417	$(23,665)	$69,278,975

See accompanying notes.	6

1ST ENTERPRISE BANK

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,002,811	$3,731,627	$3,152,122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	587,961	562,892	564,856
Provision for loan losses	1,321,743	1,507,723	1,135,159
Provision for (reduction of) off-balance sheet exposure	(95,000)	53,000	(92,307)
Loss (gain) on sale of investment securities	8,095	(898,643)	(1,177,144)
Amortization of unrealized gain upon transfer of securities from AFS into HTM	(38,246)	(38,139)	(69,919)
Amortization on investment securities	2,260,454	3,618,222	5,341,033
Amortization of deferred loan fees and costs, net	322,165	427,071	439,437
Increase in cash surrender value of bank owned life insurance	(522,770)	(426,295)	(399,882)
Deferred tax provision	(222,091)	(606,161)	(650,439)
Stock-based compensation	90,453	128,831	178,243
Net change in:
Accrued interest receivable and other assets	730,347	(655,339)	(30,075)
Accrued interest payable and other liabilities	(628,761)	1,712,747	622,608

Net cash provided by operating activities	8,817,161	9,117,536	9,013,692

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in certificates of deposit at other banks	2,490,000	3,032,000	13,168,000
Purchase of investment securities available-for-sale	(40,213,434)	(120,821,180)	(77,906,563)
Sales of investment securities available-for-sale	24,366,341	49,250,133	26,048,215
Maturities and repayments of investment securities available-for-sale	41,422,129	61,087,452	73,439,551
Purchase of investment securities held-to-maturity	(7,955,074)	(4,641,556)	(14,311,724)
Sales of investment securities held-to-maturity	452,221	572,870	-
Maturities and repayments of investment securities held-to-maturity	1,054,134	866,707	546,067
Net increase in loans	(97,127,853)	(117,204,766)	(76,107,971)
Purchases of bank owned life insurance	(2,500,000)	(2,500,000)	-
Purchases of premises and equipment	(784,524)	(355,197)	(976,208)
Purchase of Federal Home Loan Bank Stock	(559,900)	(172,800)	(360,400)

Net cash used in investing activities	(79,355,960)	(130,886,337)	(56,461,033)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits and savings accounts	31,965,219	114,348,951	53,221,245
Net (decrease) increase in time deposits	(1,267,043)	809,186	2,368,817
Federal Home Loan Bank advances	44,000,000	24,000,000	17,000,000
Federal Home Loan Bank payments	(24,000,000)	(17,000,000)	(16,500,000)
Issuance of preferred stock	-	-	16,379,949
Proceeds from stock offering, net of offering costs	-	11,944,911	-
Redemption of preferred stock	-	-	(10,620,000)
Payment of dividends	(164,000)	(164,000)	(483,507)
Proceeds from stock options exercised	17,500	3,000	-

Net cash provided by financing activities	50,551,676	133,942,048	61,366,504

Change in cash and cash equivalents	(19,987,123)	12,173,247	13,919,163
Cash and cash equivalents, beginning of year	37,905,881	25,732,634	11,813,471

Cash and cash equivalents, end of year	$17,918,758	$37,905,881	$25,732,634

Supplemental Disclosures of Cash Flow Information
Interest paid	$755,116	$721,069	$1,121,693
Taxes paid	2,806,000	2,360,000	1,620,000

Supplemental Disclosures of Noncash Investing and Financing Activities
Change in unrealized gains on securities available-for-sale	$(1,734,013)	$(768,793)	$(647,272)

See accompanying notes.	7

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Nature of operations - 1st Enterprise Bank (the “Bank”) is a full service commercial bank offering a broad range of banking services to businesses, professional firms, various other organizations and their owners and key officers as well as individuals throughout the Southern California region. These services include commercial, real estate and consumer loans, business and consumer checking accounts, money market accounts, savings accounts, certificates of deposit, trade finance and other services. The Bank operates from its corporate headquarters office in downtown Los Angeles, California, its Orange County regional office in Irvine, California, its Inland Empire regional office in Ontario, California and its San Fernando Valley loan production office in Woodland Hills, California.

1st Enterprise Bank is a state chartered depository institution with its deposits insured by the Federal Deposit Insurance Corporation (“FDIC”). As an insured depository institution, the Bank is subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the statement of financial condition and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of investment securities, valuation of deferred tax assets and share-based compensation.

Concentrations of credit risk - The Bank has no significant concentrations of credit risk with any individual party; however, the Bank’s lending is primarily concentrated in Southern California.

As of December 31, 2013 and 2012, the Bank has cash deposits at other financial institutions in excess of the FDIC insured limits. However, the Bank places these deposits with major financial institutions and monitors the financial condition of these institutions. Management believes the risk of loss related to these deposits to be minimal.

Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and interest earning deposits in other banks.

Cash and due from banks - Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with its reserve requirements as of December 31, 2013 and 2012.

Certificates of deposit at other banks - Certificates of deposit at other banks mature within one year and are carried at cost.

8

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Investment securities - Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as investment securities “held-to-maturity” and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in consolidated results of operations. Debt securities not classified as either held-to-maturity securities or trading securities, and equity securities not classified as trading securities, are classified as “investment securities available-for-sale” and reported at fair value, with unrealized gains and losses excluded from results of operations and reported as a separate component of shareholders’ equity, an item of other comprehensive income. Investment transactions are recorded on the trade date. Gains and losses on investment securities are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are considered other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in results of operations as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Bank does not have any investment securities classified as trading in 2013 or 2012.

Management performs regular impairment analyses on the securities portfolio related to the consideration of impairment related to certain debt and equity securities. If it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the debt security not impaired at acquisition, an other-than-temporary impairment is considered to have occurred. When an other-than-temporary impairment occurs, the cost basis of the security is written down to its fair value (as the new cost basis) and the write-down is accounted for as a realized loss if it is credit related. In assessing whether impairment represents other-than-temporary impairment (“OTTI”), the Bank must consider whether it intends to sell a security or if it is likely that they would be required to sell the security before recovery of the amortized cost basis of the investment, which may be maturity. For debt securities, if the Bank intends to sell the security or it is likely that a sale of the security may be required before recovering the cost basis, the entire impairment loss would be recognized in earnings as an OTTI. If the Bank does not intend to sell the security and it is not likely the sale of the security is required by the Bank, and the Bank does not expect to recover the entire amortized cost basis of the security, only the portion of the impairment loss representing credit losses would be recognized in earnings. The credit loss on a security is measured as the difference between the amortized cost basis and the present value of the cash flows to be expected to be collected. Projected cash flows are discounted by the original or current effective interest rate depending on the nature of the security being measured for potential OTTI. The remaining impairment related to other factors, the difference between the present value of cash flows expected to be collected and fair value, is recognized as a charge to other comprehensive income (“OCI”). Impairment losses related to all other factors are presented as separate categories within OCI.

Federal Home Loan Bank stock - The Bank holds shares of capital stock of the Federal Home Loan Bank of San Francisco (“FHLB”). The investments in the FHLB are required to be maintained by the Bank and are carried at cost and can only be sold back at par value to the FHLB or to another member institution.

9

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

At December 31, 2013 and 2012, the Bank held $3,596,800 and $3,036,900 respectively, of shares of FHLB, which are included in other assets in the accompanying statements of financial condition. The Bank evaluates its investment in FHLB stock for impairment on a periodic basis. The FHLB has been in compliance with all of its regulatory capital requirements at the end of 2013 and 2012. The Bank has not recorded impairment on its investment of FHLB stock during 2013, 2012 and 2011. However, deterioration in the FHLB’s financial position may result in impairment in the value of those securities, or the requirement that the Bank contribute additional funds to recapitalize the FHLB, or reduce the Bank’s ability to borrow funds from the FHLB, which may impair the Bank’s ability to meet liquidity demands. Dividend income from the shares is recorded in non-interest income in the accompanying statements of income.

SBA Loan Fund - The Bank made a capital investment in 2012 in a LLC, for which its fair value is determined by its net asset value per share. The LLC operates as a private fund that invests in the guaranteed loan amount of SBA (7a) program loans and the shares in the fund are not publically traded. The Bank can redeem its interest in the Fund’s capital account at any quarter end. The investment’s fair value, which is included in other assets in the accompanying statements of financial condition, was $2,500,000 at both December 31, 2013 and 2012. Dividend income from the fund is recorded in non-interest income in the accompanying statements of income.

Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or valuation allowances and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and origination costs are capitalized and recognized as an adjustment to the yield of the related loan over the estimated life of the loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days (based on the contractual terms of the loan) or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the original contractual terms of the loan agreement.

10

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

Measurement of impairment is based on the present value of expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. An impairment allowance is established to record the difference between the carrying amount of the loan and the present value, market value or fair value of the collateral of the impaired loan.

The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral. The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans.

Loans are reported as troubled debt restructurings when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include forgiveness of principal or accrued interest, extending the maturity date(s), or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows on the restructured loans discounted at the interest rate of the original loan agreement to the loan’s carrying value. These impairment allowances are recognized as a specific component to be provided for in the allowance for loan losses.

Allowance for loan losses - The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb probable losses inherent in the portfolio at the date of the financial statements. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to results of operations. Loan losses are charged against the allowance when management believes the collection of a loan balance will not occur. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and the estimate is based upon management’s periodic review of the collectability of the loans that considers historical experience, the nature and volume of the loan portfolio, adverse conditions that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and qualitative components. The specific component relates to loans that are considered impaired for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying amount of that loan.

11

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1- Summary of Significant Accounting Policies (continued)

Bank owned life insurance - The Bank invests in Bank Owned Life Insurance (“BOLI”). BOLI involves the purchasing of life insurance by the Bank on a chosen group of directors and employees. The Bank is the owner and beneficiary of these policies. BOLI is recorded as an asset at cash surrender value.

Increases in the cash value of these policies, as well as insurance proceeds received, are recorded in other non-interest income and are not subject to income tax.

Premises and equipment - Premises and equipment are reported at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to seven years for furniture and equipment. Leasehold improvements are amortized over the shorter of approximately 15 years using the straight-line method or the remaining lease term and the subsequent option period that is likely to be exercised.

Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred. Gains and losses on dispositions are included in current results of operations.

Derivatives - The Bank executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting the interest rate swaps that the Bank executes with a third party, such that the Bank minimizes its net risk exposure. The Company recognizes all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to current earnings. None of the Company’s derivatives are designated as hedging instruments. Rather, they are accounted for as freestanding derivatives, or economic hedges, and the Company reports changes in fair values of its derivatives in current period net income.

Income taxes - The Bank uses the asset and liability method to account for income taxes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the income tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

The Bank’s annual tax rate is based on its income, statutory tax rates and certain available tax planning opportunities. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties. Accounting for income taxes prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions are recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Bank reviews its tax positions periodically and adjusts the

12

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

balances as new information becomes available. It is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of other expenses in the statements of income.

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. The Bank evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely heavily on estimates. The Bank uses historical experience and short and long-range business forecasts to provide insight. Although realization is not assured for the remaining deferred income tax assets, the Bank believes it is more likely than not the deferred tax assets will be fully recoverable within the applicable statutory expiration periods. However, deferred tax assets could be reduced in the near term if estimates of taxable income are significantly reduced or available tax planning strategies are no longer viable.

Comprehensive income - Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) consists of unrealized gains and losses on securities available-for-sale which are also recognized as separate components of shareholders’ equity.

Stock-based compensation - Compensation cost relating to share-based compensation transactions are recognized in the statements of income based upon the grant-date fair value of the stock-based compensation granted by the Bank. The effect of stock-based accounting rules are to require entities to measure the cost of employee services received in exchange for stock-based compensation and to recognize the cost over the period the employee is required to provide services for the award. The Bank uses the Black-Scholes option-pricing model to determine the fair. See Note 11 - Stock Option and Restricted Stock Plans for additional information.

Transfers of financial assets - Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fair Value of Financial Instruments – The Bank follows a widely acceptable framework for measuring and disclosing fair value under GAAP, and expands disclosures about fair value measurement. Fair value measurements apply to all financial assets and liabilities that are being measured and reported at fair value on a recurring and non-recurring basis.

13

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Bank’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following methods and assumptions were used to determine the fair value of financial instruments measured and carried at fair value in the in the financial statements:

Investment securities - Investment securities at December 31, 2013 consist of U.S. Government agency securities rated AAA by S&P, mortgage-backed securities issued by U.S. government agencies, and corporate and municipal bonds rated A or better by S&P. Investment Securities reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

Mutual fund - Mutual fund invests 100% of its assets in short to intermediate U.S. Government Agency Obligations, which are reported at fair value utilizing Level 2 inputs.

Impaired loans - The impaired loans amount above represents collateral dependent loans that have been adjusted to fair value. The fair value measurement is based on the current fair value of the collateral, less selling costs. Depending on the characteristics of a loan, the fair value of collateral is generally estimated by obtaining independent external appraisals. If the value of the impaired loan is less than the

14

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

recorded investment in the loan, we recognize this impairment and adjust the carrying value of the loan to fair value through the allowance for loan losses. The loss represents charge-offs or impairments on collateral dependent loans for fair value adjustments based on the fair value of collateral.

Derivatives - The fair value of the interest rate swaps is determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves.

The following methods and assumptions were used to estimate the fair value of significant financial instruments which are not measured and carried at fair value in the financial statements at December 31, 2013 and 2012.

Financial assets - The carrying amounts of cash and short-term investments outstanding are considered to approximate fair value. The fair values of interest-bearing deposits are estimated by discounting estimated future cash flows using currently offered rates for deposits of similar maturities. The fair values of investment securities are generally based on quoted market prices. The fair values of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available. The fair value of the bank owned life insurance is the cash surrender value. The carrying amount of accrued interest receivable is considered to approximate fair value.

Financial liabilities - The carrying amounts of other borrowed funds are considered to approximate fair value. Deposit liabilities payable on demand are estimated by discounting estimated future cash flows by applying a decay rate and current market rate. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The carrying amount of accrued interest payable is considered to approximate fair value.

Off-balance sheet financial instruments - The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not considered material.

Recently issued accounting pronouncements - In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of  Disclosures about Offsetting Assets and Liabilities. The Update clarifies that ASU. 2011-11 applies only to derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement are no longer subject to the disclosure requirements in ASU. 2011-11. The amendments are effective for annual and interim reporting periods beginning on or after January 1,

15

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies (continued)

2013. The adoption of this ASU did not have a material impact on the Bank’s financial statements.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU No. 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component and to present either on the face of the statement where net income is presented, or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2012. The adoption of ASU No. 2013-02 did not have a material impact on the Bank’s financial statements.

In July 2013, the FASB issued ASU No. 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. ASU No. 2013-10 permits the use of the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge account purposes. The amendment is effective prospectively for qualifying new or redesiginated hedging relationships entered into on or after July 17, 2013. The adoption of ASU No. 2013-10 did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon foreclosure. ASU 2014-04 clarifies that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments are effective for annual and interim reporting periods beginning on or after December 15, 2014 and can be applied with a modified retrospective transition method or prospectively. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Company’s consolidated financial statements.

16

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 2 - Investment Securities

Debt securities have been classified in the statements of financial condition according to management’s intent as either held-to-maturity or available-for-sale. The carrying amount of securities and their approximate fair values at December 31, 2013 and 2012 were as follows:

	2013
Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$41,794,297	$790,779	$(281,526)	$42,303,550
Collateralized mortgage obligations	64,647,423	77,460	(812,384)	63,912,499
Corporate bonds	22,078,285	349,015	-	22,427,300
Mutual fund	10,222,161	-	(313,488)	9,908,673
Other investments	10,302,020	21,919	(67,368)	10,256,571

	$149,044,186	$1,239,173	$(1,474,766)	$148,808,593

Held-to-Maturity:

Mortgage-backed securities	$12,963,253	$28,870	$(668,484)	$12,323,639
Municipal securities	47,668,231	1,217,304	(145,532)	48,740,003
SBA issued securities	1,486,560	42,105	-	1,528,665

	$62,118,044	$1,288,279	$(814,016)	$62,592,307

	2012
Available-for-Sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$82,867,137	$1,141,498	$(168,090)	$83,840,545
Collateralized mortgage obligations	50,576,825	181,178	(133,197)	50,624,806
Corporate bonds	22,103,533	527,467	(24,000)	22,607,000
Mutual fund	10,051,346	-	(45,581)	10,005,765
Other investments	10,893,825	42,291	(23,146)	10,912,970

	$176,492,666	$1,892,434	$(394,014)	$177,991,086

Held-to-Maturity:

Mortgage-backed securities	$6,664,915	$212,447	$-	$6,877,362
Municipal securities	47,430,933	2,905,974	(4,852)	50,332,055
SBA issued securities	1,930,337	123,446	-	2,053,783

	$56,026,185	$3,241,867	$(4,852)	$59,263,200

17

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 2 - Investment Securities (continued)

At December 31, 2013 and 2012, the Bank had pledged investment securities carried at $25,181,505 and $22,707,495 respectively, to the Federal Home Loan Bank as collateral for borrowings. At December 31, 2013 and 2012 the Bank had also pledged investment securities carried at $22,320,916 and $26,198,334, respectively, for bankruptcy deposits.

The following tables show securities with gross unrealized losses at December 31, 2013 and 2012, aggregated by investment category and length of time that individual securities have been in a continuous loss position.

	2013
	Less than 12 months		12 months or longer		Total
Available-for-Sale:	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$(105,781)	$10,570,636	$(175,745)	$7,478,177	$(281,526)	$18,048,813
Collateralized mortgage obligations	(631,810)	38,724,017	(180,574)	12,957,094	(812,384)	51,681,111
Other investments	(67,368)	9,388,560	(313,488)	9,908,673	(380,856)	19,297,233

	(804,959)	58,683,213	(669,807)	30,343,944	(1,474,766)	89,027,157
Held-to-Maturity:
Mortgage-backed securities	(668,484)	9,860,869	-	-	(668,484)	9,860,869
Municipal securities	(145,532)	10,610,143	-	-	(145,532)	10,610,143

	$(1,618,975)	$79,154,225	$(669,807)	$30,343,944	$(2,288,782)	$109,498,169

	2012
	Less than 12 months		12 months or longer		Total
Available-for-Sale:	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$(168,090)	$44,220,476	$-	$-	$(168,090)	$44,220,476
Collateralized mortgage obligations	(133,197)	13,345,337	-	-	(133,197)	13,345,337
Corporate bonds	(24,000)	1,976,000	-	-	(24,000)	1,976,000
Mutual fund	(45,581)	10,005,764	-	-	(45,581)	10,005,764
Other investments	(23,146)	9,779,000	-	-	(23,146)	9,779,000

	(394,014)	79,326,577	-	-	(394,014)	79,326,577
Held-to-Maturity:
Municipal securities	(4,852)	783,930	-	-	(4,852)	783,930

	$(398,866)	$80,110,507	$-	$-	$(398,866)	$80,110,507

There were 26 held-to-maturity securities and 23 available-for-sale securities in an unrealized loss position at December 31, 2013. There were two held-to-maturity securities and 23 available-for-sale securities that were in an unrealized loss position at December 31, 2012. Sales of securities available-for-sale for the years ended December 31, 2013, 2012 and 2011 resulted in $35,640, $916,419 and $1,177,144 in realized gains, respectively. There was $71,730 in realized losses during 2013, $56,500 in realized losses for 2012 and no realized losses for 2011 related to sales of available-for-sale securities. The Bank realized gains of $27,995 in 2013 and $38,724 in 2012 related to the sale of two held-to-maturity securities, each year. Significant deterioration of the issuer’s creditworthiness resulted in the Bank selling these securities prior to maturity. These securities had a combined amortized cost of $452,221 in 2013 and $534,146 in 2012, as of the date of sale.

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1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 2 - Investment Securities (continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. The Bank does not have any securities that were considered to be other than temporarily impaired in 2013 or 2012.

The scheduled maturities of securities at December 31, 2013, were as follows:

	2013
Available-for-Sale:	Amortized Cost	Estimated Fair Value
Due in one year or less	$9,840	$9,922
Due after one year to five years	24,150,793	24,552,142
Due after five years to ten years	23,435,569	23,591,870
Due after ten years	101,447,984	100,654,659

	$149,044,186	$148,808,593

	2013
Held-to-Maturity:	Amortized Cost	Estimated Fair Value
Due after one year to five years	$5,364,606	$5,504,464
Due after five years to ten years	54,166,118	54,639,405
Due after ten years	2,587,320	2,448,438

	$62,118,044	$62,592,307

Note 3 - Loans and Allowance for Loan Losses

The Bank’s loan portfolio consists primarily of loans to borrowers within Southern California. Although the Bank has a diversified loan portfolio, a substantial part of the debtors’ ability to honor their contracts is dependent upon the economic conditions in this region. Real estate secured loans represented approximately 63%, 62% and 61% of total loans at December 31, 2013 and 2012, respectively. Management has taken this factor into account in the determination of the allowance for loan losses.

19

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

The composition of the Bank’s loan portfolio at December 31, 2013 and 2012 was as follows:

	2013	2012
Commercial loans	$186,507,238	$151,987,197
Commercial real estate loans	263,659,428	207,258,876
Residential real estate loans	38,863,593	32,869,175
Home equity loans	12,352,062	11,387,072
Other loans	3,563,488	4,979,449

Gross loans	504,945,809	408,481,769

Allowance for loan losses	(6,517,000)	(5,510,000)
Deferred loan costs, net	312,412	285,506

Net loans	$498,741,221	$403,257,275

The adequacy of the allowance for loan losses is determined by the Bank’s management based upon evaluation and review of credit quality of the loan portfolio, consideration of historical loss experience, relevant internal and external factors that affect the collection of a loan, and other pertinent factors. The allowance for loan loss analysis is a formula methodology based upon assigning a risk rating to each loan upon loan origination and is periodically reassessed and validated during the term of the loan through the Bank’s credit review processes. The Bank’s risk rating methodology assigns risk ratings ranging from 1 to 10 where a higher rating represents a higher risk.

Additionally, the Bank’s management utilizes qualitative adjustments to the allowance for loan loss analysis in order to systematically quantify the credit risk impact of other trends and changes within the loan portfolio. The qualitative factors considers the following nine factors, which are patterned after the guidelines provided under the Federal Financial Institutions Examination Council Interagency Policy Statement on the Allowance for Loan and Lease Losses issued in 2006:

—	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices not considered elsewhere in estimating credit losses;

—

Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments;

—	Changes in the nature and volume of the portfolio and in the terms of loans;

—	Changes in the experience and ability of lending management and other relevant staff;

—	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

—	Changes in the quality of the institution’s loan review system;

—	Changes in the value of underlying collateral for collateral-depending loans;

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1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

—	The existence and effect of any concentrations of credit, and changes in the level of such concentrations; and

—	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the institutions’ existing portfolio.

The Bank also establishes specific loss allowances for loans where management has identified potential credit risk conditions or circumstances related to a specific individual credit. The loans identified as impaired will be accounted for in accordance with one of the three acceptable valuations as follows: 1) the present value of future cash flows discounted at the loan’s effective interest rate; 2) the loan’s observable market price; or 3) the fair value of the collateral, if the loan is collateral dependent. For the collateral dependent impaired loans, the Bank obtains an appraisal to determine the amount of impairment at the date that the loan becomes impaired. If the third party market data indicates that the value of collateral property values has declined since the most recent valuation date, the value of the property is adjusted downward to reflect current market conditions. If the fair value of the collateral, less cost to sell, is less than the recorded amount of the loan, the Bank either recognizes impairment by creating or adjusting an existing valuation allowance with a corresponding charge to the provision for loan losses or charge-off the impaired balance on collateral dependent loans if it is determined that such loss amount represents a confirmed loss.

Management believes that the allowance for loan losses was adequate as of December 31, 2013. There is, however, no assurance that future loan losses will not exceed the levels provided for in the allowance for loan losses and could possibly result in additional charges to the provision for loan and lease losses. In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require additional charges to the provision for loan and lease losses in future periods if warranted as a result of their review. A significant decline in real estate market values may require an increase in the allowance for loan and lease losses. A continued deterioration in the Bank’s markets may adversely affect its loan portfolio and may lead to additional charges to the provision for loan and lease losses.

The following tables present activity related to the Bank’s allowance for loan losses as of and for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of year	$5,510,000	$4,600,000	$3,464,841
Additions to the allowance charged to expense	1,321,743	1,507,723	1,135,159
Recoveries on loans previously charged off	34,612	-	-
Less loans charged off	(349,355)	(597,723)	-

Balance at end of year	$6,517,000	$5,510,000	$4,600,000

21

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

The following tables present by portfolio segment, the activity in the allowance for loan losses for the years ended December 31, 2013, 2012 and 2011. The following tables also present by portfolio segment, the balance in the allowance for loan losses disaggregated on the basis of the Bank’s impairment measurement method and the related recorded investment in loans as of December 31, 2013 and 2012:

	2013

	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Other	Total
Allowance for Loan Losses:
Beginning balance	$2,670,339	$2,042,237	$523,219	$140,456	$133,749	$5,510,000
Additions/(reductions) to the allowance charged/(credited) to expense	1,656,562	(85,103)	(124,802)	(23,758)	(101,156)	1,321,743
Recoveries on loans previously charged off	34,612	-	-	-	-	34,612
Less loans charged off	(349,355)	-	-	-	-	(349,355)

Ending balance	$4,012,158	$1,957,134	$398,417	$116,698	$32,593	$6,517,000

Ending balance: individually evaluated for impairment	$1,706,849	$-	$-	$-	$-	$1,706,849

Ending balance: collectively evaluated for impairment	$2,305,309	$1,957,134	$398,417	$116,698	$32,593	$4,810,151

Loans:
Ending balance	$186,507,238	$263,659,428	$38,863,593	$12,352,062	$3,563,488	$504,945,809

Ending balance: individually evaluated for impairment	$2,460,980	$-	$2,321,101	$-	$-	$4,782,081

Ending balance: collectively evaluated for impairment	$184,046,258	$263,659,428	$36,542,492	$12,352,062	$3,563,488	$500,163,728

	2013

	Commercial	Commercial Real Estate	Residential Real Estate	Home Equity	Other	Total
Allowance for Loan Losses:
Beginning balance	$2,054,046	$1,653,096	$568,993	$155,181	$168,684	$4,600,000
Additions/(reductions) to the allowance charged/(credited) to expense	1,214,016	389,141	(45,774)	(14,725)	(34,935)	1,507,723
Recoveries on loans previously charged off	-	-	-	-	-	-
Less loans charged off	(597,723)	-	-	-	-	(597,723)

Ending balance	$2,670,339	$2,042,237	$523,219	$140,456	$133,749	$5,510,000

Ending balance: individually evaluated for impairment	$-	$-	$99,607	$-	$-	$99,607

Ending balance: collectively evaluated for impairment	$2,670,339	$2,042,237	$423,612	$140,456	$133,749	$5,410,393

Loans:
Ending balance	$151,987,197	$207,258,876	$32,869,175	$11,387,072	$4,979,449	$408,481,769

Ending balance: individually evaluated for impairment	$471,347	$-	$2,378,249	$247,916	$-	$3,097,512

Ending balance: collectively evaluated for impairment	$151,515,850	$207,258,876	$30,490,926	$11,139,156	$4,979,449	$405,384,257

22

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

Credit quality indicators - As previously noted, the Bank uses several credit quality indicators to manage credit risk in an ongoing manner. The Bank’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans and leases into pass, special mention, or classified categories. Credit risk ratings are applied individually to all loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. The following are the definitions of the Bank’s credit quality indicators:

—

Pass/Watch: Loans in all classes that comprise the commercial and consumer portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan or lease agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

—

Special Mention: Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Bank’s credit position at some future date.

—

Substandard: Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

—

Doubtful/Loss: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors, which may work toward strengthening of the asset, classification as a loss (and immediate charge off) is deferred until more exact status may be determined. In certain circumstances, a Doubtful rating will be temporary, while the Bank is awaiting an updated collateral valuation. In these cases, once the collateral is valued and appropriate margin applied, the remaining un-collateralized portion will be charged off. The remaining balance, properly margined, may then be upgraded to Substandard, however must remain on non-accrual. A loss rating is assigned to loans considered un-collectible and of such little value that the continuance as an active Bank asset is not warranted. This rating does not mean that the loan has no recovery or salvage value, but rather that the loan should be charged off now, even though partial or full recovery may be possible in the future.

23

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

The Bank’s credit quality indicators are periodically updated on a case-by-case basis. The following tables present by class and by credit quality indicator, the recorded investment in the Bank’s loans as of December 31, 2013 and 2012:

	Internal Risk Rating By Loan Class
	2013

	Pass/Watch	Special Mention	Substandard	Doubtful/Loss	Total
Commercial loans	$181,121,666	$646,592	$4,738,980	$-	$186,507,238
Commercial real estate loans	261,923,255	708,709	1,027,464	-	263,659,428
Residential real estate loans	38,035,192	-	828,401	-	38,863,593
Home equity loans	12,352,062	-	-	-	12,352,062
Other loans	3,552,243	-	11,245	-	3,563,488

Total	$496,984,418	$1,355,301	$6,606,090	$-	$504,945,809

	Internal Risk Rating By Loan Class
	2012

	Pass/Watch	Special Mention	Substandard	Doubtful/Loss	Total
Commercial loans	$145,229,901	$2,589,949	$4,167,347	$-	$151,987,197
Commercial real estate loans	203,707,585	1,642,796	1,908,495	-	207,258,876
Residential real estate loans	29,871,488	-	2,997,687	-	32,869,175
Home equity loans	11,139,156	-	247,916	-	11,387,072
Other loans	4,465,778	-	513,671	-	4,979,449

Total	$394,413,908	$4,232,745	$9,835,116	$-	$408,481,769

The following table presents by class, the unpaid principal balance of loans on non-accrual status as of December 31, 2013 and 2012.

Loans On Non-Accrual Status:	2013	2012
Commercial loans	$1,817,000	$471,347
Commercial real estate loans	-	-
Residential real estate loans	-	-
Home equity loans	-	-
Other loans	-	-

Total	$1,817,000	$471,347

As of December 31, 2013 and 2012, there were no loans 30 days or more past due.

24

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

The following tables present information related to impaired loans as of and for the years ended December 31, 2013 and 2012:

	Impaired Loans
	2013
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With No Related Allowance Recorded:
Residential real estate	$2,321,101	$2,321,101	$-	$2,352,402	$72,992
With An Allowance Recorded:
Commercial loans	2,460,980	2,460,980	1,706,849	2,857,506	167,844
Total:
Commercial loans	2,460,980	2,460,980	1,706,849	2,857,506	167,844
Residential real estate	2,321,101	2,321,101	-	2,352,402	72,992

	Impaired Loans
	2012
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With No Related Allowance Recorded:
Commercial loans	$471,347	$700,000	$-	$746,031	$25,057
Home equity	247,916	247,916	-	248,323	6,212
With An Allowance Recorded:
Residential real estate	2,378,249	2,378,249	99,607	2,382,374	76,628
Total:
Residential real estate	2,378,249	2,378,249	99,607	2,382,374	76,628
Commercial loans	471,347	700,000	-	746,031	25,057
Home equity	247,916	247,916	-	248,323	6,212

Interest income recognized on impaired loans in 2011 was not material.

The Bank offers a variety of modifications to borrowers. The modification categories offered can generally be described in the following categories:

Rate modification - A modification in which the interest rate is changed.

Term modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest only modification - A modification in which the loan is converted to interest only payments for a period of time.

Payment modification - A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Combination modification - Any other type of modification, including the use of multiple categories above.

25

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 3 - Loans and Allowance for Loan Losses (continued)

The following table presents restructured loans that occurred during the year ended December 31, 2013:

	For the Year Ended December 31, 2013
	Term Modification:		Combination Modification:		Total Modifications
	#	$	#	$	#	$

Commercial loans	1	$ 1,817,000	1	$ 368,000	2	$ 2,185,000

There were no newly restructured loans during the years ended December 31, 2012.

There were no troubled debt restructurings that defaulted (payments past due 30 days or more) during the year ended December 31, 2013 or 2012, and for which the default occurred within twelve months of their modification date.

The following tables present restructured loans as of December 31, 2013 and 2012:

	December 31, 2013

	Accrual Status		Non-Accrual Status		Total Modifications
	#	$	#	$	#	$
Commercial loans	1	$368,000	1	$1,817,000	2	$2,185,000
Residential real estate loans	2	2,321,101	-	-	2	2,321,101

Total	3	$2,689,101	1	$1,817,000	4	$4,506,101

	December 31, 2012

	Accrual Status		Non-Accrual Status		Total Modifications
	#	$	#	$	#	$
Residential real estate loans	2	$2,378,249	-	-	2	$2,378,249

Total	2	$2,378,249	-	-	2	$2,378,249

26

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 4 - Premises and Equipment

Premises and equipment as of December 31, 2013 and 2012 are summarized as follows:

	2013	2012
Furniture, fixtures, and equipment	$1,782,042	$1,593,402
Computer equipment	1,237,120	1,183,931
Software	751,554	646,958
Leasehold improvements	2,165,915	1,782,967

	5,936,631	5,207,258
Less accumulated depreciation and amortization	(3,483,864)	(2,951,054)

	$2,452,767	$2,256,204

At December 31, 2013, the future minimum lease payments under non-cancelable operating lease commitments for the Bank’s premises are as follows:

Year Ending December 31,
2014	820,275
2015	921,129
2016	903,467
2017	930,013
2018	963,308
Thereafter	3,236,899

$7,775,091

The lease for the Los Angeles headquarters office expires on May 30, 2021 and provides for one five-year option to renew at the then current market rate. The Bank is also responsible for its pro rata share of common area expenses for the location including maintenance, taxes, and insurance.

The lease for the Orange County regional office expires on October 31, 2023 and provides for one five-year option to renew at the then current market rate. The Bank is also responsible for its pro rata share of common area expenses for the location including maintenance, taxes, and insurance.

The lease for the Inland Empire County regional office expires on June 30, 2016. The Bank is also responsible for its pro rata share of common area expenses for the location including maintenance, taxes, and insurance.

The lease for the San Fernando Valley loan production office expires on February 28, 2023. The lease provides for a one five-year option to renew at the then current market rate. The Bank is also responsible for its pro rata share of common area expenses for the location including maintenance, taxes, and insurance.

The minimum rental payments shown above are given for the lease obligations as of December 31, 2013 and are not a forecast of future rental expense.

Total rental expense, including common area expenses, was $967,992, $859,815 and $734,433 for the years ended December 31, 2013, 2012 and 2011, respectively.

27

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 5 - Deposits

At December 31, 2013, the scheduled maturities of time deposits are as follows:

Year Ending December 31,	Time Deposits under $100,000	Time Deposits $100,000 and over

2014	$302,027	$10,135,471
2016	80,124	-

Total	$382,151	$10,135,471

At December 31, 2013 and 2012, the twenty five largest depositors of the Bank accounted for 32% and 35% of total deposits, respectively.

Total interest expense for deposits was $707,787, $720,607 and $1,116,622 for the years ended December 31, 2013, 2012 and 2011, respectively.

Note 6 - Employee Benefit Plans

The Bank has established a 401(k) Plan for the benefit of eligible employees, whereby each employee being at least 21 years of age may become a participant at specified intervals. Employees may contribute up to 50% of their annual compensation to the 401(k) Plan each year subject to certain limits based on federal tax laws. The Bank may elect to make some level of matching contributions to the Plan at the discretion of the Board of Directors. For the year ended December 31, 2013, there was no contribution made to the 401 (k) Plan. For the year ended December 31, 2012, the Board elected to make a profit bonus contribution to the 401(k) Plan of $201,858. For the year ended December 31, 2011, there was no contribution made to the 401 (k) Plan.

In 2008, a deferred compensation plan was established in which eligible employees can elect to defer a percentage of salary or bonuses to be paid after terminating employment with the Bank. Payments can be made in lump sum or equal installments for as long as 10 years. A deferral account is established for each participant and the account will earn interest quarterly based on the Bank’s established crediting rate. For 2013 the credit rate was 4% and for 2012 and 2011 the crediting rate was 5%. Participants are immediately and 100% vested for the amount of their deferral account. As of December 31, 2013 and 2012, the deferred compensation plan totaled $499,027 and $410,264, respectively, which are included in accrued interest payable and other liabilities in the accompanying statements of financial condition.

28

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 7 - Income Taxes

The provision for income taxes for years ended December 31, 2013, 2012 and 2011 consisted of the following:

Current:	2013	2012	2011
Federal	$1,931,004	$1,678,618	$1,165,227
State	512,366	522,453	552,627

	2,443,370	2,201,071	1,717,854

Deferred:
Federal	(166,637)	(661,785)	(363,348)
State	(55,454)	55,624	(287,091)

	(222,091)	(606,161)	(650,439)

	$2,221,279	$1,594,910	$1,067,415

Changes in deferred taxes of $(713,623), $(316,392) and $(266,380) related to unrealized gains and losses on securities available-for-sale during 2013, 2012 and 2011, respectively, were allocated to other comprehensive income (loss).

The following is a summary of the components of the net deferred tax asset included in other assets at December 31, 2013 and 2012:

	2013	2012
Deferred Tax Assets:
Organizational expenses	$161,913	$183,501
Stock-based compensation	772,730	775,008
Allowance for loan loss	2,632,638	2,204,610
State tax	232,633	139,529
Deferred compensation	291,384	300,588
Deferred rent	236,936	204,609
Unrealized gain on investment securities available-for-sale	96,957	-
Other	85,602	124,698

Total deferred tax assets	4,510,793	3,932,543

Deferred Tax Liabilities:
Depreciation	$(580,296)	$(475,877)
Unrealized gain on investment securities available-for-sale	-	(616,666)
Prepaid expenses	(167,296)	(23,977)
Deferred loan costs	(128,571)	(117,108)
Other	(10,454)	(10,453)

Total deferred tax liabilities	(886,617)	(1,244,081)

Net deferred tax asset	$3,624,176	$2,688,462

29

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 7 - Income Taxes (continued)

Management believes, based upon the Bank’s historical performance and future projections, it is more likely than not the deferred tax asset will be realized in the normal course of operations and has determined that no valuation allowance is necessary as of December 31, 2013. Organizational expenses are being amortized and deducted for tax purposes over a 180-month period.

The Bank recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Bank recognizes interest and penalties related to income tax matters in income tax expense. The Bank does not anticipate that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months. There were no interest and penalties accrued for the years ended December 31, 2013, 2012 and 2011. The Bank files income tax returns in the U.S. federal jurisdiction and in California. The Bank is no longer subject to U. S. federal tax authority examinations for years before 2010 and California state tax authority examinations for years before 2009.

A reconciliation of the Bank’s effective tax rate with the statutory Federal income tax rate is as follows:

	2013	2012	2011
Statutory Federal income tax rate	34%	34%	34%
State franchise tax, net of federal benefit	7	7	7
Enterprise Zone Credits Generated	(3)	(4)	(8)
Tax-exempt earnings	(8)	(11)	(9)
Other	2	4	1

	31%	30%	25%

Note 8 - Other Expenses

Other expenses for the years ended December 31, 2013, 2012 and 2011 are comprised of the following:

	2013	2012	2011
Professional and consulting fees	$1,390,110	$1,269,285	$1,225,569
Data processing	1,061,234	1,006,734	817,984
Client services	880,101	773,025	643,345
Communication and office support	487,925	480,198	354,446
Insurance and regulatory assessments	551,451	484,518	602,194
Marketing and business development	345,517	447,681	287,783
Other expenses	294,105	497,979	251,403

	$5,010,443	$4,959,420	$4,182,724

30

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 9 - Commitments, Contingencies, and Derivative Instruments

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements. To mitigate the risk posed by these off-balance sheet exposures, the Bank established an off-balance sheet exposure reserve totaling $208,000, $303,000 and $250,000 at December 31, 2013 and 2012, respectively, included in other liabilities in the accompanying statements of financial condition.

The Bank’s exposure to losses in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments as it does for loans included in the financial statements.

As of December 31, 2013 and 2012 the Bank had the following outstanding financial commitments whose contractual amounts represent credit risk:

	2013	2012

Commitments to extend credit	$197,000,714	$178,550,841
Standby letters of credit	6,036,963	8,064,983

	$203,037,677	$186,615,824

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being fully drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to existing Bank borrowers.

The Bank is exposed to certain risks relating to its ongoing business operations, including interest rate risk. To a limited extent, the Bank manages this risk by using derivative instruments. As of December 31, 2013, the Bank had 13 interest-rate swap agreements with customers and 13 with a counterparty bank. The purpose of entering into offsetting derivatives as a hedging instrument is to provide the Bank a variable-rate loan receivable and provide the customer the financial effects of a fixed-rate loan without creating volatility in the Bank’s earnings. The structure of the swaps is as follows: the Bank enters into a swap with its customers to allow them to convert variable rate loans to fixed rate loans and, at the same time, the Bank enters into a swap with the counterparty bank to allow the Bank to pass on the interest-rate risk associated with fixed rate loans. The net effect of the transaction allows the Bank to receive interest on the loan from the customer at a variable rate based on LIBOR plus a spread.

31

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 9 - Commitments, Contingencies, and Derivative Instruments (continued)

As of December 31, 2013 and 2012, estimated fair values of both the corresponding assets and liabilities related to the Bank’s interest rate swap contracts were $353,803 and $1,131,000, respectively. These amounts are included in the accrued interest receivable and other assets and accrued interest payable and other liabilities line items in the Bank’s statement of financial condition.

The changes in the fair value of the swaps offset each other and therefore do not have an impact on the Bank’s results of operations.

As of December 31, 2013 and 2012, the total notional amount of the Bank’s receive-fixed/pay-variable interest rate swaps was $37,392,000 and $28,195,000 respectively.

As of December 31, 2013 and 2012, the total notional amount of the Bank’s receive-variable/pay-fixed interest rate swaps was $37,392,000 and $28,195,000 respectively.

Note 10 - Borrowing Arrangements

The Bank may borrow up to $24,000,000 overnight on an unsecured basis from its correspondent banks. There were no amounts outstanding under these arrangements at December 31, 2013 or 2012.

The Bank can borrow up to $109 million on a secured basis from the Federal Home Loan Bank of San Francisco. The Bank routinely borrows from the Federal Home Loan Bank for short periods of time including both overnight and short-term maturity borrowings.

As of December 31, 2013, the Bank borrowed $24,000,000 from the Federal Home Loan Bank at a weighted average rate of 0.06%, which matured on January 2, 2014.

As of December 31, 2013, the Bank borrowed a term amount of $20,000,000 from the Federal Home Loan Bank at a weighted average rate of 0.19%, which matured on January 23, 2014.

As of December 31, 2012, the Bank borrowed $24,000,000 from the Federal Home Loan Bank at a weighted average rate of 0.26%, maturing on January 2, 2013.

Interest expense for Federal Home Loan Bank borrowings was $37,424, $2,828 and $3,074 for the years ending December 31, 2013, 2012 and 2011, respectively.

32

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 11 - Stock Option and Restricted Stock Plans

The Bank’s 2006 Stock Incentive Plan was approved by its shareholders on July 5, 2006 and amended and restated on March 19, 2009. Under the terms of the 2006 Stock Incentive Plan, officers, directors and key employees may be granted both nonqualified and incentive stock options. Directors and other individuals who are not officers or employees may only be granted nonqualified stock options. The plan also provides for the issuance of restricted stock awards to officers, directors, key employees, and consultants. The Plan provides for options to purchase and grants of restricted stock of up to 825,000 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant. Stock options expire no later than ten years from the date of the grant. Options vest at a rate of one-third per year on each anniversary following the grant date. Restricted stock awards vest based upon the vesting date established by the board of directors at grant date. When options are exercised, the Bank intends to issue new stock rather than purchase stock from existing shareholders. At December 31, 2013, 803,310 shares had been issued leaving 21,690 options or restricted stock grants available for future issuance.

There were 10,250 shares of restricted stock grants in 2013, with a weighted-average grant date fair value per share of $17.88. There were 3,000 shares of restricted stock forfeited in 2013, with a weighted-average grant date fair value per share of $14.50. There were 5,500 shares of restricted stock that vested in 2013, with a weighted-average grant date fair value per share of $12.09. At December 31, 2013, there were a total of 24,500 shares of restricted stock outstanding and unvested, with a weighted-average grant date fair value per share of $15.14. There were no stock options granted in 2013 or 2012.

Restricted stock awards are valued at the closing stock price on the date of grant and are expensed to stock-based compensation expense over the period for which the related service is performed.

Based solely on restricted stock outstanding at December 31, 2013, the estimated pretax compensation expense related to these restricted stock awards for each of the future years ending December 31, 2014, 2015, and 2016, is $115,362, $83,705, and $37,114, respectively. Future expense related to stock option and restricted stock awards would be impacted by new awards and/or modifications, repurchases and forfeitures of existing awards.

33

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 11 - Stock Option and Restricted Stock Plans (continued)

A summary of the Bank’s stock option plan activity for the years ended December 31, 2013 and 2012 is as follows:

	2013		2012
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	692,510	$10.53	704,010	$10.67
Granted	-	-	-	-
Exercised	(1,600)	10.94	(300)	10.00
Forfeited	-	-	(11,200)	19.38

Outstanding at end of year	690,910	10.53	692,510	10.53

Options exercisable at end of year	690,910	10.53	692,510	10.53

The aggregate intrinsic value of options exercisable at December 31, 2013 is approximately $4,931,000 based on a stock price of $17.67 per share. Options exercised in 2013 had an aggregate intrinsic value (market value of the stock at the date of exercise less the exercise price) of $11,528.

The following table summarizes information about options outstanding at December 31, 2013 and 2012:

	2013
	Options Outstanding			Options Exercisable
Exercise Price:	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$10.00 - 17.99	677,960	2.71	$10.38	677,960	$10.38
$18.00 - 25.00	12,950	3.10	18.32	12,950	18.32

	690,910	2.72	10.53	690,910	10.53

	2012
	Options Outstanding			Options Exercisable
Exercise Price:	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$10.00 - 17.99	679,560	3.72	$10.38	679,560	$10.38
$18.00 - 25.00	12,950	4.10	18.32	12,950	18.32

	692,510	3.72	10.53	692,510	10.53

34

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 11 - Stock Option and Restricted Stock Plans (continued)

A summary of the status of the non-vested options as of December 31, 2013 and 2012 and the changes during the years ended are presented below:

	2013		2012
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Non-vested options, beginning of year	-	$-	5,333	$4.40
Granted	-	-	-	-
Vested	-	-	(5,333)	4.40
Forfeited/expired	-	-	-	-

Non-vested options, end of year	-	$-	-	$4.40

Note 12 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by various banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain the minimum amounts and ratios set forth in the table below. Management believes, as of December 31, 2013 and 2012, the Bank met all capital adequacy requirements to which it was subject.

35

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 12 - Regulatory Matters (continued)

As of December 31, 2013, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
			Minimum Capital Requirement		Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital to risk-weighted assets	$76,028	12.04%	$50,520	8.00%	$63,151	10.00%
Tier 1 Capital to risk-weighted assets	69,303	10.97%	25,260	4.00%	37,890	6.00%
Tier 1 Capital to average assets	69,303	9.34%	29,666	4.00%	37,083	5.00%

As of December 31, 2012:
Total Capital to risk-weighted assets	$70,169	13.18%	$42,601	8.00%	$53,252	10.00%
Tier 1 Capital to risk-weighted assets	64,356	12.09%	21,301	4.00%	31,951	6.00%
Tier 1 Capital to average assets	64,356	9.37%	27,474	4.00%	34,342	5.00%

The Bank is restricted as to the amount of dividends that it may pay. Dividends declared by California state chartered banks that exceed net income for the current year plus retained net income for the preceding two years must be approved by the Commissioner of the Department of Financial Institutions. Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above.

Note 13 - Related Party Transactions

In the ordinary course of business, the Bank will consider granting loans to certain officers and directors and the companies with which they are associated. In the Bank’s opinion, all loans and loan commitments to such parties would be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. As of December 31, 2013 and 2012, these loans had total outstanding balances of $2,028,978 and $1,644,318, respectively. Activity in loans to related parties comprised primarily of principal payments. Unused loan commitments to these related parties totaled $525,920 and $400,000 at December 31, 2013 and 2012, respectively.

Also in the ordinary course of business, certain officers and directors and associated companies have deposits with the Bank. In the Bank’s opinion, all such deposit relationships with these parties are made on substantially the same terms and conditions, including interest rates and maturities, as those prevailing at the time of comparable transactions with any other persons. At December 31, 2013 and 2012, deposits from related parties totaled $1,636,405 and $4,415,728, respectively. The Bank incurred non-interest expenses of $120,000 in both 2013 and 2012, respectively, and $90,000 in 2011, for services provided by individual directors or their associated companies.

36

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 14 - Fair Value of Financial Instruments

The following tables present information about the Bank’s assets and liabilities measured at fair value on a recurring and non-recurring basis as of December 31, 2013 and 2012 and indicates the fair value hierarchy of the valuation techniques utilized by the Bank to determine such fair value.

	2013
Recurring Items:	Total	Level 1	Level 2	Level 3	Gain / (Loss) Level 3
Mortgage-backed securities	$42,303,550	$-	$42,303,550	$-	$-
Collateralized mortgage obligations	63,912,499	-	63,912,499	-	-
Corporate bonds	22,427,300	-	22,427,300	-	-
Mutual fund	9,908,673	-	9,908,673	-	-
Other investments	10,256,571	-	10,256,571	-	-
Interest rate swap - asset	353,803	-	353,803	-	-
Interest rate swap - liability	(353,803)	-	(353,803)	-	-

	$148,808,593	$-	$148,808,593	$-	$-

Nonrecurring Items:
Impaired loans	$3,075,232	$-	$-	$3,075,232	$(1,706,849)

	2012
Recurring Items:	Total	Level 1	Level 2	Level 3	Gain / (Loss) Level 3
Mortgage-backed securities	$83,840,545	$-	$83,840,545	$-	$-
Collateralized mortgage obligations	50,624,806	-	50,624,806	-	-
Corporate bonds	22,607,000	-	22,607,000	-	-
Mutual fund	10,005,765	-	10,005,765	-	-
Other investments	10,912,970	-	10,912,970	-	-
Interest rate swap - asset	1,131,000	-	1,131,000	-	-
Interest rate swap - liability	(1,131,000)	-	(1,131,000)	-	-

	$177,991,086	$-	$177,991,086	$-	$-

Nonrecurring Items:
Impaired loans	$2,278,642	$-	$-	$2,278,642	$(99,607)

Fair value estimates presented below for disclosure purposes are based on financial instruments, both on and off the balance sheet, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

37

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 14 - Fair Value of Financial Instruments (continued)

The following tables present information about the level in the fair value hierarchy for the Bank’s assets and liabilities that are not measured and carried at fair value as of December 31, 2013 and 2012.

	2013
			Fair Value Measurements Using

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$17,918,758	$17,918,758	$17,918,758	$-	$-
Investment securities held-to-maturity	62,118,044	62,592,307	-	62,592,307	-
Loans, net	498,741,221	493,557,000	-	-	493,557,000
Bank owned life insurance	16,411,241	16,411,241	16,411,241	-	-
Federal Home Loan Bank Stock	3,596,800	3,596,800	-	-	3,596,800
CRA Investment	2,500,000	2,500,000	-	2,500,000	-
Accrued interest receivable	2,096,325	2,096,325	2,096,325	-	-
Financial Liabilities:
Deposits	642,798,749	624,897,000	-	624,897,000	-
Federal Home Loan Bank borrowings	44,000,000	44,000,000	44,000,000	-	-
Accrued interest payable	4,829	4,829	4,829	-	-

	2012
			Fair Value Measurements Using

	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$37,905,881	$37,905,881	$37,905,881	$-	$-
Certificates of deposit at other banks	2,490,000	2,493,000	-	2,493,000	-
Investment securities held-to-maturity	56,026,185	59,263,200	-	59,263,200	-
Loans, net	403,257,275	401,007,000	-	-	401,007,000
Bank owned life insurance	13,388,471	13,388,471	13,388,471	-	-
Federal Home Loan Bank Stock	3,036,900	3,036,900	-	-	3,036,900
CRA Investment	2,500,000	2,500,000	-	2,500,000	-
Accrued interest receivable	2,091,816	2,091,816	2,091,816	-	-
Financial Liabilities:
Deposits	612,100,573	602,404,000	-	602,404,000	-
Federal Home Loan Bank borrowings	24,000,000	24,000,000	24,000,000	-	-
Accrued interest payable	14,215	14,215	14,215	-	-

38

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 15 - Earnings Per Share

Basic EPS excludes dilution and is computed by dividing income or loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share also gives considerations to the stock warrants. Weighted average shares outstanding used in the computation of basic EPS for 2013, 2012 and 2011 was 3,794,818, 3,431,886 and 2,818,497 respectively. For diluted EPS, the weighted average shares outstanding used in the computation for 2013, 2012 and 2011 was 4,107,967, 3,622,251 and 2,951,985, respectively. The dilutive calculation excludes 12,950, 54,860 and 80,860 options outstanding for the years ended December 31, 2013, 2012 and 2011, respectively, for which the exercise price exceeded the average market price of the Bank’s common stock during those years.

The following tables illustrate the computations of basic and diluted earnings per share for the years ended December 31, 2013, 2012 and 2011:

Basic Earnings per Share:	2013	2012	2011
Net income	$5,002,811	$3,731,627	$3,152,122
Less: Dividends paid on preferred stock	(164,000)	(164,000)	(655,032)

Net income available to common shareholders	4,838,811	3,567,627	$2,497,090

Divided by: Weighted average common shares outstanding	3,794,818	3,431,886	2,818,497

Basic earnings per share available to common shareholders	$1.28	$1.04	$0.89

Diluted Earnings per Share:
Net income	$5,002,811	$3,731,627	$3,152,122
Less: Dividends paid on preferred stock	(164,000)	(164,000)	(655,032)

Net income available to common shareholders	4,838,811	3,567,627	$2,497,090

Weighted average common shares outstanding	3,794,818	3,431,886	2,818,497
Add: Dilutive effect of stock options and restricted stocks	313,149	190,365	133,488

Divided by: Weighted average shares outstanding, including potentially dilutive effect of stock options	4,107,967	3,622,251	2,951,985

Diluted earnings per share available to common shareholders	$1.18	$0.98	$0.85

Note 16 - Preferred Stock

On September 1, 2011, the Bank issued 16,400 shares of Series D non-voting non-cumulative perpetual preferred stock to the U.S. Treasury in conjunction with the Small Business Lending Fund (“SBLF”). Series D was issued for an aggregate price of $16,400,000. The SBLF was created by the U.S. Treasury to promote small business lending by providing capital to qualified commercial banks. These preferred shares qualify as Tier 1 capital. The Bank can redeem the stock at any time subject to approval by its banking regulators.

39

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 16 - Preferred Stock (continued)

Series D dividend payments are payable quarterly at a rate between 1% and 5% per annum at funding and for the initial nine quarters. The dividend rate will be determined for each quarter based upon the percentage increase in qualified small business lending. Qualified small business lending is defined as commercial and industrial loans, loans secured by owner-occupied nonfarm, nonresidential real estate loans, loans to finance agriculture production, and loans secured by farmland. A lending increase of 10% or more will qualify the Bank for the 1% dividend rate. Based upon the percentage increase in lending as of the eighth quarter after funding, the dividend rate for the tenth quarter and all future quarters ending within the first four and a half years after funding will be fixed at a rate between 1% and 7%. The dividend rate after the first four and a half years will be 9% for perpetuity. During 2013, 2012 and 2011, the Bank qualified for the 1% dividend rate. Dividends are payable quarterly in arrears on each of January 1, April 1, July 1, and October 1.

If the Bank does not declare a dividend on the preferred shares in respect to any dividend period, the Bank shall have no obligation to pay a dividend for such dividend period, whether or not dividends are declared for any subsequent period. However, dividends on common stock cannot be paid if dividends on preferred stock have not been paid for the most recently completed dividend period. Furthermore, if preferred stock dividends have not been paid for an aggregate of five quarters, whether or not consecutive, Treasury can appoint an observer to the Bank’s board of directors and after six missed payments Treasury can appoint two new members to the Bank’s board of directors.

During 2013, 2012 and 2011, the Bank declared and paid dividends on Series D in the cumulative amount of $164,000, $164,000 and $54,666, respectively.

On September 1, 2011, the Bank issued 16,400 shares of Series D non-voting non-cumulative perpetual preferred stock to the U.S. Treasury in conjunction with the Small Business Lending Fund (“SBLF”). Series D was issued for an aggregate price of $16,400,000. The SBLF was created by the U.S. Treasury to promote small business lending by providing capital to qualified commercial banks. These preferred shares qualify as Tier 1 capital. The Bank can redeem the stock at any time subject to approval by its banking regulators.

Simultaneously with the investment from the SBLF, the Bank redeemed all 10,620 shares of preferred stock (Series A, B, and C) that were previously issued to the U.S. Treasury under the Capital Purchase Program (“CPP”). Series A was redeemed for an aggregate price of $4,400,000, Series B was redeemed for an aggregate price of $220,000, and Series C was redeemed for an aggregate price of $6,000,000.

40

1ST ENTERPRISE BANK NOTES TO FINANCIAL STATEMENTS

Note 16 - Preferred Stock (continued)

The Bank was a participant in the U.S. Treasury Capital Purchase Program from January 1, 2010 to September 1, 2011. For Series A and C, dividend payments were payable quarterly at the rate of 5% per annum. For Series B, dividend payments were payable quarterly at the rate of 9% per annum. Dividends were payable quarterly in arrears on each of February 15, May 15, August 15, and November 15. Series B preferred shares were issued in lieu of warrants to purchase common stock. These warrants, which were amortizing over an expected life of five years, were fully amortized upon their redemption on September 1, 2011. As a participant in CPP, the Bank was subject to certain restrictions and requirements, such as restrictions on repurchases and payment of dividends, requirements relating to executive compensation, and corporate governance practices.

During 2011, the Bank declared and paid dividends for each applicable dividend period on Series A, B, and C in the cumulative amount of $428,841.

The Bank accelerated the amortization of the remaining difference between the par-amount and the initially recorded fair value of the Series B preferred shares in 2011. The cumulative amount of amortization was $171,525 for 2011.

Note 17 - Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. The Bank recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Bank’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are issued.

The Bank has evaluated subsequent events through March 11, 2014, which is the date the financial statements were available to be issued.

41

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CU BANCORP

AND

CALIFORNIA UNITED BANK

AND

1ST ENTERPRISE BANK

DATED AS OF JUNE 2, 2014

(CONTINUED)

ii

(CONTINUED)

iii

(CONTINUED)

iv

(CONTINUED)

Page

ARTICLE XIV INTERPRETATION		113

EXHIBITS
Exhibit A:	Agreement and Plan of Bank Merger
Exhibit B:	FENB Non-Solicitation and Confidentiality Agreement
Exhibit C:	FENB Voting Agreement
Exhibit D:	CUNB Voting Agreement

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2014 (the “Agreement Date”), by and among, CU Bancorp, Inc., a California corporation (“CUNB”), California United Bank, a California state-chartered commercial bank (“CUB”), and 1ST Enterprise Bank, a California state-chartered commercial bank (“FENB”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of CUNB, CUB and FENB: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), CUNB desires to acquire all of the issued and outstanding shares of FENB common stock, no par value (collectively, the “FENB Common Stock”), in exchange for shares of the common stock of CUNB, no par value (the “CUNB Common Stock”) through the merger of FENB with and into CUB (the “Merger”), with CUB surviving the Merger (the “Surviving Bank”) and continuing operations under its California banking charter and as a wholly-owned subsidiary of CUNB;

WHEREAS, the parties intend that the Merger will be treated as a “reorganization” (a “Reorganization”) within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code for federal income Tax purposes;

WHEREAS, as a condition to the willingness of CUNB and CUB to enter into this Agreement, each of the directors of FENB has entered into a Non-Solicitation and Confidentiality Agreement, substantially in the form of Exhibit “B” hereto, dated as of the Agreement Date, with CUNB and CUB (the “FENB Non-Solicitation Agreement”), pursuant to which, except as provided therein, each such director has agreed, among other things, not to solicit the employees or customers of FENB, CUNB, CUB and/or the Surviving Bank for a period of two (2) years after the Effective Time;

WHEREAS, as a condition to the willingness of CUNB and CUB to enter into this Agreement, each of the executive officers and directors of FENB has entered into a voting agreement, substantially in the form of Exhibit “C” hereto, dated as of the Agreement Date, with CUNB and CUB (the “FENB Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of FENB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such FENB Voting Agreements;

WHEREAS, as a condition to the willingness of FENB to enter into this Agreement, each of the executive officers and directors of CUB and CUNB has entered into a voting agreement, substantially in the form of Exhibit “D” hereto, dated as of the Agreement Date, with FENB (the “CUNB Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of CUNB Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such CUNB Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” means any inquiry, offer or proposal, whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CUNB, CUB or FENB or their respective Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CUNB, CUB or FENB or their respective Subsidiaries representing, in the aggregate, ten percent (10%) or more of the assets of CUNB or FENB on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of CUNB, CUB or FENB; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of CUNB, CUB or FENB or their respective Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

“Adverse Recommendation Change” means (A) a withdrawal, modification or qualification in any manner that is adverse to FENB or CUNB, as applicable, of the approval,

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recommendation or declaration of advisability by the board of directors of FENB, CUNB or CUB, as applicable, or any such committee thereof with responsibility for the negotiation or oversight to the extent permitted by law of the transactions contemplated by this Agreement, the Merger or any of the other transactions contemplated hereby; (B) the adoption, approval, recommendation, endorsement or declaration of advisability of the adoption of any Acquisition Proposal; (C) the resolution, agreement or proposal by the board of directors or any committee of the board of directors of FENB, CUNB or CUB with responsibility for the negotiation or oversight of the transactions contemplated by this Agreement to the extent permitted by law, to take any such actions described in clauses (A) or B); or (D) the submission of this this Agreement to shareholders without recommendation.

“Advisors” shall have the meaning set forth in Section 6.12.4.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“Agreement Date” shall have the meaning set forth in the Preamble to this Agreement.

“ALLL” means the Allowance for Loan and Lease Losses as calculated in accordance with GAAP.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the FDIC, the FRB and the DBO, which regulates CUNB, CUB or FENB, or any of their respective holding companies or Subsidiaries, as the case may be.

“Black” shall mean John Black.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2) but shall exclude ‘CDARS’® deposits which are reciprocal and ICS™ program Deposits.

“Business Day” means those days during which commercial banks in the State of California are open for business to the public, specifically at physical locations.

“Certificate” or “Certificates” shall mean stock certificates representing outstanding shares of FENB Common Stock and FENB Preferred Stock.

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“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Price” shall have the meaning set forth in Section 3.1.2.

“Closing Tax Opinion” means an opinion of Tax Counsel dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will qualify as a Reorganization.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 13.1(vii).

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“CUB” shall mean California United Bank, a California state-chartered bank, with its principal office located at 15821 Ventura Boulevard, Suite 100, Encino, California 91436.

“CUNB” shall mean CU Bancorp, a registered bank holding company organized under the laws of the State of California, with its principal office located at 15821 Ventura Boulevard, Suite 100, Encino, California 91436.

“CUNB Board” shall mean the Board of Directors of CUNB.

“CUNB Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“CUNB Compensation and Benefit Plans” shall have the meaning set forth in Section 5.13.1.

“CUNB Directors” shall have the meaning set forth in Section 2.4.1.

“CUNB Disclosure Schedule” shall mean a written disclosure schedule delivered by CUNB and CUB to FENB and subject to the introduction of Article V, referencing the appropriate section of this Agreement.

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“CUNB Dissenting Shares” shall have the meaning set forth in Section 3.7.1.

“CUNB ERISA Affiliate” shall have the meaning set forth in Section 5.13.3.

“CUNB ERISA Affiliate Plan” shall have the meaning set forth in Section 5.13.3.

“CUNB Preferred Stock” shall have the meaning set forth in Section 3.2.

“CUNB SEC Documents” shall have the meaning set forth in Section 5.6.1.

“CUNB Securities Document” shall have the meaning set forth in Section 5.17.

“CUNB Shareholders Meeting” shall have the meaning set forth in Section 8.2.3.

“CUNB Tax Certificate” shall mean a certificate, in form and substance as reasonably agreed to by CUNB and Tax Counsel, of a duly qualified officer of CUNB, containing customary representations to be provided to Tax Counsel in support of their Closing Tax Opinions.

“CUNB Tax Counsel” shall mean Buchalter Nemer, a Professional Corporation.

“CUNB Termination Fee” shall have the meaning set forth in Section 11.3.2.

“Customer” shall have the meaning set forth in Section 13.1(viii).

“Davidson” shall mean the firm of D. A. Davidson & Co.

“DBO” shall mean the California Department of Business Oversight.

“Deposit” shall mean a “Deposit” as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of FENB.

“Derivative Contracts” shall have the meaning set forth in Section 4.23.

“Disclosing Party” shall have the meaning set forth in Section 13.1(i).

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Law or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including,

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without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et. seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.3.1.

“Exchange Agreement” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.1.

“Excluded Shares” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“FENB” shall mean 1ST Enterprise Bank, a California state-chartered bank, with its principal office located at 818 West Seventh Street, Suite 200, Los Angeles, California 90017.

“FENB Board” shall mean the Board of Directors of FENB.

“FENB Certificates” shall have the meaning set forth in Section 3.1.4.

“FENB Closing Shareholders’ Equity” means the sum of (i) FENB’s Total Shareholders’ Equity, excluding the FENB Preferred Stock and Other Comprehensive Income, as determined in accordance with GAAP, plus (ii) all FENB Transaction Expenses paid or accrued all determined as the last day of the calendar month immediately prior to the Effective Time.

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“FENB Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“FENB Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FENB Continuing Options” shall have the meaning set forth in Section 3.4.2.

“FENB Directors” shall have the meaning set forth in Section 2.4.1.

“FENB Disclosure Schedule” shall mean a written disclosure schedule delivered by FENB to CUNB, referencing the appropriate section of this Agreement.

“FENB Dissenting Shares” shall have the meaning set forth in Section 3.5.1.

“FENB ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“FENB ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“FENB Founder Options” shall have the meaning set forth in Section 4.3.2.

“FENB Minimum Capital” shall mean $54,623,000.

“FENB Non-Solicitation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“FENB Preferred Recommendation” shall have the meaning set forth in Section 8.2.2.

“FENB Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FENB Recommendation” shall have the meaning set forth in Section 8.2.1.

“FENB Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“FENB Securities Document” shall have the meaning set forth in Section 4.17.

“FENB Shareholders Meeting” shall have the meaning set forth in Section 8.2.1.

“FENB Stock Options” shall have the meaning set forth in Section 4.3.2.

“FENB Tax Certificate” shall mean a certificate, in form and substance as agreed to by FENB and Tax Counsel, of a duly qualified officer of FENB, containing customary representations to be provided to Tax Counsel in support their Closing Tax Opinions.

“FENB Tax Counsel” means Katten Muchin Rosenman, LLP.

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“FENB Termination Fee” shall have the meaning set forth in Section 11.3.3.

“FENB Transaction Expenses” shall have the meaning set forth in Section 6.12.4.

“FENB Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“FHLB” shall mean the Federal Home Loan Bank of San Francisco.

“Financial Statements” shall mean (i) the audited (consolidated, as applicable) balance sheets (including related notes and schedules, if any) of a party and its Subsidiaries, as applicable, as of December 31, 2013, 2012 and 2011 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of a party and its Subsidiaries for each of the three years ended December 31, 2013, 2012 and 2011, and (ii) the unaudited (consolidated, as applicable) interim financial statements of a party and its Subsidiaries, as applicable, as of March 31, 2014 and as the end of each calendar quarter following March 31, 2014 and for the periods then ended.

“FIRPTA Certificate” shall have the meaning set forth in Section 9.2.11(iii).

“Former FENB Employees” shall have the meaning set forth in Section 12.1.2.

“Founder Option Grant Agreement” shall have the meaning set forth in Section 3.4.1.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holman” shall mean David C. Holman.

“Horton” shall mean K. Brian Horton.

“Immigration Laws” shall have the meaning set forth in Section 4.26.

“Intellectual Property” shall mean all intellectual property rights related to the assets or businesses of a Person, as they are now or may in the future exist or be conducted, including

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without limitation: (A) any and all rights, privileges and priorities arising under the laws or treaties of the United States, any state, territory or possession thereof, any other country or political subdivision or territory thereof, relating to intellectual property, including patents, copyrights, trade names, trademarks, service marks, mask works, trade secrets, inventions, databases, names and logos, trade dress, technology, know-how, and other proprietary information and licenses from third persons granting the right to use any of the foregoing, including all registrations and applications for any of the foregoing that have been issued by or filed with the appropriate authorities, any common-law rights arising from the use of the foregoing, all rights of renewal, continuations, divisions, extensions and the like regarding the foregoing and all claims, causes of action, or other rights arising out of or relating to any actual or threatened infringement by any Person relating to the foregoing; (B) all computer applications, programs and other software, including without limitation operating software, network software, firmware, middleware, and design software, all design tools, systems documentation and instructions, databases, and related items; and (C) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the executive officers and directors of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such executive officer and/or director and an interview of the employees of such Person by such executive officer and/or director who are directly supervised or managed by such executive officer and/or director.

“Law(s)” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

“Loan Property” shall have the meaning set forth in Section 4.15.1(viii).

“Material Adverse Effect” shall mean, with respect to CUNB or CUB, any effect after the Agreement Date that: (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of CUNB or CUB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to FENB, “Material Adverse Effect” shall mean any effect after the Agreement Date that: (i) is material and adverse to the financial condition, results of operations

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or business of such party taken as a whole, or (ii) does or would materially impair the ability of FENB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the failure to satisfy any of the closing conditions set forth in Section 9.2 or Section 9.3 shall be deemed a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact after the Agreement Date of: (a) changes in Laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (d) any charge or reserve taken by FENB at the request of CUNB pursuant to Section 6.12 of this Agreement; (e) actions and omissions of a party hereto taken with the prior written consent of the other non-affiliated party or pursuant to the terms of this Agreement; (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries; (g) any change in the value of the securities or loan portfolio, or any change in the value of the Deposits or borrowings, of CUNB, CUB or FENB, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally; and/or (h) any change in the market price of the outstanding capital stock of CUNB or FENB.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“McGraa” shall mean Jeff McGraa.

“Merger” shall mean the merger of FENB with and into CUB pursuant to the terms hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” means the aggregate of the Per Share Stock Consideration and the Preferred Stock Consideration to be received by the shareholders of FENB pursuant to this Agreement and as a result of the transactions contemplated herein.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of, among other things, registering shares of CUNB Common Stock to be offered to holders of FENB Common Stock in the Merger. The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized, among other things, to solicit Shareholder Approvals.

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“Merger Registration Statement Tax Opinion” means the opinion (and consent of counsel to the parties to its use), in form and substance as agreed to by CUNB, FENB and Tax Counsel, supporting the tax matters and consequences to the shareholders discussed in the Merger Registration Statement.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Nicholson” shall mean Allen Nicholson.

“NLRB” shall have the meaning set forth in Section 4.26.

“Option Grant Agreement” shall have the meaning set forth in Section 3.4.2.

“Outside Date” shall mean March 31, 2015.

“Participation Facility” shall have the meaning set forth in Section 4.15.1(viii).

“Party Expenses” shall have the meaning set forth in Section 11.3.3.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Stock Merger Consideration” shall have the meaning set forth in Section 3.2.

“Proxy Materials” shall have the meaning set forth in Section 6.11.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“Rainer” shall mean David I. Rainer.

“Receiving Party” shall have the meaning set forth in Section 13.1(i).

“Recipients” shall have the meaning set forth in Section 13.1(iii).

“Record Holder” shall have the meaning set forth in Section 3.3.1.

“Regulatory Filings” shall have the meaning set forth in Section 4.6.6.

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“Regulatory Approvals” means the approval, non-disapproval and/or non-objection of any Bank Regulator or other Governmental Entity that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement, and the approval of the U.S. Treasury if required as a result of the U.S. Treasury’s investment in the FENB Preferred Stock.

“Reorganization” shall have the meaning set forth in the Recitals to this Agreement.

“Replacement Options” shall have the meaning set forth in Section 3.4.2.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by CUNB with the FRB or FENB with the DBO or FDIC.

“Representatives” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other Advisor, agent or representative of a Person.

“Required Disclosure” shall have the meaning set forth in Section 13.1(iv).

“RESPA” means the Real Estate Settlement Procedures Act of 1974.

“Retention Incentives” shall have the meaning set forth in Section 6.12.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sandler” shall mean Sandler O’Neill & Partners, L.P.

“SBLF” shall have the meaning set forth in Section 9.2.7(iii).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Approvals” shall mean the approval of the shareholders of FENB Common Stock at the FENB Shareholders Meeting (or as otherwise obtained in accordance with

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applicable Law), the approval of the shareholder(s) holding 100% of the FENB Preferred Stock, whether at a meeting of the shareholder(s) of the FENB Preferred Stock or by the written consent of the shareholder(s) of the FENB Preferred Stock (or as otherwise obtained in accordance with applicable Law), the approval of the shareholders of CUNB at the CUNB Shareholders Meeting (or as otherwise obtained in accordance with applicable Law) and the approval of CUNB, as the sole shareholder of CUB, whether at a meeting of the sole shareholder of CUB or by the written consent of CUNB (or as otherwise obtained in accordance with applicable Law) as required to approve the transactions contemplated herein, including the Merger.

“Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Subsidiary” means an Affiliate of a specified Person controlled by such Person directly, or indirectly through one or more intermediaries. “Subsidiaries” means more than one of any such Persons.

“Superior Proposal” means any unsolicited, bona fide binding written Acquisition Proposal that is not obtained in breach of this Agreement and that the Board of Directors of FENB determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account the identity of the Person making the proposal, all legal, financial, regulatory and other aspects of the Acquisition Proposal and this Agreement (including any proposal to adjust the terms and conditions of this Agreement) including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the form of consideration offered and the ability of the party making such proposal to obtain financing and whether such financing is then fully committed for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal (A) is more favorable from a financial point of view to its shareholders than the Merger, (B) is reasonably likely to receive all necessary Regulatory Approvals for the consummation of the transactions contemplated by the Superior Proposal; (D) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing; and (D) is reasonably likely of being completed on the terms proposed on a timely basis.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Tail Coverage” shall have the meaning set forth in Section 7.13.1.

“Tail Policy” shall have the meaning set forth in Section 7.13.1.

“Takeover Law” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws or regulations.

“Tax” and, with correlative meaning, “Taxes” shall mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital, stock,

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franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement, including an agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Agreement” shall mean any tax sharing, tax indemnity or tax allocation agreement or any other agreement principally related to Taxes.

“Tax Certificate” shall mean the CUNB Tax Certificate or FENB Tax Certificate.

“Tax Counsel” shall mean CUNB Tax Counsel and/or FENB Tax Counsel.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Opinion” shall mean the Closing Tax Opinion or Merger Registration Statement Tax Opinion.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“U.S. Treasury” shall mean the United States Department of Treasury.

“Voting Debt” shall mean bonds, debentures, notes or other evidence of indebtedness in which the holder thereof has the right to vote on any matter on which holders of any capital stock of the borrower may also vote.

“WARN” shall have the meaning set forth in Section 4.26.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

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ARTICLE II

THE MERGER

2.1	Merger

Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (i) FENB will merge with and into CUB, pursuant to CFC Section 4881, with CUB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of CUNB; and (ii) the separate existence of FENB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FENB shall be vested in and assumed by the Surviving Bank. As part of the Merger each share of FENB Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and FENB Dissenting Shares, will be converted into the right to receive the Per Share Stock Consideration and each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of CUNB Preferred Stock, all in accordance with the terms of Article III hereof.

2.2	Effective Time

The Closing for the Merger shall occur on last day of the month that is a Business Day following the latest to occur of: (i) the receipt of all Regulatory Approvals other necessary approvals in accordance with Section 9.1.3 hereof; (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the DBO on the day of the Closing (the “Closing Date”), in accordance with CFC Section 4887. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the DBO, after certification by the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with applicable Law.

2.3	Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of CUB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable Law.

2.4	Directors and Officers of CUNB and Surviving Bank

2.4.1 The directors of CUNB immediately following the Effective Time (the “CUNB Directors”) shall be comprised of twelve (12) directors of which: (i) eight (8) of the CUNB Directors shall be chosen from the CUNB Board immediately prior to the Effective Time to remain as CUNB Directors after the Effective Time, as determined by the CUNB Board in its discretion; and (ii) the remaining four (4) CUNB Directors shall be Holman, Horton and two other directors chosen from FENB’s Board immediately prior to the Effective Time (other than

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Holman and Horton) mutually agreeable to both CUNB and FENB and who qualify as “independent” directors under Nasdaq rules (collectively, Holman, Horton and the two (2) other FENB directors so selected shall be referred to as the “FENB Directors”); provided, however, in the event Holman and/or Horton is unwilling or unable to so serve as a CUNB Director after the Effective Time, a replacement director(s) to serve on the CUNB Board shall be chosen from among the individuals serving as directors on the FENB Board immediately prior to the Effective Time, as mutually agreed to by CUNB and FENB. In each case, such CUNB Directors shall serve until their respective successors are duly elected or appointed and have qualified. At or prior to the Effective Time, three (3) directors of CUNB shall resign from the Board of Directors of CUNB so that immediately following the Effective Time, the Board of Directors of CUNB shall be fixed at twelve (12) and there shall be twelve (12) directors, including the FENB Directors.

2.4.2 The directors of the Surviving Bank immediately following the Effective Time shall be comprised of thirteen (13) directors who shall be the CUNB Directors as determined in accordance with Section 2.4.1 above and Anne Williams, in each case until their respective successors are duly elected or appointed and have qualified. Immediately prior to the Effective Time, both CUNB and CUB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend the bylaws of CUB to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors at thirteen (13) in order to accommodate the appointment of the individuals to the Board of Directors of the Surviving Bank as set forth in this Section 2.4.2. At or prior to the Effective Time, two (2) directors of CUB shall resign from the Board of Directors of CUB so that immediately following the Effective Time, the Board of Directors of the Surviving Bank shall be fixed at thirteen (13) and there shall be thirteen (13) directors, including the FENB Directors and Anne Williams.

2.4.3 The executive officers of CUNB and CUB immediately prior to the Effective Time will remain the executive officers of CUNB and Surviving Bank, respectively, immediately after the Effective Time; provided, however, that immediately after the Effective Time, Rainer will serve as the Chief Executive Officer of CUNB and the Surviving Bank and Horton will serve as the President of CUNB and the Surviving Bank, and any continuing employee of FENB holding the title of senior vice president or higher shall be given such titles and responsibilities as may be agreed upon by CUNB and FENB prior to the Effective Time.

2.5	Effects of the Merger

At and after the Effective Time, the effect of the Merger shall be as provided in CGCL Section 1107 and CFC Sections 4880 et seq., including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of FENB shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of FENB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and the charter of FENB as a commercial bank shall automatically terminate.

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2.6	Headquarters and Executive Offices of Surviving Bank

From and after the Effective Time, (i) the location of the headquarters of the Surviving Bank shall be downtown Los Angeles, (ii) CUNB shall maintain executive offices in market areas where appropriate, and iii) the name of the Surviving Bank shall be California United Bank.

2.7	United States Federal Income Tax Consequences

It is intended that the Merger shall constitute a Reorganization and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. Until the Closing, each party hereto shall use its best efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a Reorganization. Following the Closing, none of CUNB, CUB, or any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a Reorganization.

2.8	Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, CUNB and CUB shall be entitled, upon the consent of FENB, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein, including, without limitation, the merger of FENB into a newly formed wholly-owned subsidiary of CUNB with FENB surviving as a separate wholly-owned subsidiary of CUNB; provided that (i) the consideration to be paid to the holders of FENB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (ii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9	Additional Actions

If, at any time after the Effective Time, CUNB or the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of FENB or (ii) otherwise carry out the purposes of this Agreement, FENB and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in CUNB and/or the Surviving Bank its right, title or interest in, to or under any of the

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rights, properties or assets of FENB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of CUNB and the Surviving Bank are authorized in the name of FENB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of FENB Common Stock into the Stock Consideration, the Per Share Stock Consideration; Cash in Lieu of Fractional Shares

3.1.1 At the Effective Time, each share of FENB Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and FENB Dissenting Shares) shall be converted into the right to receive 1.3450 shares of CUNB Common Stock (the “Per Share Stock Consideration”). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.” The term “Stock Consideration” means that aggregate consideration in the form of shares of CUNB Common Stock.

3.1.2 No fractional shares of CUNB Common Stock will be issued, and in lieu thereof, each holder of FENB Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price. For purposes of this Agreement, the term “Closing Price” means the volume weighted average of the trading price of CUNB Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the Effective Time.

3.1.3 At the Effective Time, all shares of FENB Common Stock and FENB Preferred Stock issued and outstanding immediately prior to the Effective Time that are owned directly by CUNB or FENB or held in FENB’s treasury other than: (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; and (ii) shares held, directly or indirectly, by CUNB or FENB in respect of a debt previously contracted) (collectively, the “Excluded Shares”) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

3.1.4 On and after the Effective Time, holders of Certificates which immediately prior to the Effective Time represented outstanding shares of FENB Common Stock (the “FENB Certificates”) shall cease to have any rights as shareholders of FENB, except the right to receive the Per Share Stock Consideration set forth in this Section 3.1 for each such share of FENB Common Stock held by them, provided, however, that FENB Dissenting Shares shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in this Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL as set forth in Section 3.5 hereof.

3.1.5 Notwithstanding any provision herein to the contrary, if, during the period from the Agreement Date to the Effective Time, the shares of CUNB Common Stock shall be

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changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the FENB shareholders with the equivalent value of the Per Share Stock Consideration set forth in this Section 3.1.

3.2	Conversion to FENB Preferred Stock into CUNB Preferred Stock.

At the Effective Time, each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive one share of preferred stock of CUNB (the “CUNB Preferred Stock”), which shall be designated as Series A Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $1,000.00 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions thereof, of the FENB Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Preferred Stock Merger Consideration”).

3.3	Exchange of Shares

3.3.1 CUNB and FENB hereby agree to appoint an Exchange Agent designated by CUNB as the exchange agent (the “Exchange Agent”) pursuant to the terms of an agreement to be entered into by and among CUNB and the Exchange Agent (the “Exchange Agreement”) for purposes of effecting the conversion of FENB Common Stock into CUNB Common Stock and the conversion of FENB Preferred Stock into CUNB Preferred Stock. As soon as reasonably practicable after the later of the receipt of information from FENB’s transfer agent or the Effective Time, CUNB shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) of a certificate representing FENB Common Stock and/or FENB Preferred Stock a letter of transmittal in such form as is mutually agreed upon by CUNB and FENB (which shall specify that delivery shall be effected, and risk of loss and title to the FENB Certificates shall pass, only upon delivery of the FENB Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the FENB Certificates in exchange for the CUNB Common Stock (and cash in lieu of fractional shares) as provided in Section 3.1 hereof or the CUNB Preferred Stock as provided in Section 3.2 hereof.

(i) Upon surrender of FENB Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such FENB Certificates: (A) with respect to FENB Common Stock represented by such FENB Certificates, (i) the Per Share Stock Consideration rounded down to the closest whole number; and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 3.1 hereof; and (B) with respect to FENB Preferred Stock represented by such FENB Certificates, the CUNB Preferred Stock which the Record Holder has the right to receive pursuant to Section 3.2 hereof. FENB Certificates so surrendered shall be canceled. Promptly following receipt of the properly completed letter of

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transmittal and any necessary accompanying documentation, CUNB shall cause the Exchange Agent to distribute the Per Share Stock Consideration and cash as provided herein in consideration for the cancellation of the FENB Common Stock as provided in Section 3.1 hereof and to distribute the CUNB Preferred Stock in exchange for the cancellation of the FENB Preferred Stock as provided in Section 3.2 hereof.

(ii) The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the FENB Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by CUNB. Notwithstanding the time of surrender of the FENB Certificates, Record Holders shall be deemed shareholders of CUNB for all purposes from the Effective Time.

(iii) Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 3.3, the Record Holder thereof shall be entitled to receive, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CUNB Common Stock or CUNB Preferred Stock represented by such Certificate and not paid; and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of CUNB Common Stock or CUNB Preferred Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CUNB Common Stock or CUNB Preferred Stock issuable with respect to such Certificate; provided, however, that notwithstanding the immediately foregoing, CUNB shall be entitled to withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for CUNB Common Stock and/or CUNB Preferred Stock, as applicable. Such Record Holder shall receive such withheld dividends, without interest, upon affecting the share exchange.

3.3.2 After the Effective Time, there shall be no transfers on the stock transfer books of FENB of the shares of FENB Common Stock and FENB Preferred Stock which were outstanding immediately prior to the Effective Time and, if any FENB Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 3.1 or Section 3.2, as applicable.

3.3.3 If payment of the consideration pursuant to Section 3.1 hereof is to be made in a name other than that in which the FENB Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the FENB Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the FENB Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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3.3.4 CUNB and the Exchange Agent shall be entitled to rely upon FENB’s stock transfer books to establish the identity of those persons entitled to receive the Per Share Stock Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any FENB Certificate, CUNB and the Exchange Agent shall be entitled to Deposit any Per Share Stock Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3.5 In the event of a transfer of ownership of a Certificate that is not registered in the stock transfer records of FENB, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such FENB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Record Holder of the Certificate or establish to the satisfaction of CUNB that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, CUNB) shall be entitled to deduct and withhold any amounts otherwise payable pursuant to this Agreement to any Record Holder of FENB Common Stock or otherwise payable in respect of any shares of CUNB Common Stock exchanged therefor, including any dividends or other distributions thereon (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or CUNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CUNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Record Holder of shares of FENB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CUNB, as the case may be.

3.3.6 Any shares of CUNB Common Stock or any other amounts provided by CUNB to the Exchange Agent for purposes of effecting the exchange of FENB Common Stock for the Merger Consideration pursuant to this Article III that remain unclaimed by the shareholders of FENB as of the first anniversary of the Effective Time shall be returned to CUNB. Any former shareholders of FENB who have not theretofore complied with this Section 3.3 shall thereafter look only to CUNB with respect to the Merger Consideration and any unpaid dividends and distributions on the CUNB Common Stock deliverable in respect of each share of FENB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CUNB, FENB, the Exchange Agent or any other person shall be liable to any former holder of shares of FENB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

3.3.7 Subject to the terms of the Exchange Agent Agreement, CUNB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing: (i) the validity of any Letter of

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Transmittal and compliance by any FENB shareholder with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the CUNB Common Stock portion of the Merger Consideration into which shares of FENB Common Stock are converted in the Merger, if any, and (iii) the method of payment of the Per Share Cash Consideration portion of the Merger Consideration and cash in lieu of fractional shares of CUNB Common Stock.

3.3.8 In the case of outstanding shares of FENB Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 3.3 as are necessary or appropriate to implement the same purpose and effect that this Section 3.3 will have with respect to shares of FENB Common Stock that are represented by Certificates.

3.4	Treatment of FENB Options

3.4.1 All FENB Founder Options to purchase FENB Common Stock are issued and outstanding pursuant to the FENB Compensation and Benefit Plans and described in the FENB Disclosure Schedule 4.3.2 and the forms of agreements pursuant to which such FENB Founder Options were granted (each, a “Founder Option Grant Agreement”) have previously been made available to CUNB. True and complete copies of all outstanding Founder Option Grant Agreements for FENB Founder Options issued under FENB Compensation and Benefit Plans have been made available to CUNB. All FENB Founder Options shall be exercisable in accordance with the terms of the applicable FENB Compensation and Benefit Plan and shall terminate at the Effective Time. Each FENB Founder Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and, the holder thereof shall not be entitled to any consideration for such cancellation.

3.4.2 All FENB Stock Options that are not FENB Founder Options are described in FENB Disclosure Schedule 4.3.2 (the “FENB Continuing Options”), such FENB Continuing Options are issued and outstanding pursuant to the FENB Compensation and Benefit Plans described in the FENB Disclosure Schedule 4.3.2 and the forms of agreements pursuant to which such FENB Continuing Options were granted (each, an “Option Grant Agreement”) have previously been made available to CUNB. As of the Agreement Date all FENB Continuing Options will be vested. True and complete copies of all outstanding Option Grant Agreements for FENB Continuing Options issued under FENB Compensation and Benefit Plans have been delivered to CUNB. As of the Effective Time, all FENB Continuing Options subject to Option Grant Agreements issued and outstanding immediately prior to the Effective Time as specified on FENB Disclosure Schedule 4.3.2 shall, notwithstanding anything to the contrary in any FENB Compensation and Benefit Plan or in any individual award agreement, by reason of the Merger and without any action on the part of the holders thereof, be converted into options to purchase CUNB Common Stock granted by CUNB under the CUNB Compensation and Benefit Plans with terms and conditions that are substantially the same to the FENB Continuing Option, including, without limitation, the same vesting schedule as provided in the respective Option Grant Agreement (the “Replacement Options”); provided however, that such Replacement Options shall: (i) be for that number of shares of CUNB Common Stock equal to the product of

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(A) the number of shares of FENB Common Stock subject to such FENB Continuing Option; and (B) the Exchange Ratio rounded down to the closest whole number of shares; (ii) be exercisable at an exercise price per share equal to: (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio rounded up to the next whole cent; and (iii) to the extent such FENB Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the applicable CUNB Compensation and Benefit Plan. Prior to the Effective Time, CUNB shall take all steps necessary to reserve a sufficient number of shares of CUNB common stock to be available for the Replacement Options. As soon as practical after the Effective Time, CUNB shall issue option agreements for all FENB Continuing Options under the CUNB Compensation and Benefit Plan. Notwithstanding the above, the issuance of the Replacement Options is intended to be completed in a manner that complies with the applicable Option Grant Agreement for each FENB Continuing Options and maintains the exemption available under Section 409A of the Code and, accordingly, the calculations described in this Section 3.4.2 may be changed, as determined by CUNB, to the minimum extent necessary to comply with Section 409A of the Code.

3.4.3 Subject to Sections 3.4.1 and 3.4.2, FENB Founder Options and FENB Continuing Options shall terminate at the Effective Time.

3.5	FENB Dissenting Shares

3.5.1 Any shares of FENB Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“FENB Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL. Any shares of CUNB Common Stock comprising the Stock Consideration that would have been issued to the holders of Dissenting Shares but for the operation of this Section 3.5, will not be issued in the Merger and will remain authorized and unissued shares of CUNB Common Stock.

3.5.2 Notwithstanding the provisions of Section 3.5.1, if any holder of FENB Common Stock that demands, in accordance with Section 1301 of the CGCL, that FENB purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Stock Consideration set forth in Section 3.1 (without interest), upon surrender of the FENB Certificate representing such shares in accordance with Section 3.3.2.

3.5.3 FENB shall give CUNB and CUB: (i) prompt notice of its receipt of any written demands for purchase of any shares of FENB Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and

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(ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. FENB shall not, except with the prior written consent of CUNB and CUB or as may be required under applicable Law, voluntarily make any payment with respect to any demands for purchase of FENB Common Stock, or offer to settle or settle any such demands.

3.6	CUNB Shares

The shares of CUNB Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of CUNB Common Stock to be issued as provided in Section 3.1 hereof, shall become the outstanding common stock of CUNB.

3.7	CUNB Dissenting Shares.

3.7.1 Any shares of CUNB Common Stock held by a holder prior to the Effective Time and that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“CUNB Dissenting Shares”) shall only be entitled to such rights as are granted under the CGCL.

3.7.2 Notwithstanding the provisions of Section 3.7.1, if any holder of CUNB Common Stock that demands, in accordance with Section 1301 of the CGCL, that CUNB purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall remain issued and outstanding shares of CUNB Common Stock.

3.8	Tax Withholding

Each of CUNB and the Exchange Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement, including the consideration payable under this Agreement, to any holder of the FENB stock such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FENB

4.1	General

FENB represents and warrants to CUNB and CUB that the statements contained in this Article IV are true, correct and complete as of the Agreement Date, except as set forth in the FENB Disclosure Schedules delivered by FENB to CUNB and CUB on or prior to the Agreement Date, and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the FENB Disclosure Schedules as amended pursuant to Section 6.6, which FENB Disclosure Schedules and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date. FENB has made a good faith effort to ensure that the disclosure on each schedule of the FENB Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the FENB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2	Organization

4.2.1 FENB is a California state-chartered bank duly organized, validly existing and in good standing (to the extent required) under the Laws of the State of California. FENB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Deposit accounts of FENB are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. FENB is a member of the FHLB and owns the requisite amount of stock therein. There are no Subsidiaries of FENB.

4.2.2 The minute books of FENB accurately record, in all material respects, all material corporate actions of FENB’s shareholders and board of directors (including committees).

4.2.3 Prior to the Agreement Date, FENB has made available to CUNB true and correct copies of the Articles of Incorporation and bylaws of FENB.

4.3	Capitalization

4.3.1 The only authorized capital stock of FENB consists of 10,000,000 shares of common stock, no par value per share, of which, as of the Agreement Date, 3,837,739 shares (including restricted shares) are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Serial Preferred Stock, no par value per share, of which, as of the Agreement Date, there are 16,400 shares of FENB’s Series D Non-Cumulative Perpetual Preferred Stock, (the “FENB Preferred Stock”) issued and outstanding. Except as set forth on FENB Disclosure Schedule 4.3.1, FENB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FENB Common Stock, FENB Preferred Stock or any other

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security of FENB or any securities representing the right to vote, purchase, or receive any shares of FENB Common Stock or FENB Preferred Stock or any other security of FENB or otherwise obligating FENB to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register any such securities of FENB under the Securities Act and the rules and regulations of the SEC thereunder other than shares issuable under the FENB Compensation and Benefit Plans. FENB Disclosure Schedule 4.3.1 sets forth a true and accurate description of awards of restricted stock of FENB awarded pursuant to all FENB Compensation and Benefit Plans, the recipient of such awards of restricted stock, the vesting dates thereof and/or the performance criteria relating thereto.

4.3.2 FENB Disclosure Schedule 4.3.2 sets forth a true and accurate description of: (i) all options to purchase FENB Common stock (the “FENB Stock Options”) that are held by the founders of FENB (the “FENB Founder Options”), the name of each holder of FENB Founder Options, the number of shares each such individual may acquire pursuant to the exercise of such FENB Founder Options, the grant and vesting dates, and the exercise price relating to the FENB Founder Options held; (ii) the name of each holder of FENB Continuing Options, the number of shares each such individual may acquire pursuant to the exercise of such FENB Continuing Options, the grant and vesting dates, and the exercise price relating to the FENB Continuing Options held; and (iii) all options or other Rights to purchase FENB Preferred Stock, the name of each holder of such options and/or rights, the number of shares of FENB Preferred Stock each such individual may acquire pursuant to the exercise of such options and/or Rights, the grant and vesting dates, and the exercise price relating to the options and/or Rights held. FENB has 675,610 shares of FENB Common Stock reserved for issuance upon the exercise of outstanding FENB Stock Options.

4.3.3 FENB has no Voting Debt issued or outstanding.

4.3.4 Except for: (i) equity interests held in the investment portfolios of FENB; (ii) equity interests held by FENB in a fiduciary capacity; and (iii) equity interests held in connection with the lending activities of FENB, including stock in the FHLB, FENB does not possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

4.3.5 To the Knowledge of FENB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FENB Common Stock, except as listed on FENB Disclosure Schedule 4.3.5.

4.3.6 Except for the FENB Voting Agreements there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the FENB Common Stock, FENB Preferred Stock, or other equity interests of FENB.

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4.4	Authority; No Violation

4.4.1 FENB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FENB and the completion of the transactions contemplated hereby, including the Merger, have been duly, validly, and unanimously approved by the FENB Board and no other corporate proceedings on the part of FENB, except for Shareholder Approvals and other actions contemplated by this Agreement such as the termination of certain FENB Compensation and Benefit Plans, is necessary to complete the transactions contemplated hereby, including the Merger.

4.4.2 The FENB Board has adopted resolutions recommending that shareholders of FENB approve and ratify this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of FENB has been taken, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals. The resolutions of the FENB Board recommending that shareholders of FENB approve and ratify this Agreement has not been rescinded, modified or revoked and are, as of the Agreement Date and shall be at the Effective Time, in full force and effect, unless modified or withdrawn as provided in Section 6.10.2.

4.4.3 This Agreement has been duly and validly executed and delivered by FENB, and, subject to Shareholder Approvals and Regulatory Approvals and the due and valid execution and delivery of this Agreement by CUNB and CUB, constitutes the valid and binding obligation of FENB, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.4 Except as listed on FENB Disclosure Schedule 4.4.4, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (i) the execution and delivery of this Agreement by FENB, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by FENB with all of the terms and provisions hereof will not: (A) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of FENB; (B) to the Knowledge of FENB, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FENB or any of its properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FENB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FENB is a party, or by which they or any of FENB’s properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii)(B) or (iii)(C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FENB taken as a whole.

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4.5	Consents

Except as listed on FENB Disclosure Schedule 4.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, including the consents of landlords to the assignment and transfer of any leases to which FENB is subject, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; and (vi) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FENB, and (y) the completion of the Merger and the transactions contemplated thereby. FENB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements

4.6.1 FENB has previously made available to CUNB and CUB the Financial Statements of FENB. The Financial Statements of FENB have been prepared in accordance with GAAP (including the related notes where applicable) or regulatory accounting procedures of any Bank Regulator having supervisory authority over FENB, as applicable, and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations, cash flows and changes in shareholders’ equity of FENB as of and for the respective periods then ended, except as indicated in the notes thereto (and with regard to interim financial statements, subject to recurring year-end adjustments normal in nature and amount). The balance sheet of FENB as of December 31, 2013, and the related statements of operations, cash flow and changes in shareholders’ equity of FENB for the three (3) years then ended, audited by Moss Adams, LLP, and the unaudited balance sheet of FENB as of March 31, 2014, and the related unaudited statement of income, and changes in shareholders’ equity of FENB for the period then ended, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under

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which they were made, not misleading. The FENB Financial Statements have been prepared from, and are in accordance with, the books and records of FENB which books and records have been and are being, to the Knowledge of FENB, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.6.2 At the date of each balance sheet included in the Financial Statements of FENB, FENB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of FENB or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Except as listed on FENB Disclosure Schedule 4.6.3, the records, systems, controls, data and information of FENB are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FENB or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.3. FENB: (i) has implemented and maintains a system of internal controls over financial reporting that is sufficient to comply with all legal and accounting requirements applicable to the business of FENB (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to FENB, is made known to the chief executive officer, the chief financial officer and the FENB Board by others within those entities; and (iii) has disclosed, based on its most recent evaluation prior to the Agreement Date, to FENB’s outside auditors and to the audit committee of FENB’s Board any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect FENB’s ability to record, process, summarize and report financial information. As of December 31, 2013, Management of FENB assessed the effectiveness of FENB’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Reports of Condition and Income (Call Report), based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based upon its assessment, FENB Management has concluded that, as of December 31, 2013, FENB’s internal control over financial reporting, including controls over the preparation of regulatory financial statements in accordance with the instructions for the Consolidated Reports of Condition and Income (Call Report), is effective based on the criteria established in Internal Control—Integrated Framework. To the Knowledge of FENB, there is no fact or circumstance that would indicate that FENB will not be able to comply with the audit, recordkeeping and review of internal controls requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended and/or the rules and regulations adopted pursuant thereto

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for the year ending December 31, 2014. Neither FENB, the FENB Board nor FENB’s outside auditors have identified any significant deficiencies or material weaknesses in the design or operation of FENB’s internal control over financial reporting or any fraud, whether or not material, that involves management or other employees who have a significant role in FENB’s internal control over financial reporting.

4.6.3 Since January 1, 2010: (i) to the Knowledge of FENB, no director, officer, employee, auditor, accountant or representative of FENB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FENB or FENB’s internal accounting controls, including any material complaint, allegation, assertion or claim that FENB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing FENB, whether or not employed by FENB, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by FENB or any of FENB’s officers, directors, employees or agents to the FENB Board or any committee thereof or to any director or officer of FENB.

4.6.4 The books and records kept by FENB are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

4.6.5 Since January 1, 2010, FENB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Entity (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the Laws of the State of California and/or the United States and/or the rules and regulations of DBO, the FDIC, the FRB, the FHLB and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the Laws, rules and regulations of the applicable Governmental Entity with which they were filed. To the extent legally permissible, FENB has previously made available to CUNB and CUB the FENB Regulatory Filings.

4.6.6 FENB is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of FENB in FENB’s Financial Statements.

4.6.7 Since January 1, 2010, FENB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on FENB.

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4.7	Taxes

4.7.1 FENB has duly filed all foreign federal, state, local and other Tax Returns required to be filed by FENB on or prior to the Agreement Date, taking into account any extensions (all such returns, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all Taxes which have been incurred by or are due, or claimed to be, due from FENB by any Governmental Entity or pursuant to any Tax Agreement on or prior to the Agreement Date other than Taxes or other charges which (i) are not delinquent, or (ii) are being contested in good faith and have been appropriately accrued on FENB’s Financial Statements. As of the Agreement Date, FENB has received no written notice of, and to the Knowledge of FENB there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of FENB, and no written claim has been made by any Governmental Entity in a jurisdiction where FENB does not file Tax Returns that FENB is subject to Taxation in that jurisdiction. FENB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. FENB has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FENB, to the Knowledge of FENB, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in FENB’s Financial Statements, and are properly reflected in such Financial Statements.

4.7.3 All estimated Taxes of FENB have been or shall be timely paid in full.

4.7.4 FENB shall not be required, as a result of (i) a change in accounting method for a Tax period beginning before the Closing Date, to include any income under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

4.7.5 There are no liens on any of FENB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax except for liens for Taxes not yet due and payable.

4.7.6 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to FENB, and no such agreement or ruling has been applied for and is currently pending.

4.7.7 In connection with the Merger, FENB (i) has not nor shall it be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (ii) has not made nor shall it make or be required to make any payment to any Person subject to additional taxes under Section 409A of the Code. No FENB Compensation and

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Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. FENB has made available to CUNB copies of Section 280G calculations (whether or not final) with respect to any disqualified individuals in connection with the transactions contemplated hereby.

4.7.8 FENB has not constituted either a “distributing corporation” or a “controlled corporation “ (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

4.7.9 To the Knowledge of FENB, FENB is not currently receiving any material tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUNB following the Merger.

4.7.10 FENB has made available to CUNB correct and complete copies of (i) all income and franchise Tax Returns of FENB for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of FENB.

4.7.11 FENB has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.7.12 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

4.7.13 FENB is not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

4.7.14 Since January 1, 2010, FENB has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of FENB.

4.7.15 FENB has not granted in writing any power of attorney which will remain in force after the Closing Date with respect to any Taxes or Tax Returns.

4.7.16 FENB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

4.7.17 FENB has complied with all applicable information reporting requirements.

4.8	No Material Adverse Effect

Except as set forth on FENB Disclosure Schedule 4.8, since January 1, 2014, FENB has: (i) in all material respects carried on its business in the ordinary course consistent with past practice; (ii) not taken any of the actions that FENB has agreed not to take from the date hereof through the Effective Time as set forth herein; and (iii) not suffered any Material Adverse Effect and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have, or with the passage of time will constitute, a Material Adverse Effect on FENB, taken as a whole.

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4.9	Material Contracts; Leases; Defaults

4.9.1 Except for the FENB Compensation and Benefit Plans and as set forth in FENB Disclosure Schedule 4.9.1, FENB is not a party to nor is FENB subject to:

(i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of FENB;

(ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of FENB;

(iii) any collective bargaining agreement with any labor union relating to employees of FENB;

(iv) any plan, material arrangement or contract with any past or present officer, director or employee of FENB which requires that FENB indemnify such Person for any reason;

(v) any agreement which by its terms limits the payment of dividends by FENB;

(vi) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FENB is an obligor to any person, which instrument evidences or relates to indebtedness other than Deposits, repurchase agreements, the Federal Reserve Bank advances, Federal Home Loan Bank overnight advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to CUNB or the Surviving Bank;

(vii) except for items listed on FENB Disclosure Schedule 4.16.2 and loans and other extensions of credit made by FENB in the ordinary course of its business, any other agreement, written or oral, that obligates FENB for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment;

(viii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by FENB (it being understood that any non-compete or similar provision shall be deemed material);

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(ix) any contract or agreement limiting the freedom of FENB to engage in any line of business or to compete with any other Person or prohibiting FENB from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(x) any contract or agreement with any Affiliate of FENB;

(xi) any agreement of guarantee, support or indemnification by FENB, assumption or endorsement by FENB of, or any similar commitment by FENB with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(xii) any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to FENB;

(xiii) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by FENB of more than $25,000;

(xiv) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of FENB, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of FENB;

(xv) any contract or agreement that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by FENB or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of FENB to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xvi) any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2013, as applicable, was in excess of $50,000;

(xvii) any contract not listed above that is material to the financial condition, results of operations or business of FENB.

4.9.2 Except for employment agreements with Black and Nicholson, FENB has no existing agreement with any employee or director which either: (i) impacts at will employment relationships; (ii) provides for payments to an employee or director upon termination with or without cause; or (iii) provides for payments to an employee or director in any manner which are

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triggered by, or one element of the requirement is, a change in control of FENB, including but not limited to the actions contemplated herein. There are no other employment agreements other than those for Black and Nicholson set forth in FENB Disclosure Schedule 4.9.1.

4.9.3 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in FENB Disclosure Schedule 4.9.3 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to the Knowledge of FENB, FENB is not in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.4 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 through 4.9.3 are listed on FENB Disclosure Schedule 4.9.1 or on FENB Disclosure Schedule 4.9.3 and are in full force and effect on the Agreement Date and FENB (and, to the Knowledge of FENB, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.

(i) Except as listed on FENB Disclosure Schedule 4.9.4, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement (other than the Surviving Bank) or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(ii) Except as set forth in FENB Disclosure Schedule 4.9.4, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which FENB is a party or under which FENB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

(iii) Except for the FENB Founder Options and FENB Continuing Options, and except as set forth in FENB Disclosure Schedule 4.9.4, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FENB or upon the occurrence of a subsequent event; or (ii) requires FENB to provide a benefit in the form of FENB Common Stock or determined by reference to the value of FENB Common Stock.

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4.9.5 Since December 31, 2013, through and including the Agreement Date, except as listed on FENB Disclosure Schedule 4.9.5, FENB has not:

(i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable Law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to CUNB) or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice;

(ii) granted any options to purchase shares of FENB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee under FENB Compensation and Benefit Plans;

(iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan;

(iv) made any material election for federal or state income Tax purposes;

(v) made any material change in the credit policies or procedures of FENB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect;

(vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments;

(vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice;

(viii) changed any accounting methods, principles or practices of FENB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or

(ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.6 Except as otherwise disclosed on FENB Disclosure Schedule 4.9.6, all payments due on the Preferred Stock have been paid in accordance with their respective terms.

4.9.7 Except as set forth on FENB Disclosure Schedule 4.9.7, FENB is not a party to any oral or written:

(i) consulting agreement not terminable without penalty on 30 days’ or less notice; or

(ii) agreement which requires the payment of referral fees or commissions or other fees in connection with Deposits, loans or any other business.

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4.10	Ownership of Property; Insurance Coverage

4.10.1 FENB has good and, as to real property, marketable title to all material assets and properties owned by FENB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FENB Regulatory Filings and in the Financial Statements of FENB or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB or FRB, inter-bank credit facilities, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of FENB. FENB, as lessee, have the right under valid and existing leases of real and personal properties used by FENB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Financial Statements of FENB.

4.10.2 With respect to all material agreements pursuant to which FENB has purchased securities subject to an agreement to resell, if any, FENB, has a lien or security interest (which to the Knowledge of FENB is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 FENB currently maintains insurance with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions of comparable size and operations to FENB. Except as disclosed in FENB Disclosure Schedule 4.10.3, FENB has not received notice from any insurance carrier during the past three years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claims have been given by FENB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FENB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FENB Disclosure Schedule 4.10.3 identifies all material policies of insurance maintained by FENB as well as the other matters required to be disclosed under this Section 4.10.3 and specifies policy type, whether such policy is claims-made, policy numbers, applicable deductible levels, policy periods, available limits of coverage and other pertinent policy information. There are no claims for coverage by FENB pending under any of such policies and, since January 1, 2011, no claims been questioned, denied, or disputed.

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4.11	Legal Proceedings

Except as set forth in FENB Disclosure Schedule 4.11, FENB is not a party to any, and there are no pending or, to the Knowledge of FENB, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature: (i) against FENB; (ii) to which FENB’s assets are or may be subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of FENB to perform under this Agreement.

4.12	Compliance With Applicable Law

4.12.1 To the Knowledge of FENB, FENB is in compliance in all material respects with all applicable Laws, its properties, assets and Deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and FENB has not received any written notice to the contrary. The FENB Board has adopted and FENB has implemented a current anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 4.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.261, respectively.

4.12.2 FENB has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; including, without limitation all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FENB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 For the period beginning January 1, 2010, except as listed on FENB Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), FENB has not received any written notification or, to the Knowledge of

[1]	Re-check section references.

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FENB, any other communication from any Bank Regulator: (i) asserting that FENB is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FENB; (iii) requiring, or threatening to require, FENB, or indicating that FENB or FENB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state Governmental Entity or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank Deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FENB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FENB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “FENB Regulatory Agreement”). Except listed on FENB Disclosure Schedule 4.12.3, FENB has not consented to or entered into any FENB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to FENB as to compliance with the CRA is “Satisfactory” or better.

4.12.4 Since the enactment of the Sarbanes-Oxley Act, FENB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that apply to FENB.

4.13	Employee Compensation and Benefit Plans

4.13.1 FENB Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by FENB in which any employee or former employee, consultant or former consultant or director or former director of FENB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “FENB Compensation and Benefit Plans”). Except as set forth in FENB Disclosure Schedule 4.13.1, or as otherwise permitted by this Agreement, FENB does not have any commitment to create any additional FENB Compensation and Benefit Plan or to materially modify, change or renew any existing FENB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans), except as required to maintain the qualified status thereof.

4.13.2 Each FENB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the

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Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each FENB Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of FENB, threatened action, suit or claim relating to any of the FENB Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of FENB, FENB has not engaged in a transaction, or omitted to take any action, with respect to any FENB Compensation and Benefit Plan that would reasonably be expected to subject FENB to an unpaid material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3 To the Knowledge of FENB, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any FENB Compensation and Benefit Plan, or any plan subject to Title IV of ERISA maintained by any entity which is considered one employer with FENB under Section 4001(b)(1) of ERISA or Code Section 414 (“FENB ERISA Affiliate”) (such plan being referred to as an “FENB ERISA Affiliate Plan”). Neither FENB, nor any FENB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 All material contributions required to be made under the terms of any FENB Compensation and Benefit Plan or any employee benefit arrangements to which FENB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FENB’s Financial Statements to the extent required by GAAP. FENB expensed and accrued as a liability the present value of future benefits under each applicable FENB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in FENB Disclosure Schedule 4.13.5. FENB has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any FENB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable Law to any employee or director. There has been no communication to employees by FENB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 FENB does not maintain any FENB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each FENB Compensation and Benefit Plan, if applicable, FENB has provided or made available to CUNB copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) copies of all equity grant agreements have been made available to CUNB.

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4.13.8 Except as listed in FENB Disclosure Schedule 4.9.4, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any FENB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any FENB Compensation and Benefit Plan.

4.13.9 FENB does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 Except as disclosed in FENB Disclosure Schedule 4.13.10, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the FENB Compensation and Benefit Plans or otherwise as of the Agreement Date and none will be granted, awarded or credited after the Agreement Date.

4.14	Brokers, Finders and Financial Advisors

Neither FENB, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Davidson by FENB and the fee payable pursuant thereto which fee including, without limitation, the fee for the FENB Fairness Opinion to be issued by Davidson in accordance with Section 9.3.9, shall not exceed the amount provided for under Davidson’s agreement with FENB, dated June 20, 2013.

4.15	Environmental Matters

4.15.1 Except as may be set forth in FENB Disclosure Schedule 4.15, with respect to FENB:

(i) To the Knowledge of FENB, the Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(ii) FENB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to the Knowledge of FENB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against FENB or any Participation Facility for: (A) alleged noncompliance with, or

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liability under, any Environmental Law or (B) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by FENB or any Participation Facility;

(iii) FENB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to the Knowledge of FENB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against any Loan Property (or FENB with respect to such Loan Property) for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or FENB or any Participation Facility;

(iv) To the Knowledge of FENB, with respect to the properties currently owned or operated by FENB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(v) Since January 1, 2010, FENB has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(vi) To Knowledge of FENB, there are no underground storage tanks on, in or under any properties owned or operated by FENB or any Participation Facility, and to the Knowledge of FENB, no underground storage tanks have been closed or removed from any properties owned or operated by FENB or any Participation Facility; and

(vii) To the Knowledge of FENB, during the period of (A) FENB’s ownership or operation of any of FENB’s current properties or (B) FENB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To the Knowledge of FENB, prior to the period of (A) FENB’s ownership or operation of any of FENB’s current properties or (B) FENB’s participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

(viii) For purposes of this Section 4.15, “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

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4.16	Loan Portfolio

4.16.1 The allowance for loan losses reflected in FENB’s unaudited balance sheet at March 31, 2014 was, and the allowance for loan losses shown for period ending after December 31, 2013 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistently with past practice.

4.16.2 Except as set forth on FENB Disclosure Schedule 4.16.2, FENB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Knowledge of FENB, no such action is threatened, before any court, Governmental Entity or other forum against FENB relating to any withdrawn loan commitment, termination of a loan or potential borrower.

4.16.3 FENB Disclosure Schedule 4.16.3 sets forth a listing, as of the most recently available date, by account, of: (i) all loans: (A) that are contractually past due 90 days or more in the payment of principal and/or interest; (B) that are on non-accrual status; (C) that, as of the Agreement Date, are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder; (D) which were required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; (E) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; or (F) where a specific reserve allocation exists in connection therewith.

4.16.4 FENB Disclosure Schedule 4.16.4 sets forth a listing, as of the most recently available date, by account, of all assets classified by FENB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.5 All loans receivable (including discounts) and accrued interest entered on the books of FENB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FENB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of FENB, the loans, discounts and the accrued interest reflected on the books of FENB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by FENB free and clear of any liens.

4.16.6 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

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4.16.7 FENB is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

4.16.8 To the Knowledge of FENB, each Loan included in a pool of Loans originated, acquired or serviced by FENB (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of FENB, no Pools have been improperly certified, and FENB has not purchased any Loan out of a Pool without first obtaining all required approvals of the applicable investors.

4.16.9 Except as set forth on FENB Disclosure Schedule 4.16.9, as of March 31, 2014, there are no third parties providing loan servicing to FENB. To the Knowledge of FENB, all Loans serviced by third parties for FENB have been serviced in accordance with all applicable Laws and regulations.

4.17	Securities Laws

At no time during the years ended December 31, 2013, 2012 or 2011 was FENB required to file reports with the SEC, any Bank Regulator or any other Governmental Entity pursuant to the Securities Laws, including but not limited to Annual Reports on Form 10-K or a registration statement on Form 10 or such other form as may have been applicable. All reports (including FENB’s Annual Report to Shareholders for the fiscal year ended December 31, 2013 and the proxy for its 2014 Annual Meeting of Shareholders), registration statements, definitive proxy statements or information statements provided to shareholders since January 1, 2013 or to be provided by it subsequent to the Agreement Date (each a “FENB Securities Document”) with an applicable Government Entity, as of the date to be filed: (i) will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and as may be applicable; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any FENB Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FENB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such FENB Securities Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of FENB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

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4.18	Related Party Transactions

FENB Disclosure Schedule 4.18 sets forth, as of March 31, 2014, a schedule of all transactions, including any loan or other credit accommodation, with any Affiliate of FENB. All such transactions: (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. There has been no default on, forgiveness or waiver of, in whole or in part, restructuring, modification, or extension of, any loan or credit accommodation to any Affiliate of FENB during the three year period prior to the Agreement Date. FENB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by FENB is inappropriate.

4.19 Deposits

FENB Disclosure Schedule 4.19 sets forth all Deposits of FENB that are Brokered Deposits and/or Deposits solicited and generated via the internet. Except as set forth in FENB Disclosure Schedule 4.19, none of the Deposits of FENB is a Brokered Deposit or an internet Deposit. All Deposit accounts, including any Deposit accounts subject to any sweep agreements, have been maintained in accordance with all applicable Laws and the terms of any agreements with such depositor, including but not limited as to custodial and margin requirements and bond holdings.

4.20	Investment Securities and BOLI.

4.20.1 FENB has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FENB. Such securities are valued on the books of FENB in accordance with GAAP in all material respects.

4.20.2 FENB employs investment, securities, risk management and other policies that FENB believes are prudent and reasonable in the context of such businesses. Prior to the Agreement Date, FENB has made available to CUNB such policies and procedures and the material terms of such practices.

4.20.3 FENB Disclosure Schedule 4.20 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FENB, including the cash surrender value of the BOLI. FENB has taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet for March 31, 2014. Except as set forth on FENB Disclosure Schedule 4.20

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other than FENB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under FENB BOLI. FENB has no outstanding borrowings secured in whole or part by its BOLI.

4.21	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of FENB Common Stock and the affirmative vote of a majority of the outstanding shares of FENB Preferred Stock are required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of FENB to the contrary. Except as disclosed in FENB Disclosure Schedule 4.21, there are no other classes of stock of FENB that are entitled to vote to approve this Agreement and the Merger.

4.22	Registration Obligations

FENB is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.23	Risk Management Instruments

Except as set forth in FENB Disclosure Schedule 4.23, FENB is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of FENB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. FENB has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.24	Fairness Opinion

FENB has received a written opinion from Davidson to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the Agreement Date, the Exchange

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Ratio to be received by the shareholders of FENB pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Agreement Date.

4.25	Intellectual Property

FENB Disclosure Schedule 4.25 sets forth a true and complete list of all material: (i) trademark registrations and applications; (ii) service mark registrations and applications; (iii) unregistered trademarks and service marks; and (iv) Internet domain names owned, used or held for use in connection with the business of FENB. FENB owns or, to the Knowledge of FENB, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all Intellectual Property used or held for use in its business as currently being conducted as of the date hereof, each without payment (except as set forth in FENB Disclosure Schedule 4.25), and FENB has not received any notice of conflict with respect thereto that asserts the rights of others. FENB has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which FENB is a party relating to any of the foregoing. To the Knowledge of FENB, the conduct of the business of FENB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

4.26	Labor Matters

FENB is in compliance in all material respects with all applicable federal and California or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board with respect to any employee within the NLRB’s jurisdiction (“NLRB”); (ii) no unfair labor practice charge or complaint against FENB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of FENB threatened against or involving FENB; (iv) to the Knowledge of FENB no representation question exists respecting the employees of FENB and any labor union; (v) no collective bargaining agreement is currently being negotiated by FENB is not and has not been a party to a collective bargaining agreement; (vi) FENB is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of FENB currently threatened; (viii) FENB has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) FENB has no wage and hour claim or investigation pending before or by any Governmental Entity, and to the Knowledge of FENB no such claim or investigation has been threatened; (x) FENB has not had any occupation health and safety claims against it; (xi) FENB is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) there has been no “mass layoff” or “plant closing” by FENB as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that

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would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. FENB has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to the Knowledge of FENB is any such proceeding pending or threatened.

4.27	Accurate Disclosure

4.27.1 None of the information supplied or to be supplied by FENB in writing for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of FENB, and at the time of the meeting of shareholders of CUNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of FENB or the FENB Shareholders Meeting or with respect to the solicitation of any proxy of CUNB or the CUNB Shareholders Meeting.

4.27.2 FENB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FENB will fairly present the financial position of FENB and will be prepared in accordance with GAAP consistently applied during the periods involved and regulatory accounting principles and other applicable legal and accounting requirements. Notwithstanding anything to the contrary set forth in this Section, FENB makes no representation or warranty with respect to any information supplied by CUNB or CUB.

4.28	Transaction Expenses.

FENB Disclosure Schedule 4.28 sets forth a true, accurate and complete list of the reasonably anticipated FENB Transaction Expenses.

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4.29	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, FENB makes no other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CUNB AND CUB

5.1	General

CUNB and CUB jointly and severally represent and warrant to FENB that the statements contained in this Article V are true, correct and complete as of the Agreement Date except as set forth in the CUNB Disclosure Schedules delivered by CUNB and CUB to FENB on the Agreement Date and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the CUNB Disclosure Schedules, as amended pursuant to Section 7.6, which CUNB Disclosure Schedules and the contents thereof including, without limitation, all documents delivered or provided in connection therewith shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date. CUNB and CUB have made a good faith effort to ensure that the disclosure on each schedule of the CUB Disclosure Schedules corresponds to the section referenced herein. However, for purposes of the CUB Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of CUNB shall include the Knowledge of CUB.

5.2	Organization

5.2.1 CUNB is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. CUNB has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 CUB is a California state-chartered banking corporation, validly existing and in good standing (to the extent required) under the Laws of the State of California. CUB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Deposits of CUB are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3 The respective minute books of CUNB and CUB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

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5.2.4 Prior to the Agreement Date, CUNB has made available to FENB true and correct copies of the Certificate of Incorporation and bylaws of CUNB and the Articles of Incorporation and bylaws of CUB.

5.3	Capitalization

5.3.1 The authorized capital stock of CUNB consists of 75,000,000 shares of Common Stock, no par value per share, of which, as of the Agreement Date, 11,215,535 shares (including restricted shares) are outstanding, and 50,000,000 shares of Serial Preferred Stock, no par value per share, of which there are no shares issued and outstanding. There are no shares of CUNB Common Stock held by CUNB in its treasury. Except as set forth on CUNB Schedule 5.3.1, neither CUNB nor CUB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CUNB Common Stock, or any other security of CUNB or any securities representing the right to vote, purchase or otherwise receive any shares of CUNB Common Stock or any other security of CUNB or otherwise obligating CUNB to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register any such securities of CUNB under the Securities Act and the rules and regulations of the SEC thereunder other than shares issuable under CUNB Compensation and Benefit Plans. CUNB Disclosure Schedule 5.3.1 sets forth the name of each holder of options to purchase CUNB Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held. CUNB Disclosure Schedule 5.3.1 sets forth a true and accurate description of awards of restricted stock of CUNB awarded pursuant all CUNB Compensation and Benefit Plans, the recipient of such awards of restricted stock, the vesting dates thereof and/or the performance criteria relating thereto.

5.3.2 The authorized capital stock of CUB consists of 30,000,000 shares of Common Stock, no par value per share, of which, as of the Agreement Date, 100 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of CUB held by CUB in its treasury. CUB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of common stock of CUB, or any other security of CUB.

5.3.3 Neither CUNB nor CUB has any Voting Debt issued or outstanding.

5.3.4 Except for: (i) equity interests held in the investment portfolios of CUB; (ii) equity interests held by CUB in a fiduciary capacity; and (iii) equity interests held in connection with the lending activities of CUB, neither CUNB nor CUB possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

5.3.5 To the Knowledge of CUNB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CUNB Common Stock, except as set forth in the filings made by CUNB with the SEC.

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5.3.6 Except for the CUNB Voting Agreements there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the CUNB Common Stock or other equity interests of CUNB.

5.4	Authority; No Violation

5.4.1 Each of CUNB and CUB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CUNB and CUB and the completion of the transactions contemplated hereby, including the Merger, have been duly, validly, and unanimously approved by the Boards of Directors of CUNB and CUB, and no other corporate proceedings on the part of CUNB and CUB is necessary to complete the transactions contemplated hereby, including the Merger, except for the Shareholder Approvals.

5.4.2 The CUNB Board has adopted resolutions recommending that shareholders of CUNB approve and ratify this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of CUNB has been taken, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals. The resolutions of the CUNB Board recommending that shareholders of CUNB approve and ratify this Agreement has not been rescinded, modified or revoked and are, as of the Agreement Date and shall be at the Effective Time, in full force and effect.

5.4.3 This Agreement has been duly and validly executed and delivered by CUNB and CUB, and subject to receipt of Shareholder Approvals and Regulatory Approvals and due and valid execution and delivery of this Agreement by FENB constitutes the valid and binding obligation of CUNB and CUB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.4 Except as listed on CUNB Disclosure Schedule 5.4.4, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, (i) the execution and delivery of this Agreement by CUNB and CUB; (ii) the consummation of the transactions contemplated hereby; and (iii) compliance by CUNB and CUB with all of the terms and provisions hereof will not (A) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of CUNB or the Articles of Incorporation or bylaws of CUB; (B) to the Knowledge of CUNB, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CUNB or CUB or any of their respective properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by,

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or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CUNB or CUB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which CUNB or CUB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (iii)(B) or (iii) (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on CUNB and CUB taken as a whole.

5.5	Consents

Except as listed on CUNB Disclosure Schedule 5.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; and (vi) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CUNB and CUB, and (y) the completion of the Merger and the transactions contemplated thereby. CUNB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6	Financial Statements and SEC Documents

5.6.1 CUNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “CUNB SEC Documents”) with the SEC, as of the date filed or to filed, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (ii) did not and will not

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contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any CUNB SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CUNB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such CUNB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, the CUNB and the Subsidiaries of CUNB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.6.2 Since December 31, 2013, CUNB and the Subsidiaries of CUNB have conducted their respective business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.6 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CUNB or the CUNB Subsidiaries.

5.6.3 Since January 1, 2010: (i) to the Knowledge of CUNB, no director, officer, employee, auditor, accountant or representative of CUNB had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CUNB or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CUNB has engaged in questionable accounting or auditing practices; and (ii) no attorney representing CUNB, whether or not employed by CUNB, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by CUNB or any of their respective officers, directors, employees or agents to the CUNB Board or any committee thereof or to any director or officer of CUNB.

5.6.4 Since January 1, 2010, CUNB has timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the Laws of the State of California and/or United States and/or the rules and regulations of the FRB, FDIC, the DBO, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the Laws, rules and regulations of the applicable Governmental Entity with which they were filed.

5.6.5 CUNB is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of CUNB in CUNB’s financial statements.

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5.6.6 Since January 1, 2010, CUNB has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on CUNB.

5.7	Taxes

5.7.1 CUNB has duly filed all federal, state and material local Tax Returns required to be filed by CUNB on or prior to the Agreement Date, taking into account any extensions (all such returns, to the Knowledge of CUNB, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from CUB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the Agreement Date other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on CUNB Disclosure Schedule 5.7.1, as of the Agreement Date, CUNB has received no written notice of, and to the Knowledge of CUNB there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of CUNB, and no claim has been made by any Governmental Entity in a jurisdiction where CUNB does not file Tax Returns that CUNB is subject to Taxation in that jurisdiction. CUNB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. CUNB has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CUNB, to its Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in CUNB’s Financial Statements, and are properly reflected in such Financial Statements.

5.7.3 All estimated Taxes of CUNB have been or shall be timely paid in full.

5.7.4 CUNB shall not be required as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any income under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date.

5.7.5 There are no liens on any of CUNB’s or CUB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax except for liens for Taxes not yet due and payable.

5.7.6 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to CUNB, and no such agreement or ruling has been applied for and is currently pending.

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5.7.7 CUNB is not currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to CUNB following the Merger.

5.7.8 CUNB has made available to FENB correct and complete copies of (i) all income and franchise Tax Returns of CUNB for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of CUNB.

5.7.9 CUNB has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.7.10 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

5.7.11 CUNB is not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

5.7.12 Except as set forth in CUNB Disclosure Schedule 5.7.16, since January 1, 2010, CUNB has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of CUNB.

5.7.13 Except as set forth in CUNB Disclosure Schedule 5.7.17, CUNB has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

5.7.14 CUNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a Reorganization.

5.7.15 CUNB has complied with all applicable information reporting requirements.

5.8	No Material Adverse Effect

Except as set forth on CUNB Disclosure Schedule 5.8, since January 1, 2014, CUNB has: (i) in all material respects carried on its business in the ordinary course consistent with past practice; (ii) not taken any of the actions that CUNB has agreed not to take from the date hereof through the Effective Time as set forth herein; and (iii) not suffered any Material Adverse Effect and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have, or with the passage of time will constitute, a Material Adverse Effect on CUNB, taken as a whole.

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5.9	Material Contracts; Leases; Defaults

5.9.1 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 5.9.1 have been made available FENB on or before the Agreement Date, are listed on CUNB Disclosure Schedule 5.9.1 and are in full force and effect on the Agreement Date and CUNB (and, to the Knowledge of CUNB, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument.

(i) Except as listed on CUNB Disclosure Schedule 5.9.1, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(ii) Except as set forth in CUNB Disclosure Schedule 5.9.1, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which CUNB is a party or under which CUNB may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

(iii) Except as set forth in CUNB Disclosure Schedule 5.9.1, no such agreement, plan, contract, or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CUNB or upon the occurrence of a subsequent event; or (ii) requires CUNB to provide a benefit in the form of CUNB Common Stock or determined by reference to the value of CUNB Common Stock.

5.9.2 Since December 31, 2013, through and including the Agreement Date, except as listed on CUNB Disclosure Schedule 5.9.2, a copy which has been made available to FENB, CUNB and CUB have not:

(i) made any material change in the credit policies or procedures of CUNB, the effect of which was or is to make any such policy or procedure less restrictive in any material respect;

(ii) granted any options to purchase shares of CUNB Common Stock, or any right to acquire any shares of its capital to any executive officer, director or employee under CUNB Compensation and Benefit Plans;

(iii) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments;

(iv) changed any accounting methods, principles or practices of CUNB affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or

(v) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

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5.9.3 Except as set forth on CUNB Disclosure Schedule 5.9.3. CUNB is not a party to any oral or written agreement containing covenants that limit the ability of CUNB or CUB to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which CUNB may conduct its business.

5.10	Ownership of Property; Insurance Coverage

5.10.1 CUNB and CUB have good and, as to real property, marketable title to all material assets and properties owned by CUNB or each Subsidiary of CUNB in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CUNB SEC Documents or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB or Federal Reserve Bank, inter-bank credit facilities, or any transaction by a Subsidiary of CUNB acting in a fiduciary capacity; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the CUNB SEC Documents. CUNB and the Subsidiaries of CUNB, as lessee, have the right under valid and existing leases of real and personal properties used by CUNB and CUB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in notes to the Financial Statements of CUNB.

5.10.2 With respect to all material agreements pursuant to which CUNB or CUB has purchased securities subject to an agreement to resell, if any, CUNB or such Subsidiary of CUNB, as the case may be, has a lien or security interest (which to CUNB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3 CUNB currently maintains insurance with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions of comparable size and operations to CUNB. Except as disclosed in CUNB Disclosure Schedule 5.10.3, CUNB has not received notice from any insurance carrier during the past three years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices of claims have been given by CUNB under such policies. All such insurance is valid and

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enforceable and in full force and effect, and within the last three years CUNB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. CUNB Disclosure Schedule 5.10.3 identifies all material policies of insurance maintained by CUNB as well as the other matters required to be disclosed under this 5.9.3 and specifies policy type, whether such policy is claims-made, policy numbers, applicable deductible levels, policy periods, available limits of coverage and other pertinent policy information. There are no claims for coverage by CUNB pending under any of such policies and, since January 1, 2011, no claims been questioned, denied, or disputed.

5.11	Legal Proceedings

Except as set forth in CUNB Disclosure Schedule 5.11, neither CUNB nor CUB is a party to any, and there are no pending or, to the Knowledge of CUNB, threatened legal, arbitration or other proceedings, claims (whether asserted or unasserted), or actions or inquiries of any nature (i) against CUNB or CUB, (ii) to which CUNB or CUB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of CUNB or CUB to perform under this Agreement, except for any proceeding, claim, action, which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on CUNB.

5.12	Compliance With Applicable Law

5.12.1 To the Knowledge of CUNB, CUNB and CUB are in compliance in all material respects with all applicable Laws, its properties, assets and Deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, CRA, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and neither CUNB nor CUB has received any written notice to the contrary. The CUB Board has adopted and CUB has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 5.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed elsewhere in this Agreement.

5.12.2 CUNB and CUB have all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease their respective properties and to conduct their respective business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of CUNB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

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5.12.3 For the period beginning January 1, 2010, except as listed on CUNB Disclosure Schedule 5.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), neither CUNB nor CUB has received any written notification or, to the Knowledge of CUNB, any other communication from any Bank Regulator: (i) asserting that neither CUNB nor CUB is in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to either CUNB or CUB; (iii) requiring, or threatening to require, CUNB or CUB, or indicating that CUNB or CUB or CUNB or CUB may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state Governmental Entity or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank Deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of CUNB or CUB, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CUNB or CUB, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CUNB Regulatory Agreement”). Except listed on CUNB Disclosure Schedule 5.12.3, neither CUNB nor CUB has consented to or entered into any CUNB Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to CUB as to compliance with the CRA is “Satisfactory” or better.

5.12.4 Since the enactment of the Sarbanes-Oxley Act, CUNB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that apply to CUNB.

5.13	Employee Compensation and Benefit Plans

5.13.1 CUNB Disclosure Schedule 5.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by CUNB in which any employee or former employee, consultant or former consultant or director or former director of CUNB participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “CUNB Compensation and Benefit Plans”). Except as set forth in CUNB Disclosure Schedule 5.13.1, or as otherwise permitted by this Agreement, CUNB has not made any commitment to create any additional CUNB Compensation and Benefit Plan or to materially modify, change or renew any existing CUNB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans), except as required to maintain the qualified status thereof.

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5.13.2 Each CUNB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable Law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable Law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each CUNB Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of CUNB, threatened action, suit or claim relating to any of the CUNB Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of CUNB, CUNB has not engaged in a transaction, or omitted to take any action, with respect to any CUNB Compensation and Benefit Plan that would reasonably be expected to subject CUNB to an unpaid material Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.13.3 To the Knowledge of CUNB, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any CUNB Compensation and Benefit Plan, or any plan subject to Title IV of ERISA maintained by any entity which is considered one employer with CUNB under Section 4001(b)(1) of ERISA or Code Section 414 (“CUNB ERISA Affiliate”) (such plan being referred to as a “CUNB ERISA Affiliate Plan”). Neither CUNB, nor any CUNB ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

5.13.4 All material contributions required to be made under the terms of any CUNB Compensation and Benefit Plan or any employee benefit arrangements to which CUNB is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on CUNB’s Financial Statements to the extent required by GAAP. CUNB expensed and accrued as a liability the present value of future benefits under each applicable CUNB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13.5 CUNB has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any CUNB Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable Law to any employee or director. There has been no communication to employees by CUNB that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

5.13.6 CUNB does not maintain any CUNB Compensation and Benefit Plans covering employees who are not United States residents.

5.13.7 With respect to each CUNB Compensation and Benefit Plan, CUNB has provided or made available to FENB copies of the: (A) three most recent Forms 5500 as filed;

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(B) three most recent actuarial reports and financial statements; (C) most recent summary plan description; (D) most recent determination letter issued by the IRS; (E) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (F) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.13.8 Except as disclosed in CUNB Disclosure Schedule 5.13.8, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the CUNB Compensation and Benefit Plans or otherwise as of the Agreement Date.

5.14	Brokers, Finders and Financial Advisors

Neither CUNB nor CUB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler.

5.15	Environmental Matters

5.15.1 Except as may be set forth in CUNB Disclosure Schedule 5.15, with respect to CUNB and CUB:

(i) To the Knowledge of CUNB, the CUNB Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(ii) CUNB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to the Knowledge of CUNB, no such action is threatened or has been filed with any court, Governmental Agency or other forum against it or CUB or any Participation Facility for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or CUNB or any Participation Facility;

(iii) CUNB has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to the Knowledge of CUNB, no such action is threatened or has been filed with any court, Governmental Entity or other forum against any Loan Property (or CUB with respect to such Loan Property) for: (A) alleged noncompliance with, or liability under, any Environmental Law or (B) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or CUNB or any Participation Facility;

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(iv) To the Knowledge of CUNB, with respect to the properties currently owned or operated by CUNB (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(v) Since August 1, 2012, CUNB has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(vi) To the Knowledge of CUNB, there are no underground storage tanks on, in or under any properties owned or operated by CUNB or CUB or any Participation Facility, and to the Knowledge of CUNB, no underground storage tanks have been closed or removed from any properties owned or operated by CUNB or CUB or any Participation Facility; and

(vii) To the Knowledge of CUNB, during the period of (A) CUB ownership or operation of any of its current properties or (B) CUB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To the Knowledge of CUNB, prior to the period of (A) CUNB’s ownership or operation of any of its current properties or (B) CUNB participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

5.16	Loan Portfolio

5.16.1 The allowance for loan losses reflected in CUB’s unaudited balance sheet at March 31, 2014 was, and the allowance for loan losses shown for period ending after December 31, 2013 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistently with past practice.

5.16.2 Except as set forth on CUNB Disclosure Schedule 5.16.2, CUB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to the Knowledge of CUB, no such action is threatened, before any court, Governmental Entity or other forum against CUB relating to any withdrawn loan commitment, termination of a loan or potential borrower.

5.16.3 CUNB Disclosure Schedule 5.16.3 sets forth a listing, as of the most recently available date, by account, of: (i) all loans: (A) that are contractually past due 90 days or more in the payment of principal and/or interest; (B) that are on non-accrual status; (C) that, as of the Agreement Date, are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan

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and the identity of the obligor thereunder; (D) which were required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; (E) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms; or (F) where a specific reserve allocation exists in connection therewith.

5.16.4 CUNB Disclosure Schedule 5.16.4 sets forth a listing, as of the most recently available date, by account, of all assets classified by CUB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.5 All loans receivable (including discounts) and accrued interest entered on the books of CUB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CUB’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of CUB, the loans, discounts and the accrued interest reflected on the books of CUB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by CUB free and clear of any liens.

5.16.6 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

5.16.7 CUB is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

5.16.8 To the Knowledge of CUB, each Loan included in a Pool originated, acquired or serviced by CUB meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of CUB, no Pools have been improperly certified, and CUB has not purchased any Loan out of a Pool without first obtaining all required approvals of the applicable investors.

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5.16.9 Except as set forth on CUNB Disclosure Schedule 5.16.9, as of March 31, 2014, there are no third parties providing loan servicing to CUB. To the Knowledge of CUB, all Loans serviced by third parties for CUB have been serviced in accordance with all applicable Laws and regulations.

5.17	Securities Laws

All reports (including CUNB’s Annual Report to Shareholders for the fiscal year ended December 31, 2013), registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to the Agreement Date (each a “CUNB Securities Document”) with an applicable Government Entity, as of the date to be filed: (i) will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any CUNB Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CUNB as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such CUNB Securities Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of CUNB for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.18	Related Party Transactions

CUNB Disclosure Schedule 5.18 sets forth, as of March 31, 2014, a schedule of all transactions, including any loan or other credit accommodation, with any Affiliate of CUNB. All such transactions: (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. There has been no default on, or forgiveness or waiver of, in whole or in part, restructuring, modification, or extension of any loan or credit accommodation to any Affiliate of CUNB during the three year period prior to the Agreement Date. CUNB has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CUNB is inappropriate.

5.19	Deposits

CUNB Disclosure Schedule 5.19 sets forth all Deposits of CUB that are Brokered Deposits and/or Deposits solicited and generated via the internet. Except as set forth in CUNB Disclosure Schedule 5.19, none of the Deposits of CUB is a Brokered Deposit or an internet Deposit. All Deposit accounts, including any Deposit accounts subject to any sweep agreements,

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have been maintained in accordance with all applicable Laws and the terms of any agreements with such depositor, including but not limited as to custodial and margin requirements and bond holdings.

5.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of common stock of CUNB is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of CUNB to the contrary. There are no other classes of stock of CUNB which are entitled to vote to approve this Agreement and the Merger.

5.21	Risk Management Instruments

Except as set forth in CUNB Disclosure Schedule 5.21, neither CUNB nor CUB is a party to nor has it agreed to enter into a Derivatives Contract or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of CUNB and/or CUB, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally), and are in full force and effect. CUNB and CUB have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

5.22	Fairness Opinion

CUNB has received a written opinion from Sandler to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the Agreement Date, the Merger Consideration to be paid by CUNB pursuant to this Agreement is fair to CUNB from a financial point of view. Such opinion has not been amended or rescinded as of the Agreement Date.

5.23	Investment Securities and BOLI.

5.23.1 CUNB has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of CUNB. Such securities are valued on the books of CUNB in accordance with GAAP in all material respects.

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5.23.2 CUNB employs investment, securities, risk management and other policies that CUNB believes are prudent and reasonable in the context of such businesses. Prior to the Agreement Date, CUNB has made available to CUNB such policies and procedures and the material terms of such practices.

5.23.3 CUNB Disclosure Schedule 5.23 sets forth a true, correct and complete description of all BOLI owned by CUNB, including the cash surrender value of the BOLI. CUNB has taken all actions necessary to comply in all material respects with applicable law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet for March 31, 2014. Except as set forth on CUNB Disclosure Schedule 5.23 other than CUNB, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under CUNB BOLI. CUNB has no outstanding borrowings secured in whole or part by its BOLI.

5.24	Intellectual Property

CUNB owns or, to the Knowledge of CUNB, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all Intellectual Property used or held for use in its business as currently being conducted as of the date hereof, each without payment and CUNB has not received any notice of conflict with respect thereto that asserts the rights of others. CUNB has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which CUNB is a party relating to any of the foregoing. To the Knowledge of CUNB, the conduct of the business of CUNB as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

5.25	Labor Matters

CUNB is in compliance in all material respects with all applicable federal and California or other applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hour, and (i) has not and is not engaged in any unfair labor practice as determined by the NLRB with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against CUNB is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of CUNB threatened against or involving CUNB; (iv) to the Knowledge of CUNB no representation question exists respecting the employees of CUNB; (v) no collective bargaining agreement is currently being negotiated by CUNB is not and has not been a party to a collective bargaining agreement; (vi) CUNB is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of CUNB currently threatened; (viii) CUNB has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) CUNB has no wage and hour claim or investigation pending before or by any Governmental Entity, and to the Knowledge of CUNB no such claim or investigation has been threatened; (x)

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CUNB has not had any occupation health and safety claims against it; (xi) CUNB is in compliance in all material respects with the terms and provisions of the Immigrations Laws and (xii) there has been no “mass layoff” or “plant closing” by CUNB as defined in WARN or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. CUNB has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to the Knowledge of CUNB is any such proceeding pending or threatened.

5.26	Accurate Disclosure

5.26.1 None of the information supplied or to be supplied by CUNB for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of FENB and at the meeting of shareholders of CUNB, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of FENB or the FENB Shareholders Meeting or with respect to the solicitation of any proxy of CUNB or the CUNB Shareholders Meeting.

5.26.2 CUNB and CUB each agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of CUNB or CUB will fairly present the financial position of CUNB or CUB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, CUNB and CUB each makes no representation or warranty with respect to any information supplied by FENB.

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5.27	Disclaimer of Other Representations and Warranties

Except for the express representations and warranties stated above, neither CUNB nor CUB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI

COVENANTS OF FENB

6.1	Conduct of Business

6.1.1 Affirmative Covenants. During the period from the Agreement Date to the Effective Time, except as expressly provided in this Agreement or with the prior written consent of CUNB and CUB, which consent shall not be unreasonably withheld, FENB will:

(i) operate its businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(ii) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(v) maintain its rights and franchises; and voluntarily take no action which would (A) result in FENB incurring material losses; (B) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (C) adversely affect its ability to perform its covenants and agreements under this Agreement;

(vi) maintain FENB’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, or changes required by its Bank Regulators, only);

(vii) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable Law or regulation, or as directed by its Bank Regulators;

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(viii) give notice to and consult with CUNB prior to hiring any employees or independent contractors whose positions and compensation were not included in FENB’s 2014 budget as previously provided to CUNB;

(ix) give notice to and consult with CUNB before acquiring any security or investment for the FENB investment portfolio other than in the ordinary course of business and consistent with past practice;

(x) substantially comply with and perform all material obligations and duties imposed upon it by Law imposed by any Governmental Entity applicable to its business;

(xi) timely make all Regulatory Filings and any other filings required to be filed with any applicable Bank Regulator or Governmental Entity and will comply in all material respects with all of the applicable Laws or rules enforced or promulgated by any Bank Regulator or Governmental Entity with which it any Regulatory Filing or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FENB will fairly present the financial position of FENB and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Bank Regulator or Governmental Entity with which such Regulatory Filing or other filing will be filed; (xii) give notice to all holders of FENB Options, other than FENB Founder Options, by not later than thirty (30) days prior to the Effective Time, that such FENB Options shall, unless exercised prior to the Effective Time, be deemed to be FENB Continuing Options and, therefore, shall be converted into Replacement Options of CUNB granted by CUNB under the CUNB Compensation and Benefit Plans with terms and conditions that are substantially the same to the FENB Continuing Option, including, without limitation, the same expiration dates as provided in the respective Option Grant Agreement; except that that such Replacement Options shall: (A) be for that number of shares of CUNB Common Stock equal to the product of (I) the number of shares of FENB Common Stock subject to such FENB Continuing Option and (II) the Exchange Ratio rounded down to the closest whole number of shares; and the exercise price per share shall be equal to (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio rounded up to the next whole cent; and (B) to the extent such FENB Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the applicable CUNB Compensation and Benefit Plan (subject to change as described in and authorized by Section 3.4.2);

(xiii) upon request of CUNB, at least 30 Business Days prior to the Effective Time make disclosures to all holders of FENB Continuing Options and Founders

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Options confirming the treatment of the options and obtain written acknowledgement from each holder of FENB Continuing Options of receipt of the disclosures and shall provide a copy of each such acknowledgment to CUNB at least five (5) Business Days prior to the Effective Time; and

(xiv) timely take all actions and receive all required consents of any third parties, any Bank Regulator or other Governmental Entity necessary to terminate the FENB Compensation and Benefit Plans as so specified by CUNB and any 401(k) Plan to be effective as of the Effective Time or such other time as may be required pursuant to the terms of such plan, any applicable Law or regulations of any Governmental Entity applicable thereto, but in no event later than the Effective Time.

6.1.2 Negative Covenants of FENB. Except as specified on FENB Disclosure Schedule Section 6.1.2. FENB agrees that from the Agreement Date to the Effective Time, except as otherwise specifically permitted or required by this Agreement and set forth in FENB Disclosure Schedule 6.1.2, or with the prior written consent of CUNB and CUB which will not be unreasonably withheld, it will not:

(i) change or waive any provision of the Articles of Incorporation or bylaws of FENB, except as required by Law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the FENB Voting Agreement and the FENB Non-Solicitation Agreement;

(ii) change the number of authorized or issued shares of its capital stock, issue any shares of FENB Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FENB Compensation and Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) FENB may issue shares of FENB Common Stock upon the valid exercise, in accordance with the information set forth in FENB Disclosure Schedule 4.3.1, of presently outstanding FENB Options issued under the FENB Compensation and Benefit Plans; and (B) pay regular dividends in respect of the FENB Preferred Stock;

(iii) terminate any outstanding stock options with the exception of options expiring by their own terms;

(iv) enter into or amend in any material respect any contract or agreement providing for annual payments in excess of $25,000 (including without limitation any settlement agreement with respect to litigation);

(v) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

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(vi) grant or agree to pay any bonus, retention, severance, change in control or termination to, any of its directors, officers or employees other than pursuant to commitments existing on the Agreement Date and set forth on FENB Disclosure Schedule 4.3.1 or 4.13.1 or arising in ordinary course of business consistent with past practice, or which in the aggregate are less than $50,000;

(vii) enter into, renew or amend any agreements which change the “employment at will” relationship or provide supplemental executive benefits or deferred compensation benefits as mutually approved by CUNB and FENB;

(viii) increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (A) as may be required pursuant to commitments existing on the Agreement Date and set forth on FENB Disclosure Schedules 4.3.1, 4.13.1 or 4.13.10; or (B) pay increases in the ordinary course of business consistent with past practice to employees in excess of 3% annually; or (C) as mutually agreed upon between CUNB and FENB which approval shall not be unreasonably withheld; provided however, that FENB shall only authorize and effectuate pay increases in 2014 not more frequently than one time per employee; and provided, further, that CUNB and FENB agree that FENB shall continue to accrue for 2014 year-end, together with any portion of the 2014 bonuses which have not been accrued prior to Closing, bonuses in the normal course of its business and such properly accrued bonuses will be paid out as part of FENB Transaction Expenses immediately prior to the Closing.

(ix) FENB shall not hire or promote any employee whose position and compensation were not included in FENB’s 2014 budget as previously provided to CUNB, provided that FENB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business; notwithstanding the provisions of this subparagraph, FENB may promote employees with the consent of CUNB which will not be unreasonably withheld;

(x) enter into or, except as may be required by Law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(xi) merge or consolidate FENB with any other corporation; sell or lease all or any substantial portion of the assets or business of FENB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FENB and any other person; enter into a purchase and assumption transaction with respect to Deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

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(xii) sell or otherwise dispose of the capital stock of FENB or sell or otherwise dispose of any asset of FENB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1;

(xiii) except for transactions with the Federal Reserve System or the FHLB, subject any asset of FENB to a lien, pledge, security interest or other encumbrance (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(xiv) intentionally take any action which would result in any of the representations and warranties of FENB set forth in this Agreement becoming untrue as of any date after the Agreement Date or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable Law;

(xv) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FENB;

(xvi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which FENB is a party, other than in the ordinary course of business, consistent with past practice;

(xvii) other than in the ordinary course of business consistent with past practice make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person;

(xviii) (A) File or amend any material Tax Return except in the ordinary course of business; (B) settle or compromise any material Tax liability; (C) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by Law; (D) change any material method of Tax accounting or Tax accounting period, except as required by Law; (E) surrender any right to claim a refund of Taxes; (F) consent to any extension or waiver of the limitation period applicable to any Tax claim, investigation, audit, controversy or assessment; (G) enter into any “power of attorney” with respect to Taxes; or (H) take any action which would materially adversely affect the Tax position of FENB, or its successors after the Merger;

(xix) except as set forth on the FENB Disclosure Schedule 6.1.2, enter into, renew, extend or modify any other transaction (other than a Deposit transaction) with any Affiliate;

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(xx) except in the ordinary course of business and in amounts and of types previously entered into and disclosed to CUNB, enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(xxi) incur any indebtedness for borrowed money (other than Deposits, Federal Funds borrowings and borrowings from the FHLB or otherwise in the ordinary and usual course consistent with FENB’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person except in immaterial amounts in the ordinary course of business and consistent with past practice;

(xxii) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(xxiii) make any material change in policies in existence on the Agreement Date with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable Law or regulations or by a Bank Regulator;

(xxiv) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any FENB Compensation and Benefit Plan;

(xxv) except as set forth in FENB Disclosure Schedule 6.1.2, make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the Agreement Date and other than expenditures necessary to maintain existing assets in good repair;

(xxvi) except as set forth in FENB Disclosure Schedule 6.1.2, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxvii) acquire a participation interest in any new loan or, except where required for lending limit purposes, sell any participation interest in any loan without first offering CUNB and/or CUB an opportunity to purchase the participation interest subject to such proposed sale and receiving a written declination of such offer from CUNB and/or CUB, as applicable, with respect to such participation interest;

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(xxviii) sell OREO properties for materially less than the value held on the books of FENB as of the Effective Date;

(xxix) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by FENB of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the Agreement Date;

(xxx) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xxxi) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(xxxii) purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

(xxxiii) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of FENB or any of its subsidiaries except for liquidity and operational purposes;

(xxxiv) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with CUNB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of CUNB (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of CUNB (which shall not be unreasonably withheld), except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxxv) extend or allow an automatic extension of any contract in excess of twelve (12) months;

(xxxvi) enter into any additional deferred compensation agreements or arrangements;

(xxxvii) purchase or license any new or additional software with an original payment of more than $25,000 and/or an annual payment or license fee in excess of $25,000; or

(xxxviii) agree to do any of the foregoing.

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6.2	Current Information

6.2.1 During the period from the Agreement Date to the Effective Time, FENB will cause one or more of its representatives to confer with representatives of CUNB and report the general status of its ongoing operations at such times as CUNB may reasonably request. FENB will promptly notify CUNB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by FENB, the threat of material litigation involving FENB. Without limiting the foregoing, senior officers of CUNB and FENB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FENB, in accordance with applicable Law, and FENB shall give due consideration to CUNB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, CUNB shall under no circumstances be permitted to exercise control of FENB prior to the Effective Time.

6.2.2 FENB shall provide CUNB and CUB, within fifteen (15) Business Days of the end of each calendar month, a written a written report detailing each of the following:

(i) Past due loans;

(ii) Any changes to the risk grading of loans;

(iii) List of impaired loans and information relative to such loans;

(iv) New and renewed loans;

(v) Trial balance by risk code;

(vi) Detailed balance sheet and income statement along with detailed general ledger;

(vii) Personnel changes;

(viii) Monthly board package including detailed financial statements for FENB;

(ix) Loan committee packages;

(x) ALCO packages (for the month which precedes the month of the other reports);

(xi) Large Loan and Deposit Customers aggregated by household (for top 50 of each) and variances from prior month;

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(xii) Allowance for Loan and Lease Loss Reports;

(xiii) External audit reports (including loan review and other reviews or examination);

(xiv) Problem loan reports and problem loan committee packages; and

(xv) Such other reports and information as CUNB may reasonably request.

6.2.3 FENB shall promptly inform CUNB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FENB under any labor or employment Law.

6.3	Access to Properties and Records

6.3.1 Subject to Section 13.1 hereof, FENB shall permit CUNB and CUB reasonable access upon reasonable notice and during normal business hours to its properties and those of FENB, and shall disclose and make available to CUNB and CUB during normal business hours all books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of Board of Directors’ meetings reasonably requested by CUNB or CUB (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FENB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which CUNB or CUB may have a reasonable interest; provided, however, that FENB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FENB shall provide and shall request its auditors to provide CUNB with such historical financial information regarding it (and related audit reports and consents) as CUNB may reasonably request. CUNB and CUB shall use commercially reasonable efforts to minimize any interference with FENB’s regular business operations during any such access to FENB’s property, books and records. CUNB’s and CUB’s examination of the records of FENB pursuant hereto, shall not constitute a waiver or relinquishment on the part of CUNB or CUB to rely upon the representations and warranties made by FENB herein or pursuant hereto; provided, that CUNB and CUB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by FENB hereunder incorrect in any respect.

6.3.2 Access to Operations. Not later than one hundred twenty (120) days prior to the Effective Time, FENB shall afford to CUNB and CUB and their authorized agents and

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representatives, access, during normal business hours, to the operations, books, and other information relating to FENB as may be reasonably requested by CUNB or CUB for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. CUNB and CUB shall give reasonable notice for access to FENB, and the date and time of such access will then be mutually agreed to by CUNB, CUB and FENB. CUNB and CUB’s access shall be conducted in a manner which does not unreasonably interfere with FENB’s normal operations, customers and employee relations and which does not interfere with the ability of FENB to consummate the transactions contemplated by this Agreement.

6.3.3 141R Review. FENB shall afford to CUNB and CUB and their authorized agents and representatives, reasonable access, during normal business hours and upon reasonable notice, to the operations, books, and other information relating to FENB for the purposes of conducting a review of Deposits, loans, securities and hedges to assist in fair value and core Deposit valuation pursuant to Financial Accounting Statement 141R and related merger accounting and valuation matters.

6.3.4 Access to Employees. Between the Agreement Date and the Effective Time, FENB shall give CUNB and CUB and their authorized representatives upon reasonable notice, reasonable access to all employees and the non-confidential portions of all personnel files of current employees of FENB, as permitted by Law, as CUNB or CUB may reasonably require for purposes of determining FENB employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII. Nothing in this Section 6.3.4 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than CUNB, CUB or FENB.

6.4	Financial and Other Statements

6.4.1 Promptly upon receipt thereof, FENB will furnish to CUNB copies of each annual, interim or special audit of the books of FENB made by its independent auditors and copies of all internal control reports submitted to FENB by such auditors in connection with each annual, interim or special audit of the books of FENB made by such auditors.

6.4.2 FENB will furnish to CUNB copies of all documents, statements and reports as it shall send to its shareholders, the DBO, the FDIC, the FRB, the FHLB or any other regulatory authority, except as legally prohibited thereby. Within ten (10) Business Days after the end of each month, FENB will deliver to CUNB a balance sheet and a statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3 FENB will advise CUNB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FENB.

6.4.4 With reasonable promptness, FENB will furnish to CUNB such additional financial data that FENB possess and as CUNB may reasonably request, including without limitation, detailed monthly financial statements and loan reports not otherwise required to be delivered pursuant to Section 6.4.

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6.4.5 All of the foregoing documents provided by FENB to CUNB in accordance with this Section 6.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

6.5	Maintenance and Purchase of Insurance

FENB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business. Subject to the prior written consent of CUNB, FENB shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.13).

6.6	Disclosure Supplements

From time to time prior to the Effective Time, FENB will promptly supplement or amend the FENB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the Agreement Date, would have been required to be set forth or described in such FENB Disclosure Schedule or which is necessary to correct any information in such FENB Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such FENB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.1(iii)(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7	Consents and Approvals of Third Parties

FENB shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including but not limited to obtaining consents of lessors for each of the FENB branches or facilities, in a form acceptable to CUNB.

6.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, FENB agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

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6.9	Failure to Fulfill Conditions

In the event that FENB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CUNB.

6.10	No Solicitation

6.10.1 FENB shall not, and shall not permit or authorize any of its Subsidiaries or Representatives of FENB or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, any Acquisition Proposal or (iv) resolve, propose or agree to do any of the foregoing.

FENB shall, and shall cause each of the Subsidiaries and the Representatives of FENB and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.

Notwithstanding the foregoing, if at any time following the Agreement Date and prior to obtaining FENB Shareholder Approval, (1) FENB receives a written Acquisition Proposal that the FENB Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 6.10.1, (3) the FENB Board determines in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal and (4) the FENB Board determines in good faith (and based on the advice of outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would constitute a breach of its fiduciary duties to the shareholders of FENB under applicable Law, then FENB may (x) furnish information with respect to FENB and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to FENB than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to CUNB or shall be provided to CUNB prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing provisos or engaging in any negotiations, FENB shall have entered into a confidentiality agreement with such third party on terms no less favorable to FENB than the Confidentiality Agreement.

6.10.2 Neither the FENB Board nor any committee thereof shall: (i) effectuate an Adverse Recommendation Change; (ii) cause or permit FENB to enter into an Alternate Acquisition Agreement; or (iii) resolve, agree or propose to take any such actions.

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Notwithstanding the foregoing, in the event FENB receives an unsolicited bona fide Acquisition Proposal and the FENB Board concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the FENB Board shall nevertheless cause the FENB Shareholders Meeting to be held in accordance with Section 8.2.1 herein, but may, to the extent that the FENB Board concludes in good faith (and based on the advice of outside counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable Law, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the Agreement Date may not be rescinded or amended) in which event the FENB Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that FENB may not submit this Agreement to its shareholders without recommendation unless (1) FENB promptly notifies CUNB in writing at least five (5) Business Days before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of such Superior Proposal shall require a new written notice by FENB and a new five (5) Business Day period) and (2) prior to the expiration of such five (5) Business Day period, CUNB does not make a proposal to adjust the terms and conditions of this Agreement that the FENB Board determines in good faith (after consultation with outside counsel and its financial advisor) after giving effect to, among other things, the payment of the Termination Fee set forth in Section 11.3, that such action is no longer required by its fiduciary duties to the shareholders of FENB under applicable Law.

During the five (5) Business Day period prior to its effecting an Adverse Recommendation Change as referred to above, FENB shall, and shall cause its financial and legal advisors to, negotiate with CUNB in good faith (to the extent CUNB seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by CUNB.

6.10.3 In addition to the obligations of FENB set forth in Section 6.10.1 and Section 6.10.2, FENB promptly, and in any event within 24 hours of receipt, shall advise CUNB in writing in the event FENB or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to FENB), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish CUNB with a copy of

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such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). FENB shall keep CUNB informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, FENB shall promptly (and in any event within 24 hours) notify CUNB orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.10.1 or Section 6.10.2 and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

6.10.4 FENB agrees that any violation of the restrictions set forth in this Section 6.10 by any Representative of FENB or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of FENB or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by FENB.

6.10.5 FENB shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that (i) would restrict FENB’s ability to comply with any of the terms of this Section 6.10; or (ii) relates to any Acquisition Proposal that would materially impair FENB’s ability to consummate the transactions contemplated by this Agreement.

6.10.6 FENB shall not take any action to exempt any Person (other than CUNB, CUB and their respective Affiliates) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

6.10.7 FENB agrees that, prior to the termination of this Agreement, it shall not submit to the vote of its shareholders any Acquisition Proposal (whether or not a Superior Proposal) or propose to do so.

6.11	FENB Shareholder Recommendation.

Unless the FENB Board submits this Agreement to its shareholders without recommendation pursuant to Section 6.10.2, FENB, through the FENB Board, FENB shall (i) recommend to the FENB shareholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by CUNB or CUB. Without limiting the generality of the foregoing, FENB agrees that its obligations to convene and hold the FENB Shareholders Meeting as soon as practicable under Section 8.2 shall not be affected by the commencement, public proposal, public disclosure or communication to FENB or any other Person of any Acquisition Proposal. In any case in which the FENB Board, submits this Agreement to its shareholders without recommendation pursuant to Section 6.10.2,

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or anything else to the contrary in this Agreement (x) FENB shall nevertheless submit this Agreement and the Merger to a vote of its shareholders and (y) the Proxy Statement-Prospectus and any and all accompanying materials (including the proxy card, the “Proxy Materials”)) shall be identical in form and content to Proxy Materials that would have been prepared by FENB had no Adverse Recommendation Change occurred, except for appropriate changes to the disclosure in the Proxy Statement-Prospectus stating that such Adverse Recommendation Change has been made and, if applicable, describing matters relating to the Superior Proposal or other event giving rise to the Adverse Recommendation Change to the extent required by applicable Law.

6.12	Reserves and Merger-Related Costs

6.12.1 FENB agrees to consult with CUNB with respect to the character, amount and timing of restructuring charges to be taken by FENB in connection with the transactions contemplated hereby and shall take such charges as CUNB shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until CUNB shall have irrevocably certified to FENB that all conditions set forth in Article IX to the obligation of CUNB to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12.2 Each of FENB and CUNB acknowledge and agree that it is in the best interests of CUNB and FENB to properly incentivize certain employees of FENB, as mutually agreed to by FENB and CUNB, to remain employed with FENB in order to assist in the successful completion of the transactions contemplated by this Agreement and to continue to contribute meaningfully to the future success of Surviving Bank following the Closing, and that CUNB and FENB will cooperate, in good faith, to establish and offer such retention incentives to such employees of FENB in such amounts and on such terms and conditions as are mutually agreeable to CUNB and FENB (the “Retention Incentives”).

6.12.3 In addition, FENB shall establish accruals for Retention Incentives as well as severance and change in control benefits for terminated employees to the extent permissible under GAAP. If requested by CUNB or CUB, on the second Business Day immediately prior to the Effective Time, FENB shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of CUNB and CUB (as such practices and methods are to be applied to FENB from and after the Effective Time) and reflect CUNB and CUB’s plans with respect to the conduct of FENB’s business following the Merger and to provide for the costs and expenses relating to the consummation by FENB of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of FENB contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of FENB.

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6.12.4 Transaction Expenses.

Based upon the final bills or estimates of such final bills, FENB shall have paid or accrued for (i) all severance benefits under any FENB employment agreement (including change of control payments) that will terminate as a result of the transactions contemplated herein that were in existence as of the Agreement Date as shown on FENB Disclosure Schedule 4.13.1; (ii) payments for Retention Incentives to employees approved by CUNB and CUB (as well as those otherwise allowed in this Agreement); (iii) all fees and expenses of all attorneys, accountants, auditors, consultants and investment bankers (collectively, the “Advisors”) of FENB for services rendered solely in connection with the transactions contemplated by this Agreement, including the fees and expenses to Davidson for the services provided by Davidson including the fee for the Fairness Opinion provided by Davidson in accordance with Sections 4.14 and 9.3.9 (inclusive of reasonable costs incurred or advanced by FENB’s Advisors); (iv) the cost of purchasing the Tail Coverage as provided for in Section 7.13.1; (v) any contract termination fees payable to vendors as to which CUNB has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate; (vi) fees for the conversion of FENB data processing systems to CUNB systems; and (vii) the costs of any application, printing, mailing or other fees related to the Merger, including but not limited to the cost of printing and mailing the Proxy Statement-Prospectus of the shareholders of FENB (collectively, the “FENB Transaction Expenses”) in full prior to the Effective Time, FENB shall update FENB Disclosure Schedule 4.28 to reflect such FENB Transaction Expenses and CUNB and CUB shall have received written evidence from FENB to such effect prior to the Effective Time

6.12.5 FENB shall cooperate with CUNB or CUB requests to obtain additional or updated appraisals on property securing loans of FENB as well as valuations of the FENB loan portfolio pursuant to Accounting Standards Codification Topic 805, Business Combinations, during the period from the Agreement Date to the Effective Time and shall pay such costs as may be incurred with regard thereto.

6.13	Customer Notices

On and after the later of the date of receipt of all required Regulatory Approvals (disregarding the statutory waiting periods) and the date of receipt of the requisite approval of the Agreement and of the transactions contemplated herein by the holders of CUNB Common Stock and holders of FENB Common Stock, FENB shall permit CUNB and CUB to provide one or more written notices (which may be joint notices from CUB and FENB) to customers of FENB describing the proposed Merger, the effect on customers, planned transition procedures, account disclosures and similar information. FENB shall have the right to review and approve the substance of any such communication, provided that FENB shall not unreasonably withhold, delay or condition its approval.

6.14	Tax Matters

6.14.1 Prior to the Closing Date (or at such other times as requested by counsel), FENB will cause to execute and deliver to Tax Counsel a representation letter (which will be used in connection with the Closing Tax Opinions contemplated by Sections 9.2.11(i) and 9.3.8(i)).

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6.14.2 FENB will use good faith and cooperate with Tax Counsel with respect to the issuance of their Tax Opinions. FENB will use best efforts to ensure that: (a) the Merger qualifies as a Reorganization; (b) FENB Tax Counsel renders the Tax Opinions; and (c) to the extent permissible under Section 1.263-5 of the U.S. Treasury regulations, FENB’s expenses incurred in connection with the Merger are deducted for U.S. federal income tax purposes. FENB agrees that the failure of FENB Tax Counsel to render either Tax Opinion will constitute a breach of this Agreement by FENB, unless such failure is due solely to either (x) a change in U.S. federal income tax Law after the date of this Agreement, or (y) a failure by CUNB to deliver the CUNB Tax Certificate If there has been such a change in U.S. federal income tax law, FENB will negotiate in good faith amendments to the terms of this Agreement and/or the FENB Tax Certificate so that FENB Tax Counsel will deliver the Tax Opinions.

ARTICLE VII

COVENANTS OF CUNB AND CUB

7.1	Conduct of Business

7.1.1 Affirmative Covenants. During the period from the Agreement Date to the Effective Time, except as expressly provided in this Agreement or with the written consent of FENB, which consent will not be unreasonably withheld, CUNB and CUB will:

(i) operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(ii) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(iv) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(v) maintain their respective rights and franchises; and voluntarily take no action which would (A) result in CUNB or CUB incurring material losses; (B) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (C) adversely affect their ability to perform their covenants and agreements under this Agreement;

(vi) maintain CUB’s ALLL substantially in accordance with past practices and methodology and GAAP;

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(vii) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable Law or regulation, or as directed by its regulators;

(viii) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

(ix) timely make all Regulatory Filings and any other filings required to be filed with any applicable Bank Regulator or Governmental Entity and will comply in all material respects with all of the applicable rules enforced or promulgated by any Bank Regulator or Governmental Entity with which it any Regulatory Filing or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of CUNB and CUB will fairly present the financial position of CUNB and CUB and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Bank Regulator or Governmental Entity with which such Regulatory Filing or other filing will be filed;

(x) take all corporate action necessary to: (A) reserve for issuance a sufficient number of shares of CUNB Common Stock for delivery upon exercise of any Replacement Options exchanged for FENB Continuing Options pursuant to Section 3.4.2; (B) register with the SEC on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms) and to the extent then required, the shares of CUNB Common Stock issuable upon exercise of such Replacement Options; and (C) maintain the effectiveness of such registration statement for so long as any of such Replacement Options remain outstanding;

(xi) take all corporate action necessary to cause to be nominated for election to the CUNB Board at the next two annual meeting of the shareholders of CUNB, among others, the FENB Directors; and

(xii) take all corporate action necessary to: (A) authorize the CUNB Preferred Stock; and (B) authorize the issuance of the CUNB Preferred Stock to the United States Treasury in replacement of the FENB Preferred Stock, subject to and on the terms set forth in this Agreement.

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7.1.2 Negative Covenants of CUNB and CUB. CUNB and CUB each agrees that from the Agreement Date to the Effective Time, except as otherwise specifically permitted or required by this Agreement and set forth in CUNB Disclosure Schedule 7.1.2 or with the prior written consent of FENB, which will not be unreasonably withheld neither of them will:

(i) change or waive any provision of the Articles of Incorporation or bylaws of CUNB and/or CUB, except as required by Law or this Agreement, or appoint any new director to the CUNB Board and/or CUB, except to replace any vacant director position(s) and except as may be required by this Agreement;

(ii) issue or commit to issue or repurchase any shares of CUNB Common Stock except that CUNB may (A) issue shares of CUNB Common Stock upon the valid exercise of outstanding CUNB Options issued under or issue or provide for the acceleration of vesting of stock rights awards under the CUNB Compensation and Benefit Plans; (B) reduce the shares issuable or otherwise accept shares of CUNB Common Stock that are issued in connection with the valid exercise of any CUNB Options issued under, and to the extent permitted by, the CUNB Compensation and Benefit Plans; (C) repurchase or redeem shares of CUNB Common Stock in connection with the vesting of restricted CUNB Common Stock issued under the CUNB Compensation and Benefit Plans to pay the Tax obligations arising as a result thereof; (D) pay dividends in respect of the capital stock of CUNB; (E) issue shares of its capital stock to the extent deemed necessary or reasonable by CUNB to consummate the Merger or any other transaction contemplated in this Agreement; (F) grant options to purchase CUNB Common Stock or other equity securities under any CUNB Compensation and Benefit Plans; and (G) grant restricted stock awards under any CUNB Compensation and Benefit Plans.

(iii) terminate any outstanding stock options with the exception of options expiring by their own terms;

(iv) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(v) merge or consolidate CUNB or CUB with any other corporation; sell or lease all or any substantial portion of the assets or business of CUNB or CUB; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CUNB or CUB and any other person; enter into a purchase and assumption transaction with respect to Deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(vi) sell or otherwise dispose of the capital stock of CUNB (except as may be permitted pursuant to Section 7.1.2(ii) or any other provision of this Agreement) or sell or otherwise dispose of any asset of CUNB other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System or the FHLB, subject any asset of CUNB to a lien, pledge, security interest or other encumbrance (other than in connection with Deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

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(vii) intentionally take any action which would result in any of the representations and warranties of CUNB or CUB set forth in this Agreement becoming untrue as of any date after the Agreement Date or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable Law;

(viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date as to which CUNB may elect to adopt) or any Bank Regulator responsible for regulating CUNB or CUB;

(ix) issue any press release regarding the Merger other than in accordance with past practice or as may be required by Law, rule or regulations; or

(x) agree to do any of the foregoing.

7.2	Current Information

7.2.1 During the period from the Agreement Date to the Effective Time, CUNB and CUB will cause one or more of its representatives to confer with representatives of FENB and report the general status of its ongoing operations at such times as FENB may reasonably request. CUNB and CUB will promptly notify FENB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by CUNB or CUB, the threat of material litigation involving CUB. Without limiting the foregoing, senior officers of CUNB and CUB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of CUNB or CUB, in accordance with applicable Law.

7.2.2 CUNB and/or CUB shall provide FENB, within fifteen (15) Business Days of the end of each calendar quarter, a written a written report detailing each of the following:

(i) Past due loans;

(ii) Any changes to the risk grading of loans;

(iii) List of impaired loans and information relative to such loans;

(iv) New and renewed loans;

(v) Trial balance by risk code;

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(vi) Detailed balance sheet and income statement along with detailed general ledger;

(vii) Personnel changes;

(viii) Quarterly board package including detailed financial statements for FENB;

(ix) Loan committee packages;

(x) ALCO packages (for the quarter which precedes the quarter of the other reports);

(xi) Large Loan and Deposit Customers aggregated by household (for top 50 of each) and variances from prior quarter;;

(xii) Allowance for Loan and Lease Loss Reports;

(xiii) External audit reports (including loan review and other reviews or examination);

(xiv) Problem loan reports and problem loan committee packages; and

(xv) Such other reports and information as CUNB may reasonably request.

7.2.3 CUNB and CUB shall promptly inform FENB upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of CUNB and CUB under any labor or employment law.

7.3	Access to Properties and Records

Subject to Section 13.1 hereof, and applicable Laws relating to the exchange of information, CUNB and CUB shall permit FENB reasonable access upon reasonable notice and during normal business hours to its properties, and shall disclose and make available to FENB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of Board of Directors’ meetings reasonably requested by FENB (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CUNB or CUB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FENB may have a reasonable interest; provided, however, that CUNB shall not be required to take any action that would provide access to or to disclose information where such access or

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disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. FENB shall use commercially reasonable efforts to minimize any interference with CUNB or CUB’s regular business operations during any such access to CUNB or CUB’s property, books and records. FENB’s examination of the records of CUNB or CUB pursuant hereto, shall not constitute a waiver or relinquishment on the part of FENB to rely upon the representations and warranties made by CUNB and CUB herein or pursuant hereto; provided, that FENB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by CUNB and CUB hereunder incorrect in any respect.

7.4	Financial and Other Statements

7.4.1 Promptly upon receipt thereof, CUNB will furnish to FENB copies of each annual, interim or special audit of the books of CUNB made by its independent auditors and copies of all internal control reports submitted to CUNB by such auditors in connection with each annual, interim or special audit of the books of CUNB made by such auditors

7.4.2 CUNB will furnish to FENB copies of all documents, statements and reports as it shall send to its shareholders, the SEC, the FRB, the FDIC, the DBO or any other regulatory authority, except as legally prohibited thereby.

7.4.3 CUNB and CUB will advise FENB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of CUNB or CUB.

7.4.4 With reasonable promptness, CUNB and CUB will furnish to FENB such additional financial data that CUNB or CUB possess and as FENB may reasonably request, including without limitation, detailed quarterly financial statements and loan reports not otherwise required to be delivered pursuant to this Section 7.4.

7.4.5 All of the foregoing documents provided by CUNB and/or CUB to FENB in accordance with this Section 7.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

7.5	Maintenance of Insurance

CUNB and CUB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.6	Disclosure Supplements

From time to time prior to the Effective Time, CUNB will promptly supplement or amend the CUNB Disclosure Schedule delivered in connection herewith with respect to any

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material matter hereafter arising which, if existing, occurring or known at the Agreement Date, would have been required to be set forth or described in such CUNB Disclosure Schedule or which is necessary to correct any information in such CUNB Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such CUNB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.1(iv)(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

7.7	Consents and Approvals of Third Parties

CUNB and CUB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, CUNB and CUB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the Merger.

7.9	Failure to Fulfill Conditions

In the event that CUNB or CUB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FENB.

7.10	Acquisition Proposals

7.10.1 CUNB and CUB will promptly, and in any event within 24 hours of receipt, shall advise FENB in writing in the event CUNB or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal (to the extent such terms and conditions are known to CUNB), request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish FENB with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). CUNB shall keep FENB informed (orally and in writing) in all material respects on a timely basis of the status and

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details (including, within 24 hours after the occurrence of any amendment, modification, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, CUNB shall promptly (and in any event within 24 hours) notify FENB orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

7.10.2 CUNB agrees that any violation of the restrictions set forth in this Section 7.10 by any Representative of CUNB or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of CUNB or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by CUNB.

7.10.3 CUNB shall not, and shall cause its Subsidiaries not to, enter into any agreement with any Person subsequent to the Agreement Date that (i) would restrict CUNB’s ability to comply with any of the terms of this Section 7.10, or (ii) relates to any Acquisition Proposal that would materially impair CUNB’s ability to consummate the transactions contemplated by this Agreement.

7.10.4 CUNB shall not take any action to exempt any Person (other than FENB) from the restrictions on “business combinations” or any similar provision contained in any Takeover Law or otherwise cause such restrictions not to apply, or agree to do any of the foregoing.

7.10.5 CUNB agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal or propose to do so unless such Acquisition Proposal requires the completion of the Merger prior to completion of any other Acquisition Proposal respecting CUNB, and gives the FENB shareholders acquiring CUNB Common Stock in the Merger the same consideration in the Acquisition Proposal, if completed, at the same time such consideration is received by the other shareholders of CUNB.

7.10.6 CUNB and CUB shall not make any Adverse Recommendation Change to the extent not otherwise permitted by this Agreement.

7.11	Intentionally Deleted.

7.12	Nasdaq Listing

CUNB shall use its commercially reasonable efforts to list, if required, prior to the Effective Time, on the Nasdaq the shares of CUNB Common Stock to be issued to the holders of FENB Common Stock in the Merger and the shares of CUNB Common Stock to be issued upon the exercise of Replacement Options.

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7.13	Directors and Officers Indemnification and Insurance

7.13.1 FENB shall purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for a period of six (6) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed $250,000.

7.13.2 From and after the Effective Time, CUNB shall, and shall cause the Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to: (i) maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation, and bylaws of FENB as in effect on the Agreement Date with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by Law or Governmental Entities; and (ii) provide the FENB Directors appointed to the CUNB Board of Directors as required by this Agreement with the same coverage under CUNB and/or CUB’s directors and officer’s liability insurance policies as is provided to CUNB and/or CUB’s directors serving on their respective Boards as of the Effective Time and for the period commencing at the Effective Time.

7.13.3 The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each director or officer of FENB and his or her heirs and representatives.

7.13.4 In the event that either CUNB or CUB, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CUNB or CUB, as applicable shall assume the obligations set forth in this Section 7.13.

7.14	Appointments to the CUNB Board of Directors.

CUNB shall take or caused to be taken all corporate actions to obtain all approvals necessary to amend its bylaws, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the CUNB Board of Directors at twelve (12) in order to accommodate the appointment of the FENB Directors to the CUNB Board of Directors in accordance with Section 2.4.1 hereof, such amendment to the bylaws and such appointment to the CUNB Board of Directors be effective as of the Effective Time.

7.15	Appointments to the CUB Board of Directors.

CUNB and CUB shall take or caused to be taken all corporate actions to obtain all approvals necessary to amend the bylaws of CUB, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors of the

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Surviving Bank at thirteen (13) in order to accommodate the appointment of the FENB Directors to the Board of Directors of the Surviving Bank as required by Section 2.4.2 hereof, such amendment to the bylaws of CUB and such appointment to be effective as of the Effective Time.

7.16	Tax Matters.

7.16.1 Prior to the Closing Date (or at such other times as requested by counsel), CUNB will cause to execute and deliver to Tax Counsel a representation letter (which will be used in connection with the Closing Tax Opinions contemplated by Sections 9.2.11(i) and 9.3.8(i)).

7.16.2 CUNB will use good faith and cooperate with Tax Counsel with respect to the issuance of their Tax Opinions. CUNB will use best efforts to ensure that: (a) the Merger qualifies as a Reorganization; (b) CUNB Tax Counsel renders the Tax Opinions; and (c) to the extent permissible under Section 1.263-5 of the U.S. Treasury regulations, CUNB’s expenses incurred in connection with the Merger are deducted for U.S. federal income tax purposes. CUNB agrees that the failure of CUNB Tax Counsel to render either Tax Opinion will constitute a breach of this Agreement by CUNB, unless such failure is due solely to either (x) a change in U.S. federal income tax Law after the date of this Agreement, or (y) a failure by FENB to deliver the FENB Tax Certificate If there has been such a change in U.S. federal income tax law, CUNB will negotiate in good faith amendments to the terms of this Agreement and/or the CUNB Tax Certificate so that CUNB Tax Counsel will deliver the Tax Opinions.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Proxy Statement-Prospectus

8.1.1 For the purposes of (i) registering CUNB Common Stock to be offered to holders of FENB Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) holding the FENB Shareholders Meeting, and (iii) holding the CUNB Shareholders Meeting, CUNB shall draft and prepare, and FENB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of FENB and CUNB, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). CUNB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. CUNB shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and CUNB and FENB shall thereafter promptly mail the Proxy Statement-Prospectus to FENB’s shareholders and CUNB’s shareholders. CUNB shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FENB shall furnish all information concerning FENB, and the holders of FENB Common Stock as may be reasonably requested in connection with any such action.

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8.1.2 FENB shall provide CUNB with any information concerning itself that CUNB may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and CUNB shall notify FENB promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to FENB promptly copies of all correspondence between CUNB or any of their representatives and the SEC. CUNB shall give FENB and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give FENB and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of CUNB and FENB agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the FENB Shareholders Meeting and at the CUNB Shareholders Meeting at the earliest practicable time.

8.1.3 FENB and CUNB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FENB shall cooperate with CUNB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and CUNB shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of FENB Common Stock and CUNB Common Stock entitled to vote at the FENB Shareholders Meeting and the CUNB Shareholders Meeting, respectively, at the earliest practicable time.

8.2	Shareholders’ Meetings and Approvals.

8.2.1 FENB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders of FENB (the “FENB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in FENB’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have the FENB Board recommend approval of this Agreement and the Merger to the FENB shareholders in accordance with Section 6.10 (the “FENB Recommendation”).

8.2.2 FENB shall (i) as promptly as practicable after the Agreement Date, take all steps necessary to give notice to, and obtain the approval of the holder(s) of one hundred percent (100%) of the FENB Preferred Stock of this Agreement and the Merger including the issuance of

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the CUNB Preferred Stock in exchange therefor in accordance with Section 3.2 hereof, and (ii) subject to Section 6.10, have the FENB Board recommend approval of this Agreement and the Merger (the “FENB Preferred Recommendation”).

8.2.3 CUNB will (i) promptly as practical after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene, and hold a meeting of the shareholders of CUNB (the “CUNB Shareholders Meeting”), for the purpose of considering the Agreement and the Merger, and for such other purposes as may be, in CUNB’s reasonable judgment, necessary or desirable including, but not limited to, potentially approving an amendment to or adopting a new CUNB Compensation and Benefit Plan to provide for the Replacement Options or the issuance of additional equity awards and/or for performance based incentive compensation; and (ii) provide its written consent to CUNB, as the sole shareholder of CUB, ratifying CUB’s entry into this Agreement and the consummation of the transactions contemplated herein. The CUNB Board shall recommend approval of the Agreement and Merger to its shareholders and shall have made no Adverse Recommendation Change.

8.3	Regulatory Approvals

Each of CUNB, CUB and FENB will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, applicable blue sky administrators, the Bank Regulators and any other third parties and Governmental Entities necessary to consummate the Merger as contemplated by this Agreement. CUNB, CUB, and FENB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of FENB, CUNB or CUB to any Bank Regulatory or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. The party responsible for filing any application or notice with any Bank Regulator relating to the transactions contemplated herein shall file such application and/or notice within forty-five (45) days of the Agreement Date, provided, however, that the obligation of such party to file within this forty-five (45) day period is subject to the other party’s timely compliance with its obligations under this Section 8.3. FENB shall have the right to review and approve in advance all characterizations of the information relating to FENB, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. CUNB shall give FENB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give FENB and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. CUNB shall have the right to review and approve in advance all characterizations of the information relating to CUNB, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. FENB shall give CUNB and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give CUNB and

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their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval. The Shareholder Approvals shall have been obtained for this Agreement and the transactions contemplated hereby.

9.1.2 No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by CUNB, CUB or FENB in their sole and absolute discretion.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of CUNB Common Stock in the Merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

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9.2	Conditions to the Obligations of CUNB and CUB under this Agreement

The obligations of CUNB and CUB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.14 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of FENB set forth in this Agreement shall be true and correct as of the Agreement Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on FENB. FENB shall have delivered to CUNB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FENB dated as of the Closing Date.

9.2.2 Agreements and Covenants. FENB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and CUNB shall have received a certificate signed on behalf of FENB by the Chief Executive Officer and Chief Financial Officer of FENB to such effect dated as of the Closing Date.

9.2.3 Permits, Authorizations, Etc. CUNB and CUB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4 Resignations. CUNB and CUB shall have received a written resignation from each of the directors of FENB, effective as of the Closing Date.

9.2.5 Officers’ Certificates. FENB shall have furnished CUNB and CUB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as CUNB or CUB may reasonably request.

9.2.6 Continuing Executives. Horton shall be the President of FENB and McGraa shall be the Chief Credit Officer of FENB at the Effective Time.

9.2.7 FENB Closing Shareholders’ Equity. As of the last day of the calendar month immediately prior to the Effective Time, the FENB Closing Shareholders’ Equity shall not be less than the FENB Minimum Capital.

9.2.8 Dissenters Rights. Dissenters’ rights shall not have been exercised and perfected by: (i) in excess of five percent (5%) of FENB’s outstanding shares of FENB Common Stock; (ii) in excess of five percent (5%) of CUNB’s outstanding shares of CUNB Common Stock; and (iii) any holder of FENB Preferred Stock outstanding.

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9.2.9 Termination of Employment Agreements.

(i) Effective as of the Effective Time, Black shall enter into, execute, and deliver to CUNB and FENB the “waiver and release agreement” required under his employment contract with FENB, which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion;

(ii) Effective as of the Effective Time, Nicholson shall enter into, execute, and deliver to CUNB and FENB the “waiver and release agreement” required under his employment contract with FENB, which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion; and

(iii) The agreements referred to above may be entered into sufficiently in advance of the Effective Time for all time periods for revocation as permitted by Law or agreement to have passed prior to the Effective Time.

9.2.10 Non-Solicitation Agreements. CUNB and CUB shall have received an executed copy of the FENB Non-Solicitation Agreement from each member of the FENB Board as of the Agreement Date and anyone added to the FENB Board after the Agreement Date which agreement shall not have been revoked, rescinded or amended without CUNB’s and CUB’s prior written approval, in their sole discretion, provided, however, the agreement of Black not to solicit the employees or customers shall be for a period of one (1) year from and after the Effective Time, provided that Black has entered into a consulting agreement, as of the Agreement Date, with CUB in such form as is mutually agreeable to Black and CUB.

9.2.11 Tax Matters.

(i) CUNB will have received a Closing Tax Opinion from CUNB Tax Counsel. In rendering the Closing Tax Opinion, CUNB Tax Counsel may require and rely upon the Tax Certificates. If CUNB Tax Counsel will not render the Closing Tax Opinion, FENB Tax Counsel may render the Closing Tax Opinion;

(ii) FENB Tax Counsel will have issued a Merger Registration Statement Tax Opinion;

(iii) FENB will have delivered, no more than 30 days prior to the Closing Date, a duly executed certificate (the “FIRPTA Certificate”), in such form and in substance as reasonably determined by CUNB, stating that FENB is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with U.S. Treasury regulations promulgated under Sections 897 and 1445 of the Code; and

(iv) All Tax Agreements involving FENB shall have been terminated and the FENB shall not be bound thereby or have any liability thereunder.

9.2.12 Changes in Control Payments. FENB shall have accrued the amounts and expenses to be made under its employment agreements and change in control agreements, and such payments will, to the extent permissible under applicable law, be made concurrently with the Effective Time.

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9.2.13 Replacement Options. FENB shall have provided a disclosure and notice to each holder of a Continuing FENB Option as to the Replacement Options and the terms thereof and notified them of their right to exercise prior to the Effective Time in accordance with Section 6.1.1(xii) hereof.

9.2.14 Closing Financial Statements.

At least five (5) Business Days prior to the Effective Time, FENB shall provide CUNB with FENB’s financial statements presenting the financial condition of FENB as of the close of business on the last day of the month ended prior to the Effective Time and its results of operations for the period from January 1, 2014 through the close of business on the last day of the last month ended prior to the Effective Time (which shall be prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements) and shall be accompanied by a certificate of FENB’s Chief Financial Officer dated as of the Effective Time that such financial statements continue to reflect accurately as of the date of the certificate, the financial condition of FENB in all material respects and that such financial statements reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement.

9.2.15 SBLF.

FENB shall have filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including the Effective Time which are required to be provided pursuant to the Small Business Lending Fund established by the Small Business Jobs Act of 2010 (the “SBLF”) and the implementing U.S. Treasury regulations and guidance promulgated thereunder, and given the FENB Preferred Recommendation, and FENB shall have obtained all necessary approvals by the U.S. Treasury to issue the CUNB Preferred Stock in exchange for the entire outstanding amount of the FENB Preferred Stock investment from the U.S. Treasury in accordance with Section 3.3.

9.3	Conditions to the Obligations of FENB under this Agreement

The obligations of FENB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.11 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of CUNB and CUB set forth in this Agreement shall be true and correct as of the Agreement Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have

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or would reasonably be expected to have a Material Adverse Effect on CUNB and CUB. CUNB and CUB shall have delivered to FENB and FENB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CUNB and CUB, respectively dated as of the Closing Date.

9.3.2 Agreements and Covenants. CUNB and CUB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and FENB shall have received a certificate signed on behalf of CUNB and CUB by the Chief Executive Officer and Chief Financial Officer of CUNB and CUB respectively, to such effect dated as of the Closing Date.

9.3.3 Permits, Authorizations, Etc. FENB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4 Payment of Stock Consideration. CUNB shall have delivered the Stock Consideration to the Exchange Agent and the Exchange Agent shall have provided FENB with a certificate evidencing such delivery.

9.3.5 Officers’ Certificate. CUNB and CUB shall have furnished FENB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as FENB may reasonably request.

9.3.6 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of FENB and CUNB.

9.3.7 Appointment of FENB Directors to the Board of Directors. CUNB and CUB shall have offered to appoint the FENB Directors to serve on their respective boards of directors effective immediately after the Effective Time.

9.3.8 Tax Matters.

(i) FENB will have received a Closing Tax Opinion from FENB Tax Counsel. In rendering the Closing Tax Opinion, FENB Tax Counsel may require and rely upon the Tax Certificates. If FENB Tax Counsel will not render the Closing Tax Opinion, CUNB Tax Counsel may render the Closing Tax Opinion; and

(ii) CUNB Tax Counsel will have issued a Merger Registration Statement Tax Opinion.

9.3.9 Fairness Opinion. If required by the parties, the Fairness Opinion of Davidson shall have been either reissued or updated as of the date the Proxy Statement/Prospectus is mailed to shareholders of FENB for consideration of the Agreement and the Merger.

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9.3.10 CUNB Directors. CUNB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend its bylaws, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the CUNB Board of Directors at twelve (12) in order to accommodate the appointment of the FENB Directors to the CUNB Board of Directors in accordance with Section 2.4.1 hereof, such appointment to be effective as of the Effective Time.

9.3.11 Directors of Surviving Bank. CUNB and CUB shall have taken or caused to be taken all corporate actions and shall have obtained all approvals necessary to amend the bylaws of CUB, if necessary, to increase the authorized range of directors and to fix the authorized number of directors serving on the Board of Directors of the Surviving Bank at thirteen (13) in order to accommodate the appointment of the FENB Directors to the Board of Directors of the Surviving Bank as required by Section 2.4.2 hereof, such appointment to be effective as of the Effective Time

ARTICLE X

THE CLOSING

10.1	Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2	Deliveries at the Closing

At the Closing there shall be delivered to CUNB, CUB and FENB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, CUNB shall have delivered the Stock Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Shareholder Approvals have been obtained (with any termination by CUNB also being an effective termination by CUB):

(i)	by mutual written consent of CUNB and FENB;

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(ii)	by either CUNB or FENB if:

(A) if the Merger shall not have been consummated on or March 31, 2015 (the “Outside Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1(ii)(A) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by the Outside Date; or

(B) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.1(ii)(B) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Sections 6.8 and 7.8, as applicable; or

(C) if Shareholder Approvals shall not have been obtained in accordance with Section 9.1.1; or

(D) if CUNB or any of its Affiliates or FENB or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Regulatory Approval or receives written notice from or is otherwise advised by a Governmental Entity that it will not grant such Regulatory Approval without imposing a restriction, requirement or condition having an effect of the type referred to in Section 9.1.3.

(iii)	by CUNB:

(A) if FENB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.10.1, 6.10.2 or 6.11 as to which Section 11.1(iii)(B) will apply), or if any representation or warranty of FENB shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 9.1 or 9.2 and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to FENB of such breach or failure; provided, that CUNB shall not have the right to terminate this Agreement pursuant to this Section 11.1(iii)(A) if CUNB or CUB is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(B) if (1) FENB submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or adversely modifies or qualifies (or discloses its intention to withdraw or adversely modify or qualify) its recommendation as contemplated by Section 6.11; (2) FENB or the FENB Board (or any committee thereof) shall

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approve or recommend, or cause or permit FENB to enter into, an Alternative Acquisition Agreement relating to an Acquisition Proposal; (3) FENB fails publicly to reaffirm its recommendation of the Merger within five (5) Business Days after a request at any time to do so by CUNB, or within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to FENB’s shareholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal); (4) FENB shall have breached any of its obligations under Section 6.10.1, 6.10.2 or 6.11; or (5) FENB or the FENB Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

(iv)	by FENB:

(A) if CUNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Sections 7.10.3, 7.10.4, 7.10.5 or 7.10.6 as to which Section 11.1(iv)(B) will apply), or if any representation or warranty of CUNB shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 9.1 or 9.3 and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to CUNB of such breach or failure; provided, that CUNB shall not have the right to terminate this Agreement pursuant to this Section 11.1(iv)(A) if FENB is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(B) if CUNB shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in Sections 7.10.3, 7.10.4, 7.10.5 or 7.10.6 hereof.

The party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(i)) shall give notice of such termination to the other party.

11.2	Effect of Termination.

In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of CUNB, CUB or FENB, except that the provisions of Section 4.14 and Section 5.10 (Brokers), Article XIII (Miscellaneous) and Article XIV (Interpretation) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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11.3	Fees and Expenses.

11.3.1 Except as otherwise provided in this Section 11.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

11.3.2 In the event that this Agreement is terminated: (A) by CUNB pursuant to Section 11.1(iii)(B); or (B) by either CUNB or FENB pursuant to Section 11.1(ii)(C) by reason of the failure to obtain the FENB Shareholder Approval following FENB taking any action that constitutes an Adverse Recommendation Change and within twelve (12) months after the date of such termination, FENB enters into an agreement in respect of any Acquisition Proposal; then, FENB shall pay to CUNB a termination fee of Four Million Dollars ($4,000,000) (the “CUNB Termination Fee”) plus any Party Expenses (as hereinafter defined) of CUNB. Payment of the CUNB Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by CUNB as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by CUNB pursuant to Section 11.3.2(A) or in the case of termination by FENB pursuant to Section 11.3.2(B). The payment by FENB and the acceptance by CUNB of the CUNB Termination Fee and any Party Expenses of CUNB pursuant to this Section 11.3.2 shall be the sole and exclusive remedy of CUNB with a respect to the termination of this Agreement by CUNB pursuant to Section 11.1(iii)(B) or by either CUNB or FENB pursuant to Section 11.1(ii)(C) by reason of the failure to obtain the FENB Shareholder Approval as specified in Section 11.3.2(B).

11.3.3 In the event that this Agreement is terminated by FENB pursuant to Section 11.1(iv)(B), then CUNB shall pay to FENB a termination fee of One Million Dollars ($1,000,000) (the “FENB Termination Fee”) plus any Party Expenses of FENB. Payment of the FENB Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by FENB as promptly as reasonably practicable after termination by FENB. The payment by CUNB and the acceptance by FENB of the FENB Termination Fee and any Party Expenses of FENB pursuant to this Section 11.3.3 shall be the sole and exclusive remedy of FENB with a respect to the termination of this Agreement by FENB pursuant to Section 11.1(iv)(B), provided, however, that in lieu of the termination of this Agreement by FENB pursuant to Section 11.1.(iv)(A) or (B), FENB may elect not to terminate this Agreement and to exercise its rights under Section 11.3.6 below, in which event, FENB Shall not be entitled to the FENB Termination Fee or any Party Expenses.

11.3.4 In the event that this Agreement is terminated by CUNB pursuant to Section 11.1(iii)(A) or by FENB pursuant to Section 11.1(iv)(A), then the breaching party shall reimburse the non-breaching party all of its reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the non-breaching party) incurred by the non-breaching party or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Party Expenses”), up to a maximum amount of One Million Dollars ($1,000,000). Payment of the Party Expenses shall be made by wire transfer of same day funds to the account or accounts

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designated by the non-breaching party entitled to payment of the Party Expenses within two (2) Business Days after the breaching party having been notified of the amount thereof by the non-breaching party.

11.3.5 Each of FENB and CUNB acknowledges that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FENB, CUNB and CUB would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due to the other party pursuant to this Section 11.3, and, in order to obtain such payment, the party to which any amount under this Section 11.3 is due and owing from the other party commences a suit that results in a judgment against such other party for the amounts set forth in this Section 11.3, the non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 11.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

11.3.6 The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). Accordingly, except as otherwise set forth in Section 11.3.3, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court as provided in Section 13.11, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

11.4	Amendment or Supplement.

This Agreement may be amended, modified or supplemented in writing by the parties at any time prior to the Effective Time, whether before or after the FENB Shareholder Approval has been obtained; provided, however, that after the FENB Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of FENB without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

11.5	Extension of Time; Waiver.

At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the

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other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the FENB Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of FENB without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE XII

EMPLOYEE BENEFITS

12.1	Benefit Plans.

12.1.1 At the Effective Time, FENB shall terminate, any and all 401(k) Plans FENB maintains and any other FENB Compensation and Benefit Plans that CUNB may specify. Prior to the Effective Time, FENB shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans FENB maintains.

12.1.2 FENB agrees that as of and following the Effective Time, the employees of FENB as of the Effective Time who continue to be employed by CUNB and/or CUB after the Effective Time or who are offered and who accept employment with CUNB and/or CUB (collectively, the “Former FENB Employees”) shall be eligible to participate in CUNB’s or CUB’s employee benefit plans in which the similarly situated employees of CUNB or CUB participate, to the same extent as such similarly situated employees of CUNB or CUB participate.

12.1.3 With respect to each CUNB Compensation and Benefit Plan, CUNB and CUB agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with FENB shall be treated as service with CUNB or with CUB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of a CUNB Compensation and Benefit Plan, CUB shall cause such CUNB Compensation and Benefit Plan to waive: (i) any pre-existing condition restriction that did not apply under the terms of any analogous FENB Compensation and Benefit Plan immediately prior to the Effective Time; and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former FENB Employee on or after the Effective Time to the extent such Former FENB Employee had satisfied any similar limitation or requirement under an analogous FENB Compensation and Benefit Plan prior to the

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Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the CUNB or CUNB Compensation and Benefit Plan; provided, however, if any Former FENB Employee is denied or delayed coverage CUNB or CUB shall pay (subject to employee contribution requirements) for such Former FENB Employee’s COBRA coverage.

12.2 Future Employment. Except as otherwise provided in this Agreement, CUNB and/or CUB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of FENB immediately before the Effective Time. FENB will provide CUNB and CUB with information regarding such persons’ current employment arrangements with FENB and will otherwise assist CUNB and CUB in making such offers.

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality

Having obtained the consent of Davidson and Sandler, CUNB, CUB, and FENB agree that the Confidentiality Agreement dated February 5, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto and Davidson, is hereby terminated in its entirety. In place thereof, CUNB, CUB and FENB agree as follows:

(i) CUNB and CUB on the one hand and FENB on the other hand, in connection with entering into this Agreement and effectuating the transactions contemplated hereby each have made and will make available (the “Disclosing Party”) to the other party (the “Receiving Party”) “Confidential Information” (as defined below) regarding the Disclosing Party which the Disclosing Party desires to maintain as confidential and to have the Receiving Party refrain from using and taking certain other actions.

(ii) The Receiving Party will not use, or permit the use of, any portion of the Confidential Information for any purpose except for the purpose of carrying out the transaction contemplated by the Agreement.

(iii) The Receiving Party acknowledges the confidential nature and competitive value of the Confidential Information and agrees to receive, hold and treat all Confidential Information with the same degree of care and safeguard the confidentiality of the Confidential Information to the same extent, as Receiving Party would exercise with respect to Receiving Party’s own highly confidential and non-public information. Receiving Party’s will not disclose any portion of the Confidential Information to any person or entity except to Receiving Party’s officers, directors, agents and representatives who have a need to know such information for the purpose of carrying out the transactions contemplated by this Agreement (such persons are hereinafter collectively referred to as (“Recipients”) and who must be required by Receiving Party prior to being provided with the Confidential Information, to agree to be bound by the terms of this Agreement to the same extent as if they were parties hereto.

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Receiving Party acknowledges its responsibility to ensure that the Recipients who are given access to the Confidential Information on Receiving Party’s behalf will conduct their activities in accordance with the terms of this Agreement and further acknowledge that Receiving Party will be liable for any breach of this Agreement caused by such Recipients.

(iv) The Receiving Party understands and acknowledges that any disclosure or misappropriations of any of the Confidential Information in violation of this Agreement may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and thereafter agrees the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restricting any such further disclosures or misappropriation and for such relief as Disclosing Party shall deem appropriate. Such right of the Disclosing Party shall be in addition to the remedies otherwise available to the Disclosing Party at law or in equity.

Notwithstanding the foregoing, the event that Receiving Party’s legal counsel determines in writing that Receiving Party or Receiving Party’s Recipients are required by Law, rule, regulation or administrative or judicial process to disclose any portion of the Confidential Information (the “Required Disclosure”), then Receiving Party shall promptly notify in writing Disclosing Party of such Required Disclosure, and provide a copy of the written determination of Receiving Party’s legal counsel, so that Disclosing Party may seek to obtain a protective order or other appropriate remedy preventing such Required Disclosure. If, within a reasonable period of time after Disclosing Party has received written notice from Receiving Party of such Required Disclosure, Disclosing Party has obtained a protective order or other appropriate remedy and Disclosing Party has not waived Receiving Party’s Recipients’ requirements to comply with the non-disclosure provisions hereof with respect to the Required Disclosure, then Receiving Party or Receiving Party’s Recipients may disclose that portion, and only that portion, of the Confidential Information that is required to be disclosed based on the written advice of Receiving Party’s legal counsel. Receiving Party further agrees to use Receiving Party’s best efforts to obtain reasonable assurances that confidential treatment will be accorded to any portion of the Confidential Information that Receiving Party or Receiving Party’s Recipients disclose pursuant to a Required Disclosure.

(v) The Receiving Party will not make any copies of the Confidential Information, except as necessary to assist Receiving Party in Receiving Party’s effecting the transaction contemplated by this Agreement. Promptly upon termination of this Agreement on the merger or upon the written request of Disclosing Party, whichever shall first occur, Receiving Party shall either destroy or return to Disclosing Party all copies of the Confidential Information provided to Receiving Party or Receiving Party’s Recipients, and any documents, memoranda, notes, analyses, abstracts, computer generated documents and other writings whatsoever prepared by Receiving Party or any Receiving Party’s Recipient based on the Confidential Information. At the request of Disclosing Party, Receiving Party shall certify in writing that the Confidential Information has been destroyed or returned in accordance with the provisions hereof.

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(vi) For a period of two (2) years from the Agreement Date, the Receiving Party will not, without the prior written consent of the Disclosing Party’s Board of Directors:

(a) directly or indirectly initiate contact with or otherwise solicit any current officer or employee of Disclosing Party or its Affiliate(s) for the purpose of hiring such officer or employee, except that this prohibition shall not apply to (i) general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals, or (ii) contacts initiated by such officer or employee without prior contact from the Receiving Party or its representatives:

(b) (I) solicit any “Customer” (as defined below) of Disclosing Party for purposes of offering such Customer services or products that compete, directly or indirectly, with the products or services being offered by the Receiving Party, that were offered by Disclosing Party during the preceding six (6) months or that Receiving Party has been informed of such intended offering through the Confidential Information), (II) interfere with any relationship that Disclosing Party has with any Customer or cause any Customer to terminate any agreement with the Disclosing Party, except that (ii) (a) and (b) will not apply to general advertisements that are placed in general publications, trade journals or media that are not directed specifically to one or more Customers;

(c) form, join or in any way participate in a “group” (as defined in the Exchange Act) or otherwise participate in any effort, directly or indirectly, for purposes of doing any of the foregoing.

(vii) “Confidential Information” includes all non-public information of any kind or character relating to or concerning Disclosing Party or its Affiliate(s) or associates, in any format, whether written or oral, including without limitation information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, minutes, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs and software; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; the identity of the Disclosing Party and its Affiliate and associates; and other confidential information that is known by the Receiving Party. The term “Confidential Information,” however, does not include (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of the Receiving Party and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement) that is known to the Receiving

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Party; (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of the Receiving Party; or (iv) information relating to a Customer or a prospective Customer that is disclosed to the Receiving Party by such Customer or prospective Customer.

(viii) “Customer” shall mean any existing depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates, including, without limitation, such Person that the Receiving Party or its Affiliate(s) or associates became aware of as a result of its due diligence review of Disclosing Party or its Affiliate(s) or associates in connection with the transactions contemplated by this Agreement.

13.2	Expenses

Except as specifically set forth herein, all expenses incurred by CUNB, CUB, and FENB in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including, but not limited to, any costs and/or expense associated with the mailing of the Proxy Statement-Prospectus to the FENB shareholders and the soliciting of the approval of its shareholders shall be paid by FENB and those expenses associated with the mailing of the Proxy Statement Prospectus to the CUNB Shareholders and the soliciting of the approval of its shareholders shall be paid by CUNB; provided, however, that notwithstanding the foregoing, CUNB and CUB shall be solely responsible for the costs of the filing fee for filing the Merger Registration Statement with the SEC and the cost of printing the Proxy Statement-Prospectus shall be divided among CUNB and FENB with CUNB responsible for fifty percent (50%) of such printing costs and FENB responsible for the remaining fifty percent (50%) of such printing costs.

13.3	Public Announcements

CUNB, CUB, and FENB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither CUNB, CUB nor FENB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, FENB or CUNB may make any securities filings with respect to this Agreement to the extent FENB or CUNB, respectively, reasonably believes is required by Law or any securities exchange upon which its securities may be listed.

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13.4	Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5	Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to CU Bancorp.:	Mr. David I. Rainer
or California United Bank	President and Chief Executive Officer
CU Bancorp
15821 Ventura Boulevard, Suite 100
Encino, California 91436
Phone (818) 257-7775
Fax (818) 257-7701

Ms. Anita Y. Wolman
Executive Vice President & General Counsel
California United Bank
15821 Ventura Boulevard, Suite 100
Encino, California 91436
Phone (818) 257-7779
Fax (818) 257-7701

With required copies to:	Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
Attention: Arthur A. Coren, Esq.
Phone: (818) 591-2121
Fax: (818) 591-3838

If to 1st Enterprise Bank:	Mr. David Holman
Chairman of the Board of Directors
1st Enterprise Bank
818 West Seventh Street, Suite 220
Los Angeles, California 90017
Phone (213) 430-7000
Fax (213) 430-7090

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With required copies to:	Keith Holmes, Esq.
King, Holmes, Paterno & Berliner, LLC
1900 Avenue Of The Stars
Twenty-Fifth Floor
Los Angeles, CA 90067
Phone: (310) 310-282-8932
Fax: (310) 282-8903

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

13.6	Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Section 7.13, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7	Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8	No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

13.9	Counterparts

This Agreement including, without limitation, all of the Exhibits hereto, may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

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13.10	Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.11	Governing Law; Venue

This Agreement shall be governed by the Laws of California, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Los Angeles County, California or Federal district courts located in Los Angeles County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.12	Waiver of Trial by Jury

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

ARTICLE XIV

INTERPRETATION

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the Agreement Date,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this

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Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page immediately follows]

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IN WITNESS WHEREOF, CUNB, CUB, and FENB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

1st ENTERPRISE BANK

By:	/s/ David Holman
Name:	David Holman
Title:	Chairman of the Board

By:	/s/ John C. Black
Name:	John C. Black
Title:	Corporate Secretary

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Exhibit A

AGREEMENT AND PLAN OF

BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of                  , 2014, by and between CALIFORNIA UNITED BANK, a California state-chartered commercial bank (“CUB” or “Surviving Bank”), having its principal office in Encino, California, and 1ST ENTERPRISE BANK, a California state-chartered commercial bank (“FENB”), having its principal office in Los Angeles, California, to which CU BANCORP, a California corporation (“CUNB”), having its principal office in Encino, California, is a party, with reference to the following facts:

RECITALS

WHEREAS, CUNB, CUB and FENB are parties to that certain Agreement and Plan of Merger, dated as of June 2, 2014 (the “Reorganization Agreement”);

WHEREAS, CUNB desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of FENB, which represents all of the issued and outstanding shares of capital stock of FENB (the “FENB Common Stock”) in exchange for shares of the voting common stock, no par value of CUNB (the “CUNB Common Stock”);

WHEREAS, CUNB, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct subsidiary, CUB, by causing CUB to be merged with FENB (the “Merger”) pursuant to the terms and conditions of this Agreement;

WHEREAS, CUB is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 30,000,000 shares of common stock, no par value (“CUB Stock”), of which 100 shares are issued and outstanding;

WHEREAS, the Boards of Directors of CUNB, CUB and FENB, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “Code”), have approved this Agreement and have authorized the execution hereof; and

WHEREAS, the shareholders of FENB and the shareholder of CUB have approved this Agreement and have authorized the execution hereof;

NOW, THEREFORE, CUB and FENB, joined by CUNB, hereby agree that FENB is to be merged with and into CUB on the following terms and conditions:

1. Merger of FENB with and into CUB. At the Effective Time (as defined in Section 10), FENB shall be merged with and into CUB which shall thereupon be the Surviving Bank and a subsidiary of CUNB. The separate corporate existence of FENB shall cease and CUB shall succeed to the properties, rights, privileges, powers, immunities and franchises of FENB. All rights of creditors and all liens upon the property of FENB shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger. The name of the Surviving Bank shall be “California United Bank.”

2. Effects of the Merger.

(a) The Banking Charter and Certificates of Authority of CUB issued by the California Department of Business Oversight shall be and remain the Banking Charter and Certificates of Authority of the Surviving Bank; and CUB’s insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the insurance of deposits coverage of the Surviving Bank.

(b) Pursuant to California Financial Code Section 4888, the banking offices of FENB shall become branch banking offices of CUB and all safe deposit, deposit and loan customers of FENB shall, by operation of law, become customers of CUB.

(c) The headquarters office of the Surviving Bank shall be located in downtown Los Angeles, California.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation of CUB as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Bank without change or amendment, until altered, amended or repealed as provided for therein or by law. The Bylaws of CUB as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Bank without change or amendment, until altered, amended, or repealed as provided for therein or by law.

4. Directors and Officers.

(a) The directors of CUB at the Effective Time shall be comprised of thirteen (13) directors of which (i) eight (8) of the directors of CUB shall be chosen from the members of the CUB board of directors immediately prior to the Effective Time, as determined by CUNB in its discretion, (ii) four (4) of the directors shall be David C. Holman, K. Brain Horton and two other directors chosen from the FENB board of directors immediately prior to the Effective Time mutually agreeable to both CUNB and FENB and who qualify as “independent directors” under Nasdaq rules, and (iii) Anne Williams all of whom shall become and shall serve as the directors of the Surviving Bank until such time as their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

(b) The officers of CUB at the Effective Time will become the officers of the Surviving Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law; provided however, that immediately after the Effective Time, David I. Rainer shall serve as the Chief Executive Officer and K. Brian Horton shall serve as the President of the Surviving Bank.

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5. Conversion of Securities. In and by virtue of the Merger, the shares of CUNB Common Stock, CUB Stock and FENB Common Stock outstanding at the Effective Time shall be converted without any further action on the part of CUNB, CUB and FENB, or any holder of FENB Common Stock as follows:

(a) At the Effective Time, each issued and outstanding share of CUNB Common Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CUNB Common Stock;

(b) At the Effective Time, each issued and outstanding share of CUB Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of CUB Stock; and

(c) At the Effective Time, each share of FENB Common Stock issued and outstanding immediately before the Effective Time (other than shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties shares held, directly or indirectly, by CUNB or FENB in respect of a debt previously contracted) (collectively, the “Excluded Shares”) and shares of FENB Common Stock that are held by holders of the FENB Common Stock who perfect their dissenters’ rights under Chapter 13 of the Code) (herein referred to as “Dissenting Shares”), will be converted into the right to receive 1.3450 shares of CUNB Common Stock in accordance with the Reorganization Agreement (the “Per Share Stock Consideration”). All of the shares of FENB Common Stock converted into the Per Share Stock Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of FENB Common Stock will thereafter represent the right to receive the Per Share Stock Consideration as set forth in this Section 5(c). Certificates previously representing shares of FENB Common Stock will be exchanged for the Per Share Stock Consideration upon the surrender of such Certificates according to Section 3.2 of the Reorganization Agreement, without any interest thereon.

(d) Dissenting Shares will not be converted as described in Section 5(c), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the Code.

(e) Excluded Shares will not be converted as described in Section 5(c), but from and after the Effective Time shall be canceled and shall cease to exist and no shares of CUNB Common Stock shall be delivered in exchange therefor.

(f) At the Effective Time, each share of FENB Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive one share of preferred stock of CUNB (the “CUNB Preferred Stock”), which shall be designated as Series A Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $1,000.00 per share and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions thereof, of the FENB Preferred Stock immediately prior to the Effective Time, taken as a whole (the “Preferred Stock Merger Consideration”).

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(g) At the Effective Time, the stock transfer books of FENB will be closed, and no transfer of FENB Common Stock theretofore outstanding will thereafter be made.

6. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB, pursuant to the terms of the Reorganization Agreement.

8. Effect of Termination. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of CUNB, CUB or FENB or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

9. Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB if set forth in a written instrument signed on behalf of the party that is entitled to the benefits thereof. This Agreement may be amended by written instrument signed by the parties hereto at any time before the Effective Time, whether before or after action thereon by the shareholders of CUNB, CUB or FENB; but no amendment may be made after action by the shareholders of FENB that changes the principal terms of this Agreement without the requisite approval of such shareholders.

10. Effective Time. The Merger shall become effective at the close of business on the day on which an executed copy of this Agreement with all requisite accompanying certificates shall have been filed with the Commissioner of the California Department of Business Oversight in accordance with Section 4887(a) of the California Financial Code, shall have been filed with the California Secretary of State, in accordance with Section 1103 of the California General Corporation Law, and thereafter filed with the Commissioner of the California Department of Business Oversight, in accordance with Section 4887(b) of the California Financial Code (the “Effective Time”).

11. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

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12. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

13. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

15. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

16. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terns of the Reorganization Agreement are to control.

17. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted

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assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intent of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents and Secretary or Assistant Secretary as of the day and year first written above.

CU BANCORP

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:
Name:	Anita Y. Wolman
Title:	Assistant Corporate Secretary

1ST ENTERPRISE BANK

By:
Name:	John C. Black
Title:	Chief Executive Officer

By:
Name:	John C. Black
Title:	Corporate Secretary

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Exhibit B

FORM OF NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of June 2, 2014 is entered into by and between CU Bancorp, a California Corporation and California United Bank, a California state-chartered bank (collectively, “CUNB”) and                      (the “Undersigned”).

RECITALS

A. CU Bancorp, California United Bank and 1st Enterprise Bank, a California state-chartered bank (“FENB”) have entered into an Agreement and Plan of Merger dated as of June 2, 2014 (the “Merger Agreement”).

B. The Undersigned is a director of FENB.

C. As an inducement to and as a condition to CUNB’s entering into and carrying out the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement for the benefit of any Person or entity other than CUNB.

D. The Undersigned acknowledges that he/she will receive pecuniary and other benefits as a result of the completion of the transactions contemplated in the Merger Agreement.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any person with whom FENB or CUNB has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Time (as that term is defined in the Merger Agreement) or with whom CUNB, its parents, affiliates and subsidiaries has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“CUNB” shall mean CU Bancorp, California United Bank, and their respective parents, subsidiaries and affiliates.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union, and shall also mean a commercial lender (including a lender making loans secured by accounts, real estate or any other collateral) of any kind, or factoring receivables or leasing commercial equipment and licensed under the laws of the United States or any state thereof.

“Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom FENB or CUNB has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Time or with whom CUNB actually pursues a relationship for Financial Services from and after the Effective Time; provided, however, FENB’s or CUNB’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Restricted Territory” means Los Angeles County, California, Orange County, California, Ventura County, California, San Bernardino County, California and Riverside County, California.

“Surviving Bank” means California United Bank, its parents, subsidiaries and affiliates and/or the bank which is the surviving entity after the Merger.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information which includes, but is not limited to, the following: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, minutes, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs and software; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information that is known to the Undersigned. Trade Secrets shall also mean confidential and proprietary information related to FENB or CUNB and their customers (used in the broadest sense) and employees including but not limited to information which is protected by federal, state or local law and regulation from disclosure to third parties

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(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of FENB, and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement) that is known to the Undersigned; (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or Prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of FENB; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Undersigned directly by such Customer or Prospective Customer.

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and CUNB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a) CUNB would not enter into the Merger Agreement unless the Undersigned agrees not to use or disclose Trade Secrets for the benefit of any Person or entity other than CUNB or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit Customers or Prospective Customers, for Financial Services, suppliers, or distributors, officers or employees of CUNB or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for CUNB to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce CUNB to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his or her position with FENB, the Undersigned has developed considerable expertise in the business operations of FENB and has or will develop considerable expertise in the business operations of CUNB and/or the Surviving Bank. The Undersigned has had and will have access to Trade Secrets. The Undersigned recognizes that CUNB would be irreparably damaged, and its substantial investment in FENB materially impaired, if the Undersigned were to disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of FENB, CUNB or the Surviving Bank to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, FENB, CUNB or the Surviving Bank. Moreover, the Undersigned recognizes that FENB and CUNB would be irreparably damaged, and CUNB’s substantial

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investment in FENB materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a FENB, CUNB, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, FENB, CUNB or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II

NON-SOLICITATION AND CONFIDENTIALITY

2.1 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of FENB and, after the Effective Time, other than for the benefit of CUNB and the Surviving Bank, the Undersigned shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director or officer of CUNB or the Surviving Bank, shall deliver, on and after the Effective Time, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank. The Undersigned agrees that he/she will not, make any unauthorized disclosure, directly or indirectly, of any Trade Secrets of CUNB, CUB or FENB or make any use thereof, directly or indirectly.

2.2 Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives CUNB prompt notice of such requirement in advance of such disclosure.

(b) The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUNB prompt notice of such requirement in advance of such disclosure; or

(c) In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives CUNB prompt notice of such requirement in advance of such disclosure.

2.3 Non-Solicitation.

(a) Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Time or, (ii) two (2) years from and after the date on which the Undersigned is no longer a director or employee of FENB, CUNB or the Surviving Bank (the “Applicable Period”), the Undersigned shall not, directly or indirectly, without the prior written consent of CUNB or the

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Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customer, supplier, or distributor of FENB, CUNB and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with FENB, CUNB and/or the Surviving Bank or to obtain Financial Services from a Person or entity other than FENB, CUNB and/or the Surviving Bank.

(b) Non-Solicitation of Officers or Employees. From the date hereof and for the Applicable Period, the Undersigned shall not, directly or indirectly, without the prior written consent of CUNB or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of FENB, CUNB and/or the Surviving Bank to terminate such Person’s relationships with FENB, CUNB and/or the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: any person employed by FENB, CUNB and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by FENB, CUNB and/or the Surviving Bank at any time within the forty-five (45) days prior to the date of said solicitation or attempted solicitation. This prohibition shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a particular individual) or to general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and CUNB and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against FENB, CUNB and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

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(b) Unless sooner terminated under subsection (a) of this Section 4.3, the obligations of the Undersigned under Section 2.1 of this Agreement shall survive the termination of this Agreement, and the obligations of the Undersigned under Section 2.3 of the Agreement shall terminate at the end of the Applicable Period.

(c) Specific Performance. The Undersigned acknowledges and agrees that irreparable injury will result to CUNB and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that CUNB and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CUNB and/or the Surviving Bank may have, CUNB and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by the Undersigned or any affiliates, agents or any other Persons acting for or with the Undersigned in any capacity whatsoever, and the Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with the Undersigned, CUNB and/or the Surviving Bank shall have the right to inform any third party that CUNB and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with the Undersigned or receiving from the Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CUNB and/or the Surviving Bank hereunder, and that participation by any such Persons with the Undersigned in activities in violation of the Undersigned’s agreement with CUNB and/or the Surviving Bank set forth in this Agreement may give rise to claims by CUNB and/or the Surviving Bank against such third party.

4.4 Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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4.5 Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile or e-mail transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CUNB or the Surviving Bank:

David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

With copies to:

Ms. Anita Y. Wolman

Executive Vice President & General Counsel

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Telephone: (818) 257-7779

Facsimile: (818) 257-7701

Email: awolman@cunb.com

and,

Horgan, Rosen, Beckham & Coren, LLP

23975 Park Sorrento, Suite 200

Calabasas, California 91302

Attention: Arthur A. Coren

Telephone: (818) 591-2121

Facsimile: (818) 591-3838

If to the Undersigned:

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

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4.6 Waiver of Breach. Any failure or delay by CUNB and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CUNB or the Surviving Bank of a breach of any provision of this Agreement by the Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.7 Assignment. This Agreement may be assignable by CUNB only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.8 Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of CUNB, the Surviving Bank and their respective successors, representatives and assigns.

4.9 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of California applicable to contracts between California parties made and performed in this state.

4.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

CU BANCORP		UNDERSIGNED
a California corporation

By:	/s/ David I. Rainer
Name:	David I. Rainer	(Signature)
Title:	Chief Executive Officer	Name:

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ATTACHMENT TO EXHIBIT B

PERSONS EXECUTING NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

Frank Ferri

Adriana M. Boeka

Brian Stone

Robert J. Kushner

John C. Black

A. Richard Trueblood

David C. Holman, Chairman

Charles Beauregard

Jeffrey Levine

K. Brian Horton

Peter Csato, Esq.

Jeffrey J. Leitzinger, Ph.D.

The Applicable Period (as that term is defined in the Agreement) is two years for each of the Directors except John C. Black. The Applicable Period for Mr. Black is one year.

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Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of June 2, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CU Bancorp, a California corporation (“CUNB”), California United Bank, a California state-chartered bank and the wholly-owned subsidiary of CUNB (“CUB”), 1st Enterprise Bank, a California state-chartered bank (“FENB”) and [                    ], solely in his/her capacity as a shareholder of FENB (“Shareholder”). Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between CUNB, CUB and FENB (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), FENB will merge with and into CUB and CUB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of CUNB (the “Merger”);

WHEREAS, as a condition and inducement to CUNB and CUB to enter into the Merger Agreement and to consummate the Merger, the Shareholder desires to executes and deliver to CUNB and CUB a shareholder agreement upon the terms set forth herein; and

WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of FENB as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of FENB Common Stock Subject to this Agreement,” and Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of FENB Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of FENB acquired by Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, Shareholder represents and warrants to CUNB and CUB that (i) Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of Shareholder’s and his/her spouse’s interest in the outstanding capital stock and voting securities of FENB, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the Merger of FENB with and into CUB or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with CUNB’s prior written consent, from the date hereof through and including the date of the FENB shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under Shareholder’s control to, deposit any Shares in a voting trust. This Section 1(b) shall not prohibit (x) a Transfer of Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to CUNB, to be bound by all of the terms of this Agreement; (y) a Transfer of Shares by the Shareholder to FENB in connection with the exercise of options to purchase Shares or in connection with the vesting of restricted stock of FENB, provided such Transfer is limited only to that number of Shares that is sufficient to cover the aggregate exercise price of the option(s) being exercised or to pay any tax in connection with the vesting of restricted stock; and (z) a Transfer of not more than 2,500 Shares to any bona fide non-profit entity.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of FENB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of FENB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of FENB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of FENB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving FENB. Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

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(c) Prior to the Expiration Date, Shareholder will not take any action to exercise or perfect Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of FENB, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of FENB, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to CUNB as follows:

(a) Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, Shareholder, in the Shareholder’s capacity as a shareholder of FENB, will not (and will use Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder or FENB, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of FENB, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate FENB or otherwise distribute to the shareholders of FENB all or any substantial part of the business, properties or capital stock of FENB (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning FENB’s business, properties or assets to any corporation, partnership, person or other entity or group

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(other than CUNB, or any affiliate, associate, agent or representative of CUNB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of FENB, request that a special meeting of the shareholders of FENB be held to consider and vote on any Acquisition Proposal. In the event Shareholder, in Shareholder’s capacity as a shareholder of FENB, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform CUNB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party.

(c) Shareholder understands and agrees that if Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, FENB shall not, and Shareholder hereby unconditionally and irrevocably instructs FENB to not, record such vote unless and until Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If Shareholder is a natural person and is a member of FENB’s Board, then this Agreement will apply to the exercise by Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of CUNB, to carry out the purpose and intent of this Agreement. At CUNB’s request, Shareholder and his or her spouse or other joint holder of the Shares will execute an irrevocable proxy providing CUNB with the ability and right to vote Shareholder’s Shares at any meeting of the shareholders of FENB or in connection with any solicitation of shareholder votes by FENB by written consent.

7. Consent and Waiver. Shareholder hereby consents to and approves the actions taken by the board of directors of FENB in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party; provided, however, that Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of FENB.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by FENB or CUNB.

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10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of FENB. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by Shareholder shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of FENB affecting the Shares, or the acquisition of additional shares of capital stock of FENB by Shareholder, the number of shares of capital stock of FENB listed under the heading “Total Number of Shares of FENB Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of FENB issued to or acquired by Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require Shareholder, CUNB, FENB, or any subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind Shareholder solely as a security holder of FENB only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to Shareholder, at the address set forth below Shareholder’s signature at the end hereof.

(ii) If to CUNB, to:

David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Telephone: (818) 257-7700

Facsimile: (818) 257-7749

E-mail: drainer@cunb.com

With a copy to:

Ms. Anita Y. Wolman

Executive Vice President & General Counsel

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Telephone: (818) 257-7779

Facsimile: (818) 257-7701

Email: awolman@cunb.com

(iii) If to FENB:

1st Enterprise Bank

818 W 7th Street, Suite 220

Los Angeles, California 90017

Attention: Mr. David Holman

Chairman of the Board of Directors

Telephone: (213) 430-7000

Facsimile: (213) 430-7090

Email: dholman@1stenterprisebank.com

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the

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interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CALIFORNIA UNITED BANK		CU BANCORP

By:		By:
Name:	David I. Rainer	Name:	David I. Rainer
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

1ST ENTERPRISE BANK

By:
Name:	John C. Black
Title:	Chief Executive Officer

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SHAREHOLDER COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Total Number of Shares of FENB Stock Subject to this Agreement:

Name:
(Please print or type.)
( shares; option shares)

Phone:
Fax:
Email:

Consent of Spouse:

I,                                         , spouse of                                                               who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of FENB Stock subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated:

Name:
(Please print or type.)

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Appendix A

Name:
Title:

Owned Shares:	shares of Common Stock:

( shares)

Options:	shares of Common Stock

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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ATTACHMENT TO EXHIBIT C

PERSONS EXECUTING VOTING AGREEMENT

All of the Directors and Executive Officers of FENB will execute Voting Agreements.

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Exhibit D

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of June 2, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CU Bancorp, a California corporation (“CUNB”), California United Bank, a California state-chartered bank and the wholly-owned subsidiary of CUNB (“CUB”), 1st Enterprise Bank, a California state-chartered bank (“FENB”) and [                    ], solely in his/her capacity as a shareholder of CUNB (“Shareholder”). Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between CUNB, CUB and FENB (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), FENB will merge with and into CUB and CUB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of CUNB (the “Merger”);

WHEREAS, as a condition and inducement to FENB to enter into the Merger Agreement and to consummate the Merger, Shareholder desires to execute and deliver to FENB a shareholder agreement upon the terms set forth herein; and

WHEREAS, Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of CUNB as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of CUNB Common Stock Subject to this Agreement,” and Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of CUNB Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of CUNB acquired by Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, Shareholder represents and warrants to FENB that (i) Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of Shareholder’s and his/her spouse’s interest in the outstanding capital stock and voting securities of CUNB, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the Merger of FENB with and into CUB or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with FENB’s prior written consent, from the date hereof through and including the date of the CUNB shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under Shareholder’s control to, deposit any Shares in a voting trust. This Section 1(b) shall not prohibit (x) a Transfer of Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to FENB, to be bound by all of the terms of this Agreement; (y) a Transfer of Shares by the Shareholder to CUNB in connection with the exercise of options to purchase Shares or in connection with the vesting of restricted stock of CUNB, provided such Transfer is limited only to that number of Shares that is sufficient to cover the aggregate exercise price of the option(s) being exercised or to pay any tax in connection with the vesting of restricted stock; and (z) a Transfer of not more than 2,500 Shares to any bona fide non-profit entity.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of CUNB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of CUNB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of CUNB at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of CUNB with respect to any of the following, Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving CUNB and/or CUB. Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

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(c) Prior to the Expiration Date, Shareholder will not take any action to exercise or perfect Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of CUNB, to the extent applicable, it being understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of CUNB, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to FENB as follows:

(a) Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Shareholder does not, and the performance of Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, Shareholder, in the Shareholder’s capacity as a shareholder of CUNB, will not (and will use Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Shareholder or CUNB, not to): (i) initiate or solicit, directly or indirectly, any Acquisition Proposal (as hereinafter defined); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning CUNB’s business, properties or assets to any corporation, partnership, person or other entity or group (other than FENB, or any affiliate, associate, agent or representative of FENB) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any

3

potential Acquisition Proposal; or (v) either alone or together with any other shareholder of CUNB, request that a special meeting of the shareholders of CUNB be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in Shareholder’s capacity as a shareholder of CUNB, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform FENB as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party. As used herein, the term “Acquisition Proposal” means any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of CUNB and/or CUB, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate CUNB and/or CUB or otherwise distribute to the shareholders of CUNB all or any substantial part of the business, properties or capital stock of CUNB and/or CUB which: (x) restricts CUNB’s ability to comply with any of the terms of Section 7.10 of the Merger Agreement; (y) relates to any transaction that consummation of which would materially impair CUNB’s ability to consummate the Merger; or (z) does not (I) require the completion of the Merger prior to completion of any other transaction subject to such proposal, plan or offer; and (II) give the FENB shareholders acquiring CUNB Common Stock in the Merger the same consideration in the transaction subject to such proposal, plan or offer, if completed, at the same time such consideration is received by the other shareholders of CUNB.

(c) Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, CUNB shall not, and Shareholder hereby unconditionally and irrevocably instructs CUNB to not, record such vote unless and until Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If Shareholder is a natural person and is a member of CUNB’s Board, then this Agreement will apply to the exercise by Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FENB, to carry out the purpose and intent of this Agreement. At FENB’s request, Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing FENB with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of CUNB or in connection with any solicitation of shareholder votes by CUNB by written consent.

7. Consent and Waiver. Shareholder hereby consents to and approves the actions taken by the board of directors of CUNB in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Shareholder is a party; provided, however, that Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of CUNB.

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8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by CUNB or FENB.

10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of CUNB. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by Shareholder shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of CUNB affecting the Shares, or the acquisition of additional shares of capital stock of CUNB by any Shareholder, the number of shares of capital stock of CUNB listed under the heading “Total Number of Shares of CUNB Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of CUNB issued to or acquired by Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require Shareholder, FENB, CUNB, CUB or any subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind Shareholder solely as a security holder of CUNB only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

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(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below Shareholder’s signature at the end hereof.

(ii) If to FENB, to:

Mr. David Holman

Chairman of the Board of Directors

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, California 90017

Phone   (213) 430-7000

Fax       (213) 430-7090

Email   dholman@1stenterprisebank.com

With a copy to:

Keith Holmes, Esq.

King, Holmes, Paterno & Berliner, LLC

1900 Avenue Of The Stars

Twenty-Fifth Floor

Los Angeles, CA 90067

Phone   (310) 282-8932

Fax       (310) 282-8903

Email   Holmes@khpblaw.com

(iii) If to CUNB:

Mr. David I. Rainer

President and Chief Executive Officer

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, California 91436

Phone   (818) 257-7775

Fax       (818) 257-7701

Email   drainer@cunb.com

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With a copy to:

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302

Attention: Arthur A. Coren, Esq.

Phone:   (818) 591-2121

Fax:       (818) 591- 3838

Email:    acoren@hrbc.com

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CALIFORNIA UNITED BANK		CU BANCORP

By:		By:
Name:	David I. Rainer	Name:	David I. Rainer
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

1ST ENTERPRISE BANK

By:
Name:	John C. Black
Title:	Chief Executive Officer

8

SHAREHOLDER COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Total Number of Shares of CUNB Stock Subject to this Agreement:

Name:
(Please print or type.)
( shares; option shares)

Phone:
Fax:
Email:

Consent of Spouse:

I,                                         , spouse of                                                               who executed the foregoing Agreement, hereby agree that my spouse’s interest in the shares of CUNB Stock subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated:
Name:
(Please print or type.)

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Appendix A

Name:
Title:

Owned Shares:	shares of Common Stock:

( shares)

Options:	shares of Common Stock

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

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ATTACHMENT TO EXHIBIT D

PERSONS EXECUTING VOTING AGREEMENT

All of the Directors and Executive Officers of CUNB and CUB will execute Voting Agreements.

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Appendix A

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of August 14, 2014, by and among CU Bancorp, Inc., a California corporation (“CUNB”), California United Bank, a California state-chartered commercial bank (“CUB”), and 1ST Enterprise Bank, a California state-chartered commercial bank (“FENB”), is made with reference to the following:

RECITALS

WHEREAS, CUNB, CUB and FENB have entered into that certain Agreement and Plan of Merger, dated as of June 2, 2014 (the “Agreement”);

WHEREAS, among other things, the Agreement contemplates that certain holders of CUNB Common Stock may have dissenters’ rights under the applicable provisions of the CGCL;

WHEREAS, the CUNB Common Stock is listed on the Nasdaq Capital Market and, accordingly, shares of CUNB are not eligible for dissenters’ rights under the CGCL;

WHEREAS, the Agreement contemplates that all FENB Compensation and Benefit Plans, including the 1ST Enterprise Bank 2006 Stock Incentive Plan (the “FENB Option Plan”), will terminate as of the Effective Time, and that Replacement Options shall be issued pursuant to new CUNB Compensation and Benefit Plans; and

WHEREAS, the parties desire to amend the Agreement to provide that, at the Effective Time, CUNB will adopt the FENB Option Plan governing FENB Continuing Options and that Replacement Options shall be governed by the FENB Option Plan, as so adopted by CUNB;

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, the parties hereto agree, effective as of the date of this Amendment, as follows:

AGREEMENT

1. Defined Terms. Except as expressly defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Amendments Regarding Dissenters’ Rights. The Agreement is hereby amended to reflect that holders of shares of CUNB Common Stock are not eligible for dissenters’ rights under the CGCL, as follows:

(a)	The definition of “CUNB Dissenting Shares” is hereby deleted from Section 1.1 of the Agreement.

(b)	Section 3.7 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.7 [Reserved.]”

(c)	Section 9.2.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“9.2.8 Dissenters Rights. Dissenters’ rights shall not have been exercised and perfected by: (i) in excess of five percent (5%) of FENB’s outstanding shares of FENB Common Stock; or (ii) any holder of FENB Preferred Stock outstanding.”

3. Amendments Regarding FENB Continuing Options. The Agreement is hereby amended to reflect that CUNB will adopt the FENB Option Plan and Option Exercise Agreements governing FENB Continuing Options at the Effective Time, as follows:

(a)	The following definition is added to Section 1.1 of the Agreement:

“FENB Option Plan” shall have the meaning set forth in Section 3.4.2.”

(b)	Section 3.4 of the Agreement is hereby amended and restated in its entirety to read as follows:

“3.4 Treatment of FENB Options

3.4.1 All FENB Founder Options to purchase FENB Common Stock are issued and outstanding pursuant to the FENB Compensation and Benefit Plans and described in the FENB Disclosure Schedule 4.3.2 and the forms of agreements pursuant to which such FENB Founder Options were granted (each, a “Founder Option Grant Agreement”) have previously been made available to CUNB. True and complete copies of all outstanding Founder Option Grant Agreements for FENB Founder Options issued under FENB Compensation and Benefit Plans have been made available to CUNB. All FENB Founder Options shall be exercisable in accordance with the terms of the applicable FENB Compensation and Benefit Plan and shall terminate at the Effective Time. Each FENB Founder Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and the holder thereof shall not be entitled to any consideration for such cancellation.

3.4.2 All FENB Stock Options that are not FENB Founder Options are described in FENB Disclosure Schedule 4.3.2 (the “FENB Continuing Options”), and such FENB Continuing Options are issued and outstanding pursuant to the 1ST Enterprise Bank 2006 Stock Incentive Plan described in the FENB Disclosure Schedule 4.3.2 (the “FENB Option Plan”) and the forms of agreements pursuant to which such FENB Continuing Options were granted (each, an “Option Grant Agreement”) have previously been made available to CUNB. As of the Agreement Date, all FENB Continuing Options will be vested. True and complete copies of the FENB Option Plan and all outstanding Option Grant Agreements for FENB Continuing Options issued under the FENB Option

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Plan have been delivered to CUNB. As of the Effective Time, the FENB Option Plan as specified in the FENB Disclosure Schedule 4.3.2 shall, notwithstanding anything to the contrary in the FENB Option Plan, by reason of the Merger and without any further action, be adopted as an equity plan of CUNB, and all FENB Continuing Options subject to Option Grant Agreements issued and outstanding immediately prior to the Effective Time as specified on FENB Disclosure Schedule 4.3.2 shall, notwithstanding anything to the contrary in the FENB Option Plan or in any individual award agreement, by reason of the Merger and without any action on the part of the holders thereof, be converted into options to purchase CUNB Common Stock granted by CUNB under the FENB Option Plan with terms and conditions that are substantially the same as the FENB Continuing Options, including, without limitation, the same vesting schedule as provided in the respective Option Grant Agreement (the “Replacement Options”); provided however, that such Replacement Options shall: (i) be for that number of shares of CUNB Common Stock equal to the product of (A) the number of shares of FENB Common Stock subject to such FENB Continuing Option and (B) the Exchange Ratio, rounded down to the closest whole number of shares; (ii) be exercisable at an exercise price per share equal to (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio, rounded up to the next whole cent; and (iii) to the extent such FENB Continuing Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the FENB Option Plan. In connection with the foregoing, at the Effective Time, the FENB Option Plan and the Option Grant Agreements shall be deemed to be adopted by CUNB and, thereafter, the FENB Option Plan shall be deemed a stock option plan of CUNB and the Option Exercise Agreements shall be deemed stock option agreements of CUNB, but in each case only insofar as the FENB Option Plan and such Option Exercise Agreements relate to FENB Continuing Options. Prior to the Effective Time, CUNB shall take any and all steps necessary to ensure that a sufficient number of shares of CUNB Common Stock are reserved for issuance pursuant to the exercise of Replacement Options. Notwithstanding the above, the conversion of FENB Continuing Options into Replacement Options is intended to be completed in a manner that complies with the applicable Option Grant Agreements and maintains the exemption available under Section 409A of the Code and, accordingly, the calculations described in this Section 3.4.2 may be changed, as determined by CUNB, to the minimum extent necessary to comply with Section 409A of the Code.

3.4.3 Subject to Sections 3.4.1 and 3.4.2, FENB Founder Options shall terminate at the Effective Time.”

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(c)	Section 4.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.5 Consents

Except as listed on FENB Disclosure Schedule 4.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, including the consents of landlords to the assignment and transfer of any leases to which FENB is subject, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; (vi) Shareholder Approvals; and (vii) approval of all holders of FENB Founder Options that the FENB Founder Options shall terminate at the Effective Time, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FENB, and (y) the completion of the Merger and the transactions contemplated thereby. FENB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.”

(d)	Section 5.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.5 Consents

Except as listed on CUNB Disclosure Schedule 5.5 which sets forth, among other things, the consents, waivers and/or approvals of all third parties required to consummate the Merger and the other transactions contemplated herein, and except for (i) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein; (ii) the filing of the Merger Agreement with the DBO, after certification by the California Secretary of State; (iii) the filing with the SEC of: (A) the Merger Registration Statement in compliance with the Securities Act and the declaration by the SEC of the effectiveness thereof; and (B) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated

4

hereby and the obtaining from the SEC of such orders as may be required in connection therewith; (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of CUNB Common Stock pursuant to this Agreement; (v) such filings and approvals as are required to be made or obtained in connection with the listing of CUNB Common Stock to be exchanged for FENB Common Stock or to be issued upon the exercise of Replacement Options issued in accordance herewith; (vi) Shareholder Approvals; and (vii) approval of all holders of FENB Founder Options that the FENB Founder Options shall terminate at the Effective Time, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CUNB and CUB, and (y) the completion of the Merger and the transactions contemplated thereby. CUNB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.”

(e)	Section 6.1.1(xii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(xii) give notice (including a disclosure) to, and, upon request of CUNB, obtain the written acknowledgment of, all holders of FENB Options, other than FENB Founder Options, by not later than thirty (30) days prior to the Effective Time, that such FENB Options, unless exercised prior to the Effective Time, shall be deemed, as of the Effective Time, to be FENB Continuing Options and, therefore, shall be converted into Replacement Options of CUNB granted by CUNB pursuant to the FENB Option Plan and Option Exercise Agreements to be adopted by CUNB at the Effective Time pursuant to Section 3.4.2 hereof, with terms and conditions that are substantially the same as the FENB Continuing Options, including, without limitation, the same expiration dates as provided in the applicable Option Grant Agreements; except that that such Replacement Options shall: (A) be for that number of shares of CUNB Common Stock equal to the product of (I) the number of shares of FENB Common Stock subject to such FENB Continuing Option and (II) the Exchange Ratio, rounded down to the closest whole number of shares; (B) be exercisable at an exercise price per share equal to (Y) the option exercise price per share of the FENB Continuing Option divided by (Z) the Exchange Ratio, rounded up to the next whole cent; and (C) to the extent such FENB Option did not qualify as an “Incentive Stock Option” pursuant to Section 422 of the Code, expire and no longer be exercisable as of the expiration date of the FENB Continuing Option notwithstanding a cessation of affiliation of the holder thereof other than for “cause” as determined in accordance with the terms of the FENB Option Plan (subject to change as described in and authorized by Section 3.4.2), and shall provide a copy of each such written acknowledgment to CUNB at least five (5) Business Days prior to the Effective Time;”

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(f)	Section 6.1.1(xiii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(xiii) give notice to, and obtain the written approval of, all holders of FENB Founder Options, by not later than thirty (30) days prior to the Effective Time, that all such Founder Options, unless exercised prior to the Effective Time, shall terminate at the Effective Time, and provide a copy of such written approvals to CUNB at least five (5) Business Days prior to the Effective Time;”

(g)	Section 6.1.1(xiv) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(xiv) timely take all actions and receive all required consents of any third parties, any Bank Regulator or other Governmental Entity necessary to terminate the FENB Compensation and Benefit Plans as so specified by CUNB, including the termination of all FENB Founder Options at the Effective Time, but not including the FENB Option Plan to be adopted by CUNB pursuant to Section 3.4.2 hereof as it relates to FENB Continuing Options, and any 401(k) Plan to be effective as of the Effective Time or such other time as may be required pursuant to the terms of such plan, any applicable Law or regulations of any Governmental Entity applicable thereto, but in no event later than the Effective Time.”

(h)	Section 8.2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“8.2.3 CUNB will (i), promptly as practical after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene, and hold a meeting of the shareholders of CUNB (the “CUNB Shareholders Meeting”), for the purpose of considering the Agreement and the Merger, and for such other purposes as may be, in CUNB’s reasonable judgment, necessary or desirable including, but not limited to, potentially approving the adoption of the FENB Option Plan as an equity plan of CUNB from and after the Effective Time and the Option Exercise Agreements granted under the FENB Option Plan as agreements of CUNB under the FENB Option Plan from and after the Effective Time and the conversion of FENB Continuing Options into Replacement Options and the issuance of shares of CUNB Common Stock upon the exercise of such Replacement Options, all as contemplated by Section 3.4.2 hereof, and potentially approving the issuance of additional equity awards for performance based incentive compensation; and (ii) provide its written consent to CUNB, as the sole shareholder of CUB, ratifying CUB’s entry into this Agreement and the consummation of the transactions contemplated herein. The CUNB Board shall recommend approval of the Agreement and Merger to its shareholders and shall have made no Adverse Recommendation Change.”

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(i)	Section 9.2.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

“9.2.13 FENB Replacement and Founder Options.

(i) FENB shall have provided a disclosure and notice to each holder of an FENB Continuing Option as required by Section 6.1.1(xii) hereof and shall have delivered to CUNB a copy of each such acknowledgement in accordance with Section 6.1.1(xii); and

(ii) FENB shall have given notice to, and obtained the written approval of, all holders of FENB Founder Options as required by Section 6.1.1(xiii) hereof and shall have delivered to CUNB a copy of each such approval in accordance with Section 6.1.1(xiii).”

(j)	Section 12.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“12.1.1 At the Effective Time, FENB shall terminate any and all 401(k) Plans FENB maintains and any other FENB Compensation and Benefit Plans that CUNB may specify, including the termination of all FENB Founder Options at the Effective Time, but not including the FENB Option Plan to be adopted by CUNB pursuant to Section 3.4.2 hereof as it relates to FENB Continuing Options. Prior to the Effective Time, FENB shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans FENB maintains.”

4. Amendment of Section 11.1(iv). Section 11.1(iv)(A) is hereby amended and restated in its entirety to read as follows:

“(A) if CUNB shall have breached or failed to perform any of its representations, warranties, covenants or agreement set forth in this Agreement (other than with respect to a breach of Sections 7.10.3, 7.10.4, 7.10.5 or 7.10.6 as to which Section 11.1(iv)(B) will apply), or if any representation or warranty of CUNB shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (1) would result in the failure of any of the conditions set forth in Section 9.1 or 9.3 and (2) cannot be or has not been cured by the earlier of (x) the Outside Date and (y) 30 days after the giving of written notice to CUNB of such breach or failure; provided that FENB shall not have the right to terminate this Agreement pursuant to this Section 11.1(iv)(A) if FENB is then in material breach of any of its covenants or agreements set forth in this Agreement; or”

5. Due Execution; Binding Agreement.

(a) FENB represents and warrants to CUNB and CUB that: (i) this Amendment has been authorized by all necessary corporate on the part of FENB; and (ii) this Amendment has been duly and validly executed and delivered by FENB, and, subject to Shareholder Approvals and Regulatory Approvals and the due and valid execution and delivery of this Amendment by CUNB and CUB, constitutes the valid and binding obligation of FENB, enforceable against it in

7

accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

(b) Each of CUNB and CUB represents and warrants to FENB that: (i) this Amendment has been authorized by all necessary corporate on the part of CUNB and CUB; and (ii) this Amendment has been duly and validly executed and delivered by CUNB and CUB, and, subject to Shareholder Approvals and Regulatory Approvals and the due and valid execution and delivery of this Amendment by FENB, constitutes the valid and binding obligation of CUNB and CUB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

6. Cooperation. The parties hereto agree to and will cooperate fully with each other in the carrying out the intent of this Amendment, and shall take such further action and execute any additional documents as may be reasonably necessary or appropriate.

7. No Further Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

8. Notices. All notices or other communications hereunder shall be given pursuant to Section 13.5 of the Agreement.

9. Governing Law. This Amendment shall be governed by and interpreted in accordance with the provisions of Section 13.11 of the Agreement.

10. Counterparts. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

[signature page immediately follows]

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IN WITNESS WHEREOF, CUNB, CUB, and FENB have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

CALIFORNIA UNITED BANK

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Anita Y. Wolman
Name:	Anita Y. Wolman
Title:	Corporate Secretary

1st ENTERPRISE BANK

By:	/s/ David Holman
Name:	David Holman
Title:	Chairman of the Board

By:	/s/ John C. Black
Name:	John C. Black
Title:	Corporate Secretary

9

Appendix B

SELECTED SECTIONS OF CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE (DISSENTERS’ RIGHTS)

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

B-1

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

B-2

Appendix C

[SOP Letterhead]

June 2, 2014

Board of Directors

CU Bancorp

15821 Ventura Boulevard, Suite 110

Encino, CA 91436

Ladies and Gentlemen:

CU Bancorp (“CUNB”), California United Bank, a wholly owned subsidiary of CUNB (the “Bank”) and 1st Enterprise Bank (“FENB”) are proposing to enter into an Agreement and Plan of Merger, dated as of June 2, 2014 (the “Agreement”), pursuant to which FENB will merge with and into the Bank (the “Merger”), with the Bank surviving the Merger. Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of FENB Common stock (except for certain shares of FENB common stock as specified in the Agreement), shall be converted into the right to receive, without interest, 1.3450 shares of CUNB Common Stock (the “Exchange Ratio”). Each holder of FENB Common Stock who would otherwise be entitled to a fractional share will receive an amount in cash that is equal to the fractional share interest to which a holder of FENB stock would otherwise be entitled multiplied by the Closing Price (collectively, with the Exchange Ratio, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to CUNB.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of CUNB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FENB that we deemed relevant; (iv)publicly available earnings estimates for CUNB for the years ending December 31, 2014 and December 31, 2015 and an estimated long term growth rate for the years thereafter in each instance as discussed with, and confirmed by, the senior management of CUNB; (v) earnings estimates for FENB for the years ending December 31, 2014 and December 31, 2015 as provided by FENB’s management and an estimated long term growth rate for the years thereafter as discussed with, and confirmed by, the senior management of FENB (vi) the pro forma financial impact of the Merger on CUNB based on assumptions relating to transaction expenses, certain accounting adjustments, cost savings and other synergies as prepared by and discussed with the senior management of CUNB; (vii) the publicly reported historical price and trading activity for the CUNB and FENB common stock, including a comparison of certain financial and stock market information for CUNB and FENB and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for CUNB and FENB with similar institutions for which publicly available information is available; (ix) the relative contributions of certain assets, liabilities, equity and earnings of CUNB and FENB to the combined institution; (x) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CUNB the business, financial condition, results of operations and prospects of CUNB and held similar discussions with certain members of senior management of FENB regarding the business, financial condition, results of operations and prospects of FENB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CUNB or FENB or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of CUNB, without independent verification or investigation, on the assessments of the management of CUNB as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of CUNB and FENB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CUNB and FENB or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of CUNB and FENB. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CUNB or FENB, or the combined entity after the Merger and we have not reviewed any individual credit files relating to CUNB and FENB.

In preparing its analyses, Sandler O’Neill used publicly available earnings estimates and long-term growth rates provided by senior management of CUNB, as discussed with senior management of CUNB and internal projections and earnings growth rates provided by senior management of FENB. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of CUNB. With respect to those projections, estimates and judgments, the respective managements of CUNB and FENB confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of CUNB and FENB, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in CUNB’s or FENB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CUNB and FENB will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the CUNB, FENB or the Merger, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, we express no opinion as to the legal, accounting and tax advice CUNB has received from its advisors relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of CUNB or FENB common stock after the date of this opinion or what the value of CUNB common stock will be once it is actually received by the holders of FENB common stock.

We have acted as CUNB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. CUNB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CUNB and FENB and their affiliates. We may also actively trade the equity and debt securities of CUNB or FENB or their affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of CUNB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of either CUNB or FENB as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to CUNB and does not address the underlying business decision of CUNB to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CUNB or the effect of any other transaction in which CUNB might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the amount of compensation to be received in the Merger by any CUNB or FENB officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to CUNB from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Sandler O’Neill & Partners, L.P.

Appendix D

June 2, 2014

Board of Directors

1st Enterprise Bank

818 West Seventh Street, Suite 220

Los Angeles, CA 90017

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (“Company Common Stock”), of 1st Enterprise Bank (the “Company”), of the Exchange Ratio (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into between the Company and CU Bancorp (“CUNB”). We understand that, among other things, upon the terms and subject to the conditions set forth in the Agreement, the Company will merge with and into CUNB (the “Merger”) and each outstanding share of Company Common Stock will be converted into the right to receive 1.3450 shares of CUNB Common Stock (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

D.A. Davidson & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we reviewed, among other things:

(i)	a draft of the Agreement dated May 30, 2014;

(ii)	certain financial statements and other historical financial and business information about the Company and CUNB made available to us from published sources and/or from the internal records of the Company and CUNB that we deemed relevant;

(iii)	internal financial projections for the Company for the years ending December 31, 2014 and December 31, 2015 as provided by senior management of the Company and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company;

(iv)	certain publicly available analyst earnings estimates for CUNB for the years ending December 31, 2014 and December 31, 2015 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

(vi)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(vii)	the market and trading characteristics of public companies and public bank holding companies in particular;

(viii)	the relative contributions of the Company and CUNB to the combined company;

(ix)	the pro forma financial impact of the Merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

Investment Banking

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(x)	the net present value of the Company with consideration of projected financial results;

(xi)	the net present value of CUNB with consideration of projected financial results;

(xii)	the net present value of CUNB, on a pro forma basis with the pro forma financial impact of the Merger, with consideration of projected financial results; and

(xiii)	such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Company and CUNB concerning the business, financial condition, results of operations and prospects of the Company and CUNB.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or CUNB, nor did Davidson make an independent appraisal or analysis on the Company or CUNB with respect to the Merger. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of the Company or CUNB. We have further relied on the assurances of management of the Company and CUNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB141(R). We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or CUNB nor have we reviewed any individual credit files relating to the Company or CUNB. We have assumed that the respective allowances for loan losses for both the Company and CUNB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have assumed that there has been no material change in the Company or CUNB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to us. We have assumed in all respects material to our analysis that the Company and CUNB will remain as going concerns for all periods relevant to our analysis. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We assume that there were no material changes to the Agreement from the draft Agreement on May 30, 2014 to the final executed Agreement. We have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We have acted as the Company’s financial advisor in connection with the Merger and a substantial portion of our fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company or CUNB for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee on May 30, 2014.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders. Additionally, we are not expressing any opinion herein as to the prices at which the shares of the Company or CUNB currently trade or may trade in the future. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the Merger.

Sincere Regards,

D.A. Davidson & Co.

Appendix E

CU BANCORP

2007 EQUITY AND INCENTIVE PLAN

AS AMENDED AND RESTATED JULY 31, 2014

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The California United Bank (the “Bank”) 2007 Equity and Incentive Plan (the “Plan”) was established effective as of June 1, 2007, the date of its approval by the stockholders of the Bank.

1.2 History of the Plan. Pursuant to the Agreement and Plan of Merger by and between CU Bancorp (the “Company” and as defined in 2.1(i) herein) and California United Bank and Premier Commercial Bancorp and Premier Commercial Bank, N.A. dated as of December 8, 2011 and exhibits thereto, as approved by the shareholders on July 23, 2012, the Plan was transferred and assumed by CU Bancorp and was automatically deemed to be an equity incentive plan of CU Bancorp effective on July 31, 2012. The Plan was amended and restated on July 31, 2014 (the “Restatement Date”), and approved by the shareholders on [            ], 2014, to (i) allow the Company to grant performance based awards that are not subject to the deduction limitation of Section 162(m) of the Code, (ii) expressly prohibit the repricing of previously granted Options and (iii) eliminate a provision in the Plan that provided for an automatic annual increase in the shares available for Awards under the Plan.

1.3 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward key employees, officers (whether or not directors) and non-employee directors of the Company and by motivating such persons to contribute to the growth and profitability of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Restricted Stock Awards, Performance Awards, and Restricted Stock Units.

1.4 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from the Restatement Date.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) an entity, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”)

means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means any Option, Restricted Stock Purchase Right, Restricted Stock Bonus, Performance Unit, Restricted Stock Unit, or Cash Bonus Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant. An Award Agreement may be an “Option Agreement,” a “Restricted Stock Purchase Agreement,” a “Restricted Stock Bonus Agreement,” a “Performance Unit Agreement,” a “Restricted Stock Unit Agreement,” or a Cash Bonus Award Agreement.”

(d) “Board” means any Board of Directors of the Company.

(e) “Cash Bonus Award” means a cash bonus payment, as determined by the Committee, pursuant to Section 8, based upon performance.

(f) “Cause” means, unless otherwise defined by the Participant’s Award Agreement or contract of employment or service, any of the following: (i) the Participant’s theft, dishonesty, or falsification of Company documents or records; (ii) the Participant’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the Participant which has a significant detrimental effect on the Company’s reputation or business; (iv) the Participant’s failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Participant of any employment or service agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Participant’s ability to perform his or her duties with the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(h) “Committee” means the Company’s Compensation, Nominating and Corporate Governance Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers. Notwithstanding the foregoing, with respect to the grant and administration of any Restricted Stock Award, Restricted Stock Unit or Performance Award which is intended to qualify as performance-based compensation under Section 162(m) of the Code and regulations thereunder, the Committee shall be composed only of “outside” Directors as defined in Treas. Reg. Section 1.162-27(e)(3).

(i) “Company” means CU Bancorp, any successor corporation thereto or any subsidiary of CU Bancorp, including but not limited to California United Bank.

(j) “Director” means a member of any Board of Directors of the Company.

(k) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(l) “Dividend Equivalent” means a credit, made at the discretion of the Committee or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(m) “Employee” means any person treated as an employee (including an Officer or a member of a Board of Directors who is also treated as an employee) in the records of the Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) If, on such date, the Stock is readily tradable on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as reported on such market at the close of the trading day on such date (or, if the Stock has not traded on such date, on the last preceding day on which the Stock was traded).

(ii) If, on such date, the Stock is not readily tradable on an established securities market, the Fair Market Value of a share of Stock shall be as determined by the Committee by reasonable application of a reasonable valuation method, consistently applied.

Notwithstanding the foregoing, no Award granted under the Plan is intended to provide for a deferral of compensation within the meaning of Section 409A such that the Fair Market Value of a share of Stock shall be determined in all respects in a manner that is consistent with that intention.

(p) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(q) “Insider” means an Officer, a member of the Board or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(r) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) an incentive stock option within the meaning of Section 422(b) of the Code.

(s) “Officer” means any person designated by the Board as an officer of the Company.

(t) “Option” means the right to purchase Stock at a stated price for a specified period of time granted to a Participant pursuant to Section 6 of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(u) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(v) “Participant” means any eligible person who has been granted one or more Awards.

(w) “Performance Award” means an Award of Performance Units or Cash Bonus Award.

(x) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 8.3 of the Plan which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(y) “Performance Goal” means a performance goal established by the Committee pursuant to Section 8.3 of the Plan.

(z) “Performance Period” means a period established by the Committee pursuant to Section 8.3 of the Plan at the end of which one or more Performance Goals are to be measured.

(aa) “Performance Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 8 of the Plan to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon performance.

(bb) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(cc) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 7 of the Plan.

(dd) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 7 of the Plan.

(ee) “Restricted Stock Unit” means a bookkeeping entry representing a right granted to a Participant pursuant to Section 9 of the Plan to receive a share of Stock on the date at which Vesting Conditions applicable to the Restricted Stock Unit are satisfied determined in accordance with the provisions of Section 9 and the Participant’s Award Agreement.

(ff) “Restriction Period” means the period established in accordance with Section 7.5 of the Plan during which shares subject to a Restricted Stock Award are subject to Vesting Conditions.

(gg) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(hh) “Section 162(m)” means Section 162(m) of the Code.

(ii) “Section 280G” means Section 280G of the Code.

(jj) “Section 409A” means Section 409A of the Code.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Service” means a Participant’s employment or service with the Company, whether in the capacity of an Employee or a Director. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the employer for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service and that such employer is an Affiliate or Subsidiary Corporation of the Company. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, if any such leave taken by a Participant exceeds ninety (90) days, then on the one hundred eighty-first (181st) day following the commencement of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonstatutory Stock Option, unless the Participant’s right to return to Service with the Company is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(mm) “Stock” means the common stock of CU Bancorp, as adjusted from time to time in accordance with Section 4.2 of the Plan.

(nn) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(oo) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power within the meaning of Section 422(b)(6) of the Code of all classes of stock of the Company.

(pp) “Treasury Regulations” means Proposed, Temporary and Final Regulations of the United States Treasury Department issued under Title 26 of the Code of Federal Regulations.

(qq) “Vesting Conditions” mean those conditions established in accordance with Section 6.2, Section 7.5, Section 8.4 or Section 9.3 of the Plan prior to the satisfaction of which Options or shares subject to a Restricted Stock Award, Restricted Stock Unit Award or Performance Award, as applicable, remain subject to forfeiture or a repurchase option in favor of the Company upon the Participant’s termination of Service.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Board may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Board or the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider; provided, however, that (a) such Awards shall not be granted for shares in excess of the maximum aggregate number of shares of Stock authorized for issuance pursuant to Section 4.1, (b) the exercise price per share of each such Award which is an Option shall be not less than the Fair Market Value per share of the Stock on the date of grant and (c) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Board or the Committee.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m). If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award which might reasonably be anticipated to qualify as “performance-based compensation” as that term is used in the Treasury Regulations issued under Section 162(m).

3.5 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, Options to purchase shares of Stock or units to be subject to each Award;

(b) to determine the type of Award granted and to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares purchased pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or Vesting Conditions of any Award or any shares acquired pursuant thereto, (v) the Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award of Performance Units will be settled in shares of Stock, cash, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or Vesting Conditions of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to amend, modify or correct any defect in the Plan or any Award in order to avoid the application of Sections 162(m), 280G or 409A to any Award or to the Plan;

(j) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(k) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Company, members of the Board or the Committee and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be One Million Four Hundred Ninety Thousand Five Hundred Forty-Seven Shares (1,490,547) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan (a) with respect to any portion of an Award that is settled in cash or (b) to the extent such shares are withheld in satisfaction of tax withholding obligations pursuant to Section 13. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the Option is exercised.

4.2 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.	ELIGIBILITY AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees and Directors. For purposes of the foregoing sentence, “Employees” and “Directors” shall include prospective Employees and prospective Directors to whom Awards are granted in connection with written offers of an employment or other service relationship with the Company; provided, however, that no Stock subject to any such Award shall vest, become exercisable or be issued prior to the date on which such person commences Service. The maximum number of shares of Stock with respect to an Award or Awards may be granted to any Participant shall not exceed ten percent (10%) of the total outstanding shares of Stock issued and outstanding.

5.2 Award Limitations. Notwithstanding any provision of the Plan and subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock with respect to one or more Awards that may be granted to any one person during a calendar year shall be two hundred thousand (200,000) (50,000 shares of stock in the case of non-employee Directors) and the maximum aggregate amount that may be paid to any one person during a calendar year with respect to one or more Cash Bonus Awards shall be two million dollars ($2,000,000).

5.3 Participation. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.4 Incentive Stock Option Limitations.

(a) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Subsidiary Corporation, or a Parent Corporation, (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An

Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee of an ISO-Qualifying Corporation shall be deemed granted effective on the date such person commences Service with an ISO-Qualifying Corporation, with an exercise price determined as of such date in accordance with Section 6.1.

(b) One Hundred Thousand Dollar Annual Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Company, including the Plan and the stock option plans of any Subsidiary Corporation and its Parent Corporation) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such Options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the Option with respect to such Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

6.	TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Award Agreements specifying a fixed number of shares of Stock subject to the Option on the original date of grant of the Option, in such form as the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be determined by the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be substituted for another option or an Option may be assumed in a corporate transaction and not be treated as the grant of an Option if the substitution or modification qualifies under the provisions of Section 424(a) of the Code and the Treasury Regulations issued thereunder or under Section 409A, as applicable.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions, including Vesting Conditions based upon the satisfaction of Service requirements, as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the date of grant of such Option, and (c) no Option granted to a prospective Employee or prospective Director may become exercisable prior to the date on which such person commences Service. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Committee, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock held by an officer (within the meaning of Section 16 of the Exchange Act) unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee in the grant of an Option and set forth in the Award Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Board or Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year) (or such longer period of time as determined by the Board or Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within ninety (90) days (or such longer period of time as determined by the Board, in its discretion) after the Participant’s termination of Service.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) days (or such longer period of time as determined by the Board or Committee, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 12 below, the Option shall remain exercisable until ninety (90) days (or such longer period of time as determined by the Board or Committee, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, other than termination of Service for Cause, if a sale within the applicable time periods set forth in Section 6.4(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. Prior to the issuance of shares of Stock upon the exercise of an Option, the Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.

6.6 Prohibition Against Option Repricing. Except as provided in Section 4.2 and notwithstanding any other provision of this Plan, neither the Board nor the Committee shall have the right or authority following the grant of any Option pursuant to the Plan to amend or modify the Exercise Price of any such Option, or to cancel the Option at a time when the Exercise Price is greater than the Fair Market Value of the Shares in exchange for another Option or Award.

7.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Award or purported Restricted Stock Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 8.4. If either the grant of a Restricted Stock Award or the lapse of the Restriction Period is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 8.3 through 8.5(a).

7.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to the Company or for its benefit. Notwithstanding the foregoing, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit.

7.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event shall extend to any period which shall cause the Restricted Stock Purchase Right to be treated as a deferral of compensation within the meaning of Section 409A or exceed thirty (30) days from the date of the grant of the Restricted Stock Purchase Right. In addition, no Restricted Stock Purchase Right granted to a prospective Employee or prospective Director may become exercisable prior to the date on which such person commences Service.

7.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check, or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iii) by any combination thereof. The Committee may at any time or from time to time grant Restricted Stock Purchase Rights which do not permit all of the foregoing forms of consideration to be used in payment of the purchase price or which otherwise restrict one or more forms of consideration. Restricted Stock Bonuses shall be issued in consideration for past services actually rendered to the Company or for its benefit.

7.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 8.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any Restriction Period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to a Change in Control, as defined in Section 11.1, or as provided in Section 7.8. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

7.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 7.5 and any Award Agreement, during the Restriction Period applicable to shares subject to a Restricted Stock Award, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, then any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

7.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

7.8 Nontransferability of Restricted Stock Award Rights. Prior to the issuance of shares of Stock pursuant to a Restricted Stock Award, rights to acquire such shares shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

8.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. No Performance Award or purported Performance Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Performance Awards Authorized. Performance Awards may be in the form of Performance Units or Cash Bonus Awards. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Units or Cash Bonus Award opportunity subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

8.2 Value of Performance Awards. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

8.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to “performance-based compensation,” the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

8.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Measures shall be calculated with respect to the Company, its Parent Corporation and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Award shall exclude the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award; provided, however, no such adjustment shall made be if the exercise of such authority by the Committee would constitute the exercise of “impermissible discretion,” within the meaning of Treas. Reg. Section 1.162-27(e)(2)(iii), or would otherwise cause Restricted Stock Awards, Restricted Stock Units or Performance Awards granted under the Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Section 162(m) and regulations thereunder. Performance Measures may be one or more of the following, as determined by the Committee: revenue; net interest income; non-interest income; net interest margin; operating income; earnings before taxes; earnings before interest taxes depreciation and amortization; earnings before interest and taxes; pre-tax income; net income; market share; business unit volume; capital; tangible book value; expense management; the market price of the Stock; total shareholder return; return on equity; return on capital; return on assets; return on tangible equity; return on tangible common equity; efficiency ratio; number of customers; number of accounts; assets; asset mix; deposits; non-interest bearing deposits; deposit mix; loans; loan mix; asset quality; credit quality; regulatory exam results; audit results; customer satisfaction (determined based on objective criteria approved by the Committee); and execution of strategic initiatives (determined based on objective criteria approved by the Committee); cost of funds; cost of deposits; Texas ratio. A Performance Measure may be expressed in any form that the Committee determines, including, but not limited to: absolute value, ratio, average, percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to peer company performance, per share of common stock outstanding, or per full-time equivalent employee.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

8.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to an Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award.

(c) Effect of Leaves of Absence. Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on a leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination and certification in accordance with Sections 8.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination and certification in accordance with Sections 8.5(a) and (b), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. In no event shall payment of a Performance Award be made later than the 15th day of the third month following the taxable year of the Participant in which the Participant has a legally binding right to the Performance Award.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 7.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 7.5 through 7.8 above.

8.6 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Performance Award and set forth in the Award Agreement, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 8.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety.

8.7 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARDS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. No Restricted Stock Unit Award or purported Restricted Stock Unit Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 8.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 8.3 through 8.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Units may or may not be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 8.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Stock having a record date prior to date on which Restricted Stock Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.2, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would entitled by reason of the shares of Stock issueable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee in the grant of a Restricted Stock Unit Award and set forth in the Award Agreement, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the earlier of the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award satisfy applicable Vesting Conditions or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes.

9.7 Nontransferability of Restricted Stock Unit Awards. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	STANDARD FORMS OF AWARD AGREEMENT.

10.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Committee may approve from time to time.

10.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11.	CHANGE IN CONTROL.

11.1 Definition.

(a) An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company.

(b) A “Change in Control” shall mean an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event described in Section 11.1(a)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

11.2 Effect of Change in Control on Options.

(a) Accelerated Vesting. Notwithstanding any other provision of the Plan to the contrary, the Committee, in its sole discretion, may provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability and vesting in connection with such Change in Control of any or all outstanding Options and shares acquired upon the exercise of such Options upon such conditions and to such extent as the Committee shall determine.

(b) Assumption or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Options (“Assumed Options”) or substitute for outstanding Options substantially equivalent options (“Substituted Options”) (as the case may be) for the Acquiror’s stock; provided, however that such Assumed Options or such Substituted Options shall provide or contain a provision that accelerates the exercisability and vesting of such Assumed or Substituted Options if within eighteen (18) months of the occurrence of the Ownership Change Event any one or more of the following occurs: (i) the termination of Service of the Participant by the Acquiror without Cause, (ii) the change in the location where the Participant regularly performs Service to a place more than twenty five (25) miles from the location where the Participant regularly performed Service prior to the Ownership Change Event, or (iii) the base salary of the Participant is reduced by ten percent (10%) or more. Any unvested Options which are not assumed by the Acquiror or exchanged for Substituted Options in connection with a Change in Control shall become immediately exercisable five (5) days prior to the time of consummation of the Change in Control. and each affected Participant shall be provided ten (10) days notice by the Company of the Acquiror’s intention not to assume the Options or grant Substituted Options.

(c) Cash-Out of Options. The Committee may, in its sole discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Option outstanding immediately prior to the Change in Control shall be canceled in exchange for a payment with respect to each share of Stock, vested or unvested (at the discretion of the Committee), subject to such canceled Option in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the excess of the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control over the exercise price per share under such Option (the “Spread”). In the event such determination is made by the Committee, the Spread (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of their canceled Options as soon as practicable following the date of the Change in Control.

11.3 Effect of Change in Control on Restricted Stock Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Award that, in the event of a Change in Control, the lapsing of the Restriction Period applicable to the shares subject to the Restricted Stock Award held by a Participant whose Service has not terminated prior to the Change in Control shall be accelerated effective immediately prior to the consummation of the Change in Control to such extent as specified in such Award Agreement. Any acceleration of the lapsing of the Restriction Period that was permissible solely by reason of this Section 11.3 and the provisions of such Award Agreement shall be conditioned upon the consummation of the Change in Control.

11.4 Effect of Change in Control on Performance Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Performance Award that, in the event of a Change in Control, the Performance Award held by a Participant whose Service has not terminated prior to the Change in Control shall become payable effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

11.5 Effect of Change in Control on Restricted Stock Unit Awards. The Committee may, in its discretion, provide in any Award Agreement evidencing a Restricted Stock Unit Award that, in the event of a Change in Control, the Restricted Stock Unit Award held by a Participant whose Service has not terminated prior to such date shall be settled effective as of the date of the Change in Control to such extent as specified in such Award Agreement.

12.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities (including the Securities Act and any equivalent requirements under state laws) and the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

13.	TAX WITHHOLDING.

13.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise of an Option, to make adequate provision for the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to an Award or the shares of Stock acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, or to make any payment in cash under the Plan until the Company’s tax withholding obligations have been satisfied by the Participant.

13.2 Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issueable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

14.	AMENDMENT OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant unless necessary to comply with any applicable law, regulation or rule.

15.	MISCELLANEOUS PROVISIONS.

15.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

15.2 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

15.3 Rights as Employee or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Director or interfere with or limit in any way any right of the Company to terminate the Participant’s Service at any time. To the extent that an Employee of an employer other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

15.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.2 or another provision of the Plan.

15.5 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

15.6 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

15.7 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

15.8 Regulatory Law Compliance.

(a) If the Company’s capital falls below minimum regulatory requirements, as determined by the California Department of Financial Institutions (the “DFI”) or the Federal Deposit Insurance Corporation (the “FDIC”) (collectively, referred to as “Supervisory Authority”), the Supervisory Authority may direct the Company to require Optionees to exercise or forfeit some or all of their Stock Options.

(b) The grant of any Stock Options is subject to the review and approval from time to time of the Supervisory Authority and that in the event any Supervisory Authority interposes an objection to the issuance of Stock Options granted or to be granted hereunder, or otherwise requires or recommends that the Company cancel some or all of Stock Options Shares, or change the terms or conditions hereof, the Company, through the Stock Option Committee or such other Committee which may be designated as empowered to make determinations with regard to this Plan, shall have the right to take all such action required or recommended by such Supervisory Authority including, without limitation, the cancellation of Stock Options hereunder at no additional consideration to Optionees holding such Stock Options.

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The articles of incorporation of CU Bancorp authorize the company to indemnify its agents to the fullest extent permissible under California law.

Furthermore, the bylaws of CU Bancorp provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an agent of CU Bancorp or 1st Enterprise, as applicable, is entitled to indemnification. Such agent shall be indemnified and held harmless to the fullest extent authorized by law and such right to indemnification is a contract right. It is intention of CU Bancorp and 1st Enterprise that the indemnification provided be in excess of that expressly permitted by Section 317 of the California Corporations Code.

Under Section 317, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

The bylaws of CU Bancorp also provide that the company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not CU Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of its bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibits.

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of June 2, 2014, as amended, by and CU Bancorp, California United Bank and 1st Enterprise Bank (included as Appendix A to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference) (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)(1)

3.1	Articles of Incorporation of CU Bancorp (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

3.2	Bylaws of CU Bancorp (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

4.1	Specimen form of Certificate for CU Bancorp Common Stock (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

4.2	Certificate of Determination of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A(2)

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered(1)

8.1	Opinion of Katten Muchin Rosenman LLP regarding certain U.S. federal income tax matters (1)

8.2	Opinion of Buchalter Nemer, a Professional Corporation, regarding certain U.S. federal income tax matters (1)

10.1†	CU Bancorp 2007 Equity and Incentive Plan as Restated July 31, 2012 and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2013)

10.2	Form of Non-Solicitation And Confidentiality Agreement by between CU Bancorp, California United Bank and all directors of CU Bancorp and California United Bank (attached as Exhibit B to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.3	Form of Voting Agreement by and between CU Bancorp, California United Bank and all directors and executive officers of 1st Enterprise Bank relating to the approval of the merger by and among CU Bancorp, California United Bank and 1st Enterprise Bank (attached as Exhibit C to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.4	Form of Voting Agreement by and between 1st Enterprise Bank and all directors and executive officers of CU Bancorp and California United Bank relating to the approval of the merger by and among CU Bancorp, California United Bank and 1st Enterprise Bank (attached as Exhibit D to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.5†	Separation and Consulting Agreement, by and between CU Bancorp and John C. Black, dated June 9, 2014 (1)

10.6†	CU Bancorp 2007 Equity and Incentive Plan, as amended and Restated July 31, 2014 (1)

12.1	Ratio of Earnings to Fixed Charges(1)

21.1	Subsidiaries of Registrant(1)

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in Exhibit 5.1) (1)

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8.1) (1)

23.3	Consent of Buchalter Nemer, a Professional Corporation (included in Exhibit 8.2)(1)

23.4	Consent of McGladrey LLP (1)

23.5	Consent of Moss Adams LLP(1)

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	Form of Proxy Card for the CU Bancorp Annual Meeting(2)

99.2	Form of Proxy Card for the 1st Enterprise Bank Annual Meeting(2)

99.3	Fairness Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix C to the Proxy Statement/Prospectus)

99.4	Fairness Opinion of D.A. Davidson & Co. (included as Appendix D to the Proxy Statement/Prospectus)

99.5	Consent of Sandler O’Neill & Partners, L.P. (1)

99.6	Consent of D.A. Davidson & Co. (1)

99.7	Consent of David C. Holman to be Named Director (1)

99.8	Consent of K. Brian Horton to be Named Director (1)

99.9	Proposed Form of Certificate of Determination of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A(1)

†	Represents a management contract or compensatory plan or arrangement.
(1)	Filed herewith.
(2)	To be filed by amendment.

Financial Statement Schedules.    No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

Report, Opinion or Appraisal.    See Appendix C. The opinion of Sandler O’Neill & Partners, L.P. to CU Bancorp is included as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement. See Appendix D. The opinion of D.A. Davidson & Co. to 1st Enterprise is included as Appendix D to the joint proxy statement/prospectus contained in this Registration Statement.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes:

(1)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

The undersigned registrant here undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Los Angeles, State of California, on August 20, 2014.

CU BANCORP

By:	/s/ DAVID I. RAINER
Name: David I. Rainer
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below has made, constituted and appointed, and does hereby make, constitute and appoint, Anita Y. Wolman and Karen Schoenbaum, or any of them, as his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments and post-amendments to this registration statement, and generally to do all things in their names and in their capacities as officers and directors of the registrant to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ ROBERTO E. BARRAGAN
Roberto E. Barragan	Director	August 20, 2014

/s/ KENNETH L. BERNSTEIN
Kenneth L. Bernstein	Director	August 20, 2014

/s/ KENNETH J. COSGROVE
Kenneth L. Cosgrove	Director	August 20, 2014

/s/ ERIC S. KENTOR
Eric S. Kentor	Director	August 20, 2014

/s/ ROBERT C. MATRANGA
Robert C. Matranga	Director	August 20, 2014

/s/ DAVID I. RAINER
David I. Rainer	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 20, 2014

/s/ ROY A. SALTER
Roy A. Salter	Director	August 20, 2014

/s/ KAREN A. SCHOENBAUM
Karen A. Schoenbaum	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2014

/s/ DANIEL F. SELLECK
Daniel F. Selleck	Director	August 20, 2014

/s/ LESTER M. SUSSMAN
Lester M. Sussman	Director	August 20, 2014

/s/ CHARLES H. SWEETMAN
Charles H. Sweetman	Director	August 20, 2014

/s/ ANNE A. WILLIAMS
Anne A. Williams	Director	August 20, 2014

Exhibit Index

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of June 2, 2014, as amended, by and CU Bancorp, California United Bank and 1st Enterprise Bank (included as Appendix A to the joint proxy statement/prospectus included in this Registration Statement and incorporated herein by reference) (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.)(1)

3.1	Articles of Incorporation of CU Bancorp (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

3.2	Bylaws of CU Bancorp (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

4.1	Specimen form of Certificate for CU Bancorp Common Stock (incorporated by reference to Exhibit 4.1 to the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on April 13, 2012 (File No. 333-180739))

4.2	Certificate of Determination of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A(2)

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered(1)

8.1	Opinion of Katten Muchin Rosenman LLP regarding certain U.S. federal income tax matters (1)

8.2	Opinion of Buchalter Nemer, a Professional Corporation, regarding certain U.S. federal income tax matters (1)

10.1†	CU Bancorp 2007 Equity and Incentive Plan as Restated July 31, 2012 and Form of Stock Option Agreement and Form of Restricted Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2013)

10.2	Form of Non-Solicitation And Confidentiality Agreement by between CU Bancorp, California United Bank and all directors of CU Bancorp and California United Bank (attached as Exhibit B to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.3	Form of Voting Agreement by and between CU Bancorp, California United Bank and all directors and executive officers of 1st Enterprise Bank relating to the approval of the merger by and among CU Bancorp, California United Bank and 1st Enterprise Bank (attached as Exhibit C to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.4	Form of Voting Agreement by and between 1st Enterprise Bank and all directors and executive officers of CU Bancorp and California United Bank relating to the approval of the merger by and among CU Bancorp, California United Bank and 1st Enterprise Bank (attached as Exhibit D to the Agreement and Plan of Merger, dated as of June 2, 2014 included as Exhibit 2.1 to this registration statement).

10.5†	Separation and Consulting Agreement, by and between CU Bancorp and John C. Black, dated June 9, 2014 (1)

10.6†	CU Bancorp 2007 Equity and Incentive Plan, as amended and Restated July 31, 2014 (1)

12.1	Ratio of Earnings to Fixed Charges(1)

21.1	Subsidiaries of Registrant(1)

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in Exhibit 5.1) (1)

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8.1) (1)

23.3	Consent of Buchalter Nemer, a Professional Corporation (included in Exhibit 8.2)(1)

23.4	Consent of McGladrey LLP (1)

23.5	Consent of Moss Adams LLP(1)

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	Form of Proxy Card for the CU Bancorp Annual Meeting(2)

99.2	Form of Proxy Card for the 1st Enterprise Bank Annual Meeting(2)

99.3	Fairness Opinion of Sandler O’Neill & Partners, L.P. (included as Appendix C to the Proxy Statement/Prospectus)

99.4	Fairness Opinion of D.A. Davidson & Co. (included as Appendix D to the Proxy Statement/Prospectus)

99.5	Consent of Sandler O’Neill & Partners, L.P. (1)

99.6	Consent of D.A. Davidson & Co. (1)

99.7	Consent of David C. Holman to be Named Director (1)

99.8	Consent of K. Brian Horton to be Named Director (1)

99.9	Proposed Form of Certificate of Determination of CU Bancorp Non-Cumulative Perpetual Preferred Stock, Series A(1)

†	Represents a management contract or compensatory plan or arrangement.
(1)	Filed herewith.
(2)	To be filed by amendment.